UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BAKER HUGHES INCORPORATED

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Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

May 30, 2017

Dear Baker Hughes Incorporated Stockholders:

On behalf of the board of directors and management team of Baker Hughes Incorporated (“Baker Hughes”), I am pleased to enclose the combined proxy statement/prospectus relating to the combination of General Electric Company’s (“GE”) oil and gas business (“GE O&G”) and Baker Hughes (the “Transactions”).

The Transactions include (i) the merger of Baker Hughes with an indirect, wholly owned subsidiary of Baker Hughes, with Baker Hughes surviving the merger as a direct wholly owned subsidiary of BHI Newco, Inc. (“Newco 2”) (the “First Merger”), (ii) the conversion of the surviving corporation of the First Merger into Newco LLC, a Delaware limited liability company (“Newco LLC”) (the “Conversion”), (iii) the merger of Newco 2 with Bear Newco, Inc., a Delaware corporation (“New Baker Hughes”), with New Baker Hughes surviving the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”) and (iv) the transfer by GE to Newco LLC, following the Mergers and the Conversion of (1) all of the equity interests of the GE O&G holding companies that will hold directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (2) $7.4 billion in cash in exchange for approximately 62.5% of the membership interests in Newco LLC (the “Contribution”).

We believe the Transactions will create a world-leading, fullstream oilfield technology provider that will have a unique mix of equipment and service capabilities. By drawing from GE’s technology expertise and Baker Hughes’ capabilities in oilfield services, we believe New Baker Hughes will be a leading oil and gas equipment, technology and services company and will provide the potential for substantial strategic and financial benefits to our stockholders.

Pursuant to the Transactions, you will receive, for each share of Baker Hughes common stock, a special one-time cash dividend of $17.50, substantially all of which will be funded ultimately by GE’s $7.4 billion cash contribution, and one share of New Baker Hughes Class A common stock (“Class A Common Stock”), as described in more detail in the enclosed combined proxy statement/prospectus under the heading “The Transaction Agreement—Surrender and Payment; Lost Certificates.” Holders of Baker Hughes common stock immediately prior to the Mergers will collectively hold approximately 37.5%, and GE will hold approximately 62.5%, of the economic interests in the combined businesses of GE O&G and Baker Hughes.

In connection with the Mergers, you are cordially invited to attend a special meeting of the stockholders of Baker Hughes to be held on June 30, 2017 at 9:00 a.m., local time, at Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073.

At the special meeting of the stockholders of Baker Hughes, you will be asked to vote on:

•	a proposal to adopt the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes and certain subsidiaries of Baker Hughes (the “Transaction Agreement”) and thereby approve the Transactions, including the Mergers;

•	a proposal to adjourn Baker Hughes’ special meeting if Baker Hughes determines it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (the “Adjournment Proposal”);

•	a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to Baker Hughes’ named executive officers in connection with the Transactions, including the Mergers (the “Transaction-Related Compensation Proposal”);

•	a proposal to approve and adopt the Bear Newco, Inc. 2017 Long-Term Incentive Plan (the “LTI Plan”), a copy of which is attached as Annex J to this combined proxy statement/prospectus (the “LTI Plan Proposal”); and

•	a proposal to approve the material terms of executive officer performance goals (the “Executive Officer Performance Goals Proposal”).

The Transactions, including the Mergers, cannot be completed unless you vote to adopt the Transaction Agreement. Only the proposal to adopt the Transaction Agreement is a condition to the consummation of the Transactions; the failure to adopt the other proposals will have no impact on the consummation of the Transactions.

Baker Hughes’ board of directors has reviewed and considered the terms of the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions contemplated by the Transaction Agreement, including the Mergers, are advisable and in the best interests of Baker Hughes and its stockholders and recommends that you vote:

•	FOR the proposal to adopt the Transaction Agreement and thereby approve the Transactions, including the Mergers;

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

Immediately following completion of the Transactions: The combined business of GE O&G and Baker Hughes will be held by Newco LLC. GE will own approximately 62.5% of Newco LLC and New Baker Hughes, indirectly through two wholly owned subsidiaries, will own approximately 37.5% of Newco LLC, and one of those wholly owned subsidiaries of New Baker Hughes will be Newco LLC’s managing member. GE will hold 100% of New Baker Hughes Class B common stock (“Class B Common Stock”), which will represent approximately 62.5% of the voting power of the outstanding shares of common stock of New Baker Hughes (“Common Stock”) (calculated on a fully diluted basis) and current Baker Hughes stockholders will hold 100% of the Class A Common Stock, which will represent approximately 37.5% of the voting power of the outstanding shares of Common Stock. We anticipate that the Class A Common Stock will be listed on the New York Stock Exchange (“NYSE”). The rights of Class A Common Stock and Class B Common Stock will be identical, except that, unlike the holders of Class A Common Stock, GE, as the holder of Class B Common Stock, will have no economic rights, including no right to dividends and no right to any assets in the event of the liquidation of New Baker Hughes. The Class A common stock and Class B common stock will have equal voting rights.

We urge you to read the enclosed combined proxy statement/prospectus, which includes important information about the Transactions and Baker Hughes’ special meeting. In particular, see “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus for a description of the risks that you should consider in evaluating the Transactions.

For a discussion of the U.S. federal income tax consequences of the Transactions, see “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 114 of this combined proxy statement/prospectus.

Your vote is very important. We cannot complete the Transactions unless Baker Hughes stockholders adopt the Transaction Agreement and approve the Transactions, including the Mergers. Whether or not you expect to attend the special meeting, the details of which are described in the enclosed combined proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

If you have any questions or require assistance in voting your shares, you should call D.F. King & Co., Inc. (“D.F. King”), Baker Hughes’ proxy solicitor for the special meeting, toll-free at (800) 735-3591.

Sincerely,

Martin S. Craighead Chairman of the Board and Chief Executive Officer Baker Hughes Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transactions described in this combined proxy statement/prospectus or the securities to be issued pursuant to the Transactions under this combined proxy statement/prospectus or determined if this combined proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed combined proxy statement/prospectus is dated May 30, 2017 and is first being mailed to stockholders on or about May 30, 2017.

Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2017

A Baker Hughes Incorporated (“Baker Hughes”) special meeting of stockholders will be held on June 30, 2017, at 9:00 a.m., local time, at Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073, for the following purposes, all as set forth in the accompanying combined proxy statement/prospectus:

1. Adopt the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company (“GE”), Baker Hughes, Bear Newco, Inc. (“New Baker Hughes”) and Bear MergerSub, Inc., as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, New Baker Hughes, Bear MergerSub, Inc., BHI Newco, Inc. (“Newco 2”) and Bear MergerSub 2, Inc. (as it may be further amended from time to time, the “Transaction Agreement”). A copy of the Transaction Agreement is attached as Annex A (including Annex A-II) to the combined proxy statement/prospectus accompanying this notice. As a result of the transactions contemplated by the Transaction Agreement (the “Transactions”), including the merger of Baker Hughes with Bear MergerSub 2, Inc. (the “First Merger”) and the merger of Newco 2 with New Baker Hughes (the “Second Merger” and together with the First Merger, the “Mergers”), (i) each share of Baker Hughes common stock outstanding immediately prior to the Mergers (other than dissenting shares) will be converted as a result of the Mergers into the right to receive one share of New Baker Hughes Class A common stock and (ii) New Baker Hughes will pay a special one-time cash dividend of $17.50 per share of New Baker Hughes Class A common stock, substantially all of which will be funded ultimately by GE’s $7.4 billion cash contribution, to the holders of record on the closing date of the Transactions (the “Special Dividend”).

2. Approve the adjournment of the special meeting if Baker Hughes determines it is necessary or advisable to permit further solicitation of proxies, in the event there are not sufficient votes at the time of the special meeting, to adopt the Transaction Agreement (the “Adjournment Proposal”).

3. Approve, on a non-binding, advisory basis, the compensation that will or may become payable to Baker Hughes’ named executive officers in connection with the Transactions (the “Transaction-Related Compensation Proposal”).

4. Approve and adopt the Bear Newco, Inc. 2017 Long-Term Incentive Plan (the “LTI Plan”), a copy of which is attached as Annex J to this combined proxy statement/prospectus (the “LTI Plan Proposal”).

5. Approve the material terms of executive officer performance goals (the “Executive Officer Performance Goals Proposal”).

6. Transact any other business properly brought before the special meeting and any adjournment or postponement thereof, in each case, by or at the direction of the Baker Hughes board of directors.

Only stockholders of record on the books of Baker Hughes at the close of business on May 25, 2017 will be entitled to vote at the meeting. If a new record date is set, you will be entitled to vote at the special meeting if you hold shares in Baker Hughes as of such record date. These items of business, including the Transaction Agreement and the proposed Transactions, are described in detail in the accompanying combined proxy statement/prospectus.

The Baker Hughes board of directors, by unanimous vote of the directors, determined that the Transaction Agreement and the Transactions contemplated by the Transaction Agreement, including the Mergers, are advisable and in the best interests of Baker Hughes and its stockholders and recommends that Baker Hughes stockholders vote:

•	FOR the adoption of the Transaction Agreement;

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

Your vote is very important. Adoption of the Transaction Agreement by the Baker Hughes stockholders is a condition to the Transactions and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Baker Hughes common stock outstanding and entitled to vote on such proposal. Your abstaining, failure to submit a proxy or vote in person at the special meeting or failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the adoption of the Transaction Agreement.

Whether or not you plan to attend the special meeting, please promptly submit your proxy by telephone or by accessing the Internet site following the instructions in the accompanying combined proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card in the self-addressed postage prepaid envelope as promptly as possible. If you attend the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors

M. Lee Whitley
Vice President and Corporate Secretary

Houston, Texas
May 30, 2017

WHERE TO FIND ADDITIONAL INFORMATION

This combined proxy statement/prospectus incorporates important business and financial information about Baker Hughes Incorporated (“Baker Hughes”) from other documents that are not included in or delivered with this combined proxy statement/prospectus. This information is available to you without charge. You can obtain copies of the documents incorporated by reference into this combined proxy statement/prospectus through the Securities and Exchange Commission (“SEC”) website at www.sec.gov or by requesting them in writing or by telephone from Baker Hughes at the following address and telephone number:

Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, Texas 77073

Investor Relations

(713) 439-8600

You may also obtain additional copies of this combined proxy statement/prospectus or the documents incorporated by reference into this combined proxy statement/prospectus by contacting D.F. King, Baker Hughes’ proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents that you request.

D.F. King & Co.

48 Wall Street

New York, New York 10005

Toll-free: (800) 735-3591

Collect: (212) 269-5550

To obtain timely delivery of documents, you must request them no later than five business days before the date of the special meeting. Therefore, if you would like to request documents from Baker Hughes, please do so by June 23, 2017, in order to receive them before the special meeting.

See “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

Baker Hughes stockholders of record may vote by submitting their proxies:

•	by telephone, by calling the toll-free number (800) 690-6903 and following the recorded instructions;

•	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or

•	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Baker Hughes whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the special meeting. Stockholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

Page
HELPFUL INFORMATION	1
QUESTIONS AND ANSWERS	5
Questions and Answers about the Transactions	5
Questions and Answers about the Special Meeting	10
TRADEMARKS AND TRADE NAMES	16
SUMMARY	17
The Companies	17
The Transactions	18
The New Baker Hughes Structure	20
Consideration	20
Baker Hughes Stockholders Will Have Appraisal Rights in Connection with the Transactions	20
Treatment of Baker Hughes Equity Incentive Awards	21
Material U.S. Federal Income Tax Consequences of the Transactions	21
The Baker Hughes Special Meeting	22
Approvals Required by Baker Hughes Stockholders to Complete the Transactions	22
Recommendations to Baker Hughes Stockholders	23
Opinion of Baker Hughes’ Financial Advisor	23
Regulatory Matters Relating to the Transactions	23
Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions	25
Completion of the Transactions is Subject to a Number of Conditions	25
No Solicitation of Alternative Transactions by Baker Hughes	26
Termination Fees and Expenses May Be Payable in the Event the Transaction Agreement is Terminated by GE or Baker Hughes	27
Specific Performance; Remedies	29
Class A Common Stock Anticipated to be Listed on NYSE; Baker Hughes Common Stock to be Delisted and Deregistered if the Transactions are Completed	29
Former Baker Hughes Stockholders Will Hold Shares Representing Approximately 37.5% of the Voting Power of the Outstanding Shares of New Baker Hughes Following Closing	29
Differences Exist Between the Rights of the Holders of Class A Common Stock and Baker Hughes Stockholders	29
The Transactions and the Performance of New Baker Hughes are Subject to a Number of Risks	30
Post-Transactions Governance and Management	30
Stockholders Agreement	30
Newco LLC Agreement	33
Exchange Agreement	34
Registration Rights Agreement	34
Tax Matters Agreement	35
Commercial Agreements	35
Market Prices and Dividend Information	37
SELECTED HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA	39
Selected Historical Financial Data of Baker Hughes	39
Selected Historical Financial Data of GE O&G	39
Selected Unaudited Pro Forma Condensed Combined Financial Information	41
COMPARATIVE PER SHARE INFORMATION (UNAUDITED)	43

HELPFUL INFORMATION

In this document:

•	“Adjournment Proposal” means the proposal to adjourn Baker Hughes’ special meeting if Baker Hughes determines that it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement;

•	“Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation;

•	“Baker Hughes board of directors” means the board of directors of Baker Hughes;

•	“CFC Holdings” means CFC Holdings, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of New Baker Hughes;

•	“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of New Baker Hughes;

•	“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of New Baker Hughes;

•	“Closing” means the consummation of the Transactions contemplated by the Transaction Agreement;

•	“Closing Date” means the date on which Closing occurs;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively;

•	“Common Units” means membership interests in Newco LLC;

•	“Company Independent Directors” means each of the four independent directors initially designated by Baker Hughes to the New Baker Hughes Board and any successor to such directors or any successor to Martin Craighead who is appointed to the New Baker Hughes Board in accordance with the terms of the Stockholders Agreement;

•	“Contribution” means the transfer by GE® to Newco LLC, following the Second Merger and certain restructuring transactions effected by New Baker Hughes, of (i) all of the equity interests of the GE O&G holding companies that will hold directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries and (ii) $7.4 billion in cash in exchange for approximately 62.5% of the Common Units;

•	“Conversion” means the conversion of the surviving corporation of the First Merger into Newco LLC by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of Delaware in accordance with the Delaware Limited Liability Company Act and the DGCL;

•	“DGCL” means the Delaware General Corporation Law;

•	“DOJ” means the U.S. Department of Justice;

•	“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 regarding the control of concentrations between undertakings, Official Journal L 24, 29.01.2004, p. 1-22;

•	“EHHC” means EHHC Newco, LLC, a Delaware limited liability company and direct wholly owned subsidiary of New Baker Hughes that will own Common Units and be the managing member of Newco LLC;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Exchange Agreement” means the Exchange Agreement, to be dated, executed and delivered as of the Closing Date, among GE, Newco LLC and New Baker Hughes, a copy of which is attached as Annex F to this combined proxy statement/prospectus;

•	“Executive Officer Performance Goals Proposal” means the proposal to approve the material terms of executive officer performance goals;

•	“First Merger” means the merger of Baker Hughes with Bear MergerSub 2, Inc., an indirect, wholly owned subsidiary of Baker Hughes, with Baker Hughes surviving the merger as a direct wholly owned subsidiary of BHI Newco, Inc.;

•	“FTC” means the U.S. Federal Trade Commission;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“GE” means General Electric Company, a New York corporation;

•	“GE Digital Master Products and Services Agreement” means the GE Digital Master Products and Services Agreement, to be dated, executed and delivered as of the Closing Date, between GE and Newco LLC;

•	“GE O&G” means GE’s Oil & Gas business as described in the segment disclosures in GE’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016 and in “Summary—The Companies—GE and GE O&G” beginning on page 71 of this combined proxy statement/prospectus;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Intercompany Services Agreement” means the Intercompany Services Agreement, to be dated, executed and delivered as of the Closing Date, between GE and Newco LLC;

•	“IP Cross-License Agreement” means the IP Cross-License Agreement, to be dated, executed and delivered as of the Closing Date, between GE and Newco LLC;

•	“LTI Plan” means the Bear Newco, Inc. 2017 Long-Term Incentive Plan;

•	“LTI Plan Proposal” means the proposal to approve and adopt the LTI Plan;

•	“Merger Consideration” means the right of those entitled to receive it under the Transaction Agreement to receive one share of Class A Common Stock;

•	“Mergers” means, collectively, the First Merger and the Second Merger;

•	“New Baker Hughes” means Bear Newco, Inc., a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including Newco LLC and its consolidated subsidiaries;

•	“New Baker Hughes Board” means the board of directors of New Baker Hughes;

•	“New Baker Hughes Bylaws” means the amended and restated bylaws of New Baker Hughes, a copy of which is attached as Annex C to this combined proxy statement/prospectus;

•	“New Baker Hughes Charter” means the amended and restated certificate of incorporation of New Baker Hughes, a copy of which is attached as Annex B to this combined proxy statement/prospectus;

•	“Newco LLC” means the Delaware limited liability company to be formed pursuant to the Conversion. Newco LLC will be owned approximately 62.5% by GE and approximately 37.5% by New Baker Hughes, indirectly through EHHC and CFC Holdings, and EHHC will be its managing member;

•	“Newco LLC Agreement” means the Newco LLC Amended & Restated Operating Agreement, to be dated, executed and delivered as of the Closing Date, among Newco LLC and its members, a copy of which is attached as Annex E to this combined proxy statement/prospectus;

•	“Non-Competition Agreement” means the Non-Competition Agreement, to be dated, executed and delivered as of the Closing Date, between GE and New Baker Hughes;

•	“NYSE” means the New York Stock Exchange;

•	“Paired Interest” means, unless otherwise provided for in the Exchange Agreement or Newco LLC Agreement, one Common Unit together with one share of Class B Common Stock;

•	“Registration Rights Agreement” means the Registration Rights Agreement, to be dated, executed and delivered as of the Closing Date, between GE and New Baker Hughes, a copy of which is attached as Annex G to this combined proxy statement/prospectus;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Second Merger” means the merger of BHI Newco, Inc., a Delaware corporation, with New Baker Hughes, with New Baker Hughes as the surviving entity;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Stockholders Agreement” means the Stockholders Agreement, to be dated, executed and delivered as of the Closing Date, between GE and New Baker Hughes, a copy of which is attached as Annex D to this combined proxy statement/prospectus;

•	“Supply Agreement” means the Supply Agreement, to be dated, executed and delivered as of the Closing Date, between GE and Newco LLC;

•	“Tax Matters Agreement” means the Tax Matters Agreement, to be dated, executed and delivered as of the Closing Date, among GE, New Baker Hughes, EHHC and Newco LLC, a copy of which is attached as Annex H to this combined proxy statement/prospectus;

•	“Trademark License Agreement” means the Trademark License Agreement, to be dated, executed and delivered as of the Closing Date, between GE and Newco LLC;

•	“Transaction Agreement” means the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes, Bear Newco, Inc., a Delaware corporation and Bear MergerSub, Inc., a Delaware corporation, as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, Bear Newco, Inc., Bear MergerSub, Inc., BHI Newco, Inc., a Delaware corporation and Bear MergerSub 2, Inc., a Delaware corporation, and as it may be further amended from time to time, a copy of which is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus;

•	“Transaction Documents” means, collectively, the Transaction Agreement, the New Baker Hughes Charter, the New Baker Hughes Bylaws, the Stockholders Agreement, the Newco LLC Agreement, the Exchange Agreement, the Registration Rights Agreement, the Tax Matters Agreement, the GE Digital Master Products and Services Agreement, the Intercompany Services Agreement, the Non-Competition Agreement, the IP Cross-License Agreement, the Trademark License Agreement and the Supply Agreement;

•	“Transaction-Related Compensation Proposal” means the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to Baker Hughes’ named executive officers in connection with the Transactions;

•	“Transactions” means the various transactions contemplated by the Transaction Agreement, including the First Merger, the Conversion, the Second Merger and the Contribution;

•	“Trigger Date” means the first date on which GE both (a) ceases to beneficially own more than fifty percent (50%) of the voting power of the outstanding Common Stock and (b) is no longer required to consolidate the financial statements of New Baker Hughes in accordance with GAAP with those of GE during any fiscal year;

•	“us,” “we,” and “our,” refer to Baker Hughes Incorporated and its consolidated subsidiaries, before completion of the Transactions, or New Baker Hughes and its consolidated subsidiaries, after the completion of the Transactions, as the context requires; and

•	“you” means the stockholders of Baker Hughes.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Baker Hughes, may have regarding the Transactions and the answers to those questions. Baker Hughes urges you to read the remainder of this combined proxy statement/prospectus carefully, including the annexes, because the information in this section does not provide all of the information that might be important to you with respect to the Transactions and how to vote your shares. In this combined proxy statement/prospectus, unless the context requires otherwise, references to “Baker Hughes” or “BHI” refer to Baker Hughes Incorporated and its consolidated subsidiaries before the completion of the Transactions, references to “New Baker Hughes” refer to Bear Newco, Inc. and its consolidated subsidiaries following the completion of the Transactions and references to “the Company,” “we,” “our” or “us” refer to Baker Hughes Incorporated and its consolidated subsidiaries, before completion of the Transactions, or Bear Newco, Inc. and its consolidated subsidiaries, after the completion of the Transactions, as the context requires. Throughout this combined proxy statement/prospectus we refer to the combined company as New Baker Hughes; however, following the completion of all of the Transactions described in this combined proxy statement/prospectus, Bear Newco, Inc. will be renamed “Baker Hughes, a GE Company.”

Questions and Answers about the Transactions

Q: Why am I receiving this combined proxy statement/prospectus?

A: This document is being delivered to you because you are a stockholder of Baker Hughes. Baker Hughes is holding a special meeting in connection with the proposed combination (sometimes referred to as the “Transactions”) of GE O&G and Baker Hughes. The Transactions include the merger of Baker Hughes with Bear MergerSub 2, Inc., with Baker Hughes surviving the merger as a direct, wholly owned subsidiary of BHI Newco, Inc., and the merger of BHI Newco, Inc. with New Baker Hughes, with New Baker Hughes surviving the merger (sometimes referred to as the “Mergers”).

Baker Hughes stockholders are being asked to adopt at a special meeting the Transaction Agreement, and thereby approve the Transactions, including the Mergers, and proposals to adjourn the special meeting if Baker Hughes determines it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (sometimes referred to as the “Adjournment Proposal”), to approve, on a non-binding, advisory basis, the compensation that will or may become payable to Baker Hughes’ named executive officers in connection with the Transactions (sometimes referred to as the “Transaction-Related Compensation Proposal”), to approve and adopt the Bear Newco, Inc. 2017 Long-Term Incentive Plan (sometimes referred to as the “LTI Plan”), a copy of which is attached as Annex J to this combined proxy statement/prospectus (sometimes referred to as the LTI Plan Proposal”), and to approve the material terms of executive officer performance goals (sometimes referred to as “Executive Officer Performance Goals Proposal”). The adoption of the Transaction Agreement by Baker Hughes stockholders, thereby approving the Transactions, including the Mergers, is sometimes referred to as the “Baker Hughes stockholder approval.”

This document is serving as both a proxy statement of Baker Hughes and a prospectus of New Baker Hughes. It is a proxy statement because it is being used by the Baker Hughes board of directors to solicit proxies from its stockholders. It is a prospectus because New Baker Hughes is offering shares of its Class A Common Stock in exchange for shares of Baker Hughes common stock. A copy of the Transaction Agreement is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus.

Q: What is happening in the Transactions?

A: Baker Hughes and GE wish to combine Baker Hughes and GE O&G. In connection with the Transactions, GE will contribute GE O&G and $7.4 billion in cash to Newco LLC and New Baker Hughes will distribute a one-time cash dividend of $17.50 per share, to holders of record of Class A Common Stock immediately following the Mergers (which we refer to as the “Special Dividend”). Substantially all of the cash used to fund the Special Dividend will be provided by GE and paid to New Baker Hughes in connection with certain restructuring transactions effected at Closing. Baker Hughes and GE believe that the Transactions, as set forth in the Transaction Agreement, will create a leading oil and gas equipment, technology and services company and provide the potential for substantial strategic and financial benefits to their stockholders and customers and other stakeholders worldwide, including, among others:

•	a diversified portfolio and strong balance sheet to deliver substantial value for GE and Baker Hughes stockholders;

•	an industry leader with best-in-class physical and digital technology solutions for customer productivity; and

•	significant cost and revenue synergies once fully integrated.

Additional information on the reasons for the Transactions can be found below in the section entitled “The Transactions—Recommendation of the Board of Directors and its Reasons for the Transactions” beginning on page 82 of this combined proxy statement/prospectus.

Q: What is New Baker Hughes?

A: New Baker Hughes is Bear Newco, Inc., a Delaware corporation that was created at the time the Transaction Agreement was entered into and is currently a subsidiary of Baker Hughes. Upon Closing, New Baker Hughes will become a holding company whose principal asset will be the indirect ownership of Common Units representing approximately 37.5% of the interests in Newco LLC. A wholly owned subsidiary of New Baker Hughes will also become the managing member of Newco LLC. At Closing, New Baker Hughes’ equity capital will consist solely of the Class A Common Stock and Class B Common Stock issued pursuant to the Transactions. Immediately after Closing, former Baker Hughes stockholders will hold the Class A Common Stock and GE will hold the Class B Common Stock.

Q: What is Newco LLC?

A: Newco LLC will be a Delaware limited liability company which will be the successor to Baker Hughes pursuant to the Conversion and will own GE O&G as a result of the Contribution. As a result, Newco LLC will own the combined businesses of Baker Hughes and GE O&G, as each existed prior to the consummation of the Transactions. Newco LLC will be governed by the Newco LLC Agreement. The operations of Newco LLC will be managed by New Baker Hughes through its wholly owned subsidiary as the managing member. The managing member will be able to control all of the day-to-day business affairs and decision-making of Newco LLC without the approval of any other member. For additional information regarding Newco LLC, see the section titled “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

Q: What will existing stockholders of Baker Hughes own after the Transactions?

A: Holders of Baker Hughes common stock immediately prior to the Mergers will own approximately 37.5% of the economic interest in Newco LLC through their ownership of 100% of the Class A Common Stock. They will also be entitled to the Special Dividend of $17.50 per share that will be paid to holders of Class A Common Stock.

When the Transactions are completed, each share of Baker Hughes common stock outstanding immediately prior to the Mergers (other than appraisal shares and shares held by Baker Hughes) will have been converted automatically into the right to receive one share of Class A Common Stock in the Mergers. In addition, holders of Class A Common Stock will be entitled to receive the Special Dividend. Substantially all of the cash used to fund the Special Dividend will be provided by GE and paid to New Baker Hughes in connection with certain restructuring transactions effected at Closing. The exchange ratio and dividend payment amount to be used in connection with the Mergers is fixed and will not be adjusted to reflect changes in the price of Baker Hughes common stock prior to Closing.

Q: Are there risks associated with the Transactions?

A: Yes. We may not achieve the expected benefits of the Transactions because of the risks and uncertainties discussed in the section titled “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus, which you should read carefully. Those risks include, among other things, risks relating to the uncertainty that we will be able to satisfy the closing conditions and complete the Transactions and, if we do so, that we will be able to successfully integrate the existing Baker Hughes business with the assets and operations of GE O&G, and uncertainties relating to the performance of the combined businesses following the completion of the Transactions. There are also other risks associated with the Transactions that are described in that section.

Q: How will my rights as a New Baker Hughes stockholder after Closing differ from my current rights as a Baker Hughes stockholder?

A: Both Baker Hughes and New Baker Hughes are Delaware corporations, but after Closing, your rights as a stockholder will be governed by the New Baker Hughes Charter, a copy of which is attached as Annex B to this combined proxy statement/prospectus, and by the New Baker Hughes Bylaws, a copy of which is attached as Annex C to this combined proxy statement/prospectus, rather than the current amended and restated certificate of incorporation of Baker Hughes and the current restated bylaws of Baker Hughes. A comparison of your rights as a stockholder under these governing documents is discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 178 of this combined proxy statement/prospectus. New Baker Hughes will also be governed by the Stockholders Agreement, a copy of which is attached as Annex D to this combined proxy statement/prospectus and which is incorporated by reference into the New Baker Hughes Charter and also referred to in the New Baker Hughes Bylaws. In particular, following Closing there will be eleven members of the New Baker Hughes Board, and GE will have the right to designate for election six of the members. The remaining five members of the New Baker Hughes Board will be designated for election by the Governance & Nominating Committee of the New Baker Hughes Board, which will be comprised of a majority of Baker Hughes directors who meet certain NYSE independence requirements. GE will be obligated to vote in favor of all non-GE directors. In addition, the New Baker Hughes Charter will permit stockholders, including GE, to take action by written consent in lieu of a meeting. The current amended and restated certificate of incorporation of Baker Hughes does not permit stockholders to act by written consent.

Q: How will my rights as a New Baker Hughes stockholder differ from the rights of GE as the holder of Class B Common Stock and Common Units?

A: After the Transactions, GE will own shares of Class B Common Stock and Common Units. Each share of Class B Common Stock and the associated Common Unit form a Paired Interest which is intended to be equivalent to the Class A Common Stock. While each share of Class B Common Stock will have equal voting rights to a share of Class A Common Stock, it will have no economic rights, meaning holders of Class B Common Stock will have no right to dividends and no right to any assets in the event of liquidation of New Baker Hughes. GE will hold its economic interest through its direct ownership of Common Units.

Q: What will happen to Baker Hughes’ dividend policy as a result of the Transactions?

A: Since the third quarter of 2014, Baker Hughes has paid quarterly dividends of $0.17 per share. The payment of future cash dividends is at the discretion of the Baker Hughes board of directors and, prior to Closing, will be determined in light of then-current conditions, including Baker Hughes’ earnings, Baker Hughes’ operations, Baker Hughes’ financial condition, Baker Hughes’ capital requirements and other factors deemed relevant by the Baker Hughes board of directors. Pursuant to the Transaction Agreement, Baker Hughes may declare quarterly cash dividends in amounts no greater than $0.17 per share. Following Closing, the New Baker Hughes Board will determine the dividend policy for New Baker Hughes, including the frequency or amount of any dividends (if any), in light of then-existing conditions.

Q: How are outstanding Baker Hughes stock options, restricted shares, restricted stock units and performance units treated as a result of the Transactions?

A: Awards granted under Baker Hughes’ equity incentive plans prior to the date of the Transaction Agreement that are outstanding at Closing will become fully vested as a result of Closing and will be treated as follows:

•	Each option to purchase shares of Baker Hughes common stock ultimately will be converted into an option to purchase an equal number of shares of Class A Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option, and the per share exercise price of each converted option will be reduced by $17.50 to reflect the per share amount of the Special Dividend.

•	Restricted shares of Baker Hughes common stock and restricted stock units with respect to Baker Hughes common stock ultimately will be converted into an equal number of unrestricted shares of Class A Common Stock. The converted shares will receive the Special Dividend.

•	The performance period for the performance units that were outstanding on the date of the Transaction Agreement was completed on December 31, 2016, and all such performance units were settled in March 2017 based on actual performance. The Transactions have no impact on the vesting or payout of the performance unit awards.

After the date of the Transaction Agreement, Baker Hughes may grant equity awards, subject to specified limitations (see section entitled “The Transaction Agreement—Treatment of Baker Hughes Equity Incentive Awards” beginning on page 132 of this combined proxy statement/prospectus). It is anticipated that all such equity awards will be granted in the form of time-based and performance-based restricted stock units. All such restricted stock units that are outstanding at Closing (other than those held by non-employee directors) ultimately will be converted into restricted stock units with respect to a number of shares of Class A Common Stock equal to the number of shares (or, for performance-based restricted stock units, the target number of shares) of Baker Hughes subject to such restricted stock units immediately prior to Closing (and associated rights with respect to the Special Dividend) that will continue to vest based solely on service with New Baker Hughes over the remaining vesting schedule of the original restricted stock units (subject to accelerated vesting on an involuntary termination of employment that occurs during the 12-month period following Closing). All restricted stock units held by non-employee directors will vest at Closing.

Q: What are the material U.S. federal income tax consequences to Baker Hughes stockholders resulting from the Transactions?

A: Mergers and Conversion. Baker Hughes stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers and the Conversion.

Special Dividend. The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of New Baker Hughes’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Baker Hughes does not expect that the Special Dividend will exceed New Baker Hughes’ current and accumulated earnings and profits.

With respect to the amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes and paid to a former Baker Hughes stockholder who is a U.S. person, (i) if the U.S. person is not a corporation, such amount generally will be eligible for a reduced rate of taxation and (ii) if the U.S. person is a corporation, such amount generally will be eligible for the dividends-received deduction, in each case, if certain holding periods and other requirements are satisfied. Each such person should consult its tax advisors regarding the potential applicability of the statutory provisions regarding “extraordinary dividends” in light of its particular circumstances.

The amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes and paid to a former Baker Hughes stockholder who is a non-U.S. person generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty unless such non-U.S. person is subject to U.S. federal income tax with respect to the Special Dividend in the same manner as a U.S. person.

Each Baker Hughes stockholder is urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 114 of this combined proxy statement/prospectus and to consult its tax advisors to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to such stockholder.

Q: How will the income and loss of Newco LLC be taxed?

A: It is intended that Newco LLC will be classified as a partnership for U.S. federal income tax purposes following Closing. As such, Newco LLC will not itself be subject to U.S. federal income tax under current U.S. tax laws. Newco LLC will file a U.S. federal partnership information return that reports its items of income, gain, loss and deduction for each taxable year. Each member of Newco LLC will be required to take into account for U.S. federal income tax purposes its distributive share of the items of income, gain, loss and deduction of Newco LLC which generally will include the items of income, gain, loss and deduction attributable to the U.S. operations of both Baker Hughes and GE O&G. The members of Newco LLC will be taxed on their distributive share of income and gain, whether or not a corresponding amount of cash or other property is distributed to them. As a consequence, New Baker Hughes’ share of the taxable income of Newco LLC may exceed the cash or other property actually distributed to New Baker Hughes members by Newco LLC.

Newco LLC is required to make distributions such that New Baker Hughes receives the amounts required to enable New Baker Hughes to meet its tax obligations, including its obligations pursuant to the Tax Matters Agreement.

Q: When will the Transactions be completed?

A: We are working to complete the Transactions as quickly as reasonably practicable, subject to receipt of necessary regulatory approvals and the stockholder approval that is being sought at the Baker Hughes special meeting. Baker Hughes and GE currently expect to complete the Transactions in mid-2017. However, Baker Hughes and GE cannot predict when regulatory review will be completed, whether or when regulatory or stockholder approval will be received or the potential terms and conditions of any regulatory approval that is received, and it is possible that those or other factors could require us to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 134 of this combined proxy statement/prospectus.

Q: What happens if Baker Hughes stockholders fail to adopt the Transaction Agreement and the Transactions contemplated thereby?

A: Adoption of the Transaction Agreement by Baker Hughes stockholders requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Baker Hughes common stock outstanding and entitled to vote. If Baker Hughes stockholders do not adopt the Transaction Agreement, then both GE and Baker Hughes will be permitted to terminate unilaterally the Transaction Agreement. In such event, Baker Hughes will be required to reimburse GE’s expenses up to $40 million if an alternative proposal for Baker Hughes has been publicly proposed and is not withdrawn at least ten days prior to the special meeting. In addition if Baker Hughes subsequently enters into a definitive agreement providing for an alternative proposal within twelve months after the Transaction Agreement is terminated, Baker Hughes will be required to pay GE a termination fee of $750 million (less the amount of any expense reimbursement). If the Transaction Agreement is terminated by GE or Baker Hughes because of the failure of Baker Hughes stockholders to adopt the Transaction Agreement and no alternative proposal for Baker Hughes has been publicly proposed, or has been withdrawn at least ten days prior to the special meeting, then no expense reimbursement or termination fee is payable by Baker Hughes. See “The Transaction Agreement—Termination and Termination Fees” beginning on page 146 of this combined proxy statement/prospectus.

Q: Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration and the Special Dividend for my shares of Baker Hughes common stock?

A: Yes. Baker Hughes stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they fully comply with and follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “The Transactions—Appraisal Rights” beginning on page 109 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex K to this combined proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Q: What will GE stockholders be entitled to receive pursuant to the Transactions?

A: GE stockholders will not receive any consideration pursuant to the Transactions. GE stockholders will continue to own shares of GE and as such will indirectly share in the investments held by GE in New Baker Hughes and Newco LLC following the completion of the Transactions through their ownership of GE stock.

Questions and Answers about the Special Meeting

Q: What do I need to do now?

A: After you carefully read this combined proxy statement/prospectus, please respond by submitting your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the special meeting. If you hold your shares in “street name” through a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card(s) even if you currently plan to attend the special meeting in person.

Q: Who is entitled to vote at the special meeting?

A: All holders of Baker Hughes common stock who held shares at the record date for the special meeting (the close of business on May 25, 2017) are entitled to receive notice of, and to vote at, the special meeting provided that those shares remain outstanding on the date of the special meeting. As of the close of business on

May 25, 2017, there were 425,483,244 shares of Baker Hughes common stock outstanding. Each holder of Baker Hughes common stock is entitled to one vote for each share of Baker Hughes common stock owned at the record date.

Q: Why is my vote important?

A: If you do not submit your proxy, vote in person at the special meeting, or provide voting instructions, it will be more difficult for Baker Hughes to obtain the necessary quorum to hold the special meeting and to obtain the stockholder approvals necessary for the completion of the Mergers. For the special meeting, the presence, in person or by proxy, of holders of a majority of the Baker Hughes common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. If a quorum is not present at the special meeting, the Baker Hughes stockholders will not be able to take action on any of the proposals at that meeting.

For the Baker Hughes proposal to adopt the Transaction Agreement, a majority of the outstanding shares entitled to vote on such matter must approve such proposal, thus an abstention from voting, a failure to submit a proxy or vote in person at the special meeting, or a failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the proposal.

Your vote is very important. Baker Hughes cannot complete the Transactions unless Baker Hughes stockholders adopt the Transaction Agreement.

Q: How will my proxy be voted?

A: If you submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the special meeting, or any adjournments of the meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters in their discretion.

Q: May I vote in person?

A: Yes. If you hold shares directly in your name as a stockholder of record of Baker Hughes common stock as of the close of business on May 25, 2017, you may attend the special meeting and vote your shares in person. If you hold shares of Baker Hughes common stock in “street name,” meaning through a broker, nominee, fiduciary or other custodian, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the special meeting. To request a legal proxy, please contact your broker, nominee, fiduciary or other custodian. Baker Hughes highly recommends that you vote in advance by submitting your proxy by telephone, by the Internet or by mail, even if you plan to attend the special meeting.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Baker Hughes common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q: What are the votes required to approve the proposals?

A:

•	Approval of the proposal to adopt the Transaction Agreement requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock outstanding and entitled to vote on such proposal.

•	Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal if a quorum is present, and a majority of the voting stock represented in person or by proxy if a quorum is not present.

•	Approval of the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

•	Approval of the LTI Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

•	Approval of the Executive Officer Performance Goals Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

Q: If I am a record holder of my shares, what happens if I abstain from voting (whether by returning my proxy card or submitting my proxy by telephone or via the Internet) or I don’t submit a proxy?

A:

•	For the proposal to adopt the Transaction Agreement, an abstention or a failure to submit a proxy will have the same effect as a vote against such proposal.

•	For the Adjournment Proposal, an abstention will have the same effect as a vote cast against such proposal, whether or not a quorum is present. A failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the Transaction-Related Compensation Proposal, an abstention will have the same effect as a vote cast against such proposal. A failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the LTI Plan Proposal, an abstention will have the same effect as a vote cast against such proposal. A failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

•	For the Executive Officer Performance Goals Proposal, an abstention will have the same effect as a vote cast against such proposal. A failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you are a Baker Hughes stockholder of record and submit your proxy but do not make specific choices with respect to the proposals, your proxy will follow the Baker Hughes board of directors’ recommendations and your shares will be voted:

•	FOR the proposal to adopt the Transaction Agreement (under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL);

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

A copy of Section 262 of the DGCL is attached as Annex K to this combined proxy statement/prospectus.

Q: What if my shares are held in “street name”?

A: If some or all of your shares of Baker Hughes are held in “street name” by your broker, nominee, fiduciary or other custodian, you must provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares; otherwise, your broker, nominee, fiduciary or other custodian may submit a broker non-vote so as to be present for quorum purposes but will not be able to vote your shares on any of the proposals before the special meeting.

As a result of the foregoing, please be sure to provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares. Please check the voting form used by your broker, nominee, fiduciary or other custodian to see if it offers telephone or Internet submission of proxies.

Q: Does Baker Hughes’ board of directors recommend that Baker Hughes stockholders adopt the Transaction Agreement and the Transactions contemplated thereby, including the Mergers?

A: Yes. The Baker Hughes board of directors has unanimously approved the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, and determined that the Transaction Agreement and the Transactions contemplated by the Transaction Agreement, including the Mergers, are in the best interest of Baker Hughes and its stockholders. Therefore, the board of directors of Baker Hughes unanimously recommends that you vote FOR the proposal to adopt the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, at the special meeting. See “The Transactions—Recommendation of the Board of Directors and its Reasons for the Transactions” beginning on page 82 of this combined proxy statement/prospectus. In considering the recommendation of the Baker Hughes board of directors with respect to the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, you should be aware that directors and executive officers of Baker Hughes are parties to agreements or participants in other arrangements that give them interests in the Mergers that may be different from, or in addition to, your interests as a stockholder of Baker Hughes. You should consider these interests in voting on this proposal. These different interests are described under “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions” beginning on page 118 of this combined proxy statement/prospectus.

Q: What if I fail to instruct my broker how to vote? Will my broker automatically vote my shares for me?

A: Under the rules of NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on any of the proposals to be presented at the special meeting. Therefore, if you are a Baker Hughes stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the proposal to adopt the Transaction Agreement, which broker non-votes will have the same effect as a vote against such proposal;

•	your broker may not vote your shares on the Adjournment Proposal, which broker non-votes will have no effect on the outcome of the proposal if a quorum is present, and will have the same effect as a vote against such proposal if a quorum is not present;

•	your broker may not vote your shares on the Transaction-Related Compensation Proposal, which broker non-votes will have no effect on the outcome of the proposal;

•	your broker may not vote your shares on the LTI Plan Proposal, which broker non-votes will have no effect on the outcome of the proposal; and

•	your broker may not vote your shares on the Executive Officer Performance Goals Proposal, which broker non-votes will have no effect on the outcome of the proposal.

See “Information About the Special Meeting and Voting—Vote Required; Abstentions and Broker Non-Vote” beginning on page 66 of this combined proxy statement/prospectus.

Q: What happens if I sell my shares after the record date but before the special meeting or before the Closing?

A: The record date for the special meeting (the close of business on May 25, 2017) is earlier than the date of the special meeting and earlier than the date that the Mergers are expected to be completed. If you sell or otherwise transfer shares of Baker Hughes common stock after the record date but before the date of the special meeting, you will retain your right to vote those shares at the special meeting. However, you will not have the right to receive the Merger Consideration or the Special Dividend in respect of those shares. In order to receive the Merger Consideration and the Special Dividend, you must hold your shares through the effective time of the Mergers.

Q: Who will count the votes?

A: The inspector of elections will count all ballots submitted, including those submitted by proxies, and report the votes at the special meeting. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by Broadridge Financial Solutions, Inc.

Q: What does it mean if I receive more than one set of materials?

A: This means you own shares of Baker Hughes that are registered under different names or held in different brokerage accounts. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for submitting your proxy by telephone, by the Internet on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q: Can I revoke my proxy and change my vote?

A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a stockholder of record, your proxy can be revoked in several ways:

•	by sending a written notice stating that you revoke your proxy to Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073, Attention: Corporate Secretary, that bears a date later than the date of your previously submitted proxy and is received prior to the special meeting;

•	by submitting a valid, later-dated proxy by telephone or Internet that is received prior to 9:00 a.m. Central time on June 30, 2017; or

•	by attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must check with your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Q: When and where is the special meeting?

A: The special meeting will take place on June 30, 2017, at 9:00 a.m., local time, at Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073.

Q: Who can attend the special meeting? What must I bring to attend the special meeting?

A: Admittance to the special meeting will require the admission ticket that is attached to your proxy card (or other proof of stock ownership) and a valid photo identification. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Baker Hughes. Stockholders whose shares are held in “street name” by a broker, nominee, fiduciary or other custodian should bring with them evidence of share ownership, such as a recent brokerage account or bank statement, together with a valid photo identification. If you want to vote your shares of Baker Hughes common stock held in “street name” in person at the special meeting, you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares.

Q: Should I send in my Baker Hughes stock certificates now?

A: No. After the Mergers are completed, New Baker Hughes will send former Baker Hughes stockholders written instructions for exchanging their Baker Hughes stock certificates for stock certificates of New Baker Hughes, if applicable.

Q: When and how will the Special Dividend be paid?

A: The Special Dividend will be distributed after the consummation of the Transactions to holders of record of Class A Common Stock on the Closing Date. Holders of Baker Hughes common stock that properly demand appraisal of their shares under Delaware law will not receive shares of Class A Common Stock in connection with the Transactions and consequently will not be entitled to receive the Special Dividend.

Q: Who can answer any questions I may have about the special meeting or the Mergers?

A: Baker Hughes stockholders may call D.F. King, Baker Hughes’ proxy solicitor for the special meeting, toll-free at (800) 735-3591.

TRADEMARKS AND TRADE NAMES

Baker Hughes owns and has rights to, and New Baker Hughes will own or acquire rights to, trademarks, service marks, copyrights and trade names in conjunction with the operation of its business and future business including, without limitation, Baker Hughes and certain “GE” marks. Solely for convenience, the trademarks, service marks, copyrights and trade names referred to in this combined proxy statement/prospectus may be listed without the ™, © and ® symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, copyrights and trade names included or referred to in this combined proxy statement/prospectus.

This combined proxy statement/prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, GE. Each trademark, service mark or trade name of any other company appearing in this combined proxy statement/prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

SUMMARY

The following summary highlights information contained elsewhere in this combined proxy statement/prospectus. It may not contain all the information that may be important to you. You should read this entire combined proxy statement/prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G,” “Business—GE O&G Business” and the GE O&G financial statements and related notes, all included elsewhere in this combined proxy statement/prospectus. A copy of the Transaction Agreement is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus.

The Companies (see page 71)

New Baker Hughes

New Baker Hughes is a Delaware corporation that was formed by Baker Hughes for the purpose of engaging in the Transactions. New Baker Hughes will be a holding company whose principal asset will be the indirect ownership of Common Units representing approximately 37.5% of the interests in Newco LLC. A wholly owned subsidiary of New Baker Hughes will also be the managing member of Newco LLC. Immediately after the completion of the Transactions, New Baker Hughes’ equity capital will consist solely of the Class A Common Stock and Class B Common Stock issued pursuant to the Transactions. In the Transaction Agreement, New Baker Hughes represents that it has not conducted any business since its formation, and prior to Closing will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transaction Agreement, and the Transactions contemplated thereby. For a description of the capital stock of New Baker Hughes, see “Description of New Baker Hughes Capital Stock” beginning on page 194 of this combined proxy statement/prospectus.

The principal executive offices of New Baker Hughes are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and the telephone number at that address is (713) 439-8600. Following Closing, the principal executive offices of New Baker Hughes will be dual located at 17021 Aldine Westfield Road, Houston, Texas 77073, and the telephone number at this location is (713) 439-8600, and The Ark, 201 Talgarth Road, Hammersmith, London, UK, W6 8BJ, United Kingdom, and the telephone number at this location is +44 (207) 302 6000.

Baker Hughes

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. Baker Hughes’ approximately 33,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. Additional information about Baker Hughes and its subsidiaries is included in documents incorporated by reference in this combined proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

The principal executive offices of Baker Hughes are located at 17021 Aldine Westfield Road, Houston, Texas 77073, and its telephone number at that address is (713) 439-8600.

GE and GE O&G

General Electric Company, a New York corporation, is a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, GE serves customers in approximately 180 countries and employs approximately 295,000 people worldwide. Since GE’s incorporation in 1892, it has developed or acquired new technologies and services that have considerably broadened and changed the scope of its activities. GE is organized around a global exchange of knowledge (which we sometimes refer to as the “GE Store”), through which each of its businesses shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across the industrial sectors in which GE competes. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry.

GE O&G is part of GE. GE O&G serves segments across the oil and gas industry, from drilling, completion, production and oilfield operations, to transportation as liquefied natural gas (LNG) or via pipelines. GE

O&G operates in over 120 countries and employs approximately 34,000 people worldwide. In addition, GE O&G provides industrial power generation and compression solutions to the refining and petrochemicals segments. GE O&G also delivers pipeline integrity solutions and a wide range of sensing, inspection and monitoring technologies. GE O&G exploits technological innovation from other GE segments, such as Aviation and Healthcare, to continuously improve oil and gas industry performance, output and productivity. See “Business—GE O&G Business” beginning on page 201 of this combined proxy statement/prospectus.

Newco 2 and Merger Sub 2

BHI Newco, Inc. (which we refer to as “Newco 2”) and Bear MergerSub 2, Inc. (which we refer to as “Merger Sub 2”) have been formed solely for the purpose of engaging in the Transactions. Neither Newco 2 nor Merger Sub 2 has conducted any business since its formation, and prior to Closing, each will have no assets, liabilities or obligations of any kind other than those incident to its formation and pursuant to the Transaction Agreements. Newco 2 is, and will be prior to Closing, a corporation incorporated in Delaware and wholly owned by Baker Hughes. Merger Sub 2 is, and will be prior to Closing, a corporation incorporated in Delaware and wholly and directly owned by Newco 2.

Newco LLC

Baker Hughes, the surviving entity of the First Merger, will convert into a Delaware limited liability company, Newco LLC. Pursuant to the Transactions, GE will transfer GE O&G to Newco LLC. As a result of the Transactions, Newco LLC will own the combined businesses of Baker Hughes and GE O&G. GE will also transfer $7.4 billion in cash to Newco LLC. In connection with certain restructuring transactions effected at Closing, the contributed cash will be paid to New Baker Hughes and used to fund substantially all of the Special Dividend paid to holders of record of Class A Common Stock. Newco LLC will be governed by the Newco LLC Agreement, pursuant to which the business and operations of Newco LLC will be managed by EHHC as the managing member.

The Transactions (see page 71)

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:

•	Formation of New Baker Hughes Entities. Baker Hughes formed New Baker Hughes and Newco 2 as its direct and wholly owned subsidiaries. Newco 2, in turn, formed Merger Sub 2 as its direct wholly owned subsidiary.

•

Baker Hughes Reorganization. Baker Hughes will undertake certain restructuring transactions to facilitate the Transactions, including converting certain U.S. corporate subsidiaries of Baker Hughes to limited liability companies. As part of the Baker Hughes Reorganization, EHHC will be formed as a

Delaware limited liability company and successor to an existing Baker Hughes subsidiary, and CFC Holdings, Inc., an existing subsidiary of Baker Hughes, will be converted into CFC Holdings, a Delaware limited liability company. As described below, EHHC and CFC Holdings (including their predecessors) currently hold substantially all of the foreign operations of Baker Hughes. Causing EHHC and CFC Holdings to be the members of Newco LLC will facilitate the transfer of these operations to Newco LLC and permit Baker Hughes’ consolidated tax group to continue following the Transactions.

•	GE O&G Reorganization. GE will undertake certain restructuring transactions to separate GE O&G from GE’s other business activities and facilitate the transfer of GE O&G to Newco LLC, including converting certain U.S. corporate subsidiaries of GE that will be transferred to Newco LLC to limited liability companies.

•	The First Merger. Merger Sub 2 will merge with and into Baker Hughes, with Baker Hughes as the surviving corporation and a direct, wholly owned subsidiary of Newco 2. As a result of the First Merger, each issued and outstanding share of common stock of Baker Hughes will be converted into the right to receive one share of common stock, par value $1.00 per share, of Newco 2 (which we refer to as the “First Step Consideration”).

•	The Conversion. Immediately following and as part of the plan that includes the First Merger, Newco 2 will cause Baker Hughes, the surviving entity of the First Merger, to be converted into Newco LLC, a Delaware limited liability company. Newco 2 will become the managing member of Newco LLC.

•	The Second Merger. Immediately following and as part of the plan that includes the First Merger and the Conversion, Newco 2 will merge with and into New Baker Hughes, with New Baker Hughes as the surviving corporation and New Baker Hughes becoming the managing member of Newco LLC. As a result of the Second Merger, each issued and outstanding share of common stock of Newco 2 will be converted into the right to receive one share of Class A Common Stock (which we refer to as the “Merger Consideration”). Following the Second Merger and as a part of the Baker Hughes Reorganization, described above, EHHC and CFC Holdings will acquire all of the Common Units held by New Baker Hughes, and EHHC will become the managing member of Newco LLC. As managing member of Newco LLC, EHHC will be exclusively vested with all management powers over the business affairs of Newco LLC and will appoint officers to oversee the day-to-day business and operations of Newco LLC. EHHC and CFC Holdings will be holding companies and will have no other assets or liabilities, and New Baker Hughes will be the managing member of EHHC. Accordingly, New Baker Hughes will, as the managing member of EHHC, effectively control Newco LLC.

•	The Class B Purchase. GE will contribute to New Baker Hughes a nominal amount of cash equal to the product of the number of shares of Class B Common Stock issuable to GE multiplied by the par value of one share of Class B Common Stock in exchange for a number of shares of Class B Common Stock equal to the number of Common Units issued to GE in the Contribution, described immediately below.

•	The Contribution. Following the Second Merger and the completion of the Baker Hughes Reorganization, GE will transfer to Newco LLC, in exchange for approximately 62.5% of the Common Units, (i) all of the equity interests of the GE O&G holding companies that will hold directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (ii) $7.4 billion in cash.

•	Special Dividend. New Baker Hughes will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of Class A Common Stock immediately following the Second Merger.

The Transaction Agreement is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.

The New Baker Hughes Structure

The following diagram illustrates the structure of New Baker Hughes and its stockholders and a simplified version of its operating subsidiaries upon completion of the Transactions:

*	These Common Units will be owned directly by EHHC and CFC Holdings, and EHHC will also be the managing member of Newco LLC.

Consideration

Subject to the terms and conditions of the Transaction Agreement, at Closing, each share of Baker Hughes common stock issued and outstanding immediately prior to Closing (other than dissenting shares as described in “The Transactions—Appraisal Rights” and other than shares held in Baker Hughes’ treasury, which will be canceled for no consideration) will be automatically converted into the right to receive one share of Class A Common Stock. In addition, New Baker Hughes will distribute the Special Dividend. The Special Dividend will not be paid unless the Transactions are completed.

Baker Hughes Stockholders Will Have Appraisal Rights in Connection with the Transactions (see page 109)

Baker Hughes stockholders are entitled to appraisal rights under Section 262 of the DGCL provided they fully comply with and follow the procedures and satisfy all of the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “The Transactions—Appraisal Rights” beginning on page 109 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex K to this combined proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Treatment of Baker Hughes Equity Incentive Awards (see page 132)

Awards granted under Baker Hughes’ equity incentive plans prior to the date of the Transaction Agreement that are outstanding at Closing will become fully vested as a result of Closing and will be treated as follows:

•	Each option to purchase shares of Baker Hughes common stock ultimately will be converted into an option to purchase an equal number of shares of Class A Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option, and the per share exercise price of each converted option will be reduced by $17.50 to reflect the per share amount of the Special Dividend.

•	Restricted shares of Baker Hughes common stock and restricted stock units with respect to Baker Hughes common stock ultimately will be converted into an equal number of unrestricted shares of Class A Common Stock. The converted shares will receive the Special Dividend.

•	The performance period for the performance units that were outstanding on the date of the Transaction Agreement was completed on December 31, 2016, and all such performance units were settled in March 2017 based on actual performance. The Transactions had no impact on the vesting or payout of the performance unit awards.

After the date of the Transaction Agreement, Baker Hughes may grant equity awards, subject to specified limitations (see section entitled “The Transaction Agreement—Treatment of Baker Hughes Equity Incentive Awards” beginning on page 132 of this combined proxy statement/prospectus). It is anticipated that all such equity awards will be granted in the form of time-based and performance-based restricted stock units. All such restricted stock units that are outstanding at Closing (other than those held by non-employee directors) ultimately will be converted into restricted stock units with respect to a number of shares of Class A Common Stock equal to the number of shares (or, for performance-based restricted stock units, the target number of shares) of Baker Hughes subject to such restricted stock units immediately prior to Closing (and associated rights with respect to the Special Dividend) that will continue to vest based solely on service with New Baker Hughes over the remaining vesting schedule of the original restricted stock units (subject to accelerated vesting on an involuntary termination of employment that occurs during the 12-month period following Closing). All restricted stock units held by non-employee directors will vest at Closing.

Material U.S. Federal Income Tax Consequences of the Transactions (see page 114)

Baker Hughes stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers and the Conversion.

The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of New Baker Hughes’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Baker Hughes does not expect that the Special Dividend will exceed New Baker Hughes’ current and accumulated earnings and profits.

With respect to the amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes and paid to a Baker Hughes stockholder who is a U.S. person, (i) if the U.S. person is not a corporation, such amount generally will be eligible for a reduced rate of taxation and (ii) if the U.S. person is a corporation, such amount generally will be eligible for the dividends-received deduction, in each case if certain holding periods and other requirements are satisfied. Each such person should consult its tax advisors regarding the potential applicability of the statutory provisions regarding “extraordinary dividends” in light of its particular circumstances.

The amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes and paid to a Baker Hughes stockholder who is a non-U.S. person generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. However, if the Special Dividend paid to such a non-U.S. person is effectively connected with such person’s conduct of a U.S. trade or business and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by such person in the United States, the Special Dividend will instead be subject to U.S. federal income tax on a net income basis in the same manner as if such person were a U.S. person. Each beneficial owner that is a non-U.S. corporation should consult its tax advisors regarding the possible imposition of a branch profits tax at a rate of 30% (or lower treaty rate).

Each Baker Hughes stockholder is urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 114 of this combined proxy statement/prospectus and to consult its tax advisors to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to such stockholder.

The Baker Hughes Special Meeting

The special meeting will be held at Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073 on June 30, 2017 at 9:00 a.m., local time. The record date for the special meeting is May 25, 2017. Only Baker Hughes stockholders of record at the close of business on May 25, 2017 will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of Baker Hughes common stock held by Baker Hughes as treasury shares and by any Baker Hughes subsidiary will not be entitled to vote.

Approvals Required by Baker Hughes Stockholders to Complete the Transactions (see page 66)

A stockholder will be deemed “present” at the special meeting by proxy if the stockholder has returned a proxy by mail, by telephone, or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting or constitutes a broker “non-vote”). If you do not return your proxy card or submit your proxy by telephone, via the Internet or vote in person at the special meeting, your vote will not be counted and it will be less likely that there will be a quorum to conduct business at the special meeting and that the vote necessary to adopt the Transaction Agreement will be obtained.

•	Approval of the proposal to adopt the Transaction Agreement requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock outstanding and entitled to vote on such proposal.

•	Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal if a quorum is present, and a majority of the voting stock represented in person or by proxy if a quorum is not present.

•	Approval of the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

•	Approval of the LTI Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

•	Approval of the Executive Officer Performance Goals Proposal requires the affirmative vote of the holders of a majority of the shares of Baker Hughes common stock represented at the special meeting and entitled to vote on such proposal.

Baker Hughes’ directors and executive officers beneficially owned 2,535,920 shares of Baker Hughes common stock on May 25, 2017, the record date for the special meeting. These shares represent in total 0.596% of the total voting power of Baker Hughes’ voting securities outstanding and entitled to vote as of the record date. Baker Hughes currently expects that Baker Hughes’ directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them have entered into any agreements obligating them to do so.

Baker Hughes cannot complete the Transactions unless Baker Hughes stockholders approve the proposal to adopt the Transaction Agreement. All proposals other than the proposal to adopt the Transaction Agreement are not conditions to the consummation of the Transactions.

Recommendations to Baker Hughes Stockholders (see page 70)

The Baker Hughes board of directors has reviewed and considered the terms of the Transactions and the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, are advisable, fair to, and in the best interests of Baker Hughes and its stockholders and unanimously recommends that Baker Hughes stockholders vote FOR the proposal to adopt the Transaction Agreement and thereby approve the Transactions, including the Mergers. The Baker Hughes board of directors also recommends that you vote FOR the Adjournment Proposal, FOR the Transaction-Related Compensation Proposal, FOR the LTI Plan Proposal, and FOR the Executive Officer Performance Goals Proposal.

Opinion of Baker Hughes’ Financial Advisor (see page 98)

On October 30, 2016, at a meeting of the Baker Hughes board of directors, Goldman Sachs & Co. LLC (sometimes referred to as “Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of October 30, 2016, the date of its written opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration together with the Special Dividend to be paid to the holders of Baker Hughes common stock (other than GE and its affiliates) pursuant to the Transaction Agreement, was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated October 30, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Baker Hughes board of directors in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of the shares of Baker Hughes common stock should vote with respect to the Transactions or any other matter. The engagement letter between Baker Hughes and Goldman Sachs provides for compensation to be paid to Goldman Sachs that is estimated, based on information available as of May 23, 2017 at approximately $39 million, as it may be reduced in accordance with the terms of such engagement letter. Upon the public announcement of the Transaction Agreement, Baker Hughes paid Goldman Sachs $5 million of the compensation and the remainder is payable upon Closing. The amount of compensation to be paid to Goldman Sachs upon Closing depends on the implied per share value of the Merger Consideration to be paid to holders of Baker Hughes common stock pursuant to the Transaction Agreement.

Regulatory Matters Relating to the Transactions (see page 105)

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified required approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of GE and Baker Hughes has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of GE and Baker Hughes filed an initial notification and report on February 2, 2017. On March 6, 2017, the DOJ issued a request for additional information under the HSR Act.

At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of GE or Baker Hughes. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of GE and Baker Hughes. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The Transactions are also subject to approval by governmental authorities in other jurisdictions under the antitrust/competition laws of those jurisdictions. Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of the United States, European Union, Australia, Brazil, Canada, China, Colombia, Ecuador, India, Israel, Kazakhstan, Kenya, Mexico, Pakistan, Russia, Saudi Arabia, Serbia, South Africa and Turkey, to the extent filings are required in any or all of these jurisdictions. In addition, the parties’ obligations to complete the Transactions are also conditioned on (i) the expiration of any other waiting or other time periods, and the receipt of any additional regulatory clearances which, to avoid significant adverse effects, GE reasonably determines to be required as a result of a material change in fact or law, subject to Baker Hughes’ consent, which consent may not be unreasonably withheld, or as otherwise agreed by GE and Baker Hughes, and (ii) Strategic Investment Committee clearance and competition clearance from Russia. The parties have submitted antitrust/competition filings in all of the jurisdictions listed above.

GE has agreed to take any action, including with respect to any request that assets, businesses or product lines be divested or held separate or subject to conduct remedies, limitations or other actions, as may be necessary to resolve such objections, if any, that the FTC, the DOJ, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, may assert in connection with obtaining antitrust clearance for the Transactions so as to enable Closing to occur as soon as reasonably possible (and in any event no later than January 30, 2018 (or such later date as may be permitted under the Transaction Agreement or as extended as described below, the “outside date”)). GE, however, is not required (although it could so choose) to divest or hold separate, or agree to any conduct remedy or similar antitrust action regarding, any assets, businesses or product lines if such assets, businesses or product lines account for, in the aggregate, more than $200 million of 2015 revenue of GE, Baker Hughes and/or any of their respective subsidiaries. The divestiture of certain specified businesses will not be taken into account for purposes of calculating the $200 million divestiture limit. If reaching agreement with the antitrust authorities would require GE to divest or take other action regarding assets, businesses or product lines (excluding the specified businesses) in excess of the $200 million divestiture limit, GE has the option to either divest or take other action with respect to the larger amount or continue to attempt to obtain approval of the antitrust authorities until the outside date. In addition, GE would be required to pay Baker Hughes an antitrust termination fee of $1.3 billion if the Transaction Agreement is terminated because:

•	there is an antitrust-related order or injunction that prevents Closing and that has become final and nonappealable;

•	GE materially breaches its antitrust-related covenants, which breach results in the antitrust condition to Closing being incapable of being satisfied; or

•	the Transactions are not completed by the outside date, and as of such termination the failure to obtain an antitrust approval or an antitrust-related order or injunction prevents Closing but all other conditions to GE’s obligation to close have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination).

GE is entitled to direct the defense of any antitrust investigation or litigation, but must consult with and consider in good faith the view of Baker Hughes. GE has the right to litigate or appeal any proposed antitrust remedial action. However, if such proceedings conclude prior to the outside date with an order restricting the Transactions or if no order has been issued in such proceedings prior to the outside date, then GE must take such actions as are necessary to achieve antitrust approval prior to the outside date, except that GE is not required to take any action that would exceed the $200 million divestiture limit. Notwithstanding the foregoing, divestitures of the specified businesses are not taken into account for purposes of the $200 million divestiture limit, and GE must take any action necessary to resolve any objection raised by a governmental authority in relation to the specified businesses. Baker Hughes is required to take any actions requested by GE to obtain any required regulatory clearances but Baker Hughes is not required to agree to any divestiture or other remedy unless conditioned on Closing.

New Baker Hughes cannot assure you that an antitrust law, competition law or other regulatory challenge to the Transactions will not be made. If a challenge is made, New Baker Hughes cannot predict the result. These filings and approvals are more fully described in “The Transaction Agreement—Government Approvals” beginning on page 141 of this combined proxy statement/prospectus.

Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions (see page 118)

Baker Hughes stockholders should be aware that Baker Hughes’ non-employee directors and executive officers may have interests in the Transactions that are different from, or in addition to, Baker Hughes stockholders’ interests when they consider the recommendation of the Baker Hughes board of directors that they vote (i) for the proposal to adopt the Transaction Agreement and thereby approve the Transactions, including the Mergers, (ii) for the Adjournment Proposal, (iii) for the Transaction-Related Compensation Proposal, (iv) for the LTI Plan Proposal, and (v) for the Executive Officer Performance Goals Proposal. Those interests include, among other things, accelerated vesting of non-employee directors’ and executive officers’ equity awards and, for executive officers, prorated payment of annual bonuses and severance benefits.

The Baker Hughes board of directors was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the Baker Hughes stockholders adopt the Transaction Agreement. These interests are described in “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions” beginning on page 118 of this combined proxy statement/prospectus.

Completion of the Transactions is Subject to a Number of Conditions (see page 134)

As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, completion of the Transactions depends upon the satisfaction or waiver of a number of conditions, including, among others, the following:

•	receipt of the Baker Hughes stockholder approval;

•	clearances and approvals under the rules of antitrust and competition law authorities in various jurisdictions agreed upon among the parties, including the United States and the European Union and the other jurisdictions set forth in “The Transaction Agreement—Government Approvals;”

•	the absence of any law or order prohibiting the consummation of the Transactions;

•	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto;

•	approval for listing on NYSE of the shares of Class A Common Stock issuable to Baker Hughes stockholders pursuant to the Transaction Agreement; and

•	the completion in all material respects of certain restructuring transactions by GE in connection with the Transactions.

GE’s and Baker Hughes’ obligation to complete the Transactions also depends upon the satisfaction or waiver of a number of other conditions, including, among others, the following:

•	the accuracy of the representations and warranties of the other party in the Transaction Agreement, subject to the material adverse effect standard provided in the Transaction Agreement, with specified exceptions;

•	performance by the other party in all material respects of all of its respective obligations required to be performed or complied with under the Transaction Agreement;

•	the nonoccurrence of any continuing fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Baker Hughes or GE O&G; and

•	the delivery by GE of the audited financial statements for GE O&G for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 (including Combined Statement of Financial Position of GE O&G as of December 31, 2014 and December 31, 2015 and Combined Statement of Earnings of GE O&G for the years ended December 31, 2014, December 31, 2015 and December 31, 2016) together with the audited combined balance sheets of GE O&G as of September 30, 2016 and combined statements of income of GE O&G for the nine months ended September 30, 2016 (which we refer to as the “Comparable GE O&G Audited Financial Statements”), and the Comparable GE O&G Audited Financial Statements not differing from the unaudited financial statements in a manner that is material to the intrinsic value of GE O&G in a manner that is adverse. Following its receipt and review of the Comparable GE O&G Audited Financial Statements, Baker Hughes has confirmed to GE its determination that this condition has been satisfied.

If the Transactions are not completed for any reason, Baker Hughes stockholders will not receive any form of consideration for their Baker Hughes common stock in connection with the Transactions, including the Special Dividend. Instead, Baker Hughes will remain an independent publicly traded corporation and its common stock will continue to be listed and traded on NYSE.

We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.

No Solicitation of Alternative Transactions by Baker Hughes (see page 143)

As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, under the Transaction Agreement, Baker Hughes has agreed not to (and to not permit its directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors to) solicit, initiate or knowingly encourage or facilitate, or negotiate, any competing acquisition proposal, subject to the terms of the Transaction Agreement.

For more information regarding the limitations on Baker Hughes and the Baker Hughes board of directors to consider other proposals, see “The Transaction Agreement—Baker Hughes Non-Solicitation; Baker Hughes’ Ability to Change Recommendation” beginning on page 143 of this combined proxy statement/prospectus.

Termination Fees and Expenses May Be Payable in the Event the Transaction Agreement is Terminated by GE or Baker Hughes (see page 146)

General

The Transaction Agreement may be terminated at any time prior to Closing in any of the following ways:

•	by mutual written consent of GE and Baker Hughes;

•	by either GE or Baker Hughes upon written notice to the other if:

•	the Transactions are not completed on or before the outside date, and the party seeking to terminate the Transaction Agreement has not breached its obligations under the Transaction Agreement in a manner that proximately caused the failure of the Transactions to be completed on or before the outside date, except that if the only mutual closing condition under the Transaction Agreement that has not been satisfied by such date is the Strategic Investment Committee clearance and competition clearance from Russia, either GE or Baker Hughes may unilaterally extend the outside date on one or more occasions until no later than April 30, 2018;

•	If either party so terminates the Transaction Agreement and as of such termination the failure to obtain regulatory approval or an antitrust-related order or injunction prevents Closing, but all other conditions to GE’s obligation to close have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date, but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), GE must pay Baker Hughes a fee of $1.3 billion (the “GE Termination Fee”).

•	any injunction, judgment, order or decree prohibiting or permanently enjoining Closing is in effect and has become permanent, final and nonappealable, provided that the party seeking to terminate the Transaction Agreement on such grounds is not then in material breach of any representation, warranty, covenant or other agreement made by it in the Transaction Agreement; or

•	If either party so terminates the Transaction Agreement with respect to an antitrust-related order or injunction, GE must pay Baker Hughes the GE Termination Fee.

•	the Baker Hughes stockholders fail to approve and adopt the Transaction Agreement at the special meeting;

•	If either party so terminates the Transaction Agreement and an alternative proposal for Baker Hughes has been publicly proposed prior to, and not withdrawn at least ten days prior to, the special meeting, and within twelve months after the date the Transaction Agreement is terminated, Baker Hughes enters into a definitive agreement with respect to, or consummates, any alternative proposal, Baker Hughes must pay GE $750 million (the “Baker Hughes Termination Fee”).

•	If either party so terminates the Transaction Agreement and an alternative proposal for Baker Hughes has been publicly proposed prior to, and not withdrawn at least ten days prior to, the special meeting and no Baker Hughes Termination Fee is yet payable pursuant to the previous bullet point, Baker Hughes must reimburse GE’s expenses up to a cap of $40 million.

•	If either party so terminates the Transaction Agreement and an alternative proposal for Baker Hughes has not been publicly proposed prior to, or has been withdrawn at least ten days prior to, the special meeting, Baker Hughes will not be required to reimburse any of GE’s expenses or to pay the Baker Hughes Termination Fee.

•	by Baker Hughes if:

•	GE has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to Closing and (b) is incapable of being cured prior to the outside date or is not cured by GE within 30 days following receipt of written notice from Baker Hughes of such breach or failure to perform, provided that Baker Hughes is not then in breach of any representation, warranty, covenant or other agreement by Baker Hughes contained in the Transaction Agreement in a manner that gives GE the right to terminate the Transaction Agreement;

•	If Baker Hughes so terminates the Transaction Agreement due to GE’s material breach of its regulatory covenants, which breach results in the regulatory condition to Closing being incapable of being satisfied, GE must pay Baker Hughes the GE Termination Fee.

•	the Baker Hughes board of directors has authorized Baker Hughes to enter into a definitive agreement for a competing superior proposal and Baker Hughes enters into such definitive agreement, provided Baker Hughes has not breached its obligations under the no solicitation provisions of the Transaction Agreement;

•	In which case, Baker Hughes must pay GE the Baker Hughes Termination Fee; or

•	the Comparable GE O&G Audited Financial Statements differ from the applicable unaudited GE O&G financial statements in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of GE O&G in a manner that is adverse, and Baker Hughes exercises its termination rights within 20 business days of delivery of such financial statements;

•	In which case, GE must reimburse Baker Hughes’ expenses up to a cap of $40 million.

•	Following its receipt and review of the Comparable GE O&G Audited Financial Statements, Baker Hughes has confirmed to GE that any differences between the Comparable Audited GE O&G Financial Statements and the applicable unaudited financial statements are not material and therefore such termination right is not available to Baker Hughes.

•	by GE if:

•	Baker Hughes has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to Closing and (b) is incapable of being cured prior to the outside date or is not cured by Baker Hughes within 30 calendar days after written notice has been given by GE to Baker Hughes of such breach or failure to perform, provided that GE is not then in breach of any representation, warranty, covenant or other agreement by GE contained in the Transaction Agreement in a manner that gives Baker Hughes the right to terminate the Transaction Agreement;

•	A Change in Recommendation (as defined in “The Transaction Agreement—Baker Hughes’ Ability to Change Recommendation”) has occurred;

•	In which case, Baker Hughes must pay GE the Baker Hughes Termination Fee; or

•	Baker Hughes has breached or failed to perform in any material respect any of its obligations under the no solicitation provisions of the Transaction Agreement.

If the Transaction Agreement is terminated in accordance with its terms, it will become null and void and, except as described below, there will be no liability or obligation on the part of GE, Baker Hughes or their respective affiliates or representatives, provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages (which the parties agreed may include, in addition to the reimbursement of expenses and out-of-pocket costs, and to the extent proven, other damages suffered by the other party calculated based on losses suffered by such other party’s stockholders (taking into consideration all relevant matters and equitable considerations), which shall be deemed in such event to be damages of such other party and not of such other party’s stockholders themselves and may only be pursued by such other party through actions expressly approved by its board of directors) as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in the Transaction Agreement.

GE and Baker Hughes have agreed that where payment of a termination fee is required under the Transaction Agreement, upon such payment, the payment of the termination fee in accordance with the Transaction Agreement will be the exclusive remedy of GE and Baker Hughes, as the case may be, for any loss suffered as a result of the failure of the transactions to be completed and any other losses, damages, obligations or liabilities suffered as a result of or under the Transaction Agreement and the Transactions.

Specific Performance; Remedies (see page 149)

Under the Transaction Agreement, each of GE and Baker Hughes is entitled to specific performance or an injunction (in addition to any other remedy that may be available to the non-breaching party in law or equity) in the event of a breach or threatened breach of the Transaction Agreement.

Class A Common Stock Anticipated to be Listed on NYSE; Baker Hughes Common Stock to be Delisted and Deregistered if the Transactions are Completed (see page 113)

The parties anticipate that shares of Class A Common Stock will be listed on NYSE under the symbol “BHGE.” If the Transactions are completed, Baker Hughes common stock will no longer be listed on NYSE and will be deregistered under the Exchange Act.

Former Baker Hughes Stockholders Will Hold Shares Representing Approximately 37.5% of the Voting Power of the Outstanding Shares of New Baker Hughes Following Closing (see page 130)

Immediately following Closing, GE will hold 100% of the Class B Common Stock, which will represent approximately 62.5% of the voting power of the outstanding shares of the Common Stock (calculated on a fully diluted basis), Baker Hughes stockholders will hold 100% of the Class A Common Stock, which will represent approximately 37.5% of the voting power of the outstanding shares of the Common Stock and 100% of the economic rights in New Baker Hughes.

Differences Exist Between the Rights of the Holders of Class A Common Stock and Baker Hughes Stockholders (see page 178)

Baker Hughes stockholders, whose rights are currently governed by the restated certificate of incorporation of Baker Hughes, as amended, the restated bylaws of Baker Hughes, as amended, and Delaware law, will, upon completion of the Transactions, become stockholders of New Baker Hughes and their rights will be governed by the New Baker Hughes Charter, the New Baker Hughes Bylaws, and Delaware law. As a result, Baker Hughes stockholders will have different rights once they become New Baker Hughes stockholders due to differences between the governing documents of Baker Hughes and New Baker Hughes. These differences are described in detail in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 178 of this combined proxy statement/prospectus.

The Transactions and the Performance of New Baker Hughes are Subject to a Number of Risks (see page 44)

There are a number of risks relating to the Transactions and to the businesses of GE O&G, Baker Hughes and New Baker Hughes. See “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus for a discussion of these and other risks and see also the documents that Baker Hughes has filed with the SEC that are incorporated by reference into this combined proxy statement/prospectus.

Post-Transactions Governance and Management (see pages 234 and 241)

Immediately following Closing, the New Baker Hughes Board will consist of eleven directors, six of whom will be designated by GE (sometimes referred to as the “GE designees”) and five of whom will be designated by Baker Hughes (including Martin Craighead, the Chairman and Chief Executive Officer of Baker Hughes; such directors, and their successors, are sometimes referred to as the “Baker Hughes directors”). The successor Baker Hughes directors will be chosen by the Governance & Nominating Committee of the New Baker Hughes Board, which will be comprised of a majority of Baker Hughes directors who meet certain NYSE independence requirements. GE only has the right to designate directors to the New Baker Hughes Board for so long as it and its affiliates either beneficially own at least 50% of the Common Stock or are required to consolidate New Baker Hughes’ financial results with GE’s financial results. At least one independent Baker Hughes director must be on the New Baker Hughes Audit Committee, at least one non-GE designee must be on the Compensation Committee and at least one independent Baker Hughes director must be on all other New Baker Hughes Board committees. GE and its affiliates are required to vote in favor of all Baker Hughes directors.

Jeffrey R. Immelt, the current Chairman and Chief Executive Officer of GE, will serve as Chairman of the New Baker Hughes Board. Martin Craighead, the current Chairman and Chief Executive Officer of Baker Hughes, will serve as Vice Chairman of the New Baker Hughes Board. In addition, W. Geoffrey Beattie, Gregory D. Brenneman, Clarence P. Cazalot, Jr., Lynn L. Elsenhans, Jamie S. Miller, James J. Mulva, J. Larry Nichols, John G. Rice and Lorenzo Simonelli are expected to be nominated and elected to the New Baker Hughes Board following the completion of the Transactions. For additional information regarding the new directors of New Baker Hughes, please see “Directors of New Baker Hughes” beginning on page 234 of this combined proxy statement/prospectus.

Lorenzo Simonelli, the current President and Chief Executive Officer of GE O&G, will serve as President and Chief Executive Officer of New Baker Hughes. Brian Worrell, the current Vice President and Chief Financial Officer of GE O&G, will serve as Chief Financial Officer of New Baker Hughes. For additional information regarding the new executive officers of New Baker Hughes, please see “Executive Officers and Executive Compensation—Executive Officers of New Baker Hughes” beginning on page 241 of this combined proxy statement/prospectus.

Stockholders Agreement (see page 150)

At Closing, GE and New Baker Hughes will enter into a Stockholders Agreement, which sets forth, among other things:

Corporate Governance

Board Composition. The New Baker Hughes Board will consist of eleven members:

•	GE directors. Six directors will be designated by GE, including the Chairman.

•	Non-GE directors. Five directors will be designated by Baker Hughes, including Martin Craighead, the CEO of Baker Hughes and four directors who are reasonably acceptable to GE that meet NYSE independence standards.

GE will have the right to designate directors for nomination by the New Baker Hughes Board for election and maintain its proportional representation in the New Baker Hughes Board so long as GE:

•	either beneficially owns at least 50% of the voting power of Common Stock; or

•	is required to consolidate the financial statements of New Baker Hughes in accordance with GAAP with those of GE during any fiscal year (the date on which both of these requirements are no longer true is the “Trigger Date”).

The successor non-GE designated directors will be designated by the Governance & Nominating Committee as described below.

Director Nomination, Removal and Vacancies.

With respect to GE-designated directors, until the Trigger Date, GE will have the right to designate six nominees to the New Baker Hughes Board at any annual or special meeting of stockholders and will have the authority to nominate, elect and remove any GE-designated director.

With respect to the non-GE designated directors, the Governance & Nominating Committee will fill any vacancy or designate a person for nomination with a person who is reasonably acceptable to GE.

Committees. The New Baker Hughes Board will initially have the following committees: (i) Audit Committee, (ii) Compensation Committee, and (iii) Governance & Nominating Committee. The Governance & Nominating Committee will consist of five directors, at least three of whom will be Company Independent Directors.

Company Independent Directors are each of the four independent directors initially designated by Baker Hughes and any successor to such director or successor to Martin Craighead who:

•	meets the independence standards under NYSE rules;

•	is not a director designated by GE;

•	is not a current or former member of the board of directors of GE or officer or employee of GE or its affiliates;

•	does not and has not had any other substantial relationship with GE or its affiliates; and

•	is designated by the Governance & Nominating Committee as a “Company Independent Director.”

There will also be a Conflicts Committee, which will be a subcommittee of the Governance & Nominating Committee and will consist solely of non-GE designated independent directors, who satisfy the above independence criteria.

GE Agreement to Vote. GE must cause its shares of Common Stock to be present for quorum purposes at any shareholder meeting, vote in favor of all non-GE directors, and not vote in favor of the removal of any non-GE director other than for cause.

Restrictions on Transfers and Acquisitions

Lockup. For two years after the Closing Date, GE and its affiliates will be prohibited from transferring any shares of Common Stock to any person that is not an affiliate of GE unless approved by the Conflicts Committee. After the expiration of the two-year lockup period, GE and its affiliates generally will be permitted to transfer their shares of Common Stock; provided, they will be prohibited from transferring (without the prior consent of the Conflicts Committee) any shares of Common Stock to any person that is not an affiliate of GE or to any “group” (as such term is used in Section 13(d) of the Exchange Act) if such non-affiliated person or group would beneficially own more than 15% of the voting power of the outstanding shares of Common Stock after such transfer. This 15% ownership restriction will not apply to widely distributed public offerings of Common Stock (including pursuant to “spin-off” and “split-off” transactions).

Upon the fifth anniversary of the Closing Date, transfers of all of GE’s Paired Interests or all of GE’s shares of Class A Common Stock (issued in exchange for Paired Interests pursuant to the Exchange Agreement) will be permitted for transfers meeting certain conditions.

Standstill. For five years following the Closing Date, and subject to certain exceptions, GE and any of its representatives or affiliates will not be able to acquire additional shares of Common Stock or announce or seek to effect such an acquisition of shares, or participate in any tender or exchange offer that would result in GE and its affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Common Stock.

Additionally, during the five-year standstill period following the Closing Date, GE and any of its representatives or affiliates will not be able to:

•	solicit proxies in connection with the election and removal of non-GE directors;

•	solicit any third party to engage in such solicitation;

•	make any public statement or a statement to another stockholder in support of such third-party solicitation or against any of New Baker Hughes’ director nominees;

•	form any “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any Common Stock; or

•	call a special meeting of the stockholders.

Buyout. Any proposal by GE or its affiliates to acquire all of the shares of Common Stock held by non-GE stockholders will be subject to the approval of (i) the Conflicts Committee and (ii) a majority of the non-GE stockholders of New Baker Hughes in accordance with the terms of the Stockholders Agreement.

Preemptive Rights

To the extent permitted under NYSE rules, New Baker Hughes will grant GE the right to purchase its pro rata portion of any securities of New Baker Hughes (other than excluded securities in accordance with the terms of the Stockholders Agreement) that New Baker Hughes proposes to issue or sell.

Related Party Transactions

Subject to the terms of the Stockholders Agreement, any transaction between New Baker Hughes, on the one hand, and GE or its affiliates (other than New Baker Hughes), on the other hand, is required to be on arm’s-length terms and in the best interest of New Baker Hughes. All related party transactions that are not contemplated by the Transaction Documents will be governed by a related party transactions policy as set forth in the Stockholders Agreement.

Financial Information

Until the end of the fiscal year in which the Trigger Date occurs, New Baker Hughes will be subject to financial reporting requirements to GE.

Termination

The Stockholders Agreement will be effective as of the Closing Date and will automatically terminate in the event GE and its affiliates no longer own any shares of Common Stock or own 100% of the outstanding shares of Common Stock.

A copy of the form of the Stockholders Agreement is attached to this combined proxy statement/prospectus as Annex D. For a more detailed summary of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Newco LLC Agreement (see page 154)

At Closing, Newco LLC will enter into and be governed by the Newco LLC Agreement, among GE, two wholly owned subsidiaries of New Baker Hughes and Newco LLC. The Newco LLC Agreement will provide, among other things, as described below.

At Closing, there will be one class of Common Units to be held by two wholly owned subsidiaries of New Baker Hughes and GE. Additionally, EHHC, a wholly owned direct subsidiary of New Baker Hughes will be the managing member of Newco LLC and will be responsible for the day-to-day business and decision-making of Newco LLC without the approval of any other member. EHHC may not be removed as managing member except by its own election and will not, subject to certain exceptions, receive any compensation for its role as managing member.

Newco LLC may make distributions to its members from time to time at the discretion of its managing member generally on a pro rata basis in proportion to the number of Common Units held by each member. Newco LLC will also be required to make distributions to members generally on a pro rata basis in proportion to the number of Common Units held by each member to enable New Baker Hughes to meet its tax obligations and obligations under the Tax Matters Agreement. In accordance with the Tax Matters Agreement, Newco LLC may also be required to make payments to the New Baker Hughes members or GE relating to the sharing of certain tax benefits.

If Newco LLC issues additional Common Units to the New Baker Hughes members, under certain circumstances, including following the issuance of shares of Class A Common Stock in connection with an equity incentive or similar plan, GE will have the right to purchase the number of Paired Interests that would result in GE holding the same percentage of Common Units GE held prior to the issuance. If GE is permitted under the terms of the Stockholders Agreement to purchase additional shares of Class A Common Stock, it will have the right, instead, to purchase Paired Interests on the terms and conditions set forth in the Newco LLC Agreement.

If at any time any shares of Class A Common Stock are repurchased or redeemed by New Baker Hughes for cash, then, except to the extent New Baker Hughes applies cash otherwise available to make such repurchase or redemption, the managing member will cause Newco LLC to repurchase or redeem an appropriate number of Common Units held by the New Baker Hughes members for an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of Class A Common Stock of New Baker Hughes being repurchased or redeemed.

No holder will be able to transfer its Common Units or Class B Common Stock, except pursuant to certain exceptions in the Newco LLC Agreement, the Stockholders Agreement and the Exchange Agreement. In addition, GE will be permitted, subject to certain conditions, to transfer the stock of a corporate subsidiary holding its Class B Common Stock and Common Units to GE shareholders in a “spin-off” or “split-off” transaction.

The unanimous consent of all members holding voting Common Units will be required to voluntarily dissolve Newco LLC. Newco LLC may also be dissolved upon the entry of a decree of judicial dissolution or in accordance with Delaware law. The Newco LLC Agreement also sets out the order of priority of how the proceeds will be distributed upon dissolution of Newco LLC.

Subject to certain limitations in the Stockholders Agreement, GE and Newco LLC may enter into certain agreements or transactions with each other, which will not be considered contrary to any fiduciary duty owed to the other.

Newco LLC will indemnify any member or affiliate, the managing member or its affiliates, any officer, or individual serving at the request of Newco LLC as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or enterprise, subject to the limitations included in the Newco LLC Agreement. The Newco LLC Agreement also states that Newco LLC will maintain directors’ and officers’ liability insurance.

Newco LLC’s managing member and the holders of a majority of voting Common Units must provide their consent in order to amend the Newco LLC Agreement.

A copy of the form of the Newco LLC Agreement is attached to this combined proxy statement/prospectus as Annex E. For a more detailed summary of the Newco LLC Agreement, see “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

Exchange Agreement (see page 158)

At Closing, GE, New Baker Hughes and Newco LLC will enter into an Exchange Agreement. The Exchange Agreement will grant GE the right to surrender Paired Interests to Newco LLC in exchange for shares of Class A Common Stock on a one-to-one basis (subject to adjustment in accordance with the Exchange Agreement) or, at the option of New Baker Hughes, an amount of cash equal to the aggregate value of the shares of Class A Common Stock that would have otherwise been received by GE in the exchange. GE will not, however, have the right to exchange any Paired Interests if GE would own more than 50% of the outstanding shares of Class A Common Stock after the exchange and after giving effect to any disposition of Class A Common Stock made by GE immediately following the exchange. Additionally, New Baker Hughes will be required to reserve and keep available out of its authorized but unissued Class A Common Stock the maximum number of shares of Common Stock to be delivered in an exchange and will be required to take all other actions necessary to preserve the one-to-one ratio (or if different, the applicable exchange rate) between the number of shares of Class A Common Stock and the Common Units owned by wholly owned subsidiaries of New Baker Hughes then outstanding. Following an exchange, each share of Class B Common Stock subject to the exchange will be canceled by New Baker Hughes and the Common Unit constituting a component of the exchange will be deemed transferred by GE to New Baker Hughes. If the exchange is made for a cash payment instead of shares of Class A Common Stock, such Common Unit will be redeemed by Newco LLC.

A copy of the form of the Exchange Agreement is attached to this combined proxy statement/prospectus as Annex F. For a more detailed summary of the Exchange Agreement, see “Certain Agreements Related to the Transactions—Exchange Agreement” beginning on page 158 of this combined proxy statement/prospectus.

Registration Rights Agreement (see page 159)

At Closing, New Baker Hughes and GE will enter into the Registration Rights Agreement. The Registration Rights Agreement will grant GE certain market registration rights, including, demand registration rights and piggyback registration rights, with respect to its registrable securities, consisting of shares of Class A Common

Stock (including shares issuable upon conversion of Class B Common Stock and Common Units and other securities issued or issuable with respect to such shares). New Baker Hughes will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, subject to certain exceptions.

A copy of the form of the Registration Rights Agreement is attached to this combined proxy statement/prospectus as Annex G. For a more detailed summary of the Registration Rights Agreement, see “Certain Agreements Related to the Transactions—Registration Rights Agreement” beginning on page 159 of this combined proxy statement/prospectus.

Tax Matters Agreement (see page 160)

At Closing, New Baker Hughes, GE, EHHC and Newco LLC will enter into a Tax Matters Agreement. The Tax Matters Agreement will govern the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions, including certain restructuring transactions in connection therewith, and the respective rights, responsibilities and obligations of GE and New Baker Hughes with respect to various other tax matters.

A copy of the form of the Tax Matters Agreement is attached to this combined proxy statement/prospectus as Annex H. For a more detailed summary of the Tax Matters Agreement, see “Certain Agreements Related to the Transactions—Tax Matters Agreement” beginning on page 160 of this combined proxy statement/prospectus.

Commercial Agreements

Non-Competition Agreement (see page 161)

At Closing, GE and New Baker Hughes will enter into the Non-Competition Agreement, pursuant to which GE and its subsidiaries (other than New Baker Hughes and its subsidiaries) will agree not to compete in certain oil and gas activities and other discrete oil and gas related segments for a certain period of time following the Closing Date. GE and its subsidiaries will be permitted to engage in certain activities notwithstanding that they may fall within the scope of the competing business. GE and New Baker Hughes will also enter into a separate agreement relating to certain oil and gas related segments not otherwise covered by the Non-Competition Agreement. For a more detailed summary of the Non-Competition Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—Non-Competition Agreement” beginning on page 161 of this combined proxy statement/prospectus.

Supply Agreement (see page 161)

At Closing, GE and certain of its affiliates and New Baker Hughes and certain of its affiliates will enter into a Supply Agreement, pursuant to which GE and certain of its affiliates will supply New Baker Hughes and certain of its affiliates, and New Baker Hughes and certain of its affiliates will supply GE and certain of its affiliates, other than New Baker Hughes and its subsidiaries, as the case may be, with products, equipment, component parts or related services and licensed software as supplied during the 12-month period immediately preceding the signing of the Transaction Agreement, as well as with such other products, equipment, component parts or related services and licensed software that the parties may agree from time to time.

For a more detailed summary of the Supply Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—Supply Agreement” beginning on page 161 of this combined proxy statement/prospectus.

IP Cross-License Agreement (see page 162)

At Closing, GE and Newco LLC will enter into the IP Cross-License Agreement. Under the IP Cross-License Agreement, GE will license and cause its affiliates (other than GE Digital LLC (“GE Digital”)) to license to Newco LLC and its affiliates certain intellectual property controlled (whether directly or indirectly) by GE (other than GE Digital) as of the Closing Date or acquired thereafter for Newco LLC’s use within the field of certain oil and gas activities and certain oil and gas-related segments, and in support of certain limited non-oil and gas Baker Hughes business lines operated as of the Closing Date. In addition, Newco LLC will license and cause its affiliates to license to GE and its affiliates (other than GE Digital) certain intellectual property controlled (whether directly or indirectly) by Newco LLC as of the Closing Date or acquired thereafter for GE’s use outside of the field of the license granted to Newco LLC described in the previous sentence.

For a more detailed summary of the IP Cross-License Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—IP Cross-License Agreement” beginning on page 162 of this combined proxy statement/prospectus.

Trademark License Agreement (see page 163)

At Closing, GE and Newco LLC will enter into the Trademark License Agreement, pursuant to which GE will license to Newco LLC the right to use certain “GE” marks:

1.	On an exclusive basis for use with Newco LLC’s products and services in connection with certain oil and gas activities and discrete oil and gas-related segments;

2.	On a non-exclusive basis for use with Newco LLC’s products and services in connection with other oil and gas activities, the offering of certain polymers, the offering of agricultural chemicals to the agricultural industry, certain geothermal activities and other discrete oil and gas-related segments in which GE is also permitted to sell products and services; and

3.	On a non-exclusive basis for use in Newco LLC’s corporate name.

The license is granted on a non-transferable and worldwide basis, and is sublicensable to certain of Newco LLC’s subsidiaries. The license is royalty-bearing and the royalty is included as part of the Corporate Assessment paid by Newco LLC to GE under the Intercompany Services Agreement.

For a more detailed summary of the Trademark License Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—Trademark License Agreement” beginning on page 163 of this combined proxy statement/prospectus.

GE Digital Master Products and Services Agreement (see page 163)

At Closing, GE Digital and Newco LLC will enter into the GE Digital Master Products and Services Agreement, pursuant to which GE Digital will provide to Newco LLC certain digital products and services that are offered by GE Digital to GE’s other industrial business segments and to the public. The products and services will be offered for use in connection with the combined business of Baker Hughes and GE O&G on terms and conditions, including pricing, that are generally consistent with those offered by GE Digital to GE’s other industrial business segments. Newco LLC may also offer to its customers certain products and services offered by GE Digital under the agreement.

For a more detailed summary of the GE Digital Master Products and Services Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—GE Digital Master Products and Services Agreement” beginning on page 163 of this combined proxy statement/prospectus.

Intercompany Services Agreement (see page 164)

At Closing, GE and Newco LLC will enter into the Intercompany Services Agreement, pursuant to which GE and its affiliates and Newco LLC and its affiliates will provide various services to each other. The services that will be provided under the Intercompany Services Agreement will include, among other things, general corporate administrative services, facilities confidential access to certain GE proprietary technology and certain Newco LLC proprietary technology, certain service arrangements and processes in effect between GE and GE O&G preceding the signing of the Transaction Agreement, and specialized and tailored technology research and development services related to GE’s or Newco LLC’s business and operations.

For a more detailed summary of the Intercompany Services Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreements—Intercompany Services Agreement” beginning on page 164 of this combined proxy statement/prospectus.

Market Prices and Dividend Information

Baker Hughes common stock is listed on the NYSE and Baker Hughes’ trading symbol is “BHI.”

The following table sets forth the closing prices for Baker Hughes common stock as reported on the NYSE on October 27, 2016, the day that GE confirmed, after the close of trading on the NYSE, that it was in talks with Baker Hughes regarding a transaction, and May 22, 2017, the most recent practicable trading day prior to the date of this combined proxy statement/prospectus.

Baker Hughes Closing Price
October 27, 2016	$54.55
May 22, 2017	$58.00

The following table sets forth, for the calendar quarters indicated, based on published financial sources: (i) the high and low sale prices of shares of Baker Hughes common stock as reported on the NYSE and (ii) the cash dividends paid per share of Baker Hughes common stock.

	Baker Hughes Common Stock
	Price Range		Cash Dividends Declared
	High	Low
Year Ended December 31, 2017
First Quarter	$65.03	$56.28	$0.17
Second Quarter (through May 22, 2017)	61.71	57.13	0.17

Year Ended December 31, 2016
Fourth Quarter	$66.89	$49.96	$0.17
Third Quarter	52.70	43.54	0.17
Second Quarter	49.52	39.36	0.17
First Quarter	47.44	38.88	0.17

Year Ended December 31, 2015
Fourth Quarter	$57.33	$43.36	$0.17
Third Quarter	61.13	45.76	0.17
Second Quarter	69.13	61.11	0.17
First Quarter	65.04	53.53	0.17

Year Ended December 31, 2014
Fourth Quarter	$65.83	$50.02	$0.17
Third Quarter	75.35	65.06	0.17
Second Quarter	74.63	63.37	0.15
First Quarter	65.27	51.82	0.15

We urge you to obtain current market quotations for Baker Hughes common stock. We cannot give any assurance as to the future prices or markets for Baker Hughes common stock or Class A Common Stock.

Market price data for New Baker Hughes has not been presented because the Class A Common Stock is not listed for trading on any exchange or automated quotation service.

In connection with the Transactions, New Baker Hughes will pay a special one-time cash dividend of $17.50 per share of Class A Common Stock to the holders of record of such shares on the Closing Date. Whether the New Baker Hughes Board exercises its discretion to propose any dividends to holders of Class A Common Stock in the future will depend on many factors, including New Baker Hughes’ financial condition, earnings, capital requirements of New Baker Hughes’ business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that the New Baker Hughes Board deems relevant. There can be no assurance that New Baker Hughes will pay a dividend on its Class A Common Stock in the future. See “Description of New Baker Hughes Capital Stock—New Baker Hughes Common Stock—Dividend Rights” beginning on page 195 of this combined proxy statement/prospectus.

SELECTED HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of Baker Hughes

The selected historical consolidated financial data below as of and for the three months ended March 31, 2016 and 2017 has been derived from Baker Hughes’ unaudited consolidated condensed financial statements as of and for such periods, as contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which is incorporated by reference in this combined proxy statement/prospectus. The selected historical consolidated financial data of Baker Hughes for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015 have been derived from Baker Hughes’ audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this combined proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2013 and 2012 and as of December 31, 2014, 2013 and 2012 have been derived from Baker Hughes’ audited consolidated financial statements, which have not been incorporated by reference in this combined proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Baker Hughes or New Baker Hughes, and you should read the following information together with Baker Hughes’ audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2016 and in Baker Hughes’ Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which are incorporated by reference in this combined proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 250 of this combined proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
In millions, except per share data	2017	2016	2016	2015	2014	2013	2012
	Unaudited
Statements of Income
Total revenue	$2,262	$2,670	$9,841	$15,742	$24,551	$22,364	$21,361
Operating income (loss)	(30)	(559)	(1,623)	(2,396)	2,859	1,949	2,192
Net income (loss)	(130)	(981)	(2,736)	(1,974)	1,731	1,103	1,317
Basic earnings (loss) per share attributable to Baker Hughes:
Basic	$(0.30)	$(2.22)	$(6.31)	$(4.49)	$3.93	$2.47	$2.98
Diluted	(0.30)	(2.22)	(6.31)	(4.49)	3.92	2.47	2.97
Dividends per share	0.17	0.17	0.68	0.68	0.64	0.60	0.60

	As of March 31, 2017	As of Year Ended December 31,
		2016	2015	2014	2013	2012
	Unaudited
Balance Sheets
Total assets	$18,676	$19,034	$24,080	$28,827	$27,934	$26,689
Long-term debt	2,884	2,886	3,890	3,913	3,882	3,837
Total equity	12,551	12,737	16,382	18,730	17,912	17,268

Selected Historical Financial Data of GE O&G

The following table sets forth the selected combined historical financial information for GE O&G as of and for the periods ended on the dates indicated below. The unaudited selected historical Combined Statement of Earnings Data for the three months ended March 31, 2016 and 2017, and the unaudited selected historical Combined Statement of Financial Position Data as of March 31, 2016 and 2017 have been derived from the unaudited condensed combined financial statements of GE O&G for the interim periods ended March 31, 2017 and 2016 which are included in the section entitled “Unaudited Financial Statements of GE O&G” beginning on page FS-1 of the combined proxy statement/prospectus. The selected historical Combined Statement of Earnings Data for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, and the selected historical Combined Statement of Financial Position Data as of December 31, 2015 and December 31, 2016 have been derived from GE O&G’s audited combined financial statements for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, which are included in the section entitled “Financial Statements of GE O&G” beginning on page FS-1 of this combined proxy statement/prospectus. The selected historical balance sheet data as of December 31, 2014 presented below have been derived from our accounting records, which are unaudited. GE O&G’s combined financial statements have been prepared in accordance with GAAP. GE O&G’s results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus.

The selected combined historical financial information should be read in conjunction with GE O&G’s financial statements and the accompanying notes in the sections titled “Financial Statements of GE O&G” beginning on page FS-1 of this combined proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G” beginning on page 212 of this combined proxy statement/prospectus.

Neither the information set forth in the following table nor the combined financial statements of GE O&G included elsewhere in this combined proxy statement/prospectus represent the financial position or results of operations of either the Oil & Gas operating segment of General Electric Company or GE. The information set forth in the table below covers periods prior to the consummation of the Transactions described elsewhere in this combined proxy statement/prospectus and does not reflect its effect on future periods. GE O&G did not operate as a standalone entity in the past and, accordingly, the following information is not necessarily indicative of GE O&G’s future performance and does not reflect what GE O&G’s financial performance would have been had GE O&G operated as a standalone company during the periods presented.

Selected combined historical financial information for the years ended December 31, 2013 and 2012 has been omitted from this presentation. GE O&G did not operate as a standalone company during this period, and the preparation of such information in accordance with GAAP would entail significant effort and expense, while providing limited additional insight to investors. Since 2012 and 2013, GE O&G has experienced significant mergers and acquisitions activity, including the acquisition of Lufkin Industries, Inc. in 2013 and Cameron Reciprocating Compression in 2014, as well as the divestiture of its Advanced Sensors business in 2013, Wayne Fueling Systems in 2014 and Industrial Air & Gas Technology in 2015. In addition, internal reorganizations between segments at GE have had the effect of further reducing the comparability between these periods and those presented below.

	Three Months Ended March 31,		Year Ended December 31,
(in millions)	2017	2016	2016	2015	2014
	Unaudited	Unaudited
Combined Statement of Earnings Data
Revenues	$3,111	$3,407	$13,269	$16,688	$19,191
Cost of goods and services sold	2,361	2,698	10,382	12,448	14,280
Selling, general and administrative expenses	565	525	2,058	2,184	2,402
Goodwill impairment(1)	—	—	—	2,080	—
Other expenses/(income), net	(11)	25	97	(33)	(13)

Operating income	196	159	732	9	2,522
Non-operating expense, net	31	39	148	167	186

Income (loss) before income taxes	165	120	584	(158)	2,336
Income tax (provision) benefit	(42)	(42)	(250)	(473)	(484)

Net income (loss)	123	78	334	(631)	1,852
Net income (loss) attributable to noncontrolling interests	(2)	(63)	(69)	(25)	12

Net income (loss) attributable to GE O&G	$125	$141	$403	$(606)	$1,840

	As of March 31,		As of December 31,
	2017	2016	2016	2015	2014
	Unaudited	Unaudited			Unaudited
Combined Statement of Financial Position Data
Cash and equivalents	$1,027	$1,267	$981	$1,432	$1,390
Working capital (current assets less current liabilities)	2,468	2,257	2,467	1,852
Property, plant and equipment, net	2,284	2,461	2,325	2,554	2,779
Total assets	22,034	22,641	21,721	23,133	26,496
Total equity	15,287	14,921	14,855	14,545	16,386

(1)	Goodwill impairment recognized in 2015. See Note 7, “Goodwill and Other Intangible Assets” of the Notes to Consolidated Financial Statements for further discussion.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following (i) selected Unaudited Pro Forma Condensed Combined Statement of Earnings Information of New Baker Hughes for the three months ended March 31, 2017 and for the year ended December 31, 2016, have been prepared to give effect to the Transactions as if Closing had occurred on January 1, 2016 and (ii) selected Unaudited Pro Forma Condensed Combined Statement of Financial Position Information of New Baker Hughes as of March 31, 2017 has been prepared to give effect to the Transactions as if Closing had occurred on March 31, 2017.

The following selected Unaudited Pro Forma Condensed Combined Financial Information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Transactions taken place on January 1, 2016 for statements of operations purposes and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus. The following selected Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes beginning on page 166 of this combined proxy statement/prospectus.

	For the Three Months Ended March 31, 2017	For the Year Ended December 31, 2016
	(In millions except for per share data)	(In millions except for per share data)
Pro Forma Condensed Combined Statement of Earnings:
Revenues	$5,373	$23,110
Cost of goods and services sold	4,333	20,524
Income (loss) before income taxes	121	(1,571)
Net income (loss) attributable to the business	9	(904)
Basic earnings (loss) per share	0.02	(2.08)
Diluted earnings (loss) per share	0.02	(2.08)

	As of March 31, 2017

Pro Forma Condensed Combined Statement of Financial Position:
Total assets	$54,123
Total debt, including current portion	3,691
Total liabilities	14,118
Total equity	40,005

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

The following table summarizes unaudited per share information for New Baker Hughes on a pro forma equivalent basis based on the exchange ratio of 1.00 share of Baker Hughes common stock for 1.00 share of Common Stock. It has been assumed for purposes of the pro forma combined financial information provided below that Closing had occurred on January 1, 2016 for income per share purposes. The following information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes beginning on page 166 of this combined proxy statement/prospectus.

Baker Hughes common stock is listed on NYSE under the “BHI” trading symbol. GE O&G was not a separately traded public company during the period.

	Twelve Months Ended December 31, 2016
	Historical
	GE O&G	Baker Hughes	Pro Forma Combined
Basic and diluted earnings (loss) per share	—	$(6.31)	$(2.08)
Cash dividends per share	—	(0.68)	(0.68)
Book value per share at period end	—	29.35	34.06
Weighted average common shares (Basic and diluted)	—	434,000,000	434,000,000

	Three Months Ended March 31, 2017
	Historical
	GE O&G	Baker Hughes	Pro Forma Combined
Basic and diluted earnings (loss) per share	—	$(0.30)	$0.02
Cash dividends per share	—	(0.17)	(0.17)
Book value per share at period end	—	29.26	35.37
Weighted average common shares (Basic)	—	429,000,000	429,000,000
Weighted average common shares (Diluted)	—	429,000,000	430,000,000

RISK FACTORS

Baker Hughes stockholders should carefully consider the following factors, in addition to those factors discussed elsewhere in this combined proxy statement/prospectus, before voting at the special meeting.

Risk Factors Related to the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to Baker Hughes’ business and operations.

The Transactions are subject to several closing conditions, including the adoption of the Transaction Agreement by Baker Hughes’ stockholders, the effectiveness of a registration statement relating to the registration of the issuance of the Class A Common Stock in the Transactions, the approval of the listing of the Class A Common Stock on NYSE, the expiration or termination of any applicable waiting period under the HSR Act and the receipt of regulatory approvals in certain other jurisdictions. If any one of these conditions is not satisfied or waived, the Transactions may not be completed. There is no assurance that the Transactions will be completed on the terms or timeline currently contemplated, or at all. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 134 of this combined proxy statement/prospectus for a more detailed discussion.

The parties have not yet obtained all regulatory clearances, consents and approvals required to complete the Transactions. Governmental or regulatory agencies could still seek to block or challenge the Transactions or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the Transactions. These restrictions could include a requirement to sell certain specified businesses that GE is obligated under the terms of the Transaction Agreement to divest if necessary to obtain such regulatory approvals. See “The Transaction Agreement—Government Approvals” beginning on page 141 of this combined proxy statement/prospectus. If these approvals are not received, then neither Baker Hughes nor GE will be obligated to complete the Transactions. If the approvals could be received, but the applicable regulatory agency is not satisfied that a qualified buyer has been found or imposes on a party any antitrust action that would have an effect exceeding $200 million in revenue for the twelve months ended December 31, 2015 (other than with respect to the divestiture of certain specified businesses, which are not subject to the preceding limitations), GE would not be required to agree to undertake such actions and neither Baker Hughes nor GE would be obligated to complete the Transactions.

If Baker Hughes’ stockholders do not approve and adopt the Transaction Agreement or if the Transactions are not completed for any other reason, Baker Hughes would be subject to a number of risks, including the following:

•	Baker Hughes and its stockholders would not realize the anticipated benefits of the Transactions, including the Special Dividend of $17.50 per share of Class A Common Stock and any anticipated synergies from combining Baker Hughes and GE O&G;

•	Baker Hughes may be required to pay a termination fee of $750 million if the Transaction Agreement is terminated (i) due to an adverse change in the Baker Hughes board of directors’ recommendation to Baker Hughes’ stockholders to approve the Transactions, (ii) in order to allow it to proceed with an alternative acquisition, or (iii) if an alternative acquisition proposal is made before the Baker Hughes stockholders’ meeting to vote on the Transactions, the Transaction Agreement is terminated because Baker Hughes’ stockholders have not approved the Transactions upon a vote at the special meeting and Baker Hughes enters into an agreement with respect to an alternative acquisition within twelve months following the termination of the Transaction Agreement; and

•	the trading price of Baker Hughes common stock may experience increased volatility to the extent that the current market prices reflect a market assumption that the Transactions will be completed.

The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations of Baker Hughes or the trading price of Baker Hughes common stock. Baker Hughes is also exposed to general competitive pressures and risks, which may be increased if the Transactions are not completed.

Each of Baker Hughes and GE O&G will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect each of them.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on either or both of Baker Hughes and GE O&G, regardless of whether the Transactions are eventually completed, and, consequently, on New Baker Hughes. These uncertainties may impair Baker Hughes’ and GE O&G’s ability to attract, retain and motivate key personnel until the Transactions are completed, or the Transaction Agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with Baker Hughes or GE O&G to seek to change existing business relationships with Baker Hughes or GE O&G.

Employee retention and recruitment may be particularly challenging for Baker Hughes and GE O&G during the pendency of the Transactions, as employees and prospective employees may experience uncertainty about their future roles with New Baker Hughes. For each of Baker Hughes and GE O&G, the departure of existing key employees or the failure of potential key employees to accept employment with New Baker Hughes, despite Baker Hughes’ and GE O&G’s retention and recruiting efforts, could have a material adverse impact on Baker Hughes’ and New Baker Hughes’ business, financial condition and operating results, regardless of whether the Transactions are eventually completed.

The pursuit of the Transactions and the preparation for the integration of Baker Hughes and GE O&G have placed, and will continue to place, a significant burden on the management and internal resources of both Baker Hughes and GE O&G. There is a significant degree of difficulty and management distraction inherent in the process of closing the Transactions and integrating Baker Hughes and GE O&G, which could cause an interruption of, or loss of momentum in, the activities of each company’s existing businesses, regardless of whether the Transactions are eventually completed. Before and immediately following Closing, the management teams of Baker Hughes and GE O&G will be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage their respective existing businesses, service existing customers, attract new customers and develop new products, services or strategies. One potential consequence of such distractions could be the failure of management to realize other opportunities that could be beneficial to Baker Hughes or GE O&G, respectively. If Baker Hughes’ or GE O&G’s senior management is not able to effectively manage the process leading up to and immediately following Closing, or if any significant business activities are interrupted as a result of the integration process, the business of Baker Hughes or GE O&G could suffer.

In addition, the Transaction Agreement restricts Baker Hughes and GE O&G from making certain acquisitions and taking other specified actions without the consent of the other until the Transactions are consummated or the Transaction Agreement is terminated. These restrictions may prevent Baker Hughes and GE O&G from pursuing otherwise attractive business opportunities and making other changes to their businesses before completion of the Transactions or termination of the Transaction Agreement. For a description of the restrictive covenants applicable to Baker Hughes and GE O&G, see the section titled “The Transaction Agreement—Operations of Baker Hughes and GE O&G Pre-Closing” beginning on page 136 of this combined proxy statement/prospectus.

The integration of Baker Hughes and GE O&G following Closing will present challenges that may result in a decline in the anticipated benefits of the Transactions.

The Transactions involve the combination of two businesses that currently operate as independent businesses. New Baker Hughes will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Transactions, management attention and resources will be required to plan for such integration. Potential difficulties New Baker Hughes may encounter in the integration process include the following:

•	the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits New Baker Hughes to achieve the cost savings and operating synergies anticipated to result from the Transactions, which could result in the anticipated benefits of the Transactions not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either or both of the two businesses deciding not to do business with New Baker Hughes, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions;

•	integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•	consolidating and rationalizing information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and

•	preserving important relationships of both Baker Hughes and GE O&G and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of key employees or skilled workers of Baker Hughes and GE O&G. The loss of key employees and skilled workers could adversely affect New Baker Hughes’ ability to successfully conduct its business because of their experience and knowledge of Baker Hughes’ and GE O&G’s businesses. In addition, New Baker Hughes could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of Baker Hughes and GE O&G. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Baker Hughes’ and GE O&G’s segments. If New Baker Hughes experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of New Baker Hughes during this transition period and for an undetermined period after completion of the Transactions.

Ownership interests will not be adjusted if there is a change in the value of Baker Hughes or GE O&G and their respective assets before the Transactions are completed.

The paired interests of Common Units and Class B Common Stock received by GE and the Class A Common Stock received by former stockholders of Baker Hughes in connection with the Transactions will not be adjusted if there is a change in the value or assets of Baker Hughes or GE O&G prior to the consummation of the Transactions. Baker Hughes will not be required to consummate the Transactions if there has been any “material adverse effect” (as this term is described in the section “The Transaction Agreement—Representations and Warranties” beginning on page 133 of this combined proxy statement/prospectus) with respect to GE O&G. However, Baker Hughes will not be permitted to terminate the Transaction Agreement or re-solicit the vote of Baker Hughes stockholders because of any changes in the market prices of Baker Hughes’ common stock or any changes in the value of GE O&G that do not constitute a material adverse effect with respect to GE O&G.

The Transaction Agreement contains provisions that may discourage other companies from trying to acquire Baker Hughes.

The Transaction Agreement contains provisions that may discourage third parties from submitting business combination proposals to Baker Hughes that might result in greater value to Baker Hughes stockholders than the

Transactions. The Transaction Agreement generally prohibits Baker Hughes from soliciting any competing acquisition proposal. In addition, if the Transaction Agreement is terminated by Baker Hughes or GE in circumstances that obligate Baker Hughes to pay a termination fee and to reimburse transaction expenses to GE, Baker Hughes’ financial condition may be adversely affected as a result of the payment of the termination fee and transaction expenses, which might deter third parties from proposing alternative business combination proposals.

The shares of Class A Common Stock to be received by Baker Hughes stockholders as a result of the Transactions will have different rights from shares of Baker Hughes common stock.

Following Closing, Baker Hughes stockholders will no longer be stockholders of Baker Hughes but will instead be stockholders of New Baker Hughes holding Class A Common Stock. There are important differences between the rights of Baker Hughes stockholders and the rights of holders of Class A Common Stock. For a description of different rights associated with Baker Hughes common stock and Class A Common Stock, see the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 178 of this combined proxy statement/prospectus.

No trading market currently exists for Class A Common Stock.

Prior to Closing, there is no trading market for the Class A Common Stock. At Closing, the Class A Common Stock is expected to be listed for trading on NYSE. However, there can be no assurance that an active market for the Class A Common Stock will develop after Closing, or if it develops, that such market will be sustained. In the absence of an active trading market for the Class A Common Stock, investors may not be able to sell their Class A Common Stock at the time that they would like to sell.

Following the completion of the Transactions, New Baker Hughes will be controlled by GE. The interests of GE may differ from the interests of other stockholders of New Baker Hughes.

Immediately following Closing, GE will beneficially own and possess voting power over approximately 62.5% of the fully diluted shares of Common Stock. Under the Stockholders Agreement, GE may acquire additional shares of Common Stock up to an aggregate of 65% of Common Stock without the approval of the Conflicts Committee of the New Baker Hughes Board during the five-year period following Closing.

Through its ownership of a majority of New Baker Hughes’ voting power and the provisions set forth in the New Baker Hughes Charter, the New Baker Hughes Bylaws and the Stockholders Agreement, GE will have the ability to designate and elect a majority of New Baker Hughes’ directors. As a result of GE’s ownership of a majority of the voting power of Common Stock, New Baker Hughes will be a “controlled company” as defined in NYSE listing rules and will, therefore, not be subject to NYSE requirements that would otherwise require New Baker Hughes to have (i) a majority of independent directors, (ii) a nominating committee composed solely of independent directors, (iii) the compensation of its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Under the Stockholders Agreement, the New Baker Hughes Board will generally have five directors not designated by GE and six directors designated by GE. For further information regarding the New Baker Hughes Board and its committees following Closing, please see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

GE will also have control over all other matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance, subject to the terms of the Stockholders Agreement relating to GE’s agreement to vote in favor of director nominees not designated by GE and to proposals by GE to acquire all of the shares of Common Stock held by non-GE stockholders that are described in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus. GE may have different interests than other holders of Common Stock and may make decisions adverse to your interests.

Among other things, GE’s control could delay, defer, or prevent a sale of New Baker Hughes that the company’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire Class A Common Stock and, as a result, might harm the market price of that Class A Common Stock.

Given GE’s ownership of the majority of the outstanding voting securities of New Baker Hughes and the interactions that will take place between New Baker Hughes and GE through the GE Store and otherwise, the success of New Baker Hughes will depend in part on the reputation and success of GE.

Members of the management and board of directors of Baker Hughes have interests in the Transactions that are different from, or in addition to, those of other stockholders.

In considering whether to approve the Transactions, Baker Hughes stockholders should recognize that members of Baker Hughes management and the Baker Hughes board of directors have interests in the Transactions that differ from, or are in addition to, their interests as stockholders of Baker Hughes. For a description of these interests, see the section titled “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions” beginning on page 118 of this combined proxy statement/prospectus.

Baker Hughes and New Baker Hughes will incur transaction-related and restructuring costs in connection with the Transactions and the integration of the two businesses.

Baker Hughes and New Baker Hughes will incur transaction-related and restructuring costs in connection with the Transactions and New Baker Hughes will incur costs in connection with the integration of Baker Hughes’ and GE O&G’s businesses. There are many systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. Baker Hughes and GE O&G are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide estimates of these costs. The costs related to restructuring will be included as a liability in the purchase price allocation or expensed as incurred, depending on the nature of the restructuring activity. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the cost synergies that New Baker Hughes expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost synergies related to the integration of the businesses following the completion of the Transactions, and accordingly, any net synergies may not be achieved in the near term or at all. These integration expenses may result in New Baker Hughes taking significant charges against earnings following the completion of the Transactions. Some of these costs and expenses will be incurred even if the Transactions are not consummated.

The historical financial information of GE O&G may not be representative of its results or financial condition if it had been operated independently of GE and, as a result, may not be a reliable indicator of its future results.

GE O&G is currently a business segment of GE. Consequently, the financial information of GE O&G included in this document has been derived from the consolidated financial statements and accounting records of GE and reflects all direct costs as well as an allocation of indirect costs based on assumptions and allocations made by GE management. The financial position, results of operations and cash flows of GE O&G presented may be different from those that would have resulted had GE O&G been operated independently of GE during the applicable periods or at the applicable dates. For example, in preparing the financial statements of GE O&G,

GE made allocations of costs and GE corporate expenses deemed to be attributable to GE O&G. However, these costs and expenses reflect the costs and expenses attributable to GE O&G operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by GE O&G had it been operated independently. As a result, the historical financial information of GE O&G may not be a reliable indicator of its future results.

The unaudited pro forma combined financial information of Baker Hughes and GE O&G is not intended to reflect what actual results of operations and financial condition would have been had Baker Hughes and GE O&G been a combined company for the periods presented, and therefore these results may not be indicative of New Baker Hughes’ future operating performance.

Because Baker Hughes will combine with GE O&G only upon completion of the Transactions, it has no available historical financial information that combines the financial results for Baker Hughes and GE O&G. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of GE O&G and Baker Hughes.

The unaudited pro forma combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what New Baker Hughes’ actual results or financial condition would have been if the Transactions had occurred on the relevant dates. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that New Baker Hughes, Baker Hughes and GE believe are reasonable. These assumptions, however, are merely preliminary and will be updated only after Closing. The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting, with GE O&G considered the acquirer of Baker Hughes. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of Baker Hughes. In arriving at the estimated fair values, Baker Hughes and GE have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of the assets and liabilities related to Baker Hughes to be held by New Baker Hughes following the consummation of the Transactions. Following Closing, New Baker Hughes will have a one-year period to complete the purchase price allocation after considering the fair value of Baker Hughes’ assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different from that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that GE O&G’s or Baker Hughes’ management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what New Baker Hughes’ results of operations or operating condition would have been had Baker Hughes and GE O&G been a combined entity during all periods presented, or what New Baker Hughes’ results of operations and financial condition will be in the future.

Business issues currently faced by one company may be imputed to the operations of the combined company.

To the extent that either GE O&G or Baker Hughes currently has or is perceived by customers to have operational challenges, those challenges may raise concerns by existing customers of the other company following Closing, which may limit or impede New Baker Hughes’ future ability to obtain additional orders for products or services from those customers.

If New Baker Hughes were to cease being a subsidiary of GE in the future, such a separation could adversely affect our business and profitability due to GE’s strong brand and reputation.

As a segment of GE, GE O&G has marketed and, as a subsidiary, New Baker Hughes expects to market many of its products and services using the “GE” brand name and logo. New Baker Hughes believes that the association with GE will provide many benefits, including:

•	a world-class brand associated with trust, integrity and longevity;

•	perception of high-quality products and related services;

•	strong research and development, intellectual property, and technology;

•	preferred status among our suppliers, customers and employees; and

•	established relationships with regulators.

Although GE will license to New Baker Hughes the right to use certain “GE” marks in its corporate name and in the products and services of New Baker Hughes’ business in connection with certain oil and gas activities and other discrete oil and gas segments, there is a risk that New Baker Hughes might be adversely affected if the license were to expire or otherwise terminate. See “Certain Agreements Related to the Transactions—Commercial Agreements—Trademark License Agreement” beginning on page 163 of this combined proxy statement/prospectus.

While there is no present intention to separate New Baker Hughes from GE, if we were to cease being a subsidiary of GE, such a separation could adversely affect our ability to attract and retain customers. We may be required to provide more favorable pricing and other terms to our customers and take other action to maintain our relationship with existing, and attract new, customers, all of which could have a material adverse effect on our business, financial condition and results of operations.

The terms of our commercial arrangements with GE following Closing may be more favorable than we will be able to obtain from an unaffiliated third party. If we were to cease being a subsidiary of GE, we may be unable to replace the services GE provides us in a timely manner or on comparable terms.

Newco LLC and GE will enter into certain service, supply and license agreements in connection with the completion of the Transactions. Pursuant to such agreements, GE and its affiliates will agree to provide us with certain services after the Transactions through the GE Store, including treasury, payroll, certain human resources and employee benefit services and procurement and sourcing support.

Baker Hughes negotiated these arrangements with GE in anticipation of New Baker Hughes becoming a subsidiary of GE. Although GE will be contractually obligated to provide us with services during the term of these agreements, we cannot assure you that these services will be sustained at the same level after the expiration of such agreements, or that we will be able to replace these services in a timely manner or on comparable terms. In addition, if we cease to be a controlled subsidiary of GE, certain of these arrangements will automatically terminate. For a more detailed discussion of certain consequences of dispositions by GE of all or part of its interest in New Baker Hughes, see “Certain Agreements Related to the Transactions” beginning on page 150 of this combined proxy statement/prospectus. If services are no longer procured from GE pursuant to those arrangements, or if certain arrangements are terminated, our costs of procuring those services from third parties may increase. The agreements also contain terms and provisions that may be more favorable to us than terms and provisions we might have obtained in arm’s-length negotiations with unaffiliated third parties. For a description of these agreements, see “Certain Agreements Related to the Transactions” beginning on page 150 of this combined proxy statement/prospectus.

Some of Baker Hughes’ existing agreements contain change in control or early termination rights that may be implicated by the Transactions.

Parties with which Baker Hughes currently does business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transactions, including with respect to current or future business relationships with Baker Hughes and New Baker Hughes. As a result, the business relationships of Baker Hughes may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Baker Hughes and New Baker Hughes. For example, certain customers and collaborators may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Transactions. These disruptions could harm our relationships with existing customers and preclude us from attracting new customers, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of Baker Hughes or New Baker Hughes. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transactions.

Some of GE O&G’s customers may experience uncertainty associated with the Transactions, which may limit New Baker Hughes’ business.

Parties with which GE, in respect of GE O&G, currently does business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transactions, including with respect to future business relationships with New Baker Hughes. As a result, the business relationships of New Baker Hughes may be subject to disruptions if customers, suppliers, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than GE, in respect of GE O&G or New Baker Hughes. For example, certain customers and collaborators of GE O&G may exercise contractual termination rights as they arise or elect to not renew contracts with GE O&G. These disruptions could harm relationships with existing customers, suppliers or others and preclude us from attracting new customers, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of New Baker Hughes. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transactions.

GE could engage in business and other activities that compete with us.

GE has agreed that for a certain period of time following the Closing Date, it and its subsidiaries (other than New Baker Hughes and its subsidiaries) will not compete in certain oil and gas activities and other discrete oil and gas related segments. See “Certain Agreements Related to the Transactions—Commercial Agreements—Non-Competition Agreement” beginning on page 161 of this combined proxy statement/prospectus.

Subject to the terms of the Non-Competition Agreement, GE or any of its subsidiaries may engage in certain activities notwithstanding that they may fall within the scope of the competing business. Following the completion of the Transactions, GE will continue to engage in these activities. In addition, if we engage in activities outside the scope of the Non-Competition Agreement, GE will not be restricted from engaging in such activities in competition with us. See “Certain Agreements Related to the Transactions—Commercial Agreements—Non-Competition Agreement” beginning on page 161 of this combined proxy statement/prospectus for a more detailed discussion. To the extent that GE engages in the same or similar business activities or lines of business as us, or engages in business with any of our partners, customers or vendors, our ability to successfully operate and expand our business may be hampered.

The corporate opportunity provisions in the New Baker Hughes Charter could enable GE to benefit from corporate opportunities that might otherwise be available to us.

The New Baker Hughes Charter will contain provisions related to corporate opportunities that may be of interest to both New Baker Hughes and GE. These provisions will provide in general that (i) a corporate opportunity offered to any person who is a director, but not an officer or employee of New Baker Hughes and who is also a director, officer and/or employee of GE will belong to New Baker Hughes if the opportunity is offered to such person in his or her capacity as a director of New Baker Hughes and otherwise will belong to GE and (ii) a corporate opportunity offered to any person who is an officer or employee of New Baker Hughes and also is a director, officer and/or employee of GE will belong to New Baker Hughes unless it is offered to such person in his or her capacity as a director, officer and/or employee of GE, in which case it will belong to GE. The absence of a duty on the part of GE or its affiliates or its designees on the New Baker Hughes Board to present corporate opportunities to New Baker Hughes could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by GE to itself or its affiliates (not including New Baker Hughes). For a more complete description of the terms of the New Baker Hughes Charter, see the section titled “Description of New Baker Hughes Capital Stock” beginning on page 194 of this combined proxy statement/prospectus.

Pending litigation against Baker Hughes could result in an injunction preventing the consummation of the Transactions or may adversely affect New Baker Hughes’ business, financial condition or results of operations following the Transactions.

On May 10, 2017, a putative class action complaint challenging the Transactions was filed on behalf of purported Baker Hughes stockholders in the U.S. District Court for the Southern District of Texas. The complaint asserts, among other things, claims under Sections 14(a) and 20(a) of the Exchange Act against Baker Hughes and the members of its board of directors and challenges the adequacy of the disclosures made in the version of this combined proxy statement/prospectus filed on May 9, 2017. In addition to certain unspecified damages and reimbursement of costs, the plaintiff seeks to enjoin the consummation of the Transactions, or in the event the Transactions are consummated, to rescind the Transactions or to obtain rescissory damages. While the defendants believe the lawsuit is without merit, the outcome of any such litigation is inherently uncertain. The defense, outcome or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect New Baker Hughes’ business, financial condition or results of operation.

Following the completion of the Transactions, GE will be prohibited from transferring shares of Common Stock until the second anniversary of Closing (including any shares of Class A Common Stock issued in exchange for its Paired Interests), after which, subject to restrictions, it will be permitted to transfer its shares of Common Stock (including any shares of Class A Common Stock issued in exchange for its Paired Interests), which could have a negative impact on New Baker Hughes’ stock price.

For two years following the completion of the Transactions, GE will be prohibited from transferring any of its shares of Common Stock (including any shares of Class A Common Stock issued in exchange for its Paired Interests) other than to GE affiliates. Following such two-year lock-up period, GE will be permitted, subject to restrictions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus, to transfer shares of Class A Common Stock (including any shares of Class A Common Stock issued in exchange for its Paired Interests), including in public offerings pursuant to registration rights to be granted by New Baker Hughes. Any such transfer could significantly increase the number of shares of Class A Common Stock available in the market, which could cause a decrease in the price of Class A Common Stock. In addition, even if GE does not transfer a large number of its shares into the market, the existence of its right to transfer a large number of shares into the market may depress the price of shares of Class A Common Stock.

Additionally, pursuant to the Stockholders Agreement, following the completion of the Transactions and subsequent two-year lockup period, GE will be prohibited from transferring any shares of Common Stock in any transaction that would result in the transferee owning more than 15% of the outstanding shares of Common Stock without the prior consent of the Conflicts Committee (as defined in the Stockholders Agreement). The 15% limitation, however, is not applicable in connection with widely distributed public offerings of Common Stock (including spin-off and split-off transactions) and, following the fifth anniversary of Closing, transfers by GE of all of its Paired Interests or shares of Class A Common Stock (after exchanging its Paired Interests for shares of Class A Common Stock) to an unaffiliated third party if the third party makes an offer to purchase all other outstanding shares of Common Stock from any other holder on substantially the same terms offered to GE, including price. See the section entitled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 and the section entitled “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus. Additional terms governing the transferability of GE’s Common Units and shares of Class B Common Stock are set forth in the Newco LLC Agreement and described in more detail in “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

New Baker Hughes does not have a contractual right to make indemnification claims against GE for the breach of any representations, warranties or covenants made by GE in the Transaction Agreement.

Under the Transaction Agreement, New Baker Hughes does not have a right to make contractual claims against GE after Closing, including for a breach by GE of the representations and warranties made to Baker Hughes or for a violation by GE of certain covenants and agreements in the Transaction Agreement.

Notwithstanding the foregoing, under the Tax Matters Agreement, New Baker Hughes will have the right to make contractual claims against GE after Closing for any pre-Closing income taxes of GE O&G and for restructuring taxes incurred by Baker Hughes and its subsidiaries in connection with the Transactions. See “Certain Agreements Related to the Transactions—Tax Matters Agreement” beginning on page 160 of this combined proxy statement/prospectus.

Risk Factors Related to the Business of New Baker Hughes

The following are risk factors that relate to the business of the combined company, New Baker Hughes. In this section, as elsewhere in this combined proxy statement/prospectus, unless the context requires otherwise, references to “Baker Hughes” refer to Baker Hughes Incorporated and its consolidated subsidiaries before the completion of the Transactions, references to “New Baker Hughes” refer to Bear Newco, Inc. and its consolidated subsidiaries following the completion of the Transactions, and references to the “Company,” “we,” “our,” or “us” refer to Baker Hughes Incorporated and its consolidated subsidiaries, before completion of the Transactions, or Bear Newco, Inc. and its consolidated subsidiaries, after the completion of the Transactions, as the context requires.

New Baker Hughes will operate in a highly competitive environment, which may adversely affect our ability to succeed.

New Baker Hughes will operate in a highly competitive environment for marketing oilfield products and services and securing equipment and trained personnel. Our ability to continually provide competitive products and services can impact our ability to defend, maintain or increase prices for our products and services, maintain market share, and negotiate acceptable contract terms with our customers. In order to be competitive, we must provide new technologies, reliable products and services that perform as expected and that create value for our customers, and successfully recruit, train and retain competent personnel. The loss or unavailability of key personnel, including the loss of senior management, including Mr. Simonelli, to a reassignment or promotion within GE or to competitors, may adversely affect our operations and success. Mr. Simonelli’s strong performance as Chief Executive Officer of GE O&G qualifies him as a strong candidate for promotions to other senior executive positions across GE. For example, Mr. Simonelli is one of several candidates at GE to succeed Jeffrey Immelt as Chairman and Chief Executive Officer of GE (and Chairman of the New Baker Hughes Board). In the event that Mr. Simonelli were to be promoted to a different position at GE, the New Baker Hughes Board would select a successor Chief Executive Officer for New Baker Hughes.

In addition, our investments in new technologies and properties, plants and equipment may not provide competitive returns. Our ability to defend, maintain or increase prices for our products and services is in part dependent on the industry’s capacity relative to customer demand, and on our ability to differentiate the value delivered by our products and services from our competitors’ products and services. Managing development of competitive technology and new product introductions on a forecasted schedule and at a forecasted cost can impact our financial results. If we are unable to continue to develop and produce competitive technology or deliver it to our clients in a timely and cost-competitive manner in various markets in which we operate, or if competing technology accelerates the obsolescence of any of our products or services, any competitive advantage that we may hold, and in turn, our business, financial condition and results of operations could be materially and adversely affected.

The high cost or unavailability of infrastructure, materials, equipment, supplies and personnel, particularly in periods of rapid growth, could adversely affect our ability to execute our operations on a timely basis.

Our manufacturing operations will be dependent on having sufficient raw materials, component parts and manufacturing capacity available to meet our manufacturing plans at a reasonable cost while minimizing inventories. Our ability to effectively manage our manufacturing operations and meet these goals can have an impact on our business, including our ability to meet our manufacturing plans and revenue goals, control costs, and avoid shortages or over-supply of raw materials and component parts. Raw materials and components of particular concern include steel alloys (including chromium and nickel), titanium, barite, beryllium, copper, lead, tungsten carbide, synthetic and natural diamonds, gels, sand and other proppants, printed circuit boards and other electronic components and hydrocarbon-based chemical feed stocks. Our ability to repair or replace equipment damaged or lost in the well can also impact our ability to service our customers. A lack of manufacturing capacity could result in increased backlog, which may limit our ability to respond to orders with short lead times.

People will be a key resource to developing, manufacturing and delivering our products and services to our customers around the world. Our ability to manage the recruiting, training, retention and efficient usage of the highly skilled workforce required by our plans and to manage the associated costs could impact our business. A well-trained, motivated workforce will have a positive impact on our ability to attract and retain business. Periods of rapid growth present a challenge to us and our industry to recruit, train and retain our employees, while managing the impact of wage inflation and potential lack of available qualified labor in the markets where we operate.

Likewise, if the economy or markets decline or other changes occur, such as a decline in our stock price, we may have to reduce utilization of our assets or adjust our workforce to control costs, which may cause us to lose some of our skilled employees. Labor-related actions, including strikes, slowdowns and facility occupations can also have a negative impact on our business.

Our business could be impacted by geopolitical and terrorism threats in countries where we or our customers do business and our business operations may be impacted by civil unrest, government expropriations and/or epidemic outbreaks.

Geopolitical and terrorism risks continue to grow in a number of key countries where GE O&G does and we will do business. Geopolitical and terrorism risks could lead to, among other things, a loss of our investment in the country, impairment of the safety of our employees and impairment of our or our customers’ ability to conduct operations. These risks and other factors, most of which are beyond GE O&G’s and our control, include (but are not limited to) the following:

•	nationalization and expropriation;

•	potentially burdensome taxation;

•	inflationary and recessionary markets, including capital and equity markets;

•	civil unrest, labor issues, political instability, terrorist attacks, cyber-terrorism, military activity and wars;

•	supply disruptions in key oil producing countries;

•	ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

•	trade and economic sanctions or other restrictions imposed by the United States, the European Union or other countries;

•	foreign ownership restrictions;

•	import or export licensing requirements;

•	an inability to repatriate income or capital due to foreign exchange controls;

•	restrictions on operations, trade practices, trade partners and investment decisions resulting from domestic and foreign laws and regulations;

•	changes in, and the administration of, laws and regulations, potential instability of judicial systems and failure to adhere to the rule of law;

•	reductions in the availability of qualified personnel;

•	foreign currency fluctuations or currency restrictions; and

•	fluctuations in the interest rate component of forward foreign currency rates.

In addition to other geopolitical and terrorism risks, civil unrest continues to grow in a number of key countries where we will do business. Our ability to conduct business operations may be impacted by that civil unrest and our assets in these countries may also be subject to expropriation by governments or other parties involved in civil unrest. Epidemic outbreaks may also impact our business operations by, among other things, restricting travel to protect the health and welfare of our employees and decisions by our customers to curtail or stop operations in impacted areas.

Compliance with and changes in laws could be costly and could affect operating results. In addition, government disruptions could negatively impact our ability to conduct our business.

We will have operations in the United States and in more than 120 countries that can be impacted by expected and unexpected changes in the legal and business environments in which we operate. Compliance-related issues could also limit our ability to do business in certain countries and impact our earnings. Changes that could impact the legal environment include new legislation, new regulations, new policies, investigations and legal proceedings and new interpretations of existing legal rules and regulations, in particular, changes in export control laws or exchange control laws, additional restrictions on doing business in countries subject to sanctions, and changes in laws in countries where we intend to operate. In addition, changes and uncertainty in the political environments in which our businesses operate can have a material effect on the laws, rules, and regulations that affect our operations. For example, the United Kingdom’s vote to exit the European Union, the recent change in the presidential administration in the United States, as well as the upcoming elections in Europe and elsewhere have created policy uncertainties around important commercially relevant issues such as international trade policy, mobility of labor and tax reform that can create a level of uncertainty for multinational companies. Government disruptions may also delay or halt the granting and renewal of permits, licenses and other items required by us and our customers to conduct our business. The continued success of our global business and operations will depend, in part, on our ability to continue to anticipate and effectively manage these and other political, legal and regulatory risks.

Increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted computer crime could pose risks to our systems, networks, products, solutions, services and data.

Increased global cybersecurity vulnerabilities, threats and more sophisticated and targeted cyber-related attacks pose risks to our systems, networks, products, solutions, services and data. Cybersecurity attacks also pose risks to our customers’, partners’, suppliers’ and third-party service providers’ products, systems and networks and the confidentiality, availability and integrity of our and our customers’ data. While we attempt to mitigate these risks by employing a number of measures, including employee training, monitoring and testing, and maintenance of protective systems and contingency plans, we remain potentially vulnerable to additional known or unknown threats. We also may have access to sensitive, confidential or personal data or information in certain of our businesses that is subject to privacy and security laws, regulations and customer-imposed controls. Despite our efforts to protect sensitive, confidential or personal data or information, we may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors and/or malfeasance that could potentially lead to the compromising of sensitive, confidential or personal data or information, improper use of our systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions. In addition, a cyber-related attack could adversely impact our operating results and result in other negative consequences, including damage to our reputation or competitiveness, remediation or increased protection costs, litigation or regulatory action.

Our failure to comply with the Foreign Corrupt Practices Act (“FCPA”) and other similar laws could have a negative impact on our ongoing operations.

Our ability to comply with the FCPA, the U.K. Bribery Act and various other anti-bribery and anti-corruption laws will be dependent on the success of our ongoing compliance program, including our ability to continue to manage our agents and business partners, and supervise, train and retain competent employees. Our compliance program will also be dependent on the efforts of our employees to comply with applicable law and our internal policies. We could be subject to sanctions and civil and criminal prosecution, as well as fines and penalties, in the event of a finding of a violation of any of these laws by us or any of our employees.

Anti-money laundering and anti-terrorism financing laws could have significant adverse consequences for us.

We will maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program will include policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering or terrorist financing posed by our products, services, customers and geographic locale. These controls will establish procedures and processes to detect and report suspicious transactions, perform customer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. We cannot be sure our programs and controls will be effective to ensure our compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations, and our failure to comply could subject us to significant sanctions, fines, penalties and reputational harm, all of which could have a material adverse effect on our business, results of operations and financial condition.

Changes in tax laws or tax rates, adverse positions taken by taxing authorities and tax audits could impact operating results.

Changes in tax laws or tax rates, the resolution of tax assessments or audits by various tax authorities, and the ability to fully utilize tax loss carryforwards and tax credits could impact our operating results, including additional valuation allowances for deferred tax assets. In addition, we may periodically restructure our legal entity organization. If taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially impacted.

Our tax filings for various periods will be subject to audit by the tax authorities in most jurisdictions where we conduct business. For example, tax assessments have been received from various taxing authorities and are currently at varying stages of appeals and/or litigation regarding these matters. These audits may result in assessment of additional taxes that are resolved with the authorities or through the courts. We believe these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Resolution of any tax matter involves uncertainties and there are no assurances that the outcomes will be favorable.

Changes in and compliance with restrictions or regulations on offshore drilling may adversely affect our business and operating results and reduce the need for our services in those areas.

Legislation and regulation in the U.S. and other parts of the world of the offshore oil and natural gas industry may result in substantial increases in costs or delays in drilling or other operations in the Gulf of Mexico and other parts of the world, oil and natural gas projects becoming potentially non-economic, and a corresponding reduced demand for our services. If the U.S. or other countries where we will operate enact stricter restrictions on offshore drilling or further regulate offshore drilling or contracting services operations, higher operating costs could result and adversely affect our business and operating results.

In response to the Deepwater Horizon explosive incident and resulting oil spill in the United States Gulf of Mexico in 2010, the Bureau of Ocean Energy Management (“BOEM”) and the Bureau of Safety and Environmental Enforcement (“BSEE”) imposed more stringent permitting procedures and regulatory safety and performance requirements for new wells to be drilled in federal waters. Compliance with these more stringent regulatory restrictions, in addition to any uncertainties or inconsistencies in current decisions and rulings by governmental agencies, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans and possible additional regulatory initiatives could adversely affect or delay new drilling and ongoing development efforts. Moreover, new regulatory initiatives may be adopted or enforced by the BOEM and/or the BSEE in the future that could result in additional delays, restrictions or obligations with respect to oil and natural gas exploration and production operations conducted offshore. Other parts of the world in which we operate have also adopted more stringent requirements for the operation of offshore oil and gas wells and other facilities, such as the EU Offshore Safety Directive, which requires more stringent financial assurance to be established to cover potential liabilities as a condition of licensing operations. We expect more stringent requirements to be adopted in this area in each part of the world where we operate.

Our operations will involve a variety of operating hazards and risks that could cause losses.

The products that we will manufacture and the services that we will provide are complex, and the failure of our equipment to operate properly or to meet specifications may greatly increase our customers’ costs. In addition, many of these products are used in inherently hazardous industries, such as the offshore oilfield business. These hazards include blowouts, explosions, nuclear-related events, fires, collisions, capsizings and severe weather conditions. These hazards could result in personal injury and loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. We may incur substantial liabilities or losses as a result of these hazards. While we will maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless from some of these risks, our insurance and contractual indemnity protection may not be sufficient or effective to protect us under all circumstances or against all risks. The occurrence of a significant event, against which we were not fully insured or indemnified, such as an incident similar to the 2010 Deepwater Horizon accident or the failure of a customer to meet its indemnification obligations to us, could materially and adversely affect our results of operations and financial condition.

Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results.

Our business will be impacted by material changes in environmental laws, regulations, rulings and litigation. Our expectations regarding our compliance with environmental laws and regulations and our expenditures to comply with environmental laws and regulations, including (without limitation) our capital expenditures for environmental control equipment, are only our forecasts regarding these matters. These forecasts may be substantially different from actual results, which may be affected by factors such as: changes in law that impose new restrictions on air emissions, wastewater management, waste disposal, hydraulic fracturing, or wetland and land use practices; more stringent enforcement of existing environmental laws and regulations; a change in our share of any remediation costs or other unexpected, adverse outcomes with respect to sites where we have been named as a potentially responsible party, including (without limitation) Superfund sites; the discovery of other sites where additional expenditures may be required to comply with environmental legal obligations; and the accidental discharge of hazardous materials.

International, national, and state governments and agencies continue to evaluate and promulgate legislation and regulations that are focused on restricting emissions commonly referred to as greenhouse gas (“GHG”) emissions. In the United States, the EPA has taken steps to regulate GHG emissions as air pollutants under the Clean Air Act of 1963. The EPA’s Greenhouse Gas Reporting Rule requires monitoring and reporting of GHG emissions from, among others, certain mobile and stationary GHG emission sources in the oil and natural gas industry, which in turn may include data from certain of our wellsite equipment and operations. In addition, the U.S. government has proposed rules setting GHG emission standards for the oil and natural gas industry. Caps on carbon emissions, including in the United States, have been and may continue to be established and the cost of such caps could disproportionately affect the fossil-fuel energy sector. We are unable to predict whether the proposed changes in laws or regulations ultimately will occur or what they ultimately will require, and accordingly, we are unable to assess the potential financial or operational impact they may have on our business.

Other developments focused on restricting GHG emissions include the United Nations Framework Convention on Climate Change, which includes the Paris Agreement and the Kyoto Protocol; the European Union Emission Trading System; the United Kingdom’s CRC Energy Efficiency and ESOS schemes; and, in the United States, the Regional Greenhouse Gas Initiative, the Western Regional Climate Action Initiative, and various state programs implementing California Assembly Bill 32.

Current or future legislation, regulations and developments, including those related to climate change, may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate, by shifting demand towards relatively lower carbon energy sources such as wind, solar and other renewables. Many governments are providing tax advantages and other subsidies and promoting technological research to support renewable energy sources, or are mandating the use of renewable fuels or technologies. These governmental initiatives, as well as increased societal awareness of climate change impacts, have also resulted in increased investor and consumer demand for renewable energy. Any resulting reduction in demand for oil and natural gas could adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Uninsured claims and litigation against us could adversely impact our operating results.

We could be impacted by the outcome of pending litigation, as well as unexpected litigation or proceedings. We will have insurance coverage against operating hazards, including product liability claims and personal injury claims related to our products, to the extent deemed prudent by our management and to the extent insurance is available; however, no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future claims and litigation. This insurance will have deductibles or self-insured retentions and will contain certain coverage exclusions. The insurance will not cover damages from breach of contract by us or based on alleged fraud or deceptive trade practices. In addition, the following risks will apply with respect to our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;

•	we may be faced with types of liabilities that will not be covered by our insurance;

•	our insurance carriers may not be able to meet their obligations under the policies; or

•	the dollar amount of any liabilities may exceed our policy limits.

Whenever possible, we will obtain agreements from customers that limit our liability, however we often contract with customers that are not the end user of our products. It is our practice to seek to obtain an indemnity from our customer for any end-user claims, but this is not always possible. Similarly, government agencies and other third parties may make claims in respect of which we are not indemnified and for which responsibility is assessed proportionate to fault. Furthermore, state law, laws or public policy in countries outside the U.S., or the negotiated terms of the agreement with the customer may not recognize those limitations of liability and/or limit the customer’s indemnity obligations to us. In addition, insurance and customer agreements may not provide complete protection against losses and risks from an event like a well control failure that can lead to property damage, personal injury, death or the discharge of hazardous materials into the environment. Our results of operations could be adversely affected by unexpected claims not covered by insurance or customer agreements.

Control of oil and natural gas reserves by state-owned oil companies may impact the demand for our services and create additional risks in our operations.

Much of the world’s oil and natural gas reserves are controlled by state-owned oil companies. State-owned oil companies may require their contractors to meet local content requirements or other local standards, such as conducting our operations through joint ventures with local partners that could be difficult or undesirable for us to meet. The failure to meet the local content requirements and other local standards may adversely impact our operations in those countries. In addition, our ability to work with state-owned oil companies is subject to our ability to negotiate and agree upon acceptable contract terms.

Providing services on an integrated or turnkey basis could require us to assume additional risks.

Many state-owned oil companies and other operators may require integrated contracts or turnkey contracts and we may choose to provide services outside our core business. Providing services on an integrated or turnkey basis may subject us to additional risks, such as costs associated with unexpected delays or difficulties in drilling or completion operations and risks associated with subcontracting arrangements.

Some of our customers require bids in the form of long-term, fixed pricing contracts.

Some of our customers may require bids for contracts in the form of long-term, fixed pricing contracts that may require us to provide integrated project management services outside our normal discrete business to act as project managers, as well as service providers, and may require us to assume additional risks associated with cost over-runs. These customers may provide us with inaccurate information in relation to their reserves. The estimation of reserves is a process that involves subjective judgment about likely location and volume, and estimates that prove inaccurate may result in cost overruns, delays, and project losses for us.

Providing services on an integrated basis may also require us to assume additional risks associated with operating cost inflation, labor availability and productivity, supplier pricing and performance, and potential claims for liquidated damages. We rely on third-party subcontractors and equipment providers to assist us with the completion of these types of contracts. To the extent that we cannot engage subcontractors or acquire equipment or materials in a timely manner and on reasonable terms, our ability to complete a project in accordance with stated deadlines or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price work, we could experience losses in the performance of these contracts. These delays and additional costs may be substantial and we may be required to compensate our customers for these delays. This may reduce the profit to be realized or result in a loss on a project.

We will be substantially dependent upon GE, which will be a significant supplier, and any failure by GE to supply us in accordance with applicable contractual terms could have a material effect on our business.

Newco LLC will enter into a number of service and supply agreements with GE at Closing under which Newco LLC will purchase a number of products or services for use in our business. If GE becomes unable to, or otherwise does not fulfill its obligations under these agreements, alternative suppliers that we could use in the event of a disruption may not be immediately available. These disruptions could harm our relationships with existing customers (including by causing breaches under our agreements with those customers) and preclude us from attracting new customers, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of New Baker Hughes. In addition, these circumstances may give rise to a dispute between Newco LLC and GE.

The credit risks of having a concentrated customer base in the energy industry could result in losses.

Having a concentration of customers in the energy industry may impact our overall exposure to credit risk as our customers may be similarly affected by prolonged changes in economic and industry conditions. Some of our customers may experience extreme financial distress as a result of falling commodity prices and may be forced to seek protection under applicable bankruptcy laws, which may affect our ability to recover any amounts due from such customers. Furthermore, countries that rely heavily upon income from hydrocarbon exports have been negatively and significantly affected by the drop in oil prices, which could affect our ability to collect from our customers in these countries, particularly national oil companies. Laws in some jurisdictions in which we will operate could make collection difficult or time consuming. We will perform ongoing credit evaluations of our customers and do not expect to require collateral in support of our trade receivables. While we will maintain reserves for potential credit losses, we cannot assure such reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our expectations. Additionally, in the event of a bankruptcy of any of our customers, we may be treated as an unsecured creditor and may collect substantially less, or none, of the amounts owed to us by such customer.

Our backlog will be subject to modification, termination or reduction of orders, which could negatively impact our sales.

Our backlog will be comprised of unfilled customer orders for products and product services (expected life of contract sales for product services). Our backlog can be significantly affected by the timing of orders for large projects. Although modifications and terminations of orders may be partially offset by cancellation fees, customers can, and sometimes do, terminate or modify orders. Our failure to replace canceled orders could negatively impact our sales and results of operations. The total dollar amount of GE O&G’s backlog as of December 31, 2016 was $21,697 million.

We may not be able to satisfy technical requirements, testing requirements or other specifications required under our service contracts and equipment purchase agreements.

Our products will be used in deepwater and other harsh environments and severe service applications. Our contracts with customers and customer requests for bids will typically set forth detailed specifications or technical requirements for our products and services, which may also include extensive testing requirements. We anticipate that such testing requirements will become more common in our contracts. In addition, recent scrutiny of the offshore drilling industry has resulted in more stringent technical specifications for our products and more comprehensive testing requirements for our products to ensure compliance with such specifications. We cannot provide assurance that our products will be able to satisfy the specifications or that we will be able to perform the full-scale testing necessary to prove that the product specifications are satisfied in future contract bids or under existing contracts, or that the costs of modifications to our products to satisfy the specifications and testing will not adversely affect our results of operations. If our products are unable to satisfy such requirements, or we are unable to perform any required full-scale testing, our customers may cancel their contracts and/or seek new suppliers, and our business, results of operations, cash flows or financial position may be adversely affected.

Currency fluctuations or devaluations may impact our operating results.

Fluctuations or devaluations in foreign currencies relative to the U.S. dollar can impact our revenue and our costs of doing business, as well as the costs of doing business of our customers. Most of our products and services will be sold through contracts denominated in U.S. dollars or local currency indexed to U.S. dollars; however, some of our revenue, local expenses and manufacturing costs will be incurred in local currencies and therefore changes in the exchange rates between the U.S. dollar and foreign currencies can increase or decrease our revenue and expenses reported in U.S. dollars or revenue and expenses of our customers and, consequently, may impact the ability of our customers to satisfy their payment obligations and our results of operations.

Changes in economic and/or market conditions may impact our ability to borrow and/or cost of borrowing.

The condition of the capital markets and equity markets in general can affect the price of our Common Stock and our ability to obtain financing, if necessary. If our credit rating is ever downgraded, it could increase borrowing costs under credit facilities and commercial paper programs, as well as increase the cost of renewing or obtaining, or make it more difficult to renew, obtain or issue new debt financing.

An inability to protect our intellectual property rights could adversely affect our business.

There can be no assurance that the steps we take to obtain, maintain and protect our intellectual property rights will be adequate. Our intellectual property rights may fail to provide us with significant competitive advantages, particularly in foreign jurisdictions where we have not invested in an intellectual property portfolio or that do not have, or do not enforce, strong intellectual property rights. The weakening of protection of our trademarks, patents and other intellectual property rights could adversely affect our business.

We will be a party to a number of licenses that give us rights to intellectual property that is necessary or useful to our business, including from GE. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce the licensed intellectual property rights to which we have licenses. Even if these applications issue or register, our licensors may fail to maintain them, may determine not to pursue litigation against other companies that are infringing them, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property rights we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business products. Also, there can be no assurances that we will be able to obtain or renew from third parties the licenses to use intellectual property rights we need in the future, and there is no assurance that such licenses can be obtained on reasonable terms.

We may be subject to litigation if another party claims that we have infringed upon its intellectual property rights.

The tools, techniques, methodologies, programs and components we will use to provide our products and services may infringe upon the intellectual property rights of others. Regardless of the merits, infringement claims may result in significant legal and other costs and may distract management from running our core business. Resolving such claims could increase our costs, including through royalty payments to acquire licenses, if available, from third parties and through the development of non-infringing technologies. If a license to resolve a claim were not available, we might not be able to continue providing a particular service or product, which could adversely affect our financial condition, results of operations and cash flows.

Risk Factors Related to the Worldwide Oil and Natural Gas Industry

New Baker Hughes’ business will be focused on providing products and services to the worldwide oil and natural gas industry; therefore, our risk factors include those factors that impact, either positively or negatively, the markets for oil and natural gas. Expenditures by our customers for exploration, development and production of oil and natural gas are based on their expectations of future hydrocarbon demand, their expectations for future energy prices, the risks associated with developing the reserves, their ability to finance exploration for and development of reserves, and the future value of the reserves. Their evaluation of the future value is based, in part, on their expectations for global demand, global supply, spare productive capacity, inventory levels and other factors that influence oil and natural gas prices. The key risk factors we believe are currently influencing the worldwide oil and natural gas markets are discussed below.

Volatility of oil and natural gas prices can adversely affect demand for our products and services.

Prices of oil and gas products are set on a commodity basis. As a result, the volatility in oil and natural gas prices can impact our customers’ activity levels and spending for our products and services. Current energy prices are important contributors to cash flow for our customers and their ability to fund exploration and development activities. Although oil prices have risen over the past year, this increase follows a decline through most of 2014 and 2015, and uncertainty remains about the trajectory of oil prices going forward. Expectations about future prices and price volatility are important for determining future spending levels.

Lower oil and natural gas prices generally lead to decreased spending by our customers. While higher oil and natural gas prices generally lead to increased spending by our customers, sustained high energy prices can be an impediment to economic growth, and can therefore negatively impact spending by our customers. Our customers also take into account the volatility of energy prices and other risk factors by requiring higher returns for individual projects if there is higher perceived risk. Any of these factors could affect the demand for oil and natural gas and could have a material effect on our results of operations.

Demand for oil and natural gas is subject to factors beyond our control, which may adversely affect our operating results. Changes in the global economy could impact our customers’ spending levels and our revenue and operating results.

Demand for oil and natural gas, as well as the demand for our services, is highly correlated with global economic growth, and in particular by the economic growth of countries such as the U.S., India, China, and developing countries in Asia and the Middle East, which are either significant users of oil and natural gas or whose economies are experiencing the most rapid economic growth compared to the global average. Weakness or deterioration of the global economy or credit markets could reduce our customers’ spending levels and reduce our revenue and operating results. Incremental weakness in global economic activity, particularly in China, India, Europe, the Middle East and developing countries in Asia, could reduce demand for oil and natural gas and result in lower oil and natural gas prices. Incremental strength in global economic activity in such areas will create more demand for oil and natural gas and support higher oil and natural gas prices.

Requirements and voluntary initiatives to reduce greenhouse gas emissions, as well as increased climate change awareness, are likely to result in increased costs for the oil and gas industry to curb greenhouse gas emissions and could have an adverse impact on demand for oil and natural gas.

International, national, and state governments, agencies and bodies continue to evaluate and promulgate regulations and voluntary initiatives that are focused on restricting GHG emissions. These requirements and initiatives are likely to become more stringent over time and to result in increased costs for the oil and gas industry to curb greenhouse gas emissions. In addition, these developments may curtail production and demand for hydrocarbons such as oil and natural gas by shifting demand towards and investment in relatively lower carbon energy sources such as wind, solar and other renewables. The renewable energy industry is developing enhanced technologies and becoming more competitive with fossil-fuel energy. If renewable energy becomes more competitive than fossil-fuel energy, particularly during periods of higher oil and natural gas prices, it could have a material effect on our results of operations. Please see the section entitled “Risk Factors Related to the Business of New Baker Hughes—Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results.”

Supply of oil and natural gas is subject to factors beyond our control, which may adversely affect our operating results.

Productive capacity for oil and natural gas is dependent on our customers’ decisions to develop and produce oil and natural gas reserves and on the regulatory environment in which our customers and we operate. The ability to produce oil and natural gas can be affected by the number and productivity of new wells drilled and completed, as well as the rate of production and resulting depletion of existing wells. Advanced technologies, such as horizontal drilling and hydraulic fracturing, improve total recovery but also result in a more rapid production decline and may become subject to more stringent regulation in the future.

Productive capacity in excess of demand (“spare productive capacity”) is also an important factor influencing energy prices and spending by oil and natural gas exploration companies. Spare productive capacity and oil and natural gas storage inventory levels are an indicator of the relative balance between supply and demand. High or increasing storage, inventories, or spare productive capacity generally indicate that supply is exceeding demand and that energy prices are likely to soften. Low or decreasing storage, inventories, or spare productive capacity are generally an indicator that demand is growing faster than supply and that energy prices are likely to rise.

Access to prospects is also important to our customers, but such access may be limited because host governments do not allow access to the reserves. Government regulations and the costs incurred by oil and natural gas exploration companies to conform to and comply with government regulations may also limit the quantity of oil and natural gas that may be economically produced.

Supply can also be impacted by the degree to which individual OPEC nations and other large oil and natural gas producing countries, including, but not limited to, Norway and Russia, are willing and able to control production and exports of oil, to decrease or increase supply and to support their targeted oil price while meeting their market share objectives. Any of these factors could affect the supply of oil and natural gas and could have a material effect on our results of operations.

Our customers’ activity levels and spending for our products and services and ability to pay amounts owed us could be impacted by the reduction of their cash flow and the ability of our customers to access equity or credit markets.

Our customers’ access to capital is dependent on their ability to access the funds necessary to develop economically attractive projects based upon their expectations of future energy prices, required investments and resulting returns. Limited access to external sources of funding has caused and may continue to cause customers to reduce their capital spending plans to levels supported by internally generated cash flow. In addition, a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities or the lack of available debt or equity financing may impact the ability of our customers to pay amounts owed to us and could cause us to increase our reserve for doubtful accounts.

Seasonal and weather conditions could adversely affect demand for our services and operations.

Variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand. Adverse weather conditions, such as hurricanes in the Gulf of Mexico, may interrupt or curtail our operations, or our customers’ operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Extreme winter conditions in Canada, Russia or the North Sea may interrupt or curtail our operations, or our customers’ operations, in those areas and result in a loss of revenue.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This combined proxy statement/prospectus contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements regarding the proposed Transactions between GE and Baker Hughes. All statements, other than historical facts, including: statements regarding the expected timing and structure of the proposed Transactions; the ability of the parties to complete the proposed Transactions considering the various closing conditions; the expected benefits of the proposed Transactions such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, customers’ business plans and financial strength; the competitive ability and position of New Baker Hughes following completion of the proposed Transactions; the projected future financial performance of GE O&G, Baker Hughes and New Baker Hughes; oil and natural gas market conditions; costs and availability of resources; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the Transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of Baker Hughes may not be obtained; (2) the risk that the proposed Transactions may not be completed in the time frame expected by GE or Baker Hughes, or at all; (3) unexpected costs, charges or expenses resulting from the proposed Transactions; (4) uncertainty of the expected financial performance of New Baker Hughes following completion of the proposed Transactions; (5) failure to realize the anticipated benefits of the proposed Transactions, including as a result of delay in completing the proposed Transactions or integrating the businesses of GE O&G and Baker Hughes; (6) the ability of New Baker Hughes to implement its business strategy; (7) difficulties and delays in achieving revenue and cost synergies of New Baker Hughes; (8) inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed Transactions; (10) the risk that stockholder litigation in connection with the proposed Transactions or other settlements or investigations may affect the timing or occurrence of the proposed Transactions or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry-specific conditions, including oil price changes; (13) actions by third parties, including government agencies; (14) the risk factors in the section titled “Risk Factors”; and (15) other risk factors as detailed from time to time in Baker Hughes’ reports filed with the SEC, including Baker Hughes’ annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this combined proxy statement/prospectus. Neither New Baker Hughes nor Baker Hughes undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Baker Hughes is providing this combined proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of Baker Hughes stockholders (or any adjournment or postponement of the special meeting) that Baker Hughes has called to consider and vote on the proposals set forth below.

This combined proxy statement/prospectus is first being mailed to Baker Hughes stockholders on or about May 30, 2017.

Date, Time and Place of Special Meeting

The special meeting will be held at Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073 on June 30, 2017 at 9:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is to consider the following matters:

•	a proposal to adopt the Transaction Agreement and thereby approve the Transactions, including the Mergers;

•	the Adjournment Proposal;

•	the Transaction-Related Compensation Proposal;

•	the LTI Plan Proposal;

•	the Executive Officer Performance Goals Proposal; and

•	any other business properly brought before the special meeting and any adjournment or postponement thereof, in each case by or at the direction of the Baker Hughes board of directors.

Record Date for the Special Meeting

The record date for the special meeting is May 25, 2017.

Shares Entitled to Vote

Only Baker Hughes stockholders of record at the close of business on the record date of May 25, 2017 will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of Baker Hughes common stock held by Baker Hughes as treasury shares and by Baker Hughes’ subsidiaries will not be entitled to vote.

As of the close of business on the record date of May 25, 2017, there were 425,483,244 shares of Baker Hughes common stock outstanding and entitled to vote at the special meeting. Each holder of Baker Hughes common stock is entitled to one vote for each share of Baker Hughes common stock owned as of the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Baker Hughes common stock issued, outstanding and entitled to vote at the special meeting will constitute a quorum.

Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Vote Required; Abstentions and Broker Non-Vote

The required votes to approve the Baker Hughes proposals are as follows:

•	To adopt the Transaction Agreement, holders of a majority of the shares of Baker Hughes common stock outstanding and entitled to vote thereon must vote in favor of adoption of the Transaction Agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of Baker Hughes common stock entitled to vote, a Baker Hughes stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, or the failure of a Baker Hughes stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee, will have the same effect as a vote against adoption of the Transaction Agreement;

•	To approve the Adjournment Proposal, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required, if a quorum is present. The chairman of the meeting may also (regardless of the outcome of the stockholder vote on adjournment) adjourn the meeting to another place, date and time. If a quorum is not present, a majority of the voting stock represented in person or by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. If you fail to submit a proxy or attend the special meeting, or fail to instruct your broker, nominee, fiduciary or other custodian or other nominee to vote, it will have no effect on the Adjournment Proposal. Broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is present but will have the same effect as a vote against if no quorum is present. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the adjournment of the special meeting, whether or not a quorum is present;

•	To approve the Transaction-Related Compensation Proposal, holders of a majority of the shares of Baker Hughes common stock present in person or represented by proxy at the meeting and entitled to vote thereon must vote in favor of the Transaction-Related Compensation Proposal. If you fail to submit a proxy or attend the special meeting, or fail to instruct your broker, nominee, fiduciary or other custodian or other nominee to vote, it will have no effect on the Transaction-Related Compensation Proposal. Broker non-votes will have no effect on the outcome of the Transaction-Related Compensation Proposal. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the Transaction-Related Compensation Proposal;

•	To approve the LTI Plan Proposal, holders of a majority of the shares of Baker Hughes common stock present in person or represented by proxy at the meeting and entitled to vote thereon must vote in favor of the LTI Plan Proposal, if a quorum is present. If you fail to submit a proxy or attend the special meeting, or fail to instruct your broker, nominee, fiduciary or other custodian or other nominee to vote, it will have no effect on the LTI Plan Proposal. Broker non-votes will have no effect on the outcome of the LTI Plan Proposal. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the LTI Plan Proposal; and

•	To approve the Executive Officer Performance Goals Proposal, holders of a majority of the shares of Baker Hughes common stock present in person or represented by proxy at the meeting and entitled to vote thereon must vote in favor of the Executive Officer Performance Goals Proposal, if a quorum is present. If you fail to submit a proxy or attend the special meeting, or fail to instruct your broker, nominee, fiduciary or other custodian or other nominee to vote, it will have no effect on the Executive Officer Performance Goals Proposal. Broker non-votes will have no effect on the outcome of the Executive Officer Performance Goals Proposal. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the Executive Officer Performance Goals Proposal.

A complete list of Baker Hughes stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of Baker Hughes during regular business hours for a period of no less than ten days before the special meeting and during and at the place of the special meeting.

If your shares are held in an account of a broker, nominee, fiduciary or other custodian or through another nominee, you must instruct the broker, nominee, fiduciary or other custodian or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, nominee, fiduciary or other custodian or other nominee, your shares will not be voted on any proposal on which your broker, nominee, fiduciary or other custodian or other nominee does not have discretionary authority to vote.

Under NYSE rules, brokers, nominees, fiduciaries or other custodians or other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, nominee, fiduciary or other custodian or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Broker non-votes will have the same effect as a vote against the adoption of the Transaction Agreement, no effect on the Adjournment Proposal if a quorum is present, the same effect as a vote against the Adjournment Proposal if a quorum is not present, no effect on the outcome of the Transaction-Related Compensation Proposal, no effect on the LTI Plan Proposal, and no effect on the Executive Officer Performance Goals Proposal.

Therefore, if you do not provide voting instructions to your broker, your shares will not be voted on:

•	the proposal to adopt the Transaction Agreement. A broker non-vote will have the same effect as a vote against adoption of the Transaction Agreement;

•	the Adjournment Proposal. A broker non-vote will have no effect on the outcome of any vote on the proposal to adjourn the special meeting if a quorum is present, but will have the same effect as a vote against if no quorum is present;

•	the Transaction-Related Compensation Proposal. Broker non-votes will have no effect on the outcome of the Transaction-Related Compensation Proposal;

•	the LTI Plan Proposal. Broker non-votes will have no effect on the outcome of the LTI Plan Proposal; and

•	the Executive Officer Performance Goals Proposal. Broker non-votes will have no effect on the outcome of the Executive Officer Performance Goals Proposal.

Voting by Baker Hughes Directors and Executive Officers

At the close of business on the record date for the special meeting, Baker Hughes’ directors and executive officers and their affiliates beneficially owned and had the right to vote 2,535,920 shares of Baker Hughes common stock at the special meeting, which represents approximately 0.596% of the shares of Baker Hughes common stock entitled to vote at the special meeting. The number and percentage of shares of Baker Hughes common stock owned by directors and executive officers of Baker Hughes and its affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of June 30, 2017.

It is expected that Baker Hughes’ directors and executive officers and their affiliates will vote their shares:

•	FOR the adoption of the Transaction Agreement;

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

However, no director or executive officer has entered into any agreement obligating him or her to vote in any particular way.

Voting at the Special Meeting

Stockholders of record, as well as stockholders who hold their shares in “street name” who obtain a proxy from their broker, may vote in person by ballot at the special meeting.

How to Vote by Proxy

Stockholders of record may vote by submitting their proxies:

•	by telephone, by calling the toll-free number (800) 690-6903 and following the recorded instructions;

•	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or

•	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Baker Hughes who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian or other nominee should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

Baker Hughes recommends that you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to Baker Hughes in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you hold your shares in “street name,” you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares in order to vote in person at the special meeting. You may vote for or against the proposals or abstain from voting.

Proxies Without Instruction

If you are a stockholder of record and submit your proxy, but do not make specific choices with respect to the proposals, your proxy will follow the Baker Hughes board of directors’ recommendations and your shares will be voted:

•	FOR the proposal to adopt the Transaction Agreement;

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

Under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex K to this combined proxy statement/prospectus.

Revocation of Proxies

Stockholders may revoke their proxy and/or change their vote at any time before their shares are voted at the special meeting. If you are a stockholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073, Attention: Corporate Secretary, that bears a date later than the date of your previously submitted proxy and is received prior to the special meeting;

•	submitting a valid, later-dated proxy by telephone or Internet that is received prior to 9:00 a.m. (Central time) on June 30, 2017; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary, other custodian or other nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

This combined proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Baker Hughes board of directors to be voted at the special meeting.

Baker Hughes will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of Baker Hughes’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them (other than reasonable out-of-pocket expenses). Baker Hughes has retained D.F. King to assist in the distribution and solicitation of proxies. Baker Hughes will pay D.F. King fees of approximately $15,000, plus reasonable out-of-pocket expenses, for these services.

Stockholders Should Not Send Stock Certificates With Their Proxies

A letter of transmittal and instructions for the surrender of Baker Hughes stock certificates will be mailed to Baker Hughes stockholders shortly after the effective time of the Transactions, if the Transactions are approved.

Other Business; Adjournments

Under Baker Hughes’ bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to Baker Hughes stockholders provided with this combined proxy statement/prospectus.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve the adjournment of the special meeting, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required, if a quorum is present. The chairman of the meeting may also (regardless of the outcome of the stockholder vote on adjournment) adjourn the meeting to another place, date and time. Baker Hughes is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Baker Hughes may transact any business that it might have transacted at the original meeting. Proxies submitted by Baker Hughes stockholders for use at the special meeting may be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the special meeting in this combined proxy statement/prospectus are to such special meeting as adjourned or postponed.

Baker Hughes Stockholder Account Maintenance

Baker Hughes’ transfer agent is Computershare Shareowner Services LLC. All communications concerning accounts of Baker Hughes’ stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Computershare Shareowner Services LLC toll-free at (888) 216-8057.

Recommendations to Baker Hughes Stockholders (see page 82)

The Baker Hughes board of directors has reviewed and considered the terms of the Transactions, including the Mergers, and the Transaction Agreement and has unanimously determined that the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, are advisable and in the best interests of Baker Hughes and its stockholders. Accordingly, the Baker Hughes board of directors unanimously recommends that Baker Hughes stockholders vote:

•	FOR the proposal to adopt the Transaction Agreement and thereby approve the Transactions, including the Mergers;

•	FOR the Adjournment Proposal;

•	FOR the Transaction-Related Compensation Proposal;

•	FOR the LTI Plan Proposal; and

•	FOR the Executive Officer Performance Goals Proposal.

Baker Hughes stockholders should carefully read this combined proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Transaction Agreement and the Transactions contemplated thereby.

THE TRANSACTIONS

The Companies

New Baker Hughes

New Baker Hughes is a Delaware corporation that was formed by Baker Hughes for the purpose of engaging in the Transactions. New Baker Hughes will be a holding company whose principal asset will be the indirect ownership of Common Units representing approximately 37.5% of the interests in Newco LLC. A wholly owned subsidiary of New Baker Hughes will be the managing member of Newco LLC. Immediately after the completion of the Transactions, New Baker Hughes’ equity capital will consist solely of the Class A Common Stock and Class B Common Stock issued pursuant to the Transactions. In the Transaction Agreement, New Baker Hughes represents that it has not conducted any business since its formation, and prior to Closing will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transaction Agreement and the Transactions contemplated thereby. For a description of the capital stock of New Baker Hughes, see “Description of New Baker Hughes Capital Stock” beginning on page 194 of this combined proxy statement/prospectus.

Baker Hughes

Baker Hughes, a Delaware corporation, is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. Baker Hughes’ approximately 33,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. Additional information about Baker Hughes and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

GE and GE O&G

General Electric Company, a New York corporation, is a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, GE serves customers in approximately 180 countries and employs approximately 295,000 people worldwide. Since GE’s incorporation in 1892, it has developed or acquired new technologies and services that have considerably broadened and changed the scope of its activities. GE is organized around the GE Store through which each of its businesses shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across the industrial sectors in which GE competes. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry.

GE O&G is part of GE. GE O&G serves segments across the oil and gas industry, from drilling, completion, production and oilfield operations, to transportation as liquefied natural gas (LNG) or via pipelines. GE O&G operates in over 120 countries and employs approximately 34,000 people worldwide. In addition, GE O&G provides industrial power generation and compression solutions to the refining and petrochemicals segments. GE O&G also delivers pipeline integrity solutions and a wide range of sensing, inspection and monitoring technologies. GE O&G exploits technological innovation from other GE segments, such as Aviation and Healthcare, to continuously improve oil and gas industry performance, output and productivity. See “Business—GE O&G Business” beginning on page 201 of this combined proxy statement/prospectus.

Newco 2 and Merger Sub 2

BHI Newco, Inc. (which we refer to as “Newco 2”) and Bear MergerSub 2, Inc. (which we refer to as “Merger Sub 2”) have been formed solely for the purpose of engaging in the Transactions. Neither Newco 2 nor

Merger Sub 2 has conducted any business since its formation, and prior to Closing each will have no assets, liabilities or obligations of any kind other than those incident to its formation and pursuant to the Transaction Agreements. Newco 2 is, and will be prior to Closing, a corporation incorporated in Delaware and wholly owned by Baker Hughes. Merger Sub 2 is, and will be prior to Closing, a corporation incorporated in Delaware and wholly and directly owned by Newco 2.

Newco LLC

Baker Hughes, the surviving entity of the First Merger, will convert into a Delaware limited liability company, Newco LLC. Pursuant to the Transactions, GE will transfer GE O&G to Newco LLC. As a result of the Transactions, Newco LLC will own the combined businesses of Baker Hughes and GE O&G. GE will also transfer $7.4 billion in cash to Newco LLC. In connection with certain restructuring transactions effected at Closing, the contributed cash will be paid to New Baker Hughes and used to fund substantially all of the Special Dividend. Newco LLC will be governed by the Newco LLC Agreement, pursuant to which the business and operations of Newco LLC will be managed by EHHC as the managing member.

General

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:

•	Formation of New Baker Hughes Entities. Baker Hughes formed New Baker Hughes and Newco 2 as its direct and wholly owned subsidiaries. Newco 2, in turn, formed Merger Sub 2 as its direct wholly owned subsidiary.

•	Baker Hughes Reorganization. Baker Hughes will undertake certain restructuring transactions to facilitate the Transactions, including converting certain U.S. corporate subsidiaries of Baker Hughes to limited liability companies. As part of the Baker Hughes Reorganization, EHHC will be formed as a Delaware limited liability company, and successor to an existing Baker Hughes subsidiary, and CFC Holdings, Inc., an existing subsidiary of Baker Hughes, will be converted into CFC Holdings, a Delaware limited liability company. As described below, EHHC and CFC Holdings will be wholly owned subsidiaries of New Baker Hughes and members of Newco LLC. EHHC and CFC Holdings (including their predecessors) currently hold substantially all of the foreign operations of Baker Hughes. Causing EHHC and CFC Holdings to be the members of Newco LLC will facilitate the transfer of these operations to Newco LLC and permit Baker Hughes’ consolidated tax group to continue following the Transactions.

•	GE O&G Reorganization. GE will undertake certain restructuring transactions to separate GE O&G from GE’s other business activities and facilitate the transfer of GE O&G to Newco LLC, including converting certain U.S. corporate subsidiaries of GE that will be transferred to Newco LLC to limited liability companies.

•	The First Merger. Merger Sub 2 will merge with and into Baker Hughes, with Baker Hughes as the surviving corporation and a direct, wholly owned subsidiary of Newco 2. As a result of the First Merger, each issued and outstanding share of common stock of Baker Hughes will be converted into the right to receive one share of common stock, par value $1.00 per share, of Newco 2 (which we refer to as the “First Step Consideration”).

•	The Conversion. Immediately following and as part of the plan that includes the First Merger, Newco 2 will cause Baker Hughes, the surviving entity of the First Merger, to be converted into Newco LLC, a Delaware limited liability company. Newco 2 will become the managing member of Newco LLC.

•

The Second Merger. Immediately following and as part of the plan that includes the First Merger and the Conversion, Newco 2 will merge with and into New Baker Hughes, with New Baker Hughes as the surviving corporation and New Baker Hughes becoming the managing member of Newco LLC. As a result of the Second Merger, each issued and outstanding share of common stock of Newco 2 will be converted into the right to receive one share of Class A Common Stock (which we refer to as the “Merger Consideration”). Following the Second Merger and as part of the Baker Hughes Reorganization, described above, EHHC and CFC Holdings will acquire all of the Common Units held by New Baker Hughes, and EHHC will become the managing member of Newco LLC. As managing member of Newco LLC, EHHC will be exclusively vested with all management powers over the business affairs of Newco LLC and will appoint officers to oversee the day-to-day business and operations of Newco LLC. EHHC and CFC Holdings will be holding companies and will have no other assets or liabilities, and New Baker Hughes will be the managing member of EHHC. Accordingly, New Baker Hughes will, as the managing member of EHHC, effectively control Newco LLC.

•	The Class B Purchase. GE will contribute to New Baker Hughes a nominal amount of cash equal to the product of the number of shares of Class B Common Stock issuable to GE multiplied by the par value of one share of Class B Common Stock in exchange for a number of shares of Class B Common Stock equal to the number of Common Units issued to GE in the Contribution, described immediately below.

•	The Contribution. Following the Second Merger and the completion of the Baker Hughes Reorganization, GE will transfer to Newco LLC, in exchange for approximately 62.5% of the Common Units, (i) all of the equity interests of the GE O&G holding companies that will hold directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (ii) $7.4 billion in cash.

•	Special Dividend. New Baker Hughes will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of the Class A Common Stock immediately following the Second Merger.

The Transaction Agreement is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.

The following diagram illustrates the structure of New Baker Hughes and its stockholders and a simplified version of its operating subsidiaries upon completion of the Transactions:

*	These Common Units will be owned directly by EHHC and CFC Holdings, and EHHC will also be the managing member of Newco LLC.

On November 7, 2016, shortly following the public announcement of the Transactions, GE and Baker Hughes provided additional information that was filed with the SEC that provided, among other things, a calculation by GE and Baker Hughes of the value to be received by holders of Baker Hughes common stock in the Transactions through the Merger Consideration and the Special Dividend that implied a premium of approximately 37% to the share price of Baker Hughes common stock as of October 26, 2016 (one trading day prior to the public news reports that Baker Hughes was engaged in discussions with GE regarding a potential transaction) (sometimes referred to as the “undisturbed share price”). This calculation is more fully described in “Projected Financial Data—Certain Updates and Supplemental Information” beginning on page 97 of this combined proxy statement/prospectus.

Background of the Transactions

The board of directors and senior management team of Baker Hughes regularly review and assess Baker Hughes’ operations, performance, prospects and strategic direction. In connection therewith, they consider potential strategic alternatives, including potential business combinations, intended to strengthen Baker Hughes’ business and maximize stockholder value.

On November 16, 2014, Baker Hughes and Halliburton Company (sometimes referred to as “Halliburton”) entered into a definitive agreement and plan of merger (sometimes referred to as the “Halliburton merger agreement”), under which Halliburton agreed to acquire all outstanding shares of Baker Hughes common stock in a cash and stock transaction (sometimes referred to as the “Halliburton transaction”). Baker Hughes stockholders adopted the Halliburton merger agreement on March 27, 2015. Between November 16, 2014 and March 27, 2015 (i.e., during the period from the signing of the Halliburton merger agreement to the adoption by the Baker Hughes stockholders of the Halliburton merger agreement), Baker Hughes received no indications of interest regarding an alternative business combination transaction.

During the process of seeking regulatory approvals for the Halliburton transaction, on October 30, 2015, Baker Hughes and GE Oil & Gas UK Limited, a subsidiary of GE, entered into a confidentiality agreement in connection with GE O&G’s consideration of a possible acquisition of, among other things, Baker Hughes’ core completions business, sand control business in the Gulf of Mexico and offshore cementing businesses, in the event such businesses were divested, for antitrust reasons, in connection with the Halliburton transaction. Baker Hughes also entered into similar confidentiality agreements with other strategic companies and financial sponsors that expressed an interest in such acquisitions.

On February 16, 2016, the scope of the confidentiality agreement with GE Oil & Gas UK Limited was amended to cover confidential information related to Baker Hughes’ onshore and offshore global well completions business, Baker Hughes’ global offshore cementing business and certain of Baker Hughes’ offshore global drilling fluids and completion fluids businesses. Following the execution of such confidentiality agreement and the amendment thereto, Baker Hughes and Halliburton engaged in discussions with GE O&G regarding the possible divestitures of such businesses, and Baker Hughes provided GE O&G confidential due diligence materials in connection therewith. On April 30, 2016, Baker Hughes and Halliburton agreed to terminate the Halliburton merger agreement, in accordance with its terms, as a result of the failure of the Halliburton transaction to close on or before April 30, 2016, due to the inability to obtain certain specified antitrust-related approvals that were conditions to the closing of the Halliburton transaction. On May 4, 2016, Halliburton paid $3.5 billion to Baker Hughes, representing the antitrust reverse termination fee required to be paid pursuant to the Halliburton merger agreement.

On May 2, 2016, Lorenzo Simonelli, President and Chief Executive Officer of GE O&G, requested a meeting with Martin Craighead, Chairman and Chief Executive Officer of Baker Hughes, and Kimberly Ross, Senior Vice President and Chief Financial Officer of Baker Hughes, to discuss potential areas of collaboration between Baker Hughes and GE O&G across a range of market segments and product lines. Messrs. Craighead and Simonelli agreed to meet on May 9, 2016.

On May 9, 2016, Mr. Craighead met with Mr. Simonelli to discuss preliminary ideas regarding potential areas of collaboration between Baker Hughes and GE O&G. The parties did not discuss a potential business combination transaction or discuss or exchange economic terms for a potential transaction at that time. On May 17, 2016, Baker Hughes and GE Oil & Gas UK Limited entered into a confidentiality agreement in connection therewith. From time to time, the parties continued their discussions surrounding a potential partnership, joint venture or other form of collaboration between Baker Hughes and GE O&G. In that connection, on July 18, 2016, Messrs. Craighead and Simonelli discussed the potential structural challenges of a product line joint venture or other form of partnership. Also in July 2016, Mr. Simonelli asked Mr. Craighead if, in light of the potential structural challenges of a product line joint venture or other form of partnership, Baker Hughes would be willing to consider selling to GE O&G a Baker Hughes product line or business. In response, Mr. Craighead indicated to Mr. Simonelli that Baker Hughes was not interested in such a proposal. Messrs. Craighead and Simonelli did not discuss or exchange economic terms for a potential transaction at that time.

On July 28, 2016, during a regularly scheduled meeting of the Baker Hughes board of directors, the Baker Hughes board of directors discussed the benefits and potential structural challenges of a product line joint venture or other form of partnership with GE O&G, and the discussions between Baker Hughes and GE O&G generally.

On August 26, 2016, Mr. Simonelli telephoned Mr. Craighead and asked if Baker Hughes would be willing to meet to discuss a broader potential strategic combination of Baker Hughes with GE O&G. Messrs. Craighead and Simonelli agreed to meet on September 8, 2016 to discuss a broader potential strategic relationship between their respective companies.

On September 8, 2016, Messrs. Craighead and Simonelli met to discuss Baker Hughes and GE O&G, the possibility of a broader potential strategic combination of Baker Hughes with GE O&G and related structuring considerations. The parties did not discuss or exchange economic terms for a potential transaction at that time or at any time prior to September 8, 2016.

Also on September 8, 2016, during an informal discussion that was previously scheduled to discuss matters unrelated to GE or GE O&G, members of the board of directors and senior management team of Baker Hughes discussed the meeting between Messrs. Craighead and Simonelli that had taken place earlier in the day and a proposed meeting between Messrs. Craighead, Simonelli and Jeffrey Immelt, the Chairman and Chief Executive Officer of GE, on September 15, 2016.

On September 15, 2016, Messrs. Craighead, Immelt and Simonelli met to discuss Baker Hughes and GE O&G, the oil and gas industry generally, the possibility of a broader potential strategic combination of Baker Hughes with GE O&G and potential antitrust issues in connection therewith. Mr. Immelt proposed that a potential strategic combination would be structured as GE acquiring majority ownership in a new combined company and would not include a transaction that resulted in GE acquiring (whether through the use of cash or shares of GE stock) 100% of the shares of Baker Hughes’ common stock. Messrs. Craighead, Immelt and Simonelli did not discuss or exchange economic terms for the proposed transaction at that time.

Between September 15, 2016 and September 27, 2016, Ms. Ross and Brian Worrell, Vice President and Chief Financial Officer of GE O&G, had telephone conferences from time to time to discuss Baker Hughes and GE O&G, oil price assumptions, potential synergies and the proposed structure more generally. The parties did not discuss or exchange economic terms for a potential transaction during these conferences.

On September 16, 2016, the Baker Hughes board of directors held a special meeting. At the invitation of the Baker Hughes board of directors, members of senior management also were present. The Baker Hughes board of directors discussed the previous day’s meeting between Messrs. Craighead, Immelt and Simonelli, the opportunities and challenges posed by a potential strategic combination of GE O&G with Baker Hughes, as well as the opportunities and challenges associated with Baker Hughes remaining an independent company. The Baker Hughes board of directors also discussed the potential structure of the proposed transaction and that GE was not interested in pursuing a purchase of 100% of the common stock of Baker Hughes. At the conclusion of the meeting, the Baker Hughes board of directors authorized Baker Hughes senior management to continue discussions with GE in order to better understand the GE O&G business and the extent of GE’s interest in a potential strategic combination with Baker Hughes.

On the afternoon of September 16, 2016, Messrs. Craighead and Simonelli continued their discussion regarding the proposed transaction. Messrs. Craighead and Simonelli did not discuss or exchange economic terms for the proposed transaction at that time.

Following the September 16, 2016 meeting of the Baker Hughes board of directors, Baker Hughes selected Goldman Sachs & Co. LLC (sometimes referred to as “Goldman Sachs”), which had served as Baker Hughes’ financial advisor in the Halliburton transaction, as its financial advisor with respect to the proposed transaction with GE. Davis Polk & Wardwell LLP (sometimes referred to as “Davis Polk”), which had served as Baker Hughes’ legal advisor in the Halliburton transaction, and Wilmer Cutler Pickering Hale and Dorr LLP (sometimes referred to as “WilmerHale”), which had served as Baker Hughes’ legal counsel with respect to antitrust matters in the Halliburton transaction, both continued to advise Baker Hughes following the termination of the Halliburton transaction, including with respect to the proposed transaction with GE.

Beginning on September 27, 2016, and on a continuing basis up until the date of the Transaction Agreement, Baker Hughes, GE and their respective advisors conducted business, legal and financial due diligence regarding Baker Hughes and GE O&G, including engaging in due diligence calls and meetings on various topics.

On September 27, 2016, September 28, 2016 and September 29, 2016, representatives of Baker Hughes, GE, including senior management executives and business leaders, and Centerview Partners LLC (sometimes referred to as “Centerview”), financial advisor to GE, held a series of meetings to discuss Baker Hughes and GE O&G, oil price assumptions, potential synergies and the proposed structure more generally. Both Baker Hughes and GE O&G gave an overview of their respective businesses and engaged in a due diligence discussion concerning their respective businesses and the merits of a potential combination, including preliminary discussions on potential synergies. At these meetings, representatives of GE provided the representatives of Baker Hughes with the GE O&G Forecasts.

On October 4, 2016, representatives of Centerview, Goldman Sachs, Morgan Stanley & Co. LLC (sometimes referred to as “Morgan Stanley”), financial advisor to GE, and GE discussed Baker Hughes and GE O&G, the oil and gas industry generally, the proposed transaction, and how, in particular, to describe the proposed transaction to Baker Hughes and GE stockholders. The representatives of Centerview, Goldman Sachs, Morgan Stanley and GE did not discuss or exchange economic terms for the proposed transaction at that time.

On October 6, 2016, Arnold & Porter LLP (sometimes referred to as “Arnold & Porter”), GE’s legal counsel with respect to antitrust matters, and WilmerHale entered into a joint defense and confidentiality agreement to facilitate the exchange of certain confidential materials. The joint defense and confidentiality agreement was in addition to the confidentiality agreements previously executed between Baker Hughes and GE Oil & Gas UK Limited.

On October 7, 2016, Messrs. Craighead, Immelt and Simonelli met to discuss the proposed transaction. Mr. Immelt initially proposed that GE would contribute the GE O&G business and $6 billion in cash to fund a special cash dividend to Baker Hughes stockholders, and in exchange GE would receive 65% of the equity of the new combined entity; and Baker Hughes stockholders would receive the special dividend and 35%, in the aggregate, of the equity of the new combined entity. After extensive negotiations, Mr. Immelt proposed that GE would contribute GE O&G and $7 billion in cash to fund a special cash dividend to Baker Hughes stockholders, and in exchange GE would receive 65% of the equity of the new combined entity; and Baker Hughes stockholders would receive the special dividend and 35%, in the aggregate, of the equity of the new combined entity. During the meeting, Mr. Immelt indicated to Mr. Craighead that GE did not believe that the proposed transaction posed significant antitrust issues.

On October 8, 2016, the Baker Hughes board of directors held a special meeting. At the invitation of the Baker Hughes board of directors, members of senior management were also present. During the meeting, the Baker Hughes board of directors discussed the meetings and communications between Baker Hughes and GE to date and the financial terms of GE’s October 7, 2016 proposal. The Baker Hughes board of directors also discussed Baker Hughes’ financial position as an independent company and the potential synergies that might result from the proposed combination. While Baker Hughes management was still in the process of estimating potential cost synergies that might result from the proposed combination once Baker Hughes and GE O&G were fully integrated, at that time Baker Hughes management believed more than $1 billion in annual cost synergies might result from the proposed combination. The Baker Hughes board of directors decided to discuss GE’s October 7, 2016 proposal and Baker Hughes’ potential response in further detail at the special meeting of the Baker Hughes board of directors scheduled for October 14, 2016. At the conclusion of the meeting, the Baker Hughes board of directors authorized Baker Hughes senior management to continue discussions with GE.

Also on October 8, 2016, at the direction of Baker Hughes, representatives of Goldman Sachs discussed with representatives of Centerview the financial terms of the proposed transaction. Goldman Sachs and Centerview did not exchange any new economic terms for the proposed transaction at that time.

On October 10, 2016, Messrs. Craighead and Immelt discussed the proposed transaction. During that discussion, Mr. Craighead emphasized the importance of the governance structure of the new combined entity, including protections for Baker Hughes public stockholders following the closing of the proposed transaction, such as the composition of the board of directors of the new combined entity, a standstill on GE’s acquisition of shares of the new combined entity and any squeeze-out transaction (i.e., any proposal by GE or any of its affiliates to acquire all of the shares of the new combined entity held by stockholders that are not affiliated with GE or any of its affiliates) being subject to the approval of a special committee of independent directors and a majority of the shares held by stockholders that are not GE or affiliated with GE, and GE’s obligation to take actions to resolve antitrust issues and to pay a reverse termination fee to Baker Hughes if the proposed transaction failed to close due to a failure to obtain required antitrust approvals (i.e., an antitrust reverse termination fee).

Also on October 10, 2016, representatives of Baker Hughes, GE, WilmerHale and Arnold & Porter discussed the general approach to antitrust approvals for the proposed transaction. Separately on October 10, 2016, on behalf of Baker Hughes, representatives of Goldman Sachs provided representatives of GE with the Baker Hughes Forecasts.

On October 11, 2016, at the direction of Baker Hughes, representatives of Goldman Sachs discussed with representatives of Centerview the financial terms of the proposed transaction. After extensive negotiations, Centerview proposed that GE would contribute the GE O&G business and $7.4 billion in cash ultimately to fund a special cash dividend to Baker Hughes stockholders, and in exchange GE would receive 65% of the equity of the new combined entity; and Baker Hughes stockholders would receive the special dividend and 35%, in the aggregate, of the equity of the new combined entity.

On October 12, 2016, representatives of Centerview, at the direction of GE, proposed to representatives of Goldman Sachs that the proposed transaction utilize an “Up-C” partnership structure. In the Up-C structure proposed by GE, all of Baker Hughes’ businesses and the GE O&G business would be combined in a new entity that would be treated as a partnership for U.S. federal income tax purposes (sometimes referred to as the “operating partnership”). GE proposed that Baker Hughes would remain a public company that would own a minority interest in, but control, the operating partnership. GE would, in turn, own a majority interest in the operating partnership and control Baker Hughes through its ownership of a special class of Baker Hughes shares that would enjoy voting, but no economic, rights. Utilization of an Up-C structure would allow the parties to achieve the economic equivalent of a consolidated tax group because the operating partnership is not itself subject to entity level tax. GE proposed that GE and Baker Hughes agree to share in the benefits resulting from this functional tax consolidation under a tax matters agreement.

On October 13, 2016, Messrs. Craighead, Immelt and Simonelli met in person to discuss the proposed transaction. After extensive negotiations, Mr. Immelt proposed that GE would contribute the GE O&G business and $7.4 billion in cash ultimately to fund a special cash dividend to Baker Hughes stockholders, and in exchange GE would receive 62.5% of the equity of the new combined entity; and Baker Hughes stockholders would receive the special dividend and 37.5%, in the aggregate, of the equity of the new combined entity. Mr. Craighead emphasized to Mr. Immelt the importance of the new combined entity retaining the Baker Hughes name, and Mr. Craighead and Mr. Immelt agreed that the new combined company would be named “Baker Hughes, a GE Company.” Messrs. Craighead, Immelt and Simonelli also discussed the governance structure of the new combined entity, including protections for Baker Hughes public stockholders following the closing of the proposed transaction, GE’s obligation to take actions to resolve antitrust issues and to pay an antitrust reverse termination fee in certain circumstances, Baker Hughes’ and GE O&G’s operating covenants between signing and closing, and the timing of the proposed transaction.

Late in the evening of October 13, 2016, Messrs. Craighead and Immelt discussed the proposed transaction further. During this discussion, Mr. Immelt told Mr. Craighead that GE’s “best and final” offer was that GE would contribute GE O&G business and $7.4 billion in cash ultimately to fund a special cash dividend to Baker Hughes stockholders, and in exchange GE would receive 62.5% of the equity of the new combined entity; and Baker Hughes stockholders would receive the special dividend and 37.5%, in the aggregate, of the equity of the new combined entity (that is, the same as Mr. Immelt’s proposal earlier that day). During this discussion, Mr. Immelt also confirmed his agreement to Mr. Craighead’s proposal that the new combined company would be named “Baker Hughes, a GE Company.”

On October 14, 2016, the Baker Hughes board of directors held a special meeting. At the invitation of the Baker Hughes board of directors, members of senior management and representatives of Goldman Sachs, Davis

Polk and WilmerHale also were present. During the meeting, the directors and their advisors discussed the meetings and communications between Baker Hughes and GE to date, including that in their discussions, Mr. Craighead had emphasized to Mr. Immelt the importance of the governance structure of the new combined entity. Representatives of Goldman Sachs reviewed its preliminary financial analysis of GE’s proposal, which was based on Baker Hughes management’s projections for Baker Hughes, GE O&G and New Baker Hughes and Baker Hughes management’s estimate of the synergies that might result from the proposed combination, including Baker Hughes management’s estimate that $1.2 billion in annual cost and capital expenditure synergies might result from the proposed combination by 2020. The Baker Hughes board of directors discussed with its advisors Baker Hughes’ strategic alternatives, including other strategic companies or financial sponsors that might be potential counterparties in a business combination transaction with Baker Hughes, continuing as an independent company and potential impediments to such alternatives. Such potential impediments to business combination transactions with other potential counterparties included antitrust concerns, counterparty focus on other business lines and opportunities, transaction size and counterparty equity and debt financing constraints. Such potential impediments to Baker Hughes continuing as an independent company included Baker Hughes’ current, historical and projected financial condition and results of operations on a standalone basis and the highly competitive oilfield services environment. The Baker Hughes board of directors believed that in light of, among other things, (i) the potential opportunity afforded to Baker Hughes shareholders via the Merger Consideration and the Special Dividend compared to Baker Hughes’ long-term strategy on a standalone basis, an outline of which was announced to investors on May 2, 2016 and furnished to the SEC on Form 8-K, (ii) such potential impediments to business combination transactions with other potential counterparties and to Baker Hughes continuing as an independent company, and (iii) the fact that between November 16, 2014 and March 27, 2015 (i.e., during the period from the signing of the Halliburton merger agreement to the adoption by the Baker Hughes stockholders of the Halliburton merger agreement), Baker Hughes had received no indications of interest regarding a business combination transaction, it would be preferable to continue negotiating with GE and to negotiate on a one-on-one basis rather than to conduct a private or public “auction” or sales process of Baker Hughes.

Representatives of WilmerHale reviewed the antitrust approval process in the United States and abroad for the proposed transaction. Representatives of Davis Polk reviewed with the Baker Hughes board of directors its fiduciary duties in considering the proposed transaction. After Goldman Sachs left the meeting, Davis Polk reviewed with the Baker Hughes board of directors a letter from Goldman Sachs, which letter both disclosed certain relationships between GE and Goldman Sachs (including Goldman Sachs’ lending relationships with GE, Goldman Sachs’ investment banking division relationships with GE (including Goldman Sachs’ engagement to assist GE in selling certain other GE business lines) and equity in GE, if any, held by members of the Goldman Sachs team advising Baker Hughes) and confirmed that nothing (including the matters set forth in such letter) would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to Baker Hughes in connection with its engagement. The section “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus, describes certain financial advisors and/or underwriting services Goldman Sachs has provided to GE and/or its affiliates during the two-year period ended October 30, 2016. The Baker Hughes board of directors discussed the letter and concluded that the matters disclosed therein should not impact Goldman Sachs’ ability effectively to act as financial advisor to Baker Hughes or Baker Hughes’ decision to continue to retain Goldman Sachs. Davis Polk also discussed with the Baker Hughes board of directors that certain Davis Polk lawyers, with Baker Hughes’ and GE’s prior consent, were providing tax advice to GE in connection with the proposed transaction, and that a customary ethical wall was in place between the Davis Polk lawyers providing advice to Baker Hughes and the Davis Polk lawyers providing tax advice to GE. At the conclusion of the meeting, the Baker Hughes board of directors authorized Baker Hughes senior management to continue discussions with GE.

On the afternoon of October 14, 2016, Mr. Craighead called Mr. Immelt and told him that the Baker Hughes board of directors had authorized Baker Hughes senior management to continue discussions with GE on the basis of GE’s “best and final” offer.

On October 17, 2016, James M. Waterbury, Vice President & Senior Counsel, M&A, of GE, sent William Marsh, Vice President and General Counsel of Baker Hughes, an initial draft of the transaction agreement, and on October 19, 2016, October 20, 2016 and October 21, 2016, Shearman & Sterling LLP (sometimes referred to as “Shearman & Sterling”), GE’s legal advisor, sent Davis Polk initial drafts of the various ancillary agreements to the transaction agreement, including the form of stockholders agreement, which would be entered into at the closing of the proposed transaction and attached as exhibits to the transaction agreement, as well as initial drafts of the term sheets for certain intercompany agreements to be finalized between the signing and closing, and which would also be entered into at the closing of the proposed transaction. Following delivery of the draft transaction agreement and the various ancillary agreements, discussions and negotiations among representatives of Baker Hughes, GE, Davis Polk and Shearman & Sterling continued until the signing of the Transaction Agreement on October 30, 2016, and the parties exchanged numerous revised drafts of the transaction agreement and the various ancillary agreements during this time.

Also on October 21, 2016, Messrs. Waterbury and Marsh discussed the draft stockholders agreement, in particular the protections for Baker Hughes public stockholders following the closing of the proposed transaction, such as a standstill on GE’s acquisition of shares of the new combined entity (GE had proposed a two-year standstill in its draft stockholders agreement of October 20, 2016), restrictions on GE transferring shares of the new combined entity (GE had proposed a two-year transfer restriction in its draft stockholders agreement of October 20, 2016), and any squeeze-out transaction by GE being subject to the approval of a special committee of independent directors and a majority of the shares held by stockholders that are not GE or affiliated with GE (GE had proposed no such approval condition in its draft stockholders agreement of October 20, 2016). Following the October 21, 2016 meeting, through extensive negotiations and exchanges of drafts between representatives of Baker Hughes, Davis Polk, GE and Shearman & Sterling, Baker Hughes and GE agreed to additional or expanded protections for Baker Hughes public stockholders following the closing of the proposed transactions, including additional restrictions on GE’s ability to transfer its shares in the new combined entity after expiration of the two-year lockup period, the expansion of the standstill period from two years to five years, the inclusion of a provision requiring that any squeeze-out transactions by GE be subject to approval by the special committee, and a non-waivable condition that the squeeze-out be approved by a majority of the shares held by non-GE stockholders.

On October 25, 2016, Baker Hughes released its financial results for the third quarter of 2016, reporting an adjusted net loss per diluted share of $1.00 for the third quarter. At the close of trading on October 25, 2016, Baker Hughes’ share price was $54.39.

On October 26, 2016, the Baker Hughes board of directors held its regularly scheduled board meeting. At the invitation of the Baker Hughes board of directors, members of senior management and representatives of Goldman Sachs and Davis Polk also were present for portions of the meeting. Representatives of Goldman Sachs reviewed its preliminary financial analysis of GE’s proposal. Representatives of Davis Polk reviewed material terms of the proposed transaction that continued to be subject to negotiation, including the closing conditions, termination rights and associated termination fees and reverse termination fees, covenants (including Baker Hughes’ and GE O&G’s operating covenants between the signing and closing of the proposed transaction) and the governance structure of the new combined entity, including rights and protections for Baker Hughes public stockholders following the closing of the proposed transaction.

On October 27, 2016 and October 28, 2016, Ms. Ross and Messrs. Worrell, Marsh and Waterbury had various discussions regarding the terms of the proposed transaction, including GE’s covenant to deliver to Baker Hughes certain audited financial statements of GE O&G, the antitrust reverse termination fee, Baker Hughes’ and GE O&G’s operating covenants between the signing and closing of the proposed transaction and the terms upon which GE O&G would be separated from GE and contributed to Newco LLC (including with respect to GE O&G’s required minimum level of working capital). GE initially proposed that, in the event the proposed transaction did not close due to the failure to obtain required antitrust approvals, GE would pay Baker Hughes an antitrust reverse termination fee of $800 million. After extensive negotiations, Messrs. Marsh and Waterbury agreed to recommend to their respective boards of directors, subject to GE and Baker Hughes reaching agreement on the other terms of the transaction agreement, an antitrust reverse termination fee of $1.3 billion.

On the evening of October 27, 2016, after the closing of trading on NYSE, various media reports noted that Baker Hughes and GE were in talks regarding a potential transaction, and GE issued a press release that evening confirming that GE was in discussions with Baker Hughes regarding partnerships, but noting that nothing was concluded and that the potential partnerships under discussion did not include an outright purchase of Baker Hughes. Baker Hughes’ stock price closed at $59.12 on October 28, 2016, an increase of approximately 8% from the prior day’s close. On October 28, 2016, Mr. Craighead sent an email to Baker Hughes employees confirming that while Baker Hughes had been in discussions with GE, nothing was concluded. Baker Hughes publicly filed this email with the SEC on October 28, 2016.

On the afternoon of October 28, 2016, Messrs. Craighead, Immelt and Simonelli met and confirmed their agreement to recommend to their respective boards of directors the principal transaction terms that had been discussed between the parties, subject to satisfactory completion of the transaction agreement. On the evening of October 28, 2016 and the afternoon of October 29, 2016, Davis Polk and Shearman & Sterling exchanged initial drafts of the disclosure schedules to the Transaction Agreement.

On the morning of October 29, 2016, the Baker Hughes board of directors held a special meeting to discuss recent developments in discussions with GE and the leak of October 27, 2016. At the invitation of the Baker Hughes board of directors, members of senior management and representatives of Goldman Sachs and Davis Polk also were present. Representatives of Goldman Sachs discussed market trading following the leak of discussions between Baker Hughes and GE. Representatives of Davis Polk provided an update to the Baker Hughes board of directors on negotiations with GE, including GE’s covenant to deliver to Baker Hughes certain audited financial statements of GE O&G, the termination fees and reverse termination fees and Baker Hughes’ and GE O&G’s operating covenants between the signing and closing of the proposed transaction.

On the afternoon of October 30, 2016, the Baker Hughes board of directors held a special meeting to review the terms of the proposed transaction with GE O&G. At the invitation of the Baker Hughes board of directors, members of Baker Hughes senior management and representatives of Goldman Sachs, Davis Polk and WilmerHale also were present. Prior to the meeting, copies of the draft transaction agreement and the various ancillary agreements were provided to the directors. Representatives of Davis Polk reviewed with the Baker Hughes board of directors its fiduciary duties in considering the proposed transaction and the material terms of the proposed transaction, including the closing conditions, termination rights and associated termination fees and reverse termination fees, covenants (including Baker Hughes’ and GE O&G’s operating covenants between the signing and closing of the proposed transaction) and the governance structure of the new combined entity, including protections for Baker Hughes public stockholders following the closing of the proposed transaction (such as a five-year standstill on GE’s acquisition of shares of the new combined entity, certain restrictions on GE transferring shares of the new combined entity during the two-year and five-year periods following the closing of the proposed transaction, and any squeeze-out transaction by GE being subject to the approval of a special committee of independent directors and a majority of the shares held by stockholders that are not GE or affiliated with GE), as well as the outstanding issues on the transaction agreement. Representatives of Goldman Sachs reviewed with the Baker Hughes board of directors its financial analysis of the proposed transaction. After discussion among the Baker Hughes board of directors and its advisors, representatives of Goldman Sachs delivered an oral opinion, which was subsequently confirmed in a written opinion dated as of October 30, 2016, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Baker Hughes common stock pursuant to the transaction agreement was fair, from a financial point of view, to such holders.

The Baker Hughes board of directors was advised by Mr. Craighead and representatives of Goldman Sachs that they had received no indications of interest about a transaction with Baker Hughes following the October 27, 2016 leak. The Baker Hughes board of directors concluded that the terms of the transaction agreement would not preclude or impede a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with GE.

Following questions from and discussions among the members of the Baker Hughes board of directors and with its advisors regarding the proposed transaction, the directors unanimously determined that it was advisable and in the best interests of Baker Hughes and its stockholders to enter into the transaction agreement, substantially in the form presented, and to consummate the transactions contemplated thereby, and the directors unanimously approved and adopted the transaction agreement, resolved that the transaction agreement be submitted to the stockholders of Baker Hughes and recommended that the stockholders of Baker Hughes approve and adopt the transaction agreement and the transactions.

The Transaction Agreement was executed and delivered, as of October 30, 2016.

Early in the morning on October 31, 2016, and prior to the commencement of trading on NYSE, Baker Hughes and GE issued a joint press release announcing the Transactions. Baker Hughes and GE each publicly filed the press release with the SEC on October 31, 2016.

Pursuant to the Transaction Agreement, the parties agreed to cooperate in determining the structure for the Transactions and restructuring transactions in furtherance thereof to be undertaken by Baker Hughes. Following execution and delivery of the Transaction Agreement on October 30, 2016, the parties and their advisors discussed from time to time potential alternative structures for the Transactions and in particular the Baker Hughes Reorganization. As discussed above in “The Transactions” beginning on page 71 of this combined proxy statement/prospectus, the Baker Hughes Reorganization contemplated the conversion of certain U.S. subsidiaries of Baker Hughes to limited liability companies. As a result, these entities would be treated as disregarded entities or partnerships for U.S. federal income tax purposes, creating a tax-efficient structure for Newco LLC’s U.S. operations. The parties and their advisors determined that the changes to the Transactions reflected in the Amendment dated as of March 27, 2017 were needed to more efficiently accomplish these conversions. The changes also permit EHHC and CFC Holdings to be the members of Newco LLC and therefore facilitate the transfer of Baker Hughes’ foreign operations to Newco LLC and permit Baker Hughes’ consolidated tax group to continue following the Transactions.

In connection with these discussions, following the approval of the Baker Hughes board of directors and GE, the parties executed and delivered the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, New Baker Hughes, Bear MergerSub, Inc., Newco 2 and Merger Sub 2 to, among other things, provide for the transaction structure described in this combined proxy statement/prospectus and make corresponding changes to the Transaction Agreement and the various ancillary agreements, as well as to increase the size of the New Baker Hughes Board from nine to eleven directors.

Recommendation of the Board of Directors and its Reasons for the Transactions

The Baker Hughes board of directors, with the advice and assistance of its financial and legal advisors, oversaw the negotiation of, evaluated, and unanimously approved the Transaction Agreement, the Mergers and the other Transactions contemplated thereby. The Baker Hughes board of directors unanimously recommends that the Baker Hughes stockholders vote FOR the adoption of the Transaction Agreement.

In reaching the decisions to approve the Transaction Agreement and the Transactions contemplated thereby and to recommend that the Baker Hughes stockholders vote to adopt the Transaction Agreement, including the amendment, and approve the Transactions, the Baker Hughes board of directors consulted extensively with its financial and legal advisors and Baker Hughes’ management, and considered a number of potential strategic alternatives to the proposed Transactions. After such discussions and considering such alternatives, the Baker Hughes board of directors unanimously determined the proposed Transactions to be in the best interests of Baker Hughes and its stockholders. The Baker Hughes board of directors’ decision to approve the Transactions and the

Transaction Agreement and to recommend to Baker Hughes’ stockholders that they vote for the adoption of the Transaction Agreement was based on a number of factors. These factors included, without limitation, the following (which are not necessarily presented in order of relative importance):

Strategic Rationale; Stockholder Value

The Baker Hughes board of directors considered a number of factors pertaining to the strategic rationale for the Transactions and the value to be received by Baker Hughes’ stockholders pursuant to the Transaction Agreement, including but not limited to the following:

•	The current, historical and projected financial condition and results of operations of Baker Hughes on a standalone basis, including the risk-adjusted probabilities associated with achieving Baker Hughes’ long-term strategic plan as a standalone company amid greater industry volatility as compared to the opportunity afforded to Baker Hughes stockholders via the Merger Consideration and the Special Dividend.

•	The risks and challenges facing the industry more broadly, which include (1) volatility of oil and natural gas prices; (2) decreased demand for oil and natural gas due to weakening global economic growth; and (3) a highly competitive oilfield services environment.

•	The Baker Hughes board of directors’ analysis of other potential strategic alternatives for Baker Hughes, including continuing on as an independent company and the potential to acquire, be acquired or combine with other third parties.

•	The financial analyses reviewed and discussed with the Baker Hughes board of directors and the written opinion from Goldman Sachs, Baker Hughes’ financial advisor, to the Baker Hughes board of directors, dated as of October 30, 2016, that, as of such date and based on and subject to the factors and assumptions set forth in that opinion, the Merger Consideration and the Special Dividend to be paid to the holders of Baker Hughes common stock pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs is attached to this combined proxy statement/prospectus as Annex I.

•	The fact that Goldman Sachs and Baker Hughes’ legal advisors were involved throughout the negotiations and updated the Baker Hughes board of directors directly and regularly, which provided the Baker Hughes board of directors with outside perspectives on the negotiation in addition to those of management.

•	The Baker Hughes board of directors’ belief that it was preferable to negotiate on a one-on-one basis with GE rather than to conduct a private or public “auction” or sale process of Baker Hughes, particularly in light of (1) the Baker Hughes board of directors’ belief after consultation with Goldman Sachs, that the level of interest from credible third parties at a valuation in excess of the per share Merger Consideration and Special Dividend was not likely to be significant, (2) the Baker Hughes board of directors’ belief that the terms of the Transaction Agreement were consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with GE, and (3) the fact that between November 16, 2014 and March 27, 2015 (i.e., during the period from the signing of the Halliburton merger agreement to the adoption by the Baker Hughes stockholders of the Halliburton merger agreement), Baker Hughes had received no indications of interest regarding a business combination transaction.

•	The historical and current market prices of Baker Hughes common stock and the financial performance of GE O&G.

•

The fact that after extensive negotiations, it was agreed that GE would contribute the GE O&G business and $7.4 billion in cash, and in exchange GE would receive 62.5% of the equity of the new combined entity, and Baker Hughes stockholders would receive the Special Dividend and 37.5%, in the aggregate, of the equity of the new combined entity, up from GE’s initial proposal that GE would contribute the GE O&G business and $6 billion in cash, and in exchange GE would receive 65% of the equity of the new combined entity, and Baker Hughes stockholders would receive the special cash dividend and 35%, in the aggregate, of the equity of the new combined entity.

•	The fact that the Special Dividend of $17.50 per share is equal to more than 30% of the undisturbed share price of Baker Hughes common stock, giving Baker Hughes stockholders an opportunity to realize value at Closing for a portion of their investment in Baker Hughes common stock.

•	The fact that a considerable portion of the consideration is payable in stock of New Baker Hughes, which affords Baker Hughes stockholders the opportunity to participate in the future earnings and expected growth of New Baker Hughes and any future appreciation in the value of the Class A Common Stock should the Baker Hughes stockholders decide to retain the Class A Common Stock payable in the Transactions.

•	The Baker Hughes board of directors’ belief that the Transactions could be accretive to earnings per share of New Baker Hughes and will be accretive to cash flow per share of New Baker Hughes, and that New Baker Hughes will have a strong investment grade credit profile and substantial financial flexibility.

•	The fact that New Baker Hughes will have access to the GE Store, a centralized resource where GE employees mix and match technology, tools, and ideas to create solutions for customers.

•	The fact that the New Baker Hughes Board, immediately after Closing, will include six GE designees and five Baker Hughes designees, with Jeff Immelt, GE Chairman and Chief Executive Officer, serving as New Baker Hughes Chairman and Martin Craighead, Baker Hughes Chairman and Chief Executive Officer, serving as New Baker Hughes Vice Chairman. The successor Baker Hughes directors will be chosen by the Governance & Nominating Committee of the New Baker Hughes Board, which will be comprised of a majority of Baker Hughes directors who meet certain independence requirements. Such governance arrangements were viewed as a factor in favor of the Transactions because New Baker Hughes will maintain the experience and knowledge that the Baker Hughes directors possess regarding oversight of Baker Hughes’ business and operations and such Baker Hughes directors will have an opportunity to provide an important governance counterbalance to the GE designees.

•	The Baker Hughes board of directors’ belief that an “Up-C” structure (1) permitted GE to achieve the economic equivalent of tax consolidation because Newco LLC, the operating partnership in which GE would hold its economic interest, would not itself be subject to U.S. federal income tax and thus was the only structure GE was willing to use, in a transaction in which the Baker Hughes stockholders would receive the Special Dividend of $17.50 per share and 37.5%, in the aggregate, of the equity of the new combined entity, (2) would allow GE post-closing, if it wished to do so, to transfer its interest to GE shareholders in a tax efficient manner through a “spin-off” or “split-off” transaction, which transaction the Baker Hughes board of directors recognized would result in New Baker Hughes becoming an independent company with an increased public float, (3) could allow New Baker Hughes to be included in the S&P 500 Index because GE would own less than 50% of the publicly traded Class A shares, notwithstanding GE’s majority interest in Newco LLC, (4) had been used in several precedent transactions, (5) would not result in incremental tax costs to New Baker Hughes, because GE agreed to indemnify New Baker Hughes against any incremental tax costs of the “Up-C” structure and (6) would allow New Baker Hughes to share in certain tax benefits as described in the section titled “Certain Agreements Related to the Transactions—Tax Matters Agreement.”

•	The fact that, for a period of five years beginning upon Closing, GE will be subject to a customary standstill with respect to the acquisition of New Baker Hughes stock (with certain customary exceptions).

•	The fact that, following Closing, any proposal by GE or any of its affiliates to acquire all of the shares of Common Stock held by stockholders that are not affiliated with GE or its affiliates must be subject to review, evaluation and approval of a committee of independent directors and submitted for approval to the stockholders of New Baker Hughes, with a non-waivable condition that a majority of the shares held by stockholders that are not GE or affiliated with GE approve the transaction.

•	The fact that GE will be subject to certain transfer restrictions following the Closing Date, except with respect to transfers to affiliates of GE, including that: (i) for a period of two years following the Closing Date, GE and its affiliates will be prohibited from transferring any shares of Common Stock; (ii) following the two-year anniversary of Closing, subject to certain exceptions, GE may not transfer any shares of Common Stock to any person or group if such person or group would beneficially own more than 15% of the voting power of the outstanding shares of Common Stock (other than pursuant to widely distributed public offerings, including spin-off and split-off transactions) after such transfer, unless approved by the Conflicts Committee; and (iii) following the fifth anniversary of the Closing Date, GE and its affiliates will be permitted to transfer all (but not less than all) of their shares of Class A Common Stock to a third party (or, if applicable, all of their Paired Interests), only if, among other things, (A) the buyer agrees to purchase all shares of Common Stock held by non-GE stockholders that are not affiliated with GE or its affiliates for the same consideration and on otherwise substantially the same terms and conditions and (B) if the transaction does not result in the buyer owning 100% of the Common Stock, the buyer either (x) agrees to assume GE’s obligations under the Stockholders Agreement or (y) enters into a stockholders agreement with New Baker Hughes containing substantially the same terms and conditions as those contained in the Stockholders Agreement.

•	The fact that any transaction entered into following Closing between New Baker Hughes or any of its subsidiaries on the one hand, and GE or any of its affiliates (other than New Baker Hughes and its subsidiaries) on the other hand, is required to be on arm’s-length terms and in the best interest of New Baker Hughes.

•	The fact that, for a certain period of time following the Closing Date, GE has agreed it will not compete in certain oil and gas activities and other discrete oil and gas related segments.

•	The fact that Baker Hughes’ and New Baker Hughes’ rights under the Transaction Agreement and other Transaction Documents are enforceable by a committee of independent directors, and material amendments of or waivers under such agreements require the prior approval of such committee of independent directors.

•	The fact that the Baker Hughes name is retained and the anticipated positive reaction in the market and from Baker Hughes stakeholders.

•	The Baker Hughes board of directors’ belief that New Baker Hughes will generate significant free cash flow, allowing the return of cash to the combined investor base through dividends, share repurchases and similar actions.

•	The Baker Hughes board of directors’ belief that the Transactions will combine the digital solutions, manufacturing expertise and technology from GE O&G and the track record of success Baker Hughes has in the oilfield services sector; create the second largest player in the oilfield equipment and services industry that has operations in more than 120 countries; and have strong, complementary competitive scope across the industry, from fullstream oil and gas manufacturing and technology solutions spanning across subsea and drilling, rotating equipment, imaging, sensing, drilling, evaluation, completion and production.

•	The Baker Hughes board of directors’ belief that New Baker Hughes will have a diversified portfolio that can deliver through the oil and gas cycle, and that there is a large pool of synergies that will improve operating margins and drive organic growth.

•	The Baker Hughes board of directors’ belief that the Transactions will result in New Baker Hughes becoming the partner and employer of choice for the industry.

•	The view that GE O&G and Baker Hughes share a similar culture and value system, sharing a commitment to exceeding customer expectations.

•

The Baker Hughes board of directors’ belief that the transactions will potentially result in meaningful annual cost and revenue synergies once Baker Hughes and GE O&G are fully integrated, and that such annual cost synergies would equal approximately $1.2 billion and that additional EBITDA derived from such annual revenue synergies would equal approximately $400 million.

•	The fact that in the event the Transaction Agreement is terminated by Baker Hughes as a result of GE’s material breach of its regulatory covenants which breach results in the regulatory closing condition being incapable of being satisfied, GE would be required to pay Baker Hughes a termination fee of $1.3 billion.

•	The recommendation of Baker Hughes’ senior management team in favor of the Transactions.

Terms of the Transaction Agreement

The Baker Hughes board of directors considered the terms and conditions of the Transaction Agreement, including but not limited to the following:

•	The Baker Hughes board of directors’ belief that the terms of the Transaction Agreement, taken as a whole, increase the degree of certainty that the Transactions will be completed, including the fact that:

•	GE is required to take all actions necessary to obtain regulatory approvals, including agreeing to divestitures (including divestitures of certain specified businesses), unless the assets, business or product lines subject to such actions (excluding the specified businesses) would account for more than $200 million of the 2015 revenue of GE, Baker Hughes, New Baker Hughes and/or any of their respective subsidiaries, or any combination thereof;

•	GE has agreed to pay a fee of $1.3 billion if the Transaction Agreement terminates in certain circumstances due to a failure to obtain required antitrust approvals or due to GE’s material breach of its antitrust covenants which breach results in the antitrust closing condition being incapable of being satisfied;

•	there are limited circumstances in which GE may terminate the Transaction Agreement; and

•	the Transaction Agreement contains no financing condition.

•	The Baker Hughes board of directors’ belief that the terms of the Transaction Agreement, including Baker Hughes’ representations, warranties and covenants and the conditions to each party’s obligations, are reasonable.

•	The fact that the Transaction Agreement provides that, under certain circumstances, and subject to certain conditions, Baker Hughes is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Baker Hughes that constitutes or is reasonably likely to lead to a superior proposal (as defined in the Transaction Agreement).

•	The fact that the Baker Hughes board of directors, subject to certain conditions, has the right to change its recommendation in support of the Transactions in response to an intervening event, even if there is no competing or superior proposal, if the Baker Hughes board of directors determines that the failure to take such action would likely be inconsistent with its fiduciary duties to Baker Hughes stockholders under applicable law.

•	The fact that the Baker Hughes board of directors has the right to terminate the Transaction Agreement to enter into a definitive agreement related to a superior proposal, subject to giving GE notice and an opportunity to propose changes to the Transaction Agreement, and the payment of the Baker Hughes Termination Fee.

•	The fact that the Baker Hughes board of directors, after discussing the Baker Hughes Termination Fee with its advisors, believed that such fee was consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with GE.

•	The fact that a vote of Baker Hughes’ stockholders on the Transaction Agreement is required under Delaware law, and that if the Transactions are approved by Baker Hughes’ stockholders and consummated, those Baker Hughes stockholders who do not vote in favor of the adoption of the Transactions will have the right to demand appraisal of the fair value of their shares under Delaware law.

•	The fact that GE is required to deliver to Baker Hughes the Comparable GE O&G Audited Financial Statements no later than April 15, 2017 (or April 30, 2017 in the case of the September 30, 2016 audited financials), and if such audited financials differ from the unaudited financial statements of GE O&G provided to Baker Hughes in a manner that is material to the intrinsic value of GE O&G in a manner that is adverse, Baker Hughes may terminate the Transaction Agreement and, in the event of such termination, GE would be required to reimburse Baker Hughes for certain expenses (up to $40 million).

•	The expectation that Baker Hughes stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers and the Conversion.

•	Baker Hughes’ ability to specifically enforce GE’s obligations under the Transaction Agreement, including GE’s obligations to complete the Transactions.

Risks and Potentially Negative Factors

In addition to the above factors, the Baker Hughes board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the Transactions and the Transaction Agreement, including without limitation:

•	The fact that the Transactions may not be completed in a timely manner, or at all, despite the parties’ efforts and even if the requisite approval is obtained from Baker Hughes stockholders, if required antitrust approvals are not obtained or if obtaining antitrust approval would require GE agreeing to divestitures of assets, businesses or product lines (excluding certain specified businesses) that account for more than $200 million of the 2015 revenue of GE, Baker Hughes, New Baker Hughes and/or any of their respective subsidiaries, or any combination thereof.

•	The fact that Baker Hughes negotiated exclusively with GE rather than conducting a public or private “auction” or sales process of Baker Hughes.

•	The fact that audited financial statements for GE O&G were not available at the time of signing the Transaction Agreement.

•	The risks and costs to Baker Hughes if the Transactions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on Baker Hughes’ business and relations with customers, suppliers and vendors.

•	The costs to be incurred in connection with the Transactions.

•	The restrictions on the conduct of Baker Hughes’ business prior to completion of the Transactions, which could delay or prevent Baker Hughes from undertaking material strategic opportunities that might arise pending completion of the Transactions to the detriment of the Baker Hughes stockholders.

•	The risk of not realizing all of the anticipated strategic and other benefits between GE O&G and Baker Hughes, including, without limitation, the challenges of combining the businesses, operations and workforces of GE O&G and Baker Hughes, the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated, and the risk that divestitures required by antitrust authorities may decrease the anticipated strategic and other benefits of the Transactions, including the Mergers, to New Baker Hughes.

•	The risk that because an “Up-C” structure is a complex acquisition structure, it might be difficult for investors to understand.

•	The expectation that the Special Dividend will generally be taxable as a dividend to Baker Hughes stockholders for U.S. federal income tax purposes.

•	The fact that Baker Hughes’ directors and executive officers may have interests in the Transactions that are different from, or in addition to, those of Baker Hughes’ stockholders generally, including certain interests arising from the employment and compensation arrangements of Baker Hughes’ executive officers, and the manner in which they would be affected by the Transactions.

The Baker Hughes board of directors weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Baker Hughes board of directors did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Baker Hughes board of directors made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.

The Baker Hughes board of directors believed that, overall, the potential benefits of the Transactions to Baker Hughes and its stockholders outweighed the risks described above.

The foregoing discussion of the information and factors considered by the Baker Hughes board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 64 of this combined proxy statement/prospectus.

Leadership of New Baker Hughes

Upon Closing, the New Baker Hughes Board will consist of eleven directors, six of whom will be designated by GE (Jeffrey R. Immelt, the Chairman and Chief Executive Officer of GE, W. Geoffrey Beattie, Jamie S. Miller, James J. Mulva, John G. Rice and Lorenzo Simonelli) and five of whom will be designated by Baker Hughes (Gregory D. Brenneman, Clarence P. Cazalot, Jr., Lynn L. Elsenhans, J. Larry Nichols and Martin Craighead, the Chief Executive Officer of Baker Hughes). The successor Baker Hughes directors will be chosen by the Governance & Nominating Committee of the New Baker Hughes Board, which will be comprised of a majority of Baker Hughes directors who meet certain independence requirements. GE only has the right to designate directors to the New Baker Hughes Board for so long as GE and its affiliates either beneficially own at least 50% of the Common Stock or are required to consolidate New Baker Hughes’ financial results with GE’s financial results. At least one Company Independent Director must be on the New Baker Hughes Audit Committee, at least one non-GE designee must be on the Compensation Committee and at least one Company Independent Director must be on all other New Baker Hughes Board committees. GE and its affiliates are required to vote in favor of all Baker Hughes directors. For additional information regarding the new directors of New Baker Hughes, please see “Directors of New Baker Hughes” beginning on page 234 of this combined proxy statement/prospectus.

Jeffrey R. Immelt, the current Chairman and Chief Executive Officer of GE, will serve as Chairman of the New Baker Hughes Board. Martin Craighead, the current Chairman and Chief Executive Officer of Baker Hughes, will serve as Vice Chairman of the New Baker Hughes Board. Lorenzo Simonelli, the current President and Chief Executive Officer of GE O&G, will serve as President and Chief Executive Officer of New Baker Hughes. Brian Worrell, the current Vice President and Chief Financial Officer of GE O&G, will serve as Chief Financial Officer of New Baker Hughes. For additional information regarding the new executive officers of New Baker Hughes, please see “Executive Officers and Executive Compensation—Executive Officers of New Baker Hughes” beginning on page 241 of this combined proxy statement/prospectus.

Indemnification and Insurance

The Transaction Agreement provides for the continuation of existing indemnification in favor of the current and former directors, officers and employees of Baker Hughes and its subsidiaries as provided in the organizational and governing documents of Baker Hughes and its subsidiaries or under indemnification agreements between such persons and Baker Hughes and its subsidiaries as in effect prior to date of the Transaction Agreement for a period of not less than six years after Closing, with such indemnification obligations being guaranteed by Newco LLC. The Transaction Agreement also contains certain obligations related to the purchase of directors’ and officers’ liability insurance and fiduciary liability insurance tail policies with respect to matters existing or occurring at or prior to Closing for persons who are currently covered under Baker Hughes’ existing policies. These interests are described in detail below at “The Transaction Agreement—Director and Officer Indemnification and Insurance.”

The Baker Hughes board of directors was aware of the interests described in this section and below under “The Transactions—Recommendation of the Board of Directors and its Reasons for the Transactions” beginning on page 82 of this combined proxy statement/prospectus and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the Baker Hughes stockholders adopt the Transaction Agreement.

Projected Financial Data

Certain Financial Forecasts of GE O&G

GE does not, as a matter of course, disclose long-term projections in respect of GE O&G due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. The unaudited, non-public financial projections concerning GE O&G for the fiscal years 2016 through 2020 described below (sometimes referred to as the “GE O&G Forecasts”), were not prepared with a view to public disclosure and are included in this combined proxy statement/prospectus only because such information was made available, in whole or in part, to Baker Hughes and Goldman Sachs, its financial advisor, in connection with their review of the Transactions and for purposes of Goldman Sachs’ financial analyses and opinion. Goldman Sachs’ financial analyses and opinion are described below under the heading “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus. As described more fully below, however, GE did publicly disclose certain forecasted financial information concerning GE O&G and New Baker Hughes in connection with public announcements regarding the Transactions.

The GE O&G Forecasts and the Estimated Synergies (as described below under the heading “Projected Financial Data—Estimated Synergies”) were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Baker Hughes’ nor GE’s independent registered public accounting firms, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the GE O&G Forecasts or the Estimated Synergies, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, these GE O&G Forecasts and Estimated Synergies. The GE O&G Forecasts and Estimated Synergies were prepared solely for internal use of GE and Baker Hughes and their respective financial advisors and are subjective in many respects.

The development of the GE O&G Forecasts and Estimated Synergies entailed numerous assumptions about GE O&G’s industry, markets, products and services at a point in time. Although the GE O&G Forecasts and Estimated Synergies are presented with numerical specificity, the GE O&G Forecasts and Estimated Synergies reflect assumptions, estimates and judgments as to future events made by the management of GE O&G that it believed were reasonable at the time the GE O&G Forecasts and Estimated Synergies were prepared, taking into account the relevant information available to GE O&G’s management at the time.

Important factors that may affect actual results and cause the results to be different from the GE O&G Forecasts and Estimated Synergies include: the ultimate timing, outcome and results of integrating the operations of GE O&G and Baker Hughes, general economic, regulatory and industrial conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in the demand for or price of oil and/or natural gas, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives, impairment of oil and natural gas properties, structural changes in the oil and natural gas industry, costs and availability of resources and other matters described in the section “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus. As the GE O&G Forecasts and Estimated Synergies are forward-looking statements, see also “Cautionary Note Regarding Forward-Looking Statements” beginning on page 64 of this combined proxy statement/prospectus. In addition, these GE O&G Forecasts and Estimated Synergies do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Transactions or any changes to GE O&G’s operations or strategy that may be implemented after completion of the Transactions. See the section entitled “Projected Financial Data—Estimated Synergies” beginning on page 91 of this combined proxy statement/prospectus for information regarding projected synergies. For the aforementioned reasons, the inclusion of GE O&G Forecasts and Estimated Synergies in this combined proxy statement/prospectus should not be regarded as an indication that the GE O&G Forecasts and Estimated Synergies will be necessarily predictive of actual future events, and they should not be relied on as such. Actual results may be materially different from those contained in the GE O&G Forecasts and Estimated Synergies.

No one has made or makes any representation to any stockholder regarding the information included in these GE O&G Forecasts and Estimated Synergies and GE has not made any representation to Baker Hughes regarding the information included in these GE O&G Forecasts and Estimated Synergies. The GE O&G Forecasts and Estimated Synergies are not included in this combined proxy statement/prospectus in order to induce any stockholder to vote in favor of the Transactions or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Transactions. Except to the extent required by applicable federal securities laws, GE, Baker Hughes and New Baker Hughes do not intend, and expressly disclaim any responsibility, to update or otherwise revise the GE O&G Forecasts or Estimated Synergies to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the GE O&G Forecasts or Estimated Synergies are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the GE O&G Forecasts and Estimated Synergies, Baker Hughes stockholders are cautioned not to unduly rely on the GE O&G Forecasts and Estimated Synergies included in this combined proxy statement/prospectus.

Certain of the measures included in the GE O&G Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by GE are not reported by all of GE’s competitors in the oil and gas industry and may not be comparable to similarly titled amounts used by other companies. GE encourages you to review all of GE O&G’s financial statements included in the sections “Selected Historical and Pro Forma Condensed Combined Financial Data” and “Financial Statements of GE O&G” beginning on page 39 and FS-1, respectively, of this combined proxy statement/prospectus in their entirety and to not rely on any single financial measure.

Forecasted Financial Information

The table below presents a summary of the GE O&G Forecasts as provided by GE to Baker Hughes and Goldman Sachs, in each case, prior to the execution of the Transaction Agreement.

	GE O&G Forecasts (In billions)
	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	$14.5	$13.5	$15.1	$17.3	$18.2
EBITDA(1)*	$2.2	$2.0	$2.6	$3.0	$3.3
Free Cash Flow(2)	$0.8	$1.3	$1.0	$1.2	$1.7

*	Unlevered and normalized for items such as, but not limited to, restructuring, impacts from geopolitical events, currency devaluations or impairments.
(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management of GE O&G to provide additional information in order to provide them with an alternative method for assessing GE O&G’s financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	Free Cash Flow is defined as operating cash flows less capital expenditures plus proceeds from disposal of assets but not including proceeds from disposition of principal business units. In this context, Free Cash Flow was used by management of GE O&G to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

Estimated Synergies

Prior to the execution of the Transaction Agreement, GE, in collaboration with Baker Hughes, prepared certain estimates of annual cost and revenue synergies expected to be realized following the Closing, which are referred to in this section as the “Estimated Synergies.” The Estimated Synergies are not reflected in the GE O&G Forecasts. These Estimated Synergies include the following: (i) approximately $400 million in annual savings from sourcing and procurement improvements by 2020; (ii) approximately $200 million in annual savings from manufacturing and service footprint rationalization by 2020; (iii) approximately $200 million in annual savings from process optimization by 2020; (iv) approximately $400 million in annual savings from SG&A consolidation by 2020; and (v) approximately $400 million in additional EBITDA derived from annual revenue synergies. This information should be read in light of the risks described under “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus.

Certain Financial Forecasts of Baker Hughes

Baker Hughes does not as a matter of course make public projections as to future earnings or other results of operations, other than providing estimates for certain financial items on a near-term basis on its regular earnings calls. In addition, for internal purposes and in connection with the process leading to the Transaction Agreement, the management of Baker Hughes prepared certain projections of future financial and operating performance of Baker Hughes for the years 2016 through 2020 (sometimes referred to as the “Baker Hughes Forecasts”). The management of GE prepared and provided to Baker Hughes the GE O&G Forecasts, to which the management of Baker Hughes made a limited adjustment (the GE O&G Forecasts as so adjusted, are sometimes referred to as the “Baker Hughes Forecasts for GE O&G”). The projections of Revenue, EBITDA and Free Cash Flow in the GE O&G Forecasts and the Baker Hughes Forecasts for GE O&G set forth below are similar because the modest adjustment made by Baker Hughes management is rounded to the same numbers in most cases. As described more fully below in the section “Projected Financial Data—Certain Updates and Supplemental Information” beginning on page 97 of this combined proxy statement/prospectus, Baker Hughes did publicly disclose certain forecasted financial information concerning Baker Hughes and New Baker Hughes in connection with public announcements regarding the Transactions.

The management of Baker Hughes, after discussions with GE, also estimated the timing and amount of New Baker Hughes projected realization of annual savings from cost and capital expenditure synergies (sometimes referred to as the “Baker Hughes Synergies”). The Baker Hughes Synergies and the impact of potential divestitures in connection with the Transactions are not reflected in the Baker Hughes Forecasts or the Baker Hughes Forecasts for GE O&G. In addition, the management of Baker Hughes prepared certain projections of future financial and operating performance of New Baker Hughes for the years 2016 through 2020 by combining the Baker Hughes Forecasts, the Baker Hughes Forecasts for GE O&G and the Baker Hughes Synergies, and increasing the assumed tax rate of New Baker Hughes (compared to the assumed tax rate in the Baker Hughes Forecasts) and the Baker Hughes Forecasts for GE O&G (such projections, as so adjusted, are sometimes referred to as the “New Baker Hughes Forecasts”). The New Baker Hughes Forecasts solely reflect the financial performance of Newco LLC. New Baker Hughes will hold indirectly, through certain wholly owned subsidiaries, approximately 37.5% of the Common Units of Newco LLC at Closing and will consolidate the financial results of Newco LLC. We sometimes refer to all of the forecasts and synergies described above as the “forward-looking financial information.”

The forward-looking financial information is included in this combined proxy statement/prospectus solely because it was among the financial information made available, in whole or in part, to the Baker Hughes board of directors, GE (only in the case of the Baker Hughes Forecasts) and Baker Hughes’ financial advisor, Goldman Sachs, in connection with their respective evaluations of the Transactions. The forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The development of the forward-looking financial information entailed numerous assumptions about Baker Hughes’ and GE O&G’s industry, markets, products and services at a point in time, and the forward-looking information is subjective in many respects. Although the forward-looking financial information is presented with numerical specificity, the information reflects assumptions, estimates and judgments as to future events made by the management of Baker Hughes. In the view of the management of Baker Hughes, the forward-looking financial information was prepared on a reasonable basis and reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of Baker Hughes’ management’s knowledge and belief, reasonable projections of the future financial performance of Baker Hughes, GE O&G and New Baker Hughes. Neither Baker Hughes’ nor GE’s independent registered public accounting firms, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the forward-looking financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

Important factors that may affect actual results and cause the results to be different from the forward-looking financial information include: the ultimate timing, outcome and results of integrating the operations of GE O&G and Baker Hughes, general economic, regulatory and industrial conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in the demand for or price of oil and/or natural gas, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives, impairment of oil and natural gas properties, structural changes in the oil and natural gas industry, costs and availability of resources and other matters described in the section “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus. As the Baker Hughes Forecasts, the Baker Hughes Forecasts for GE O&G and the Baker Hughes Synergies are forward-looking statements, see also “Cautionary Note Regarding Forward-Looking Statements” beginning on page 64 of this combined proxy statement/prospectus. In addition, the forward-looking financial information is not fact and does not take into account any circumstances or events occurring after the date that it was prepared and, accordingly, does not give effect to any changes to New Baker Hughes’ operations or strategy that may be implemented after completion of the Transactions and, for the Baker Hughes Forecasts and the Baker Hughes Forecasts for GE O&G, does not give effect to the Transactions. For the aforementioned reasons, the inclusion of the forward-looking information in this combined proxy statement/prospectus should not be regarded as an indication that the forward-looking information will be necessarily predictive of actual future events, and it should not be relied on as such. Actual results may be materially different from those contained in the forward-looking information.

No one has made or makes any representation to any stockholder regarding the forward-looking financial information and Baker Hughes has not made any representation to GE regarding the information included in the forward-looking financial information. The forward-looking financial information is not included in this combined proxy statement/prospectus in order to induce any stockholder to vote in favor of the Transactions or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Transactions. Except to the extent required by applicable federal securities laws, GE, Baker Hughes and New Baker Hughes do not intend, and expressly disclaim any responsibility, to update or otherwise revise the forward-looking financial information to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the forward-looking financial information are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the forward-looking financial information, Baker Hughes stockholders are cautioned not to unduly rely on the forward-looking financial information included in this combined proxy statement/prospectus.

Certain of the measures included in the forward-looking financial information may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Baker Hughes are not reported by all of Baker Hughes’ competitors in the oil and gas industry and may not be comparable to similarly titled amounts used by other companies. Baker Hughes encourages you to review the financial statements included in the section “Selected Historical and Pro Forma Condensed Combined Financial Data” beginning on page 39 of this combined proxy statement/prospectus and Baker Hughes’ publicly-filed reports in their entirety and to not rely on any single financial measure.

The following table presents a summary of the Baker Hughes Forecasts. The Baker Hughes Forecasts were reviewed with the Baker Hughes board of directors. The Baker Hughes Forecasts were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized below in the section entitled “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus), and, with the exception of the Baker Hughes Forecasts for 2020, were provided to GE.

	Baker Hughes Forecasts (In billions)
	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	$9.9	$10.3	$12.1	$14.1	$15.1
EBITDA(1)(*)	$0.5	$1.7	$2.5	$3.3	$3.6
Capital Expenditures	$0.3	$0.6	$0.7	$0.9	$0.9
Free Cash Flow(2)	$4.0	$0.6	$0.9	$1.2	$1.6

*	Unlevered and normalized for items such as, but not limited to, restructuring, impairments and impacts related to a merger agreement terminated in 2016.
(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management of Baker Hughes to provide additional information in order to provide them with an alternative method for assessing Baker Hughes’ financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	Free Cash Flow is defined as operating cash flows less capital expenditures plus proceeds from disposal of assets (if any). Free Cash Flow was used by Baker Hughes’ management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. The estimates of Free Cash Flow contained in the Baker Hughes Forecasts are sometimes referred to as “Baker Hughes’ Free Cash Flows,” the estimates of Free Cash Flow contained in the Baker Hughes Forecasts for GE O&G are sometimes referred to as “GE O&G Free Cash Flows” and the estimates of Free Cash Flow contained in the New Baker Hughes Forecasts are sometimes referred to as “New Baker Hughes Free Cash Flows.”

The following table presents a summary of the Baker Hughes Forecasts for GE O&G. The Baker Hughes Forecasts for GE O&G were reviewed with the Baker Hughes board of directors. The Baker Hughes Forecasts for GE O&G were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized below in the section entitled “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus).

	Baker Hughes Forecasts for GE O&G (In billions)
	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	$14.5	$13.5	$15.1	$17.3	$18.2
EBITDA(1)(**)	$2.2	$2.0	$2.5	$3.0	$3.3
Capital Expenditures	$0.4	$0.4	$0.4	$0.4	$0.5
Free Cash Flow(2)	$0.8	$1.3	$1.0	$1.2	$1.7

**	Unlevered and normalized for items such as, but not limited to, restructuring, impacts from geopolitical events, currency devaluations or impairments.
(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.
(2)	Free Cash Flow is defined as operating cash flows less capital expenditures plus proceeds from disposal of assets (if any). Free Cash Flow was used by Baker Hughes’ management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. The estimates of Free Cash Flow contained in the Baker Hughes Forecasts are sometimes referred to as “Baker Hughes’ Free Cash Flows,” the estimates of Free Cash Flow contained in the Baker Hughes Forecasts for GE O&G are sometimes referred to as “GE O&G Free Cash Flows” and the estimates of Free Cash Flow contained in the New Baker Hughes Forecasts are sometimes referred to as “New Baker Hughes Free Cash Flows.”

The following table presents a summary of the New Baker Hughes Forecasts. The New Baker Hughes Forecasts were reviewed with the Baker Hughes board of directors. The New Baker Hughes Forecasts were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized below in the section entitled “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus).

	New Baker Hughes Forecasts (In billions)
	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E
Revenue	$24.4	$23.8	$27.2	$31.4	$33.0
EBITDA(1)	$2.7	$4.0	$5.6	$7.1	$8.1
Capital Expenditures	$0.7	$0.9	$1.0	$1.2	$1.3
Free Cash Flow(2)	$4.8	$2.1	$2.4	$3.0	$4.1

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by Baker Hughes’ management to provide additional information in order to provide them with an alternative method for assessing Baker Hughes’, GE O&G’s and New Baker Hughes’ financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

(2)	Free Cash Flow is defined as operating cash flows less capital expenditures plus proceeds from disposal of assets (if any). Free Cash Flow was used by Baker Hughes’ management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. The estimates of Free Cash Flow contained in the Baker Hughes Forecasts are sometimes referred to as “Baker Hughes’ Free Cash Flows,” the estimates of Free Cash Flow contained in the Baker Hughes Forecasts for GE O&G are sometimes referred to as “GE O&G Free Cash Flows” and the estimates of Free Cash Flow contained in the New Baker Hughes Forecasts are sometimes referred to as “New Baker Hughes Free Cash Flows.”

Baker Hughes Synergies

The following table presents a summary of the Baker Hughes Synergies, which were reviewed with the Baker Hughes board of directors and provided to Goldman Sachs for use in its financial analyses and opinion (summarized below in the section entitled “Opinion of Baker Hughes’ Financial Advisor” beginning on page 98 of this combined proxy statement/prospectus).

	Baker Hughes Synergies (In millions)
	Year Ended December 31,
	2017E	2018E	2019E	2020E
Cost Synergies	$300	$700	$900	$1,100
Capital Expenditure Synergies	$25	$100	$100	$100
Total Cost and Capital Expenditure Synergies	$325	$800	$1,000	$1,200

Certain Updates and Supplemental Information

Following the preparation of the forecasted financial information for GE O&G, Baker Hughes and New Baker Hughes described above, and in connection with the public announcement of the Transactions, GE and Baker Hughes prepared, made available to investors and filed with the SEC on October 31, 2016 and November 7, 2016, certain financial information that updates and supplements certain of the forward-looking financial information described above.

These updates and supplements included: (i) forecasted 2018 EBITDA for GE O&G of $2.4 billion, (ii) forecasted 2018 EBITDA for Baker Hughes of $2.4 billion, (iii) forecasted 2018 and 2020 free cash flow of New Baker Hughes of $1.7 billion and $3.6 billion, respectively, (iv) forecasted 2018 and 2020 revenue of New Baker Hughes of $28 billion and $34 billion, respectively, (v) forecasted 2018 and 2020 EBITDA of New Baker Hughes of $5.2 billion and $8 billion respectively, and (vi) the timing and amount of New Baker Hughes projected realization of annual savings from cost synergies of $0.6 billion in the aggregate by 2018.

The material assumptions used in preparing, and disclosed as part of, such updates and supplements were: (i) the Closing occurring in mid-2017; (ii) price per barrel of oil of $45-$60, with a slow recovery to $60 per barrel in 2019; (iii) $1.2 billion of cost and $400 million of revenue related synergies to be realized by 2020; (iv) no incremental indebtedness incurred by New Baker Hughes; (v) the Baker Hughes business achieving approximately 60% of its peak 2014 EBITDA in 2020; and (vi) a New Baker Hughes free cash flow conversion rate of approximately 90% by 2020. These assumptions are, to the extent applicable, broadly consistent with assumptions used in the preparation of the earlier forecasted financial information for GE O&G, Baker Hughes and New Baker Hughes described above, except that they were updated to reflect the impact of longer-cycle projects timing, aligned with a decline in general market capital expenditure expectations.

These updates were made, due to, among other factors, a decline in general market outlook that occurred between the date of the preparation of the forward-looking financial information described above and the date of preparation of the updated forward-looking financial information.

Neither Baker Hughes nor GE O&G has further revised or amended this updated and supplemental forecasted financial information since the date of its publication, nor do they intend to do so.

In addition, the November 7, 2016, presentation also included a calculation by GE and Baker Hughes that the value to be received by Baker Hughes stockholders in the Transactions via the Merger Consideration (and their resulting approximately 37.5% ownership interest in New Baker Hughes) and the Special Dividend implied a premium of approximately 37% to Baker Hughes’ undisturbed share price.

For purposes of this calculation GE and Baker Hughes derived (i) an equity value of New Baker Hughes of approximately $51.9 billion by adding (1) the equity value of Baker Hughes of approximately $23.4 billion implied by its market capitalization (calculated using the undisturbed share price) and (2) the equity value of GE O&G of approximately $28.5 billion implied by applying trading multiples (11.8x EBITDA) of selected comparable public oilfield services and equipment companies (FMC Technologies, Inc., Dril-Quip, Inc., National Oilwell Varco Corporation, The Weir Group and Flowserve Corporation) to GE O&G’s forecasted 2018 EBITDA of $2.4 billion, and (ii) a net present value of cost and revenue related synergies anticipated to arise from the combination of Baker Hughes and GE O&G of approximately $13.7 billion by applying a 10% discount rate and 3% perpetuity growth rate for New Baker Hughes to total annual cost and revenue synergies that are anticipated to equal approximately $1.6 billion in fiscal year 2020. As a result, GE and Baker Hughes derived a total value of New Baker Hughes of approximately $65.6 billion, or approximately $76 per share of Baker Hughes common stock on a fully diluted basis as compared to the undisturbed share prices of $54.76.

The approximately 37% premium to Baker Hughes stockholders was then calculated taking 37.5% of the total value of New Baker Hughes of approximately $65.6 billion, adding the Special Dividend, resulting in $32.0 billion, and calculating the premium of 37% over the equity value of Baker Hughes of $23.4 billion.

Opinion of Baker Hughes’ Financial Advisor

On October 30, 2016, at a meeting of the Baker Hughes board of directors, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of October 30, 2016, the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration together with the Special Dividend to be paid to the holders of Baker Hughes common stock (other than GE and its affiliates) pursuant to the Transaction Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated October 30, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this combined proxy statement/prospectus.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Baker Hughes board of directors in connection with its consideration of the Transactions. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Baker Hughes common stock should vote with respect to the Transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Transaction Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Baker Hughes and GE for the five years ended December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Baker Hughes and GE;

•	certain other communications from Baker Hughes and GE to their respective stockholders;

•	certain publicly available research analyst reports for Baker Hughes and GE;

•	unaudited consolidated financial statements for GE O&G for the two years ended December 31, 2015 and for the nine-month period ended September 30, 2016; and

•	certain internal financial analyses and forecasts for GE O&G prepared by its management; certain internal financial analyses and forecasts for Baker Hughes prepared by its management and for GE O&G prepared by the management of Baker Hughes, which are referred to as the “Baker Hughes Forecasts” and the “Baker Hughes Forecasts for GE O&G,” certain operating synergies projected by the management of Baker Hughes to result from the Transactions, which are referred to as the “Baker Hughes Synergies,” and certain financial analyses and forecasts for New Baker Hughes prepared by the management of Baker Hughes, which are referred to as the “New Baker Hughes Forecasts,” in each of the foregoing cases, as approved for Goldman Sachs’ use by Baker Hughes. For information regarding preparation of the Baker Hughes Forecasts, the Baker Hughes Forecasts for GE O&G and the New Baker Hughes Forecasts, see section titled “The Transactions—Projected Financial Data—Certain Financial Forecasts of Baker Hughes” beginning on page 91 of this combined proxy statement/prospectus. Baker Hughes management adjusted the New Baker Hughes Forecasts, for purposes of Goldman Sachs’ analyses, by assuming that the maximum amount of divestitures GE may be required to make under the Transaction Agreement are made immediately prior to Closing for cash, and such cash, to the extent required by the Transaction Agreement, is retained by New Baker Hughes. References to the “New Baker Hughes Forecasts” in this section refer to the New Baker Hughes Forecasts as so adjusted and references to “New Baker Hughes Free Cash Flows” refer to free cash flow estimates contained in the New Baker Hughes Forecasts as so adjusted.

Goldman Sachs also held discussions with members of the senior management of Baker Hughes regarding its assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition, and future prospects of Baker Hughes and with members of the senior managements of Baker Hughes and GE O&G regarding their assessment of the past and current business operations, financial condition and future prospects of GE O&G; reviewed the reported price and trading activity for the shares of Baker Hughes common stock; compared certain financial and stock market information for Baker Hughes and financial information for GE O&G with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Baker Hughes, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of Baker Hughes that the Baker Hughes Forecasts, the Baker Hughes Forecasts for GE O&G, the Baker Hughes Synergies and the New Baker Hughes Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Baker Hughes. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Baker Hughes, GE, GE O&G, New Baker Hughes, Newco LLC or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Baker Hughes, GE O&G, New Baker Hughes or Newco LLC or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transactions will be consummated on the terms set forth in the Transaction Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Baker Hughes to engage in, or the relative merits of, the Transactions as compared to any strategic alternatives that may be available to Baker Hughes; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Merger Consideration together with the Special Dividend to be paid to the holders of Baker Hughes common stock (other than GE and its affiliates) pursuant to the Transaction Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Transaction Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreement or entered into or amended in connection with the Transactions, including the Contribution, the GE O&G reorganization, the Baker Hughes reorganization, the Conversion, the contribution by GE of the Class B Stock Purchase Price, the acquisition by GE of Class B Common Stock, any allocation of the Merger Consideration and the Special Dividend, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Baker Hughes, New Baker Hughes or Newco LLC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Baker Hughes, or class of such persons, in connection with the Transactions, whether relative to the Merger Consideration and Special Dividend to be paid to the holders of shares (other than shares owned by Baker Hughes or GE and its affiliates) and appraisal shares of Baker Hughes common stock pursuant to the Transaction Agreement or otherwise. Goldman Sachs’ opinion does not express any opinion as to the prices at which Class A Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of Baker Hughes, GE, New Baker Hughes or Newco LLC, or the ability of Baker Hughes, GE, New Baker Hughes or Newco LLC to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Baker Hughes board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 28, 2016, the last trading day before the public announcement of the Transactions and is not necessarily indicative of current market conditions.

Comparative Current Public Trading Valuations

Goldman Sachs reviewed certain publicly available information regarding companies in the oilfield equipment industry and in the oilfield services industry listed below which are referred to as the selected companies:

•	Oilfield Equipment Industry:

•	National Oilwell Varco Inc.

•	FMC Technologies, Inc.

•	Oilfield Services Industry:

•	Schlumberger N.V. (Schlumberger Limited)

•	Halliburton Company

•	Weatherford International public limited company

Although none of the selected companies are directly comparable to Baker Hughes or GE O&G, these companies were selected because Goldman Sachs deemed them comparable, based on its experience and professional judgment, to Baker Hughes and GE O&G, considering among other reasons, they have certain operational and financial characteristics, which, for purposes of its analyses, Goldman Sachs considered to be similar to those of Baker Hughes and GE O&G.

Using median estimates from Institutional Brokers’ Estimate System (sometimes referred to as “IBES”), Goldman Sachs calculated enterprise value (sometimes referred to as “EV”) (calculated as the market capitalization, taking into account in-the-money options and other equity awards and convertible securities) plus the book value of debt and preferred equity, less cash and cash equivalents and short-term investments, plus book value of minority interests) for each of the selected companies as of October 28, 2016, as a multiple of such company’s estimated earnings before interest, taxes, depreciation and amortization (sometimes referred to as “EBITDA”), which is referred to below as “EV/ EBITDA,” for 2016E through 2019E, using IBES estimates. Goldman Sachs also calculated EV/EBITDA for 2016E through 2019E for Baker Hughes as of October 26, 2016 (one trading day prior to the public news reports that Baker Hughes was engaged in discussions with GE regarding a potential transaction), which is referred to as the “undisturbed date,” using estimates from IBES and as of October 28, 2016 (the last trading day prior to public announcement of the Transaction Agreement) using the Baker Hughes Forecasts. The results of this analysis are shown in the table below.

EV/EBITDA
	2016E	2017E	2018E	2019E
Oilfield Equipment Industry
National Oilwell Varco Inc.	55.3x	26.1x	12.0x	7.9x
FMC Technologies, Inc.	13.7x	13.5x	11.3x	9.6x

Median	34.5x	19.8x	11.7x	8.7x

Oilfield Services Industry
Schlumberger N.V. (Schlumberger Limited)	19.0x	15.6x	11.1x	8.7x
Halliburton Company	24.0x	15.2x	9.2x	7.0x
Weatherford International public limited company	39.7x	14.0x	8.2x	5.8x
Baker Hughes—IBES	55.1x	17.8x	10.5x	7.3x

Median	31.9x	15.4x	9.8x	7.1x

Baker Hughes
Baker Hughes (undisturbed date)—IBES	51.9x	16.6x	9.7x	6.8x
Baker Hughes Forecasts	51.2x	15.2x	10.1x	7.7x

Using its experience and professional judgment, Goldman Sachs made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each of Baker Hughes and GE O&G and the selected companies and selected a reference range of multiples of estimated 2018 EV/EBITDA of 8.2x to 10.3x for Baker Hughes and of 10.2x to 12.2x for GE O&G as shown in the table below. Using the estimates of 2018 EBITDA for Baker Hughes from IBES and the reference range of 2018 EV/EBITDA of 8.2x to 10.3x for Baker Hughes, Goldman Sachs calculated an implied equity value of approximately $20 billion to $25 billion for Baker Hughes. Using the estimates of 2018 EBITDA for GE O&G from the Baker Hughes Forecasts for GE O&G and the reference range of 2018 EV/EBITDA of 10.2x to 12.2x for GE O&G, Goldman Sachs calculated an implied equity value of approximately $25 billion to $30 billion for GE O&G. Using the Baker Hughes Forecasts, estimates for Baker Hughes from IBES and the Baker Hughes Forecasts for GE O&G, Goldman Sachs then calculated the additional reference ranges of implied EV/EBITDA multiples for 2016E through 2019E shown in the table below.

IMPLIED ESTIMATED EV/EBITDA REFERENCE RANGES
Year	Baker Hughes Forecasts	Baker Hughes IBES	Baker Hughes Forecasts for GE O&G
2016E	40.3x – 50.5x	43.4x – 54.4x	11.6x – 13.9x
2017E	11.9x –15.0x	14.0x – 17.6x	13.0x –15.5x
2018E	7.9x – 10.0x	8.2x – 10.3x	10.2x –12.2x
2019E	6.0x – 7.6x	5.8x – 7.2x	8.7x – 10.3x

Illustrative Discounted Cash Flow Analysis

Using the Baker Hughes Forecasts and the Baker Hughes Forecasts for GE O&G, Goldman Sachs performed an illustrative discounted cash flow analysis on each of Baker Hughes and GE O&G on a standalone basis and an illustrative discounted cash flow analysis on New Baker Hughes on a pro forma basis assuming consummation of the Transactions.

Baker Hughes Standalone

Using the Baker Hughes Forecasts, financial information from Capital IQ and market data, Goldman Sachs performed an illustrative discounted cash flow analysis on a standalone basis to generate ranges for the implied present value per share of Baker Hughes common stock. Using discount rates ranging from 9.0% to 11.0%, reflecting estimates of the weighted average cost of capital of Baker Hughes, Goldman Sachs discounted to present values, as of September 30, 2016, estimates of Baker Hughes’ Free Cash Flows (as defined and set forth in the Baker Hughes Forecasts) for the period September 30, 2016 to December 31, 2020, assuming mid-year convention and illustrative terminal values using perpetuity growth rates ranging from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and experience and taking into account market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then calculated the implied value per share of Baker Hughes common stock by dividing the equity value by the number of fully diluted outstanding shares of Baker Hughes according to the Baker Hughes Forecasts. This analysis indicated a range of equity values of $17.8 billion to $29.4 billion and an illustrative range of present values of $41.66 to $68.47 per share of Baker Hughes common stock.

GE O&G Standalone

Goldman Sachs also performed an illustrative discounted cash flow analysis of GE O&G on a standalone basis using the Baker Hughes Forecasts for GE O&G, financial information from Capital IQ and market data to generate reference ranges for the equity value of GE O&G. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the weighted average cost of capital of GE O&G, Goldman Sachs calculated an illustrative range of implied equity values for GE O&G by discounting to present values, as of September 30, 2016, estimates of GE O&G’s Free Cash Flows (as defined and set forth in the Baker Hughes Forecasts for GE O&G) for the period October 1, 2017 to December 31, 2020, assuming a mid-year convention and terminal values using perpetuity growth rates ranging from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and experience and taking into account market expectations regarding long-term real growth of gross domestic product and inflation. This analysis indicated an illustrative range of equity values of $17.8 billion to $34.2 billion for GE O&G.

New Baker Hughes Pro forma Assuming Closing

Using the New Baker Hughes Forecasts, Goldman generated reference ranges for the implied value per share of Baker Hughes common stock following Closing. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the pro forma weighted average cost of capital of New Baker Hughes, Goldman Sachs calculated an illustrative range of implied enterprise values for New Baker Hughes by discounting to present values, as of September 30, 2016, estimates of New Baker Hughes Free Cash Flows for the period September 30, 2016 to December 31, 2020, excluding GE O&G Free Cash Flows generated during the period beginning September 30, 2016 and ending September 30, 2017, assuming a mid-year convention and terminal values using perpetuity growth rates ranging from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and experience and taking into account market expectations regarding long-term real growth of gross domestic product and inflation. This analysis indicated an illustrative range of present values of $52.31 to $81.06 per share of Baker Hughes common stock excluding the Baker Hughes Synergies, and a range of $60.59 to $97.24 per share of Baker Hughes common stock including the Baker Hughes Synergies.

Relative Contribution Analysis

Goldman Sachs analyzed the implied equity value contribution of Baker Hughes and GE O&G to New Baker Hughes, excluding the Baker Hughes Synergies, using actual and estimated financial metrics, including public trading values, discounted cash flow, EBITDA and EBITDA minus capital expenditures, which is referred to as EBITDA minus capital expenditures, using the Baker Hughes Forecasts, the Baker Hughes Forecasts for GE O&G, the GE O&G balance sheet and the Baker Hughes balance sheet. The analyses were conducted assuming payment of the Special Dividend.

To calculate the implied equity value contribution of Baker Hughes and GE O&G to New Baker Hughes using public trading values, Goldman Sachs used the illustrative equity value ranges of $20.0 billion to $25.0 billion for Baker Hughes and $25.0 billion to $30.0 billion for GE O&G, in each case, derived as described above in “Opinion of Baker Hughes’ Financial Advisors—Comparative Current Public Trading Valuations.” Goldman Sachs also derived the implied equity contribution using discounted cash flow, using an illustrative mid-point estimated weighted average cost of capital of 10.0% for Baker Hughes and 9.0% for GE O&G. The following table presents the results of these analyses.

Metric	Baker Hughes Equity Value Contribution to New Baker Hughes (%)	GE O&G Equity Value Contribution to New Baker Hughes (%)
Public Trading Value	25.0 – 35.0	65.0 – 75.0
Discounted Cash Flow	26.8 – 37.7	62.3 – 73.2

Goldman Sachs also calculated the implied equity contribution using EBITDA and EBITDA minus capital expenditures for estimated years 2016, 2017, 2018 and 2019. The following table presents the results of these analyses:

Metric	Baker Hughes Equity Value Contribution to New Baker Hughes (%)	GE O&G Equity Value Contribution to New Baker Hughes (%)
EBITDA
2016E	12.9	87.1
2017E	32.7	67.3
2018E	35.7	64.3
2019E	37.7	62.3

EBITDA – Capital Expenditures
2016E	6.2	93.8
2017E	29.2	70.8
2018E	33.0	67.0
2019E	35.0	65.0

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to either Baker Hughes or GE O&G.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Baker Hughes board of directors to the effect that, as of October 30, 2016, the date of its written opinion, and based upon and subject to the factors and assumptions therein, the Merger Consideration together with the Special Dividend to be paid to holders of Baker Hughes common stock (other than GE and its affiliates) pursuant to the Transaction Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Baker Hughes, GE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The Merger Consideration and the Special Dividend to be paid to holders of Baker Hughes common stock were determined through arm’s-length negotiations between Baker Hughes and GE and were approved by the Baker Hughes board of directors. Goldman Sachs did not recommend any specific amount of consideration to Baker Hughes or the Baker Hughes board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

Goldman Sachs’ opinion to the Baker Hughes board of directors was one of many factors taken into consideration by the Baker Hughes board of directors in making its determination to approve the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I to this combined proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Baker Hughes, GE, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transactions. Goldman Sachs acted as financial advisor to Baker Hughes in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs expects to receive fees for its services in connection with the Transactions, the principal portion of which is contingent upon Closing, and Baker Hughes has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Baker Hughes and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received and may receive, compensation, including having acted as financial advisor to Baker Hughes in connection with the announced sale of Baker Hughes to Halliburton Company in November 2014 (withdrawn April 2016). During the two-year period ended October 30, 2016, Goldman Sachs received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Baker Hughes and/or its affiliates of approximately $27.7 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to GE and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having, during the two-year period ended October 30, 2016, acted as joint bookrunner in connection with a public offering by GE Capital Corporation (sometimes referred to as “GE Capital”), an affiliate of GE, of its Floating Rate Senior Notes due 2020, Floating Rate Senior Notes due 2017, and 2.200% Guaranteed Global Notes due 2020 (total aggregate principal amount $500 million) in January 2015; as financial advisor to GE Capital in connection with the acquisition by GE Capital Aviation Services Inc., a subsidiary of GE Capital, of The Milestone Aviation Group LLC in January 2015; as financial advisor to GE Energy Financial Services Inc. (“GE Energy Financial”), a subsidiary of GE, in connection with its acquisition of a 49% stake in EGPNA Renewable Energy Partners LLC in March 2015; as financial advisor to GE Energy Financial in connection with its divestiture of its stake in Linden Cogen Holdings LLC in September 2015; as financial advisor to GE Capital in connection with its split-off of its 84.6% interest in Synchrony Financial in November 2015; as financial advisor to GE Capital in connection with its divestiture of its transportation finance business in December 2015; as financial advisor to GE in connection with its divestiture of its embedded technology and systems business in December 2015; as financial advisor to GE in connection with its divestiture of its meters business in December 2015; as financial advisor to GE Capital in connection with its divestiture of its 23.3% stake in Hyundai Capital Services in January 2016; as financial advisor to GE Capital in connection with its divestiture of its commercial lending and leasing business in March 2016; as joint bookrunner with respect to an initial public offering of 293,711,565 shares of MONETA Money Bank by GE Capital EMEA Limited, a subsidiary of GE, in May 2016; as financial advisor to GE in connection with its divestiture of its appliance business in June 2016; as financial advisor to GE in connection with its announced acquisition of SLM Solutions Group AG in September 2016; and as joint bookrunner in connection with a secondary public offering of 125,000,000 shares of MONETA Money Bank by GE Capital EMEA Limited in September 2016. During the two-year period ended October 30, 2016, Goldman Sachs received compensation for financial advisory and or underwriting services provided by its Investment Banking Division to GE and/or its affiliates of approximately $118.3 million. Goldman Sachs may also in the future provide financial advisor and/or underwriting services to Baker Hughes, GE, New Baker Hughes, Newco LLC and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

On September 16, 2016, Baker Hughes board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement, dated October 28, 2016, Baker Hughes formally engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. The engagement letter between Baker Hughes and Goldman Sachs provides for compensation to be paid to Goldman Sachs that is estimated, based on information available as of May 23, 2017 at approximately $39 million, as it may be reduced in accordance with the terms of such engagement letter, and will be calculated based on the five trading days prior per the engagement letter. Upon the public announcement of the Transaction Agreement, Baker Hughes paid Goldman Sachs $5 million of the compensation and the remainder is payable upon Closing. The amount of compensation to be paid to Goldman Sachs upon Closing depends on the implied per share value of the Merger Consideration to be paid to holders of Baker Hughes common stock pursuant to the Transaction Agreement. In addition, Baker Hughes has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Accounting Treatment

The Transactions will be accounted for as a business combination in accordance with GAAP, with GE O&G treated as the “acquirer” and Baker Hughes treated as the “acquired” company for financial reporting purposes. Accordingly, the assets and liabilities of Baker Hughes will be recorded, as of the completion of the Transactions, at their respective fair values, with the excess of purchase price over the fair value of the identifiable net assets recorded as goodwill. The reported financial condition and results of operations of New Baker Hughes issued after completion of the Transactions will only reflect the assets, liabilities and results of operations of GE O&G (as the predecessor to New Baker Hughes) through the date of the Transactions. The assets, liabilities and results of operations of Baker Hughes (including the impact of purchase accounting, which will result in increased amortization and depreciation expense for acquired assets, among other impacts) will only be reflected from the date of the Transactions. New Baker Hughes’ assets, liabilities and results of operations will not be restated retroactively to reflect the historical financial position or results of operations of Baker Hughes.

Regulatory Matters Relating to the Transactions

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified required approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of GE and Baker Hughes has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of GE and Baker Hughes filed an initial notification and report on February 2, 2017. On March 6, 2017, the DOJ issued a request for additional information under the HSR Act.

At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of GE or Baker Hughes. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of GE and Baker Hughes. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The Transaction Agreement provides that the Transactions are subject to approval by government authorities in other jurisdictions under the antitrust/competition and foreign investment laws of those jurisdictions. Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the receipt or making, as the case may be, of all antitrust/competition or foreign investment law approvals or filings required by the laws of the United States, the European Union, Australia, Brazil, Canada, China, Colombia, Ecuador, India, Israel, Kazakhstan, Kenya, Mexico, Pakistan, Russia, Saudi Arabia, Serbia, South Africa and Turkey, to the extent filings are required in any or all of these jurisdictions. In addition, the parties’ obligations to complete the Transactions are also conditioned on (i) the expiration of any other waiting or other time periods, and the receipt of any additional regulatory clearances which, to avoid significant adverse effects, GE reasonably determines to be required as a result of a material change in fact or law, subject to Baker Hughes’ consent, which consent may not be unreasonably withheld, or as otherwise agreed by GE and Baker Hughes, and (ii) submitted antitrust/competition filings in all of the jurisdictions listed above.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of GE or Baker Hughes to obtain the approvals on satisfactory terms (including without exceeding the detriment limit (as described below)) or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the Transactions on antitrust grounds and, if such a challenge is made, there can be no assurance as to the result.

Under the terms of the Transaction Agreement, each of GE and Baker Hughes has agreed to cooperate and use its reasonable best efforts to take or cause to be taken all actions that are necessary, proper or advisable to consummate and make effective the Transactions contemplated by the Transaction Agreement as promptly as practicable, including:

•	use its reasonable best efforts to satisfy the conditions to Closing;

•	use its reasonable best efforts to obtain all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental entity;

•	use its reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties;

•	use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Agreement or the consummation of the Transactions contemplated thereby;

•	make its respective required filings (and filings considered by GE to be advisable after consulting with, and considering in good faith the views of, Baker Hughes) under the HSR Act, the EC Merger Regulation and any other regulatory laws, and thereafter promptly make any other required submissions under the HSR Act or other such laws;

•	use its reasonable best efforts to respond to and comply as promptly as GE deems advisable with and expeditiously achieve substantial compliance with any request for information regarding the Transactions or any such filings for any governmental entity charged with enforcing, applying, administering, or investigating any regulatory law;

•	promptly notify the other party of any communication concerning the Transactions from any governmental entity (subject to appropriate confidentiality agreements);

•	use its reasonable best efforts to cooperate with the other party to determine the required regulatory filings and timely make such filings;

•	consult with the other party before agreeing to participate in a meeting with any governmental entity relating to any filings or investigations concerning the Transaction Agreement and invite the other party to attend such meetings (subject to appropriate confidentiality agreements and provided that GE and its representatives are permitted to meet with governmental entities regarding the sale of a GE business if such sale is not required by the governmental entity as a potential remedy and the consent or waiver of Baker Hughes is sought);

•	promptly furnish the other party with drafts of any submission to a governmental entity and provide any necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings (subject to appropriate confidentiality agreements); and

•	deliver to the other party’s outside counsel complete copies of all documents provided to any governmental entity as part of any filing (subject to appropriate confidentiality agreements).

GE has agreed to take any action, including with respect to any request that certain assets, businesses or product lines be divested or held separate or subject to conduct remedies, limitations or other actions, as may be necessary to resolve such objections, if any, that the FTC, the DOJ, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, may assert in connection with obtaining antitrust clearance for the Transactions so as to enable Closing to occur as soon as reasonably possible, and, in any event, no later than the outside date (initially January 30, 2018, but subject to extension as described in “The Transaction Agreement—Termination and Termination Fees” beginning on page 146 of this combined proxy statement/prospectus). GE, however, is not required (although it could so choose) to divest or hold separate, or agree to any conduct, remedy or similar antitrust action regarding any assets, businesses or product lines if such assets, businesses or product lines accounted for, in the aggregate, more than the detriment limit of $200 million of revenue for the twelve months ended December 31, 2015, except that any divestiture or other antitrust action in respect of certain specified businesses is not subject to or included in the calculation of the detriment limit. If reaching agreement with the antitrust authorities would require GE to divest or take other action regarding such specified assets, businesses or product lines in excess of the detriment limit, GE has the option to either divest or take other action with respect to the larger amount or continue to attempt to obtain approval of the antitrust authorities until the outside date. In addition, GE would be required to pay Baker Hughes an antitrust termination fee of $1.3 billion if the Transaction Agreement is terminated by:

•	either party as a result of the failure of the Transactions to occur on or before the outside date (as it may be extended) due to the failure to achieve certain specified antitrust and regulatory approvals if all other closing conditions have been satisfied (other than any such conditions that by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date);

•	either party as a result of any antitrust or regulatory-related final, non-appealable order or injunction that temporarily or permanently prohibits Closing from occurring; or

•	Baker Hughes as a result of GE’s material breach of its obligations to obtain regulatory approvals such that the antitrust/regulatory-related condition to Closing is incapable of being satisfied.

GE is entitled to direct the defense to any antitrust investigation or litigation, but must consult with and consider in good faith the view of Baker Hughes. GE has the right to litigate or appeal any proposed antitrust remedial action. However, if such proceedings conclude prior to the outside date with an order restricting the Transactions, or if no order has been issued in such proceedings prior to the outside date, then GE must take such actions as are necessary to achieve antitrust approval prior to the outside date, except that GE is not required to take any action that would exceed the detriment limit. Baker Hughes is required to take any actions requested by GE to obtain any required regulatory clearances, but Baker Hughes is not required to agree to any divestitures or other remedy unless conditioned on the Transactions closing.

Baker Hughes currently intends to submit the proposals in respect of the Transactions to its stockholders at a special meeting noted above in “Information About the Special Meeting and Voting” beginning on page 65 of this combined proxy statement/prospectus. It is possible that a governmental entity will not have approved the Transactions by the date of such special meeting, which could delay or prevent completion of the Transactions for a significant period of time after Baker Hughes stockholders have approved the proposals relating to the Transactions. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the Transactions. In addition, it is possible that, among other things, a governmental entity could condition its approval of the Transactions upon GE and Baker Hughes entering into an agreement to divest businesses or assets, or could restrict the operations of New Baker Hughes in accordance with specified business conduct rules. See “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus. A governmental entity also could impose significant additional costs on New Baker Hughes. Acceptance of any such conditions could diminish the benefits of the Transactions to New Baker Hughes and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in GE and Baker Hughes litigating with a governmental entity, which could delay the Transactions or cause the Transactions to be abandoned.

No additional stockholder approval is expected to be required for any decision by Baker Hughes after the special meeting is held relating to any divestitures or other terms and conditions necessary to resolve any regulatory objections to the Transactions and possibly to proceed with consummation of the Transactions.

As more fully described in “The Transaction Agreement—Termination and Termination Fees” beginning on page 146 of this combined proxy statement/prospectus, the Transaction Agreement may be terminated by GE or Baker Hughes if the Transactions are not consummated on or before the outside date, and the party seeking to terminate the Transaction Agreement has not breached its obligations under the Transaction Agreement that proximately caused the failure of the Transactions to be completed on or before the outside date, except that if the only antitrust/competition or other regulatory conditions under the Transaction Agreement that have not been satisfied by such date are those relating to approvals under certain specified foreign investment laws and/or absence of injunctions under such laws, either GE or Baker Hughes may unilaterally extend the outside date on one or more occasions until no later than April 30, 2018.

Litigation Relating to the Transactions

On May 10, 2017, a putative class action complaint challenging the Transactions was filed on behalf of purported Baker Hughes stockholders in the U.S. District Court for the Southern District of Texas. The complaint is captioned Booth Family Trust v. Baker Hughes Inc., et al., Civil Action No. 4:17-cv-01457 (S.D. Tex. 2017). The complaint asserts, among other things, claims under Sections 14(a) and 20(a) of the Exchange Act against Baker Hughes and the members of its board of directors and challenges the adequacy of the disclosures made in the version of this combined proxy statement/prospectus filed on May 9, 2017. In addition to certain unspecified damages and reimbursement of costs, the plaintiff seeks to enjoin the consummation of the Transactions, or in the event the Transactions are consummated, to rescind the Transactions or to obtain rescissory damages. The defendants believe that the claims asserted against them in the lawsuit are without merit and intend to defend vigorously against all claims asserted.

Appraisal Rights

In connection with the Transactions, record holders of Baker Hughes common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Transactions are completed. Under Section 262 of the DGCL, as a result of completion of the Transactions, holders of shares of Baker Hughes common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the Merger Consideration and the Special Dividend, to have the “fair value” of their shares at Closing (exclusive of any element of value arising from the accomplishment or expectation of the Transactions), judicially determined and paid to them in cash by complying with the provisions of Section 262 of the DGCL. Baker Hughes is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This combined proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for demanding and perfecting statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached to this combined proxy statement/prospectus as Annex K. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the Transaction Agreement and thereby approve the Transactions, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of Baker Hughes before the vote on the adoption of the Transaction Agreement at the special meeting at which the proposal to adopt the Transaction Agreement will be submitted to Baker Hughes’ stockholders, (iii) continuously hold the shares of record from the date of making the demand through the Closing Date, and (iv) otherwise comply with the requirements of Section 262 of the DGCL. Within ten days after Closing, the surviving corporation must provide notice of the effective time to all stockholders who have complied with Section 262 of the DGCL and not voted in favor of the Transactions.

Only a holder of record of Baker Hughes common stock is entitled to demand an appraisal of the shares registered in that holder’s name. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any holder of shares desiring to demand and perfect appraisal rights with respect to such shares who holds such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder must instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262 of the DGCL, a demand for appraisal must be in writing and must reasonably inform Baker Hughes of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073, Attention: Corporate Secretary. The written demand must be delivered to Baker Hughes prior to the taking of the vote on the Transactions by the stockholders of Baker Hughes. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Transaction Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. In addition, the stockholder seeking to demand appraisal must not vote its shares of stock in favor of adoption of the Transaction Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Transaction Agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who wishes to exercise appraisal rights must, in addition to demanding and perfecting its appraisal rights in accordance with Section 262 of the DGCL, vote against the adoption of the Transaction Agreement, abstain from voting on the adoption of the Transaction Agreement or refrain from executing and submitting the enclosed proxy card.

Within 120 days after Closing, but not thereafter, either the surviving corporation following the Transactions, or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal.

There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after Closing, any stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the Transactions, and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within ten days after the written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Given that Baker Hughes common stock is listed on NYSE and will be so listed immediately before Closing, the Delaware Court of Chancery is required to dismiss the appraisal proceedings as to all holders of Baker Hughes common stock who are otherwise entitled to appraisal rights unless either (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Baker Hughes common stock eligible for appraisal or (ii) the value of the consideration provided in the Transactions for the total number of shares entitled to appraisal exceeds $1 million. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Transactions, together with interest to be paid, if any, upon the amount determined to be the fair value. Section 262 of the DGCL provides that, unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award, from Closing through the date of payment of the judgment, shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between Closing and the date of payment of the judgment. At any time before the entry of judgment in an appraisal proceeding, the surviving corporation of the merger may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation.” Section 262 of the DGCL provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court, in Weinberger v. UOP, Inc., construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined by the Delaware Court of Chancery under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration and the Special Dividend they are entitled to receive pursuant to the Transaction Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262 of the DGCL. Neither GE nor Baker Hughes anticipates offering more than the applicable Merger Consideration and Special Dividend to any Baker Hughes stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Baker Hughes common stock is less than the applicable Merger Consideration and Special Dividend.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’

and expert witness fees, although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after Closing, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to Closing.

At any time within 60 days after Closing, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the Special Dividend and Class A Common Stock as provided for in the Transaction Agreement by delivering to the surviving corporation a written withdrawal of such stockholder’s demand for appraisal and acceptance of the Merger Consideration and Special Dividend. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after Closing, all stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the Merger Consideration and Special Dividend as provided for in the Transaction Agreement. Inasmuch as the parties to the Transaction Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed must file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Transactions, within 60 days after Closing.

The foregoing is a brief summary of Section 262 of the DGCL that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached as Annex K to this combined proxy statement/prospectus.

A stockholder’s failure to comply with all the procedures set forth in Section 262 of the DGCL may result in the loss of such stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you should consider consulting a legal advisor.

Federal Securities Laws Consequences; Stock Transfer Restrictions

The registration statement of which this combined proxy statement/prospectus is a part does not cover any resales of the Class A Common Stock to be received by the stockholders of Baker Hughes upon completion of the Transactions, and no person is authorized to make any use of this combined proxy statement/prospectus in connection with any such resale.

All shares of Class A Common Stock received by Baker Hughes stockholders pursuant to the Transactions will be freely transferable, except that shares of Class A Common Stock received by persons who are deemed to be “affiliates” of New Baker Hughes under the Securities Act may not be resold by such persons except to the extent permitted by Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of New Baker Hughes for such purposes generally include individuals or entities that control, are controlled by or are under common control with, New Baker Hughes, as the case may be, and include directors and certain executive officers of New Baker Hughes.

Stock Exchange Listing

Application will be made to list the shares of Class A Common Stock on NYSE. It is a condition to the Transactions that the shares of Class A Common Stock issuable pursuant to the Transactions be approved for listing on NYSE, subject only to official notice of issuance. Shares of Class A Common Stock are expected to be traded on NYSE under the symbol “BHGE” immediately following the completion of the Transactions. If the Transactions are completed, Baker Hughes common stock will cease to be listed on NYSE and its shares will be deregistered under the Exchange Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following are the material U.S. federal income tax consequences of the Transactions to certain beneficial owners of Baker Hughes common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this combined proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion assumes that you hold Baker Hughes common stock as a capital asset (generally, assets held for investment). It does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, and tax consequences that may apply if you are a person subject to special rules, such as:

•	a financial institution, regulated investment company or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a stockholder that exercises appraisal rights;

•	a stockholder that holds Baker Hughes common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction;

•	a stockholder whose functional currency is not the U.S. dollar;

•	a stockholder that beneficially owns five percent or more of Baker Hughes common stock;

•	a stockholder that holds Baker Hughes common stock in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code; or

•	a stockholder that acquired Baker Hughes common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. A partner in a partnership holding Baker Hughes common stock should consult its tax advisor regarding the tax consequences of the Transactions.

This discussion does not address any estate or gift or other non-income tax consequences or any state or local, or non-U.S. tax consequences of the Transactions. You should consult your tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to you.

U.S. Federal Income Tax Treatment of the Transactions

Subject to the discussion in the immediately succeeding paragraph, the discussions set forth in “U.S. Federal Income Tax Consequences to U.S. Holders” and “U.S. Federal Income Tax Consequences to Non-U.S. Holders” below represent the opinion of Davis Polk, counsel to Baker Hughes, as to the material U.S. federal income tax consequences of the Transactions to holders of Baker Hughes common stock.

Davis Polk’s opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. This opinion relies on (1) representations and covenants made by Baker Hughes and GE, including those contained in certificates of officers of Baker Hughes and GE, all of which Davis Polk has assumed to be true, and (2) certain other assumptions, including an assumption that the Transactions will be completed in the manner contemplated by the Transaction Agreement. The Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which Davis Polk’s opinion is based, or any change in any facts from those set forth or assumed for purposes of the opinion, could affect the validity of the opinion, and the tax consequences of the Transactions could differ from those described herein. Consummation of the Transactions is not conditioned on the continued validity of the opinion. Furthermore, no assurance can be given that the Internal Revenue Service will agree with the opinion or that, if the Internal Revenue Service were to take a contrary position, such position ultimately would not be sustained by the courts.

U.S. Federal Income Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of Baker Hughes common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You will not recognize gain or loss as a result of the Mergers and the Conversion. Your aggregate tax basis in the shares of Class A Common Stock received will be the same as your tax basis in the shares of Baker Hughes common stock exchanged. The holding period of the shares of Class A Common Stock you receive will include the holding period of the shares of Baker Hughes common stock exchanged.

The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of New Baker Hughes’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Baker Hughes does not expect that the Special Dividend will exceed New Baker Hughes’ current and accumulated earnings and profits. To the extent that the Special Dividend exceeds New Baker Hughes’ current and accumulated earnings and profits, the excess will first reduce your basis in the Class A Common Stock you received, but not below zero, and then will be treated as gain from the sale of the Class A Common Stock.

If you are a non-corporate U.S. Holder, the amount of the Special Dividend with respect to the Class A Common Stock you receive that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced rate of taxation if certain holding period and other requirements are satisfied. To the extent that the Special Dividend with respect to such Class A Common Stock qualifies for such reduced rate of taxation and constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of your tax basis in your stock), any loss on the sale or exchange of such stock, to the extent of such Special Dividend, will be treated as long-term capital loss. You should consult your tax advisor regarding the possible applicability of the extraordinary dividend provisions of the Code with respect to the Special Dividend and the potential effect of such provisions on any losses with respect to the Class A Common Stock you receive.

If you are a corporate U.S. Holder, the amount of the Special Dividend with respect to the Class A Common Stock you receive that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. In addition, if (i) you are allowed a dividends-received deduction with respect to the Special Dividend, (ii) you held your Baker Hughes common stock for two years or less, and (iii) such Special Dividend constitutes an extraordinary dividend, then your tax basis in the Class A Common Stock will be reduced (but not below zero) by the nontaxed portion of the Special Dividend and, if the nontaxed portion of such dividend exceeds such tax basis, such excess will be treated as gain from the sale or exchange of the Class A Common Stock. You should consult your tax advisor regarding the potential applicability of the extraordinary dividend provisions of the Code with respect to the Special Dividend.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of Baker Hughes common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of the Transactions, or if you are a former citizen or former resident of the United States, in which case you should consult your tax advisor regarding the U.S. federal income tax consequences of the Transactions.

You will not recognize gain or loss as a result of the Mergers and the Conversion.

The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of New Baker Hughes’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Baker Hughes does not expect that the Special Dividend will exceed New Baker Hughes’ current and accumulated earnings and profits. To the extent that the Special Dividend exceeds New Baker Hughes’ current and accumulated earnings and profits, the excess will first reduce your basis in the Class A Common Stock you receive, but not below zero, and then will be treated as gain from the sale of Class A Common Stock.

The amount of the Special Dividend with respect to the Class A Common Stock you receive that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty (except as described in the immediately succeeding paragraph). To obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service Form W-8 certifying your entitlement to benefits under a treaty.

If the Special Dividend with respect to the Class A Common Stock you receive is effectively connected with your conduct of a U.S. trade or business, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States, the Special Dividend will be subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. In this case, you will be exempt from the withholding tax discussed above, although you will be required to provide a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. federal income tax consequences of the Transactions, including the possible imposition of a branch profits tax at a rate of 30% (or lower treaty rate) if you are a corporation.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on Class A Common Stock (including the Special Dividend), as well as payments of gross proceeds of dispositions occurring after December 31, 2018 of Class A Common Stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your receipt of the Special Dividend.

Information Reporting and Backup Withholding

Payment of the Special Dividend may be subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if you fail to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against your U.S. federal income tax liability, and if backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the Internal Revenue Service.

ADDITIONAL INTERESTS OF BAKER HUGHES’ DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS

In considering the recommendation of the Baker Hughes board of directors with respect to the Transactions, you should be aware that executive officers and non-employee directors of Baker Hughes have certain interests in the Transactions that may be different from, or in addition to, the interests of Baker Hughes stockholders generally.

The Baker Hughes board of directors was aware of the interests described in this section and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the Baker Hughes stockholders adopt the Transaction Agreement. See “The Transactions—Recommendation of the Board of Directors and its Reasons for the Transactions” beginning on page 82 of this combined proxy statement/prospectus.

These interests include the following:

Leadership of New Baker Hughes

Upon Closing, the New Baker Hughes Board will consist of eleven directors, five of whom will be designated by, and are currently directors of, Baker Hughes (Gregory D. Brenneman, Clarence P. Cazalot, Jr., Lynn L. Elsenhans, J. Larry Nichols and Martin Craighead, the Chief Executive Officer of Baker Hughes). The successor Baker Hughes directors will be chosen by the Governance & Nominating Committee of the New Baker Hughes Board, which will be comprised of a majority of Baker Hughes directors who meet certain independence requirements. GE only has the right to designate directors to the New Baker Hughes Board until the Trigger Date. At least one Company Independent Director must be on the New Baker Hughes Audit Committee, at least one non-GE designee must be on the Compensation Committee and at least one Company Independent Director must be on all other New Baker Hughes Board committees. GE and its affiliates are required to vote in favor of all Baker Hughes directors. For a more detailed discussion of the New Baker Hughes Board post-Closing, see the section entitled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Martin Craighead, the current Chairman and Chief Executive Officer of Baker Hughes, will serve as Vice Chairman of the New Baker Hughes Board.

Indemnification and Insurance

The Transaction Agreement provides for the continuation of indemnification existing in favor of the current and former directors, officers and employees of Baker Hughes and its subsidiaries as provided in the organizational and governing documents of Baker Hughes and its subsidiaries or under indemnification agreements between such persons and Baker Hughes and its subsidiaries as in effect prior to the date of the Transaction Agreement for a period of not less than six years after Closing, with such indemnification obligations being guaranteed by Newco LLC. The Transaction Agreement also contains certain obligations related to the purchase of directors’ and officers’ liability insurance and fiduciary liability insurance tail policies with respect to matters existing or occurring at or prior to Closing for persons who are currently covered under Baker Hughes’ existing policies. These interests are described in detail below in the section entitled “The Transaction Agreement—Director and Officer Indemnification and Insurance” beginning on page 145 of this combined proxy statement/prospectus.

Equity Incentive Awards

If the Transactions are consummated, any then-outstanding equity incentive awards (including stock options, restricted stock awards and restricted stock unit awards) granted by Baker Hughes to non-employee directors and executive officers would be treated as discussed below under “The Transaction Agreement—Treatment of Baker Hughes Equity Incentive Awards.”

For estimates of the values of the accelerated vesting of the equity incentive awards held by non-employee directors and executive officers in connection with the Transactions, see below in this section. For information about the shares of Baker Hughes common stock beneficially owned by non-employee directors and executive officers, see “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

Non-Employee Directors

The vesting of the restricted stock unit awards held by the non-employee directors at Closing would accelerate immediately at Closing.

For illustrative purposes, the table below sets forth the estimated values of the accelerated vesting of the non-employee directors’ restricted stock units if Closing had occurred on May 1, 2017. The values were calculated by assuming a price per share of Baker Hughes common stock of $55.70, which equals the average closing price of a share over the five-business-day period following the first public announcement of the Transactions, and include the value of dividend equivalents accrued as of May 1, 2017 with respect to such restricted stock units.

Director	Restricted Stock Unit Acceleration ($)
J. Larry Nichols	153,698
Larry D. Brady	153,698
Gregory D. Brenneman	153,698
Clarence P. Cazalot, Jr.	153,698
William H. Easter III	153,698
Lynn L. Elsenhans	153,698
Anthony G. Fernandes	153,698
Claire W. Gargalli	153,698
Pierre H. Jungels	153,698
James A. Lash	153,698
James W. Stewart	153,698
Charles L. Watson	153,698

Executive Officers

The vesting of the unvested equity awards granted prior to the date of the Transaction Agreement and held by the executive officers at Closing would accelerate immediately at Closing. For the estimated values of such “single trigger” accelerated vesting, see the “Equity” column of the table below under “—Golden Parachute Compensation.”

The vesting of the equity awards granted after the date of the Transaction Agreement and held by the executive officers at Closing would accelerate on a termination of employment by Baker Hughes (or its successor) without “cause” or by the executive officer for “good reason” during the 12-month period following Closing. For the estimated values of such “double trigger” accelerated vesting, see footnote 2 to the table below under “—Golden Parachute Compensation.”

Deferred Compensation—“Single Trigger” Vesting

The Baker Hughes’ Supplemental Retirement Plan (the “SRP”) provides that the vesting of contributions made by Baker Hughes to participant accounts, which are scheduled to vest after three years of service, accelerate in connection with a change in control. Each of the executive officers have at least three years of service and are fully vested in these contributions, with the exception of Ms. Ross. The vesting of contributions to Ms. Ross’ account will accelerate at Closing, assuming the Transactions are consummated prior to October 21, 2017. For the estimated values of such accelerated vesting, see the “Pension/NQDC” column of the table below under “—Golden Parachute Compensation.”

Annual Bonuses—“Single Trigger” Payment

Under the terms of the Baker Hughes Incorporated Annual Incentive Compensation Plan for Employees and the Transaction Agreement, for the calendar year in which the Transactions are consummated, the executive officers would be entitled to their applicable annual award opportunities under the plan and the performance scorecard program based on target levels of performance, prorated for the period of time during that year through Closing. For the estimated amounts of such prorated awards, see footnote 1 to the table below under “—Golden Parachute Compensation.”

Change in Control and Severance Arrangements

Each of Baker Hughes’ current executive officers either has an individual change in control agreement or participates in either the Baker Hughes Incorporated Change in Control Severance Plan or the Baker Hughes Incorporated Executive Change in Control Severance Plan (each such plan, a “Change in Control Severance Plan”). Mr. Craighead, Ms. Ross, Mr. Chariag, Mr. Mathieson and Mr. Soucy have individual change in control agreements, and Ms. Deskus, Mr. Hinton, Ms. Janzen, Mr. Kuppuswamy, Mr. Marsh and Mr. Martin participate in a Change in Control Severance Plan.

These severance arrangements are intended to provide for continuity of management in the event of a change in control and have been in effect for several years (or, in some cases, since the inceptions of the employment or promotions of the executive officers). The Change in Control Severance Plans and the individual change in control agreements have automatic renewal features under which the arrangements are automatically renewed for successive two-year periods unless Baker Hughes gives 18 months’ advance notice of non-renewal. As Baker Hughes has not given any such notice of non-renewal, if the Transactions are consummated, the terms of the severance arrangements would expire on the second anniversary of Closing. A change in control would occur under these severance arrangements at Closing.

Under these severance arrangements, each executive officer whose employment is terminated by Baker Hughes without “cause” or by the executive officer for “good reason” (see below for the definitions of “cause” and “good reason”), in either case within two years following or prior to and in connection with a change in control, is entitled to the payments and benefits described below.

•	Severance. A lump-sum cash severance payment in an aggregate amount equal to the sum of the following amounts:

•	An amount equal to the “applicable multiple” (either three or two, as specified under the arrangement—see below) multiplied by the executive officer’s annual base salary in effect immediately prior to (a) such change in control, (b) the first event or circumstance constituting “good reason,” if applicable, or (c) such termination of employment, whichever is greatest (the “Highest Base Compensation”);

•	An amount determined based on the executive officer’s base salary or bonus, as follows:

•	For each executive officer with an individual agreement (other than Mr. Chariag), such amount equals three times the sum of (a) the executive officer’s Highest Base Compensation plus (b) the greater of (i) the average of the three highest bonus amounts received by the executive officer for each of the five fiscal years immediately preceding such termination of employment (the “Highest Bonus Amount”) or (ii) the applicable percentage specified in the agreement (120% for Mr. Craighead, Mr. Mathieson, Mr. Soucy and Mr. Williams, and 100% for Ms. Ross) multiplied by the executive officer’s Highest Base Compensation; and

•	For Mr. Chariag and each executive officer who participates in a Change in Control Severance Plan, such amount equals the product of the executive officer’s (a) applicable multiple, (b) Highest Base Compensation and (c) expected value target bonus percentage for the year in which the termination of employment occurs (currently, 100% for Mr. Chariag, 60% for Ms. Deskus, 40% for Mr. Hinton, 40% for Ms. Janzen, 60% for Mr. Kuppuswamy, 75% for Mr. Marsh and 40% for Mr. Martin).

•	An amount equal to the undiscounted value of the employer-provided benefits that the executive officer would have earned had he or she continued to participate in Baker Hughes’ broad-based U.S. retirement programs, the Baker Hughes Thrift Plan (which we refer to as the “Thrift Plan”), the Baker Hughes Pension Plan (which we refer to as the “Pension Plan”), and the SRP, for an additional three years (if the executive officer’s applicable multiple is three) or two years (if the executive officer’s applicable multiple is two), deeming for this purpose that:

•	each year during such three-year or two-year period the executive officer would have earned compensation equal to the executive officer’s (a) Highest Base Compensation plus (b) the product of the executive officer’s (i) applicable multiple, (ii) expected value target bonus percentage and (iii) Highest Base Compensation;

•	the executive officer’s contributions to and accruals under such plans remained at the levels in effect as of Closing or such termination of employment, whichever is greater;

•	An amount (other than for Ms. Ross) equal to the sum of (a) the cost of the executive officer’s perquisites in effect prior to such termination of employment for the remainder of the calendar year of such termination and (b) the cost of the executive officer’s perquisites in effect prior to such termination of employment for an additional three years (if the executive officer’s applicable multiple is three) or two years (if the executive officer’s applicable multiple is two) following such termination of employment;

•	An amount equal to 36 (if the executive officer’s applicable multiple is three) or 24 (if the executive officer’s applicable multiple is two) multiplied by the monthly basic life insurance premium applicable to the executive officer’s basic life insurance coverage on the date of such termination of employment;

•	$30,000 (if the executive officer’s applicable multiple is three) or $20,000 (if the executive officer’s applicable multiple is two) to help defray the executive officer’s potential expenses for outplacement services; and

•	An amount (other than for Mr. Chariag) equal to the interest that would be earned on any of the foregoing payments that are subject to a six-month payment delay under Section 409A of the Code, using the six-month London Interbank Offered Rate plus two percentage points.

The “applicable multiple” for Mr. Craighead, Ms. Ross, Mr. Chariag, Mr. Mathieson, Ms. Deskus, Mr. Hinton, Mr. Kuppuswamy, Mr. Marsh, Mr. Soucy and Mr. Williams is three, and the “applicable multiple” for Ms. Janzen and Mr. Martin is two.

•	Prorated Bonus. A lump sum payment in respect of the prorated amount of the executive officer’s annual bonus for the year of termination, in an amount determined as follows:

•	For each executive officer with an individual agreement (other than Mr. Chariag), an amount equal to the executive officer’s Highest Bonus Amount; and

•	For Mr. Chariag and each executive officer who participates in a Change in Control Severance Plan, an amount equal to the executive officer’s expected value target bonus percentage for the year in which such termination of employment occurs multiplied by the executive officer’s Highest Base Compensation.

In either case, the amount would be prorated based on the number of days that the executive was employed during the performance period (and the amount would be reduced by any payments received by the executive officer under the Annual Incentive Compensation Plan for Employees in connection with the Transactions if the termination occurs in the calendar year in which Closing occurs).

•	Other Termination Benefits. The following additional benefits:

•	Continuation of accident and health insurance benefits for three years (if the executive officer’s applicable multiple is three) or two years (if the executive officer’s applicable multiple is two) following such termination of employment at no greater cost to the executive officer than prior to termination; and

•	Eligibility for Baker Hughes’ retiree medical program if the executive officer would have become entitled to participate in the program had he or she remained employed for an additional three years.

•	“Cause” and “Good Reason.” The severance arrangements define “cause” and “good reason” as follows:

•	“Cause” generally includes: (a) the willful and continued failure by the executive officer to substantially perform his or her duties or (b) the willful engaging by the executive officer in conduct that is materially injurious to Baker Hughes (or its successor) or its affiliates.

•	“Good reason” generally includes: (a) the assignment to the executive officer of any duties or responsibilities which are substantially diminished from those in effect immediately prior to the change in control, or a material change in the executive officer’s reporting responsibilities, titles or offices as an executive as in effect immediately prior to the change in control; (b) a reduction in the executive officer’s base salary; (c) the relocation of the executive officer’s principal place of employment to a location more than 50 miles from the executive officer’s principal place of employment immediately prior to the change in control or requiring the executive officer to be based anywhere other than such principal place of employment; (d) the failure of Baker Hughes (or its successor) to pay the executive officer any portion of his or her current compensation or to pay him or her any portion of an installment of deferred compensation within seven days of the date the payment is due; (e) the failure of Baker Hughes (or its successor) to continue in effect any compensation plan in which the executive officer participated immediately prior to the change in control that is material to his or her total compensation or the failure of Baker Hughes (or its successor) to continue an executive officer’s participation in such plans on a basis not materially less favorable than immediately prior to a change in control; (f) the failure of Baker Hughes (or its successor) to continue to provide the executive officer with benefits substantially similar to those enjoyed by him or her under any of its pension, savings, life insurance, medical, health and accident, or disability plans in which he or she was participating immediately prior to the change in control, or the taking of Baker Hughes (or its successor) of any action that would materially reduce any of such benefits or deprive the executive officer of any material fringe benefit or perquisite enjoyed by the executive officer, or the failure of Baker Hughes (or its successor) to provide the executive officer with the number of paid vacation days to which he or she is entitled; or (g) any purported termination of the executive officer’s employment which is not effected pursuant to the required notice of termination.
The severance arrangements also provide each executive officer (other than Ms. Ross, Mr. Hinton and Ms. Janzen) with reimbursement for the amount of any “golden parachute” excise tax imposed on the executive officer under Section 4999 of the Code as a result of payments and benefits received in connection with the Transactions (including, for example, accelerated vesting of equity awards and the termination-related payments and benefits described above). The change in control agreement with Ms. Ross provides for a “contingent cutback.” That is, the amount of the payments and benefits that Ms. Ross otherwise would receive in connection with the Transactions would be reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax if such reduction would result in her retaining a greater amount of such payments and benefits on an after-tax basis had no reduction been made.

Letter Agreement with Ms. Ross

In connection with the Transactions, Baker Hughes entered into a letter agreement with Ms. Ross on December 30, 2016 providing that, effective as of the day following Closing, Ms. Ross will incur a termination of employment by Baker Hughes without “cause” and will resign from her positions with Baker Hughes and its subsidiaries.

To mitigate the potential adverse tax consequences to Baker Hughes and Ms. Ross under Sections 280G and 4999 of the Code arising from compensation that will or may become payable to her in connection with the Transactions, pursuant to the letter agreement, Baker Hughes provided her with the following on December 30, 2016 (rather than on the scheduled dates in the first quarter of 2017):

•	the $400,000 guaranteed bonus for the first six months of 2016 for which she was eligible under the Annual Incentive Compensation Plan for Employees and the performance scorecard program (such bonus was originally scheduled to be paid on March 15, 2017); and

•	accelerated vesting of 50,687 restricted stock units granted to her in 2015 and 2016 (such vesting was originally scheduled to occur in January 2017).

Ms. Ross would have been required to reimburse Baker Hughes for the bonus payment and restricted stock units (net of applicable tax withholding) if, prior to the original payment or vesting date, her employment had been terminated by Baker Hughes for “cause” or she had resigned without “good reason.”

The letter agreement also affirms Ms. Ross’s continued obligations under her executive agreement, including confidentiality, non-competition and non-solicitation of customers and employees, and her continued rights under her change in control and indemnification agreements.

Letter Agreement with Mr. Crain

Pursuant to a letter agreement entered into with Baker Hughes on July 29, 2016, Mr. Crain retired from Baker Hughes effective as of December 29, 2016. The letter agreement provides that Mr. Crain is not entitled to any severance benefits under any change in control arrangement, and Mr. Crain would not be entitled to any payments or benefits that are based on or otherwise relate to the Transactions.

Retention Awards

Under the Transaction Agreement, Baker Hughes may grant cash retention awards to employees, including executive officers. The aggregate amount of the cash retention awards that may be granted to all employees is capped at $40 million (increased to $50 million if the Transactions close after July 30, 2017). As of the date of this filing, none of the executive officers have been granted any such cash retention awards.

Arrangements with New Baker Hughes

Since the announcement of the Transactions, GE O&G has had discussions with certain executive officers of Baker Hughes regarding potential retention arrangements, and may enter into definitive agreements with them regarding their employment and related compensation and benefits following the Closing. No such agreements have been entered into as of the date of this combined proxy statement/prospectus, and there can be no assurances that the terms of any such agreements will be agreed with any of these executives in the future.

Golden Parachute Compensation

The table below sets forth for each of Baker Hughes’ five named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Transactions and that will or may become payable to the named executive officer either immediately at Closing (i.e., on a “single trigger” basis) or on a qualifying termination of employment following, or prior to and in connection with, the Transactions (i.e., on a “double trigger” basis). Baker Hughes stockholders are being asked to approve the Transaction-Related Compensation Proposal (see below under “—Transaction-Related Compensation” beginning on page 129 of this combined proxy statement/prospectus). Because the vote to approve the Transaction-Related Compensation Proposal is advisory only, it will not be binding on either Baker Hughes or GE. Accordingly, if the Transaction Agreement is adopted by Baker Hughes’ stockholders and the Transactions are completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table and above under “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions.”

The table also sets forth estimates of the amounts of such compensation for Baker Hughes’ eight executive officers (other than the named executive officers). Baker Hughes’ stockholders are not being asked to approve such compensation for these individuals.

The estimates in the table assume that the Transactions had become effective on May 1, 2017 and that the employment of each of the executive officers (other than Mr. Crain) had been terminated immediately after Closing by Baker Hughes without “cause” or by the executive for “good reason” (see definitions above under “Change in Control and Severance Arrangements—‘Cause’ and ‘Good Reason’”). Mr. Crain retired from Baker Hughes effective as of December 29, 2016 and would not be entitled to any payments or benefits that are based on or otherwise relate to the Transactions.

Name	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC(3) ($)	Perquisites/ Benefits(4) ($)	Tax Reimbursement(5) ($)	Total ($)
Named Executive Officers
Martin S. Craighead, Chairman and Chief Executive Officer	12,800,920	21,598,106	0	58,335	7,585,499	42,042,860
Kimberly Ross, Senior Vice President, Chief Financial Officer	6,433,578	8,523,780	235,534	47,215	0	15,240,107
Alan R. Crain, Former Senior Vice President, Chief Legal and Governance Officer	0	0	0	0	0	0
Belgacem Chariag, President, Global Operations	5,660,358	9,488,701	0	57,687	3,154,173	18,360,919
Derek Mathieson, Chief Commercial Officer	5,157,692	5,338,099	0	57,609	0	10,553,400

Other Executive Officers
Archana Deskus, Vice President and Chief Information Officer	2,717,960	3,008,434	0	61,386	0	5,787,780
Jack Hinton, Vice President, Health, Safety and Environment	1,348,624	715,795	0	40,280	0	2,104,699
Kelly Janzen, Vice President, Controller and Chief Accounting Officer	1,213,600	980,572	364	24,775	0	2,219,311
Murali Kuppuswamy, Chief Human Resources Officer	2,737,318	2,627,103	0	42,229	1,411,196	6,817,846
William D. Marsh, Vice President and General Counsel	3,816,446	3,164,416	0	71,801	2,219,601	9,272,264
Jay G. Martin, Vice President and Chief Compliance Officer	1,276,833	1,138,680	0	27,839	0	2,443,352
Arthur L. Soucy, President, Products and Technology	5,281,039	7,759,817	0	52,562	2,858,346	15,951,764
Richard L. Williams(6), Senior Advisor to the Executive Leadership Team	4,886,451	5,614,216	0	46,956	2,726,317	13,273,940

(1)	The amounts in this column reflect the sum of (a) a lump sum payment in respect of the prorated target amount of the executive officer’s annual bonus for 2017, payable to the executive officer on a “single trigger” basis at Closing (see above under “—Annual Bonuses—‘Single Trigger’ Payment”), (b) a lump sum payment in an amount equal to the applicable prorated amount of the executive officers’ annual bonus for 2017, as reduced by the prorated target amount described in clause (a), payable to the executive officer on a “double trigger” basis on termination of employment by Baker Hughes without “cause” or by the executive for “good reason” following Closing (see above under “Change in Control and Severance Arrangements—Prorated Bonus”) and (c) the lump sum severance payment that the executive officer would be entitled to receive on a “double trigger” basis on termination of employment by Baker Hughes without “cause” or by the executive officer for “good reason” during the two-year period following Closing (see above under “Change in Control and Severance Arrangements—Severance”). The following table breaks down the amounts referred to in clauses (a) to (c):

Name	“Single Trigger” Prorated Bonus ($)	“Double Trigger” Prorated Bonus ($)	Severance ($)	Total ($)
Named Executive Officers
Mr. Craighead	637,260	103,776	12,059,884	12,800,920
Ms. Ross	339,872	0	6,093,706	6,433,578
Mr. Crain	0	0	0	0
Mr. Chariag	318,630	0	5,341,728	5,660,358
Mr. Mathieson	217,518	30,197	4,909,977	5,157,692

Other Executive Officers
Ms. Deskus	114,707	0	2,603,253	2,717,960
Mr. Hinton	42,615	0	1,306,009	1,348,624
Ms. Janzen	59,668	0	1,153,932	1,213,600
Mr. Kuppuswamy	114,707	0	2,622,611	2,737,318
Mr. Marsh	183,212	0	3,633,234	3,816,446
Mr. Martin	60,059	0	1,216,774	1,276,833
Mr. Soucy	207,109	0	5,073,930	5,281,039
Mr. Williams	152,942	41,012	4,692,497	4,886,451

(2)	Each of the executive officers holds restricted stock and/or restricted stock units that were granted prior to the date of the transaction agreement and the vesting of which would accelerate on a “single trigger” basis at Closing. In addition, in January 2017, each executive officer (other than Mr. Crain, who retired on December 29, 2016) was granted additional equity awards in the forms of time-based and performance-based restricted stock units. the vesting of which would accelerate on a “double trigger” basis on termination of employment by Baker Hughes (or its successor) without “cause” or by the executive for “good reason” during the 12-month period following Closing (see below under “The Transaction Agreement—Treatment of Baker Hughes Equity Incentive Awards”). The amounts in this column reflect the aggregate value of such “single trigger” and “double trigger” vesting. The amounts were calculated, in accordance with the applicable rules under Regulation S-K under the Exchange Act, by assuming a price per share of Baker Hughes common stock of $55.70, which equals the average closing price of a share over the five-business-day period following the first public announcement of the Transactions, and include the value of dividend equivalents accrued as of May 1, 2017 with respect to the restricted stock units. The following table breaks down the amounts by “single trigger” versus “double trigger” vesting:

Name	“Single Trigger” Vesting ($)	“Double Trigger” Vesting ($)	Total ($)
Named Executive Officers
Mr. Craighead	12,214,852	9,383,254	21,598,106
Ms. Ross	5,014,250	3,509,530	8,523,780
Mr. Crain	0	0	0
Mr. Chariag	6,568,041	2,920,660	9,488,701
Mr. Mathieson	2,997,704	2,340,395	5,338,099
Other Executive Officers
Ms. Deskus	1,684,817	1,323,617	3,008,434
Mr. Hinton	225,592	490,203	715,795
Ms. Janzen	588,420	392,152	980,572
Mr. Kuppuswamy	1,303,487	1,323,616	2,627,103
Mr. Marsh	1,473,119	1,691,297	3,164,416
Mr. Martin	666,299	472,381	1,138,680
Mr. Soucy	5,569,322	2,190,495	7,759,817
Mr. Williams	3,368,744	2,245,472	5,614,216

(3)	The amounts in this column reflect the value of the unvested balance of the executive officer’s account under the SRP, the vesting of which would accelerate on a “single trigger” basis at Closing.
(4)	The amounts in this column reflect the following payments and benefits that the executive officers would be entitled to receive on a “double trigger” basis on termination of employment by Baker Hughes (or its successor) without “cause” or by the executive for “good reason” during the two-year period following Closing (see above under “Change in Control and Severance Arrangements—Other Termination Benefits”): (a) continuation of accident and health insurance benefits, and (b) eligibility for retiree benefits if the executive officer would have been entitled to participate in the retiree medical program had he or she remained employed for an additional three years (as of December 31, 2016, Mr. Marsh and Mr. Soucy were within three years of becoming eligible to participate in the program).

The following table breaks down the amounts referred to in clauses (a)-(b):

Name	Accident and Health Insurance Benefits	Retiree Benefits	Total ($)
Named Executive Officers
Mr. Craighead	58,335	0	58,335
Ms. Ross	47,215	0	47,215
Mr. Crain	0	0	0
Mr. Chariag	57,687	0	57,687
Mr. Mathieson	57,609	0	57,609
Other Executive Officers
Ms. Deskus	61,386	0	61,386
Mr. Hinton	40,280	0	40,280
Ms. Janzen	24,775	0	24,775
Mr. Kuppuswamy	42,229	0	42,229
Mr. Marsh	60,417	11,384	71,801
Mr. Martin	27,839	0	27,839
Mr. Soucy	43,795	8,767	52,562
Mr. Williams	46,956	0	46,956

(5)	The amounts in this column reflect the reimbursement that the executive officers (other than Ms. Ross, Mr. Hinton and Ms. Janzen, who are not entitled to such reimbursement, and Mr. Crain, who retired on December 29, 2016) would be entitled to receive for any excise tax imposed on the executive officers under Section 4999 of the Code in connection with the “single trigger” and “double trigger” payments and benefits that the executive officers would be entitled to receive in connection with the Transactions (see above under “Change in Control and Severance Arrangements—Excise Tax Reimbursement and Contingent Cutback”).
(6)	Mr. Williams ceased to be an executive officer in May 2016 but remains employed by Baker Hughes.

TRANSACTION-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Baker Hughes is required to submit a proposal to Baker Hughes’ stockholders for a non-binding, advisory vote to approve the payment of certain compensation to Baker Hughes’ named executive officers that is based on or otherwise relates to the Transactions. This proposal, which we refer to as the “Transaction-Related Compensation Proposal,” gives Baker Hughes stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers will or may be entitled to receive from Baker Hughes (or, following the Transactions, New Baker Hughes) that is based on or otherwise relates to the Transactions. This compensation is summarized in the table (including the footnotes to the table) under “—Golden Parachute Compensation” above.

The Baker Hughes board of directors encourages you to review carefully the named executive officer transaction-related compensation information disclosed in this combined proxy statement/prospectus.

The Baker Hughes board of directors unanimously recommends that the Baker Hughes stockholders approve the following resolution:

“RESOLVED, that the stockholders of Baker Hughes hereby approve, on a non-binding, advisory basis, the compensation that will or may become payable to Baker Hughes’ named executive officers that is based on or otherwise relates to the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related footnotes and narrative disclosures.”

The vote on the Transaction-Related Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Transaction Agreement. Accordingly, you may vote to adopt the Transaction Agreement and vote not to approve the Transaction-Related Compensation Proposal and vice versa. Because the vote on the Transaction-Related Compensation Proposal is advisory only, it will not be binding on either Baker Hughes or GE. Therefore, if the Transaction Agreement is adopted and the Transactions are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Baker Hughes stockholders.

The affirmative vote of holders of a majority of the shares of Baker Hughes common stock present in person or by proxy at the special meeting and entitled to vote on the proposal will be required to approve the Transaction-Related Compensation Proposal.

The Baker Hughes board of directors unanimously recommends that you vote FOR the compensation that will or may become payable to Baker Hughes’ named executive officers in connection with the Transactions.

THE TRANSACTION AGREEMENT

This section of the combined proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary may not contain all of the information about the Transaction Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A (including Annex A-II) to this combined proxy statement/prospectus and incorporated into this combined proxy statement/prospectus by reference. New Baker Hughes urges you to read the full text of the Transaction Agreement because it is the legal document that governs the Transactions. The Transaction Agreement and this summary are not intended to provide you with any other factual information about New Baker Hughes, Baker Hughes or GE O&G. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure letters provided by the parties in connection with the signing of the Transaction Agreement. These disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representations or warranties may have changed since the date of the Transaction Agreement. New Baker Hughes and Baker Hughes will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Transaction Agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this combined proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this combined proxy statement/prospectus, neither New Baker Hughes nor Baker Hughes is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the Transaction Agreement. The representations and warranties in the Transaction Agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings GE and Baker Hughes publicly filed with the SEC. Such information can be found elsewhere in this combined proxy statement/prospectus and in the public filings GE and Baker Hughes make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

Structure of the Transactions

Pursuant to the Transaction Agreement, among other things, (i) Merger Sub 2 will merge with and into Baker Hughes in the First Merger, with Baker Hughes as the surviving corporation and a direct wholly owned subsidiary of Newco 2, (ii) each outstanding share of Baker Hughes common stock will be converted into the right to receive the First Step Consideration, (iii) immediately following and as part of a plan that includes the First Merger, the Conversion will occur and Newco 2 will become the managing member of Newco LLC, (iv) immediately following and as part of a plan that includes the First Merger and the Conversion, Newco 2 will merge with and into New Baker Hughes in the Second Merger, with New Baker Hughes as the surviving entity, (v) each outstanding share of Newco 2 common stock will be converted into the right to receive the Merger Consideration, (vi) the Contribution will occur and (vii) New Baker Hughes will distribute the Special Dividend.

Immediately following Closing, (i) (A) GE will hold 100% of the Class B Common Stock, which will represent approximately 62.5% of the voting power of the outstanding shares of the Common Stock, and (B) Baker Hughes’ stockholders immediately prior to Closing will hold 100% of the Class A Common Stock, which will represent approximately 37.5% of the voting power of the outstanding shares of the Common Stock, (ii) (A) GE will hold approximately 62.5% of the Common Units in Newco LLC and (B) New Baker Hughes will indirectly, through certain wholly owned subsidiaries, hold approximately 37.5% of the Common Units in Newco LLC and (iii) the Common Units in Newco LLC, together with the Class B Common Stock, will be exchangeable on a one-to-one basis for Class A Common Stock, subject to certain adjustments. The rights (including voting rights) of Class A Common Stock and Class B Common Stock are identical, except that Class  B Common Stock has no economic rights.

Surrender and Payment; Lost Certificates

Surrender and Payment

The conversion of shares of Baker Hughes common stock into the right to receive the First Step Consideration will occur automatically at the effective time of the First Merger. The conversion of the First Step Consideration into the right to receive the Merger Consideration will occur automatically at the effective time of the Second Merger. As soon as reasonably practicable after the effective time of the Transactions, Computershare Shareowner Services LLC, as exchange agent (sometimes referred to herein as the “Exchange Agent”), will exchange certificates formerly representing shares of Baker Hughes common stock or book entry shares in exchange for the Merger Consideration.

Promptly after the Closing Date, New Baker Hughes will send or will cause the Exchange Agent to send a letter of transmittal to each person who was a record owner of Baker Hughes common stock at the effective time of the First Merger and who, as a result of the Second Merger, has the right to receive the Merger Consideration. This mailing will contain instructions on how to surrender certificates formerly representing shares of Baker Hughes common stock or book entry shares in exchange for the Merger Consideration.

Until each certificate or book entry share of Baker Hughes common stock is surrendered, such certificate or book entry share will be deemed at any time after the effective time of the Mergers to represent only the right to receive the Merger Consideration upon such surrender of such certificate or book entry share and any distributions to which the holders thereof are entitled pursuant to the Transaction Agreement, without interest thereon.

Holders of stock certificates representing Baker Hughes common stock should not send in their Baker Hughes stock certificates until they receive a letter of transmittal with instructions for the surrender of Baker Hughes stock certificates.

No Further Ownership Rights in Baker Hughes Common Stock; Transfer Books

After the effective time of the First Merger, there will be no registrations of transfers of any shares of Baker Hughes common stock. Certificates or book entry shares of Baker Hughes common stock presented to New Baker Hughes or the Exchange Agent after the effective time of the First Merger will be canceled and exchanged for the Merger Consideration payable in respect of such certificates or book entry shares, and any distributions to which the holders thereof are entitled pursuant to the Transaction Agreement, without interest thereon.

Termination of Exchange Fund

Any portion of the Merger Consideration, payable pursuant to the Transaction Agreement and made available to the Exchange Agent that remains unclaimed by holders of Baker Hughes common stock for twelve months after the Closing Date will be returned to New Baker Hughes upon demand. Thereafter, a holder of Baker Hughes common stock must look only to New Baker Hughes for payment of the Merger Consideration to which the holder is entitled under the terms of the Transaction Agreement and any dividends and distributions with respect to the Merger Consideration, without any interest thereon. Any amounts remaining unclaimed by holders of Baker Hughes common stock immediately prior to the date upon which payment of such amounts would otherwise escheat to or become the property of any governmental authority will become the property of New Baker Hughes free and clear of all claims or interests of any person previously entitled thereto.

Lost Stock Certificates

If a certificate formerly representing shares of Baker Hughes common stock has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable under the Transaction Agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by New Baker Hughes, the posting of a bond in such reasonable amount as New Baker Hughes will direct as indemnity.

Treatment of Baker Hughes Equity Incentive Awards

Awards granted under Baker Hughes’ equity incentive plans prior to the date of the Transaction Agreement that are outstanding at Closing will become fully vested and exercisable as a result of Closing and will be treated as follows:

•	Each option to purchase shares of Baker Hughes common stock ultimately will be converted into an option to purchase an equal number of shares of Class A Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option, and the per share exercise price of each converted option will be reduced by $17.50 to reflect the per share amount of the Special Dividend.

•	Restricted shares of Baker Hughes common stock and restricted stock units with respect to Baker Hughes common stock ultimately will be converted into an equal number of unrestricted shares of Class A Common Stock. The converted shares will receive the Special Dividend.

•	The performance period for the performance units that were outstanding on the date of the Transaction Agreement was completed on March 1, 2017, and all such performance units were settled in March 2017 based on actual performance. The Transactions had no impact on the vesting or payout of the performance unit awards.

Under the terms of the Transaction Agreement, Baker Hughes may grant equity awards in 2017 (and in 2018, if Closing does not occur in 2017) on the following basis:

•	Each employee (other than a new hire or promoted employee) who received an equity award in 2016 prior to October 30, 2016 may receive equity awards in 2017 and each subsequent calendar year having an aggregate grant value that does not exceed by more than 10% the aggregate grant value of the equity awards granted to the employee in 2016.

•	Each newly hired or promoted employee may receive in 2017 and any subsequent calendar year, equity awards each year having an aggregate grant value that does not exceed by more than 10% the aggregate grant value of the equity awards granted to similarly situated employees (taking into account the promotion, if applicable) in 2016 prior to October 30, 2016.

•	Each other employee who did not receive an equity award in 2016 and is not newly hired or promoted but who is eligible for equity awards from time to time based on performance may receive equity awards each year having an aggregate grant value that does not exceed by more than 10% the aggregate grant value of the equity awards that the employee would have received in the ordinary course in accordance with past practices based on the employee’s performance. The aggregate grant value of awards to all such employees may not exceed $25 million in any year.

It is anticipated that all equity awards granted after the date of the Transaction Agreement will be granted in the form of time-based and performance-based restricted stock units. All such restricted stock units that are outstanding at Closing (other than those held by non-employee directors) ultimately will be converted into restricted stock units with respect to a number of shares of Class A Common Stock equal to the number of shares (or, for, performance-based restricted stock units, the target number of shares) of Baker Hughes subject to such restricted stock units immediately prior to Closing (and associated rights with respect to the Special Dividend) that will continue to vest based solely on service with New Baker Hughes over the remaining vesting schedule of the original restricted stock units (subject to accelerated vesting on an involuntary termination of employment that occurs during the 12-month period following Closing). All restricted stock units held by non-employee directors will vest at Closing.

Working Capital Adjustment

As soon as reasonably practicable, but in no event later than 90 days following the Closing Date, New Baker Hughes will prepare and deliver to GE a statement setting forth in reasonable detail the calculation of the closing working capital of GE O&G in accordance with the working capital principles set forth in the Transaction Agreement, including the amount by which the closing working capital exceeds the minimum working capital or is less than the minimum working capital (sometimes referred to as the “preliminary adjustment amount”).

GE must complete its review of the closing statement within 45 days after the date on which it received the closing statement. If GE does not agree with the determination of the preliminary adjustment amount set forth on the closing statement, then on or before the last day of such 45-day period, GE must inform New Baker Hughes in writing of its objections to the determination of the preliminary adjustment amount, setting forth the objections in reasonable detail and GE’s proposed adjustments. If no objections are received by New Baker Hughes within such 45-day period, then the preliminary adjustment amount on the closing statement will be conclusive and binding on the parties. New Baker Hughes will have 30 days after the date on which it receives any objections from GE to review and respond to the objections.

If GE and New Baker Hughes are unable to resolve all of their disagreements as to the determination of the preliminary adjustment amount set forth in the GE objections within 15 days after the end of New Baker Hughes’ 30-day review period, then either party may refer any remaining disagreements to an independent accountant which will determine, only with respect to the disagreements submitted, whether and to what extent, if any, the preliminary adjustment amount requires adjustment. The independent accountant’s determination will be conclusive and binding, absent manifest error. The fees and disbursements of the independent accountant shall be borne equally by GE and New Baker Hughes. The final adjustment amount will be equal to the preliminary adjustment amount in the event that there are no GE objections, or will be as agreed by the parties or finally determined by the independent accountant in the event that there are GE objections.

In the event that the final adjustment amount reflects closing working capital that is less than $1.2 billion, GE at its option must either pay to Newco LLC an amount equal to the final adjustment amount, or reduce the amount of any payable by Newco LLC to GE and included in closing working capital by an amount equal to the final adjustment amount. No amounts will be paid by either party if it is finally determined that closing working capital equals or exceeds $1.2 billion.

Representations and Warranties

The Transaction Agreement contains generally customary representations and warranties made by each of GE, on the one hand, and Baker Hughes, New Baker Hughes and/or Merger Sub on the other hand, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Transactions. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Transactions. These representations and warranties have been made solely for the benefit of the other parties to the Transaction Agreement. Each of Baker Hughes, New Baker Hughes and/or Merger Sub, on the one hand, and GE, on the other hand, has made representations and warranties to the other in the Transaction Agreement with respect to the following subject matters:

•	organization, good standing and qualification to conduct business;

•	power and authorization to enter into and carry out the obligations under the Transaction Agreement and the enforceability of the Transaction Agreement and absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations as a result of entering into and consummating the obligations under the Transaction Agreement;

•	governmental and regulatory approvals required to complete the transactions;

•	subsidiaries;

•	SEC filings, financial statements contained in those filings, internal controls and disclosure controls and procedures;

•	absence of material adverse effect or any damage, destruction or other casualty loss material to a party’s business in each case since January 1, 2016;

•	absence of litigation or outstanding judgments or orders;

•	accuracy of the information supplied for inclusion in this combined proxy statement/prospectus;

•	absence of undisclosed liabilities;

•	brokers’ fees;

•	employee benefit plans;

•	tax matters;

•	environmental matters;

•	compliance with laws;

•	agreements with labor unions or other labor organizations;

•	title to properties;

•	intellectual property;

•	insurance;

•	material contracts;

•	customers and suppliers; and

•	certain business practices and compliance with anti-corruption and money laundering laws.

Baker Hughes, New Baker Hughes and Merger Sub have made additional representations and warranties to GE in the Transaction Agreement with respect to the following subject matters:

•	capitalization and indebtedness;

•	recommendation of the Transactions by the Baker Hughes board of directors and required stockholder vote; and

•	affiliate transactions.

Conditions to Closing

The completion of the Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Transactions is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	adoption by Baker Hughes stockholders of the Transaction Agreement;

•	the waiting period (and any extension thereof) applicable to the consummation of the transactions under the HSR Act, the EC Merger Regulation and all other applicable waiting and other time periods under the antitrust or competition merger control statutes of the United States, European Union, Australia, Brazil, Canada, China, Colombia, Ecuador, India, Israel, Kazakhstan, Kenya, Mexico, Pakistan, Russia, Saudi Arabia, Serbia, South Africa and Turkey will have expired, lapsed or been terminated;

•	the expiration of any other waiting or other time periods, and the receipt of any additional regulatory clearances which, to avoid significant adverse effects, GE reasonably determines to be required as a result of a material change in fact or law, subject to Baker Hughes’ consent, which consent shall not be unreasonably withheld, or as otherwise agreed by GE and Baker Hughes, and Strategic Investment Committee clearance and competition clearance from Russia;

•	the absence of any law, injunction, judgment, order or decree of any governmental entity which temporarily or permanently prohibits or enjoins the consummation of the Transactions;

•	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

•	shares of Class A Common Stock issuable to the stockholders of Baker Hughes pursuant to the Transaction Agreement (including any such shares issuable pursuant to the Exchange Agreement or the Stockholders Agreement) will have been approved for listing on NYSE, subject to official notice of issuance; and

•	the completion of certain restructuring transactions by GE in all material respects.

Additional Conditions to GE’s Obligations

The obligation of GE to complete the Transactions is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the accuracy of the representations and warranties of Baker Hughes in the Transaction Agreement, subject to the material adverse effect standard provided in the Transaction Agreement, with specified exceptions;

•	the performance in all material respects by Baker Hughes of its obligations contained in the Transaction Agreement required to be performed or complied with by it at or prior to the Closing Date;

•	the delivery by Baker Hughes to GE of an officer’s certificate, dated the Closing Date, certifying to the effect that certain closing conditions have been satisfied; and

•	the nonoccurrence of any continuing fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a BHI Material Adverse Effect (as such term is defined in the Transaction Agreement).

Additional Conditions to Baker Hughes’ Obligations

The obligation of Baker Hughes to complete the Transactions is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the accuracy of the representations and warranties of GE in the Transaction Agreement, subject to the material adverse effect standard provided in the Transaction Agreement, with specified exceptions;

•	the performance in all material respects by GE of its obligations contained in the Transaction Agreement required to be performed or complied with by GE at or prior to the Closing Date;

•	the delivery by GE to Baker Hughes of an officer’s certificate, dated the Closing Date, certifying to the effect that certain closing conditions have been satisfied;

•	the nonoccurrence of any continuing fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a GE Material Adverse Effect (as such term is defined in the Transaction Agreement); and

•	the delivery by GE of Comparable GE O&G Audited Financial Statements and such Comparable GE O&G Audited Financial Statements not differing from the applicable unaudited financial statements of GE O&G previously provided to Baker Hughes in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of GE O&G in a manner that is adverse (excluding any differences resulting from any changes in the amount of goodwill or intangible assets and certain other specified matters). Following its receipt and review of the Comparable GE O&G Audited Financial Statements, Baker Hughes has confirmed to GE its determination that this condition has been satisfied.

Operations of Baker Hughes and GE O&G Pre-Closing

Conduct of Baker Hughes’ Business

Unless GE otherwise consents (which consent may not be unreasonably withheld) in writing or except as expressly required or permitted pursuant to the Transaction Agreement, Baker Hughes has agreed, in general, that during the period from the date of the Transaction Agreement until Closing:

•	the business of Baker Hughes and its subsidiaries will be conducted only in the ordinary course of business consistent with past practices, and Baker Hughes and its subsidiaries will use their commercially reasonable efforts to maintain their assets and preserve intact their business organization and significant beneficial business relationships with third parties and to keep the services of their current key officers and employees, provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices to the extent such actions are (i) consistent with actions taken in the 36-month period prior to the date of the Transaction Agreement and (ii) consistent with actions being taken by competitors of Baker Hughes; and

•	except as previously disclosed to GE in Baker Hughes’ confidential disclosure letter, as contemplated by the Transaction Agreement, as required by applicable law and for intercompany transactions in the ordinary course of business consistent with past practices, Baker Hughes will not, and will not permit any of its subsidiaries to:

•	except for dispositions of inventory and consumables in the ordinary course of business consistent with past practices, sell, lease, transfer or dispose of any assets, rights or securities of Baker Hughes or its subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value of such assets, rights or securities) in the aggregate;

•	acquire or agree to acquire any business, corporation, partnership, association or other business organization or division, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the certain conditions under the Transaction Agreement, other than pursuant to existing contracts or commitments;

•	enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

•	amend or propose to amend the certificate of incorporation or bylaws of Baker Hughes or the respective constituent documents of any subsidiary of Baker Hughes;

•	except for regular quarterly cash dividends in amounts not greater than the amount of the quarterly dividend declared immediately prior to the date of the Transaction Agreement, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise, with respect of its capital stock;

•	purchase or redeem, or offer to purchase or redeem, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Baker Hughes in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Baker Hughes incentive awards or forfeiture of shares due to termination of employment;

•	split, combine or reclassify any outstanding shares of its capital stock;

•	issue, sell, dispose of or authorize or propose or agree to issue, sell or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, except for issuances by a wholly owned subsidiary of Baker Hughes to Baker Hughes or to another wholly owned subsidiary of Baker Hughes;

•	modify the terms of any existing indebtedness for borrowed money or security issued by Baker Hughes or any of its subsidiaries having an aggregate principal amount in excess of $300 million;

•	(a) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), if the aggregate amount would exceed (net of any repayments following the date of the Transaction Agreement) $1 billion, (b) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other person (other than any subsidiary of Baker Hughes), (c) pledge or otherwise encumber its shares of capital stock or the capital stock of any Baker Hughes subsidiary, (d) mortgage or pledge any of its material assets (other than currently existing liens and certain permitted liens) of $100 million or more in the aggregate, or (e) fund or prepay any obligations to any person, that are not due and payable until after Closing, unless, in the case of this clause (e), in the ordinary course of business consistent with past practices or as previously disclosed to GE in Baker Hughes’ confidential disclosure letter;

•

except to the extent required by applicable law, by any Baker Hughes benefit plan or contracts as in effect on the date of the Transaction Agreement, as required or contemplated by the Transaction Agreement or actions described in clauses (a), (b), (c), (f) and (g) below in the ordinary course of business consistent with past practices, (a) subject to specified exceptions, materially increase the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers; provided that Baker Hughes may provide certain executive officers and other employees with cash retention awards, subject to specified limitations (see “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions” beginning on page 118 of this combined proxy statement/prospectus), (b) enter into or materially amend any Baker Hughes benefit plan, (c) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, (d) make a payment of any pension, severance or retirement benefits not required by any Baker Hughes benefit plan or accelerate the vesting or payment of any compensation or benefit under any Baker Hughes benefit plan, (e) accelerate the vesting of, or the lapse of restrictions with respect to, any Baker Hughes incentive awards, (f) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any Baker Hughes benefit plan, (g) enter into, renew or materially modify any collective bargaining or similar agreement, or (h) make any new equity awards to any director or employee; provided that for the 2017 calendar year and for each calendar year thereafter, Baker Hughes may make new equity awards to directors and employees, subject to specified limitations (see above under “—Treatment of Baker Hughes Equity Incentive Awards”);

•	except in compliance in all material respects with compliance programs in effect as of the date of the Transaction Agreement (or as amended after the date of the Transaction Agreement, provided that such amendments are not material), enter into or amend any agreement between Baker Hughes or any Baker Hughes subsidiary and any commercial sales representative or similar person;

•	except in the ordinary course of business consistent with past practices, execute or amend in any material respect any material consulting or indemnification agreement with any director, officer, agent, consultant or employee, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body), other than as required by existing Baker Hughes benefit plans or agreements or by applicable law;

•	except in the ordinary course of business consistent with past practices, make any material changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make, change or rescind any material tax election or file any material amended tax return; make any material change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any material tax liability; or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	unless otherwise permitted pursuant to the eleventh bullet point in this section above (relating to compensation and benefits matters), enter into, amend or terminate any “BHI Material Contract” (as such term is defined in the Transaction Agreement) outside the ordinary course of business, or any agreement that would be a “BHI Material Contract” if it had been in existence on the date of the Transaction Agreement, outside the ordinary course of business;

•	waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of Baker Hughes) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE or its subsidiaries (other than Baker Hughes and its subsidiaries) from and after Closing) in amounts not in excess of $25 million individually;

•	make or commit to make capital expenditures (excluding capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of the Transaction Agreement) and of $1 billion in any subsequent calendar year;

•	make or assume any hedge agreements outside the ordinary course of business consistent with past practices;

•	enter into any agreement that materially limits or otherwise materially restricts Baker Hughes or any of its subsidiaries, or that would reasonably be expected to, after Closing, materially limit or restrict GE or any GE O&G Subsidiary, or any of their respective affiliates, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Baker Hughes or any Baker Hughes subsidiary;

•	take any action that would reasonably be expected to (a) result in any inaccuracy of a representation or warranty in the Transaction Agreement that would allow for a termination of the

Transaction Agreement, (b) cause any of the conditions precedent to the Transactions contemplated by the Transaction Agreement to fail to be satisfied or (c) prevent, materially delay or materially impede the consummation of the Transactions; or

•	take or agree in writing to take any of the foregoing actions prohibited by the Transaction Agreement.

Conduct of GE’s Business

Unless Baker Hughes otherwise consents (which consent may not be unreasonably withheld) in writing or except as expressly permitted or required pursuant to the Transaction Agreement, GE has agreed, in general, that during the period from the date of the Transaction Agreement until Closing:

•	the business of GE and its subsidiaries as it relates to GE O&G will be conducted only in the ordinary course of business consistent with past practices, and GE and its subsidiaries will use commercially reasonable efforts to, with respect to GE O&G, maintain their assets and preserve intact their business organization and significant beneficial business relationships with third parties and to keep the services of their current key officers and employees, provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices to the extent such actions are (i) consistent with actions taken in the 36-month period prior to the date of the Transaction Agreement and (ii) consistent with actions being taken by competitors of GE; and

•	except as previously disclosed to Baker Hughes in GE’s confidential disclosure letter, as contemplated by the Transaction Agreement, as required by applicable law and for intercompany transactions between or among GE O&G Subsidiaries in the ordinary course of business consistent with past practices, GE (relating to GE O&G) will not, and will not permit any of the GE O&G Subsidiaries to:

•	except for dispositions in the ordinary course of business consistent with past practices of (x) inventory or consumables, or (y) plant and equipment having an individual value of less than $10 million, sell, lease, transfer or dispose of any assets, rights or securities of GE (relating to GE O&G) or GE O&G Subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value) in the aggregate;

•	acquire or agree to acquire any business, corporation, partnership, association or other business organization or division, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of certain conditions under the Transaction Agreement, other than pursuant to existing contracts or commitments;

•	enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

•	issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by any GE O&G Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a GE O&G Subsidiary to another GE O&G Subsidiary;

•	modify the terms of any existing indebtedness for borrowed money or security issued by a GE O&G Subsidiary or otherwise related to GE O&G having an aggregate principal amount in excess of $300 million;

•	(a) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), if the aggregate amount would exceed (net of any repayments following the date of the Transaction Agreement) $1 billion, (b) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other person (other than any wholly owned GE O&G Subsidiary), (c) pledge or otherwise encumber shares of capital stock of any GE O&G Subsidiary, (d) mortgage or pledge any of its material assets (other than currently existing liens and certain permitted liens) of $100 million or more in the aggregate, or (e) fund or prepay any obligations to any person, that are not due and payable until after Closing, unless, in the case of this clause (e), in the ordinary course of business consistent with past practices or as previously disclosed to Baker Hughes in GE’s confidential disclosure letter;

•	except to the extent required by applicable law, by any GE O&G benefit plan or contracts as in effect on the date of the Transaction Agreement, as required or contemplated by the Transaction Agreement or actions described in clauses (a), (b), (c), (f) and (g) below in the ordinary course of business consistent with past practices, (a) subject to specified exceptions, materially increase the compensation or benefits of any GE O&G employees, officers, directors, consultants, independent contractors or service providers, (b) enter into or materially amend any GE O&G benefit plan, except if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (c) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (d) make a payment of any pension, severance or retirement benefits not required by any GE O&G benefit plan or accelerate the vesting or payment of any compensation or benefit under any GE O&G benefit plan, (e) accelerate the vesting of, or the lapse of restriction with respect to, any equity award of GE held by any employee, officer, director, consultant, independent contractor or service provider of GE O&G, (f) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any GE O&G benefit plan, (g) enter into, renew or materially modify any collective bargaining or similar agreement, or (h) make any new equity awards to any director or employee; provided that for the 2017 calendar year and for each calendar year thereafter, GE O&G may make new equity awards to directors and employees, subject to specified limitations;

•	except in compliance in all material respects with compliance programs in effect as of the date of the Transaction Agreement (or as amended after the date of the Transaction Agreement, provided that such amendments are not material), enter into or amend any agreement between GE (relating to GE O&G) or any GE O&G Subsidiary and any commercial sales representative;

•	except in the ordinary course of business consistent with past practices, execute or amend in any material respect any material consulting or indemnification agreement with any director, officer, agent, consultant or employee, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body) entered into by GE or any GE O&G Subsidiaries that covers any employees of GE O&G, other than as required by existing GE O&G benefit plans or agreements or by applicable law;

•

except in the ordinary course of business consistent with past practices or with respect to any tax group that includes GE or any of its affiliates (other than solely one or more GE O&G holding companies or subsidiaries), make any material changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make, change or rescind any material tax election or file any material amended tax return; make any material change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any material tax liability; or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	unless otherwise permitted pursuant to the seventh bullet point in this section above (relating to compensation and benefits matters), enter into, amend or terminate any “GE Material Contract,” (as such term is defined in the Transaction Agreement) outside the ordinary course of business, or any agreement that would be a “GE Material Contract” if it had been in existence on the date of the Transaction Agreement, outside the ordinary course of business;

•	waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of GE O&G) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE (relating to GE O&G) or the GE O&G Subsidiaries) in amounts not in excess of $25 million individually;

•	make or commit to make capital expenditures (excluding capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of the Transaction Agreement) and of $1 billion in any subsequent calendar year;

•	make or assume any hedge agreements outside the ordinary course of business consistent with past practices;

•	enter into any agreement that materially limits or otherwise materially restricts GE (relating to GE O&G) or any GE O&G Subsidiary, or that would reasonably be expected to, after Closing, materially limit or restrict any GE O&G Subsidiary, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

•	enter into any transactions, agreements or arrangements between GE or any of its affiliates (other than the GE O&G Subsidiaries), on the one hand, and any GE O&G Subsidiary, on the other hand, except to the extent any such transaction, agreement or arrangement is in the ordinary course of business consistent with past practices;

•	monetize any receivables in excess of 51% of GE O&G’s gross trade accounts receivables;

•	take any action that would reasonably be expected to (i) result in any inaccuracy of a representation or warranty in the Transaction Agreement that would allow for a termination of the Transaction Agreement, (ii) cause any of the conditions precedent to the Transactions contemplated by the Transaction Agreement to fail to be satisfied or (iii) prevent, materially delay or materially impede the consummation of the Transactions; or

•	take or agree in writing to take any of the foregoing actions prohibited by the Transaction Agreement.

Government Approvals

Under the terms of the Transaction Agreement, each of GE and Baker Hughes has agreed (and has agreed to cause its subsidiaries) to cooperate and use its reasonable best efforts to take or cause to be taken all actions that are necessary, proper or advisable to consummate and make effective the Mergers and the other Transactions contemplated by the Transaction Agreement as promptly as practicable, including:

•

making its respective required filings (and filings considered by GE to be advisable after consulting with, and considering in good faith the views of, Baker Hughes) under the HSR Act, the EC Merger Regulation and any other applicable regulatory laws, and thereafter to promptly make any other required submissions under the HSR Act or other such laws as promptly as GE deems advisable (after consulting with, and considering in good faith the views of, Baker Hughes);

•	responding to and complying as promptly as GE deems advisable with any request for information regarding the Transactions or any such filings for any governmental entity charged with enforcing, applying, administering, or investigating any regulatory law;

•	using reasonable best efforts in cooperating with the other party to determine the required regulatory filings and timely making such filings;

•	promptly notifying the other party of any communication concerning the Transaction Agreement or the Transactions from any governmental entity (subject to appropriate confidentiality agreements);

•	not participating or agreeing to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any governmental entity relating to any filings or investigation concerning the Transaction Agreement or the Transactions unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the governmental entity prohibits such attendance (subject to certain limited exceptions);

•	promptly furnishing the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a governmental entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any governmental entity;

•	promptly furnishing the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity; and

•	delivering to the other party’s outside counsel complete copies of all documents provided to any governmental entity as part of any filings (subject to appropriate confidentiality agreements).

GE has agreed to take any action, including with respect to any request that assets, businesses or product lines (including certain specified businesses) be divested or held separate or subject to conduct remedies, limitations or other actions, as may be necessary to resolve such objections, if any, that the FTC, the DOJ, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, may assert in connection with obtaining antitrust clearance for the Transactions so as to enable Closing to occur as soon as reasonably possible (and in any event no later than the outside date). GE, however, is not required (although it could so choose) to divest or hold separate, or agree to any conduct remedy or similar antitrust action regarding any assets, businesses or product lines if such assets, businesses or product lines account for more than $200 million of 2015 revenue of GE, Baker Hughes, New Baker Hughes and/or any of their respective subsidiaries, or any combination thereof. If reaching agreement with the antitrust authorities would require GE to divest or take other action regarding assets, businesses or product lines in excess of the $200 million divestiture limit, excluding certain specified businesses, GE has the option to either divest or take other action with respect to the larger amount or continue to attempt to obtain approval of the antitrust authorities until the outside date. In addition, GE would be required to pay Baker Hughes an antitrust termination fee of $1.3 billion if the Transaction Agreement is terminated because:

•	there is an antitrust-related order or injunction that prevents Closing and that has become final and non-appealable;

•	GE materially breaches its antitrust-related covenants, which breach results in the antitrust closing condition being incapable of being satisfied; or

•	the Transactions are not completed by the outside date and as of such termination the failure to obtain an antitrust approval or an antitrust-related order or injunction prevents Closing but all other conditions to GE’s obligation to close have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination).

GE is entitled to direct the defense to any antitrust investigation or litigation, but must consult with and consider in good faith the views of Baker Hughes. GE has the right to litigate or appeal any proposed antitrust remedial action. However, if such proceedings conclude prior to the outside date with an order restricting the Transactions or if no order has been issued in such proceedings prior to the outside date, then GE must take such actions as are necessary to achieve antitrust approval prior to the outside date, except that GE is not required to take any action that would exceed the $200 million divestiture limit. Baker Hughes is required to take any actions requested by GE to obtain any required regulatory clearances, but Baker Hughes is not required to agree to any divestiture or other remedy unless conditioned on Closing.

Baker Hughes Non-Solicitation; Baker Hughes’ Ability to Change Recommendation

Under the Transaction Agreement, Baker Hughes and its subsidiaries are not permitted to (and may not authorize or permit Baker Hughes’ representatives to) (i) enter into any agreement with another party that is related to an alternative proposal (as defined below) or (ii) solicit, initiate or engage in any discussions or negotiations regarding any proposal that is or may reasonably be expected to lead to an alternative proposal, or furnish to any person any non-public information in that connection, except as described below.

If at any time prior to, but not after, the Baker Hughes stockholder approval of the Transactions is obtained (i) Baker Hughes receives an unsolicited, bona fide, written alternative proposal, (ii) Baker Hughes, its subsidiaries and its representatives have not violated the provisions of the non-solicitation restriction described above and (iii) the Baker Hughes board of directors determines in good faith after consultation with its financial advisor and outside counsel that the proposal is or is reasonably likely to lead to a superior proposal (as defined below), then Baker Hughes is entitled to furnish to the person who made such alternative proposal non-public information regarding itself and its subsidiaries and to engage in discussions and negotiations with that person. Baker Hughes must promptly (and within 24 hours) provide GE with the identity of the person making the alternative proposal and any confidentiality agreement entered into with such person, and Baker Hughes must keep GE informed of any material developments with respect to the alternative proposal.

For purposes of the non-solicitation provisions in the Transaction Agreement, the term “alternative proposal” means, with respect to Baker Hughes, any bona fide proposal or offer from any person or group of persons other than GE or any of GE’s subsidiaries or any group of which GE or any of its subsidiaries is a member:

•	for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving Baker Hughes (or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Baker Hughes and its subsidiaries, taken as a whole);

•	for the issuance by Baker Hughes of 15% or more of its equity securities; or

•	to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of Baker Hughes or 15% or more of the aggregate equity securities of Baker Hughes’ subsidiaries.

For purposes of the non-solicitation provisions in the Transaction Agreement, the term “superior proposal” means an alternative proposal:

•	which provides that 100% of Baker Hughes’ outstanding equity securities will be converted into, exchanged for or otherwise canceled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent; or

•	providing for the sale of all or substantially all of Baker Hughes’ assets,

in either case on terms which Baker Hughes’ board of directors determines in its good-faith judgment, after consultation with Baker Hughes’ outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Baker Hughes’ common stock than the Transactions (or any bona fide written offer or proposal made by GE in response to such alternative proposal or otherwise), taking into account all the terms and conditions of such alternative proposal and the Transaction Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such alternative proposal and the Transaction Agreement).

Generally, the Baker Hughes board of directors may not (i) (A) withdraw (or qualify or modify in a manner adverse to GE), or propose to withdraw (or qualify or modify in a manner adverse to GE), the approval, recommendation or declaration of advisability by the Baker Hughes board of directors of the Transaction Agreement or the transactions, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative proposal, (C) fail to include the recommendation of the Baker Hughes board of directors in this combined proxy statement/prospectus or (D) resolve, propose or agree to do any of the foregoing (collectively, a “Change in Recommendation”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow Baker Hughes or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any alternative proposal or that would require Baker Hughes to abandon, terminate or fail to consummate the Transactions or (B) resolve, agree or propose to do any of the foregoing. However, if prior to obtaining stockholder approval, Baker Hughes’ board of directors determines in good faith after consultation with its financial advisors and outside counsel that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to Baker Hughes’ stockholders under applicable law, it may:

•	if the superior proposal has not resulted from a breach of its non-solicitation obligations, terminate the Transaction Agreement and enter into an alternative acquisition agreement with respect to the superior proposal; or

•	change its recommendation of the Transactions due to the superior proposal.

The Baker Hughes board of directors may also make a Change in Recommendation at any time prior to, but not after, Baker Hughes stockholder approval of the Transactions is obtained, due to an intervening event (as defined below) if prior to obtaining stockholder approval the failure to effect a Change in Recommendation would likely be inconsistent with the Baker Hughes board of directors’ fiduciary duties to Baker Hughes stockholders under applicable law.

Before making a Change in Recommendation, Baker Hughes must first give GE four business days’ written notice concerning its intention to make a Change in Recommendation and, in the case of a Change in Recommendation in connection with a superior proposal, must also provide copies of all documentation received in connection with the superior proposal. In the event of either a superior proposal or an intervening event, Baker Hughes must negotiate in good faith with GE during the four-business-day notice period regarding any revisions to the Transaction Agreement proposed by GE that would improve the terms to Baker Hughes and must take those changes into account in its decision. Baker Hughes must give GE an additional two business days’ written notice in the event of any amendment to a superior proposal and is obligated to negotiate in good faith during such period(s). If the basis of the proposed Change in Recommendation is an intervening event, Baker Hughes must specify the event in detail in its notice.

An “intervening event” is any fact, circumstance, occurrence, event, development, change or condition or combination thereof that was not known to Baker Hughes’ board of directors when the Transaction Agreement was signed (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and does not relate to (A) any alternative proposal or (B) clearance of the transactions under any Regulatory Law (as such term is defined in the Transaction Agreement). Excluded from the definition are (i) any change in the price or trading volume of Baker Hughes common stock or oil and gas (provided, however, that any underlying cause of such change in price or trading volume may be taken into account), (ii) any fact, circumstance, occurrence, event, development, change or condition or combination thereof (including any of the foregoing set forth on or reflected in certain GE O&G audited financial statements) that has had or would reasonably be expected to have an adverse effect on the business or financial condition of GE or any of its subsidiaries unless such event constitutes a GE Material Adverse Effect (as such term is defined in the Transaction Agreement), and (iii) Baker Hughes or GE (in respect of GE O&G) meeting, failing to meet or exceeding projections (provided, however, that any underlying cause thereof may be taken into account).

GE Reorganization

Prior to Closing, GE will undertake certain restructuring transactions that will include the transfer of GE’s assets related to GE O&G to the GE subsidiaries that are part of GE O&G (which we refer to as the “GE O&G Subsidiaries”) and the assumption by the GE O&G Subsidiaries of GE’s liabilities related to GE O&G, as described in the Transaction Agreement.

Stockholder Litigation

Baker Hughes has agreed to give GE the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against Baker Hughes or its directors or officers relating to the transactions. Baker Hughes may agree to such settlement only with GE’s consent (not to be unreasonably withheld).

Director and Officer Indemnification and Insurance

All rights to indemnification existing in favor of the current or former directors, officers and employees of Baker Hughes and its subsidiaries as provided in the organizational and governing documents or indemnification agreements of Baker Hughes and its subsidiaries, in each case as in effect as of the date of the Transaction Agreement with respect to matters occurring prior to Closing, will survive the Transactions and will continue in full force and effect as obligations of New Baker Hughes for a period of not less than six years after Closing, unless otherwise required by law, and all rights to indemnification with respect to a claim asserted during such period will continue until the final disposition of such claim. Newco LLC has agreed to guarantee the full performance of these indemnification obligations by New Baker Hughes.

Baker Hughes may, prior to Closing, obtain and fully pay for “tail” insurance policies for the persons who, as of the date of the Transaction Agreement or as of the Closing Date, are covered by Baker Hughes’ existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to Closing (including in connection with the Transaction Agreement or the Transactions or actions contemplated thereby), provided that Baker Hughes may not pay in excess of 300% of the current annual premium paid by Baker Hughes for its existing coverage in the aggregate. If Baker Hughes does not obtain and fully pay for such “tail” insurance policies prior to Closing, New Baker Hughes or Newco LLC will maintain director and officer liability policies from a reputable and financially sound carrier through and including the date that is six years after Closing with respect to claims arising from facts or events that existed or occurred prior to or at Closing, and such policies will contain coverage that is at least as favorable to the persons covered by such existing policies. New Baker Hughes and Newco LLC will not be required to pay more than 300% of the current annual premium paid by Baker Hughes for its existing coverage in the aggregate. If such comparable coverage cannot be obtained by paying an aggregate premium that is equal to or below 300% of the current annual premium, New Baker Hughes will only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

Baker Hughes Stockholder Meeting

Subject to certain exceptions described below, Baker Hughes will (i) establish a record date (which will be as soon as practicable after the date of the Transaction Agreement) for, duly call, give notice of, convene, and hold a special meeting of its stockholders, (ii) distribute to its stockholders the combined proxy statement/prospectus as soon as practicable after the date upon which the registration statement of which this combined proxy statement/prospectus forms part becomes effective and (iii) except as provided in the Baker Hughes non-solicitation section discussed above, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Transactions. Within 45 days following the date upon which the registration statement becomes effective, Baker Hughes will convene and hold the special meeting. Once its special meeting has been called and noticed, Baker Hughes will not postpone or adjourn such special meeting without the consent of GE (which consent will not be unreasonably withheld or delayed) (other than for the absence of a quorum, or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with the terms of the Transaction Agreement). Baker Hughes’ obligations as described in this paragraph are not affected by the commencement, public proposal, public disclosure or communication to Baker Hughes of any alternative proposal or the withdrawal or modification by the Baker Hughes board of directors of its recommendation to the stockholders to adopt the Transaction Agreement or the Baker Hughes board of directors’ approval of the Transaction Agreement or the Transactions.

Except to the extent permitted by the Transaction Agreement as described above under “The Transaction Agreement—Baker Hughes Non-Solicitation; Baker Hughes’ Ability to Change Recommendation,” (a) the combined proxy statement/prospectus will (i) state that the Baker Hughes board of directors has determined that the Transaction Agreement and the Mergers are advisable and in the best interests of Baker Hughes and its stockholders and (ii) include the recommendation of the Baker Hughes board of directors that the Transaction Agreement be adopted by the holders of Baker Hughes common stock, and (b) neither the Baker Hughes board of directors nor any committee thereof will withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to GE, such recommendation.

Termination and Termination Fees

The Transaction Agreement may be terminated at any time prior to Closing in any of the following ways:

•	by mutual written consent of GE and Baker Hughes;

•	by either GE or Baker Hughes upon written notice to the other if:

•	the Transactions are not completed on or before January 30, 2018 (such date or such later date as may be permitted under the Transaction Agreement or as extended as described below, the “outside date”), and the party seeking to terminate the Transaction Agreement has not breached its obligations under the Transaction Agreement in a manner that proximately caused the failure of the Transactions to be completed on or before the outside date, except that if the only closing condition under the Transaction Agreement that has not been satisfied by such date is the Strategic Investment Committee clearance and competition clearance from Russia, either GE or Baker Hughes may unilaterally extend the outside date on one or more occasions until no later than April 30, 2018;

•	If either party so terminates the Transaction Agreement and as of such termination the failure to obtain regulatory approval or an antitrust-related order or injunction prevents closing but all other conditions to GE’s obligation to close have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), GE must pay Baker Hughes a fee of $1.3 billion (the “GE Termination Fee”).

•	any injunction, judgment, order or decree prohibiting or permanently enjoining Closing is in effect and has become permanent, final and nonappealable, provided that the party seeking to terminate the Transaction Agreement on such grounds is not then in material breach of any representation, warranty, covenant or other agreement made by it in the Transaction Agreement;

•	If either party so terminates the Transaction Agreement with respect to an antitrust-related order or injunction, GE must pay Baker Hughes the GE Termination Fee.

•	the Baker Hughes stockholders fail to approve and adopt the Transaction Agreement at the special meeting;

•	If either party so terminates the Transaction Agreement and an alternative proposal for Baker Hughes has been publicly proposed prior to, and not withdrawn at least ten days prior to, the special meeting, and within twelve months after the date the Transaction Agreement is terminated, Baker Hughes enters into a definitive agreement with respect to, or consummates, any alternative proposal, Baker Hughes must pay GE $750 million (the “Baker Hughes Termination Fee”).

•	If either party so terminates the Transaction Agreement and an alternative proposal for Baker Hughes has been publicly proposed prior to, and not withdrawn at least ten days prior to, the special meeting and thereafter the Transaction Agreement is terminated by GE or Baker Hughes and no Baker Hughes Termination Fee is yet payable pursuant to the previous bullet point, Baker Hughes must reimburse GE’s expenses up to a cap of $40 million.

•	by Baker Hughes if:

•	GE has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to Closing and (b) is incapable of being cured prior to the outside date or is not cured by GE within 30 days following receipt of written notice from Baker Hughes of such breach or failure to perform, provided that Baker Hughes is not then in breach of any representation, warranty, covenant or other agreement by Baker Hughes contained in the Transaction Agreement in a manner that gives GE the right to terminate the Transaction Agreement;

•	If Baker Hughes so terminates the Transaction Agreement due to GE’s material breach of its regulatory covenants which breach results in the regulatory closing condition being incapable of being satisfied, GE must pay Baker Hughes the GE Termination Fee.

•	prior to the receipt of Baker Hughes stockholder approval, the Baker Hughes board of directors has approved a definitive agreement for a competing superior proposal and Baker Hughes enters into such definitive agreement, provided Baker Hughes has not breached its obligations under the no solicitation provisions of the Transaction Agreement;

•	In which case, Baker Hughes must pay GE the Baker Hughes Termination Fee.

•

the Comparable GE O&G Audited Financial Statements differ from the applicable unaudited GE O&G financial statements in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of GE O&G in a manner that is adverse (excluding any differences resulting from any changes in the amount of goodwill or intangible assets and certain other specified matters), and Baker Hughes exercises its termination rights within 20 business days of delivery of the Comparable GE O&G Audited Financial Statements;

•	In which case, GE must reimburse Baker Hughes’ expenses up to a cap of $40 million.

•	Following its receipt and review of the Comparable GE O&G Audited Financial Statements, Baker Hughes has confirmed to GE that any differences between the Comparable GE O&G Audited Financial Statements and the applicable unaudited financial statements are not material and therefore such termination right is not available to Baker Hughes.

•	by GE if:

•	Baker Hughes has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (a) would give rise to the failure of a related condition to Closing and (b) is incapable of being cured prior to the outside date or is not cured by Baker Hughes within 30 calendar days after written notice has been given by GE to Baker Hughes of such breach or failure to perform, provided that GE is not then in breach of any representation, warranty, covenant or other agreement by GE contained in the Transaction Agreement in a manner that gives Baker Hughes the right to terminate the Transaction Agreement;

•	A Change in Recommendation has occurred; or

•	In which case, Baker Hughes must pay GE the Baker Hughes Termination Fee.

•	Baker Hughes has breached or failed to perform in any material respect any of its obligations under the non-solicitation provisions of the Transaction Agreement.

If the Transaction Agreement is terminated in accordance with its terms, it will become null and void and, except as described below, there will be no liability or obligation on the part of GE, Baker Hughes or their respective affiliates or representatives, provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages (which the parties agreed may include, in addition to the reimbursement of expenses and out-of-pocket costs, and to the extent proven, other damages suffered by the other party calculated based on loss suffered by such other party’s stockholders (taking into consideration all relevant matters and equitable considerations), which shall be deemed in such event to be damages of such other party and not of such other party’s stockholders themselves and may only be pursued by such other party through actions expressly approved by its board of directors) as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in the Transaction Agreement.

GE and Baker Hughes have agreed that where payment of a termination fee is required under the Transaction Agreement, upon such payment, the payment of the termination fee in accordance with the Transaction Agreement will be the exclusive remedy of GE and Baker Hughes, as the case may be, for any loss suffered as a result of the failure of the Transactions to be completed and any other losses, damages, obligations or liabilities suffered as a result of or under the Transaction Agreement and the transactions contemplated thereby.

Indemnification

From and after Closing, GE will indemnify and defend New Baker Hughes and its subsidiaries (including Newco LLC) and their respective successors and assigns (sometimes referred to as the “Baker Hughes Indemnified Persons”) from and against any and all damages incurred or suffered by any Baker Hughes Indemnified Person arising out of, in connection with or relating to all liabilities of GE and its affiliates other than liabilities assumed by New Baker Hughes or its subsidiaries under the Transaction Agreement.

From and after Closing, Newco LLC will indemnify and defend GE and its subsidiaries and their respective successors and assigns (sometimes referred to as the “GE Indemnified Persons”) from and against any and all damages incurred or suffered by any GE Indemnified Person arising out of, in connection with or relating to all liabilities assumed by Newco LLC under the Transaction Agreement and any liability arising out of or relating to the operation of (i) GE O&G prior to Closing or (ii) New Baker Hughes or any of its subsidiaries following Closing.

Indemnification for taxes will be governed by the Tax Matters Agreement except that, if Closing does not occur, GE will indemnify Baker Hughes for certain restructuring taxes, if any, incurred by Baker Hughes and its affiliates.

Amendment and Waiver

The Transaction Agreement may be amended by the parties to the Transaction Agreement, at any time before or after approval of the Transaction Agreement by the Baker Hughes board of directors or by the stockholders of Baker Hughes. However, after any such approval by the stockholders of Baker Hughes, no amendment can be made without the further approval of such stockholders except as permitted by law. The Transaction Agreement (including the confidential disclosure letters of GE and Baker Hughes) may not be amended except by an instrument in writing signed on behalf of each of the parties of the Transaction Agreement.

Any failure of any of the parties to the Transaction Agreement to comply with any obligation, representation, warranty, covenant, agreement or condition therein may be waived at any time prior to Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition does not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Specific Performance

GE and Baker Hughes have agreed that irreparable damage would occur in the event that any of the provisions of the Transaction Agreement are not performed in accordance with their specific terms or are otherwise breached (including in the event the parties are obligated to consummate the Transactions and the Transactions are not consummated), and, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Transaction Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS

Stockholders Agreement

General

At Closing, GE and New Baker Hughes will enter into a Stockholders Agreement, which sets forth, among other things, certain rights of GE and New Baker Hughes concerning the corporate governance of New Baker Hughes, transfer restrictions on Common Stock held by GE and its affiliates, acquisitions of Common Stock by GE and its affiliates or dispositions of Common Stock held by GE and its affiliates, preemptive rights and related party transactions.

A copy of the form of the Stockholders Agreement is attached hereto as Annex D. The following summary of the terms of the Stockholders Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof. For purposes of this summary, a reference to GE’s affiliates does not include New Baker Hughes.

Corporate Governance

Board Composition

The Stockholders Agreement will provide that the New Baker Hughes Board will consist of eleven members, of which, initially:

•	Six directors will be designated by GE, including the Chairman of the New Baker Hughes Board. We refer to these directors (and their successors) as the GE directors.

•	Five directors will be designated by Baker Hughes, including Martin Craighead, the CEO of Baker Hughes, and four directors reasonably acceptable to GE that meet the independence standards under NYSE listing rules. We refer to these directors (and their successors) as the non-GE directors.

Pursuant to the Stockholders Agreement, GE has the right to designate directors for nomination by the New Baker Hughes Board for election and maintain its proportional representation on the New Baker Hughes Board so long as GE (a) either beneficially owns at least 50% of the voting power of Common Stock, or (b) is required to consolidate the financial statements of New Baker Hughes in accordance with GAAP with those of GE during any fiscal year. We refer to the date on which both (a) and (b) in the foregoing sentence are no longer true as the “Trigger Date.” Notwithstanding the foregoing, both the GE directors’ and the non-GE directors’ proportional representation on the New Baker Hughes Board may decrease in the event that director designation rights are granted to a seller or target company in an arm’s-length acquisition or merger by New Baker Hughes, and such director designation rights increase the size of the New Baker Hughes Board.

The Stockholders Agreement will provide that successor non-GE designated directors will be designated by the Governance & Nominating Committee. The Governance & Nominating Committee will consist of five directors, three of whom must be Company Independent Directors. Company Independent Directors are each of the four independent directors initially designated by Baker Hughes and any successor who:

•	meets the independence standards under NYSE rules;

•	is not a director designated by GE;

•	is not a current or former member of the board of directors of GE or officer or employee of GE or its affiliates;

•	does not and has not had any other substantial relationship with GE or its affiliates; and

•	is designated by the Governance & Nominating Committee as a “Company Independent Director.”

Director Nomination, Removal and Vacancies

Until the Trigger Date, GE has the right to designate six nominees to the New Baker Hughes Board at any annual or special meeting of stockholders of New Baker Hughes at which directors will be elected, and has the authority to nominate, elect and remove such GE-designated directors.

In the event there is a vacancy on the New Baker Hughes Board with respect to any director who was not designated by GE, the Governance & Nominating Committee will fill such vacancy or designate a person for nomination reasonably acceptable to GE.

Committees

The Stockholders Agreement provides that the New Baker Hughes Board will initially have an Audit Committee, Compensation Committee, Governance & Nominating Committee and Conflicts Committee to be composed as follows:

•	Audit Committee. The Audit Committee will have three directors, including at least one Company Independent Director.

•	Compensation Committee. The Compensation Committee will have at least one non-GE director.

•	Governance & Nominating Committee. The Governance & Nominating Committee will have five directors, including at least three Company Independent Directors.

•	Conflicts Committee. The Conflicts Committee will be a subcommittee of the Governance & Nominating Committee, and will, among other things, review and approve all related party transactions above certain materiality or dollar thresholds, other than those contemplated by the Transaction Documents. It will consist solely of Company Independent Directors (who, among other things, will not have any substantial relationship with GE or its affiliates), will have the authority to obtain assistance from employees of New Baker Hughes, including legal and financial staff, and will have the power to retain independent outside advisors as it deems necessary.

•	Other Committee Composition. The number of directors not designated by GE on all other committees of the New Baker Hughes Board will be proportional to the number of directors not designated by GE on the New Baker Hughes Board; provided that, each such committee has at least one Company Independent Director.

GE Agreement to Vote

The Stockholders Agreement will provide that GE must cause its shares of Common Stock to be present for quorum purposes at any stockholder meeting, vote in favor of all non-GE directors, and not vote in favor of the removal of any non-GE director other than for cause.

Restrictions on Transfers and Acquisitions

Lockup

For two years following the Closing Date, GE and its affiliates will be prohibited from transferring any shares of Common Stock to any person that is not an affiliate of GE unless approved by the Conflicts Committee.

After the expiration of the two-year lockup period, GE and its affiliates will generally be permitted to transfer their shares of Common Stock; provided, they will be prohibited from transferring (without the prior consent of the Conflicts Committee) any shares of Common Stock to any person that is not an affiliate of GE or to any “group” (as such term is used in Section 13(d) of the Exchange Act) if such person or group would beneficially own more than 15% of the voting power of the outstanding shares of Common Stock after such transfer. This 15% ownership restriction will not apply to widely distributed public offerings of Common Stock (including pursuant to “spin-off” and “split-off” transactions). See the section titled “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

In addition, following the fifth anniversary of the Closing Date, transfers are permitted by GE and its affiliates with respect to (i) transfers of all of GE’s Paired Interests (see “Certain Agreements Related to the Transactions—Newco LLC Agreement—Transfer Restrictions” beginning on page 156 of this combined proxy statement/prospectus) or (ii) all of its shares of Class A Common Stock (after exchanging all of its Paired Interests into Class A Common Stock as described further in “Certain Agreements Related to the Transactions—Exchange Agreement” beginning on page 158 of this combined proxy statement/prospectus) if (1) the buyer agrees to purchase all shares of Common Stock held by non-GE stockholders for the same consideration and on otherwise substantially the same terms and conditions and (2) the transaction does not result in the buyer owning 100% of the Common Stock, and the buyer either (a) agrees to assume GE’s obligations under the Stockholders Agreement or (b) enters into a stockholders agreement with New Baker Hughes containing substantially the same terms and conditions as those contained in the Stockholders Agreement.

Standstill and Squeeze-Out Transactions

For five years following the Closing Date, GE and its representatives or affiliates cannot acquire or seek to acquire additional shares of Common Stock that would result in GE and its affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Common Stock; provided that GE is permitted to make a private proposal for such an acquisition to non-GE directors that would not be reasonably expected to require New Baker Hughes to make any public announcement. Notwithstanding the foregoing, the following is not prohibited:

•	GE or any of its representatives or affiliates can acquire Common Stock by way of stock splits, stock dividends, reclassifications or other distributions by New Baker Hughes to all holders of Common Stock on a pro rata basis.

•	Acquisitions by GE or any of its representatives or affiliates of Common Stock approved by the Conflicts Committee or pursuant to the exercise of GE’s preemptive rights.

•	Acquisitions by GE or any of its affiliates of Common Stock pursuant to the Exchange Agreement and the Newco LLC Agreement.

Additionally, during the five-year standstill period following the Closing Date, GE and its representatives or affiliates cannot (a) participate in the “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or announce any intention to effect or participate in the solicitation of proxies in connection with election and removal of non-GE directors, (b) solicit or knowingly encourage or facilitate any third party to engage in such solicitation, (c) make any public statement or a statement to another stockholder in support of such third-party solicitation or against any of New Baker Hughes’ director nominees, (d) form any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Common Stock, or (e) call a special meeting of the stockholders. The actions described in (d) and (e) are only prohibited if in furtherance of the actions described in (a), (b) and (c).

Buyout

Additionally, any proposal by GE or any of its affiliates to acquire all of the shares of Common Stock held by non-GE stockholders must be (i) subject to review, evaluation and approval of the Conflicts Committee and (ii) submitted for approval to the stockholders of New Baker Hughes, with a non-waivable condition that a majority of the shares held by non-GE stockholders approve the transaction (or equivalent tender offer condition).

Preemptive Rights

To the extent permitted under NYSE rules, New Baker Hughes will grant GE the right to purchase its pro rata portion of any securities of New Baker Hughes (other than excluded securities, as described below) that New Baker Hughes proposes to issue or sell. Such excluded securities include securities issued by New Baker Hughes in connection with (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement, (ii) any acquisition by New Baker Hughes of the stock, assets, properties or business of any person, (iii) a stock split, stock dividend or any similar recapitalization, or (iv) any issuance of warrants or other similar rights to purchase Common Stock to lenders or other institutional investors in any arm’s-length transaction providing debt financing to New Baker Hughes.

If stockholder approval is required under NYSE rules for the issuance or sale of securities, New Baker Hughes may issue or sell securities to such other persons prior to obtaining such stockholder approval subject to a notice of issuance, and New Baker Hughes will use its reasonable best efforts to obtain such approval. After receipt of such approval, New Baker Hughes will issue or sell the securities that GE has irrevocably elected to purchase to GE, on the terms set forth in the relevant notice of issuance. Following Closing, for as long as GE holds a majority of the voting power of New Baker Hughes, GE will have the power, without the affirmative vote of any other New Baker Hughes stockholder, to provide any stockholder approval required under NYSE rules in connection with the issuance of securities of New Baker Hughes to GE.

Related Party Transactions

Under the Stockholders Agreement, any transaction between New Baker Hughes, on the one hand, and GE or its affiliates (other than New Baker Hughes), on the other hand, which we refer to as a related party transaction, is required to be on arm’s-length terms and in the best interest of New Baker Hughes. All proposed related party transactions contemplated by the Transaction Documents have been, or will be prior to the Closing Date, approved by the New Baker Hughes Board at such time as the New Baker Hughes Board consists solely of directors designated by Baker Hughes and is a wholly owned subsidiary of Baker Hughes. Any amendments to, or modifications or terminations of, or material waivers, consents or elections under, any related party transaction (other than any related party transaction under the Transaction Documents), will require the prior written approval of the Conflicts Committee, subject to and consistent with the related party transaction policy (as set forth below). Any material amendments or modifications or terminations of any of the Transaction Documents or material waivers, consents (other than any consents of the managing member of Newco LLC contemplated by the Newco LLC Agreement where neither GE nor its affiliates is a counterparty to or beneficiary of the matter in question, and such matter would not otherwise require the prior written approval of the Conflicts Committee) or elections of New Baker Hughes’ or Newco LLC’s rights under any of the Transaction Documents, will require the prior written approval of the Conflicts Committee.

All related party transactions that are not contemplated by the Transaction Documents will be governed by a related party transactions policy. Pursuant to the related party transactions policy, related party transactions that involve payments in excess of $25 million (individually or in the aggregate with all substantially related payments) or that are otherwise material (with materiality determined in a manner consistent with New Baker Hughes’ SEC disclosure requirements) are subject to the prior written approval of the Conflicts Committee. Related party transactions below the $25 million threshold may be approved by New Baker Hughes management; provided that the proposed transaction is on an arm’s-length basis and in the best interests of New Baker Hughes. Such transactions must be reported to the Conflicts Committee on a quarterly basis.

Financial Information

Until the end of the fiscal year in which the Trigger Date occurs, New Baker Hughes is subject to financial reporting requirements to GE. New Baker Hughes will provide GE with quarterly and annual historical financial information needed by GE to issue its own earnings releases and public filings. Additionally, New Baker Hughes will deliver to GE a substantially final form of its Annual Report on Form 10-K and Quarterly Reports on Form10-Q (and any information in support thereof) no later than one day prior to filing such documents with the SEC. Such reporting requirements are on a quarterly or annual basis. New Baker Hughes is also required to cooperate with GE in connection with the preparation of any filings made by GE with the SEC or any securities exchange. New Baker Hughes will also use commercially reasonable efforts to file its annual and quarterly reports with the SEC on or about the same date as GE’s planned filing date with the SEC for annual and quarterly reports for the corresponding period; however, New Baker Hughes will not file a report in any given period prior to GE filing its own prior report for the corresponding period, unless New Baker Hughes is so required by law. New Baker Hughes will also provide GE with information requested by GE in connection with its press releases and public filings and advance notice of all meetings to be held by New Baker Hughes with financial analysts and ratings agencies.

After the Trigger Date, as long as GE beneficially owns at least 10% of the voting power of New Baker Hughes, New Baker Hughes is required to use commercially reasonable efforts to provide GE with such other financial information and analyses that may be necessary for GE and its affiliates to comply with applicable financial reporting requirements or its customary financial reporting practices; provided that GE and its affiliates do not disclose any material non-public information of New Baker Hughes except pursuant to mutually agreed policies and procedures or as required by applicable law. Additionally, as long as GE and its affiliates own at least 10% of the outstanding shares of Common Stock, on any date during the applicable fiscal year, GE will have the right to review press releases, public statements, reports and other information in advance so that GE or its affiliates can comply with applicable financial reporting requirements or customary practices.

Termination

The Stockholders Agreement is effective as of the Closing Date and automatically terminates in the event GE and its affiliates (a) no longer own any shares of Common Stock or (b) own 100% of the outstanding shares of Common Stock. However, GE’s and New Baker Hughes’ agreements under the Stockholders Agreement with respect to the following provisions will survive the termination of the Stockholders Agreement: confidentiality, compensation for providing information, record retention, liability for the accuracy of estimates or forecasts absent willful misconduct, cooperation with respect to third-party litigation, privilege and dispute resolution and certain miscellaneous provisions. The provisions of the Stockholders Agreement regarding providing to GE annual and quarterly financial information, financial planning and analysis reports and any other information reasonably requested by GE in the preparation of its press releases and other public filings survive for so long as GE or its affiliates are required, in accordance with GAAP or SEC reporting requirements, to include financial or other information about New Baker Hughes in GE’s financial statements, but only to the extent (a) directly relating to the information about New Baker Hughes that GE and its affiliates (other than New Baker Hughes) are required to include in its financial statements and (b) relating to a fiscal year in which GE and its affiliates beneficially owned at least 10% of the outstanding shares of Common Stock on any date during such fiscal year.

Newco LLC Agreement

New Baker Hughes will operate its business through Newco LLC and its subsidiaries. At Closing, Newco LLC will enter into and be governed by the Newco LLC Agreement, which will set forth, among other things, certain transfer restrictions on Common Units, and rights to acquire Common Units in certain circumstances.

A copy of the form of the Newco LLC Agreement is attached hereto as Annex E. The following summary of the terms of the Newco LLC Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Appointment as Manager

Under the Newco LLC Agreement, EHHC, a wholly owned subsidiary of New Baker Hughes, will be the sole managing member of Newco LLC. As the managing member, EHHC will conduct, direct and exercise full control over all activities of Newco LLC, including day-to-day business affairs and decision-making of Newco LLC, without the approval of any other member. As such, EHHC, through Newco LLC’s officers, will be responsible for all operational and administrative decisions of Newco LLC and the day-to-day management of Newco LLC’s business. Pursuant to the terms of the Newco LLC Agreement, EHHC will not be permitted, under any circumstances, to be removed as managing member except by the election of EHHC.

Compensation

EHHC will not be entitled to compensation for its services as managing member. It will be entitled to reimbursement by Newco LLC for fees and expenses incurred on behalf of Newco LLC, including all expenses associated with New Baker Hughes being a public company and maintaining Newco LLC’s corporate existence.

Units

The Newco LLC Agreement will provide that at Closing there will be one class of Common Units, which will be held initially by New Baker Hughes, indirectly through EHHC and CFC Holdings, and by GE. Subject to the provisions of the Exchange Agreement and certain exceptions permitted under the Newco LLC Agreement, the number of Common Units outstanding will equal the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding. Additionally, if New Baker Hughes issues a share of Class A Common Stock, including in connection with an equity incentive or similar plan, Newco LLC will also issue a corresponding Common Unit to New Baker Hughes or one of its direct subsidiaries.

Allocations and Distributions

Allocations. Pursuant to the Newco LLC Agreement, items of income, gain, loss or deduction of Newco LLC generally will be allocated among the members for capital account purposes and for tax purposes so that the capital account balance of each member, after making the allocation is, or is as nearly as possible, equal to the distributions that would be made to the member if Newco LLC sold all its assets for cash and its net assets were distributed to members in liquidation of Newco LLC. The Newco LLC Agreement provides that Newco LLC will make liquidating distributions to members on a pro rata basis in proportion to the number of Common Units held by each member. Accordingly, it is expected that, subject to the provisions of the Tax Matters Agreement, items of income, gain, loss or deduction of Newco LLC generally will be allocated among members on a pro rata basis in proportion to the number of Common Units held by each member.

Distributions. In general, under the Newco LLC Agreement, Newco LLC may make distributions to its members from time to time at the discretion of the managing member of Newco LLC. Such distributions generally will be made to the members on a pro rata basis in proportion to the number of Common Units held by each member on the record date for the distribution. Newco LLC will not be required to make distributions to the extent that such distributions would render Newco LLC insolvent or if such distribution would violate any applicable law.

Tax Distributions. In connection with the filing of a tax return by New Baker Hughes, or another time when New Baker Hughes is required to satisfy a tax liability or make a payment under the Tax Matters Agreement, Newco LLC will be required to make distributions to members, on a pro rata basis in proportion to the number of Common Units held by each member, in amounts that enable New Baker Hughes to meet its tax obligations and obligations under the Tax Matters Agreement. If Newco LLC does not have sufficient funds to make full pro rata tax distributions to all members, the New Baker Hughes members will be entitled to receive a full tax distribution and the other members will receive pro rata tax distributions of the remaining amount available and will be entitled to receive catch-up tax distributions from Newco LLC as soon as funds become available.

Tax Benefit Payments. In accordance with the Tax Matters Agreement, Newco LLC may be required to make payments to the New Baker Hughes members or GE relating to the sharing of certain tax benefits. To the extent a payment is made, any future non-tax distributions to the other party will be correspondingly reduced.

Acquisition of Units

If Newco LLC issues additional Common Units to the New Baker Hughes members under certain circumstances, including following the issuance of shares of Class A Common Stock in connection with an equity incentive or similar plan, GE will have the right to purchase such number of Paired Interests or Common Units as would result in GE holding the same percentage of the total outstanding Common Units as it held prior to the issuance of Common Units to the New Baker Hughes members. If GE is permitted under the terms of the Stockholders Agreement to purchase additional shares of Class A Common Stock, it will have the right, instead, to purchase Paired Interests on the terms and conditions set forth in the Newco LLC Agreement.

Repurchase or Redemption of New Baker Hughes Equity Securities

The Newco LLC Agreement will provide that if at any time any shares of Class A Common Stock are repurchased or redeemed by New Baker Hughes for cash, then, except to the extent that New Baker Hughes otherwise has cash available to make such repurchase or redemption, EHHC, as managing member, will cause Newco LLC to repurchase or redeem an appropriate number of Common Units held by the New Baker Hughes members for an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of Class A Common Stock of New Baker Hughes being repurchased or redeemed.

Transfer Restrictions

No holder of Common Units or shares of Class B Common Stock will be able to transfer its Common Units or Class B Common Stock except for transfers (i) pursuant to the Exchange Agreement as described in more detail in “Certain Agreements Related to the Transactions—Exchange Agreement” beginning on page 158 of this combined proxy statement/prospectus, (ii) in accordance with the terms explained below and the terms of the Stockholders Agreement, as described in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement,” beginning on page 150 of this combined proxy statement/prospectus, (iii) by the holders of equity securities in New Baker Hughes (other than Class B Common Stock) or (iv) approved in writing by the managing member, a wholly owned subsidiary of New Baker Hughes.

The Newco LLC Agreement will permit GE, subject to certain conditions, to transfer its Class B Common Stock and Common Units to a corporate subsidiary, which we refer to as “Spinco,” and then transfer the stock of Spinco to GE shareholders in a “spin-off” or “split-off” transaction. Such spin-off or split-off transaction will generally be permitted only if Spinco is combined with New Baker Hughes in a merger transaction, which we refer to as the Spinco Merger, in which Spinco shareholders will exchange their shares of Spinco stock for shares of Common Stock. No approval or other action of the Conflicts Committee will be required with respect to these transactions so long as (i) the number of shares of Spinco stock are equal to the number of Paired Interests held by Spinco, (ii) the exchange ratio of Spinco stock for Common Stock in the Spinco Merger is equal to the then-current exchange rate set forth in the Exchange Agreement and (iii) Spinco has no liabilities other than certain specified liabilities. In addition, in connection with the Spinco Merger, New Baker Hughes will be required to enter into customary transaction documents, including customary additional documentation if GE intends for the spin-off or split-off transaction to qualify for tax-free treatment. Notwithstanding the foregoing, if the Conflicts Committee objects to or proposes to modify any other term of the Spinco Merger (other than to enforce the key conditions and customary nature of the documentation described above), GE may undertake the spin-off and split-off transaction without the Spinco Merger so long as Spinco agrees to assume GE’s obligations under the Stockholders Agreement. GE’s right to effect a spin-off or split-off transaction as described above is also subject to the terms of the Stockholders Agreement, including the restriction on transferring shares of Common Stock for two years. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Dissolution

The Newco LLC Agreement will provide that the unanimous consent of all members holding voting Common Units will be required to voluntarily dissolve Newco LLC. In addition to a voluntary dissolution, Newco LLC may be dissolved upon the entry of a decree of judicial dissolution or upon other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) pay the expenses of winding up Newco LLC; (ii) pay debts and liabilities owed to creditors of Newco LLC; and (iii) to the members pro rata in accordance with their respective percentage ownership interests in Newco LLC (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).

Corporate Opportunities and Waiver of Fiduciary Duty

The Newco LLC Agreement will provide that, subject to the Stockholders Agreement, GE and Newco LLC may enter into certain agreements or transactions with each other or agree to restraints on their competition with each other, and such agreements or restraints on competition will not be considered contrary to any fiduciary duty owed by GE or any officer or director of Newco LLC to Newco LLC or any holder of an equity interest in Newco LLC. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus and “Certain Agreements Related to the Transactions—Commercial Agreements —Non-Competition Agreement” beginning on page 161 of this combined proxy statement/prospectus. The Newco LLC Agreement will also provide that, subject to certain limitations, GE will have no duty to refrain from (i) engaging in the same or similar business activities or lines of business as Newco LLC or (ii) doing business with any of the clients, customers or vendors of Newco LLC, and neither GE nor any of its officers or directors will be deemed to have breached any fiduciary duty owed to Newco LLC because it engages in any of the preceding activities. See “Certain Agreements Related to the Transactions—Commercial Agreements —Non-Competition Agreement” beginning on page 161 of this combined proxy statement/prospectus.

Indemnification and D&O Insurance

The Newco LLC Agreement will provide for indemnification by Newco LLC of any member or affiliate, the managing member or any of its affiliates, any officer, or individual serving at the request of Newco LLC as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Such persons will be entitled to payment in advance of expenses, including attorneys’ fees, that they incur in defending a proceeding, but they will be required to repay any such advance if it is ultimately determined that they were not entitled to indemnification by Newco LLC. Indemnification will not be available for any expenses, liabilities, damages and losses suffered that are attributable to any such person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of the law or for any present or future breaches of any representations, warranties or covenants contained in the Newco LLC Agreement or in other agreements with Newco LLC. Furthermore, no indemnification will be available to any such person in respect of any taxes or related interest or penalties imposed on such person as a result of certain tax allocations pursuant to the Newco LLC Agreement.

Under the Newco LLC Agreement, Newco LLC will maintain directors and officers liability insurance.

Tax Classification

The Newco LLC Agreement will provide that the members intend that Newco LLC be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each member and Newco LLC will file all tax returns and will take all tax and financial reporting positions in a manner consistent with such tax treatment.

Amendments

The Newco LLC Agreement may be amended with the consent of its managing member and the holders of a majority of the voting Common Units not held by the New Baker Hughes members.

Exchange Agreement

At Closing, GE, New Baker Hughes and Newco LLC will enter into an Exchange Agreement, pursuant to and subject to the terms of which GE will have the right to surrender Paired Interests to Newco LLC in exchange for (i) shares of Class A Common Stock on a one-to-one basis, subject to (x) customary conversion rate adjustments for stock or unit splits, stock or unit dividends or distributions, reclassifications and other similar transactions, (y) adjustments to reflect any repurchases of Class A Common Stock by New Baker Hughes to the extent that the repurchase was not funded by a redemption of Common Units by Newco LLC and (z) any adjustments to reflect any purchases of Common Units by New Baker Hughes that are not funded by an issuance of Class A Common Stock or (ii) at the option of New Baker Hughes (or Newco LLC on behalf of New Baker Hughes), an amount of cash equal to the aggregate value of the shares of Class A Common Stock that otherwise would be received by GE in the exchange. However, GE will not have the right to exchange any Paired Interests if, after making the exchange and after giving effect to any disposition of Class A Common Stock made by GE immediately following the exchange, GE would own more than 50% of the outstanding shares of Class A Common Stock.

A copy of the form of the Exchange Agreement is attached hereto as Annex F. The following summary of the terms of the Exchange Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Subject to certain restrictions under the Stockholders Agreement, in the event of a tender offer, share exchange offer, issuer bid, merger, recapitalization or other similar transaction with respect to Class A Common Stock, GE will be permitted to exchange Paired Interests for an equivalent number of shares of Class A Common Stock and participate in the transaction. After the Trigger Date, GE will be required to participate in the transaction if it is (i) a merger or consolidation that would result in holders of Common Stock immediately prior to the merger or consolidation holding a majority of the voting power of the capital stock in a different entity following the merger or consolidation, (ii) the sale or other disposition of all or substantially all of the assets of New Baker Hughes or (iii) the acquisition by any party other than GE of a majority of the outstanding equity interests of New Baker Hughes that are entitled to vote in elections of directors to the New Baker Hughes Board. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

New Baker Hughes will be required at all times to reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of the issuance upon an exchange, the maximum number of shares of Common Stock to be delivered in an exchange, and will be required to take all other actions necessary to preserve the one-to-one ratio (or, if different, the applicable exchange rate) between the Common Units owned by the New Baker Hughes members and the number of shares of Class A Common Stock then outstanding. New Baker Hughes and Newco LLC will be required to take all actions necessary so that the number of Common Units outstanding equals the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, except to the extent that the exchange rate is not one-to-one.

Furthermore, following an exchange in accordance with the terms of the Exchange Agreement, each share of Class B Common Stock subject to the exchange will be canceled by New Baker Hughes and the Common Unit constituting a component of the exchange will be deemed transferred from GE to New Baker Hughes. If the exchange is made for a cash payment, as described in the first paragraph of this summary of the Exchange Agreement, instead of shares of Class A Common Stock, such Common Unit will be redeemed (or canceled and deemed redeemed) by Newco LLC.

Registration Rights Agreement

At Closing, New Baker Hughes will enter into the Registration Rights Agreement with GE to grant GE certain registration rights with respect to its registrable securities, consisting of shares of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock and Common Units and other securities issued or issuable with respect to such shares).

A copy of the form of the Registration Rights Agreement is attached hereto as Annex G. The following summary of the terms of the Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

GE may require New Baker Hughes pursuant to a demand to register under the Securities Act or the Exchange Act all or any portion of these registrable securities under the Securities Act or the Exchange Act for their public offering, listing or trading. GE may also demand registration of securities of any wholly owned subsidiary of GE in connection with, and subject to the requirements applicable to, a Permitted Spin Transaction (as defined in the Newco LLC Agreement). New Baker Hughes will not be obligated to effect a demand registration within 60 days after the effective date of a previous demand registration, other than a shelf registration or if the demand request is for a number of registrable securities with a market value of less than $50 million.

Subject to certain exceptions, New Baker Hughes may defer the filing of a registration statement after a demand request has been made if: (i) the New Baker Hughes Board determines in good faith that such registration would be materially detrimental to New Baker Hughes and its stockholders, or (ii) prior to receiving such demand request, the New Baker Hughes Board had determined to effect a registered public offering of New Baker Hughes securities for its account and New Baker Hughes has taken substantial steps to effect such offering.

In addition, GE has piggyback registration rights, which means that GE and its permitted transferees may include their registrable securities in future registrations of equity securities by New Baker Hughes, whether or not that registration relates to a primary offering by New Baker Hughes or a secondary offering by or on behalf of any other stockholders of New Baker Hughes.

The demand registration rights and piggyback registrations are each subject to market cut-back exceptions, with specified priorities.

New Baker Hughes will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, except underwriting discounts, commissions or fees attributable to the sale of shares by the registering stockholder. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by New Baker Hughes to make its management available for road show presentations in connection with any underwritten offerings. New Baker Hughes also agrees to indemnify GE and its affiliates, to the fullest extent permitted by law, with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to New Baker Hughes for use in the registration statement by GE or the registering stockholder.

GE may transfer its rights under the Registration Rights Agreement to any permitted transferee under the Stockholders Agreement who becomes a party to, and agrees to be bound by the terms of, the Registration Rights Agreement. The rights of GE and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the registrable securities covered by the agreement until those securities: (i) have been sold pursuant to an effective registration statement under the Securities Act; (ii) have been sold to the public pursuant to Rule 144 under the Securities Act; (iii) have been transferred in a transaction where the subsequent public distribution of the securities would not require registration under the Securities Act or any similar state law; (iv) are no longer outstanding; (v) in case of registrable securities held by a holder other than GE or its affiliates, such holder holds less than 5% of the then outstanding registrable securities and such securities are eligible for sale pursuant to Rule 144 under the Securities Act; or (vi) in the case of registrable securities held by GE or its affiliates, GE or its affiliates holds less than 3% of the then outstanding registrable securities and such securities are eligible for sale pursuant to Rule 144 under the Securities Act.

Tax Matters Agreement

At Closing, New Baker Hughes, GE, EHHC and Newco LLC will enter into a Tax Matters Agreement. The Tax Matters Agreement will govern the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions, including certain restructuring transactions in connection therewith, and the respective rights, responsibilities and obligations of GE and New Baker Hughes, with respect to various other tax matters.

Under the Tax Matters Agreement, Newco LLC generally will be responsible for any (i) pre-closing taxes of Baker Hughes and its subsidiaries, and (ii) pre-closing non-income taxes of GE O&G, in each case, other than certain taxes related to the Transactions, including restructuring transactions, for which GE will be responsible. GE generally will be responsible for (i) any pre-closing income taxes of GE O&G, and (ii) certain taxes related to the Transactions, including restructuring transactions, undertaken by GE and Baker Hughes (and their respective subsidiaries).

Following the closing of the Transactions, New Baker Hughes or Newco LLC (or their respective subsidiaries) may be included in group tax returns with GE. If and to the extent a New Baker Hughes or Newco LLC entity is included in such group tax returns, (i) New Baker Hughes or Newco LLC will be required to pay GE an amount intended to approximate the amount that such entity would have paid if it had not been included in such group tax returns and had filed separate tax returns, and (ii) GE will be required to pay New Baker Hughes or Newco LLC the amount of any reduction in taxes payable with respect to the applicable group tax return that results from losses that would have been reflected on such separate tax returns.

The Tax Matters Agreement will also provide for the sharing of certain tax benefits (i) arising from the Transactions, including restructuring transactions, and (ii) resulting from allocations of tax items by Newco LLC. GE will be entitled to 100% of these tax benefits to the extent that GE has borne any taxes, after utilization of legacy New Baker Hughes tax attributes, arising from certain of the Transactions, including restructuring transactions. The amount of such taxes is currently estimated to be approximately $35 million. Thereafter, these tax benefits will be shared by GE and New Baker Hughes in accordance with their economic ownership of Newco LLC, which will initially be approximately 62.5% and approximately 37.5%, respectively. Newco LLC may be required to make cash payments to the New Baker Hughes members or GE relating to the sharing of these tax benefits. These tax benefits are dependent on uncertain future events that are outside of the parties’ control. We are unable to predict, for example, which, if any, U.S. federal tax reform proposals will be enacted, and what effects any enacted legislation might have on the amount or timing of tax benefits resulting from allocations of tax items by Newco LLC. For these reasons, it is impractical to estimate the cash payments to be made to the New Baker Hughes members or GE. Any such cash payments may be subject to adjustment based on certain subsequent events, including tax audits or other determinations as to the availability of the tax benefits with respect to which such cash payments were previously made.

GE also will be entitled to 50% of the actual tax savings of New Baker Hughes derived from certain tax attributes resulting from an exchange by GE of Paired Interests for shares of Class A Common Stock (or, at the option of New Baker Hughes, cash) pursuant to the Exchange Agreement (referred to below as the “Exchange Benefits”). Such an exchange by GE will be precluded for a period of two years beginning on the Closing Date and GE has no current intention to exit its investment in New Baker Hughes. Moreover, in light of the unfavorable tax consequences to GE of an exchange and the more tax-efficient alternatives available to GE, including a “spin-off” or “split-off” transaction intended to qualify as a tax-free reorganization, GE has advised us that it considers the likelihood that it will exercise its exchange right, even if it decides to dispose of its interest in New Baker Hughes, to be remote. Exchange Benefits generally would not result from a “spin-off” or “split-off” transaction.

Upon an exchange (other than in connection with a spin-off or split-off), Exchange Benefits would generally be expected to relate to an adjustment of the tax basis of the assets of Newco LLC based on the difference between the fair market value at the time of the exchange and the historic tax basis. Such a change in tax basis of assets would cause a revaluation of deferred taxes of New Baker Hughes based on the difference between the book value of assets and the new tax basis of assets. Any resulting deferred tax asset would be subject to a valuation allowance if, and to the extent, it is not more likely than not to be realized. In addition, the New Baker Hughes’ liability to GE would be recorded at the best estimate of any eventual payments to be made when such payments are considered probable and estimable.

In the event of certain material breaches by New Baker Hughes of its payment obligations with respect to Exchange Benefits together with certain events relating to the creditworthiness of New Baker Hughes, obligations under the Tax Matters Agreement with respect to the Exchange Benefits would accelerate and become payable based on certain assumptions, including the assumption that New Baker Hughes would have sufficient taxable income to fully utilize any potential future Exchange Benefits. In addition, upon certain mergers, assets sales, other forms of business combinations or other changes of control, all payments with respect to Exchange Benefits following such a change of control would be mutually determined by GE and New Baker Hughes acting in good faith based on projected standalone taxable income of Newco LLC as of immediately prior to such change of control.

Commercial Agreements

Non-Competition Agreement

At Closing, GE and New Baker Hughes will enter into the Non-Competition Agreement, pursuant to which GE and its subsidiaries (other than, when used in this description of the Non-Competition Agreement, New Baker Hughes and its subsidiaries) will agree, during the period commencing on the Closing Date and ending on the second anniversary of the Trigger Date, not to own, manage or operate, directly or indirectly, any business that engages in certain oil and gas activities and other discrete oil and gas related segments. Notwithstanding the non-competition obligation, GE and its subsidiaries will be allowed to engage in certain activities in the oil and gas industry, including, among others, (i) existing business activities conducted by GE and its subsidiaries (other than GE O&G) as of the date of the Transaction Agreement, (ii) certain minority equity investments, (iii) certain financial services business activities and (iv) certain other specified activities, such as certain activities relating to additives manufacturing, controls systems and digital systems.

GE and New Baker Hughes will also enter into a separate agreement relating to the allocation of certain oil and gas related segments and related strategies not otherwise covered by the Non-Competition Agreement. Pursuant to this agreement, the parties will identify, subject to the Non-Competition Agreement, a number of sales channels in specified segments. These channels will include: (i) sales of certain gas and steam turbines and the related services; (ii) certain offerings by the Digital business unit of GE; (iii) upgrade of certain controls systems products and services; and (iv) certain core non-O&G products historically sold by GE O&G. The responsibility for leading the customers’ accounts with respect to these sales channels will be allocated to either GE or New Baker Hughes. Channel allocations will be dynamic as necessary to respond to the changed circumstances to best position the parties to respond to customers’ demands as mutually agreed by the channel partners, subject to the terms of the agreement.

Supply Agreement

At Closing, GE and certain of its affiliates and New Baker Hughes and certain of its affiliates will enter into a Supply Agreement, pursuant to which GE and certain of its affiliates will supply New Baker Hughes and certain of its affiliates, and New Baker Hughes and certain of its affiliates will supply GE and certain of its affiliates, other than New Baker Hughes and its subsidiaries, as the case may be, with products, equipment, component parts and related services and licensed software as supplied during the 12-month period immediately preceding the signing of the Transaction Agreement, as well as with such other products, equipment, component parts or related services and licensed software that the parties may agree from time to time (which we refer to as “Seller Goods”).

Pursuant to the Supply Agreement, purchases or licenses of Seller Goods will be subject to the terms of the Supply Agreement, the standard terms that the selling entity uses for all like sales or licenses of Seller Goods to unaffiliated third parties, and with such other terms that the parties may, from time to time, agree to in writing under individual purchase orders as may be required to meet the specifications and contractual requirements of the buying entity or its end customers. Other than with respect to accepted purchase orders, there will be no obligation on the buying entity to purchase any minimum percentage or volume of Seller Goods under the Supply Agreement.

Pricing for Seller Goods will be set forth on an appendix to the Supply Agreement. Any pricing for Seller Goods not set forth on such appendix will be based on pricing methodologies used by the selling entity for pricing such Seller Goods, during the 12-month period immediately preceding the signing of the Transaction Agreement or, in the absence of past orders, on an arm’s length basis.

The initial term of the Supply Agreement will be five years beginning on the Closing Date. The Supply Agreement provides for an automatic renewal of the agreement after expiration of the initial term until the Trigger Date.

For two years following the Trigger Date, to the extent New Baker Hughes or any of its subsidiaries, as the case may be, reduces the amount of any Seller Good that it purchases pursuant to the Supply Agreement by a certain agreed amount, and the applicable GE supplier of such Seller Good has available capacity to supply such Seller Good and is not in material breach of the Supply Agreement, the non-compete obligations contained in the Non-Competition Agreement will not restrict such GE supplier from selling such Seller Good.

IP Cross-License Agreement

At Closing, GE and Newco LLC will enter into the IP Cross-License Agreement. Under the IP Cross-License Agreement, GE will license and cause its affiliates (other than GE Digital) to license to Newco LLC and its affiliates certain intellectual property controlled (whether directly or indirectly) by GE (other than GE Digital) as of the Closing Date or acquired thereafter for Newco LLC’s use within the field of certain oil and gas activities and certain oil and gas-related segments, and in support of certain limited non-oil and gas Baker Hughes business lines operated as of the Closing Date. In addition, Newco LLC will license and cause its affiliates to license to GE and its affiliates (other than GE Digital) certain intellectual property controlled (whether directly or indirectly) by Newco LLC as of the Closing Date or acquired thereafter for GE’s use outside of the field of the license granted to Newco LLC described in the previous sentence.

Both licenses in the IP Cross-License Agreement will be granted on a non-exclusive, royalty-free, fully paid-up and worldwide basis, and each licensee party may permit its suppliers, contractors, distributors and consultants to exercise the licensee party’s rights (but solely on behalf of the licensee party). Each licensor party will retain ownership in the intellectual property that it licenses to the licensee party, but any future improvements made to such licensed intellectual property will be owned by the party making such improvement and will be licensed to the non-owning party pursuant to the terms outlined above. Neither GE nor Newco LLC will be required to transfer or grant access to technological embodiments of, or know-how related to, its intellectual property pursuant to the IP Cross-License Agreement.

The IP Cross-License Agreement will terminate upon (i) the Trigger Date or (ii) in certain other circumstances described in the IP Cross-License Agreement. The licenses granted under the agreement will survive termination solely for certain intellectual property used or held for use by the applicable licensee prior to the date that an agreement is entered into (x) to cause GE to no longer have control of Newco LLC or (y) to sell primarily all of the assets of Newco LLC to a third party.

Trademark License Agreement

At Closing, GE and Newco LLC will enter into the Trademark License Agreement, pursuant to which GE will license to Newco LLC the right to use certain “GE” marks:

1.	On an exclusive basis for use with Newco LLC’s products and services in connection with certain oil and gas activities and discrete oil and gas-related segments;

2.	On a non-exclusive basis for use with Newco LLC’s products and services in connection with other oil and gas activities, the offering of certain polymers, the offering of agricultural chemicals to the agricultural industry, certain geothermal activities and other discrete oil and gas-related segments in which GE is also permitted to sell products and services; and

3.	On a non-exclusive basis for use in Newco LLC’s corporate name.

The license is granted on a non-transferable and worldwide basis, and is sublicensable to certain of Newco LLC’s subsidiaries. The license is royalty-bearing and the royalty is included as part of the Corporate Assessment paid by Newco LLC to GE under the Intercompany Services Agreement.

The Trademark License Agreement governs Newco LLC’s use of the licensed trademarks and provides GE quality control rights with respect to the products and services of Newco LLC that use the licensed trademarks. GE may monitor Newco LLC’s compliance with its obligations relating to the use of the licensed trademarks by means of audit rights.

The term of the agreement is for renewable five-year periods but may be terminated (i) voluntarily by Newco LLC at the expiration of any such five-year period if notice of such termination is given by Newco LLC at least three months prior to such expiration, (ii) by GE (a) if Newco LLC commits one of certain specified material breaches of the agreement without curing within a specified time period or (b) on the Trigger Date, subject to a phase-out period for Newco LLC’s use of the licensed trademarks, and (iii) in certain other circumstances described in the Trademark License Agreement. In addition, the agreement shall automatically terminate upon the occurrence of certain bankruptcy-related events.

GE Digital Master Products and Services Agreement

At Closing, GE Digital and Newco LLC will enter into a GE Digital Master Products and Services Agreement, pursuant to which GE Digital will provide to Newco LLC certain digital products and services that are offered by GE Digital to GE’s other industrial business segments, including hardware, software, hosted services, professional services and access to GE Digital’s global foundries. The products and services will be offered for use in connection with the combined business of Baker Hughes and GE O&G on terms and conditions, including pricing, that are generally consistent with those offered by GE Digital to GE’s other industrial business segments. Newco LLC may also offer to its customers certain products and services offered by GE Digital under the agreement.

Except as otherwise agreed by the parties in writing, the products and services offered by GE Digital under the agreement will vary depending upon the then-current GE Digital products and services. The services offered will include (i) ongoing services that are being provided to GE O&G and described in written documentation as of the Closing, (ii) new services mutually agreed upon by the parties in written documentation after the Closing, and (iii) services that GE Digital makes generally available to similar GE businesses without requiring written documentation. Except as otherwise agreed by the parties in writing, GE Digital is required to provide such services (other than those within category (iii)) to the same standard as GE Digital has previously provided such services to GE O&G or to the same standard as GE Digital generally provides to similar GE businesses.

Either party may terminate any one or more written documentation whereby the parties have agreed to the provision of products or services, in whole but not in part, at any time if the other party has failed to perform any of its material obligations relating to such written documentation, and such failure has continued for 45 days following the notice thereof. Unless terminated earlier in certain circumstances described in the agreement, the GE Digital Master Products and Services Agreement will terminate on the Trigger Date.

Intercompany Services Agreement

At Closing, GE and Newco LLC will enter into the Intercompany Services Agreement, pursuant to which GE and its affiliates (which we refer to as “GE Entities”) and Newco LLC and its affiliates (which we refer to as “Baker Hughes Entities”) will provide certain services to each other. The services will generally relate to the following:

•	GE will provide Baker Hughes Entities with general corporate administrative and certain operational services (which we refer to as “Administrative Services”);

•	GE will provide Baker Hughes Entities with confidential access to certain GE proprietary technology and related developments and enhancements thereto, in each case, related to one or more Baker Hughes Entities’ operations, products or service offerings in a manner in which GE O&G received similar access to GE during the 12-month period immediately preceding the signing of the Transaction Agreement (which we refer to as “GE Provided Technology Access”);

•	Newco LLC will provide GE Entities with confidential access to certain Baker Hughes proprietary technology and related developments and enhancements thereto, in each case, related to one or more GE Entities’ operations, products or service offerings in a manner in which GE received similar access to GE O&G during the 12-month period immediately preceding the signing of the Transaction Agreement (which we refer to as “Baker Hughes Provided Technology Access”);

•	GE will continue certain service arrangements and processes in effect between GE and GE O&G during the 12-month period immediately preceding the signing of the Transaction Agreement, and Newco LLC will provide a limited number of general corporate services for GE (which we refer to as “Umbrella Services”);

•	Each of GE and Newco LLC will provide each other with specialized and tailored technology research and development services related to any GE Entity’s or Baker Hughes Entity’s business and operations through GE Global Research (which we refer to as “GE Provided R&D Services”) or the applicable affiliate or division of Baker Hughes (which we refer to as “Baker Hughes Provided R&D Services”), as the case may be;

•	Each of GE and Newco LLC will grant each other limited licenses to use and access space at a Baker Hughes facility (which we refer to as “Baker Hughes Provided Facility Services”) or at a GE facility (which we refer to as “GE Provided Facility Services”);

•	A GE Entity, on the one hand, and a Baker Hughes Entity, on the other, may also agree from time to time to enter into a research and technology collaboration related to one or more product or service offerings (which we refer to as a “Collaboration”). Any research and technology collaboration with GE’s Digital division will be governed by the terms of the GE Digital Master Products and Services Agreement; and

•	GE will also provide Newco LLC with employee leasing arrangements, payroll, IT services and other services in connection with GE’s internal reorganization.

GE will provide Administrative Services, GE Provided Technology Access, and use of certain “GE” marks to Newco LLC in consideration for the payment of $55 million per year (which we refer to as the “Corporate Assessment”). The Corporate Assessment will be fixed at a price of $55 million per year for the first two years from the Closing Date. Thereafter, the Corporate Assessment will be subject to an annual adjustment based upon changes in the producer price index. The Corporate Assessment will be payable to GE regardless of whether Newco LLC initiates a request for Administrative Services or GE Provided Technology Access. Newco LLC, however, may, in whole but not in part, terminate the Intercompany Services Agreement with respect to Administrative Services and GE Provided Technology Access, which includes termination of its use of certain “GE” marks, and will thereafter have no obligation to pay the Corporate Assessment.

The charges for Umbrella Services, which services will be offered to GE and Newco LLC at their option and may be terminated in whole or in part, will be based on the cost to GE or Newco LLC of providing such Umbrella Services consistent with past practices. GE Provided R&D Services and Baker Hughes Provided R&D Services, also offered at GE’s or Newco LLC’s option, will be provided at the then-current rates charged by GE Global Research to other businesses of GE or the rates generally charged by Newco LLC to Baker Hughes Entities or unincorporated business units thereof for such services, as applicable. GE Provided Facility Services and Baker Hughes Provided Facility Services will be based on the actual costs and expenses to GE or Newco LLC of providing such services consistent with the pricing methodology as charged immediately prior to Closing. GE Entities and Baker Hughes Entities will pay the fees, costs and expenses owed by such parties under any applicable Collaboration.

The Intercompany Services Agreement will terminate 90 days following the Trigger Date with respect to all services other than GE Technology Provided Access and Baker Hughes Provided Technology Access, which terminate immediately upon the Trigger Date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements of New Baker Hughes present the combination of the historical financial information of GE O&G and Baker Hughes adjusted to give effect to the Transactions to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”).

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the three-month period ended March 31, 2017 and for the fiscal year ended December 31, 2016 combines the historical Combined Statement of Earnings of GE O&G and the Consolidated Statement of Income (Loss) for Baker Hughes, giving effect to the Transactions as if Closing had occurred on January 1, 2016. The Unaudited Pro Forma Condensed Combined Statement of Financial Position combines the historical Condensed Combined Statement of Financial Position of GE O&G and the Consolidated Condensed Balance Sheet of Baker Hughes as of March 31, 2017, giving effect to the Transactions as if Closing had occurred on March 31, 2017.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with GE O&G considered the accounting acquirer of Baker Hughes. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and was based on an estimate of the fair values of the tangible and intangible assets and liabilities related to Baker Hughes and the closing price of Baker Hughes common stock of $58.00 on May 22, 2017. Following completion of the Transactions, New Baker Hughes expects to complete the purchase price allocation after considering the appraisal of Baker Hughes’ assets at the level of detail necessary to finalize the required purchase price allocation, which will be no later than one year from Closing. The purchase price utilized in the allocation will be based on the closing price of Baker Hughes common stock immediately prior to Closing. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Transactions.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	the unaudited condensed combined historical financial statements of GE O&G as of and for the three-month period ended March 31, 2017 and related notes, and the audited historical combined financial statements of GE O&G as of and for the year ended December 31, 2016 and related notes, which are included elsewhere in this combined proxy statement/prospectus; and

•	the unaudited historical consolidated condensed financial statements of Baker Hughes as of and for the three-month period ended March 31, 2017 and related notes, and the audited historical consolidated financial statements of Baker Hughes as of and for the year ended December 31, 2016 and related notes, which are incorporated by reference in this document and may be obtained as described in “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

NEW BAKER HUGHES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

as of March 31, 2017

(in millions)

	Historical		Pro Forma Adjustments
	GE O&G	Baker Hughes	Acquisition -Related Adjustments (Note 3)		Other Merger- Related Adjustments (Note 4)		Items Not Allocable to New Baker Hughes (Note 5)		Pro Forma Condensed Combined
Assets
Cash and equivalents	$1,027	$4,222	$(7,487)	3(a)	$7,320	4(a)	$—		$5,082
Current receivables	2,607	2,162	—		—		—		4,769
Inventories	3,237	1,907	—		—		—		5,144
Other current assets	588	673	—		—		(124)	5(a)	1,137

Total current assets	7,459	8,964	(7,487)		7,320		(124)		16,132
Property, plant & equipment-net	2,284	4,128	—		—		—		6,412
Goodwill	6,696	4,090	8,325	3(b)	—		—		19,111
Other intangible assets–net	2,417	294	5,276	3(c)	—		—		7,987
Contract assets	2,323	—	—		—		—		2,323
All other assets	590	1,200	—		(122)	4(b)	103	5(b)	1,771
Deferred income taxes	265	—	—		122	4(b)	—		387

Total assets	$22,034	$18,676	$6,114		$7,320		$(21)		$54,123

Liabilities
Short-term borrowings	$306	$134	$—		$—		$—		$440
Accounts payable, principally trade accounts	2,053	1,088	—		—		—		3,141
Current compensation and benefits	—	420	—		—		—		420
Progress collections	1,524	—	—		—		—		1,524
All other current liabilities	1,108	488	71	3(d)	—		—		1,667

Total current liabilities	4,991	2,130	71		—		—		7,192
Long-term borrowings	31	2,884	336	3(e)	—		—		3,251
Non-current compensation and benefits	491	626	—		—		—		1,117
All other non-current liabilities	458	151	—		735	4(c)(d)	(69)	5(c)	1,275
Deferred income taxes	776	334	820	3(f)	(219)	4(d)	(428)	5(d)	1,283

Total liabilities	6,747	6,125	1,227		516		(497)		14,118

Shareholders’ equity
Common stock	—	427	(427)	3(g)	—		—		—
Other capital	—	6,735	10,623	3(g)(a)	(366)	4(e)	—		16,992
Retained earnings	—	6,380	(6,380)	3(g)	—		—		—
Net parent investment	16,929	—	—		(17,405)	4(f)	476	5(a)(b) (c)(d)	—
Accumulated other comprehensive income (loss)–net attributable to the business	(1,819)	(1,011)	1,011	3(g)	—		—		(1,819)
Treasury stock	—	(60)	60	3(g)	—		—		—

Total equity attributable to parent	15,110	12,471	4,887		(17,771)		476		15,173
Noncontrolling interests	177	80	—		24,575	4(g)			24,832

Total equity	15,287	12,551	4,887		6,804		476		40,005
Total liabilities and equity	$22,034	$18,676	$6,114		$7,320		$(21)		$54,123

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NEW BAKER HUGHES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS for the three-month period ended March 31, 2017 (in millions, except per share data)

	Historical		Pro Forma Adjustments
	GE O&G	Baker Hughes	Acquisition- Related Adjustments (Note 3)		Other Merger- Related Adjustments (Note 4)		Items Not Allocable to New Baker Hughes (Note 5)		Pro Forma Condensed Combined
Revenues
Sale of goods	$2,212	$955	$—		$—		$—		$3,167
Sale of services	899	1,307	—		—		—		2,206

Total revenues	$3,111	$2,262	$—		$—		$—		$5,373

Cost and expenses
Cost of goods sold	1,837	775	—		26	4(h)(i)	—		2,638
Cost of services sold	524	1,113	—		58	4(h)	—		1,695
Research and engineering		99	—		(99)	4(h)	—		—
Selling, general and administrative expenses	565	184	50	3(h)	(71)	4(i)(j)	—		728
Impairment and restructuring charges	—	90	—		35	4(i)	—		125
Merger and related costs	—	31	—		(31)	4(k)	—		—
Interest and other financial charges	31	35	(7)	3(i)	—		—		59
Other (income)/expense, net	(11)	18	—		—		—		7

Total cost and expenses	2,946	2,345	43		(82)		—		5,252

Earnings (loss) before income taxes	165	(83)	(43)		82		—		121
Benefit (provision) for income taxes	(42)	(47)	6	3(j)	(11)	4(m)	(18)	5(d)	(112)

Net earnings (loss)	123	(130)	(37)		71		(18)		9

Less: net earnings (loss) attributable to noncontrolling interests	(2)	(1)	—		4	4(n)	—		1
Net earnings (loss) attributable to the business	$125	$(129)	$(37)		$67		$(18)		$8

(Loss) Earnings per share (Basic):		$(0.30)							$0.02
(Loss) Earnings per share (Diluted):		$(0.30)							0.02
Weighted average common shares (Basic):		429							429
Weighted average common shares (Diluted):		429							430

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NEW BAKER HUGHES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

for the year ended December 31, 2016

(in millions, except per share data)

	Historical		Pro Forma Adjustments
	GE O&G	Baker Hughes	Acquisition- Related Adjustments (Note 3)		Other Merger- Related Adjustments (Note 4)		Items Not Allocable to New Baker Hughes (Note 5)		Pro Forma Condensed Combined
Revenues
Sale of goods	$9,488	$3,870	$—		$—		$—		$13,358
Sale of services	3,781	5,971	—		—		—		9,752

Total revenue	$13,269	$9,841	$—		$—		$—		$23,110

Cost and expenses
Cost of goods sold	7,965	3,722	—		(9)	4(h)(i)	—		11,678
Cost of services sold	2,417	6,251	—		178	4(h)(i)	—		8,846
Research and engineering	—	384	—		(384)	4(h)	—		—
Selling, general and administrative expenses	2,058	815	181	3(h)	(99)	4(i)(j)	—		2,955
Impairment and restructuring charges	—	1,735	—		293	4(i)	—		2,028
Impairment of goodwill	—	1,858	—		—		—		1,858
Merger and related costs	—	(3,301)	—		(19)	4(k)	—		(3,320)
Interest and other financial charges	148	178	(26)	3(i)	142	4(l)	—		442
Loss on early extinguishment of debt	—	142	—		(142)	4(l)			—
Other expense/(income), net	97	97	—		—		—		194

Total cost and expenses	12,685	11,881	155		(40)		—		24,681

Earnings (loss) before income taxes	584	(2,040)	(155)		40		—		(1,571)
Benefit (provision) for income taxes	(250)	(696)	21	3(j)	(5)	4(m)	192	5(d)	(738)

Net earnings (loss)	334	(2,736)	(134)		35		192		(2,309)

Less: net earnings (loss) attributable to noncontrolling interests	(69)	2	—		(1,338)	4(n)	—		(1,405)
Net earnings (loss) attributable to the business	$403	$(2,738)	$(134)		$1,373		$192		$(904)

Loss per share (Basic):		(6.31)							(2.08)
Loss per share (Diluted):		(6.31)							(2.08)
Weighted average common shares (Basic):		434							434
Weighted average common shares (Diluted):		434							434

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transactions

On October 31, 2016, General Electric Company (“GE”) and Baker Hughes Inc. (“Baker Hughes”), a Delaware corporation, issued a joint press release announcing the entry into a Transaction Agreement and Plan of Merger, dated as of October 30, 2016 (as amended on March 27, 2017 and as it may be amended further from time to time, the “Transaction Agreement”), to combine GE’s O&G business and Baker Hughes to create a new company (the “Transactions”). The Transactions include (i) the merger of Baker Hughes with Bear MergerSub 2, Inc., a direct, wholly owned subsidiary of BHI Newco, Inc. (“Newco 2”) (the “First Merger”), (ii) the conversion of the surviving corporation of the First Merger into Newco LLC, a Delaware limited liability company (“Newco LLC”) (the “Conversion”), (iii) the merger of Newco 2 with New Baker Hughes, with New Baker Hughes surviving the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”) and (iv) the transfer by GE to Newco LLC, following the Mergers and the Conversion of (1) all of the equity interests of the GE O&G holding companies that will hold directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (2) $7.4 billion in cash in exchange for approximately 62.5% of the membership interests in Newco LLC (the “Contribution”). GE will have a direct interest of approximately 62.5% in Newco LLC and existing Baker Hughes stockholders will have an indirect interest of approximately 37.5% in Newco LLC through their ownership of Class A Common Stock of New Baker Hughes. Former Baker Hughes stockholders will also receive a special one-time cash dividend of $17.50 per share (the “Special Dividend”) payable by New Baker Hughes to holders of record of Class A Common Stock immediately after Closing. The Transactions, including the Mergers, are subject to the approval of Baker Hughes stockholders, regulatory approvals and other customary closing conditions.

Upon completion of the Transactions, GE will own a majority interest in New Baker Hughes with an effective voting and economic interest of approximately 62.5% on a fully diluted basis. GE will own this interest through a combination of Class B Common Stock of New Baker Hughes and a corresponding number of Common Units of Newco LLC. New Baker Hughes, indirectly through certain wholly owned subsidiaries, will own an interest in Newco LLC of approximately 37.5% and one of those wholly owned subsidiaries of New Baker Hughes will be its managing member. As a result, New Baker Hughes will consolidate the financial results of Newco LLC and will report a non-controlling interest related to the Newco LLC Common Units held by GE on our consolidated statements of operations. Net income attributable to the non-controlling interest will represent (i) 62.5% of the income before tax attributable to all assets held directly within the partnership by Newco LLC and (ii) 62.5% of the income after tax attributable to all assets held indirectly by the partnership through subsidiaries of Newco LLC.

Note 2. Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of New Baker Hughes based upon the historical financial statements of each of GE O&G and Baker Hughes, after giving effect to the Transactions and are intended to reflect the impact of the Transactions on New Baker Hughes’ consolidated financial statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using and should be read in conjunction with the respective unaudited consolidated or combined condensed financial statements of each of GE O&G and Baker Hughes as of and for the period ended March 31, 2017 and the audited historical financial statement of GE O&G and Baker Hughes as of and for the year ended December 31, 2016. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies that may result from the Transactions.

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the three-month period ended March 31, 2017 combines the historical Condensed Combined Statement of Earnings of GE O&G and the historical Consolidated Condensed Statement of Income (Loss) of Baker Hughes for the three-month period ended March 31, 2017, to reflect the Transactions as if Closing had occurred on January 1, 2016.

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the fiscal period ended December 31, 2016 combines the historical Condensed Combined Statement of Earnings of GE O&G and the historical Consolidated Condensed Statement of Income (Loss) of Baker Hughes for the fiscal period ended December 31, 2016, to reflect the Transactions as if Closing had occurred on January 1, 2016.

The Unaudited Pro Forma Condensed Combined Statement of Financial Position combines the historical Condensed Combined Statement of Financial Position of GE O&G and the Consolidated Condensed Balance Sheets of Baker Hughes as of March 31, 2017 to reflect the Transactions as if Closing had occurred on March 31, 2017.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements of the combined company have been prepared in accordance with GAAP. The Mergers will collectively be accounted for as a business combination, with GE O&G treated as the “acquirer” and Baker Hughes treated as the “acquired” company for financial reporting purposes.

The unaudited historical consolidated condensed financial statements of Baker Hughes have been adjusted to reflect certain reclassifications in order to conform to GE O&G’s financial statement presentation. The restructuring charges included in the unaudited historical consolidated condensed financial statements of GE O&G have been reclassified in order to conform to Baker Hughes financial statement presentation.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated tax results based on the expected treatment of Newco LLC as a partnership for U.S. federal income tax purposes following Closing. As such, Newco LLC will not itself be subject to U.S. federal income tax under current U.S. tax laws. Newco LLC will file a U.S. federal partnership information return that reports its U.S. items of income, gain, loss and deduction for each taxable year. The members of Newco LLC will each be required to take into account for U.S. federal income tax purposes its distributive share of the items of income, gain, loss and deduction of Newco LLC, which generally will include the items of income, gain, loss and deduction attributable to the U.S. operations of both Baker Hughes and GE O&G. New Baker Hughes and GE will each be taxed on their distributive share of income and gain, whether or not a corresponding amount of cash or other property is distributed to them. For assets held indirectly by Newco LLC through subsidiaries, the taxes attributable to those subsidiaries will be reflected in the consolidated financial statements of Newco LLC and New Baker Hughes.

For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, a global blended statutory tax rate of 36% has been used. This does not reflect New Baker Hughes’ effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact New Baker Hughes.

Note 3. Purchase Accounting Adjustments

The Unaudited Pro Forma Condensed Combined Statement of Financial Position has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon an estimated purchase price of approximately $24,925 million and results in goodwill of approximately $12,415 million.

The purchase price will be computed using the value of Baker Hughes’ share price as of Closing, therefore, the estimated purchase price will fluctuate with the market price of Baker Hughes until Closing. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the Unaudited Pro Forma Condensed Combined Statement of Financial Position.

The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information (in millions except share and per-share data):

Calculation of Merger Consideration
Baker Hughes shares outstanding	425,463,715
Restricted stock units estimated to be vested at closing	2,389,232

Total Baker Hughes shares for merger consideration	427,852,947
Baker Hughes share price on May 22, 2017 per share	$58.00

Merger consideration	$24,815
Rollover of outstanding options into options to purchase Class A shares	30

Total merger consideration, excluding non-controlling interest	$24,845
Baker Hughes noncontrolling interest	80

Total merger consideration, including noncontrolling interest	$24,925

A 25% fluctuation in the market price of Baker Hughes common stock would affect the value of the consideration by approximately $6,300 million with a corresponding change to goodwill related to the Transactions.

The following table summarizes the preliminary allocation of purchase consideration to the identifiable assets acquired and liabilities assumed of Baker Hughes, Inc.:

Total merger consideration including non-controlling interest	$24,925

Carrying value of net assets as of March 31, 2017	$12,551

Less: Pre-existing Baker Hughes goodwill	(4,090)	See 3(b)
Less: Pre-existing Baker Hughes intangible assets	(294)	See 3(c)

Adjusted net book value of assets acquired	$8,167

Purchase accounting adjustments:
Identifiable intangible assets at fair market value	5,570	See 3(c)
Liability related to the change in control clauses	(71)	See 3(d)
Fair value adjustment on Baker Hughes debt	(336)	See 3(e)
Deferred tax impact of fair value adjustment	(820)	See 3(f)

Fair value of identifiable net assets acquired	$12,510

Goodwill generated from the Transactions	12,415
Pre-existing Baker Hughes goodwill	(4,090)

Net adjustment to Goodwill	$8,325

The Unaudited Pro Forma Condensed Combined Statement of Financial Position reflects the following adjustments:

3(a)	Represents the Special Dividend of $17.50 per share, or $7,487 million, payable to former Baker Hughes stockholders, including holders of restricted stock units and restricted stock awards.

3(b)	Represents the elimination of $4,090 million of existing goodwill of Baker Hughes and the preliminary recognition of $12,415 million of goodwill attributable to the Transactions.

3(c)	Represents the elimination of $294 million of existing intangible assets of Baker Hughes and the preliminary recognition of $5,570 million of identifiable intangible assets attributable to the Transactions.

The estimated intangible assets attributable to the Transactions are comprised of the following (in millions except weighted average life):

		Amortization Expense
	Fair value	Three month ended March 31, 2017	Year ended December 31, 2016	Estimated Weighted Average Life (Years)
Customer relationships	$2,100	$35	$140	15
Trade names—Baker Hughes	2,300	—	—	Indefinite-lived
Trade names—Other	200	5	20	10
Developed Technology	970	24	97	10

Total	$5,570	$64	$257

The estimated fair values for this pro forma presentation for technology and trade names were measured using the relief-from-royalty method. This method assumes the developed technology and trade names have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them.

The estimated fair value for this pro forma presentation for customer relationships is measured using the discounted cash flow method.

The use of different methodologies or assumptions could result in different values, and those differences could be significant.

3(d)	Represents a $71 million accrual recorded due to change in control clauses in employment arrangements with Baker Hughes’ employees. Please see “Additional Interests of Baker Hughes’ Directors and Executive Officers in the Transactions—Change in Control and Severance Arrangements” beginning on page 120 of this combined proxy statement/prospectus.

3(e)	Represents an adjustment of $336 million to record Baker Hughes’ debt at its estimated fair value of $3,354 million (carrying value at March 31, 2017 of $3,018 million).

3(f)	Represents the net change in deferred tax liabilities of $820 million. The adjustments include (i) an increase of $861 million related to fair value adjustments to identifiable assets and liabilities (excluding goodwill) associated with assets held directly and indirectly by Newco LLC and (ii) a decrease of $41 million related to the historical deferred taxes recorded by Baker Hughes that are allocable to GE’s distributive share of items of income, gain, loss and deduction associated with assets held directly by Newco LLC.

3(g)	Represents adjustments to equity of $4,887 million to reflect the following:

•	Issuance of shares of Class A Common Stock valued at $24,815 million as consideration for the Merger, the fair value of Baker Hughes outstanding options assumed of $30 million, and the assumption of noncontrolling interest of $80 million. Of the new stock issued, a nominal amount will be recorded as par value of common stock and $24,845 million will be recorded as other capital.

•	Elimination of the historical Baker Hughes stockholders’ equity of $12,551 million.

•	Reduction to other capital in the amount of $7,487 million representing the Special Dividend of $17.50 per share payable to former Baker Hughes stockholders, as described in Note 3(a).

The Unaudited Pro Forma Condensed Combined Statements of Earnings reflect the following adjustments:

3(h)	Represents net change in selling, general and administrative expenses of $50 million and $181 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively resulting from adjustments to intangible assets described in Note 3(c) and the removal of historical amortization of pre-existing intangibles of $14 million and $76 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively.

3(i)	Represents a decrease in interest and other financial charges of $7 million and $26 million for the three-month period ended March 31, 2017, and the year ended December 31, 2016, respectively resulting from the amortization, by the effective interest method, of the fair value increase to debt (described in Note 3(e)) which generates a negative adjustment to interest expense in a manner similar to the amortization of debt premium.

3(j)	Represents the share of tax allocable to New Baker Hughes associated with pre-tax pro forma adjustments attributable to assets held directly by Newco LLC of $6 million and $21 million for the three-month period ended March 31, 2017, and the year ended December 31, 2016, respectively.

Note 4. Other Adjustments

In addition to the purchase accounting adjustments described in Note 3, other adjustments were made as described in this Note 4.

The Unaudited Pro Forma Condensed Combined Statement of Financial Position reflects the following adjustments:

4(a)	Represents adjustments to increase cash of $7,320 million to reflect the following:

•	An increase to cash of $7,400 million, which represents GE’s cash contribution pursuant to the Transaction Agreement.

•	A decrease to cash of $80 million, which represents the amount GE O&G is contractually obligated to pay to GE.

4(b)	Represents a decrease to all other assets of $122 million to reclassify deferred income taxes (assets) into deferred income taxes to conform the amounts of Baker Hughes to GE O&G’s financial statement presentation.

4(c)	Represents adjustments to increase other non-current liabilities of $735 million to reflect the following:

•	An increase of $516 million representing Restricted Cash, as defined in the Transaction Agreement, that New Baker Hughes will be contractually obligated to repay to GE pursuant to the terms of the Transaction Agreement.

•	An adjustment of $219 million as described in Note 4(d).

4(d)	Represents a decrease to deferred income taxes (liabilities) of $219 million to reclassify a provision for uncertain tax positions to all other non-current liabilities to conform the amounts of Baker Hughes to GE O&G’s financial statement presentation.

4(e)	Represents adjustments to decrease other capital of $366 million to reflect the following:

•	Increase in other capital of $24,209 million to reflect a reclassification from net parent investment to reflect the impact of the new capital structure of New Baker Hughes.

•	Decrease in other capital of $24,575 million to reflect a reclassification to noncontrolling interest to reflect GE’s 62.5% interest in Newco LLC.

4(f)	Represents adjustments to decrease net parent investment by $17,405 million to reflect the following:

•	An increase to net parent investment of $7,400 million representing GE’s cash contribution pursuant to the Transaction Agreement as described in Note 4(a).

•	A decrease to net parent investment of $516 million and $80 million, as discussed in Note 4(c) and Note 4(a), respectively.

•	A reclassification from net parent investment to other capital of $24,209 million as discussed in Note 4(e).

4(g)	Represents an adjustment of $24,575 million to increase non-controlling interest to reflect GE’s 62.5% interest in Newco LLC as discussed in Note 4(e).

The Unaudited Pro Forma Condensed Combined Statements of Earnings reflect the following adjustments:

4(h)	Represents the reclassification of research and engineering costs of $99 million and $384 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively, to conform the amounts of Baker Hughes to GE O&G’s financial statement presentation, which reflects similar costs as either cost of goods sold or cost of services sold depending on their nature. The reclassification is as follows:

•	increase to cost of goods sold of $41 million and $143 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively; and

•	increase to cost of services sold of $58 million and $241 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively.

4(i)	Represents the reclassification of impairment and restructuring costs of $35 million and $293 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively to conform the amounts of GE O&G to Baker Hughes financial statement presentation, which reflects similar costs as either cost of goods sold, cost of services sold or selling, general and administrative expenses depending on their nature. The reclassification is as follows:

•	decrease to cost of goods sold of $15 million and $152 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively;

•	decrease to cost of services sold of zero and $63 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively; and

•	decrease to selling, general and administrative expenses of $20 million and $78 million for the three-month period ended March 31, 2017 and the year ended December 31, 2016, respectively.

4(j)	Represents the elimination of costs related to the Transactions, including legal, professional and other directly attributable transaction costs, of $51 million and $21 million that were reflected in the historical financial statements of GE O&G for the three-month period ended March 31, 2017 and for the year ended December 31, 2016, respectively, that are non-recurring, directly attributable to the Transactions and incurred within 12 months of the Transactions.

4(k)	Represents the elimination of costs related to the Transactions, including legal, professional and other directly attributable transaction costs, of $31 million and $19 million that were reflected in the historical financial statements of Baker Hughes for the three-month period ended March 31, 2017 and for the year ended December 31, 2016, respectively, that are non-recurring, directly attributable to the Transactions and incurred within 12 months of the Transactions.

4(l)	Represents the reclassification of loss on early extinguishment of debt of $142 million to conform the amounts of Baker Hughes to GE O&G’s financial statement presentation for the year ended December 31, 2016.

4(m)	Represents adjustments of $11 million and $5 million for the three-month period ended March 31, 2017 and for the year ended December 31, 2016, respectively, of tax on pre-tax pro forma adjustments attributable to assets held directly by Newco LLC and allocable to New Baker Hughes.

4(n)	Represents net income attributable to GE’s 62.5% noncontrolling interest of $4 million and a net loss attributable to GE’s 62.5% non-controlling interest of $1,338 million for the three-month period ended March 31, 2017 and for the year ended December 31, 2016, respectively.

Note 5. Items Not Allocable to New Baker Hughes

The following represent adjustments to the historical financial statements of GE O&G and Baker Hughes to give effect to the formation of Newco LLC as an entity that is taxed as a partnership pursuant to the terms of the Transaction Agreement and the agreement of the parties with respect to pre-closing tax liabilities and assets. As a result of the Transactions, New Baker Hughes will hold an approximately 37.5% interest in Newco LLC and consequently the consolidated financial statements of New Baker Hughes will generally reflect 37.5% of the tax liabilities and assets associated with assets held directly by Newco LLC and 100% of the tax liabilities and assets associated with assets held indirectly by Newco LLC.

5(a)	Represents an adjustment to other current assets to eliminate a $124 million tax receivable recorded in the GE O&G historical financial statements that was previously settled by GE.

5(b)	Represents an adjustment of $103 million to record an indemnification receivable for pre-closing income tax liabilities of GE O&G associated with assets held indirectly by Newco LLC through its subsidiaries that are reflected in the historical financial statements of GE O&G. GE agreed to indemnify New Baker Hughes pursuant to the terms of the Transaction Agreement.

5(c)	Represents an adjustment of $69 million to eliminate GE O&G’s liability for pre-closing uncertain tax positions associated with assets held directly by Newco LLC that are reflected in the historical financial statements of GE O&G, but which will not be transferred to New Baker Hughes pursuant to the terms of the Transaction Agreement.

5(d)	Represents an adjustment of $428 million as of March 31, 2017 and a corresponding adjustment of $18 million and $192 million for the three-month period ended March 31, 2017 and year ended December 31, 2016, respectively. The adjustments eliminate the 62.5% of historical taxes associated with assets held directly by Newco LLC (a tax-transparent entity) that will be allocable to GE’s distributive share of items of income, gain, loss and deduction associated with assets held directly by Newco LLC. Accordingly, income taxes associated with assets held directly by Newco LLC are only reflected in the consolidated financial statements of New Baker Hughes to the extent of its membership interest in Newco LLC (37.5%).

Note 6. Items Not Included

The following impacts, which could be material, related to the Transactions are not included or provided for in the Unaudited Pro Forma Condensed Combined Statements of Earnings or in the Unaudited Pro Forma Condensed Combined Statement of Financial Position:

•	Property, plant and equipment has not been adjusted as GE O&G will require additional information which will only be available after the closing of the Transactions. The fair value adjustment is not expected to be significant.

•	Estimated transaction costs that are non-recurring, directly attributable to the Transactions and expected to be incurred within 12 months of the Transactions.

•	Costs that may be incurred in connection with the integration of GE O&G and Baker Hughes, including transition services agreements, site services agreement, professional fees, consultants, information technology implementation, relocation and severance, would not be considered factually supportable.

•	Other appropriate adjustments to the purchase price allocation which will be refined and recorded as more information becomes available.

The Unaudited Pro Forma Condensed Combined Statements of Earnings also do not reflect any revenue or cost synergies expected to be realized in connection with the Transactions.

As described in greater detail under “Certain Agreements Related to the Transactions — Tax Matters Agreement,” GE will be entitled to 50% of the actual tax savings of New Baker Hughes derived from certain tax attributes resulting from an exchange by GE of Paired Interests for shares of Class A Common Stock (or, at the option of New Baker Hughes, cash) pursuant to the Exchange Agreement. Such an exchange by GE will be precluded for a period of 2 years beginning on the Closing Date and GE has no present intention to exit its investment in New Baker Hughes. Moreover, in light of the unfavorable tax consequences of an exchange and the more tax-efficient alternatives available to GE through a “spin-off” or “split-off” transaction intended to qualify as a tax-free reorganization, GE is unlikely to exercise its exchange right even if it decides to dispose of its interest in New Baker Hughes. Accordingly, due to the high degree of uncertainty with respect to the occurrence, timing and amount of any future exchanges of Paired Interests, the Unaudited Pro Forma Condensed Combined Financial Statements assume that no exchanges of Paired Interests have occurred.

Note 7. Significant Non-recurring Item

In April 2016, Baker Hughes was paid a contractually obligated termination fee of $3.5 billion due to an inability to obtain antitrust related approvals from a prior merger agreement. In addition, Baker Hughes incurred costs of $180 million associated with the prior merger agreement. These amounts are included in Baker Hughes’ Consolidated Statements of Income (Loss) for year ended December 31, 2016. The recognized income and expense are not expected to recur in future periods.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of Baker Hughes stockholders under the DGCL, the restated certificate of incorporation of Baker Hughes, as amended (sometimes referred to as “Baker Hughes’ certificate of incorporation”), and the restated bylaws of Baker Hughes, as amended (sometimes referred to as “Baker Hughes’ bylaws”), prior to the completion of the Transactions are different from the rights that they will have as New Baker Hughes stockholders immediately following the completion of the Transactions under the DGCL, the New Baker Hughes Charter, the New Baker Hughes Bylaws, and the Stockholders Agreement. Below is a summary of the material differences between the current rights of Baker Hughes stockholders and the rights those stockholders will have as New Baker Hughes stockholders immediately following the Transactions. The summary in the following chart does not purport to be complete, and it does not identify all differences that may, under certain situations, be material to stockholders and is subject in all respects by, and qualified by reference to, the DGCL, Baker Hughes’ certificate of incorporation, Baker Hughes’ bylaws, the New Baker Hughes Charter, the New Baker Hughes Bylaws and the Stockholders Agreement, which is incorporated into the New Baker Hughes Charter. You are encouraged to read such documents and the DGCL carefully. For additional details on the terms of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Copies of Baker Hughes’ certificate of incorporation and Baker Hughes’ bylaws are incorporated by reference into this combined proxy statement/prospectus and will be sent to Baker Hughes stockholders upon request. Forms of the New Baker Hughes Charter and the New Baker Hughes Bylaws which will be in effect at Closing are attached as Annex B and Annex C, respectively, to this combined proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 250 of this combined proxy statement/prospectus.

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights

Authorized Capital Stock

New Baker Hughes will be authorized to issue:

•    2,000,000,000 shares of Class A Common Stock.

•    1,250,000,000 shares of Class B Common Stock.

•    50,000,000 shares of Preferred Stock.

The New Baker Hughes Board is authorized to issue the Preferred Stock in one or more series.

Baker Hughes is authorized to issue:

•    750,000,000 shares of common stock, of which 425,481,196 were issued and outstanding as of May 23, 2017.

•    15,000,000 shares of preferred stock, of which none are issued and outstanding.

The Baker Hughes board of directors is authorized to issue the preferred stock in one or more series.

Voting Rights

Under the New Baker Hughes Charter, each outstanding share of Common Stock entitles the holder thereof to one vote on each matter properly submitted to New Baker Hughes’ stockholders; provided that the holders of Common Stock shall not be entitled to vote on any amendment to the New Baker Hughes Charter that relates solely to the terms of one or more outstanding series of New Baker Hughes Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the New Baker Hughes Charter or the DGCL.	Under Baker Hughes’ bylaws, at any meeting of Baker Hughes stockholders, each stockholder of record is entitled to vote in person or by proxy and shall have one vote for each share having voting power held by such stockholder.

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights

Quorum
Under the New Baker Hughes Bylaws, the holders of a majority in voting power of the shares of capital stock of New Baker Hughes issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication (if authorized by the New Baker Hughes Board) or represented by proxy shall constitute a quorum at all meetings of the stockholders; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the New Baker Hughes Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New Baker Hughes issued and outstanding and entitled to vote on such matters, present in person, present by means of remote communication in a manner, if any, authorized by the New Baker Hughes Board in its sole discretion, or represented by proxy, constitutes a quorum of such class or classes or series entitled to take action with respect to the vote on such matter.	Under Baker Hughes’ bylaws, a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, without regard to class or series, constitutes a quorum, unless otherwise provided by law. If a separate vote by a class or classes or series is required, a majority of the outstanding shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

Stockholder Rights Plans
New Baker Hughes is not a party to a stockholder rights plan.	Baker Hughes is not a party to a stockholder rights plan.

Number of Directors

The New Baker Hughes Bylaws provide that the New Baker Hughes Board, subject to the Stockholders Agreement, may fix the number of directors from time to time by resolution. Immediately following Closing, the New Baker Hughes Board will be comprised of six appointees from GE and five former directors of Baker Hughes (including Martin Craighead, the CEO of Baker Hughes, and four independent directors of Baker Hughes).

Under the Stockholders Agreement, GE will have the right to designate six nominees to the New Baker Hughes Board so long as it meets certain ownership criteria. Successors to the non-GE designated directors will be designated by the Governance & Nominating Committee, and must be reasonably acceptable to GE. The Governance & Nominating Committee must have a majority of Company Independent Directors. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

The Baker Hughes bylaws provide that the Baker Hughes board of directors must consist of twelve directors.

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights

Filling Vacancies on the Board of Directors

Under the New Baker Hughes Charter and Bylaws, vacancies caused by the death, disqualification, resignation or removal of any director, or from any other cause, and newly created directorships resulting from any increase in the authorized number of directors shall be filled solely by the affirmative vote of at least a majority of the directors then in office, though less than a quorum or by a sole remaining director, and shall not be filled by the stockholders.

Under the Stockholders Agreement, (i) so long as GE meets certain ownership criteria, any vacancy created by a director that had been designated by GE will be filled by the New Baker Hughes Board with a director designated by GE, and (ii) the Governance & Nominating Committee will have the right to fill any vacancy on the New Baker Hughes Board with respect to any director who was not designated by GE with a person who is reasonably acceptable to GE and satisfies certain independence criteria. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Under the Baker Hughes’ bylaws, in the case of any newly created directorships or vacancy in the Baker Hughes board of directors, however created, the additional director or directors shall be elected and the vacancy or vacancies shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. However, if by the affirmative vote of a majority of the directors then in office the Baker Hughes board of directors determines that a newly created directorship or vacancy should be filled by the stockholders, the stockholders shall elect a nominee to fill such newly created directorship or vacancy.

Removal of Directors

Subject to the rights of the holders of any series of Preferred Stock issued by New Baker Hughes and to the terms of the Stockholders Agreement, any director or the entire New Baker Hughes Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of New Baker Hughes capital stock entitled to vote thereon.

In addition, under the Stockholders Agreement, GE will have the authority to remove any GE-designated directors so long as it meets certain ownership criteria. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Any director may be removed with or without cause by a majority of the outstanding shares entitled to vote thereon.

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights

Director Nominations by Stockholders

Nominations of persons for election to the New Baker Hughes Board may be made at an annual or special meeting of stockholders. For a nomination to be properly made by a stockholder, the stockholder must,	Nominations of persons for election to the Baker Hughes board of directors may be made at an annual or special meeting of stockholders. For nominations to be properly made before an annual or special among other things, give timely notice in writing to New Baker Hughes (i) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that (a) in the case of the annual meeting of stockholders of New Baker Hughes to be held in 2018, or (b) in the event the annual meeting of stockholders is more than 30 days before or more than 70 days after such anniversary date, not more than 120 days prior to the date of such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the 10th day following on which public announcement of the date of such annual meeting is first made by New Baker Hughes; and (ii) with respect to an election to be held at a special meeting of stockholders called by New Baker Hughes, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the New Baker Hughes Board to be elected at such meeting.

A stockholder’s nomination of person(s) for election to the New Baker Hughes Board must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, in general, (i) all information relating to such person that is required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election contest, or as otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of New Baker Hughes upon written request); such person’s written representation and agreement (in the form meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Baker Hughes. To be timely, notice must be received by the Secretary (i) with respect to an election to be held at the annual meeting of stockholders, not less than 120 days nor more than 150 days before the one year anniversary of the date on which Baker Hughes’ proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, if no annual meeting was held in the previous year, or if the date of the annual meeting has changed by more than 30 days from the one year anniversary of the date of the preceding year’s annual meeting, the notice must be received by the Secretary not later than the close of business on the later of (x) the 90th day prior to the annual meeting or (y) the 10th day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the meeting date was made or (ii) with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made that announces the date of the special meeting and the nominees proposed by the Baker Hughes board of directors to be elected at such meeting.

A stockholder’s nomination of person(s) for election to the Baker Hughes board of directors must set forth, in general, (i) information about each proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), (ii) each proposed nominee’s independence, any voting commitments and/or other obligations such person will be bound by as a director, and any material relationships between such person and (A) the nominating stockholder, or (B) the beneficial owner, if any, on whose behalf the nomination is made, including compensation and

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
Baker Hughes document, the language of the proposed amendment), (iii) the reasons for conducting such business at the annual meeting, (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (v) as provided by the Secretary of New Baker Hughes upon written request, (A) that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of New Baker Hughes, will act or vote on any issue or question that has not been disclosed to New Baker Hughes or any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of New Baker Hughes, with such person’s fiduciary duties under applicable law, (B) that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than New Baker Hughes with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to New Baker Hughes, and (C) that, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, such person would, if elected as a director, comply with all of New Baker Hughes’ corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to New Baker Hughes’ directors and, if elected as a director of New Baker Hughes, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, and their respective affiliates and associates, or	financial transactions, (iii) the name and address of nominating parties, (iv) the class, series and number of shares of Baker Hughes which are owned beneficially and of record, directly and indirectly, by each nominating party, and all other related ownership interests (including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests) and (v) a description of interests of each nominating party in such nomination, including any interest that each nominating party may have in the nomination or any benefits that each nominating party may derive from the outcome of the nomination.
any other person acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates or associates, or any other person acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
rule and the nominee were a director or executive officer of such registrant, (vii) any information that such person would be required to disclose under the New Baker Hughes bylaws if such person were a stockholder making a nomination or proposing business to be considered at a stockholder’s meeting and (viii) an undertaking to notify New Baker Hughes in writing of any change in the information he or she has provided as of the record date for notice of such meeting, by notice received by the Secretary of New Baker Hughes at the principal executive offices of New Baker Hughes not later than the 10th day following such record date.
Stockholder Proposals

Stockholders may propose business to be brought before an annual meeting. To be properly brought before an annual meeting of the stockholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the New Baker Hughes Board, (ii) by or at the direction of the New Baker Hughes Board, any committee thereof, the chairman of the New Baker Hughes Board or the chief executive officer of New Baker Hughes, or (iii) otherwise properly brought before the meeting by a stockholder. In addition, the stockholder must comply with the notice procedures in the New Baker Hughes Bylaws.

For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action and the stockholder must, among other things, give timely notice in writing to New Baker Hughes not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that (a) in the case of the annual meeting of stockholders of New Baker Hughes to be held in 2018, or (b) in the event the annual meeting of stockholders is more than 30 days before or more than 70 days after such anniversary date, not more than 120 days prior to the date of such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the 10th day following on which public

Stockholders may propose business to be brought before an annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto), (ii) properly brought before the meeting by or at the direction of the Baker Hughes board of directors or (iii) otherwise properly brought before the meeting by a stockholder of record. If business is brought by a stockholder, such stockholder must comply with the notice procedures in Baker Hughes’ bylaws.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Baker Hughes. To be timely, notice must be received by the Secretary not less than 120 days nor more than 150 days before the one year anniversary of the date on which Baker Hughes’ proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, if no annual meeting was held in the previous year, or if the date of the annual meeting has changed by more than 30 days from the one year anniversary of the date of the preceding year’s annual meeting, the notice must be received by the Secretary not later than the close of business on the later of (A) the 90th day prior to the annual meeting or (B) the 10th day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the meeting date was made.

announcement of the date of such annual meeting is first made by New Baker Hughes. A stockholder’s notice must set forth, in addition to other information required by the New Baker Hughes Bylaws, in general, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text

A stockholder’s notice must set forth, in general, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) any material interest in such business of (A) the

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
of the proposal or business (including the complete text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend any New Baker Hughes document, the language of the proposed amendment), (iii) the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iv) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) acting in concert therewith in connection with the proposal of such business by such stockholder.

record stockholder giving the notice, and (B) the beneficial owner, if any, on whose behalf the proposal is made (each, a “proposing party”), (iv) the name and address of each proposing party, (v) the class, series and number of shares of Baker Hughes which are owned beneficially and of record, directly and indirectly, by each proposing party, and all other related ownership interests (including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests) and (vi) a description of interests of each proposing party in the business the proposing party is seeking to propose, including, but not limited to, any interest that each proposing party may have in the proposal or any benefits that each proposing party may derive from the outcome of the proposal.

Stockholder Action by Written Consent

The New Baker Hughes Charter permits action being taken by written consent in lieu of a meeting. Under Delaware law, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or without a vote if a written consent to the action is signed by the stockholders representing the number of shares necessary to take the action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of any action taken by less than a unanimous vote must be given to stockholders who did not sign the consent.	Baker Hughes stockholders may not act by written consent.

Amendments to Certificate of Incorporation

The New Baker Hughes Charter may be amended as provided by the DGCL. Subject to the DGCL and to the Stockholders Agreement, and subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of New Baker Hughes entitled to vote thereon will be	Baker Hughes’ certificate of incorporation may be amended as provided by the DGCL. Under Delaware law, an amendment to a certificate of incorporation generally requires the approval of the Baker Hughes board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.
required to amend, alter, change or repeal any provision of the New Baker Hughes Charter, or to adopt any new provision of the New Baker Hughes Charter.

Amendments to Bylaws

Except as provided in the Stockholders Agreement, the New Baker Hughes Bylaws may be altered, amended or repealed by the New Baker Hughes Board or the	Certain provisions of the bylaws may be amended by the affirmative vote of a majority of the whole Baker Hughes board of directors and other provisions may

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
affirmative vote of the holders of a majority in voting power of the shares of capital stock of New Baker Hughes issued, outstanding and entitled to vote thereon.	be amended by the affirmative vote of 75% of the whole Baker Hughes board of directors. The bylaws may also be amended by the vote of the holders of at least a majority of the outstanding stock entitled to vote in the election of directors.

Special Meetings of Stockholders

Except as otherwise required by law and subject to the rights of holders of any series of Preferred Stock, under the New Baker Hughes Charter, a special meeting of stockholders may be called at any time only (i) by or at the direction of the New Baker Hughes Board, any committee thereof, the chairman of the New Baker Hughes Board, or the chief executive officer of New	Under Baker Hughes’ certificate of incorporation, subject to the terms of any class or series of preferred stock, special meetings may be called by the Baker Hughes board of directors, by a committee of the Baker Hughes board of directors authorized to call special meetings or by the Secretary of Baker Hughes following receipt of written requests to call a meeting
Baker Hughes or (ii) by the secretary of New Baker Hughes upon the written request of the holders of a majority of the issued and outstanding shares of Common Stock voting together as a single class.	from the holders of 25% of the voting power of the capital stock outstanding who have delivered such requests in accordance with, and subject to, the provisions of the bylaws. These bylaw provisions include, among other things, a requirement that stockholders first request that the Baker Hughes board of directors establish a record date for determining the stockholders entitled to request the calling of a special meeting, if one has not already been established, a description of the required contents of all notices demanding the fixing of such a record date and requesting the calling of the special meeting by stockholders of record on such record date (such as a description of the proposed business to be conducted), circumstances under which the Secretary will not call a special meeting notwithstanding the requests of a sufficient number of stockholders to call a special meeting (such as if a similar item of business will be submitted at a stockholder meeting within 90 days), and the procedures for determining the time, place and date of the special meeting. The bylaws also provide that the business to be transacted at any special meeting shall be limited to the purposes stated in the notice of the meeting.

Limitation of Personal Liability of Directors

The New Baker Hughes Charter provides that, to the fullest extent permitted by the DGCL, as it exists or may hereafter be amended, directors of New Baker Hughes shall not be personally liable to New Baker Hughes or its stockholders for monetary damages for breach of fiduciary duty as a director.	The Baker Hughes certificate of incorporation contains a provision that eliminates the personal liability of a director to Baker Hughes and its stockholders for monetary damages for breach of his fiduciary duty, except for liability for (i) any breach of the duty of loyalty to Baker Hughes or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
improper dividend or improper repurchase of Baker Hughes stock under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The Baker Hughes certificate of incorporation further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of Baker Hughes’ directors shall be limited or eliminated to the fullest extent permitted by the amended DGCL.

Indemnification

The New Baker Hughes Charter and Bylaws provide for the mandatory indemnification, to the fullest extent permitted by applicable law, of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of New Baker Hughes, or has or had agreed to become a director or officer of New Baker Hughes, or, while a director or officer of New Baker Hughes, is or was serving at the request of New Baker Hughes as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred. However, New Baker Hughes is required to indemnify any person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the New Baker Hughes Board. In addition, the New Baker Hughes Charter and Bylaws provide for mandatory advancement of expenses incurred by any indemnified person; provided the person to whom expenses are advanced undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by New Baker Hughes under its Charter, Bylaws, or otherwise.	The Baker Hughes bylaws provide for mandatory indemnification to the fullest extent permitted by law of every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact the person is or was a director, officer or employee of Baker Hughes or a subsidiary of Baker Hughes or, while serving as a director, officer or employee of Baker Hughes or any of its subsidiaries, is or was serving at the request of Baker Hughes or any of its subsidiaries as a director, officer or employee of any other enterprise or organization. However, Baker Hughes is not required to indemnify any person for any action, suit or proceeding brought against Baker Hughes or any of its subsidiaries by such person (other than to enforce such person’s rights to indemnification) unless the Baker Hughes board of directors previously approved the bringing of such action, suit or proceeding. In addition, the bylaws provide for mandatory advancement of expenses incurred by any present or former officer or director of Baker Hughes or of any of its subsidiaries; provided that the person to whom expenses are advanced undertakes to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by Baker Hughes under the bylaws.

Corporate Opportunities

The New Baker Hughes Charter contains provisions which to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of New Baker Hughes in relation to GE and the conduct of certain affairs of New Baker Hughes as they may	Baker Hughes’ certificate of incorporation does not contain any such provisions or any similar provisions.

New Baker Hughes Stockholder Rights	Baker Hughes Stockholder Rights
involve GE and its directors, officers and/or employees, and the power, rights, duties and liabilities of New Baker Hughes and its officers, directors and stockholders in connection therewith.
Business Combinations

The New Baker Hughes Charter expressly states that New Baker Hughes shall be governed by Section 203 of the DGCL.

The New Baker Hughes Charter does not contain any provision requiring a supermajority vote of stockholders for business combinations. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus for a discussion of certain limitations on the ability of GE and its affiliates to acquire Common Stock.

Baker Hughes’ certificate of incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Baker Hughes’ certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations.

Forum for Adjudication of Disputes

The New Baker Hughes Charter provides that unless the New Baker Hughes Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New Baker Hughes, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of New Baker Hughes to New Baker Hughes or New Baker Hughes’ stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine.

The Baker Hughes bylaws provide that, unless Baker Hughes consents in writing to the selection of an alternative forum, the Delaware Court of Chancery is the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Baker Hughes, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Baker Hughes to Baker Hughes or Baker Hughes’ stockholders, (iii) any action asserting a claim against Baker Hughes, its directors, officers or employees arising pursuant to any provision of the DGCL or Baker Hughes’ certificate of incorporation or bylaws, or (iv) any action asserting a claim against Baker Hughes, its directors, officers or employees governed by the internal affairs doctrine.

However, notwithstanding the above, the Delaware Court of Chancery will not be the sole and exclusive forum for any claim as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Delaware Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or for which the Delaware Court of Chancery does not have subject matter jurisdiction.

BEAR NEWCO, INC. 2017 LONG-TERM INCENTIVE PLAN

Approval of the LTI Plan

In connection with the Transactions, the Baker Hughes board of directors recommends that stockholders approve the Bear Newco, Inc. 2017 Long-Term Incentive Plan (sometimes referred to as the “LTI Plan”). If approved by Baker Hughes’ stockholders, the LTI Plan will only become effective on the consummation of the Transactions. The purposes of the LTI Plan are (1) to encourage selected employees and directors to acquire a proprietary interest in the growth and performance of New Baker Hughes, (2) to generate an increased incentive to contribute to New Baker Hughes’ future success and prosperity, thus enhancing the value of New Baker Hughes for the benefit of its stockholders, and (3) to enhance the ability of New Baker Hughes to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of New Baker Hughes will depend.

The following sections summarize the LTI Plan, and are qualified by the full text of the LTI Plan, which is included as Annex J to this combined proxy statement/prospectus.

Description of the LTI Plan

Eligibility. All employees of New Baker Hughes and its subsidiaries and directors of New Baker Hughes who are not employees of New Baker Hughes or its affiliates (including GE), representing approximately 64,000 employees and eight of the eleven named directors, will be eligible to participate in the LTI Plan.

Administration. The LTI Plan will be administered by a committee of the board of directors (sometimes referred to as the “Committee”). To the extent necessary to comply with applicable regulatory regimes, any action by the Committee will require the approval of Committee members who are: (1) “non-employee directors” as defined in Rule 16b-3 of the Exchange Act and (2) “outside directors” as defined in Section 162(m) of the Code (sometimes referred to as “Section 162(m)”). The Committee has the authority to make any determination or take any action that it deems necessary or desirable to administer the LTI Plan, and also has the sole discretion to interpret the LTI Plan and all award agreements. With limited exceptions, the Committee can delegate its authority under the LTI Plan to the Committee chairman, a subcommittee or to New Baker Hughes officers or managers. The Committee may not delegate to officers or managers of New Baker Hughes its authority to grant awards and to cancel or suspend awards for executive officers and directors of New Baker Hughes who file reports under Section 16 of the Exchange Act, nor its authority to grant performance-based awards to a “covered employee” within the meaning of Section 162(m) that are intended to qualify as performance-based compensation under Section 162(m). The Governance & Nominating Committee will administer the LTI Plan as it relates to director compensation.

Shares of Class A Common Stock Available for Awards. If this proposal is approved, a total of 57,400,000 shares of Class A Common Stock will be authorized for issuance under the LTI Plan. Shares of Class A Common Stock delivered pursuant to an award may consist of authorized and unissued shares or treasury shares. The shares of Class A Common Stock issued pursuant to the LTI Plan will dilute all stockholders of New Baker Hughes, including GE, pro rata due to the issuance of additional Common Units of Newco LLC to New Baker Hughes that will occur as a result of the issuance of Class A Common Stock under the LTI Plan. See the section titled “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

•	What Reduces the Share Pool. Awards settled in shares of Class A Common Stock and dividend equivalents denominated in shares of Class A Common Stock.

•	What Does Not Reduce the Share Pool. Awards made upon the assumption of or in substitution for outstanding grants made by a company that New Baker Hughes acquires.

•	Which Shares of Class A Common Stock Can Return to the Share Pool. Shares of Class A Common Stock covered by an award that is settled for cash in lieu of shares, or is terminated or forfeited for any reason, including because payout conditions are not met.

•	Which Shares of Class A Common Stock Cannot Return to the Share Pool. Shares of Class A Common Stock surrendered to pay taxes for awards other than options or SARs, shares of Class A Common Stock surrendered to pay the exercise price or withholding taxes for stock options or SARs, shares of Class A Common Stock repurchased in the open market with the proceeds of an option exercise, and shares of Class A Common Stock that were subject to an option or stock-settled SAR that were not issued upon its net settlement.

Types of Awards the Committee May Grant

•	Stock Options and Stock Appreciation Rights. The maximum term for either stock options or SARs is ten years. Options may be either nonqualified stock options or incentive stock options. The Committee will establish the vesting schedule and the method for paying the exercise price of these awards. Stockholder approval of the class of eligible participants under the LTI Plan and the limits on the number of options and stock appreciation rights granted to any one participant under the LTI Plan is also intended to satisfy the stockholder approval conditions for such awards to qualify as deductible under Section 162(m).

•	Restricted Stock and Restricted Stock Units. The Committee will establish the applicable restrictions (including limitations on voting and dividend rights) and vesting schedule of these awards.

•	Performance Awards. These awards may be denominated in either cash or shares of Class A Common Stock, and are subject to the achievement of performance goals over set performance periods, as established by the Committee.

•	Other Stock-Based Awards. The Committee may grant other stock-based awards, including deferred stock units, that are valued by reference to or denominated or payable in shares of Class A Common Stock, under such terms as it determines.

In addition, the Committee will determine (1) whether an award (other than a stock option or SAR) includes dividends or dividend equivalents; (2) what happens to an award if a participant terminates employment; and (3) whether shares of Class A Common Stock issuable under an award are subject to additional restrictions. Awards are not transferable otherwise than by will or the laws of descent and distribution unless determined otherwise by the Committee.

Per-Person Limitations. Subject to any adjustments that the Committee makes (as described below), the LTI Plan limits the number of shares of Class A Common Stock that can be granted to an individual in any one-year period as follows:

1-year per-person limit
Stock options & SARs	3,000,000 shares of Class A Common Stock
Other awards	1,000,000 shares of Class A Common Stock

The aggregate dollar amount that could be paid to an individual in any one-year period pursuant to performance awards denominated in cash may not exceed $20,000,000.

In addition, there will be an annual limit on director compensation set at $1,500,000 per director. This would include awards granted under the LTI Plan as well as cash or other compensation paid by New Baker Hughes with respect to service as a director. In certain circumstances, the Committee may make an exception and grant compensation above this limit (up to an additional $1,000,000).

Minimum Vesting Period.

Awards granted under the LTI Plan (other than awards granted in substitution for awards previously granted) generally may not vest prior to the first anniversary of the date of the grant. However, award agreements may specify that awards will vest within such one-year period upon certain qualifying terminations of employment or a change of control.

Adjustments the Committee May Make.

•	Anti-Dilution Adjustments. In the event of certain corporate transactions affecting New Baker Hughes’ outstanding common shares—such as a dividend, recapitalization, stock split, merger, consolidation, split-up, spin-off, or exchange of shares—the Committee will make adjustments as it deems appropriate to prevent dilution or enlargement of Plan benefits. This could include changes to the number and type of shares to be issued under the LTI Plan and outstanding awards, the exercise price of outstanding awards, and Plan and per-person limits on the number of shares that can be granted.

•	Performance Criteria Adjustments. The Committee may adjust performance award criteria in recognition of unusual or infrequently recurring events affecting New Baker Hughes or its financial statements or of changes in applicable laws, regulations, or accounting principles.

•	Acquisition-Related Adjustments. The Committee may also adjust award terms in connection with business acquisitions in which New Baker Hughes assumes outstanding employee awards or the right to make future awards.

Amendments to the LTI Plan and Awards.

•	Amendments to the LTI Plan. The New Baker Hughes Board may amend, suspend or terminate the LTI Plan, but will seek stockholder approval of any amendment that would:

•	Increase the number of authorized shares of Class A Common Stock under the LTI Plan (except in connection with anti-dilution adjustments as discussed above);

•	Permit underwater stock options or SARs to be repriced, replaced or exchanged; or

•	Otherwise be considered a material amendment under NYSE rules.

•	Amendments to Awards. The Committee may waive award conditions or amend or terminate awards, but may not impair the rights of the award holder without his or her consent.

Summary of U.S. Federal Income Tax Consequences. The following summary of tax consequences to New Baker Hughes and to LTI Plan participants is intended to be used solely by stockholders in considering how to vote on this proposal and not as tax guidance to participants in the LTI Plan. It relates only to U.S. federal income tax and does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the LTI Plan, particularly in jurisdictions outside the United States. In addition, this summary is as of the date of this combined proxy statement/prospectus; federal income tax laws and regulations are frequently revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares of Class A Common Stock acquired under the LTI Plan.

•	Stock Options and SARs. The grant of an option or SAR will create no tax consequences for the participant or New Baker Hughes. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares of Class A Common Stock acquired minus the exercise price. When disposing of shares of Class A Common Stock acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares of Class A Common Stock at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the shares of Class A Common Stock minus the exercise price. Otherwise, a participant’s disposition of shares of Class A Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.

•	Other Awards. Other awards under the LTI Plan generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares of Class A Common Stock, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares of Class A Common Stock or other awards.

•	Company Deduction. Except as discussed below, New Baker Hughes is generally entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options, SARs or other awards, but not for amounts the participant recognizes as capital gain. Thus, New Baker Hughes will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Class A Common Stock for the incentive stock option holding periods.

•	Impact of Section 162(m) Deduction Limitation. Section 162(m) generally allows deductions without limit for compensation that qualifies as performance-based. New Baker Hughes intends that options and SARs granted under the LTI Plan will qualify as performance-based compensation not subject to a deductibility cap, as will certain performance-based RSUs and other performance awards if stockholders approve the material terms of the performance goals described under the “Executive Officer Performance Goals” beginning on page 192 of this combined proxy statement/prospectus. However, a number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that these types of compensation under the LTI Plan will be fully deductible under all circumstances. In addition, other types of compensation provided under the LTI Plan may not qualify as performance-based compensation under Section 162(m) and therefore may not be deductible.

New Plan Benefits. The benefits that will be awarded or paid under the LTI Plan are not currently determinable. Awards granted under the LTI Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

The Baker Hughes board of directors recommends a vote FOR the LTI Plan Proposal.

EXECUTIVE OFFICER PERFORMANCE GOALS

Approval of Executive Officer Performance Goals

In connection with the Transactions, the Baker Hughes board of directors recommends that stockholders approve the material terms of the Executive Officer Performance Goals for New Baker Hughes (sometimes referred to as the “Performance Terms”). The Performance Terms pertain to two types of compensation: (1) annual bonuses paid under the Bear Newco, Inc. Executive Officer Short Term Incentive Compensation Plan (the “STI Plan”); and (2) restricted stock, restricted stock units and performance awards granted under the LTI Plan. If approved by Baker Hughes’ stockholders, upon the consummation of the Transactions, New Baker Hughes would have a stockholder-approved arrangement under which certain compensation awarded to executives for the next five years may qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Section 162(m) of the Code. Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. One of the requirements for compensation to qualify is that the material terms of the performance goals for such compensation be approved by stockholders every five years.

Description of Executive Officer Performance Goals

For purposes of Section 162(m), the material terms of the performance goals include the following:

•	which employees would be subject to the goals;

•	the performance criteria on which the performance goals would be based; and

•	the maximum amount of compensation that could be paid to an employee under the arrangement.

Each of these aspects is discussed below, and stockholder approval of this proposal constitutes approval of each of these aspects for purposes of Section 162(m).

Employees Covered. New Baker Hughes’ executive officers (any individual who is an executive officer pursuant to Rule 3b-7 under the Exchange Act) would be subject to the performance goals described in this proposal. Although Section 162(m) only limits deductibility for compensation paid to a subset of this group, we may apply the performance goals to all executive officers in the event that any of them becomes a covered employee under Section 162(m).

Performance Criteria. Performance goals for awards will be determined by the Committee and will be designed to support New Baker Hughes’ business strategy and align participants’ interests with stockholder interests. In the case of awards intended to meet the requirements for qualified performance-based compensation under Section 162(m), performance goals will be based on one or more of the following business criteria: net earnings; earnings per share; net income (before or after taxes); stock price (including growth measures and total shareholder return); return measures (including return on net capital employed, return on assets, return on equity, or sales return); earnings before or after interest, taxes, depreciation and/or amortization; dividend payments; gross revenues; gross margins; expense targets; cash flow return on investments, which equals net cash flows divided by owner’s equity; internal rate of return or increase in net present value; working capital targets relating to inventory or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); net sales growth; net operating profit; cash flow (including operating cash flow and free cash flow); and operating margin. The Committee may adjust the performance goals to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

The Committee, in its sole discretion, shall establish the performance goals for the performance period and shall prescribe a formula for determining the percentage or amount of the award which may be payable based upon the level of attainment of the performance goals for the performance period. The performance goals shall be based on one or more of the performance criteria, each of which may carry a different weight, and which may differ from executive officer to executive officer. The Committee may establish performance goals that are measured either individually, alternatively or in any combination, applied to either New Baker Hughes as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee for the award.

The Committee may, in its sole discretion, decrease the amount payable under any award. The Committee may also, in its sole discretion, increase the amount payable under an award that is not intended to qualify as qualified performance-based compensation under Section 162(m), but is not permitted to increase the amount payable under an award that is intended to so qualify.

Per-Person Maximum Amounts. The maximum amounts that can be granted or paid to any executive officer are:

Type of award (Plan)	Per-person limit	Measurement period
Annual bonuses (STI Plan)	$10,000,000	One year
Performance awards denominated in cash (LTI Plan)	$20,000,000	One year
Stock options/SARs (LTI Plan)	3,000,000 shares of Class A Common Stock	One year
Restricted stock/Restricted stock units/Performance awards denominated in shares (LTI Plan)	1,000,000 shares of Class A Common Stock	One year

The Committee will establish business measurements and maximum amounts that it considers appropriate in light of foreseeable business conditions. If approved by stockholders, this proposal would not limit New Baker Hughes’ right to condition payment of annual bonuses, restricted stock, restricted stock units, and performance awards on achievement of additional quantitative or qualitative performance goals or to award or pay other or additional forms of compensation (including, but not limited to, salary, other incentive-based cash compensation or other stock-based awards under the LTI Plan). These other forms of compensation may be paid regardless of whether the performance goals described in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under Section 162(m). However, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

The Baker Hughes board of directors recommends a vote FOR the proposal to approve the Material Terms of Executive Officer Performance Goals Proposal.

DESCRIPTION OF NEW BAKER HUGHES CAPITAL STOCK

The following summary of the terms of the capital stock of New Baker Hughes is not meant to be complete and is qualified in its entirety by reference to the New Baker Hughes Charter and the New Baker Hughes Bylaws. Copies of the New Baker Hughes Charter and the New Baker Hughes Bylaws, substantially in the form proposed to be effective as of the completion of the Transactions, are attached as Annexes B and C, respectively, to this combined proxy statement/prospectus. In certain circumstances, the terms of such capital stock are modified by the Stockholders Agreement, which is incorporated by reference into and forms part of the New Baker Hughes Charter.

Authorized Capital Stock

Under the New Baker Hughes Charter, New Baker Hughes will have the authority to issue 3,300,000,000 shares of stock, initially consisting of 2,000,000,000 shares of Class A Common Stock, 1,250,000,000 shares of Class B Common Stock, and 50,000,000 shares of blank check preferred stock, par value $0.0001 per share (“Preferred Stock”).

New Baker Hughes Common Stock

New Baker Hughes Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that New Baker Hughes may designate and issue in the future. On completion of the Transactions, it is expected that approximately 427 million shares of Class A Common Stock and approximately 716 million shares of Class B Common Stock (all of which Class B Common Stock will be held by GE and its affiliates) will be issued and outstanding. New Baker Hughes will also reserve at least 716 million shares of authorized but unissued Class A Common Stock for issuance upon the exchange of Paired Interests. For more information on the exchange of Paired Interests, see “Certain Agreements Related to the Transactions—Exchange Agreement” beginning on page 158 of this combined proxy statement/prospectus.

The shares of Common Stock will be certificated; provided that the New Baker Hughes Board may resolve that some or all of any or all classes or series of Common Stock shall be uncertificated.

Voting Rights

Holders of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held.

Holders of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on each matter submitted to a stockholder vote. Holders of Common Stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the New Baker Hughes Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such terms pursuant to the New Baker Hughes Charter or the DGCL.

The New Baker Hughes Charter will provide that, subject to the rights of holders of any series of Preferred Stock, an affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of New Baker Hughes entitled to vote will be required to increase or decrease the number of authorized shares of either Common Stock or Preferred Stock.

The New Baker Hughes Bylaws will provide that the directors of the New Baker Hughes Board will be elected by the plurality vote of the votes cast by the holders of shares present and represented at the meeting and entitled to vote. Subject to the rights of holders of any series of Preferred Stock and to the terms of the Stockholders Agreement, the New Baker Hughes Charter will provide that any director or the entire New Baker Hughes Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote.

The New Baker Hughes Bylaws will provide that unless provided otherwise in the New Baker Hughes Bylaws, the New Baker Hughes Charter, the Stockholders Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by a majority of the votes cast by the stockholders entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The New Baker Hughes Bylaws and the New Baker Hughes Charter will provide that the New Baker Hughes stockholders may only amend, alter or repeal the New Baker Hughes Bylaws by an affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of Common Stock entitled to vote. Further, the New Baker Hughes Bylaws and the New Baker Hughes Charter will also provide that, subject to the Stockholders Agreement, the New Baker Hughes Board may adopt, amend, alter or repeal the New Baker Hughes Bylaws.

The New Baker Hughes Charter may be amended by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of all classes of capital stock of New Baker Hughes entitled to vote.

GE, by virtue of its expected ownership of a majority of the voting power of the Common Stock but subject to the Stockholders Agreement, will be able to approve any matter brought to a vote of New Baker Hughes stockholders without the affirmative vote of any other stockholders. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus.

Dividend Rights

The holders of Class A Common Stock will be entitled to receive dividends, if any, payable in cash, stock or property, as may be declared by the New Baker Hughes Board, out of assets or funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Preferred Stock. The holders of Class B Common Stock will not be entitled to receive any dividends.

Liquidation Rights

On the liquidation, dissolution or winding up of New Baker Hughes, whether voluntary or involuntary, the holders of Class A Common Stock will be entitled to share in the net assets and funds of New Baker Hughes available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. The holders of Class B Common Stock will not be entitled to share in such net assets and funds.

Preemptive Rights

Under the New Baker Hughes Charter, the holders of Class A Common Stock and Class B Common Stock will have no preemptive rights. The Stockholders Agreement, however, will provide that if New Baker Hughes proposes to issue any securities, other than in certain issuances, GE will have the right to purchase its pro rata share of such securities, based on the number of shares of Common Stock owned by GE before such issuance. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 149 of this combined proxy statement/prospectus. In addition, if GE has the right to exercise preemptive rights, it will also have the right to acquire Paired Interests pursuant to the Newco LLC Agreement. See “Certain Agreements Related to the Transactions—Newco LLC Agreement” beginning on page 154 of this combined proxy statement/prospectus.

There will be no redemption or sinking fund provisions applicable to the Class A Common Stock or Class B Common Stock.

Issuance and Restrictions of Class B Common Stock

Pursuant to the New Baker Hughes Charter, shares of Class B Common Stock will be issued in the future to the members under the Newco LLC Agreement (other than New Baker Hughes) only to the extent necessary in certain circumstances so that they hold an identical number of Common Units and shares of Class B Common Stock unless otherwise provided in the Newco LLC Agreement. Shares of Class B Common Stock are transferable only for no consideration to New Baker Hughes or Newco LLC for automatic retirement or in accordance with the Stockholders Agreement, the Newco LLC Agreement and the Exchange Agreement.

New Baker Hughes Preferred Stock

Preferred Stock Outstanding at Closing

On completion of the Transaction, no shares of Preferred Stock will be issued and outstanding.

Blank Check Preferred Stock

Under the New Baker Hughes Charter, the New Baker Hughes Board will have the authority to issue Preferred Stock in one or more series, and to fix for each series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the New Baker Hughes Board providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders of New Baker Hughes.

The purpose of authorizing the New Baker Hughes Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding New Baker Hughes voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the liquidation rights of the Class A Common Stock. For more information on New Baker Hughes Preferred Stock, see the Form of Amended and Restated Certificate of Incorporation of New Baker Hughes in Annex B beginning on page B-1 of this combined proxy statement/prospectus.

Exclusive Venue

The New Baker Hughes Charter will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on New Baker Hughes’ behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Baker Hughes’ directors, officers or other employees to New Baker Hughes or New Baker Hughes’ stockholders, (iii) any action asserting a claim against New Baker Hughes arising pursuant to any provision of the DGCL or (iv) any action asserting a claim against New Baker Hughes governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the New Baker Hughes directors and officers.

Anti-Takeover Effects of Provisions of the New Baker Hughes Charter and Bylaws

Although immediately after Closing, GE will own a majority of New Baker Hughes’ capital stock, the New Baker Hughes Charter and New Baker Hughes Bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of New Baker Hughes. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Baker Hughes to first negotiate with the New Baker Hughes Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New Baker Hughes’ stockholders. However, the New Baker Hughes Charter and the New Baker Hughes Bylaws also give the New Baker Hughes Board the power to discourage acquisitions that some stockholders may favor.

GE Board Designees

See “Directors of New Baker Hughes—New Baker Hughes Director Compensation” beginning on page 240 of this combined proxy statement/prospectus and “Certain Agreements Related to the Transactions—Stockholders Agreement—Corporate Governance” beginning on page 150 of this combined proxy statement/prospectus. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of New Baker Hughes or New Baker Hughes’ management.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of New Baker Hughes by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

New Baker Hughes will be subject to Section 203 of the DGCL. Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. However, the New Baker Hughes Board (including its members designated by GE) may, pursuant to the Stockholders Agreement, approve in advance certain acquisitions for purposes of Section 203 of the DGCL. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 150 of this combined proxy statement/prospectus for a more detailed discussion.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The New Baker Hughes Charter will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Baker Hughes Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to New Baker Hughes’ secretary of the stockholder’s intention to bring such business before the meeting. The New Baker Hughes Charter will provide that, subject to applicable law, special meetings of the stockholders may be called only (1) by or at the direction of the New Baker Hughes Board, a committee thereof, the Chairman of the Board, or the Chief Executive Officer or (2) by the secretary of New Baker Hughes upon written request of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock. The New Baker Hughes Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in the New Baker Hughes Bylaws and provide New Baker Hughes with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of New Baker Hughes or its management. However, the New Baker Hughes Charter will also provide that, subject to the DGCL and the New Baker Hughes Bylaws, any action that could be taken by stockholders at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if there is a written consent signed by holders of outstanding Common Stock sufficient to take such action if there had been a meeting of stockholders.

Corporate Opportunities and Transactions with Controlling Stockholder

In recognition and anticipation that directors, officers or employees of GE may serve as directors or officers of New Baker Hughes, that GE may engage in the same or similar lines of business as New Baker Hughes, and that GE may have an interest in the same areas of corporate opportunity as New Baker Hughes, the New Baker Hughes Charter will provide for the allocation of certain transactions and corporate opportunities between New Baker Hughes and GE. Specifically, except as otherwise agreed by New Baker Hughes and GE (including in the Stockholders Agreement) and, subject to the limitations set forth in the Non-Competition Agreement, GE will be permitted to engage in some of the same or similar activities or lines of business as New Baker Hughes or to do business with any client, customer or vendor of New Baker Hughes.

In the event that GE acquires knowledge (other than through its position as a stockholder of New Baker Hughes or through any of its directors, officers or employees that are also directors, officers or employees of New Baker Hughes) of a potential transaction or matter that may be a corporate opportunity for it and New Baker Hughes, New Baker Hughes will not have any expectancy in such corporate opportunity, and GE will not have any duty to communicate or offer such corporate opportunity to New Baker Hughes and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.

The New Baker Hughes Charter will provide that any of New Baker Hughes’ directors or officers who also serve as a director, officer or employee of GE and who acquire knowledge of a potential transaction that may be a corporate opportunity of New Baker Hughes and GE will have fully satisfied and fulfilled his or her fiduciary duty to New Baker Hughes and its stockholders with respect to such transaction, and New Baker Hughes will not have any expectancy in such corporate opportunity so long as the corporate opportunity is offered or disclosed in accordance with the policy set forth in the New Baker Hughes Charter. Such policy states in general that (i) a corporate opportunity offered to any person who is a director, but not an officer or employee of New Baker Hughes and who is also a director, officer and/or employee of GE will belong to New Baker Hughes if the opportunity is offered to such person in his or her capacity as a director of New Baker Hughes and otherwise will belong to GE and (ii) a corporate opportunity offered to any person who is an officer or employee of New Baker Hughes and also is a director, officer and/or employee of GE will belong to New Baker Hughes unless it is offered to such person in his or her capacity as a director, officer and/or employee of GE, in which case it will belong to GE.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of the New Baker Hughes Charter.

Transfer Agent and Registrar

Computershare Shareowner Services LLC will be the transfer agent and registrar for the Common Stock.

Listing of Common Stock

We will apply for listing of Class A Common Stock on NYSE under the trading symbol “BHGE.”

BUSINESS

New Baker Hughes

We believe New Baker Hughes will be a leading equipment, technology and services provider in the oil and gas industry with pro forma 2016 combined revenue of $23 billion, approximately 70,000 employees and a presence in more than 120 countries. By drawing from GE’s product and technology expertise, and Baker Hughes’ capabilities in oilfield services, we believe that the new company will provide best-in-class physical and digital technology solutions for customer productivity, leveraging complementary technologies to serve customers across the full spectrum of the oil and gas value chain.

By joining Baker Hughes’ leading products and services with GE O&G’s highly differentiated manufacturing, engineering and after-market service capabilities, we believe that New Baker Hughes will be able to bring more innovative solutions to market faster and more cost effectively. Combining Baker Hughes’ domain expertise, technology and culture of innovation with GE O&G’s complementary portfolio of technology and customer-driven solutions, enhanced by the technology solutions of the “GE Store” and GE’s industry-leading digital platform Predix, is expected to create value for customers and New Baker Hughes’ stockholders alike.

We believe that there are structural changes taking place in the oilfield services industry that will support an integrated approach to servicing customers as customers will continue to drive for efficiencies and seek to achieve project economics that are sustainable in a lower oil price environment. This will be a focus area for New Baker Hughes and we believe that New Baker Hughes will be well positioned to respond to these customer needs by being able to provide products and services to customers on a lower cost-per-barrel basis as a result of the synergies and other benefits anticipated to arise from the combination of Baker Hughes and GE O&G.

A full scope of essential products and services from extraction to power generation is expected to position New Baker Hughes to deliver tailored solutions to customers, governments, and local partners in the oil and gas industry. We believe New Baker Hughes will have the capabilities to move from being an oilfield equipment and service business to a world-leading provider of oil and gas productivity solutions, enabling customers to lower capital and operating costs, reduce non-productive time and boost resource recovery, and will be able to further develop its business through the pursuit of organic and inorganic growth, including mergers, acquisitions and joint ventures.

New Baker Hughes is expected to benefit from the following:

•	Complete fullstream portfolio. The combination is intended to create a strong complementary portfolio capable of serving upstream, midstream and downstream sectors of the oil and gas industry, matching oilfield service and equipment leaders in many areas. GE O&G’s Turbomachinery & Downstream Technology Solutions; Surface, Subsea & Drilling; and Digital Solutions units are each among the top four providers in their respective segments, while Baker Hughes is one of the leaders in Advanced Drilling Services, Logging and Evaluation, Completion Systems and Production Optimization.

•	Complementary technology and opportunity to utilize the GE Store. Both Baker Hughes and GE O&G have a heritage and a culture of technological innovation in research and development, with complementary capabilities. Baker Hughes focuses on oilfield services, advanced products and integrated project management. GE O&G focuses on high-technology equipment and has a tradition of manufacturing excellence. As a GE company, New Baker Hughes is expected to have access to the GE Store and its technology, talent, expertise and connections through GE’s large and diverse network of businesses and markets.

•

Solutions-based offerings and services for customers. We believe that New Baker Hughes will be well positioned to provide customers with integrated solutions across the value chain. For example, Baker Hughes provides subsurface services to drill and complete wells, while GE O&G supplies and services infrastructure and equipment to support drilling, production and distribution over the long term supported by its contractual service agreements. Furthermore, Baker Hughes and GE O&G will be able to utilize offerings and expertise from broad portfolios to provide integrated solutions that address the key priorities of their customers, such as integrating oilfield equipment solutions with flexible oilfield power and compression solutions for field electrification and development. By integrating these offerings into new product and service packages with improved technical and commercial performance, we believe New Baker Hughes can bring solutions to customers to help them optimize well and field operations and, ultimately, maximize oil and gas recovery.

•	Robust synergy opportunities. Subject to the assumptions and qualifications discussed elsewhere, Baker Hughes and GE O&G believe that the Transactions have the potential to provide total annual run-rate synergies of approximately $1.6 billion, comprised of cost synergies of $1.2 billion and additional EBITDA derived from revenue-related synergies of $0.4 billion. The cost and revenue synergies are expected to be realized over the course of three years from Closing.

•	Predix platform to enable digital capabilities. Predix, GE’s proprietary operating system for the industrial Internet, is powering digital industrial businesses that drive the global economy by connecting industrial equipment, analyzing data, and delivering real-time insights. New Baker Hughes is expected to be able to build upon Predix and other GE digital technologies for new and extended applications in the oil and gas and other industrial ecosystems, such as machine and equipment health, reliability management and maintenance optimization.

New Baker Hughes is expected to be well-positioned to assist its customers as they balance investment decisions between greenfield projects, brownfield projects and optimizing existing assets as a result of the current macroeconomic environment and the potentially prolonged period of lower oil prices. We expect that aging fields will require increased maintenance and intervention to sustain production later into the well life cycle when depletion accelerates. In the future, we see the opportunity for more performance-based solutions through the optimization of both our customers’ capital and operating expenditures for improved production outcomes.

Liquidity and Capital Resources of New Baker Hughes

New Baker Hughes will be funded through cash distributions from Newco LLC.

Because of the alternatives that we expect to be available to Newco LLC following the transaction, including internally generated cash flow and access to capital markets, we believe that Newco LLC’s short-term and long-term liquidity will be adequate to fund not only its operations, but also its anticipated near-term and long-term funding requirements, including capital spending programs, distributions to members, defined benefit plan contributions, repayment of debt maturities and other amounts that ultimately may be paid in connection with contingencies.

New Baker Hughes intends to cause Newco LLC to enter into a credit facility and other financing arrangements intended to support its working capital requirements and general corporate needs after Closing. The terms of the credit facility or other financing arrangements and the amount and type and term of the debt securities Newco LLC will issue have not been determined; however, New Baker Hughes will not be a guarantor or otherwise responsible for Newco LLC indebtedness.

Given the cyclicality of the oil and gas industry, we believe that maintaining a strong investment-grade credit rating is prudent for Newco LLC to enable it to access the capital markets to secure financing on attractive terms. Newco LLC intends to pursue a balanced approach to capital allocation.

Baker Hughes

See “Business” in Part I of Baker Hughes’ Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 8, 2017 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

GE O&G Business

GE O&G is currently part of GE. As part of the Transactions, GE will contribute GE O&G to Newco LLC, as further described under “The Transactions Agreement—Structure of the Transactions” beginning on page 130 of this combined proxy statement/prospectus. New Baker Hughes will have a number of contractual relationships with GE following the Contribution, as further described under “Certain Relationships and Related Transactions” beginning on page 244 of this combined proxy statement/prospectus.

GE O&G offers its customers a leading portfolio of advanced technology and optimization support. GE O&G is active in all segments of the oil and gas industry: upstream to downstream, greenfield to brownfield, and onshore and offshore segments. GE O&G also delivers pipeline integrity solutions, a wide range of sensing, inspection and monitoring technologies and industrial power generation and compression solutions for the midstream liquefied natural gas and pipeline segments and the downstream refining and petro-chemical segments. GE O&G endeavors to continuously improve oil and gas industry performance, output and productivity.

GE O&G offers its solutions through three segments: Turbomachinery & Downstream Technology Solutions (TMDTS); Surface, Subsea & Drilling (SS&D); and Digital Solutions (DS). GE O&G also offers its solutions through joint ventures where localization provides a competitive advantage or where local law so requires.

GE O&G is a global business with consolidated revenue of $3,111 million for three months ending March 31, 2017. GE O&G generates its revenue and orders from a combination of equipment sales and services. For the three months ended March 31, 2017, 41.2% of revenue was generated from equipment sales and 58.8% from services, while 31.5% of orders were for equipment and 68.5% for services. Due to the nature of GE O&G’s business, including the time required to manufacture equipment and the long-term nature of many of its service contracts, there is a backlog of unfilled customer orders for equipment sales and services, which as of March 31, 2017 totalled $20,893 million. The following charts show the split between equipment sales and services for GE O&G’s three months ended March 31, 2017 and 2016 revenues, three months ended March 31, 2017 and 2016 orders and backlog.

Equipment/Services Revenues

Orders	Backlog

GE O&G is a global business with consolidated 2016 revenue of $13,269 million. GE O&G generates its revenue and orders from a combination of equipment sales and services. In 2016, 46.0% of revenue was generated from equipment sales and 54.0% from services, while 32.5% of orders were for equipment and 67.5% for services. Due to the nature of GE O&G’s business, including the time required to manufacture equipment and the long-term nature of many of its service contracts, there is a backlog of unfilled customer orders for equipment sales and services, which as of December 31, 2016 totalled $21,697 million. The following charts show the split between equipment sales and services for GE O&G’s 2016 and 2015 revenues, and 2016, 2015 and 2014 orders and year end backlog.

Equipment/Services Revenues

Orders	Backlog

Product services and backlog of product services

GE O&G’s Statement of Earnings displays sales and costs of sales in accordance with SEC regulations under which “goods” is required to include all sales of tangible products and “services” must include all other sales, including other services activities. For the amounts shown above, as well as in the orders and backlog charts included in this Business section and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G section of this combined proxy statement/prospectus, GE O&G distinguishes between “equipment” and “product services,” where product services refers to sales under product services agreements, including sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs), which is an important part of its operations. GE O&G refers to “product services” simply as “services” within this Business section and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G sections of this combined proxy statement/prospectus.

Backlog is defined as unfilled customer orders for products and services believed to be firm. For product services, an amount is included for the expected life of the contract.

Products and Services

Turbomachinery & Downstream Technology Solutions

GE O&G’s Turbomachinery & Downstream Technology Solutions (TMDTS) segment is a leader in designing, manufacturing, maintaining and upgrading rotating equipment across the oil and gas, petro-chemical and industrial sectors.

The GE O&G TMDTS portfolio includes drivers, driven equipment, flow control and turnkey solutions. Drivers comprise aero-derivative gas turbines, heavy-duty gas turbines, small- to medium-sized steam turbines, and synchronous and induction electric motors. GE O&G TMDTS’ driven equipment consists of electric generators, reciprocating, centrifugal, axial, direct-drive high speed, integrated and subsea compressors, and turbo-expanders. GE O&G TMDTS’ flow control includes pumps, valves, regulators, control systems and other flow and process control technologies. As part of its turnkey solutions, GE O&G TMDTS offers power generation modules, waste heat/energy recovery, energy storage, modularized small and large liquefaction plants, carbon capture and storage/use facilities. GE O&G TMDTS also offers a variety of system upgrades and conversion solutions, from a single machine to full plant debottlenecking and modernization. The GE O&G TMDTS portfolio includes the NuovoPignone®, Salof™, Dresser™ and Thermodyn® brands.

GE O&G TMDTS’ products enable customers to increase upstream oil and gas production, liquefy natural gas, compress gas for transport via pipelines, generate electricity, store gas and energy, refine oil and gas and produce petro-chemicals, while minimizing both operational and environmental risks in the most extreme service conditions. GE O&G TMDTS’ customers are upstream, midstream and downstream, onshore and offshore, and small to large scale. Midstream and downstream customers include liquefied natural gas plants, pipelines, storage facilities, refineries and a wide range of industrial and engineering, procurement and construction (EPC) companies.

GE O&G TMDTS’ value proposition is founded on its turbomachinery and flow control technology, a unique competence to integrate gas turbine and compressors in the most critical natural gas applications, best-in-class manufacturing and testing capabilities, reliable maintenance and service operations, and innovative real-time diagnostics and control systems, enabling condition-based maintenance and increasing overall productivity, availability, efficiency and reliability for oil and gas assets. GE O&G TMDTS differentiates itself from competitors with its expertise in technology and project management, local presence and partnerships, as well as the deep industry know-how of its teams to provide fully integrated equipment and services solutions with state-of-art technology from design and manufacture through to operations.

GE O&G TMDTS revenues represented approximately 55.9% of GE O&G revenue and 81.5% of GE O&G segment profit for the three months ended March 31, 2017.

GE O&G TMDTS revenues represented approximately 51.5% of total 2016 GE O&G revenue and 68.2% of 2016 GE O&G segment profit.

Surface, Subsea and Drilling

GE O&G’s Surface, Subsea & Drilling (SS&D) subsea product lines facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface production facilities, design and manufacture equipment for floating production facilities and provide a range of related services. GE O&G’s SS&D surface product lines provide equipment and related services for onshore and shallow water oil and gas wells.

The GE O&G SS&D portfolio includes deepwater drilling equipment, subsea production systems (SPS), flexible pipe systems, surface pressure control and artificial lift equipment, and related service solutions. GE O&G SS&D’s drilling product line offers blowout preventers, control systems, marine drilling risers, wellhead connectors, diverters and related services. GE O&G SS&D’s subsea product lines offer SPS, including trees, control systems, manifolds, connections, wellheads, specialty connectors, installation and decommissioning solutions, and related services. GE O&G SS&D’s subsea product line also provides advanced flexible composite pipes for deepwater production riser applications and flowlines for use with floating production, storage, and offloading vessels, in a range of extreme operating environments. GE O&G SS&D’s surface product lines design, manufacture and sell pressure control equipment and artificial lift equipment, including dry trees, surface wellheads, electric submersible pumps, rod lift systems, actuators, progressive cavity pumps, and distribute gas lift systems for extracting crude oil and other fluids from wells. GE O&G SS&D also offers a range of comprehensive, worldwide services for complete life-of-field support including installation, field and perforation services, technical support, well access through subsea intervention systems, operating resources and tools, offshore products and brownfield asset integrity solutions, optimization of asset availability and return on installed base investments. The GE O&G SS&D portfolio includes the Hydril™, Vetco® Gray, Wellstream®, Advantec™, Lufkin®and Sondex® brands.

GE O&G SS&D’s subsea product lines’ customers are oil and gas field developers, drilling and oil companies seeking to undertake new subsea projects, mid-life upgrades and maintenance, well interventions and workover campaigns. GE O&G SS&D’s surface product lines’ products and services are used by international, national, and independent oil companies and oilfield service companies.

GE O&G SS&D differentiates itself in SPS, deepwater and surface drilling systems. GE O&G SS&D’s key competitive areas are large-bore gas fields, deepwater oilfields and fields with long tieback distances. In addition to a robust presence in other subsea areas, including high-pressure high-temperature (HPHT) fields, GE O&G SS&D’s subsea product lines’ production systems are among the industry’s most reliable, with uptime of the critical control system exceeding 99.8%. GE O&G SS&D surface product lines’ core technologies enable stable, precise and accurate wellbore placement for high quality drilling that supports higher utilization rates by reducing the need for calibrations and repairs. Using data-enabled services, including equipment baseline modeling, condition-based maintenance, rig-based re-certification, and digitized asset history, GE O&G SS&D systems and services is able to increase reliability and reduce downtime.

GE O&G SS&D revenues represented approximately 28.7% of total GE O&G revenue and 2.5% of GE O&G segment profit for the three months ended March 31, 2017.

GE O&G SS&D revenues represented approximately 32.8% of total 2016 GE O&G revenue and 13.6% of 2016 GE O&G segment profit.

Digital Solutions

GE O&G’s Digital Solutions (DS) segment provides a diverse portfolio of hardware, software, industrial control systems, inspection solutions, sensor and measurement instruments and advisory services to improve machinery health and productivity of industrial assets.

GE O&G’s DS portfolio includes condition monitoring, inspection technologies, measurement and sensing and pipeline inspections. GE O&G’s DS condition monitoring product line, which includes the Bently Nevada® and System 1® brands, provides rack-based vibration monitoring equipment, sensors, software cybersecurity solutions and industrial controls for power generation and oil and gas operations. GE O&G’s DS inspection technologies product line includes a broad portfolio of non-destructive testing (“NDT”) technology, software, and services, including industrial radiography, ultrasonic sensors, testing machines and gauges, NDT film, and remote visual inspection. GE O&G’s DS measurement and sensing product line, which includes the Panametrics®, Druck®, Reuter Stokes™, Presens™ and Naxys™ brands,provides instrumentation including flow meters, moisture, humidity and oxygen analyzers, pressure sensors, controllers, calibrators, leak detection systems, radiation monitoring, flame sensors, and neutron scattering technology. GE O&G’s DS pipeline inspections product line, operating under the PII™ brand, provides services to assess metal loss, identify deformation and abnormal geometry, detect cracks and assess overall pipeline integrity.

GE O&G’s DS segment helps companies optimize industrial assets by providing solutions such as performance management, condition and asset health monitoring, enabling customers to mitigate risk, boost safety, meet regulatory requirements, reduce maintenance costs, and improve equipment reliability, uptime, and efficiency. It also provides customers with the first step of their digital transformation, using sensors, services and inspections to connect industrial assets to the industrial internet via GE’s Predix cloud-based platform. Deployed on machines, onsite, or in the cloud, Predix handles big data on an industrial scale and with industrial-strength security, giving customers the power to innovate and make faster, more confident decisions. Predix provides the insights that transform asset performance and operations, allowing customers to enhance the safety, productivity and life of assets.

GE O&G DS revenues represented approximately 15.4% of GE O&G revenue and 16.0% of GE O&G segment profit for the three months ended March 31, 2017.

GE O&G DS revenues represented approximately 15.7% of total 2016 GE O&G revenue and 18.2% of 2016 GE O&G segment profit.

Raw Materials and Suppliers

The principal raw materials used by GE O&G include steel alloys, chromium, nickel, titanium, barite, beryllium, copper, lead, tungsten carbide, synthetic and natural diamonds, gels, sand and other proppants, printed circuit boards and other electronic components and hydrocarbon-based chemical feed stocks. Raw materials that are essential to GE O&G’s business are normally readily available from multiple sources, but may be subject to price volatility. Market conditions can trigger constraints in the supply of certain raw materials, and GE O&G is always seeking ways to ensure the availability and manage the cost of raw materials. GE O&G’s procurement department uses its size and buying power to enhance its access to key materials at competitive prices.

In addition to raw materials, GE O&G also uses the products and services of metal fabricators, machine shops, foundries, forge shops, assembly operations, contract manufacturers, logistics providers, packagers, indirect material providers, and others in order to produce and deliver products to its customers. These materials and services are generally available from multiple sources.

Intellectual Property

GE O&G’s technology, brands and other intellectual property rights are important elements of its business. GE O&G relies on patent, trademark, copyright and trade secret laws, as well as non-disclosure and employee invention assignment agreements to protect its intellectual property rights. Many of the patents and patent applications in GE O&G’s portfolio are owned by GE O&G, while other patents and patent applications in GE O&G’s portfolio are licensed to GE O&G by GE and third parties. GE O&G does not consider any individual patent, trademark or copyright to be material to its business operations.

In order to facilitate the Transactions and allow the operations of both GE and GE O&G to continue with minimal interruption, GE will enter into the IP Cross-License Agreement. GE will license to Newco LLC the right to use certain intellectual property owned or controlled by GE (other than GE Digital) pursuant to the terms of the IP Cross-License Agreement. Newco LLC will license to GE the right to use certain intellectual property rights pursuant to the terms of the IP Cross-License Agreement. This license will allow Newco LLC to have continued rights to use some of GE’s intellectual property so that they can be leveraged pursuant to the terms of the IP Cross-License Agreement. Any improvements to such intellectual property made or developed by Newco LLC after Closing will be owned by Newco LLC and licensed back to GE pursuant to the terms of the IP Cross-License Agreement and any improvements to such intellectual property made or developed by GE after Closing will be owned by GE and licensed to Newco LLC. See “Certain Agreements Related to the Transactions—Commercial Agreements—IP Cross-License Agreement” beginning on page 162 of this combined proxy statement/prospectus.

GE O&G follows a policy of seeking patent and trademark protection in numerous countries and regions throughout the world for products and methods that appear to have commercial significance and in regions where GE O&G has, or desires to have, a business presence. GE O&G has over 8,500 issued patents and pending patent applications worldwide, of which more than 2,000 are in the United States. GE O&G believes that protection of its patents, trademarks, and other intellectual property rights is central to the conduct of its business, and enforces its intellectual property rights against infringement worldwide as it deems appropriate to protect its business. Additionally, GE O&G considers the quality and timely delivery of its products, the services it provides to its customers and the technical knowledge and skills of its personnel to be other important components of the portfolio of capabilities and assets that support its ability to compete.

Customers and Sales

GE O&G’s sales efforts are organized around the constantly evolving needs of its customers and markets. GE O&G provides products and solutions to international, national, and independent oil companies and oilfield service companies in the upstream offshore, upstream onshore, pipeline and storage, refinery and petro-chemical, liquefied natural gas, industrial power generation and drilling segments. GE O&G’s customers also include EPC companies that perform projects using GE O&G products and services, as well as other industrial companies, including participants in the automotive, mining, aviation, aerospace and food and beverages sectors. No single customer accounted for 10% or more of GE O&G’s revenues in any of the past three fiscal years.

GE O&G sells to its customers through direct and indirect channels. Its primary sales channel is through its direct sales force, which has a strong regional focus with local teams close to the customer, who are able to draw support from centers of excellence in each of GE O&G’s major product lines. GE O&G’s sales force also uses its application engineers, field application engineers, service engineers, commercial and sales managers, and account executives to help deliver and provide customers with the best product and service solutions which GE O&G can offer.

In indirect channels, GE O&G relies upon its channel partners who act as buy/resell distributors, agents, or third-party sales representatives and provide GE O&G products, generally on a non-exclusive basis. Other indirect sales channels include original equipment manufacturers (“OEMs”) who incorporate GE O&G products and services as part of their design package and product offerings, and GE entities outside of GE O&G that incorporate GE O&G products and services in their offerings.

GE O&G’s marketing strategy spans traditional and digital media and includes exhibiting expertise through white papers, presentations and engineering focused publications, tradeshow and event marketing. Central to this strategy is engaging customers to understand the core challenges they face and how GE O&G can co-create innovative solutions to address these needs.

Certain non-U.S. GE O&G entities have received purchase orders for the sale of goods pursuant to General License H issued in January 2016 by the U.S. Department of Treasury’s Office of Foreign Assets Control that could potentially enhance Iran’s ability to develop petroleum resources. The first of these non-U.S. entities received four purchase orders during the fourth quarter of 2016 and two sets of purchase orders during the first quarter of 2017 covering the sale of spare parts for gas turbine equipment for ultimate end use by an Iranian company in gas production projects in Iran and have a total value of €33.6 million ($35.4 million). The non-US affiliate also booked a modification of a previously reported contract to add additional scope valued at €2.0 million ($2.2 million). As of March 31, 2017 this non-U.S. GE O&G entity has not recognized any revenue, but has incurred €2.7 million ($2.9 million) in costs. A second non-U.S. GE O&G entity received a purchase order pursuant to General License H valued at €0.2 million ($0.2 million) during the fourth quarter of 2016 and a second purchase order during the first quarter of 2017 valued at €0.3 million ($0.3 million) for the sale of services associated with the commissioning of gas compressors in Iran. As of March 31, 2017, gross revenues attributable to this purchase order was €0.3 million ($0.3 million), and net profits attributable to this purchase order was €0.2 million ($0.2 million). A third non-U.S. affiliate of GE’s Oil & Gas business received purchase orders pursuant to General License H valued at €0.3 million ($0.3 million) during the first quarter of 2017 for the sale of production logging equipment and spare parts to an Iranian customer. As of March 31, 2017, the non-US affiliate has not yet recognized revenue or profit associated with this transaction. The non-U.S. GE O&G entities intend to continue this activity pursuant to General License H.

Contracts

GE O&G conducts its business under various types of contracts, including fixed-fee or turnkey contracts, transactional agreements for products and/or services across upstream, midstream and downstream segments and long-term aftermarket service agreements.

GE O&G enjoys stable relationships with many of its customers based on long-term project contracts. Several of those contracts require GE O&G to commit to a fixed price based on the customer’s technical specifications with little or no legal relief due to changes in circumstances, such as changes in local laws or industry or geopolitical events. In some cases, failure to deliver products or perform services within contractual commitments may lead to liquidated damages claims. In other cases, delivery of products or services ahead of contractual commitments can result in bonuses. GE O&G seeks to mitigate these exposures through close collaboration with its customers during work phases. See “Risk Factors—Risk Factors Related to the Business of New Baker Hughes—Some of our customers require bids in the form of long-term, fixed pricing contracts.” for further detail.

Consistent with industry practice, customers typically indemnify GE O&G for certain claims arising from the injury or death of their employees and their other contractors, the loss of or damage to their equipment and that of their other contractors, damage to the well or reservoir and pollution or clean-up originating from the customer’s equipment or from the reservoir, including uncontained oil flow from a reservoir, and claims arising from catastrophic events, such as a well blowout, fire, explosion and from pollution below the surface. Conversely, GE O&G typically indemnifies its customers for certain claims arising from the injury or death of its employees, the loss of or damage to its equipment (other than equipment lost in the hole) or pollution originating from GE O&G equipment in GE O&G care, custody or control, above the surface of the earth or water.

Subject to limited exceptions, GE O&G’s general practice is to include a limitation of liability clause to limit the overall risk associated with work performed under a contract. It is also GE O&G’s general practice to include a limitation of liability for consequential loss, including loss of profits and loss of revenue.

GE O&G’s indemnity structure may not protect it in every case. Often GE O&G contracts with customers that are not the end user of its products. It is GE O&G’s practice to seek to obtain an indemnity from its customer for any end-user claims but this is not always possible. Similarly, government agencies and other third parties may make claims in respect of which GE O&G is not indemnified and for which responsibility is assessed proportionate to fault. In all cases, deviations from GE O&G’s standard contracting practices are examined through an established risk deviation process.

Research and Development

GE O&G maintains an active research and development program, some of which is conducted using the research and development resources of GE. GE O&G engages in research and development activities directed primarily toward the development of new products, services, technology and other solutions, as well as the improvement of existing products and services and the design of specialized products to meet specific customer needs. GE O&G has technology centers located in many locations relevant to the global oil and gas industry.

In order to facilitate the Transactions and allow GE and GE O&G’s operations to continue with minimal interruption, GE will provide Newco LLC with access to certain of GE’s technological developments, enhancements and software, including tailored technology research and development services related to Newco LLC’s operations. In addition, Newco LLC will provide GE with certain access to GE O&G’s technological developments, enhancements and software. See “Certain Agreements Related to the Transactions—Commercial Agreements—IP Cross-License Agreement” beginning on page 162 of this combined proxy statement/prospectus.

GE O&G’s expenditures for research and development activities were approximately $352 million in 2016, approximately $408 million in 2015, and approximately $420 million in 2014.

In the TMDTS product line, GE O&G continues to invest in continuous product improvement of reciprocating and centrifugal compressors, using advanced fluid dynamic simulation and advanced aeromechanics to improve capability, operability and efficiency of its centrifugal compressors family.

GE O&G SS&D continues to invest in products to develop capability, improve performance and reduce costs. In SPS, the recent focus has been to expand capability into deeper water, longer offsets and at higher pressures. Subsea Power and Processing is also an area in which GE O&G is investing, covering both pumping and compression. On the surface, SS&D invested in a new and cutting-edge line of hydraulic actuators that offer customers improvements in reliability, efficiency and maintainability.

GE O&G Digital Solutions continues to invest in advanced digital solutions designed to improve the efficiency, reliability and safety of oil and gas production operations. These systems integrate operational data from producing oil and gas facilities to deliver notifications and analytical reports to engineers so they can identify operational performance issues before they become significant, thus helping to prevent unplanned downtime and improve facility reliability.

Regulatory and Environmental

GE O&G’s operations, including its products and services, are subject to U.S. and non-U.S. laws and regulations relating to the protection of the environment and human health, including laws and regulations governing the investigation and remediation of soil and water contamination, including groundwater, surface water and marine waters, the payment for damages to natural resources, air emissions, water discharges, the use and handling of petroleum products and hazardous materials, and the disposal of petroleum wastes and hazardous wastes. Compliance with these laws and regulations requires obtaining and complying with the terms and conditions of permits, authorizations and other standards. Compliance also requires the installation of equipment, and the carrying out of periodic maintenance, in order to control and limit emissions and discharges, and to decrease the chances of unauthorized releases to the environment. These laws and regulations differ from jurisdiction to jurisdiction, continually change, and tend to become more stringent over time.

The laws and regulations governing the investigation and remediation of soil and water have required and may in the future require GE O&G to remediate contamination at both its current and former properties, and potentially at other properties and locations impacted by its operations. These laws and regulations may also require GE O&G to contribute to the costs of investigating and remediating contamination at third-party sites to which GE O&G sent hazardous and petroleum wastes for disposal, notwithstanding that the original disposal activity accorded with all legal and regulatory requirements. These laws and regulations are often no fault, and can require GE O&G to clean up contamination that stems from historic releases into the environment even though the releases may not have violated any then-existing requirements, as well as contamination caused by third parties such as former owners and operators of GE O&G’s current properties. Moreover, these laws and regulations are often joint and several, and GE O&G can be held responsible for the payment of the full amount of an environmental liability even if there are other responsible parties that will not or cannot satisfy their share of the liability. See “Risk Factors—Risk Factors Related to the Business of New Baker Hughes—Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results.” for further detail.

GE O&G has incurred and will continue to incur liabilities, and operating and capital costs, to maintain and achieve compliance with environmental, health and safety laws and regulations.

Competition

GE O&G’s products and services are sold in highly competitive markets and the competitive environment varies by product line, as discussed below:

Turbomachinery & Downstream Technology Solutions (TMDTS)

GE O&G TMDTS believes that the principal competitive factors in the industries and markets it serves are product range (or power range measured in Megawatts) coverage, efficiency, product reliability and availability, service capabilities, packages, references, emissions and price.

In upstream and midstream applications, GE O&G’s TMDTS’ primary equipment competitors include Siemens (Power and Gas business unit), Solar (a Caterpillar company), MAN Turbo and Mitsubishi Heavy Industries. In downstream applications, GE O&G’s TMDTS primarily competes with OEMs and independent service providers, including Flowserve, Pentair, Emerson, Siemens, Hitachi, Solar (a Caterpillar company), Ariel, MAN Turbo, Burckhardt, Elliott Ebara and Mitsubishi Heavy Industries.

GE O&G TMDTS’ aftermarket equipment product line competes with smaller independent local providers such as Masaood John Brown, Sulzer, MTU, Trans Canada Turbine, Chromalloy and Ethos Energy (a joint venture of Siemens and the Wood Group).

Surface, Subsea & Drilling (SS&D)

GE O&G SS&D believes that the principal competitive factors in the industries and markets it serves are product and service quality, reliability and on time delivery, health, safety and environmental standards, technical proficiency, availability of spare parts and price. Its strong track record of innovation enables GE O&G SS&D to enter into long-term, performance-based service agreements with its customers.

In the SPS product line, the primary competitors of GE O&G SS&D include OneSubsea (part of Schlumberger), TechnipFMC, Aker Solutions ASA, Proserv and Dril-Quip Inc. In the flexible pipe product line, competitors include TechnipFMC, NOV, Airborne, and Magma. In the drilling sub-product line, competitors include NOV and Schlumberger. In the surface product line competitors include Schlumberger (including Cameron), Halliburton, Weatherford International, TechnipFMC, Weir Oil & Gas, Cactus and Summit.

Digital Solutions

GE O&G Digital Solutions believes that the principal competitive factors in the industries and markets it serves are superior product technology, service, quality, and reliability, as well as its ability to utilize the GE Store.

GE O&G Digital Solutions competes across a wide range of industries, including Oil & Gas, Power Generation, Aerospace, and Light and Heavy Industrials. The products and services are sold in a diversified, fragmented arena with a broad range of competitors.

Although no single company competes directly with GE O&G Digital Solutions across all its product lines, various companies compete in one or more products. Primary competitors include Emerson, ABB, Schneider Electric, Fortive, Olympus, Comet Group, Honeywell Process Solutions, Roper Technology, Siemens, Spectris, Aspentech and OSISoft.

Employees

As of December 31, 2016, GE O&G had approximately 34,000 employees. A small portion of GE O&G’s employees is represented under collective bargaining agreements or similar labor arrangements. GE O&G believes that its employee relations are generally favorable.

Properties

GE O&G owns or leases numerous properties in domestic and foreign locations. Generally, GE O&G leases office space, with less than 5% of such space being owned, while it owns approximately 80% of its manufacturing locations. Its principal properties include manufacturing facilities, light industrial sites, service shops, research and development laboratories, technology centers, and corporate offices. GE O&G also has numerous smaller facilities that include sales, project, and support offices and bulk storage facilities throughout the world. All of GE O&G’s owned properties are unencumbered.

As of January 1, 2017, GE O&G had access to the following principal properties, either owned or leased.

Location	Region	Purpose	Legal Status
GE O&G
London, United Kingdom	Europe	Office	Leased
Turbomachinery & Downstream Technology Solutions
Florence, Italy	Europe	Office and Manufacturing	Owned/Leased
Avenza, Italy	Europe	Spare parts distribution	Leased
Massa, Italy	Europe	Manufacturing and string test	Owned
Jacksonville, Florida	NAM	Manufacturing	Leased
Lufkin, Texas	NAM	Manufacturing	Owned
Schertz, Texas	NAM	Manufacturing	Owned
Houston, Texas (Port NW)	NAM	Manufacturing	Leased
Houston, Texas (HSC)	NAM	Overhaul & Repair	Owned
Surface, Subsea & Drilling
Bristol, United Kingdom	Europe	Office	Leased
Houston, Texas	NAM	Office	Leased
Aberdeen, United Kingdom	Europe	Office and Manufacturing	Owned
Newcastle, United Kingdom	Europe	Office and Manufacturing	Owned
Montrose, United Kingdom	Europe	Manufacturing	Leased
Houston, Texas (NHR)	NAM	Manufacturing and services	Owned
Houston, Texas (Hydril)	NAM	Office and Manufacturing	Owned
Niteroi, Brazil	LATAM	Manufacturing	Leased
Singapore	ASEAN	Manufacturing	Owned
Comodoro, Argentina	LATAM	Manufacturing	Owned
Lufkin, Texas	NAM	Manufacturing and Overhaul & Repair	Owned
Ploiesti, Romania	Europe	Manufacturing	Owned
Oklahoma City, Oklahoma	NAM	Manufacturing and Overhaul & Repair	Owned
Shawnee, Oklahoma	NAM	Manufacturing	Owned
Dammam, Saudi Arabia	MENAT	Manufacturing	Leased
Monterrey, Mexico	LATAM	Manufacturing	Leased
Digital Solutions
San Ramon, California	NAM	Office	Leased
Hurth, Germany	Europe	Manufacturing	Owned
Minden, Nevada	NAM	Manufacturing	Owned
Billerica, Massachusetts	NAM	Office and Manufacturing	Leased
Ahrensburg, Germany	Europe	Manufacturing	Leased
Cramlington, United Kingdom	Europe	Office and Manufacturing	Owned
Longmont, Colorado	NAM	Manufacturing	Leased
Groby, United Kingdom	Europe	Manufacturing	Owned
Wunstorf, Germany	Europe	Manufacturing	Owned

GE O&G believes all properties that it currently occupies are suitable for their intended use.

Legal Proceedings

GE O&G is subject to litigation and other risks posed under the different regimes in all parts of the world where the company operates or buys or sells its equipment and services. GE O&G has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. Yet the global and diverse nature of GE O&G’s business, and the changing enforcement environments in which it operates, means the nature and outcome of existing or potential legal proceedings and enforcement actions cannot be predicted with certainty. GE O&G believes, based on its review or the probable outcome of the proceedings to which it is a party, that any unrecorded liability that may result will not have a material adverse effect on its liquidity, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BAKER HUGHES

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of Baker Hughes’ Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 8, 2017 and in Part I, Item 2 of Baker Hughes’ Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on April 28, 2017 (both incorporated by reference), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF GE O&G

The following discussion and analysis summarizes the significant factors affecting the results of operations, financial condition and liquidity position of GE O&G as of and for the three months ended March 31, 2017 and 2016 and for the years ended December 31, 2016, 2015 and 2014, and should be read in conjunction with the combined financial statements and related notes of GE O&G beginning on page FS-1 of this combined proxy statement/prospectus. Neither the following discussion and analysis nor the combined financial statements of GE O&G represent the financial position or results of operations of the Oil & Gas operating segment of GE. The following discussion and analysis of the financial condition and results of operations of GE O&G covers periods prior to the consummation of the Transactions described elsewhere in this combined proxy statement/prospectus and does not reflect its effect on future periods. The Transactions will result in financial results that are materially different from those reflected in the combined financial statements of GE O&G that are included elsewhere in this combined proxy statement/prospectus. For an understanding of pro forma financial information including the effect of the Transactions, please see the section entitled “Selected Historical and Pro Forma Condensed Combined Financial Data” beginning on page 39 of this combined proxy statement/prospectus. The following discussion and analysis contain forward-looking statements that reflect GE O&G’s plans, estimates and beliefs. Actual results could differ materially from those discussed in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 64 of this combined proxy statement/prospectus. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this combined proxy statement/prospectus, particularly in the section titled “Risk Factors” beginning on page 44 of this combined proxy statement/prospectus.

Presentation

The sum of the components reported in millions may not be equal to the total amount reported due to rounding. Percentages presented are calculated from the numbers in millions.

Executive Summary

GE O&G operates in more than 120 countries, offering its customers a leading portfolio of advanced technology and optimization support. GE O&G is active in all segments of the oil and gas industry; upstream to downstream, greenfield to brownfield, onshore and offshore. GE O&G also delivers pipeline integrity solutions, a wide range of sensing, inspection and monitoring technologies and industrial power generation and compression solutions for the midstream liquefied natural gas and pipeline segments and downstream refining and petro-chemical segments. GE O&G endeavors to continuously improve oil and gas industry performance, output and productivity.

GE O&G principally provides equipment and services to the oil and natural gas exploration and production industry, both on land and offshore, through its three business segments: Turbomachinery and Downstream Technology Solutions (“TMDTS”), Surface, Subsea & Drilling (“SS&D”) and Digital Solutions (“DS”) which are described below:

•	Turbomachinery and Downstream Technology Solutions is a leader in designing, manufacturing, maintaining and upgrading rotating equipment across the oil and gas, petro-chemical and industrial sectors. The product portfolio includes drivers, driven equipment, flow control, and turnkey solutions. This product portfolio allows customers, across the oil and gas industry, to increase upstream oil and gas production, liquefy natural gas, compress gas for transport via pipelines, generate electricity, store gas and energy, refine oil and gas and produce petro-chemicals while minimizing operational and environmental risks. TMDTS’ expertise in technology and project management, as well as the deep industry know-how of its teams, provides the customer with fully integrated equipment and services solutions from design and manufacture through to operations.

•	Surface, Subsea & Drilling facilitates the safe and reliable flow of hydrocarbons from the subsea wellhead to the floating production facilities on the water’s surface; designs and manufactures equipment for floating production platforms, shallow water and onshore wells; and provides a range of related services. The product portfolio includes subsea production systems, flexible pipe systems, blowout preventers, surface pressure control and artificial lift equipment and related service solutions. The product portfolio allows customers to undertake new projects, mid-life upgrades and maintenance, well interventions and workover campaigns. The use of data-enabled services, including baseline monitoring, condition-based maintenance, and a digitized asset history enable SS&D to increase reliability and decrease downtime for its customer base.

•	Digital Solutions offers a diverse portfolio of hardware, software, industrial control systems, inspection solutions, sensor and measurement instruments and advisory services to improve machinery health and productivity of industrial assets. The product portfolio includes condition monitoring, inspection technologies, measurement and sensing and pipeline inspections with customers spread across several industries, with oil and gas being the largest customer base. The portfolio provides customers with the first step of their digital transformation using sensors to connect industrial assets to the industrial internet via GE’s Predix cloud-based platform. Predix drives the insights that transform and improve asset performance management and operations, which helps improve efficiency and safety in the customer’s business.

For the three months ended March 31, 2017 the oil and gas industry dynamics continued to be challenging; however, there were indicators of potentially positive trends in certain sectors of the industry. The number of contract awards and rig count usage in U.S. onshore rigs are increasing period over period; however, the continued focus on both cost and capital spending reductions is impacting the overall profitability for suppliers and partners within the industry. While the financial performance of GE O&G continued to be adversely impacted, contract orders increased for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. GE O&G continued to experience a reduction in sales volume across most of its product lines.

The years ended December 31, 2016 and 2015 were a challenging period for the oil and gas industry, primarily due to uncertainty and volatility in oil and gas prices. While there have been indications of positive trends in oil and gas prices, the industry generally continues to focus on cost rationalization and capital spending reductions to align its cost structure with current economic conditions. The challenging period continues and has led to lower capital spending across the oil and gas industry, which adversely affected GE O&G’s financial performance in 2016 and in 2015 as it experienced a reduction in volume and pricing pressure across most of its product lines.

The Transactions

On October 30, 2016, GE and Baker Hughes entered into the Transaction Agreement, which provides for the combination of GE O&G and Baker Hughes as described elsewhere in this combined proxy statement/prospectus. The combined product portfolio of GE O&G and Baker Hughes in drilling, completions, production and midstream/downstream equipment and services is expected to create a leading equipment, technology, and service provider in the oil and gas industry operating in more than 120 countries. For further details, see “The Transaction Agreement” beginning on page 130 of this combined proxy statement/prospectus.

Factors Affecting Results of Operations

Oil and Gas Prices

The sharp decline experienced in oil and gas prices since 2014 and the prospect of a continuation of prevailing low oil and gas prices has caused GE O&G’s business to experience declines in orders, some project commencement delays and pricing pressures as capital spending by customers has been diminished, deferred or cancelled. Outside North America, customer spending is most heavily influenced by Brent oil prices and by regional or oil-linked natural gas prices, while in North America, customer spending is highly driven by WTI oil prices and natural gas prices, as measured by the Henry Hub Natural Gas Spot Price. In response to this uncertain industry outlook, GE O&G continues to realize cost saving actions with an increased focus on execution and productivity.

The following table sets forth average oil prices for the years indicated.

	Average Daily Price
Year Ended	WTI Crude	Brent Crude	Henry HubNatural Gas
March 31, 2017	$51.62	$53.59	$3.02
December 31, 2016	43.29	43.67	2.52
March 31, 2016	33.35	33.84	1.99
December 31, 2015	48.66	52.32	2.62
December 31, 2014	93.17	98.97	4.37

(1)	Source: U.S. Energy Information Administration (EIA). As of May 19, 2017, WTI crude, Brent crude and natural gas traded at approximately $48.86 per barrel, $51.29 per barrel and $3.26 per mmBtu, respectively.

Rig Counts and Contract Awards

The number of customer contracts awarded across key product lines in the calendar year is a key business barometer for GE O&G, as it is an indicator of the overall health of the oil and gas business. The number of contracts awarded is generally determined by the capital spending of our customers, which is directly influenced by oil and gas prices. The awards represent the amount of new business that was available for open bid within the industry and is a good indicator of customer spending over the period. These awards should not be the sole factor considered as there may be other conditions that impact the customer’s overall spending, particularly with respect to services. Rig counts are also a business barometer for GE O&G. When drilling rigs are active, they consume products and services. Rig count trends are governed by exploration and development spending by our customers, which in turn is influenced by current and future price expectations for oil and gas. Therefore, the counts may be reflective of the relative strength and stability of energy prices and overall market activity.

The following table sets forth rig counts and contract awards for the years indicated.

	Three months ending March 31,		Calendar year ending December 31,
	2017	2016	2016	2015	2014
LNG awards(1)	-	-	4	23	38
Offshore blowout preventer awards(2)	-	-	-	-	8
Subsea tree awards(3)	22	15	75	156	239
U.S. onshore rigs(4)	719	553	490	948	1,804
International onshore rigs(4)(5)	726	786	855	1,072	1,385

(1)	Source: Internal GE database of publicly announced awards in million tons per annum.
(2)	Source: IHS Petrodata April 2017.
(3)	Source: WoodMac April 2017.
(4)	Source: Baker Hughes Rig Count, www.bakerhughes.com.
(5)	Does not include Russia, China or Central Asia.

Key Performance Indicators ($ millions)

Product services and backlog of product services

GE O&G’s Statement of Earnings displays sales and costs of sales in accordance with SEC regulations under which “goods” is required to include all sales of tangible products and “services” must include all other sales, including other service activities. For the amounts shown below, as well as in the orders and backlog charts included in the Business section and this Management’s Discussion and Analysis section of this combined proxy statement/prospectus, GE O&G distinguishes between “equipment” and “product services”, where product services refers to sales under product services agreements, including sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs), which is an important part of its operations. GE O&G refers to “product services” simply as “services” within the Business section and this Management’s Discussion and Analysis section of this combined proxy statement/prospectus.

Backlog is defined as unfilled customer orders for products and services believed to be firm. For product services, an amount is included for the expected life of the contract.

Orders for the three-month periods ending, and Backlog as at, March 31, 2017 and 2016 ($ millions)

Orders	Backlog

Orders: For the three months ended March 31, 2017, GE O&G recognized orders of $2,708 million, an increase of $207 million, or 8%, from the three months ended March 31, 2016. The increase in orders was driven by the SS&D and TMDTS segments, which experienced increases of 7% and 9%, respectively.

Backlog: As at March 31, 2017, GE O&G’s backlog was $20,893 million, a decrease of $2,757 million, or 12%, from as at March 31, 2016. GE O&G equipment backlog declined by $2,791 million primarily driven by completed orders. GE O&G’s services backlog increased by $34 million to $14,932 million.

GE O&G’s book-to-bill ratio (defined as orders received divided by revenues) is utilized to analyze the relationship between orders received and revenue recognized. Due to the market conditions, our book-to-bill ratio was 0.9:1 and 0.7:1 for the three-month periods ending March 31, 2017 and 2016, respectively. These ratios and the resulting reduction in backlog were primarily driven by the long-cycle nature of our equipment businesses. Based on overall industry conditions and slight improvement in the most recent book-to-bill, we expect this trend to stabilize, specifically in the equipment businesses, and as a result we do not expect it to have a material effect on our operations. GE O&G continues to monitor conditions and act accordingly, as an example, further restructuring and product cost-out efforts. GE O&G expects approximately 20% of the total $20,893 million March 31, 2017 period-end backlog to be filled within the current fiscal year and the remainder will be completed in future years.

Historical orders and backlog by fiscal year ($ millions)

Orders	Backlog

Orders: In 2016, GE O&G recognized orders of $11,273 million, a decrease of $4,112 million from 2015. Driven by broader market conditions, GE O&G continued to see delays in final investment decisions on projects and pricing pressure.

Backlog: GE O&G’s backlog represents unfilled customer orders for products and services, with the value being defined as the expected life of contract sales for product services. In 2016, GE O&G’s backlog was $21,697 million, a decrease of $2,244 million from 2015 primarily driven by the decrease in equipment backlog of 30% as well as the strengthening of the U.S. dollar, which accounted for a decrease of $309 million. GE O&G’s services backlog increased by 5% to $15,223 million. Backlog remains relatively strong and provides an indication of long term revenues within GE O&G.

GE O&G’s book-to-bill ratio utilized to analyze the relationship between orders received and revenue recognized. Due to the market conditions, our book-to-bill ratio was 0.8:1 and 0.9:1 for the years ending December 31, 2016 and 2015, respectively. These ratios and the resulting reduction in backlog were primarily driven by the long-cycle nature of our equipment businesses and the aforementioned market conditions. Based on improving industry conditions, GE O&G expects this trend to stabilize, specifically in the equipment businesses, and as a result we do not expect it to have a material effect on our operations. GE O&G continues to monitor conditions and act accordingly, as an example, executing further restructuring and product cost-out efforts. GE O&G expects approximately 30% of the total $21,697 million December  31, 2016 year-end backlog to be fulfilled within the following fiscal year with the remainder expected to be completed in future years.

Results of Operations ($ millions)

The results of operations of GE O&G are evaluated by the chief executive officer of GE O&G on a combined and consolidated basis as well as at the segment level.

Segment revenue includes revenues related to the segment. Segment profit is determined based on the internal performance measures used by the chief executive officer of GE O&G to assess the performance of each segment in a financial period. In assessing each segment’s performance, the chief executive officer of GE O&G may exclude certain items from the segment and include these items in the corporate items and eliminations line. As a result of this assessment, certain charges for restructuring and cost rationalization; gains & losses on the sale of businesses; goodwill impairments; certain foreign currency devaluations; acquisition related charges; and the unallocated portion of costs related to corporate overheads and corporate initiatives are excluded from the calculation of segment profit and are analyzed separately. Segment profit excludes interest and other financial charges as well as income taxes.

Segment profit also excludes the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries.

In evaluating the segment performance, the chief executive officer of GE O&G uses the following metrics:

Volume & Price: Volume is the increase or decrease in products and/or services sold period-over-period excluding the impact of foreign exchange and price. The volume impact on profit is calculated by multiplying the prior period profit rate by the change in revenue volume between the current and prior period. Price is defined as the change in sales price for a comparable product or service period-over-period and is calculated as the period-over-period change in sales prices of comparable products and services.

Foreign Exchange (“FX”): FX measures the translational foreign exchange impact, or the translation impact of the period-over-period change on sales and costs directly attributable to change in the foreign exchange rate compared to the U.S. dollar. FX impact is calculated by multiplying the functional currency amounts (revenue or profit) with the period-over-period FX rate variance, using the average exchange rate for the respective period.

(Inflation)/Deflation: (Inflation)/deflation is defined as the increase or decrease in direct and indirect costs of the same type for an equal amount of volume. It is calculated as the year-over-year change in cost (i.e., price paid) of direct material, compensation & benefits and overhead costs.

Productivity: Productivity is measured by the remaining variance in profit, after adjusting for the period-over-period impact of volume & price, foreign exchange and (inflation)/deflation as defined above. Improved or lower period-over-period cost productivity is the result of cost efficiencies or inefficiencies, such as cost decreasing or increasing more than volume, or cost increasing or decreasing less than volume, or changes in sales mix among segments. This also includes the period-over-period variance of transactional foreign exchange, aside from those foreign currency devaluations that are reported separately for business evaluation purposes.

The following table sets forth the segment revenues, segment profit and segment earnings(loss) before tax for each of our reportable segments:

	GE O&G Three Months Ended March 31,		GE O&G Fiscal Year Ending December 31,
(in millions)	2017	2016	2016	2015	2014
Segment revenues
TMDTS	$1,741	$1,745	$6,837	$7,985	$8,647
SS&D	892	1,180	4,346	6,471	8,160
DS	478	482	2,086	2,232	2,384
Total segment revenues	$3,111	$3,407	$13,269	$16,688	$19,191
Segment profit
TMDTS	$398	$357	$1,412	$1,815	$1,655
SS&D	12	107	282	734	843
DS	78	65	376	468	526
Total segment profit	$488	$529	$2,070	$3,017	$3,024
Corporate items & eliminations	(233)	(172)	(700)	(475)	(381)
Foreign currency devaluation	(7)	(58)	(138)	(63)	(20)
Impairment of goodwill	—	—	—	(2,080)	—
Restructuring	(50)	(77)	(431)	(365)	(113)
Interest and other financial charges	(31)	(39)	(148)	(167)	(186)
Segment earnings (loss) before tax	$167	$183	$653	$(133)	$2,324
Provision for Income Taxes	(42)	(42)	(250)	(473)	(484)
Net earnings (loss)	$125	$141	$403	$(606)	$1,840

The following charts show historical segment revenues and segment profits for each of our reportable segments as well as our revenues by geographic region for the three-month periods ending March  31, 2017 and 2016:

Historical Segment Revenues and Segment Profit ($ millions)

Segment Revenues	Segment Profit

Geographic Revenues for the three months ended March 31, 2017 ($3,111 million)

The following charts show historical segment revenues and segment profits for each of our reportable segments as well as our 2016 revenues by geographic region:

Historical Segment revenues and Segment profit ($ millions)

Segment Revenues	Segment Profit

2016 Geographic Revenues ($13,269 million)

Three months ended March 31, 2017 to three months ended March 31, 2016

Segment revenue & Segment earnings walk before income tax:
	Revenues	Earnings (loss)
Three months ended March 31, 2016	$3,407	$183
Volume & price	(255)	(106)
Foreign Exchange	(41)	(7)
(Inflation)/Deflation	—	50
Productivity	—	(39)
Goodwill impairment	—	—
Restructuring	—	27
Interest & other financial charges	—	8
Foreign currency devaluation	—	51

Three months ended March 31, 2017	$3,111	$167

Consolidated Performance

GE O&G’s segment revenue for the three months ended March 31, 2017 was $3,111 million, a decrease of $296 million, or 8.7%, from the three months ended March 31, 2016 due to the continued decline in customer activity across most product lines, which reduced volume and prices, the combined effect of which totaled $255 million. These declines are primarily driven by the continued weakness in oil prices. GE O&G continued to execute on its backlog and provided goods and services to meet customer needs during the three months ended March 31, 2017.

GE O&G’s segment earnings before income taxes for the three months ended March 31, 2017 were $167 million, a decrease of $16 million, or 8.7%, from the three months ended March 31, 2016. This decrease was primarily driven by the combined impact of lower volume and pricing headwinds of $106 million and lower cost productivity of $39 million. These were partially offset by cost deflation of $50 million. In addition, the business recorded $50 million in restructuring charges, which was a decrease of $27 million from the prior year. Foreign currency devaluation charges decreased by $51 million, primarily due to currency devaluations in Angola and Nigeria in 2016, which did not recur in the first quarter of 2017.

Corporate Items and Eliminations

GE O&G’s corporate items and eliminations increased by $61 million for the three months ended March 31, 2017 primarily due to nonrecurring transactional and integration related costs of $58 million associated with the Transactions.

Foreign Currency Devaluations

GE O&G recorded a currency devaluation charge of $7 million for the three months ended March 31, 2017, a decrease of $51 million from three months ended March 31, 2016. This decrease was largely driven by material currency devaluations in Angola in 2016. In addition, GE O&G has worked to minimize on-hand local currency in those markets that have minimal currency derivative liquidity, which limits GE O&G’s ability to offset these exposures.

Restructuring

For the three months ended March 31, 2017, GE O&G continued to evaluate the need for restructuring programs that are designed to align its cost structure to the challenging economic conditions driven by significant decline in oil prices. For the three months ended March 31, 2017, GE O&G recognized $50 million in restructuring charges, a decrease of $27 million from the three months ended March 31, 2016. This decrease was primarily due to a reduction in restructuring programs. GE O&G continues to evaluate the market and make cost rationalization decisions based on changes to short and long-term market indicators.

Interest and Other Financial Charges

For the three months ended March 31, 2017, GE O&G incurred interest and other financial charges of $31 million, a decrease of $8 million from the prior year, primarily related to lower interest expense on third-party debt.

Income Tax

For the three months ended March 31, 2017, GE O&G income tax expense was flat, at $42 million. The effective tax rate for the three months ended March 31, 2017 was 25% as compared to 35% for the three months ended March 31, 2016. The decrease in the effective tax rate for the three months ended March 31, 2017 resulted from a higher benefit from income earned in foreign jurisdictions taxed at lower rates, driven primarily by a lower level of withholding taxes. The three months ended March 31, 2017 effective tax rate also benefited from a lower level of non-deductible expenses and return to accrual adjustment.

Segment Performance

TMDTS

TMDTS revenue for the three months ended March 31, 2017 was $1,741 million, a decrease of $4 million or 0.2%, from the three months ended March 31, 2016, primarily due to the strengthening of the U.S. dollar, which had a $37 million impact. This effect was partially offset by higher volume, which when combined with lower prices had a net effect of $33 million.

TMDTS segment profit for the three months ended March 31, 2017 was $398 million, an increase of $41 million, or 11.5% from the three months ended March 31, 2016 primarily driven by improved cost productivity of $81 million and cost deflation of $19 million, partially offset by a net volume and price-related decrease of $54 million and weakening of the U.S. dollar of $5 million. Segment profit as a percentage of revenues was 22.9% for the three months ended March 31, 2017 compared to 20.5% for the three months ended March 31, 2016.

SS&D

SS&D revenue for the three months ended March 31, 2017 was $892 million, a decrease of $289 million, or 24.4%, from the three months ended March 31, 2016 due to lower volumes and price declines, the combined effect of which totaled $293 million, partially offset by the strengthening of the Brazilian real of $5 million. The volume and pricing decreases were primarily driven by the impact of the oil price on customer purchasing decisions which have reduced orders.

SS&D segment profit for the three months ended March 31, 2017 was $12 million, a decrease of $95 million, or 88.7%, from the three months ended March 31, 2016 primarily driven by lower cost productivity of $67 million and volume and price-related decreases of $55 million, which were partially offset by cost deflation of $29 million. Segment profit, as a percentage of revenues was 1.4% for the three months ended March 31, 2017 compared to 9.1% for the three months ended March 31, 2016.

DS

DS revenue for the three months ended March 31, 2017 was $478 million, a decrease of $4 million, or 0.7%, from the three months ended March 31, 2016 primarily due to the strengthening of the U.S. dollar of $9 million, partially offset by higher sales volume of $5 million.

DS segment profit for the three months ended March 31, 2017 was $78 million, an increase of $13 million, or 20.0%, from the three months ended March 31, 2016, primarily due to cost productivity of $15 million and cost deflation of $2 million, partially offset by strengthening of the U.S. dollar of $3 million. Segment profit, as a percentage of revenue, was 16.4% for the three months ended March 31, 2017 compared to 13.5% for the three months ended March 31, 2016.

Fiscal Year 2016 to Fiscal Year 2015

Segment revenue & Segment earnings (loss) walk before income tax: 2016 – 2015
	Revenues	Earnings (loss)
2015	$16,688	$(133)
Volume & price	(3,129)	(741)
Foreign Exchange	(290)	(9)
(Inflation)/Deflation	—	230
Productivity	—	(653)
Goodwill impairment	—	2,080
Restructuring	—	(66)
Interest & other financial charges	—	19
Foreign currency devaluation	—	(75)

2016	$13,269	$653

Consolidated Performance

GE O&G’s segment revenue for the year ended December 31, 2016 was $13,269 million, a decrease of $3,419 million, or 20.5%, from the year ended December 31, 2015 due to the continued decline in customer activity across all product lines, which reduced volume and prices the combined effect of which totaled $3,129 million. These declines are primarily driven by the continued weakness in oil prices; however, the strengthening of the U.S. dollar throughout fiscal year 2016 also drove revenue decline of $290 million. GE O&G continued to execute on its backlog, identified alternative contract structures to meet customer needs, and offered financing opportunities in partnership with GE Capital.

GE O&G’s segment earnings before income taxes for the year ended December 31, 2016 were $653 million, an increase of $785 million from the year ended December 31, 2015. Excluding the $2,080 million goodwill impairment charge recognized in 2015, segment earnings before income taxes decreased by $1,295 million from 2015. This decrease was primarily driven by the combined impact of lower volume and pricing headwinds of $741 million and lower cost productivity, including unfavorable foreign exchange transactional hedge impacts of $653 million. These were partially offset by cost deflation of $230 million. In addition, the business recorded $431 million in restructuring charges, which was an increase of $66 million from the prior year. Foreign currency devaluations increased by $75 million, primarily due to currency devaluations in Angola and Nigeria.

Corporate Items and Eliminations

GE O&G’s corporate items and eliminations increased by $225 million in 2016 primarily due to selective increases in R&D program investments, legacy customer contracts and settlements and a non-recurring gain on the sale of a business in 2015.

Foreign Currency Devaluations

GE O&G recorded a currency devaluation charge of $138 million in 2016, an increase of $75 million from 2015, largely driven by significant currency devaluations in Angola and Nigeria. These markets have minimal currency derivative liquidity which limits GE O&G’s ability to offset these exposures.

Impairments

GE O&G recorded no impairments in fiscal year 2016 compared to a goodwill impairment charge of $2,080 million in fiscal year 2015. In 2015, GE O&G determined that goodwill in its SS&D segment was impaired as the carrying value of a reporting unit within SS&D exceeded its fair value. Accordingly, after calculating the implied fair value of goodwill, a goodwill impairment charge of $2,080 million was recorded.

Restructuring

In 2016, GE O&G continued to implement restructuring programs designed to better align its cost structure to the challenging economic conditions driven by significant decline in oil prices. In 2016, GE O&G recognized $431 million in restructuring charges, an increase of $66 million from 2015. This increase was driven by continued focus on cost rationalization to better align GE O&G’s operating structure to the market conditions.

Interest and Other Financial Charges

In 2016, GE O&G incurred interest and other financial charges of $148 million, a decrease of $19 million from the prior year, primarily related to the factoring of accounts receivable, primarily with GE Capital.

Income Tax

In 2016, GE O&G income tax expense decreased by $223 million, to $250 million from $473 million in 2015. This decrease was primarily due to a decline in profit excluding the impairment of non-deductible goodwill of $453 million, partially offset by a decrease in the benefit from global operations including foreign tax credit benefits of $132 million. The 2015 effective tax rate was unfavorably impacted by this goodwill impairment, which was non-deductible for tax purposes and increased the tax provision by $713 million relative to income tax expense had it been deductible.

Segment Performance

TMDTS

TMDTS 2016 revenue was $6,837 million, a decrease of $1,148 million or 14.4%, from 2015 primarily due to lower volume and pricing headwinds on equipment transactions the combined effect of which totaled $1,098 million and the strengthening of the U.S. dollar of $50 million. The decrease in volume and price was primarily driven by uncertainty in the broader market, which has delayed anticipated equipment contracts.

TMDTS 2016 segment profit was $1,412 million, a decrease of $403 million, or 22.2% from 2015 primarily driven by the volume and price-related decrease of $447 million and lower cost productivity of $52 million partially offset by cost deflation of $99 million. Segment profit as a percentage of revenues was 20.7% in 2016 compared to 22.7% in 2015.

SS&D

SS&D 2016 revenue was $4,346 million, a decrease of $2,125 million, or 32.8%, from 2015 due to lower volumes and price declines, the combined effect of which totaled $1,922 million and the strengthening of the U.S. dollar of $203 million. The volume and pricing decreases were primarily driven by the impact of the oil price on customer purchasing decisions throughout the year.

SS&D 2016 segment profit was $282 million, a decrease of $453 million from 2015 primarily driven by a volume and price-related decrease of $284 million, lower cost productivity of $278 million, and the strengthening of the U.S. dollar of $14 million, partially offset by cost deflation of $123 million. Segment profit, as a percentage of revenues was 6.5% in 2016 compared to 11.3% in 2015.

DS

DS 2016 revenue was $2,086 million, a decrease of $145 million, or 6.5%, from 2015 primarily due to lower sales volume of $109 million and the strengthening of the U.S. dollar of $36 million. The decline in volume was due to delay of capital spending projects in the oil and gas sector, primarily due to oil prices.

DS 2016 segment profit was $376 million, a decrease of $93 million, or 19.8%, from 2015, primarily due to lower cost productivity of $79 million and lower volume of $21 million, partially offset by cost deflation of $13 million. Segment profit, as a percentage of revenue, was 18.0% in 2016 compared to 21.0% in 2015.

Segment Revenue & Segment earnings (loss) walk before tax: 2015 – 2014
	Revenues	Earnings (loss)
2014	$19,191	$2,324
Volume & price	(906)	(203)
Foreign Exchange	(1,597)	(349)
(Inflation)/Deflation	—	134
Productivity	—	318
Goodwill impairment	—	(2,080)
Restructuring	—	(252)
Interest & other financial charges	—	19
Foreign currency devaluations	—	(43)

2015	$16,688	$(133)

Fiscal Year 2015 to Fiscal Year 2014

Consolidated Performance

GE O&G’s 2015 segment revenue was $16,688 million, a decrease of $2,503 million, or 13.0%, from 2014 primarily due to a decrease in volume and price of $906 million and a reduction of $1,597 million due to the strengthening of the U.S. dollar. The volume decrease was primarily driven by the significant decline in oil prices in 2015, which caused projects to be placed on hold or delayed as customers began to implement cost reduction efforts.

GE O&G’s 2015 segment loss before income taxes was $133 million, a decrease in earnings before taxes of $2,457 million from 2014, which included a goodwill impairment charge of $2,080 million in the SS&D segment. Excluding the impact of the goodwill impairment charge, earnings before taxes was $1,947 million, a decrease of $377 million from 2014. This decline in earnings before income taxes, adjusted for the goodwill impairment charge, was primarily driven by an increase in restructuring costs of $252 million, the negative impact of the strengthening of the U.S. dollar of $349 million and volume and price-related decreases of $203 million. These declines were partially offset by improved cost productivity of $318 million and cost deflation of $134 million.

Corporate Items and Eliminations

GE O&G’s corporate items and eliminations increased by $94 million in 2015 primarily due to an increase in selective R&D program investments and localization efforts.

Foreign Currency Devaluations

GE O&G recorded a currency devaluation charge of $63 million, an increase of $43 million from 2014, largely driven by significant currency devaluations in Angola and Nigeria. These markets have minimal currency derivative liquidity which limits GE O&G’s ability to offset these exposures.

Impairments

In 2015, GE O&G determined that goodwill in its SS&D segment was impaired as the carrying value of a reporting unit within SS&D exceeded its fair value. Accordingly, after calculating the implied fair value of goodwill, a goodwill impairment charge of $2,080 million was recorded. There was no goodwill impairment charge recorded in 2014.

Restructuring

In 2015, GE O&G implemented various restructuring programs designed to better align its cost structure to the change in economic conditions driven by a significant decline in oil prices resulting in a $252 million increase in restructuring charges. These cost reduction programs focused on ensuring GE O&G’s manufacturing footprint and personnel structures enabled it to provide cost-effective product solutions to its customers.

Interest and Other Financial Charges

In 2015 GE O&G incurred interest and other financial charges of $167 million, a decrease of $19 million compared to the prior year, primarily related to the factoring of accounts receivable, primarily with GE Capital.

Income Tax

In 2015, GE O&G income tax expense decreased by $11 million, to $473 million from $484 million in 2014. This decrease was primarily due to a decrease in the benefit from global operations including foreign tax credit benefits of $174 million, partially offset by a decline in profit excluding the impairment of non-deductible goodwill of $160 million. The 2015 effective tax rate was unfavorably impacted by this goodwill impairment which was non-deductible for tax purposes and increased the tax provision by $713 million relative to income tax expense had it been deductible.

Segment Performance

TMDTS

TMDTS 2015 revenue was $7,985 million, a decrease of $662 million, or 7.7%, from 2014, primarily due to the impact of the strengthening U.S. dollar of $773 million, partially offset by higher equipment volume and price of $111 million.

TMDTS 2015 segment profit was $1,815 million, an increase of $160 million, or 9.7% from 2014 driven by cost productivity of $201 million, volume and price increases of $42 million and cost deflation of $38 million partially offset by the strengthening of the U.S. dollar of $121  million. Segment profit, as a percentage of revenue, was 22.7% in 2015 compared to 19.1% in 2014.

SS&D

SS&D 2015 revenue was $6,471 million, a decrease of $1,689 million, or 20.7%, from 2014, primarily due to lower volumes on equipment and services in its surface product lines of $1,198 million and a reduction in revenue due to the strengthening of the U.S. dollar of $491 million. The overall volume decrease was primarily driven by the decline in oil price throughout the year, which has resulted in customers delaying or cancelling anticipated projects and oilfield activities.

SS&D 2015 segment profit was $734 million, a decrease of $109 million, or 12.9%, from 2014 driven by a volume and price-related decrease of $129 million and the impact of the strengthening U.S. dollar of $119 million, partially offset by cost deflation of $107 million and productivity of $33 million. Segment profit, as percentage of revenue, was 11.3% in fiscal year 2015 compared to 10.3% in fiscal year 2014.

DS

DS 2015 revenue was $2,232 million, a decrease of $153 million, or 6.4%, from 2014, primarily due to the impact of a stronger U.S. dollar of $333 million partially offset by an increase in volume of $180 million.

DS 2015 segment profit was $468 million, a decrease of $58 million, or 11.0%, from 2014, driven by the strengthening of the U.S. dollar of $143 million, partially offset by cost productivity of $102 million. Segment profit, as a percentage of revenue, was 21.0% in 2015 compared to 22.1% in 2014.

Financial Resources and Liquidity

GE O&G’s objective is to maintain sufficient liquidity and financial flexibility to fund its business operations. As of March 31, 2017, GE O&G had $1,027 million of cash and equivalents, compared to $981 million at December 31, 2016. As of March 31, 2017, approximately $952 million of the $1,027 million of cash and equivalents was held by GE O&G’s foreign subsidiaries and would be subject to United States tax if repatriated. GE O&G’s intent is to permanently reinvest these funds outside of the United States and current plans do not suggest a need to repatriate them to fund GE O&G’s United States operations.

GE O&G mainly generates its cash from its operating activities. Historically GE O&G has participated in GE’s cash pooling arrangements to access liquidity and fund its operations, the effect of which is treated as net parent investment for carve out financial statement purposes. GE O&G has accessed third party bank debt when needed to fill its short-term cash needs. GE O&G has not borrowed material amounts from third party banks or the capital markets to fund its operations.

GE O&G has committed credit lines of $201 million that have been extended to it by three banks as of March 31, 2017. As of March 31, 2017, $142 million of these credit facilities remained available for use.

GE O&G has undertaken certain transactions with related parties, primarily GE Capital, through which it can monetize its accounts receivable through the sale of these receivable to GE Capital’s Working Capital Solutions. GE O&G monetizes receivables, as and when needed, to generate liquidity without the use of the capital markets. GE O&G pays commission and servicing fees to GE Capital’s Working Capital Solutions for these transactions when they are consummated.

GE O&G believes that cash on hand, cash flows generated from operations and the available credit facility will provide sufficient liquidity to manage its global cash needs.

As of March 31, 2017, $738 million of cash and equivalents were held in bank accounts and cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction.

Cash Flows

The following table summarizes cash flows generated from (used in) each type of activity for each period (in millions):

	GE O&G Three Months Ending March 31,		GE O&G Fiscal Year Ending December 31,
	2017	2016	2016	2015	2014
Operating activities	$(346)	$(229)	$262	$1,277	$1,887
Investing activities	(67)	(87)	(472)	(466)	(836)
Financing activities	457	261	(102)	(515)	(388)

Operating Activities

GE O&G’s largest source of operating cash is payments from customers, of which the largest component is collecting cash related to product or services sales including advance payments or progress collections for work to be performed. The primary use of operating cash is to pay GE O&G’s suppliers, employees, tax authorities and others for a wide range of material and services.

Cash flows from operating activities used $346 million and $229 million for the three months ended March 31, 2017 and 2016, respectively. Cash flows from operating activities decreased $117 million in the first three months of 2017 primarily due to unbilled positions on long-term construction contracts. GE O&G has been advancing its percentage of completion of these contracts but has not yet achieved offsetting billing milestones resulting in a net increase in working capital; further there have been no significant downpayments for new customer contracts. This impact on working capital was partially offset by continued focus on customer collections and inventory management through input control.

Cash flows from operating activities generated $262 million and $1,277 million for the years ended December 31, 2016 and 2015, respectively. Cash flows from operating activities decreased $1,015 million in 2016 primarily due to the decrease in net income, partially offset by improvements in other working capital categories, due to improvements in the collection of past due receivables, improved inventory management and restructuring.

Cash flows from operating activities generated $1,277 million and $1,887 million for the years ended December 31, 2015 and 2014, respectively. Cash flows from operating activities decreased $610 million in 2015 primarily due to a decrease in progress collections driven by market conditions. This was offset by an improvement in the other working capital categories, primarily receivables and inventory, due to an improvement in collections of past due receivables, improved inventory management and restructuring efforts.

Investing Activities

Cash flows from investing activities used $67 million and $87 million for the three months ended March 31, 2017 and 2016, respectively. GE O&G’s principal recurring investing activity is the funding of capital expenditures, including property plant and equipment and software, to support operations. Expenditures for capital assets were $67 million for three months ended March 31, 2017 and $69 million for the three months ended March 31, 2016, partially offset by cash flows from the sale of property, plant and equipment of $8 million for the three months ended March 31, 2017 and $16 million for the three months ended March 31, 2016.

Cash flows from investing activities used $472 million and $466 million for the years ended December 31, 2016 and 2015, respectively. GE O&G’s principal recurring investing activity is the funding of capital expenditures, including property plant and equipment and software, to support operations. Expenditures for capital assets were $316 million in 2016 and $446 million in 2015, partially offset by cash flows from the sale of property, plant and equipment of $25 million in 2016. There were no material acquisitions or dispositions in 2016; however, in 2015 GE O&G generated approximately $181 million from business dispositions and utilized $86 million cash in business acquisitions.

Cash flows from investing activities used $466 million and $836 million for the years ended December 31, 2015 and 2014, respectively. Expenditures for capital assets were $446 million and $583 million in 2015 and 2014, respectively. The decline in capital expenditures in 2015 is a result of GE O&G’s rationalization of investments aligned to the lower market activity. In 2014, $592 million was utilized to acquire businesses, primarily Cameron’s Reciprocating Compression division for $550 million. In addition, GE O&G recognized proceeds from the sale of assets of $441 million, primarily from the sale of the Wayne Fueling Systems business of $485 million.

Financing Activities

Cash provided from financing activities was $457 million for the three months ended March 31, 2017, an increase of $196 million compared to the three months ended March 31, 2016. This was primarily driven by (i) an increase in borrowing of $266 million, primarily related to an increase in cash due to affiliates of $168 million in connection with intercompany factoring programs from GE Capital’s Working Capital Solutions and debt borrowings in Brazil of $35 million and (ii) other financing charges increase of $102 million principally to the acquisition of the outstanding non-controlling interest in one of our consolidated subsidiaries during the three months ended March 31, 2016 offset by decrease in contribution from GE as part of cash pooling activity that is included in net transfer (to)/from parent component on the Statement of Cash Flows $201 million.

Cash utilized in financing activities for 2016 was $102 million, a decrease of $413 million compared to 2015. This was primarily driven by a net contribution to GE as part of the cash pooling activity that is included in the net transfer (to)/from parent component on the Statement of Cash Flows.

Cash utilized in financing activities for 2015 was $515 million, an increase of $127 million compared to 2014. This was primarily driven by a net transfer to GE as part of the cash pooling activity that is included in the net transfer (to)/from parent component on the Statement of Cash Flows $960 million, partially offset by a change in borrowings of $797 million.

Contractual Obligations

The following table summarizes GE O&G’s significant contractual obligations and other long-term liabilities as of December 31, 2016 (in millions):

	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
Long-Term Debt(a)	$156	$118	$35	$1	$2
Operating leases(b)	516	94	159	109	154
Purchase obligations(c)	489	479	10	—	—
Other long term liabilities(d)	540	48	44	28	420

(a)	Represents principal amount of long-term debt, including current maturities. The interest on this debt is between $1-2 million per year and reflected in the table above in long-term debt.
(b)	Amounts represent the future minimum payments under noncancelable operating leases with an initial term of one year or more. GE O&G does not include options unless exercise of that option is anticipated.
(c)	Represents purchase orders for goods and services utilized in the normal course of business.
(d)	Includes capital lease obligations, capital expenditures and pension funding obligations. The following non-current liabilities are excluded from the table above: derivatives, deferred revenue and other miscellaneous items. For further information on certain of these items, see Note 11, Borrowings, Note 13, All Other Liabilities, and Note 19, Commitments and Product Warranties to the consolidated financial statements. See Note 14, Income Taxes, to the consolidated financial statements for disclosures surrounding uncertain income tax positions. Additionally, liabilities for uncertain tax positions totaling $149 million, including interest and penalties, are not included in the table because the timing of their resolution cannot be estimated.

Other Factors Affecting Liquidity

Customer receivables: In line with industry practice, GE O&G may bill its customers for services provided in arrears dependent upon contractual terms. In a challenging economic environment, GE O&G may experience delays in the payment of its invoices due to customers’ lower cash flow from operations or their more limited access to credit markets. While historically there have not been material non-payment events, GE O&G attempts to mitigate this risk through the sale of its receivables in monetization programs or working with its customers to restructure their debts; however, not all countries and programs allow monetization on a non-recourse basis. A customer’s failure or delay in payment could have a material adverse effect on GE O&G’s short-term liquidity and results from operations. As of March 31, 2017, GE O&G has no customer balances which exceed 10% of GE O&G’s net customer receivables.

International operations: GE O&G’s cash that is held outside the United States, which comprised 93% of the total cash balance as of March 31, 2017, is in certain circumstances subject to exchange or cash controls that could make it challenging to quickly access. As a result, GE O&G’s cash balance may not represent its ability to quickly and efficiently use this cash.

Off Balance Sheet Commitments

In addition to the above-referenced contractual obligations, GE O&G has additional contractual commitments and other commitments that are not necessarily reflected in GE O&G’s consolidated balance sheet. Such commitments as of March 31, 2017 are as follows:

Guarantees Related to Operating Activities

Commitments relate mainly to guarantees or counter-guarantees given by banks and insurance companies to various customers in connection with ongoing contracts to secure due and proper performance of the contracts or following the payment of retention guarantees and advance billings of $45 million as of March 31, 2017.

Quantitative and Qualitative Disclosures about Market Risk

Cash Flow Hedges

GE O&G’s business involves buying, manufacturing and selling components and products across global markets. These activities expose GE O&G to changes in foreign currency exchange rates, commodity prices and interest rates which can adversely affect revenues earned and costs of its operating businesses. When the currency in which equipment is sold differs from the primary currency of the legal entity and the exchange rate fluctuates, it will affect the revenue earned on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies and exposure to foreign currency gains and losses based on changes in exchange rates. Changes in the price of raw materials used in manufacturing can affect the cost of manufacturing. GE O&G uses derivatives to mitigate or eliminate these exposures, where appropriate.

GE O&G uses cash flow hedging primarily to reduce or eliminate the effects of foreign currency exchange rate changes on purchase and sale contracts. Accordingly, most derivative activity in this category consists of currency exchange contracts. GE O&G had outstanding foreign currency forward contracts with notional amounts aggregating $6,035 million and $9,370 million to hedge exposure to currency fluctuations in various foreign currencies at March 31, 2017 and 2016, respectively. Based on quoted market prices as of March 31, 2017 or 2016 for forward contracts with similar terms and maturity dates, GE O&G recorded losses, both realized and unrealized in nature, of $27 million and $79 million, respectively, to adjust these forward contracts to their fair market value. GE O&G estimates that a 1% appreciation or depreciation in the U.S. dollar would result in impact of approximately $10 million to the financial results of GE O&G, as GE O&G is generally able to mitigate its foreign exchange exposure, where there are liquid financial markets, through use of foreign currency derivative transactions.

GE O&G had outstanding foreign currency forward contracts with notional amounts aggregating $6,430 million and $8,017 million to hedge exposure to currency fluctuations in various foreign currencies at December 31, 2016 and 2015, respectively. Based on quoted market prices as of December 31, 2016 or 2015 for forward contracts with similar terms and maturity dates, GE O&G recorded losses, both realized and unrealized in nature, of $273 million and $117 million, respectively, to adjust these forward contracts to their fair market value. As at December 31, 2016 GE O&G estimates that a 1% appreciation or depreciation in the U.S. dollar would result in impact of approximately $10 million to the financial results of GE O&G, as GE O&G is generally able to mitigate its foreign exchange exposure, where there are liquid financial markets, through use of foreign currency derivative transactions.

Changes in and Disagreements with Accountants and Financial Disclosure

None.

Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those considered to be the most critical to an understanding of GE O&G’s financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. These estimates reflect GE O&G’s best judgment about current, and for some estimates future, economic and market conditions and their potential effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of goodwill, intangibles and long-lived assets, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also, see Note 2, Accounting Policies to the consolidated financial statements, which discusses GE O&G’s most significant accounting policies.

Revenue Recognition on Long-Term Product Services Agreements

Revenue recognition on long-term product services agreements requires estimates of profits over the multiple-year terms of such agreements, considering factors such as the frequency and extent of future monitoring, maintenance and overhaul events, the amount of personnel, spare parts and other resources required to perform the services, and future billing rate, cost changes and customers’ utilization of assets. GE O&G routinely reviews estimates under product services agreements and regularly revises them to adjust for changes in the outlook for revenue recognition.

GE O&G also regularly assesses customer credit risk inherent in the carrying amounts of receivables, contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset its accumulated investment in the event of customer termination. GE O&G gains insight into future utilization and cost trends, as well as credit risk, through its knowledge of the installed base of equipment and the close interaction with its customers that comes with supplying critical services and parts over extended periods. Revisions, after applying the cumulative catch-up basis of accounting, may affect a product services agreement’s total estimated profitability, resulting in an adjustment of earnings; such adjustments increased earnings by $203 million and $97 million in the three-month periods ending March 31, 2017 and 2016 and $293 million, $256 million and $145 million in the years ending December 31, 2016, 2015 and 2014, respectively. GE O&G provides for probable losses when they become evident. GE O&G continues to evaluate the provisions of ASC 605-35, Revenue from Contracts with Customers, and the assessment of the impact, on GE O&G’s combined financial statements and related disclosures. Also, see Note 2 to the consolidated financial statements for additional information and disclosure.

Goodwill and Other Identified Intangible Assets

GE O&G tests goodwill for impairment annually using data as of July 1 of that year. The impairment test consists of two different steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity and comparing that amount with the carrying amount of goodwill. GE O&G determines fair values of each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. GE O&G assesses the valuation methodology based upon the relevance and availability of the data at the time the valuation is performed.

Pension Assumptions

Pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions, discount rate and expected return on assets, are important elements of plan expense and asset/liability measurement. GE O&G evaluates these critical assumptions at least annually on a plan- and country-specific basis. GE O&G periodically evaluates other assumptions involving demographic factors such as retirement age, mortality and turnover, and updates them to reflect its experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Projected benefit obligations are measured as the present value of expected payments discounted using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits; lower discount rates increase present values and subsequent-year pension expense and higher discount rates decrease present values and subsequent-year pension expense.

GE O&G’s discount rates for principal pension plans at December 31, 2016, 2015 and 2014 were 3.41%, 3.83% and 3.69%, respectively, reflecting market interest rates. GE O&G’s expected return on assets at December 31, 2016, 2015 and 2014 were 6.86%, 6.91%, and 6.66%, respectively. The discount rate and expected return on assets have not changed significantly from our December 31, 2016 assumptions.

Income Taxes

We operate in more than 120 countries and our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in these various jurisdictions. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Our income tax rate is impacted by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the United States. Indefinite reinvestment is determined by future operations of the Business. At March 31, 2017 and 2016, approximately $12,085 million and $11,136 million of earnings, respectively, have been indefinitely reinvested outside the United States. At December 31, 2016 and 2015, approximately $11,936 million and $11,204 million of earnings, respectively, have been indefinitely reinvested outside the United States. Most of these earnings have been reinvested in active non-U.S. business operations, and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

Deferred income tax assets represent amounts available to reduce income taxes payable in future years. We evaluate the recoverability of these future deductions and credits by assessing the adequacy of future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and short- and long-range business forecasts to provide insight. Further, our global business gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions.

Our tax filings routinely are subject to audit by the tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. We have provided for the amounts we believe will ultimately result from these proceedings, but settlements of issues raised in these audits may affect our tax rate.

GE O&G has $92 million of gross unrecognized tax benefits at March 31, 2017, of which an immaterial amount may require a cash payment. GE O&G is not able to reasonably estimate in which future periods these amounts ultimately will be settled and paid.

Derivatives and Hedging

GE O&G operates in more than 120 countries and are subject to market risks primarily associated with changes in foreign currency exchange rates. GE O&G maintains a foreign-currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. Foreign currency forward contracts provide a hedge against currency fluctuations on monetary assets/liabilities and future committed cash flows denominated in other than a functional currency.

GE O&G had outstanding foreign currency forward contracts with notional amounts aggregating $6,035 million and $9,370 million to hedge exposure to currency fluctuations in various foreign currencies at March 31, 2017 and 2016, respectively. Based on quoted market prices as of March 31, 2017 and 2016 for forward contracts with similar terms and maturity dates, GE O&G recorded losses of $27 million and $79 million, respectively, to adjust these forward contracts to their fair market value. Also, see Note 18, Derivatives to the interim combined financial statements, which has additional details on GE O&G’s strategy.
GE O&G had outstanding foreign currency forward contracts with notional amounts aggregating $6,430 million and $8,017 million to hedge exposure to currency fluctuations in various foreign currencies at December 31, 2016 and 2015, respectively. Based on quoted market prices as of December 31, 2016, 2015 and 2014, for forward contracts with similar terms and maturity dates, GE O&G records losses of $273 million, $117 million and $109 million, respectively, to adjust these forward contracts to their fair market value. Also, see Note 18, Derivatives to the consolidated financial statements, which has additional details on GE O&G’s strategy.

Other Loss Contingencies

Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.

When a loss is considered probable and reasonably estimable, a liability is recorded in the amount of GE O&G’s best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. However, the likelihood of a loss, with respect to a contingency, is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. GE O&G regularly reviews all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss, or range of loss, can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with, or decisions by, third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

DIRECTORS OF NEW BAKER HUGHES

The business and affairs of New Baker Hughes will be managed by or under the direction of the New Baker Hughes Board. The Stockholders Agreement provides for the nomination by GE and New Baker Hughes of a certain number of members of the New Baker Hughes Board. The table below lists the persons expected to be nominated and elected to the New Baker Hughes Board following the completion of the Transactions, along with the party expected to nominate each person, each nominee’s age as of the date of the special meeting and any other position that such nominee will hold with New Baker Hughes.

Name	Position with New Baker Hughes	Age as of Special Meeting	Nominated By
Jeffrey R. Immelt	Chairman	61	GE
Martin S. Craighead	Vice Chairman	57	Baker Hughes
W. Geoffrey Beattie	Director	57	GE
Gregory D. Brenneman	Director	55	Baker Hughes
Clarence P. Cazalot, Jr.	Director	66	Baker Hughes
Lynn L. Elsenhans	Director	61	Baker Hughes
Jamie S. Miller	Director	48	GE
James J. Mulva	Director	70	GE
J. Larry Nichols	Director	74	Baker Hughes
John G. Rice	Director	60	GE
Lorenzo Simonelli	Director	44	GE

The following is a brief biography of each director nominee of the New Baker Hughes Board that is known as of the date of this combined proxy statement/prospectus.

Jeffrey R. Immelt (61)

Mr. Immelt has been the Chairman of the Board of Directors and Chief Executive Officer of GE since September 2001. Prior to holding this position, Mr. Immelt served as GE’s President and Chairman-elect from November 2000 until September 2001 and as a Senior Vice President of GE and President and CEO, GE Medical Systems from 1996 until November 2000. Mr. Immelt began his career at GE in 1982 in corporate marketing and held various leadership positions in GE’s Plastics, Appliances, and Healthcare businesses. Mr. Immelt currently serves as a member of the President’s committee on American manufacturing; he previously served as the chair of the President’s Council on Jobs and Competitiveness and as a director of the Federal Reserve Bank of New York. We believe that Mr. Immelt should serve as a member of the New Baker Hughes Board due to his extensive leadership experience, global business experience and his experience with the oil and gas industry through his oversight of GE O&G as GE’s Chairman and CEO.

Martin S. Craighead (57)

Mr. Craighead has served as the Chairman of the Board of Directors of Baker Hughes since April 2013 and has served as a Director since 2011. Mr. Craighead has also served as Chief Executive Officer of Baker Hughes since January 2012, President of Baker Hughes from 2010 to 2017, Chief Operating Officer of Baker Hughes from 2009 to 2012, Group President of Drilling and Evaluation for Baker Hughes from 2007 to 2009, President of INTEQ from 2005 to 2007 and President of Baker Atlas from February 2005 to August 2005. Mr. Craighead began his career at Baker Hughes in 1986. We believe that Mr. Craighead should serve as a member of the New Baker Hughes Board due to his leadership experience, global business experience and extensive background in the oil and gas industry.

W. Geoffrey Beattie (57)

Mr. Beattie has been the Chief Executive Officer of Generation Capital, a private investment company based in Toronto, Canada, since September 2013. He previously served as Chief Executive Officer of the Woodbridge Company Limited, a privately held investment company and the majority shareholder of Thomson Reuters (formerly Thomson Corporation) from March 1998 to December 2012, where he also served as Deputy Chairman from May 2000 to May 2013. Mr. Beattie was previously a partner of the law firm Torys LLP. Mr. Beattie serves on the boards of directors of GE, Maple Leaf Foods, the Royal Bank of Canada (not standing for re-election in 2017) and Acasta Enterprises Inc. He serves as the Chairman of Relay Ventures, a Canadian venture capital firm and as a director of DBRS Inc. (Dominion Bond Rating Service). We believe that Mr. Beattie should serve as a member of the New Baker Hughes Board due to his extensive leadership experience, investor experience and broad financial expertise, including in the area of risk management.

Gregory D. Brenneman (55)

Mr. Brenneman is currently a director of Baker Hughes. Mr. Brenneman has served as Executive Chairman of CCMP Capital Advisors, LLC since 2016, Chief Executive Officer from 2015 to 2016 and Chairman from 2008 to 2016. He has also served as the Chairman and Chief Executive Officer of TurnWorks, Inc. since 1994. Mr. Brenneman is a successful business leader who has been involved in several well-known corporate spin-off and turnaround transformations. He brings an extensive background in general management of large organizations and expertise in accounting and corporate finance, supply chain, marketing and international matters. Mr. Brenneman served as Executive Chairman of Quizno’s Corporation from 2008 to 2010 and as its President and Chief Executive Officer from 2007 to 2008. Prior to joining Quiznos, Mr. Brenneman led restructuring and turnaround efforts at Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers, and Continental Airlines, Inc. Mr. Brenneman currently serves on the Board of Directors of The Home Depot, Inc. and Milacron Holdings Corp. Within the last five years, he served on the Board of Directors of Automatic Data Processing, Inc. and Francesca’s Collections. We believe that Mr. Brenneman should serve as a member of the New Baker Hughes Board due to his leadership and financial experience in public companies including his service as a director of other public companies.

Clarence P. Cazalot, Jr. (66)

Mr. Cazalot is currently a director of Baker Hughes. Mr. Cazalot was the Executive Chairman of the Board of Marathon Oil Corporation (formerly known as USX Corporation) from August 2013 to December 2013. Mr. Cazalot was the Chairman of the Board of Marathon Oil Corporation from 2011 to 2013 and the President, Chief Executive Officer and a Director of Marathon Oil Corporation from 2002 to August 2013. He served as Vice Chairman of USX Corporation and President of Marathon Oil Company from 2000 to 2001. Mr. Cazalot served in various executive roles with Texaco Inc. from 1972 to 2000. He is a director of Enbridge, Inc. Within the last five years, Mr. Cazalot served on the Board of FMC Technologies. We believe that Mr. Cazalot should serve as a member of the New Baker Hughes Board due to his role as a former chairman of the board, chief executive officer and president of a publicly traded energy company as well as his many years of experience in the global energy business.

Lynn L. Elsenhans (61)

Ms. Elsenhans is currently a director of Baker Hughes. Ms. Elsenhans was the Executive Chairman of Sunoco, Inc. from January 2009 until May 2012, and Chief Executive Officer and President from August 2008 until March 2012. She also served as Chairman of Sunoco Logistics Partners L.P. from October 2008 until May 2012, and Chief Executive Officer from July 2010 until March 2012. She worked at Royal Dutch Shell for more than 28 years where she held a number of senior roles, including Executive Vice President, Global Manufacturing from 2005 to 2008. She is a member of the Board of Directors of GlaxoSmithKline and

Flowserve Corporation. We believe that Ms. Elsenhans should serve as a member of the New Baker Hughes Board due to her positions as a former chairman and chief executive officer of a publicly traded energy company as well as her many years of leadership experience at a global oil and gas company.

Jamie S. Miller (48)

Ms. Miller has been the Senior Vice President, GE and President and Chief Executive Officer, GE Transportation since October 2015. Ms. Miller previously served as Senior Vice President, Chief Information Officer for GE from April 2013 to September 2015. Ms. Miller joined GE in April 2008 as Vice President, Controller and Chief Accounting Officer and held this position until April 2013. Prior to joining GE, Ms. Miller served as the Senior Vice President and Controller of WellPoint, Inc. and was a partner at PricewaterhouseCoopers LLP. We believe that Ms. Miller should serve as a member of the New Baker Hughes Board due to her extensive leadership experience in various businesses and functions across GE and with other firms, her global business experience and her technological, financial and accounting experience.

James J. Mulva (70)

Mr. Mulva is the former Chairman and Chief Executive Officer of ConocoPhillips, an international integrated oil and gas company, a position he held from October 2004 until his retirement in June 2012. From August 2002 to October 2004, he was the company’s Chairman, President and Chief Executive Officer. Mr. Mulva serves on the boards of GE and General Motors Company and he previously served on the board of Statoil, the Norwegian national oil and gas company. Mr. Mulva is the former Chairman of the American Petroleum Institute. We believe that Mr. Mulva should serve as a member of the New Baker Hughes Board due to his extensive leadership experience, global business experience and extensive background in the oil and gas industry.

J. Larry Nichols (74)

Mr. Nichols is currently a director of Baker Hughes. Mr. Nichols has been the Chairman Emeritus of Devon Energy Corp. since June 2016. Mr. Nichols served as Executive Chairman of Devon Energy Corp. from June 2010 to 2016, Chairman from 2000 to 2010 and as Chief Executive Officer from 1980 to 2010. Mr. Nichols serves as a director of SONIC Corp., as well as several trade associations relevant to the oil and gas exploration and production business. We believe that Mr. Nichols should serve as a member of the New Baker Hughes Board due to his position as the former chairman and chief executive officer of a publicly traded energy company, a successful career building a major oil and gas company and his leadership in related trade associations.

John G. Rice (60)

Mr. Rice has been the Vice Chairman, GE and President and Chief Executive Officer, GE Global Growth Organization since November 2010. Mr. Rice has previously served in various leadership positions across GE, including as Vice Chairman, GE and President and Chief Executive Officer of GE Technology Infrastructure from 2007 until November 2010, as Vice Chairman of GE’s industrial and infrastructure businesses from 2005 until 2007, as President and Chief Executive Officer of GE Energy from 2000 until 2005 and as President and Chief Executive Officer of GE Transportation from 1997 until 2000. Mr. Rice began his career at GE in 1978 and has held leadership positions based in both the United States and in other global markets, including Hong Kong, Singapore and Canada. We believe that Mr. Rice should serve as a member of the New Baker Hughes Board due to his extensive leadership experience in various businesses across GE, his global business experience and his experience with global energy and infrastructure markets from his current and prior roles at GE.

Lorenzo Simonelli (44)

Mr. Simonelli has been the Senior Vice President, GE and President and Chief Executive Officer, GE O&G since October 2013. In addition to serving as a director, he will also serve as the new President and Chief

Executive Officer of New Baker Hughes. Before joining GE O&G, Mr. Simonelli was the Senior Vice President, GE and President and Chief Executive Officer, GE Transportation from July 2008 to October 2013. Mr. Simonelli joined GE, starting in GE’s Financial Management Program in 1994, where he subsequently worked on assignments in GE International, GE Shared Services, GE O&G and Consolidated Financial Insurance. He has also served as the Chief Financial Officer, Americas for GE Consumer & Industrial, as well as General Manager, Product Management, for GE Appliances, Lighting, Electrical Distribution and Motors. We believe that Mr. Simonelli should serve as a member of the New Baker Hughes Board due to his extensive leadership experience in businesses and functions across GE, including as the Chief Executive Officer of GE O&G, in addition to his global experience, financial experience and extensive background in the oil and gas industry.

Director Nominations

The Stockholders Agreement will provide that the New Baker Hughes Board will consist of eleven members, of which, initially: (i) six directors will be designated by GE, including the Chairman of the New Baker Hughes Board and (ii) five directors will be designated by Baker Hughes, including Martin Craighead, the CEO of Baker Hughes, and four directors reasonably acceptable to GE that meet the independence standards under NYSE listing rules. We refer to the directors designated by GE (and their successors) as the GE directors and the directors designated by Baker Hughes (and their successors) as the non-GE directors.

Pursuant to the Stockholders Agreement, GE has the right to designate directors for nomination by the New Baker Hughes Board for election and maintain its proportional representation in the New Baker Hughes Board until the Trigger Date. Notwithstanding the foregoing, both the GE directors’ and the non-GE directors’ proportional representation in the New Baker Hughes Board may decrease in the event that director designation rights are granted in an arm’s-length acquisition or merger by New Baker Hughes, and such director designation rights increase the size of the New Baker Hughes Board.

Until the Trigger Date, GE has the right to designate six nominees to the New Baker Hughes Board at any annual or special meeting of stockholders of New Baker Hughes at which directors will be elected, and has the authority to nominate, elect and remove such GE-designated directors.

In the event there is a vacancy on the New Baker Hughes Board with respect to any director who was not designated by GE, the Governance & Nominating Committee will nominate a person to fill such vacancy reasonably acceptable to GE.

Director Independence

Under NYSE rules, a “controlled company” is defined as a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. It is expected that New Baker Hughes will be a controlled company within the meaning of NYSE rules. On completion of the Transactions, GE is expected to own approximately 62.5% of the voting power of the Common Stock and Baker Hughes stockholders will own approximately 37.5% of the voting power of the Common Stock.

As a result of the Stockholders Agreement and GE’s voting power, we expect New Baker Hughes to be exempt from complying with NYSE’s requirements that (i) a majority of the New Baker Hughes Board consist of independent directors, (ii) the nominating/corporate governance committee consist entirely of independent directors, and (iii) the compensation committee be composed entirely of independent directors. New Baker Hughes will elect to use these exemptions available to controlled companies.

The Stockholders Agreement will provide that successors to directors not designated by GE will be nominated by the Governance & Nominating Committee, which must have a majority of Company Independent Directors. Company Independent Directors are each of the four independent directors initially designated by

Baker Hughes and any successor who (i) meets the independence standards under NYSE rules, (ii) is not a director designated by GE, (iii) is not a current or former member of the board of directors of GE or officer or employee of GE or its affiliates, (iv) does not and has not had any other substantial relationship with GE or its affiliates, and (v) is designated by the Governance & Nominating Committee as a “Company Independent Director.”

Board Meetings and Committees

Pursuant to the New Baker Hughes Bylaws, every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the New Baker Hughes Board, unless a greater number is required by law, by the New Baker Hughes Charter or by the New Baker Hughes Bylaws.

The Stockholders Agreement provides that the New Baker Hughes Board will initially have an Audit Committee, Compensation Committee, Governance & Nominating Committee and Conflicts Committee.

Audit Committee

It is expected that the primary responsibilities of the Audit Committee will be to oversee the accounting and financial reporting processes of New Baker Hughes as well as its affiliated and subsidiary companies, and to oversee the internal and external audit processes. It is also expected that the Audit Committee will assist the New Baker Hughes Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others and the system of internal controls which management and the New Baker Hughes Board will have established. It is expected that the Audit Committee will oversee the independent auditors, including their independence and objectivity. However, the Audit Committee members will not act as professional accountants or auditors, and their functions will not be intended to duplicate or substitute for the activities of management and the independent auditors. It is expected that the Audit Committee will be empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Pursuant to the Stockholders Agreement and the New Baker Hughes Bylaws, the Audit Committee will have three directors, including at least one Company Independent Director. The approval of a majority of the Audit Committee will be required to approve any matter before the Audit Committee. At least one member of the Audit Committee will qualify as an “audit committee financial expert” under the federal securities laws and each member of the Audit Committee will have the “financial sophistication” required under the rules of NYSE.

Compensation Committee

It is expected that the primary responsibilities of the Compensation Committee will be to periodically review and approve the compensation and other benefits for New Baker Hughes’ employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of New Baker Hughes’ executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. It is also expected that New Baker Hughes’ Compensation Committee will administer and have discretionary authority over the issuance of stock awards under any New Baker Hughes stock compensation plans.

It is expected that the Compensation Committee generally will be able to delegate authority to review and approve the compensation of New Baker Hughes’ employees to certain of New Baker Hughes’ executive officers, including with respect to stock option or stock appreciation rights grants made under any New Baker Hughes stock option plans, stock compensation plans or stock appreciation rights plans.

Pursuant to the Stockholders Agreement and subject to certain limitations and qualifications, it is expected that the Compensation Committee will, among other things, determine compensation for the Chief Executive Officer of New Baker Hughes and all executive officers of New Baker Hughes who report directly to the Chief Executive Officer, and will have at least one non-GE director.

Governance & Nominating Committee

It is expected that the Governance & Nominating Committee will, subject to the terms of the Stockholders Agreement, assist the New Baker Hughes Board with respect to: (a) the organization and membership and function of the New Baker Hughes Board, including the identification and recommendation of director nominees and the structure and membership of each committee of the New Baker Hughes Board, (b) corporate governance principles applicable to New Baker Hughes, and (c) New Baker Hughes’ policies and programs that relate to matters of corporate responsibility. The Governance & Nominating Committee is expected, subject to the terms of the Stockholders Agreement, to review and make recommendations to the New Baker Hughes Board regarding the composition of the New Baker Hughes Board structure, format and frequency of the meetings. It is expected that the Governance & Nominating Committee will not formally establish any specific, minimum qualifications that must be met by each candidate for the New Baker Hughes Board or specific qualities or skills that are necessary for one or more of the members of the New Baker Hughes Board to possess. However, it is expected that the Governance & Nominating Committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. It is also expected that the Governance & Nominating Committee will review and make recommendations to the New Baker Hughes Board regarding the nature, composition and duties of the committees of the New Baker Hughes Board. It is expected that the Governance & Nominating Committee will review and consider stockholder-recommended candidates for nomination to the New Baker Hughes Board.

Pursuant to the Stockholders Agreement, the Governance & Nominating Committee will have five directors, including at least three Company Independent Directors.

Conflicts Committee. It is expected that the primary responsibilities of the Conflicts Committee will be to review specific matters that involve conflicts of interest, advise the New Baker Hughes Board on certain actions to be taken and carry out any other duties delegated to it by the New Baker Hughes Board.

Pursuant to the Stockholders Agreement, the Conflicts Committee will be a subcommittee of the Governance & Nominating Committee, and will, among other things, review and approve in advance all transactions between New Baker Hughes or its subsidiaries, on the one hand, and GE or its affiliates (other than New Baker Hughes), on the other hand (which we sometimes refer to as a related party transaction) above certain materiality or dollars thresholds to ensure that they are on arm’s length terms and in the best interests of New Baker Hughes and to consider whether or not to approve the entry into the transactions. Except for related party transactions contemplated by the Transaction Documents, any related party transactions that involve payments greater than $25 million (either individually or together with other substantially related payments) or are otherwise material, and any amendments, terminations or other significant actions under any such transaction, will require the prior written consent of the Conflicts Committee. Related party transactions below the materiality or dollar threshold may be approved by New Baker Hughes management so long as the proposed transaction is on an arm’s-length basis and in the best interests of New Baker Hughes, and such transactions must be reported quarterly to the Conflicts Committee. The Conflicts Committee will consist solely of Company Independent Directors (who, among other things, will not have any substantial relationship with GE or its affiliates), will have the authority to obtain assistance from employees of New Baker Hughes, including legal and financial staff, and will have the power to retain independent outside advisors as it deems necessary.

New Baker Hughes Director Compensation

Following the completion of the Transactions, compensation for directors of New Baker Hughes will be determined by the New Baker Hughes Board. We anticipate that compensation for service on the New Baker Hughes Board will be provided only to the non-employee directors of New Baker Hughes who are not officers or employees of GE or its affiliates (collectively, “Unaffiliated Directors”) and will generally be consistent with the compensation provided to the current non-employee directors of Baker Hughes. The New Baker Hughes Board will periodically assess the amount and terms of any compensation paid to directors of New Baker Hughes, including how the amount and terms of such compensation compare to the compensation paid to the GE board of directors.

Indemnification of Officers and Directors

The New Baker Hughes Charter and New Baker Hughes Bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the DGCL. It also contains provisions that provide for the indemnification of directors of New Baker Hughes for third-party actions by or in the right of New Baker Hughes that mirror Section 145 of the DGCL.

In addition, the New Baker Hughes Charter states that it shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New Baker Hughes, or is or was serving at the request of New Baker Hughes as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including services with respect to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers of Baker Hughes

See “Business—Executive Officers of Baker Hughes Incorporated” in Part I, Item 1 of Baker Hughes’ Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 8, 2017 (incorporated by reference), which can be obtained at the Internet website maintained by the SEC at www.sec.gov. See also “Compensation Discussion and Analysis,” “Director Compensation,” “Compensation Committee Interlocks and Insider Participation” and “Compensation Committee Report” of Baker Hughes’ Schedule 14A proxy statement filed with the SEC on March 9, 2017 (incorporated by reference), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

Executive Officers of New Baker Hughes

Biographical Information

Lorenzo Simonelli (44)

Mr. Simonelli has been the Senior Vice President, GE and President and Chief Executive Officer, GE O&G since October 2013. In addition to serving as a director, he will also serve as the new President and Chief Executive Officer of New Baker Hughes. Before joining GE O&G, Mr. Simonelli was the Senior Vice President, GE and President and Chief Executive Officer, GE Transportation from July 2008 to October 2013. Mr. Simonelli joined GE, starting in GE’s Financial Management Program in 1994, where he subsequently worked on assignments in GE International, GE Shared Services, GE O&G and Consolidated Financial Insurance. He has also served as the Chief Financial Officer, Americas for GE Consumer & Industrial, as well as General Manager, Product Management, for GE Appliances, Lighting, Electrical Distribution and Motors.

Brian Worrell (47)

Mr. Worrell has been the Vice President and Chief Financial Officer of GE O&G since January 2014. He will also serve as the Chief Financial Officer of New Baker Hughes. Immediately prior to joining GE O&G, Mr. Worrell served as GE’s Vice President, Corporate Financial Planning and Analysis from January 2011 to January 2014, and prior to that served as GE’s Vice President, Corporate Audit Staff from January 2006 to December 2010. Prior to holding these roles, Mr. Worrell also served as the Chief Financial Officer for GE O&G from March 2003 to January 2006. Mr. Worrell began his career at GE in 1992 in the Financial Management Program.

Executive Compensation of New Baker Hughes

Bear Newco, Inc. 2017 Long-Term Incentive Plan

After the completion of the Transactions, New Baker Hughes will maintain the Bear Newco, Inc. 2017 Long-Term Incentive Plan (sometimes referred to as the “LTI Plan”). If the stockholders of Baker Hughes approve the LTI Plan, New Baker Hughes intends to grant equity-based awards to eligible individuals (including selected employees and executive officers of New Baker Hughes) under the LTI Plan. The purposes of the LTI Plan are (1) to encourage selected employees and directors to acquire a proprietary interest in the growth and performance of New Baker Hughes, (2) to generate an increased incentive to contribute to New Baker Hughes’ future success and prosperity, thus enhancing the value of New Baker Hughes for the benefit of its stockholders, and (3) to enhance the ability of New Baker Hughes to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of New Baker Hughes will depend.

For a more detailed description of the LTI Plan, see “Bear Newco, Inc. 2017 Long-Term Incentive Plan” beginning on page 188 of this combined proxy statement/prospectus. This description is qualified by the full text of the LTI Plan, which is included as Annex J to this combined proxy statement/prospectus.

Bear Newco, Inc. Executive Officer Short Term Incentive Compensation Plan

After the completion of the Transactions, the executive officers of New Baker Hughes will be eligible to receive cash bonuses under the Bear Newco, Inc. Executive Officer Short Term Incentive Compensation Plan (sometimes referred to as the “STI Plan”). The purpose of the STI Plan is to motivate and reward eligible executive officers by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Baker Hughes Compensation Committee is comprised solely of independent directors: Mr. Cazalot, Jr., Mr. Easter III, Mr. Fernandes, Ms. Cargalli and Dr. Jungels. For additional information see the section below entitled “Certain Relationships and Related Transactions.” The composition of the Compensation Committee of New Baker Hughes will be determined shortly after Closing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Certain Relationships and Related Transactions” in Baker Hughes’ Schedule 14A Proxy Statement filed with the SEC on March 9, 2017 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

See “Stock Ownership—Section 16(a) Beneficial Ownership Reporting Compliance” in Baker Hughes’ Schedule 14A Proxy Statement filed with the SEC on March 9, 2017 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

DEADLINE AND PROCEDURES FOR SUBMITTING PROPOSALS FOR THE 2018 ANNUAL MEETING OF NEW BAKER HUGHES

In order to be considered for inclusion in the proxy statement for the 2018 annual meeting of stockholders, stockholder proposals must be submitted in writing and received by New Baker Hughes at the address located at 17021 Aldine Westfield Road, Houston, Texas 77073 not earlier than 120 days prior to such annual meeting, nor later than the later of 90 days prior to such annual meeting and 10 days following the day on which public announcement of the date of such annual meeting is first made by New Baker Hughes, and must otherwise comply with the New Baker Hughes Bylaws.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the proxy statement, as the case may be. This means that only one copy of each of the notice, or the proxy statement, as the case may be, may have been sent to multiple stockholders in your household. New Baker Hughes will promptly deliver a separate copy of these documents to you if you call or write to Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073, Attention: Corporate Secretary, Telephone: (713) 439-8600. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.

EXPERTS

The consolidated financial statements of Baker Hughes Incorporated and subsidiaries and the related financial statement schedule, incorporated in this combined proxy statement/prospectus by reference from the Baker Hughes Incorporated Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Baker Hughes Incorporated and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of GE O&G as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been included herein and in the registration statement in reliance upon the report of KPMG S.p.A., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Common Stock to be issued in the Transactions will be passed on for us by Shearman & Sterling LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Baker Hughes files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site that contains information Baker Hughes has filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about GE and Baker Hughes at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

New Baker Hughes has filed a registration statement on this Form S-4 to register with the SEC the Class A Common Stock to be issued to Baker Hughes stockholders under the Securities Act. This combined proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Baker Hughes in addition to being a proxy statement of Baker Hughes for its special meeting. As permitted by SEC rules, this combined proxy statement/prospectus does not contain all the information you can find in the registration statement and the accompanying exhibits.

The SEC allows Baker Hughes to “incorporate by reference” information into this combined proxy statement/prospectus, which means that Baker Hughes can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this combined proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this combined proxy statement/prospectus. This combined proxy statement/prospectus incorporates by reference the documents listed below that Baker Hughes has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about Baker Hughes and its financial position.

Baker Hughes SEC Filings (File No. 1-09397)

•	Baker Hughes’ Form 10-K for fiscal year ended December 31, 2016, filed with the SEC on February 8, 2017

•	Baker Hughes’ Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 28, 2017

•	Baker Hughes’ Schedule 14A Proxy Statement filed with the SEC on March 9, 2017

•	Baker Hughes’ Form 8-K filed with the SEC on May 2, 2016

Baker Hughes is also incorporating by reference additional documents that it files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this combined proxy statement/prospectus and the date of the special meeting.

All information contained or incorporated by reference into this combined proxy statement/prospectus relating to Baker Hughes has been supplied by Baker Hughes.

If you are a stockholder, Baker Hughes may have sent you some of the documents incorporated by reference, but you can obtain any of them through Baker Hughes or the SEC. Documents incorporated by reference are available from Baker Hughes without charge, excluding all exhibits unless Baker Hughes has specifically incorporated by reference an exhibit in this combined proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this combined proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Baker Hughes Incorporated

Attention: Corporate Secretary

17021 Aldine Westfield Road

Houston, Texas 77073

(713) 439-8600

If you would like to request documents from Baker Hughes, please do so by June 23, 2017, in order to receive them before the special meeting.

You also can get more information about Baker Hughes by visiting its website at www.bakerhughes.com. Website materials are not part of this combined proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this combined proxy statement/prospectus to vote on the proposals to the Baker Hughes stockholders in connection with the Transactions. Baker Hughes has not authorized anyone to provide you with information that is different from what is contained in this combined proxy statement/prospectus. This combined proxy statement/prospectus is dated May 30, 2017. You should not assume that the information contained in this combined proxy statement/prospectus is accurate as of any date other than such date, and the mailing of this combined proxy statement/prospectus to stockholders shall not create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Combined Financial Statements of GE Oil and Gas for the three months ended March 31, 2017

Condensed Combined Statement of Earnings	FS-2

Condensed Combined Statement of Comprehensive Income (Loss)	FS-3

Condensed Combined Statement of Changes in Equity	FS-4

Condensed Combined Statement of Financial Position	FS-5

Condensed Combined Statement of Cash Flows	FS-6

Notes to the Condensed Combined Financial Statements	FS-7

Audited Combined Financial Statements of GE Oil and Gas for the years ended December 31, 2016, 2015, and 2014

Report of Independent Registered Public Accounting Firm	FS-27

Combined Statement of Earnings	FS-28

Combined Statement of Comprehensive Income (Loss)	FS-29

Combined Statement of Changes in Equity	FS-30

Combined Statement of Financial Position	FS-31

Combined Statement of Cash Flows	FS-32

Notes to Combined Financial Statements	FS-33

GE OIL AND GAS

CONDENSED COMBINED STATEMENT OF EARNINGS

(Unaudited)

	Three months ended March 31
(In millions)	2017	2016
Revenues
Sales of goods	$2,212	$2,398
Sales of services	899	1,009

Total revenues	3,111	3,407

Costs and expenses
Cost of goods sold	1,837	2,050
Cost of services sold	524	648
Selling, general and administrative expenses	565	525
Interest and other financial charges	31	39
Other expenses / (income), net	(11)	25

Total costs and expenses	2,946	3,287

Earnings before income taxes	165	120

Provision for income taxes	(42)	(42)

Net earnings	123	78

Less net attributable to noncontrolling interests	(2)	(63)

Net earnings attributable to parent	$125	$141

Certain columns may not add due to the use of rounded numbers.

See Notes to the GE Oil and Gas Condensed Combined Financial Statements

GE OIL AND GAS

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended March 31
(In millions)	2017	2016
Net earnings	$123	$78
Less net (loss) attributable to noncontrolling interests	(2)	(63)

Net earnings attributable to parent	125	141

Other comprehensive income (loss)
Investment securities	26	—
Currency translation adjustments	48	(78)
Cash flow hedges	4	(5)
Benefit plans	(1)	2

Other comprehensive income (loss)	77	(81)
Less other comprehensive income (loss) attributable to noncontrolling interests	2	(3)

Other comprehensive income (loss) attributable to parent	75	(78)

Comprehensive income	200	3
Less comprehensive (loss) attributable to noncontrolling interests	—	(66)

Comprehensive income attributable to parent	$200	$63

Amounts presented net of taxes. See Note 15 for further information about other comprehensive income (loss) and noncontrolling interests.

Certain columns may not add due to the use of rounded numbers.

See Notes to the GE Oil and Gas Condensed Combined Financial Statements

GE OIL AND GAS

CONDENSED COMBINED STATEMENT OF CHANGES IN EQUITY

(Unaudited)

	Three months ended March 31
(In millions)	2017	2016
Equity balance at January 1	$14,688	$14,388
Net earnings attributable to parent	125	141
Other comprehensive income (loss) attributable to parent	75	(78)
Net transfers from parent	221	294

Ending balance at March 31	15,110	14,745
Noncontrolling interests	177	176

Total equity balance at March 31	$15,287	$14,921

Certain columns may not add due to the use of rounded numbers.

See Notes to the GE Oil and Gas Condensed Combined Financial Statements

GE OIL AND GAS

CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

(Unaudited)

(In millions)	March 31, 2017	December 31, 2016
Current assets
Cash and equivalents (Note 3)	$1,027	$981
Current receivables (Note 4)	2,607	2,563
Inventories (Note 5)	3,237	3,224
Other current assets	588	633

Total current assets	7,459	7,401

Property, plant & equipment-net (Note 6)	2,284	2,325
Goodwill (Note 7)	6,696	6,680
Other intangible assets – net (Note 8)	2,417	2,449
Contract assets (Note 9)	2,323	1,967
All other assets	590	573
Deferred income taxes (Note 14)	265	326

Total assets	$22,034	$21,721

Current liabilities
Short-term borrowings (Note 11)	306	239
Accounts payable, principally trade accounts (Note 10)	2,053	1,898
Progress collections	1,524	1,596
All other current liabilities (Note 13)	1,108	1,201

Total current liabilities	4,991	4,934

Long-term borrowings (Note 11)	31	38
Non-current compensation and benefits	491	519
All other non-current liabilities (Note 13)	458	495
Deferred income taxes (Note 14)	776	880

Total liabilities	$6,747	$6,866

Equity
Accumulated other comprehensive (loss) – net attributable to parent (Note 15)
Investment securities	26	—
Currency translation adjustments	(1,753)	(1,801)
Cash flow hedges	(6)	(10)
Benefit plans	(86)	(83)
Net parent investment	16,929	16,582

Total equity attributable to parent	15,110	14,688
Noncontrolling interests (a)	177	167

Total equity	15,287	14,855

Total liabilities and equity	$22,034	$21,721

(a)	Included AOCI attributable to noncontrolling interests of $(48) million and $(51) million at March 31, 2017 and December 31, 2016, respectively.

Certain columns may not add due to the use of rounded numbers.

See Notes to the GE Oil and Gas Condensed Combined Financial Statements

GE OIL AND GAS

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

	Three months ended March 31
(In millions)	2017	2016
Cash flows – operating activities
Net earnings	$123	$78
Less net (loss) attributable to noncontrolling interests	(2)	(63)

Net earnings attributable to parent	125	141
Adjustments to reconcile net earnings (loss) attributable to parent to cash provided by operating activities:
Depreciation of property, plant and equipment	69	82
Deferred income taxes	(81)	63
(Increase) decrease in current receivables	(18)	115
Decrease in inventories	30	30
(Decrease) in accounts payable	(16)	(313)
(Decrease) in progress collections	(87)	(185)
(Increase) in deferred charges	(302)	(106)
All other operating activities	(66)	(56)

Cash (used for) operating activities	(346)	(229)

Cash flows – investing activities
Additions to property, plant and equipment	(67)	(69)
Dispositions of property, plant and equipment	8	16
All other investing activities	(8)	(34)

Cash (used for) investing activities	(67)	(87)

Cash flows – financing activities
Net increase in borrowings (maturities of 90 days or less)	244	82
Repayments and other reductions (maturities longer than 90 days)	(43)	(122)
Newly issued debt (maturities longer than 90 days)	26	1
Net transfer from parent	226	427
All other financing activities	4	(127)

Cash from financing activities	457	261

Effect of currency exchange rate changes on cash and equivalents	2	(110)

Increase (decrease) in cash and equivalents	46	(165)
Cash and equivalents at Jan 1	981	1,432

Cash and equivalents at March 31	$1,027	$1,267

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$8	$14
Cash paid for taxes	48	41

Certain columns may not add due to the use of rounded numbers.

See Notes to the GE Oil and Gas Condensed Combined Financial Statements

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS OF GE OIL AND GAS

FOR THE THREE MONTHS ENDED MARCH 31, 2017

NOTE 1	DESCRIPTION OF THE BUSINESS

GE Oil and Gas (the “Business,” “GE O&G,” “we,” “our,” or “us”) offers its customers a leading portfolio of advanced technology and optimization support across the oil and gas value chain. With its operational headquarters in London, United Kingdom, the Business is comprised of assets, liabilities, and results of operations of certain dedicated legal entities within General Electric Company (“GE”), a U.S. listed company, as well as certain non-GE O&G legal entities, which are shared legal entities within GE.

We have global operations with a presence in North America, Europe, Asia, Africa, Australia and Latin America and generate approximately 77% of our revenue from outside of the United States of America for the three months ended March 31, 2017. The Business has approximately 34,000 employees in more than 120 countries and has three reportable segments: Turbomachinery & Downstream Technology Solutions (“TMDTS”), Surface, Subsea & Drilling (“SS&D”) and Digital Solutions (“DS”).

NOTE 2	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

These condensed combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE. These combined financial statements as of March 31, 2017 and December 31, 2016, and for the three months ended March 31, 2017 and 2016 are presented as carve-out financial statements and reflect the combined historical results of operations, financial position and cash flows of GE O&G, in conformity with U.S. generally accepted accounting principles (“GAAP”).

All significant intercompany balances and transactions within the Business have been eliminated in these condensed combined financial statements. As described in Note 20, certain transactions between the Business and GE have been included in the condensed combined financial statements.

The condensed combined financial statements reflect the attribution of the specifically identifiable assets and liabilities of the Business, including goodwill and other identifiable intangible assets arising from the historical acquisitions of businesses comprising GE O&G. Where a business included within the scope of GE O&G as of March 31, 2017 was historically acquired and operated within another GE business unit, the condensed combined financial statements reflect the assets, liabilities and results of operations of those businesses on a fully retrospective basis (in accordance with the guidance applicable to transactions between entities under common control) based on their carrying values, as reflected in the accounting records of GE.

GE uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the manner in which the Business would have financed its operations had it been a stand-alone business separate from GE during the periods presented. Long-term intercompany financing, including strategic financing, and cash pooling arrangements, which are used to fund expansion or certain working capital needs, are excluded from the asset and liability balances in the Condensed Combined Statement of Financial Position. These amounts have instead been reported as “Net parent investment” as a component of equity. As of March 31, 2017 and December 31, 2016 respectively, aggregate related party liabilities (net) of $1,429 million and $1,798 million were reclassified to net parent investment. On that same basis, the average balance outstanding was a payable of $1,613 million and $2,655 million for the three months ended March 31, 2017 and the three months ended March 31, 2016 respectively.

GE and its affiliates provide a variety of services to the Business. Certain services, such as employee payroll, administering employee benefits plans and paying related claims, provision of voice and data networking, facility rent, outsourcing of certain functions, and other corporate services and overhead (including costs for executive compensation and stock options), are charged to the Business. In circumstances where charges were not historically billed to the Business by GE (or charges billed were not reflective of the full costs of doing business), those charges have been allocated to the Business and are reflected as Selling, general and administrative expenses in the Condensed Combined Statement of Earnings. Where specific identification of charges was not practicable, a reasonable method of allocation was applied to those charges based on either a proportional share of operating revenues, headcount, personnel costs, or estimates of use and the resulting allocation to the Business is recorded in Selling, general and administrative expenses in the Condensed Combined Statement of Earnings. The Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented and reflect all of the costs of GE O&G. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had GE O&G operated as a separate stand-alone entity during the periods presented. Consequently, the condensed combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate stand-alone entity during the periods presented.

Certain columns may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in millions. Unless otherwise indicated, information in these notes to the consolidated financial statements relates to continuing operations.

INTERIM PERIOD PRESENTATION

The condensed combined financial statements and notes thereto are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of our results of operations, financial position and cash flows. The results reported in these condensed combined financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. It is suggested that these condensed combined financial statements be read in conjunction with the annual 2016 combined financial statements and notes thereto included in the section, “Index to Financial Statements” included in this Form S-4.

ACCOUNTING POLICIES

Please refer to Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the annual 2016 combined financial statements of this Form S-4 for the discussion of our significant accounting policies.

ACCOUNTING CHANGES

On January 1, 2017, we adopted ASU 2015-11, Simplifying the Measurement of Inventory, which was intended to simplify the subsequent measurement of inventory held by an entity not measured using last-in, first-out (LIFO) or retail inventory method. The amendments eliminated the requirements that entities consider the replacement cost of inventory and the net realizable value less a normal profit margin, which was historically used to establish a floor and ceiling for an assessment of market value. As a result of the amendments, inventory will be assessed using the lower of cost or net realizable value beginning January 1, 2017. Application of the requirements from January 1, 2017 resulted in an immaterial impact to the combined financial statements.

NEW ACCOUNTING STANDARDS UPDATE

In May 2014, the FASB issued a new comprehensive set of revenue recognition principles (ASU No. 2014-09, Revenue from Contracts with Customers) that supersedes most existing U.S. GAAP revenue recognition guidance (including ASC 605-35, Revenue Recognition -Construction-Type and Production-Type Contracts). The new standard will become effective for annual reporting periods beginning after December 15, 2017. We will adopt the standard on January 1, 2018, will apply it retrospectively to all periods presented and will elect the practical expedient for contract modifications. Since the issuance of the new standard by the FASB, we have engaged in a collaborative process with our industry peers and worked with standard setters on important interpretive matters with the objective of ensuring consistency in the application of the standard. We are currently evaluating the provisions of the pronouncement and assessing the impact on our condensed combined financial statements and related disclosures of the Business.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The pronouncement is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted under specific circumstances. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition. Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. While we continue to evaluate the effect of the standard on our ongoing financial reporting, we anticipate that the adoption of the ASU may materially affect our condensed combined financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The new standard amends the impairment model for current receivables, net investments in leases, debt securities, loans and certain other instruments to utilize an expected loss methodology in place of the currently used incurred loss methodology. This pronouncement is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption will be permitted for annual periods beginning after December 15, 2018. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. The standard addresses the classification and presentation of eight specific cash flow issues that currently result in diverse practices. This pronouncement is effective for annual reporting periods beginning after December 15, 2017. The amendments in this ASU should be applied using a retrospective approach. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU eliminates the deferral of the tax effects of intra-entity asset transfers other than inventory. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The effect of the adoption of the standard will depend on the nature and amount of future transactions.

In December 2016, the FASB issued ASU No. 2016-19, Technical Corrections and Improvements, which covers a wide range of Topics in the Codification. The amendments in this Update represent changes to make corrections or improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Most of the amendments do not require transition guidance and are effective upon issuance. Early adoption is permitted for the amendments that require transition guidance. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The pronouncement is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. This standard addresses concerns over the cost and complexity of the two-step goodwill impairment test, by removing the second step of the test. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This pronouncement is effective for reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our condensed combined financial statements and related disclosures.

In March 2017, the FASB issued ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU requires entities to disaggregate the service cost component from the other components of net periodic benefit costs and present it with other current compensation costs for related employees in the income statement, and present the other components elsewhere in the income statement and outside of income from operations if that subtotal is presented. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The Company is evaluating the impact of this ASU on our condensed combined financial statements and related disclosures. This pronouncement is effective for annual periods beginning after December 15, 2017.

NOTE 3	CASH AND EQUIVALENTS

As of March 31, 2017 and December 31, 2016, $738 million and $752 million, respectively, of cash and equivalents were held in bank accounts and cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction.

NOTE 4	CURRENT RECEIVABLES

(In millions)	March 31, 2017	December 31, 2016
Customer receivables	$1,777	$1,699
Related parties	220	236
Sundry receivables	817	814

	2,814	2,749
Less allowance for losses	(207)	(186)

Total	$2,607	$2,563

Customer receivables are recorded at the invoiced amount less an allowance for doubtful accounts. The provision for doubtful accounts recorded in the Combined Statement of Earnings was $24 million and $18 million for the three months ended March 31, 2017, and 2016, respectively.

Beyond factoring activities with related parties (as described in Note 20), the Business also sells certain current receivables externally, which are accounted for in accordance with ASC 860, Transfers and Servicing.

(In millions)	March 31, 2017	December 31, 2016
Receivables syndicated externally	$182	$257

NOTE 5	INVENTORIES

Inventories, net of reserves of $266 million and $260 million at March 31, 2017 and December 31, 2016, respectively, are comprised of the following:

(In millions)	March 31, 2017	December 31, 2016
Raw materials and work in process	$1,958	$1,639
Finished goods	1,279	1,585

Total	$3,237	$3,224

NOTE 6	PROPERTY, PLANT AND EQUIPMENT

	Depreciable lives (in years)	Original Cost		Net Carrying Value
(Dollars in millions)		March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Land and improvements	8(a)	$132	$130	$131	$125
Buildings, structures and related equipment	8-40	1,015	995	730	878
Machinery and equipment	4-20	2,968	2,916	1,206	1,054
Leasehold costs and manufacturing plant under construction	1-10	294	349	217	268

Total		$4,409	$4,390	$2,284	$2,325

(a)	Depreciable lives exclude land.

NOTE 7	GOODWILL

After initial recognition, goodwill is measured net of any accumulated impairment losses. Changes in the carrying amount of goodwill in the three months ended March 31, 2017, by reportable segment, are as follows:

(In millions)	TMDTS	SS&D	DS	Total
Balance at December 31, 2016	$1,814	$3,131	$1,735	$6,680
Currency translation	14	4	(2)	16

Balance at March 31, 2017	$1,828	$3,135	$1,733	$6,696

NOTE 8	OTHER INTANGIBLE ASSETS

DEFINITE LIVED INTANGIBLES		March 31, 2017			December 31, 2016
(Dollars in millions)	Useful life (in years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related	15-25	$1,912	$(679)	$1,233	$1,920	$(660)	$1,260
Patents & technology	14-25	603	(385)	218	596	(371)	225
Capitalized software	4-5	935	(565)	370	896	(535)	361
Trademarks	18-30	679	(135)	544	681	(130)	551
Other		1	(1)	—	1	(1)	—

Total		$4,130	$(1,765)	$2,365	$4,094	$(1,697)	$2,397

As of the three months ended March 31, 2017, we recorded net additions to intangible assets subject to amortization of $33 million, driven by capitalized software.

GE O&G amortization expense related to intangible assets subject to amortization amounted to $63 million and $71 million in the three months ended March 31, 2017 and 2016, respectively.

INDEFINITE LIVED INTANGIBLES	March 31, 2017	December 31, 2016
(In millions)	Gross carrying amount	Gross carrying amount
Indefinite lived intangible assets	$52	$52

Indefinite-lived intangible assets as of March 31, 2017 and December 31, 2016 comprise trademarks acquired in previous years (Vetco and Bently Nevada trademarks for $42 million and $10 million, respectively).

NOTE 9	CONTRACT ASSETS

(In millions)	March 31, 2017	December 31, 2016
Long-term product service agreements (a)	$1,259	$1,046
Long-term equipment contract revenue (b)	847	703

Total revenue in excess of billings	2,106	1,749

Deferred inventory costs (c)	217	218

Total	$2,323	$1,967

(a)	Reflects revenues earned in excess of billings on our long-term product service agreements.
(b)	Reflects revenues earned in excess of billings on our long-term contracts to construct technically complex equipment.
(c)	Represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.

NOTE 10	ACCOUNTS PAYABLE

(In millions)	March 31, 2017	December 31, 2016
Trade payables	$1,228	$1,368
Related parties (a)	825	530

Total	$2,053	$1,898

(a)	Refer to Note 20 for further information.

NOTE 11	BORROWINGS

(Dollars in millions)	March 31, 2017	December 31, 2016
Short-term borrowings
Short-term bank borrowings	$83	$79
Intercompany borrowings (a)	184	121
Current portion of long term borrowings	34	34
Other	5	5

Total short-term borrowings	$306	$239

Long-term borrowings
Long-term bank borrowings	$2	$2
Capital leases	1	1
Notes payable	28	35

Total long-term borrowings	$31	$38

(a)	Refer to Note 20 for further information.

The estimated fair value of the bank borrowings at March 31, 2017 and December 31, 2016 was equal to $183 million and $183 million, respectively. We estimate fair values based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

NOTE 12	POSTRETIREMENT BENEFIT PLANS

Certain U.S. employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans). In addition, certain UK employees participate in the GE UK Pension Plan. We are allocated relevant participation costs for these GE employee benefit plans. As such, we have not recorded any liabilities associated with our participation in these plans in our Condensed Combined Statement of Financial Position as of March 31, 2017 and 2016. Expenses associated with our employees’ participation in the U.S. GE postretirement benefit plans were equal to $26 million and $35 million in the three months ended March 31, 2017 and 2016, respectively.

During 2016, two UK pension plans sponsored by the Business, the 1987 Vetco Gray Hughes Pension Plan and the UK Dresser Pension Scheme, were merged into the GE UK Pension Plan. The Business has agreed to pay deficit contributions for the next 10 years. The estimated present value of these payments is $29 million and is recorded in the Combined Statement of Financial Position in “All other liabilities.” Subsequent to that merger, plan participants in these respective plans participate in the GE UK Pension Plan. In addition, certain other business employees also participate in the GE UK Pension Plan. Expenses associated with our employees’ participation in the GE UK Pension Plan were equal to $2 million and $2 million in the three months ended March 31, 2017 and 2016, respectively.

PENSION PLANS

In addition to these GE plans, certain of our employees are also covered by pension plans sponsored by the Business. Our pension plans included eight U.S. and non-U.S. pension plans with pension assets or obligations greater than $20 million. We use a December 31 measurement date for these plans. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings.

COST OF PENSION PLANS

	Three months ended March 31
(In millions)	2017	2016
Service cost for benefits earned	$3	$4
Expected return on plan assets	(10)	(10)
Interest cost on benefit obligations	7	8
Net actuarial loss amortization	3	2

Pension cost	$3	$4

RETIREE HEALTH AND LIFE INSURANCE BENEFITS

We sponsor a retiree health and life insurance benefit plan (retiree benefit plan) for certain eligible U.S. participants and use a December 31 measurement date. The plan is closed to new entrants and participants share in the cost of this retiree benefit plan. GE Power also participates in this retiree benefit plan. We allocated costs (credits) of $(2) million and $1 million to GE Power for their employees’ participation in these plans, in the three months ended March 31, 2017 and 2016, respectively.

COST OF RETIREE BENEFIT PLAN

	Three months ended March 31
(In millions)	2017	2016
Service cost for benefits earned	$—	$—
Prior service credit amortization	(1)	(1)
Interest cost on benefit obligations	1	1
Net actuarial loss amortization	—	—

Benefit plans cost	$—	$—

NOTE 13	ALL OTHER LIABILITIES

This caption includes liabilities for various items including payroll accruals, deferred income, tax liabilities, environmental remediation, legal reserves, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

(In millions)	March 31, 2017	December 31, 2016
Other current liabilities
Derivatives	$189	$330
Payroll accruals	327	294
Other current liabilities	592	577

Total other current liabilities	$1,108	$1,201

Other non-current liabilities
Income taxes payable	131	139
Environmental liabilities	40	39
Other non-current liabilities	287	317

Total other non-current liabilities	$458	$495

ENVIRONMENTAL MATTERS

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable. The determination of the required accruals for remediation costs is subject to uncertainty, including the evolving nature of environmental regulations and the difficulty in estimating the extent and type of remediation activity that is necessary.

NOTE 14	INCOME TAXES

The effective tax rates for the three months ended March 31, 2017 and 2016 were 25% and 35%, respectively. The decrease in the effective rate for the three months ended March 31, 2017 resulted in a higher benefit from income earned in foreign jurisdictions taxed at lower rates, driven primarily by a lower level of withholding taxes. The three months ended March 31, 2017 effective tax rate also benefited from a lower level of non-deductible expenses and return to accrual adjustments.

The Company currently expects the full year effective tax rate for 2017 to be approximately 26%. The effective tax rate can vary for changes in valuation allowances, tax reserves, the resolution of income tax audits, and changes in tax laws.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. The basis difference is primarily comprised of the unremitted retained earnings related to these ongoing operations. Substantially all of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. These earnings would be subject to tax upon repatriation to the U.S.; however, because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

In the next twelve months we do not expect uncertain tax positions to materially change.

NOTE 15	EQUITY

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) “AOCI”

The breakdown of accumulated other comprehensive income is provided below:

	Three months ended March 31
(In millions)	2017	2016
Investment Securities
Balance at January 1	$—	$—

Other comprehensive income before reclassifications – net of deferred taxes of $(14) and $ –	25	—
Reclassifications from OCI – net of deferred taxes of $ – and $ –	1	—

Other comprehensive income (a)	26	—
Less OCI attributable to noncontrolling interests	—	—

Balance at March 31	$26	$—

Currency translation adjustments (CTA)
Balance at January 1	$(1,801)	$(1,384)

Other comprehensive income / (loss) before reclassifications – net of deferred taxes of $(3) and $(2)	48	(78)
Reclassifications from OCI – net of deferred taxes of $ – and $ –	—	—

Other comprehensive income / (loss) (a)	48	(78)
Less OCI attributable to noncontrolling interests	—	(3)

Balance at March 31	$(1,753)	$(1,459)

Cash flow hedges
Balance at January 1	$(10)	$(2)

Other comprehensive (loss) before reclassifications – net of deferred taxes of $ – and $7	(1)	(29)
Reclassifications from OCI net of deferred taxes of $(1) and $(5)	5	24

Other comprehensive income / (loss) (a)	4	(5)
Less OCI attributable to noncontrolling interests	—	—

Balance at March 31	$(6)	$(7)

Benefit plans
Balance at January 1	$(83)	$(146)

Other comprehensive (loss) before reclassifications – net of deferred taxes of $(9) and $22	(2)	(1)
Reclassifications from OCI net of deferred taxes of $(1) and $(1)	1	3

Other comprehensive income / (loss) (a)	(1)	2
Less OCI attributable to noncontrolling interests	2	—

Balance at March 31	$(86)	$(144)

Accumulated other comprehensive (loss) at March 31	$(1,819)	$(1,610)

(a)	Total other comprehensive income (loss) was $77 million and $(81) million in the three months ended March 31, 2017 and 2016, respectively.

RECLASSIFICATION OUT OF AOCI

	Three months ended March 31
(In millions)	2017	2016		Condensed Combined Statement of Earnings caption
Investment securities
Realized gains on securities	$1	$—		Other (expenses) / income, net
Income taxes	—	—		Benefit (provision) for income taxes

Net of tax	$1	$—

Cash flow hedges
Foreign exchange contracts	$6	$29	(a)
Income taxes	(1)	(5)		(Provision) for income taxes

Net of tax	$5	$24

Benefit plan items
Amortization of prior service credits	$(1)	(1)	(b)
Amortization of actuarial loss	3	5	(b)

Total before tax	2	4

Income taxes	(1)	(1)		(Provision) for income taxes

Net of tax	$1	$3

Total reclassification adjustments (net of tax)	$7	$27

(a)	Please see Note 18 for respective Condensed Combined Statement of Earnings captions.
(b)	Curtailment gain (loss), amortization of prior service costs and actuarial gains and losses reclassified out of AOCI are included in the computation of net periodic pension costs. Refer to Note 12 for further information. Net periodic pension cost is recorded across the various cost and expense line items within the Condensed Combined Statement of Earnings.

NOTE 16	COST AND EQUITY-ACCOUNTED INVESTMENTS

Investments in privately held companies in which we do not have the ability to exercise significant influence, most often because we hold a voting interest of 0% to 20% are accounted for using the cost method. The carrying values of these investments as of March 31, 2017 and December 31, 2016 are $28 million and $53 million, respectively. The change in balances since December 31, 2016 is due to a cost method investment with a cost basis of $25 million, being classified as an available for sale security during the period. The investment changed from being privately-held to being publicly-held as of March 31, 2017.

Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in associated companies are presented on a one-line basis in the caption “All other assets” in our Condensed Combined Statement of Financial Position. Our investment in associated companies was $86 million as of March 31, 2017 and $88 million as of December 31, 2016, respectively.

NOTE 17	FAIR VALUE MEASUREMENTS

RECURRING FAIR VALUE MEASUREMENTS

Our assets and liabilities measured at FV on a recurring basis consist of derivative instruments and investment securities.

(In millions)	Level 1	Level 2	Level 3	Net balance
March 31, 2017
Assets
Derivatives	$—	$200	$—	$200
Investment securities	65	—	—	65

Total	$65	$200	$—	$265

Liabilities
Derivatives	—	215	—	215

Total	$—	$215	$—	$215

December 31, 2016
Assets
Derivatives	$—	$318	$—	$318

Total	$—	$318	$—	$318

Liabilities
Derivatives	—	375	—	375

Total	$—	$375	$—	$375

There were no transfers between Level 1, 2 and 3 during the three months ended March 31, 2017 and the year ended December 31, 2016.

NOTE 18	DERIVATIVES

In this section, we explain how we use derivatives to manage our risks and how these financial instruments are reflected in our condensed combined financial statements. Our use of derivatives relates solely to risk management; we do not use derivatives for speculation.

The table below summarizes the fair value of all derivatives, including hedging instruments and embedded derivatives.

	March 31, 2017		December 31, 2016
(In millions)	Assets	(Liabilities)	Assets	(Liabilities)
Derivatives accounted for as hedges
Currency exchange contracts	$—	$(5)	$2	$(9)

	$—	$(5)	$2	$(9)

Derivatives not accounted for as hedges
Currency exchange contracts	$126	$(207)	$225	$(364)
Embedded derivatives	74	(3)	91	(2)

	$200	$(210)	$316	$(366)

Total	$200	$(215)	$318	$(375)

Derivatives are classified in the captions “Other current assets,” “All other assets,” Other current liabilities,” and “All other liabilities” depending on their respective maturity date.

RISK MANAGEMENT STRATEGY

We buy, manufacture and sell components and products across global markets. These activities expose us to changes in foreign currency exchange rates and commodity prices, which can adversely affect revenues earned and costs of operating our business. When the currency in which we sell equipment differs from the primary currency (known as its functional currency) and the exchange rate fluctuates, it will affect the revenue we earn on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies, which expose us to foreign currency gains and losses based on changes in exchange rates. Changes in the price of a raw material that we use in manufacturing can affect the cost of manufacturing. We use derivatives to mitigate or eliminate these exposures.

FORMS OF HEDGING

In this section we explain the hedging methods we use and their effects on our condensed combined financial statements.

CASH FLOW HEDGES

We use cash flow hedging primarily to reduce or eliminate the effects of foreign exchange rate changes on purchase and sale contracts. Accordingly, the vast majority of our derivative activity in this category consists of currency exchange contracts. We also use commodity derivatives to reduce or eliminate price risk on materials purchased for use in manufacturing.

Under hedge accounting, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of equity. Differences between the derivative and the hedged item may cause changes in their fair values to not offset completely, which is referred to as ineffectiveness. When the hedged transaction occurs, these amounts are released from equity, in order that the transaction will be reflected in earnings at the rate locked in by the derivative. The effect of the hedge is reported in the same condensed combined financial statement line item as the earnings effects of the hedged transaction. The table below summarizes how the derivative is reflected in the Condensed Combined Statement of Financial Position and in earnings under hedge accounting. The effect of the hedged forecasted transaction is not presented in this table but offsets the earnings effect of the derivative.

Financial Statement Effects – Cash Flow Hedges

	Three months ended March 31
(In millions)	2017	2016
Condensed Combined Statement of Financial Position changes
Fair value of derivatives (decrease)	$(4)	$—
Equity (increase) decrease
– Current year AOCI movement	2	36
– Reclassification from AOCI to the statement of earnings (a)	(6)	(29)
Earnings (loss) related to ineffectiveness	$—	$—

(a)	Classified as “Other expenses / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.

The following table explains the effect of changes in market rates on the fair value of derivatives we use most commonly in cash flow hedging arrangements.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases

We expect to transfer $8 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. At March 31, 2017 and 2016, the maximum term of derivative instruments that hedge forecasted transactions was 2 years and 3 years, respectively. See Note 15 for additional information about reclassification out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffective were insignificant for each reporting period.

ECONOMIC HEDGES

These derivatives, are not designated as hedges from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship) but otherwise serve the same economic purpose as other hedging arrangements. Economic hedges are used when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative, making hedge accounting unnecessary. They are also used when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting. For these types of economic hedges, changes in the fair value of the derivative are recorded in earnings currently but changes in the value of the forecasted foreign currency cash flows are only recognized in earnings when they occur. As a result, even though the derivative is an effective economic hedge, there is a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item. Embedded derivatives are recognized separately from their host contracts.

The table below provides information about the earnings effects of all derivatives that serve as economic hedges. These derivatives are marked to fair value through earnings each period. The effects are reported in “Selling, general and administration expenses” in the Condensed Combined Statement of Earnings. The offsetting earnings effects associated with hedged assets and liabilities are also displayed in the table below. In general, the earnings effects of the hedged item are recorded in the same condensed combined financial statement line as the derivative.

Financial Statement Effects – Economic Hedges (a)

	Three months ended March 31
(In millions)	2017	2016
Condensed Combined Statement of Financial Position changes
Change in fair value of economic hedge increase (b)	$8	$70
Change in carrying amount of item being hedged decrease	12	(8)

Earnings effect of economic hedges (c)	$20	$62

(a)	Include both the realized and unrealized movements, as well as those which cover future cash flows yet to be recognized on the Condensed Combined Statement of Financial Position.
(b)	Include fair value changes in embedded derivatives.
(c)	Offset by the future earnings effects of economically hedged item. Classified as “Other expense / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.

The table below explains the effects of market rate changes on the fair value of derivatives we use most commonly as economic hedges.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases
Receive U.S. dollars/pay foreign currency	Fair value increases	Fair value decreases

Commodity derivatives	Price increases	Price decreases
Receive commodity/ pay fixed price	Fair value increases	Fair value decreases

NOTIONAL AMOUNT OF DERIVATIVES

The notional amount of a derivative is the number of units of the underlying (for example, the notional billing amount of the foreign currency sales in a foreign exchange hedge). We generally disclose derivative notional amounts on a gross basis. A substantial majority of the outstanding notional amount of $6,035 million and $7,053 million at March 31, 2017 and December 31, 2016, respectively, relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives. The remaining derivative notional primarily relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives.

The table below provides additional information about how derivatives are reflected in our condensed combined financial statements.

Carrying Amounts Related to Derivatives

(In millions)	March 31, 2017	December 31, 2016
Derivative assets	$200	$318
Derivative liabilities	(215)	(375)

Net carrying amount	$(15)	$(57)

EFFECTS OF DERIVATIVES ON EARNINGS

All derivatives are marked to fair value on our Condensed Combined Statement of Financial Position, whether they are designated in a hedging relationship for accounting purposes or are used as economic hedges. As discussed in the previous sections, each type of hedge affects the condensed combined financial statements differently. In economic hedges, both the hedged item and the hedging derivative largely offset in earnings each period. In cash flow hedges, the effective portion of the hedging derivative is offset in separate components of equity and ineffectiveness is recognized in earnings.

Note 15 provides additional information.

COUNTERPARTY CREDIT RISK

Fair value of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis.

NOTE 19	COMMITMENTS, CONTINGENCIES AND PRODUCT WARRANTIES

LEASES

Rent expense, which includes rental of property, computer equipment and other such items was $39 million and $51 million in the three months ended March 31, 2017 and 2016, respectively.

LEGAL MATTERS

GE O&G is subject to a variety of legal proceedings and legal compliance risks in all parts of the world where the Business operates or buys or sells its equipment and services, including the matters described below. GE O&G has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. The global and diverse nature of GE O&G’s business, and the changing enforcement environments in which it operates, means the Business will continue to face legal and compliance risks, the nature and outcome of which cannot be predicted with certainty. No material provisions have been accrued for litigation settlements as of March 31, 2017.

PRODUCT WARRANTIES

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties are as follows:

(In millions)	2017	2016
Balance at January 1	$74	$100
Current-period provisions	7	7
Expenditures	(12)	(11)
Other charges	—	(2)

Balance at March 31	$69	$94

NOTE 20	RELATED PARTIES

RELATED PARTY TRANSACTIONS

As discussed in Note 2, GE provides us with a number of services. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s corporate overhead; or (b) billed directly to us (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services under various master purchasing and service agreements to which GE (and not GE O&G) is a party.

We receive an allocated share of GE’s corporate overhead for certain services that GE provides to us, but which are not specifically billed to us, such as public relations, investor relations, treasury and internal audit services. Costs of $38 million and $40 million for the three months ended March 31, 2017 and 2016, respectively, were recorded in our Condensed Combined Statement of Earnings for our allocated share of GE’s corporate overhead.

EMPLOYEE BENEFITS

Our employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. Further details are provided in Note 12.

RELATED PARTY BALANCES

The Business sold $152 million and $71 million of products and services to various GE affiliates in the three months ended March 31, 2017 and 2016, respectively.

The table below presents amounts due to and due from GE and its affiliates, which have been reflected in our Condensed Combined Statement of Financial Position.

	March 31, 2017	December 31, 2016
Amounts due from GE and its affiliates
Current receivables	$220	$236
Loan receivable	—	3
Amounts due to GE and its affiliates
Accounts payable (a)	$(719)	$(426)
Accounts payable amounts factored through monetization program (b)	(106)	(104)
Borrowings	(184)	(121)

(a)	Relates to cash collected on current receivables to be paid to GE under our monetization program and other services provided by GE, and are recorded in accounts payable in our Condensed Combined Statement of Financial Position.
(b)	Relates to cash due to GE under our payables monetization program.

RECEIVABLES MONETIZATION

We monetize a portion of our current receivables through programs established for GE and various GE subsidiaries. We account for receivables monetized as sales in accordance with ASC 860, Transfers and Servicing.

GE O&G’s current receivables are legally transferred through receivable factoring programs established for GE and various GE subsidiaries administered by Working Capital Solutions (WCS), an operating unit of GE Capital.

The Business factors U.S. and non-U.S. receivables to GE Capital on a recourse and nonrecourse basis pursuant to various factoring and services agreements, purchased directly by WCS, GE Capital or sold to external investors through WCS agent arranger or buy/sell structures. Under the factoring programs, GE Capital performs a risk analysis and allocates a nonrecourse credit limit for each customer. If the portfolio exceeds this credit limit, then the receivable is factored with recourse. The evaluation of whether recourse transactions qualify for accounting derecognition is based, in part, upon the legal jurisdiction of the sales; as such, the majority of recourse transactions outside the U.S. qualify for sale treatment.

In addition, GE O&G participates in the GE Accounts Receivable (GEAR) program, in which the Business transfers its receivables into a securitization structure administered by GE Capital through the GE Receivables and Sale Contribution Agreement.

Transfers of receivables under WCS administered programs are generally accounted for as sales.

	March 31, 2017	December 31, 2016
Transfers of receivables accounted for as sales	$1,457	$2,168

Under the programs, we retain the responsibility for servicing the receivables and remitting collections to the owner and the lenders for a fee equal to the prevailing market rate for such services. We have outsourced our servicing responsibilities to GE Capital for a market-based fee and accordingly, no servicing asset or liability has been recorded on the Condensed Combined Statements of Financial Position as of March 31, 2017 and December 31, 2016. Under the programs, we incurred interest expense and finance charges of $20 million and $20 million in the three months ended March 31, 2017 and 2016, respectively, which is reflected on the Condensed Combined Statements of Earnings.

Trade Payables Accelerated Payment Program

The Business’s North American operations participate in accounts payable programs with GE Capital. The Business settles invoices with vendors to obtain cash discounts. GE Capital provides funding for the period from the date at which an invoice is eligible for cash discount through the final termination date for invoice settlement. The Business’s liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the Condensed Combined Statement of Financial Position, was $106 million and $104 million as of March 31, 2017 and December 31, 2016, respectively.

OTHER

From time to time, GE provides guarantees, letters of credit, and other support arrangements on our behalf.

GE also grants stock options, restricted stock units and performance share units to its group employees, including those of GE O&G.

NOTE 21	SEGMENT INFORMATION

BASIS OF PRESENTATION

Our reportable segments are organized based on the nature of markets and customers. Segment accounting policies are the same as referenced in Note 2.

A description of our reportable segments as of March 31, 2017, as well as details of segmental profit have been provided below.

TURBOMACHINERY & DOWNSTREAM TECHNOLOGY SOLUTIONS (“TMDTS”)

TMDTS provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. The TMDTS portfolio includes drivers (aero-derivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors, turbo expanders and reciprocating), turn-key solutions (industrial modules and waste heat recovery), pumps, valves, and compressed natural gas (CNG) and small-scale LNG solutions used primarily for shale oil and gas field development.

SURFACE, SUBSEA & DRILLING (“SS&D”)

SS&D provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface, as well as artificial lift equipment for the extraction of crude oil and other fluids from wells. The Surface operation products include downhole tools for well integrity, dry trees and surface wellheads, electric submersible pumps, surface wellheads, wireline logging, artificial lift technologies, and drilling pressure control equipment. The Subsea & Drilling operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.

DIGITAL SOLUTIONS (“DS”)

DS provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation. The offerings include sensor-based measurement, non-destructive testing and inspection, turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.

Summarized financial information is shown in the following tables. Consistent accounting policies have been applied by all segments within the Business, within all reporting periods.

	Total revenues
	Three months ended March 31
(In millions)	2017	2016
TMDTS	$1,741	$1,745
SS&D	892	1,180
DS	478	482

Total	$3,111	$3,407

	Total pre-tax income
	Three months ended March 31
(In millions)	2017	2016
TMDTS	$398	$357
SS&D	12	107
DS	78	65

Total	$488	$529

Corporate items and eliminations (a)	(233)	(172)
Foreign currency devaluation	(7)	(58)
Restructuring	(50)	(77)
Interest and other financial charges	(31)	(39)

Total	$167	$183

(a)	Corporate items and eliminations is a caption used to reconcile the aggregated results of our segments to the condensed combined results of the Business. As such, it includes certain amounts not included in the measurement of segment results for internal and external purposes, and the unallocated portion of costs related to corporate overheads and corporate initiatives.

NOTE 22	RESTRUCTURING OBLIGATIONS

During the first quarter of 2017 and in prior years, we approved various restructuring plans globally, mainly to consolidate manufacturing and service facilities, rationalize product lines and rooftops, and reduce headcount across various functions. As a result, we recognized a charge of $50 million and $77 million for the three months ended March 31, 2017 and 2016, respectively. These restructuring initiatives will generate charges post March 31, 2017, and the related estimated remaining charges in 2017 are approximately $34 million.

The current period expenses are included as part of “Selling, general and administrative expenses” and “Other costs and expenses” in the Condensed Combined Statement of Earnings. The amount of costs not included in the reported segment results is as follows:

	Three months ended March 31,
(in millions)	2017	2016
TMDTS	$11	$14
SS&D	27	52
DS	10	4
GE O&G Headquarters	2	7

Total	$50	$77

These costs were primarily related to product line terminations, plant closures and related expenses such as property, plant and equipment impairments, contract terminations and costs of assets’ and employees’ relocation, employee-related termination benefits, and other incremental costs that were a direct result of the plans.

	Three months ended March 31,
(in millions)	2017	2016
Property, plant & equipment, net	$10	$23
Inventory impairment	15	3
Employee-related termination expenses	15	35
Asset relocation costs	3	3
EHS remediation costs	3	3
Contract termination fees	1	7
Other incremental costs	3	3

Total	$50	$77

NOTE 23	SUBSEQUENT EVENTS

The Business performed an evaluation of subsequent events through May 8, 2017, the date the condensed combined financial statements were issued, and determined there were no recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in the condensed combined financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors

of General Electric Company:

We have audited the accompanying combined statement of financial position of GE Oil & Gas (the “Company”, a business within General Electric Company) as of December 31, 2016 and 2015, and the related combined statements of earnings, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG S.p.A.

Florence, Italy

March 16, 2017

GE OIL AND GAS

COMBINED STATEMENT OF EARNINGS

For the years ended December 31 (In millions)	2016	2015	2014
Revenues
Sales of goods	$9,488	$12,353	$14,464
Sales of services	3,781	4,335	4,727

Total revenues	13,269	16,688	19,191

Costs and expenses
Cost of goods sold	7,965	9,492	10,506
Cost of services sold	2,417	2,956	3,774
Selling, general and administrative expenses	2,058	2,184	2,402
Impairment of goodwill	—	2,080	—
Interest and other financial charges	148	167	186
Other expenses / (income), net	97	(33)	(13)

Total costs and expenses	12,685	16,846	16,855

Earnings (loss) before income taxes	584	(158)	2,336

Provision for income taxes	(250)	(473)	(484)

Net earnings (loss)	334	(631)	1,852

Less net earnings (loss) attributable to noncontrolling interests	(69)	(25)	12

Net earnings (loss) attributable to parent	$403	$(606)	$1,840

See Notes to the GE Oil and Gas Combined Financial Statements

GE OIL AND GAS

COMBINED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

For the years ended December 31 (In millions)	2016	2015	2014
Net earnings (loss)	$334	$(631)	$1,852
Less net earnings (loss) attributable to noncontrolling interests	(69)	(25)	12

Net earnings (loss) attributable to parent	403	(606)	1,840

Other comprehensive income (loss)
Currency translation adjustments	(422)	(617)	(129)
Cash flow hedges	(8)	(2)	—
Benefit plans	54	40	(94)

Other comprehensive (loss)	(376)	(579)	(223)
Less other comprehensive (loss) attributable to noncontrolling interests	(14)	(11)	(8)

Other comprehensive (loss) attributable to parent	(362)	(568)	(215)

Comprehensive income (loss)	(42)	(1,210)	1,629
Less comprehensive income (loss) attributable to noncontrolling interests	(83)	(36)	4

Comprehensive income (loss) attributable to parent	$41	$(1,174)	$1,625

Amounts presented net of taxes. See Note 15 for further information about other comprehensive income (loss) and noncontrolling interests.

See Notes to the GE Oil and Gas Combined Financial Statements

GE OIL AND GAS

COMBINED STATEMENT OF CHANGES IN EQUITY

(In millions)	2016	2015	2014
Equity balance at January 1	$14,388	$16,205	$14,689
Net earnings (loss) attributable to parent	403	(606)	1,840
Other comprehensive (loss) attributable to parent	(362)	(568)	(215)
Net transfers (to) / from parent	259	(643)	(109)

Ending balance at December 31	14,688	14,388	16,205
Noncontrolling interests	167	157	181

Total equity balance at December 31	$14,855	$14,545	$16,386

See Notes to the GE Oil and Gas Combined Financial Statements

GE OIL AND GAS

COMBINED STATEMENT OF FINANCIAL POSITION

December 31 (In millions)	2016	2015
Current assets
Cash and equivalents	$981	$1,432
Current receivables (Note 4)	2,563	2,818
Inventories (Note 5)	3,224	3,671
Other current assets	633	488

Total current assets	7,401	8,409

Property, plant & equipment-net (Note 6)	2,325	2,554
Goodwill (Note 7)	6,680	6,867
Other intangible assets - net (Note 8)	2,449	2,676
Contract assets (Note 9)	1,967	1,666
All other assets	573	627
Deferred income taxes (Note 14)	326	334

Total assets	$21,721	$23,133

Current liabilities
Short-term borrowings (Note 11)	239	384
Accounts payable, principally trade accounts (Note 10)	1,898	2,222
Current compensation and benefits	10	10
Progress collections	1,596	2,310
All other current liabilities (Note 13)	1,191	1,631

Total current liabilities	4,934	6,557

Long-term borrowings (Note 11)	38	13
Non-current compensation and benefits	519	641
All other non-current liabilities (Note 13)	495	523
Deferred income taxes (Note 14)	880	854

Total liabilities	$6,866	$8,588

Equity
Accumulated other comprehensive (loss) – net attributable to parent (Note 15)
Currency translation adjustments	(1,801)	(1,384)
Cash flow hedges	(10)	(2)
Benefit plans	(83)	(146)
Net parent investment	16,582	15,920

Total equity attributable to parent	14,688	14,388
Noncontrolling interests (a)	167	157

Total equity	14,855	14,545

Total liabilities and equity	$21,721	$23,133

(a)	Included AOCI attributable to noncontrolling interests of $(51) million and $(37) million at December 31, 2016 and December 31, 2015, respectively.

See Notes to the GE Oil and Gas Combined Financial Statements

GE OIL AND GAS

COMBINED STATEMENT OF CASH FLOWS

For the years ended December 31 (In millions)	2016	2015	2014
Cash flows - operating activities
Net earnings (loss)	$334	$(631)	$1,852
Less net earnings (loss) attributable to noncontrolling interests	(69)	(25)	12

Net earnings (loss) attributable to parent	403	(606)	1,840
Adjustments to reconcile net earnings (loss) attributable to parent to cash provided by operating activities:
Depreciation of property, plant and equipment	311	351	335
Goodwill impairment	—	2,080	—
Deferred income taxes	39	(96)	(246)
Decrease (increase) in current receivables	368	469	(102)
Decrease (increase) in inventories	300	514	(187)
(Decrease) in accounts payable	(256)	(450)	(131)
Increase (decrease) in progress collections	(695)	(932)	3
Deferred charges	(311)	(21)	(67)
All other operating activities	102	(32)	442

Cash from operating activities	262	1,277	1,887

Cash flows - investing activities
Additions to property, plant and equipment	(316)	(446)	(583)
Dispositions of property, plant and equipment	25	30	26
Proceeds from principal business dispositions	—	181	441
Net cash from (payments for) principal businesses purchased	(1)	(86)	(592)
All other investing activities	(180)	(145)	(128)

Cash (used for) investing activities	(472)	(466)	(836)

Cash flows - financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(78)	105	(606)
Repayments and other reductions (maturities longer than 90 days)	(235)	(18)	(107)
Newly issued debt (maturities longer than 90 days)	157	90	93
Net transfer (to) / from parent	191	(708)	252
All other financing activities	(137)	16	(20)

Cash (used for) financing activities	(102)	(515)	(388)

Effect of currency exchange rate changes on cash and equivalents	(139)	(254)	(53)

Increase (decrease) in cash and equivalents	(451)	42	610
Cash and equivalents at beginning of year	1,432	1,390	780

Cash and equivalents at end of year	$981	$1,432	$1,390

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$55	$52	$68
Cash paid for taxes	317	264	205

See Notes to the GE Oil and Gas Combined Financial Statements

GE OIL AND GAS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF THE BUSINESS

GE Oil and Gas (the “Business,” “GE O&G,” “we,” “our,” or “us”) offers its customers a leading portfolio of advanced technology and optimization support across the oil and gas value chain. With its operational headquarters in London, United Kingdom, the Business is comprised of assets, liabilities, and results of operations of certain dedicated legal entities within General Electric Company (“GE”), a U.S. listed company, as well as certain non-GE O&G legal entities, which are shared legal entities within GE.

We have global operations with a presence in North America, Europe, Asia, Africa, Australia and Latin America and generate approximately 76% of our revenue from outside of the United States of America. The Business has approximately 34,000 employees in more than 120 countries and has three reportable segments: Turbomachinery & Downstream Technology Solutions (“TMDTS”), Surface, Subsea & Drilling (“SS&D”) and Digital Solutions (“DS”).

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These combined financial statements were prepared on a standalone basis derived from the consolidated financial statements and accounting records of GE. These combined financial statements as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 are presented as carve-out financial statements and reflect the combined historical results of operations, financial position and cash flows of GE O&G, in conformity with U.S. generally accepted accounting principles (“GAAP”).

All significant intercompany balances and transactions within the Business have been eliminated in these combined financial statements. As described in Note 20, certain transactions between the Business and GE have been included in the combined financial statements.

The combined financial statements reflect the attribution of the specifically identifiable assets and liabilities of the Business, including goodwill and other identifiable intangible assets arising from the historical acquisitions of businesses comprising GE O&G. Where a business included within the scope of GE O&G as of December 31, 2016 was historically acquired and operated within another GE business unit, the combined financial statements reflect the assets, liabilities and results of operations of those businesses on a fully retrospective basis (in accordance with the guidance applicable to transactions between entities under common control) based on their carrying values, as reflected in the accounting records of GE.

GE uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the manner in which the Business would have financed its operations had it been a standalone business separate from GE during the periods presented. Long-term intercompany financing, including strategic financing, and cash pooling arrangements, which are used to fund expansion or certain working capital needs, are excluded from the asset and liability balances in the Combined Statement of Financial Position. These amounts have instead been reported as “Net parent investment” as a component of equity. As of December 31, 2016 and 2015, respectively, aggregate related party liabilities (net) of $1,798 million and $3,071 million were reclassified to net parent investment. On that same basis, the average balance outstanding was a payable of $1,952 million, $3,494 million, and $4,517 million for the years ended December 31, 2016, 2015, and 2014, respectively.

GE and its affiliates provide a variety of services to the Business. Certain services, such as employee payroll, administering employee benefits plans and paying related claims, provision of voice and data networking, facility rent, outsourcing of certain functions, and other corporate services and overhead (including costs for executive compensation and stock options), are charged to the Business. In circumstances where charges were not historically billed to the Business by GE (or charges billed were not reflective of the full costs of doing business), those charges have been allocated to the Business and are reflected as Selling, general and administrative expenses in the Combined Statement of Earnings. Where specific identification of charges was not practicable, a reasonable method of allocation was applied to those charges based on either a proportional share of operating revenues, headcount, personnel costs, or estimates of use and the resulting allocation to the Business is recorded in Selling, general and administrative expenses in the Combined Statement of Earnings. The Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented and reflect all of the costs of GE O&G. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had GE O&G operated as a separate standalone entity during the periods presented. Consequently, the combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate standalone entity during the periods presented.

Certain columns and rows may not add due to the use of rounded numbers.

Accounting Policies

Foreign Currency

Assets and liabilities of non-U.S. operations with a functional currency other than the U.S. dollar have been translated into U.S. dollars at the quarterly exchange rates, and revenues, expenses, and cash flows have been translated at average rates for the respective periods. Any resulting translation gains and losses are included in Other comprehensive income (loss).

Gains and losses from foreign currency transactions, such as those resulting from the settlement of receivables or payables in the non-functional currency and those resulting from remeasurements of monetary items, are included in the Combined Statement of Earnings. A loss of $40 million and gains of $26 million, and $68 million were incurred for each of the years ended December 31, 2016, 2015 and 2014, respectively.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While the Business believes that the estimates and assumptions used in the preparation of the combined financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts and inventory valuation reserves; recoverability of long-lived assets, including revenue recognition on long term contracts, valuation of goodwill; useful lives used in depreciation and amortization; income taxes and related valuation allowances; accruals for contingencies; actuarial assumptions to determine costs and liabilities related to employee benefit plans; stock-based compensation expense, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

Cost and Equity-Accounted Investments

Investments in privately held companies in which we do not have the ability to exercise significant influence, most often because we hold a voting interest of 0% to 20% are accounted for using the cost method. The carrying values of these investments as of December 31, 2016 and 2015 are $53 million and $13 million.

Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption “All other assets” in our Combined Statement of Financial Position. See Note 16 for additional information.

Restructuring Costs

Costs of restructuring are accounted for according to FASB Accounting Standards Codification (“ASC”) 420, Exit or Disposal Cost Obligations, and other related pronouncements. ASC 420 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred.

Segment Reporting

We conduct our operations through several business segments, which are organized based on the nature of markets and customers. Pursuant to ASC 280, Segment Reporting, operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The chief operating decision maker uses a variety of measures to assess the performance of the Business as a whole, depending on the nature of the activity. Operating activities are managed through three reportable segments: TMDTS, SS&D and DS. The performance of these three segments is principally measured based on revenues and operating profit.

Sales of Goods and Services

We record all sales of goods and services only when a firm sales agreement is in place, delivery has occurred or services have been rendered and collectability of the fixed or determinable sales price is reasonably assured.

Except for goods sold under long-term construction type contracts and service agreements, we recognize sales of goods under the provisions of U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition. In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have reliably demonstrated that all specified acceptance criteria have been met or when formal acceptance occurs, respectively. We do not provide for anticipated losses before we record sales.

We recognize revenue on larger construction and equipment contracts using long-term construction accounting. We estimate total long-term contract revenue net of price concessions as well as total contract costs. For larger construction and equipment contracts, we recognize sales based on our progress toward contract completion measured by actual costs incurred in relation to our estimate of total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. We provide for any loss that we expect to incur on these agreements when that loss is probable.

We sell product services under long-term product maintenance agreements, where costs of performing services are incurred on other than a straight-line basis. We recognize related sales based on the extent of our progress toward completion measured by actual costs incurred in relation to our estimate of total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations.

For our long term product maintenance agreements, we regularly assess customer credit risk inherent in the carrying amounts of receivables and contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into future utilization and cost trends, as well as credit risk, through our knowledge of the installed base of equipment and the close interaction with our customers that comes with supplying critical services and parts over extended periods. Revisions, after applying the cumulative catch up basis of accounting, may affect a product services agreement’s total estimated profitability resulting in an adjustment of earnings; such adjustments increased earnings by $293 million, $256 million and $145 million in 2016, 2015 and 2014, respectively. We provide for probable losses when they become evident.

Arrangements for the sale of goods and services sometimes include multiple components. Our arrangements with multiple components usually involve an upfront deliverable of equipment and future service deliverables such as installation, commissioning, training or the future delivery of ancillary products. In most cases, the relative values of the undelivered components are not significant to the overall arrangement and are typically delivered within three to six months after the core product has been delivered. In such agreements, selling price is determined for each component and any difference between the total of the separate selling prices and total contract consideration (i.e., discount) is allocated pro rata across each of the components in the arrangement. The value assigned to each component is objectively determined and obtained primarily from sources such as the separate selling price for that or a similar item or from competitor prices for similar items. If such evidence is not available, we use our best estimate of selling price, which is established consistent with the pricing strategy of the Business and considers product configuration, geography, customer type, and other market specific factors.

Research and Development

Research and development expenses are expensed as incurred and relate to the research and development of new products and services. These costs amounted to $352 million, $408 million and $420 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Shipping and Handling Costs

Shipping and handling costs are presented gross. Amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and the respective costs are expensed as incurred. These costs amounted to $182 million, $277 million, and $290 million in 2016, 2015 and 2014, respectively.

Cash and Equivalents

Money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

As of December 31, 2016, $752 million of cash and equivalents were held in bank accounts and cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts based on various factors including the payment history and financial condition of our debtors and the economic environment. Provisions for doubtful accounts are recorded based on the aging status of the debtor accounts or when it becomes evident that the debtor will not make the required payments at either contractual due dates or in the future. The provision for doubtful accounts recorded was equal to $119 million, $102 million and $65 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Concentration of Credit Risk

We grant credit to our customers who primarily operate in the oil and natural gas industry. Although this concentration affects our overall exposure to credit risk, our current receivables are spread over a diverse group of customers across many countries, which mitigates this risk. We perform periodic credit evaluations of our customers’ financial conditions, including monitoring our customers’ payment history and current credit worthiness to manage this risk. We do not generally require collateral in support of our current receivables, but we may require payment in advance or security in the form of a letter of credit or a bank guarantee. As of December 31, 2016 and 2015, GE O&G had no customer balances that exceed 10% of GE O&G net customer receivables.

Inventories

All inventories are stated at the lower of cost or realizable values and they are measured on a first-in, first-out (FIFO) basis. As necessary, we record provisions and maintain reserves for excess, slow moving and obsolete inventory. To determine these reserve amounts, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments.

Property, Plant and Equipment (PP&E)

Property, plant and equipment is initially stated at cost and is depreciated over its estimated economic life. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. In 2015, we changed the method of depreciating our U.S. assets from an accelerated method based on a sum-of-the-years digits formula to a straight-line basis in order to align and harmonize our methodology for manufacturing plant and equipment. This change in estimate was made prospectively as of October 1, 2015, and had an immaterial impact for 2015. Since this date, our manufacturing plant and equipment is generally depreciated on a straight-line basis.

Other Intangible Assets

We amortize the cost of other intangible assets over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. Refer to the Impairment of Goodwill and Other Long-Lived Assets accounting policy.

Impairment of Goodwill and Other Long-Lived Assets

We perform an annual impairment test of goodwill on a qualitative or quantitative basis for each of our reporting units as of July 1 of each year, or more frequently when circumstances indicate an impairment may exist at the reporting unit level. When performing the annual impairment test we have the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform a quantitative impairment test for goodwill.

The quantitative impairment test consists of two different steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determine fair values of each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate considering risk profiles, size, geography, and diversity of products and services.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rate based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risk and uncertainty inherent in the respective reporting units and in our internally developed forecast.

We review PP&E, intangible assets and certain other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and at least annually for indefinite-lived intangible assets. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of recoverability is made based upon the estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

Financial Instruments

Our financial instruments include cash and equivalents, current receivables, investments, trade payables, short and long-term debt, and derivative financial instruments. Except for long-term debt, the estimated fair value of our financial instruments at December 31, 2016 and 2015 approximates their carrying value as reflected in our Combined Statement of Financial Position. For further information on the fair value of our debt, see Note 17.

We monitor our exposure to various business risks including commodity prices and foreign currency exchange rates and we regularly use derivative financial instruments to manage these risks. Although GE policies do not permit the use of derivative financial instruments for speculative purposes, derivative financial instruments may be classified as trading for accounting purposes. At the inception of a new derivative, we designate the derivative as a hedge or we determine the derivative to be undesignated as a hedging instrument. We document the relationships between the hedging instruments and the hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. We assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged item at both the inception of the hedge and on an ongoing basis.

We have a program that utilizes foreign currency forward contracts to reduce the risks associated with the effects of certain foreign currency exposures. Under this program, our strategy is to have gains or losses on the foreign currency forward contracts mitigate the foreign currency transaction and translation gains or losses to the extent practical. These foreign currency exposures typically arise from changes in the value of assets (for example, current receivables) and liabilities (for example, current payables) which are denominated in currencies other than the functional currency. We record all derivatives as of the end of our reporting period in our Combined Statement of Financial Position at fair value. For the forward contracts held as undesignated hedging instruments, we record the changes in fair value of the forward contracts in our Combined Statements of Earnings along with the change in the fair value, related to foreign exchange movements, of the hedged item. Changes in the fair value of forward contracts designated as cash flow hedging instruments are recognized in other comprehensive income until the hedged item is recognized in earnings. If derivatives designated as a cash flow hedge are determined to be ineffective, the ineffective portion of that derivative’s change in fair value is recognized in earnings.

We had outstanding foreign currency forward contracts with notional amounts aggregating $6,430 million and $8,017 million at December 31, 2016 and 2015, respectively, to hedge exposure to currency fluctuation in various foreign currencies. We also have embedded derivatives with notional amounts aggregating $620 million and $891 million at December 31, 2016 and December 2015, respectively. Based on quoted market prices as of December 31, 2016, 2015 and 2014 for forward contracts with similar terms and maturity dates, we recorded losses, both realized and unrealized, of $273 million, $117 million and $109 million, respectively, to adjust these forward contracts to their fair market value. The impact of commodity forward contracts on earnings was immaterial for the years ended December 31, 2016, 2015 and 2014.

Fair Value Measurements

The following sections describe the valuation methodologies we use to measure financial instruments and non-financial instruments within pension plans accounted for at fair value.

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we perform reviews to assess the reasonableness of the valuations. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals. These reviews are performed by risk manager. A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third-party valuation firm.

Recurring Fair Value Measurements

The following sections describe the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities within Pension Plan Assets

When available, we use quoted market prices to determine the fair value of investment securities, which form part of our pension plan assets, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from our independent pricing vendors. The independent pricing vendors use various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendors are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendors use available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendors consider available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, an independent pricing vendor may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of independent pricing vendors to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the applicable standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations. In addition, the pricing vendors have an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from pricing vendors are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with the independent pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of the independent pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our combined financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Investments in private equity, real estate and collective funds held within our pension plans, are generally valued using the net asset value (NAV) per share as a practical expedient for fair value provided certain criteria are met. The NAVs are determined based on the fair values of the underlying investments in the funds. On January 1, 2016, we adopted guidance whereby investments that are measured at fair value using the NAV practical expedient are no longer classified in the fair value hierarchy.

Derivatives

We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent foreign currency and commodity forward contracts for the Business.

Non-Recurring Fair Value Measurements

Certain assets are measured at fair value on a non-recurring basis within the pension plans. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

Cost and Equity Method Investments

Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources.

Long-lived Assets

Fair values of long-lived assets, including real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information.

Income Taxes

The Business is included in the consolidated U.S. federal, foreign and state income tax returns of GE, where allowable by law. The Business determines its current and deferred taxes based on the separate return method (i.e., as if the Business were a taxpayer separate from GE). All income taxes due to or due from the Business’ parent that have not been settled or recovered by the end of the period are reflected in Note 14 as such balances will be maintained and settled. Any differences between actual amounts paid or received by the Business and taxes accrued under the separate return method have been reflected in the GE net investment account.

The Business accounts for taxes under the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities as well as from net operating losses and tax credit carryforwards, based on enacted tax rates expected to be in effect when taxes actually are paid or recovered and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes may not be realized.

We currently intend to indefinitely reinvest substantially all earnings of our foreign subsidiaries with operations outside the U.S. and, accordingly, have not provided U.S. income tax on such earnings.

Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We operate in more than 120 countries and our tax filings are subject to audit by the tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. We have provided for the amounts we believe will ultimately result from these proceedings. The Business recognizes uncertain tax positions that are “more likely than not” to be sustained if the relevant tax authority were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Business measures the amount of tax benefit based on the largest amount of tax benefit that the

Business has a greater than 50% chance of realizing in a final settlement with the relevant authority. The Business classifies interest and penalties associated with uncertain tax positions as interest expense and provision for income taxes, respectively, on the combined statement of earnings. The effects of tax adjustments and settlements from taxing authorities are presented in the combined financial statements in the period they are recorded.

Postretirement Benefits

Certain employees and retirees of the Business participate in postretirement benefit plans, sponsored by either the Business or GE:

Multiemployer Plans (sponsored by GE)

These plans are accounted in accordance with ASC Subtopic 715-80 Compensation—Retirement Benefits—Multiemployer Plans (see Note 12).

Pension Benefits (sponsored by the Business)

These plans are accounted for under the provisions of ASC Subtopic 715-20, Compensation – Retirement Benefits: Defined Benefit Plans (see Note 12). In accordance with ASC 715-20, management categorizes plan assets for disclosure purposes in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurements and Disclosures.

Pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions, discount rate and expected return on assets, are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Projected benefit obligations are measured as the present value of expected payments. We discount those cash payments using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and generally subsequent-year pension expense; higher discount rates decrease present values and generally subsequent-year pension expense.

The weighted average discount rates for our pension plans at December 31, 2016, 2015 and 2014 were equal to 3.41%, 3.83% and 3.69%, respectively, reflecting market interest rates.

To determine the expected long-term rate of return on pension plan assets, we consider current and target asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future long-term return expectations for our principal benefit plans’ assets, we formulate views on the future economic environment, both in the US and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations.

Based on our analysis of future expectations of asset performance, past return results, and our current and target asset allocations, we have assumed a weighted average 6.98% long-term expected return on those assets for cost recognition in 2017 compared to 6.86% in 2016 and 6.91% in 2015.

Changes in key assumptions for our pension plans would have the following effects:

•	Discount rate - A 25 basis point increase in discount rate would decrease pension cost in the following year by $2 million and would decrease the pension benefit obligation at year-end by about $30 million.

•	Expected return on assets - A 50 basis point decrease in the expected return on assets would increase pension cost in the following year by $3 million.

Accounting Changes

On September 30, 2016, we adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which was intended to simplify several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the Combined Statement of Cash Flows. Application of the requirements from January 1, 2016 resulted in an immaterial impact to the combined financial statements.

On January 1, 2016, we adopted ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as non-current on the statement of financial position. The adoption of ASU 2015-17 did not result in an impact to the combined financial statements.

On January 1, 2016, we adopted ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminated the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. See Note 3 for further discussion of the purchase accounting effects of recent acquisitions.

On January 1, 2016, we adopted ASU 2015-02, Amendments to the Consolidation Analysis. The ASU amended the consolidation guidance for VIEs and general partners’ investment in limited partnerships and modified the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. The adoption of ASU 2015-02 did not result in an impact to the combined financial statements.

In the second quarter of 2014, the Business adopted Accounting Standards Update (ASU) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which raised the threshold for a disposal to qualify as a discontinued operation and expanded the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. To be classified as a discontinued operation, the disposal of a component or group of components must represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The ASU also expands the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. The revised accounting guidance applies prospectively to all disposals (or classifications as held for sale) of components of an entity and for businesses that, upon acquisition, are classified as held for sale on or after adoption. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported in financial statements. The effects of applying the revised guidance will vary based upon the nature and size of future disposal transactions.

On January 1, 2014, we adopted ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the new guidance, an unrecognized tax benefit is required to be presented as a reduction to a deferred tax asset if the disallowance of the tax position would reduce the available tax loss or tax credit carryforward instead of resulting in a cash tax liability. The adoption of ASU 2013-11 resulted in an immaterial impact to the combined financial statements.

On January 1, 2014, we adopted ASU 2013-05, Foreign Currency Matters (Topic 830): Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a

Foreign Entity or of an Investment in a Foreign Entity. Under the revised guidance, the entire amount of the cumulative translation adjustment associated with the foreign entity will be released into earnings in the following circumstances: (a) the sale of a subsidiary or group of net assets within a foreign entity that represents a complete or substantially complete liquidation of that entity, (b) the loss of a controlling financial interest in an investment in a foreign entity, or (c) when the accounting for an investment in a foreign entity changes from the equity method to full consolidation. The revised guidance applies prospectively to transactions or events occurring on or after January 1, 2014.

New Accounting Standards Update

In May 2014, the FASB issued a new comprehensive set of revenue recognition principles (ASU No. 2014-09, Revenue from Contracts with Customers) that supersedes most existing U.S. GAAP revenue recognition guidance (including ASC 605-35, Revenue Recognition -Construction-Type and Production-Type Contracts). The new standard will become effective for annual reporting periods beginning after December 15, 2017. We will adopt the standard on January 1, 2018, will apply it retrospectively to all periods presented and will elect the practical expedient for contract modifications. Since the issuance of the new standard by the FASB, we have engaged in a collaborative process with our industry peers and worked with standard setters on important interpretive matters with the objective of ensuring consistency in the application of the standard. We are currently evaluating the provisions of the pronouncement and assessing the impact on our combined financial statements and related disclosures of the Business.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires inventory measured using the FIFO or average cost methods to be subsequently measured at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Currently, inventory measured using these methods is required to be subsequently measured at the lower of cost or market with market defined as replacement cost, net realizable value or net realizable value less a normal profit margin. This pronouncement is effective for annual reporting periods beginning after December 15, 2016 on a prospective basis. Early adoption is permitted. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The pronouncement is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted under specific circumstances. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition. Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting. The amendment requires the equity method investor to add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The pronouncement is effective for annual reporting periods, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The new standard amends the impairment model for current receivables, net investments in leases, debt securities, loans and certain other instruments to utilize an expected loss methodology in place of the currently used incurred loss methodology. This pronouncement is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption will be permitted for annual periods beginning after December 15, 2018. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. The standard addresses the classification and presentation of eight specific cash flow issues that currently result in diverse practices. This pronouncement is effective for annual reporting periods beginning after December 15, 2017. The amendments in this ASU should be applied using a retrospective approach. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU eliminates the deferral of the tax effects of intra-entity asset transfers other than inventory. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. This pronouncement is effective for annual reporting periods beginning after December 15, 2017. We are currently evaluating the provisions of the pronouncement and assessing the impact on our combined financial statements and related disclosures.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements, which covers a wide range of Topics in the Codification. The amendments in this Update represent changes to make corrections or improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Most of the amendments do not require transition guidance and are effective upon issuance. Early adoption is permitted for the amendments that require transition guidance. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The pronouncement is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. This standard addresses concerns over the cost and complexity of the two-step goodwill impairment test, by removing the second step of the test. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This pronouncement is effective for reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the provisions of the pronouncement and assessing the impact, if any, on our combined financial statements and related disclosures.

NOTE 3.	ACQUISITIONS AND DISPOSITIONS

Acquisitions

On June 2, 2014, we acquired 100% ownership of Cameron’s Reciprocating Compression division (“Cameron”) for $550 million. Cameron provides reciprocating compression equipment and aftermarket services for oil and gas production, gas processing, gas distribution and independent power industries. Cameron is included in our TMDTS segment. The purchase price allocation resulted in goodwill of $280 million and amortizable intangible assets of $95 million.

Dispositions

On June 30, 2015, we completed the sale of the Industrial Air & Gas Technology (“IAGT”) business for a selling price of $185 million and a pre-tax gain of $71 million. IAGT primarily sells to the industrial space focused on the movement of liquids/hydrocarbons through pipe either through blower or compression equipment. IAGT was included in our TMDTS segment.

On June 20, 2014, we completed the sale of the Wayne Fueling Systems (“Wayne”) business, a manufacturer of retail fuel dispensers, payment devices, forecourt control systems and peripheral equipment for a selling price of $485 million, recording a pre-tax gain of $53 million. Wayne Fueling Systems was included in our DS segment.

The pre-tax gains from the sale of these businesses have been recognized as part of “Other expenses / (income), net” in the Combined Statement of Earnings.

NOTE 4.	CURRENT RECEIVABLES

December 31 (In millions)	2016	2015
Customer receivables	$1,699	$2,011
Related parties	236	233
Sundry receivables	814	751

	2,749	2,995
Less allowance for losses	(186)	(177)

Total	$2,563	$2,818

Customer receivables are recorded at the invoiced amount less an allowance for doubtful accounts. Beyond factoring activities with related parties (as described in Note 20), the Business also sells certain current receivables externally, which are accounted for in accordance with ASC 860, Transfers and Servicing. Sundry receivables primarily consist of advance payments to suppliers and value added tax receivables.

December 31 (In millions)	2016	2015
Receivables syndicated externally	$257	$330

NOTE 5.	INVENTORIES

Inventories, net of reserves of $260 million and $274 million in 2016 and 2015, respectively, are comprised of the following at December 31:

December 31 (In millions)	2016	2015
Raw materials and work in process	$1,639	$1,978
Finished goods	1,585	1,693

Total	$3,224	$3,671

NOTE 6.	PROPERTY, PLANT AND EQUIPMENT

	Depreciable lives (in years)	Original Cost		Net Carrying Value
December 31 (Dollars in millions)		2016	2015	2016	2015
Land and improvements	8(a)	$130	$164	$125	$160
Buildings, structures and related equipment	8-40	995	526	878	462
Machinery and equipment	4-20	2,916	3,266	1,054	1,414
Leasehold costs and manufacturing plant under construction	1-10	349	581	268	518

Total		$4,390	$4,537	$2,325	$2,554

(a)	Depreciable lives exclude land.

NOTE 7.	GOODWILL

After initial recognition, goodwill is measured net of any accumulated impairment losses. Changes in the carrying amount of goodwill for the fiscal year ended December 31, 2016 and December 31, 2015, by reportable segment, are as follows:

(In millions)	TMDTS	SS&D	DS	Total
Balance at December 31, 2014 - gross	$1,891	$6,854	$2,166	$10,911
Accumulated impairments at December 31, 2014	—	(1,420)	(254)	(1,674)

Balance at December 31, 2014	$1,891	$5,434	$1,912	$9,237

Acquisitions and purchase accounting adjustments	32	22	—	54
Dispositions	(42)	—	—	(42)
Currency translation	(28)	(151)	(123)	(302)
Impairments	—	(2,080)	—	(2,080)

Balance at December 31, 2015	$1,853	$3,225	$1,789	$6,867

Acquisitions and purchase accounting adjustments	(1)	19	—	18
Currency translation	(38)	(113)	(54)	(205)

Balance at December 31, 2016	$1,814	$3,131	$1,735	$6,680

In performing the annual impairment test for goodwill in the third quarter of 2015 using data as of July 1 of that year, we determined that a step two test was required for a reporting unit within our SS&D reportable segment. As a consequence of the continued pressure on oil prices, the revised expected cash flows for this reporting unit resulted in a goodwill impairment charge of $2,080 million. The impairment charge has been included as part of “Impairment of goodwill” in the Combined Statement of Earnings. As of December 31, 2016, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurance that the goodwill will not be impaired in future periods.

NOTE 8.	OTHER INTANGIBLE ASSETS

DEFINITE LIVED INTANGIBLES		2016			2015
December 31 (Dollars in millions)	Useful life (in years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related	15-25	$1,920	$(660)	$1,260	$1,959	$(585)	$1,374
Patents & technology	14-25	596	(371)	225	634	(348)	286
Capitalized software	4-5	896	(535)	361	804	(432)	372
Trademarks	18-30	681	(130)	551	698	(108)	590
Other		1	(1)	—	3	(1)	2

Total		$4,094	$(1,697)	$2,397	$4,098	$(1,474)	$2,624

During 2016 and 2015, we recorded additions to intangible assets subject to amortization of $153 million and $226 million, respectively, primarily driven by capitalized software.

Oil & Gas amortization expense related to intangible assets subject to amortization amounted to $272 million, $245 million and $251 million in 2016, 2015 and 2014, respectively.

Estimated amortization expense for each of the subsequent five fiscal years is expected to be as follows:

(In millions)	2017	2018	2019	2020	2021
Estimated amortization expense	$234	$225	$200	$164	$148

INDEFINITE LIVED INTANGIBLES	2016	2015
December 31 (In millions)	Gross carrying amount	Gross carrying amount
Indefinite lived intangible assets	$52	$52

Indefinite-lived intangible assets as of December 31, 2016 and 2015 comprise trademarks acquired in previous years (Vetco and Bently Nevada trademarks for $42 million and $10 million, respectively).

NOTE 9.	CONTRACT ASSETS

December 31 (In millions)	2016	2015
Long-term product service agreements (a)	$1,046	$928
Long-term equipment contract revenue (b)	703	502

Total revenue in excess of billings	1,749	1,430
Deferred inventory costs (c)	218	236

Contract Assets	$1,967	$1,666

(a)	Reflects revenues earned in excess of billings on our long-term product service agreements.
(b)	Reflects revenues earned in excess of billings on our long-term contracts to construct technically complex equipment.
(c)	Represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.

NOTE 10.	ACCOUNTS PAYABLE

December 31 (In millions)	2016	2015
Trade payables	$1,368	$1,583
Related parties (a)	530	639

Total	$1,898	$2,222

(a)	Refer to Note 20 for further information.

NOTE 11.	BORROWINGS

December 31 (Dollars in millions)		2016		2015
Short-term borrowings		Amount	Weighted Average Rate(a)	Amount	Weighted Average Rate(a)
Short-term bank borrowings		$79	9.1%	$237	16.8%
Intercompany borrowings (b)		121		134
Current portion of long-term borrowings		34	1.3	2	1.1
Other		5	1.3	11	2.7

Total short-term borrowings		$239		$384

Long-term borrowings	Maturities	Amount	Weighted Average Rate(a)	Amount	Weighted Average Rate(a)
Long-term bank borrowings	2018-2024	$2	4.1%	$3	2.9%
Capital leases		1	4.5	2	4.5
Notes payable		35	1.0	8	4.8

Total long-term borrowings		$38		$13

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.
(b)	Refer to Note 20 for further information.

The estimated fair value of the bank borrowings at December 31, 2016 and 2015 was equal to $183 million and $254 million, respectively. We estimate fair values based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. External debt maturities, which include bank borrowings and notes payable, over the next five years follows:

(In millions)	2017	2018	2019	2020	2021
External debt maturities	$113	$6	$24	$—	$—

NOTE 12.	POSTRETIREMENT BENEFIT PLANS

Certain U.S. employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans). In addition, certain UK employees participate in the GE UK Pension Plan.

We are allocated relevant participation costs for these GE employee benefit plans. As such, we have not recorded any liabilities associated with our participation in these plans in our Combined Statement of Financial

Position as of December 31, 2016 and 2015. Expenses associated with our employees’ participation in the U.S. GE postretirement benefit plans were equal to $133 million, $134 million, $160 million for the years ended December 31, 2016, 2015 and 2014, respectively.

During 2016, two UK pension plans sponsored by the Business, the 1987 Vetco Gray Hughes Pension Plan and the UK Dresser Pension Scheme, were merged into the GE UK Pension Plan. The Business has agreed to pay deficit contributions for the next 10 years. The estimated present value of these payments is $32 million and is recorded in the Combined Statement of Financial Position in “All other liabilities.” Subsequent to that merger, plan participants in these respective plans participate in the GE UK Pension Plan. In addition, certain other business employees also participate in the GE UK Pension Plan. Expenses associated with our employees’ participation in the GE UK Pension Plan were equal to $7 million, $14 million, and $15 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Pension Plans

In addition to these GE plans, certain of our employees are also covered by pension plans sponsored by the Business. Our pension plans in 2016 included eight U.S. and non-U.S. pension plans with pension assets or obligations greater than $20 million. We use a December 31 measurement date for these plans. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings.

Pension Plan Participants as of December 31, 2016

Active employees	2,210
Vested former employees	2,710
Retirees and beneficiaries	4,515

Total	9,435

The amount we report in our earnings as pension cost consists of the following components:

•	Service cost – the cost of benefits earned by active employees who participate in the plan.

•	Prior service cost amortization – the cost of changes to our benefit plans (plan amendments) related to prior service performed.

•	Expected return on plan assets – the return we expect to earn on plan investments used to pay future benefits.

•	Interest cost – the accrual of interest on the pension obligations due to the passage of time.

•	Net actuarial loss (gain) amortization – differences between our estimates (for example, discount rate, expected return on plan assets) and our actual experience which are initially recorded in equity and amortized into earnings.

•	Curtailment gain/loss – earnings effects of amounts previously deferred that have been accelerated because of an event that shortens future service or eliminates future benefits (for example, a sale of a business).

Cost of Pension Plans

(In millions)	2016		2015		2014
Service cost for benefits earned	$18		$24		$21
Expected return on plan assets	(46)		(65)		(61)
Interest cost on benefit obligations	34		49		55
Net actuarial loss amortization	14		21		9
Net settlement / curtailment loss (gain)	(26	) (b)	4	(a)	—

Pension cost	$(6)		$33		$24

(a)	Primarily associated with two facility closures and accelerated vesting for certain participants.
(b)	Primarily associated with two UK plans merging into the GE UK Pension Plan.

Assumptions Used in Pension Calculation

Accounting requirements necessitate the use of assumptions to reflect the uncertainties and the length of time over which the pension obligations will be paid. The actual amount of future benefit payments will depend upon when participants retire, the amount of their benefit at retirement and how long they live. To reflect the obligation in today’s dollars, we discount the future payments using a rate that matches the time frame over which the payments will be made. We also need to assume a long-term rate of return that will be earned on investments used to fund these payments.

The assumptions at December 31 used to measure the year-end benefit obligations and pension cost follow.

Assumptions used to measure pension benefit obligations:

December 31	2016	2015	2014
Discount rate	3.41%	3.83%	3.69%
Compensation increases	4.09	4.36	4.36

Assumptions used to measure pension cost

December 31	2016	2015	2014
Discount rate	3.83%	3.69%	4.51%
Expected return on assets	6.86	6.91	6.66

We evaluate these assumptions annually. We evaluate other assumptions periodically, such as retirement age, mortality and turnover, and update them as necessary to reflect our actual experience and expectations for the future.

We determine the discount rate using the weighted average yields on high-quality fixed-income securities that have maturities consistent with the timing of benefit payments. Lower discount rates increase the size of the benefit obligations and pension expense in the following year; higher discount rates reduce the size of the benefit obligation and subsequent-year pension expense.

The expected return on plan assets is the estimated long-term rate of return that will be earned on the investments used to fund the pension obligations. To determine this rate, we consider the current and target composition of plan investments, our historical returns earned, and our expectations about the future.

The compensation assumption is used to estimate the annual rate at which pay of plan participants will grow. If the rate of growth assumed increases, the size of the pension obligations will increase, as will the amount recorded in equity attributable to parent and amortized to earnings in subsequent periods.

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

Funding Policy

The funding policy for our pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We expect to contribute approximately $41 million to our pension plans in 2017. In 2016, we contributed $50 million.

Benefit Obligations

Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (ABO and PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

Projected Benefit Obligations (PBO)

(In millions)	2016		2015
Balance at January 1	$1,290		$1,400
Service cost for benefits earned	18		24
Interest cost on benefit obligations	34		49
Actuarial loss (gain) (a)	39		(66)
Benefits paid	(39)		(48)
Disposition	—		(31)
Merger into GE plan	(460	) (b)	—
Exchange rate adjustments	(62)		(38)

Balance at December 31	$820		$1,290

(a)	Primarily associated with discount rate changes.
(b)	Two UK pension plans merged into the GE UK Pension Plan.

(In millions)	2016	2015
Accumulated benefit obligations	$803	$1,238

Plans with Assets Less Than ABO

(In millions)	2016	2015
Funded plans with assets less than ABO
Plan assets	$567	$915
Accumulated benefit obligations	685	1,126
Projected benefit obligations	697	1,173

Unfunded plans
Accumulated benefit obligations	118	112
Projected benefit obligations	123	117

Plan Assets

The fair value of the pension plans’ investments is presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 2.

2016 Asset Allocation

	Weighted Average Target allocation %	Weighted Average Actual allocation %
Equity securities	18-58	48
Debt securities (including cash equivalents)	11-61	35
Private equities	6-16	8
Real estate	3-13	6
Other investments	3-13	3

Plan fiduciaries of our pension plans set investment policies and strategies for the assets held in trust and oversee investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives take into consideration a number of factors, including the funded status of the plan, a balance between risk and return and the plan’s liquidity needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Composition of Our Plan Assets

The fair value of our pension plans’ investments is presented below:

(In millions)	2016	2015
Equity securities
U.S. equity securities (a)	$122	$115
Non-U.S. equity securities (a)	149	359
Debt securities
Fixed income and cash investment funds	49	200
U.S. corporate	53	51
Other debt securities	99	94
Private equities	45	45
Real estate	32	29
Other investments (b)	18	22

Total plan assets	$567	$915

(a)	Included direct investments and investment funds.
(b)	Substantially all represented hedge fund investments.

Plan assets valued using NAV as a practical expedient amounted to $228 million and $258 million as of December 31, 2016 and 2015, respectively. The percentages of plan assets valued using NAV by investment fund type for equity securities, fixed income and cash, and alternative investments were 20%, 7% and 13% as of December 31, 2016, respectively, and 17%, 4% and 8% as of December 31, 2015, respectively.

Those investments that were measured at fair values using the practical expedient were excluded from the fair value hierarchy. The practical expedient was not applied for investments with a fair value of $25 million and $23 million in 2016 and 2015, respectively and those investments were classified within Level 3. The remaining investments were substantially all considered Level 1 and 2.

Fair Value of Plan Assets

(In millions)	2016	2015
Balance at January 1	$915	$973
Actual gain on plan assets	43	1
Employer contributions	50	33
Benefits paid	(39)	(48)
Dispositions	—	(28)
Merger into GE plan (a)	(358)	—
Exchange rate adjustments	(44)	(16)

Balance at December 31	$567	$915

(a)	Two UK pension plans were merged into the GE UK Pension Plan.

Pension Asset (Liability)

(In millions)	2016	2015
Funded status (a)	$(253)	$(375)

Pension liability recorded in the Statement of Financial Position Pension liabilities
Due within one year	(4)	(4)
Due after one year	(249)	(371)

Net amount recognized	$(253)	$(375)

Amounts recorded in equity attributable to parent (unamortized)
Prior service cost	—	—
Net actuarial loss	149	211

Total	$149	$211

(a)	Fair value of assets less PBO, as shown in the preceding tables.

In 2017, we estimate that we will amortize an immaterial amount of prior service cost and $12 million of net actuarial loss from equity attributable to parent and into pension cost. Comparable amortized amounts in 2016 were an immaterial amount of prior service cost and $14 million of net actuarial loss from equity attributable to parent.

(In millions)	2017	2018	2019	2020	2021	2022 - 2026
Estimated future benefit payments	$38	$38	$39	$40	$41	$212

Retiree Health and Life Insurance Benefits

We sponsor a retiree health and life insurance benefit plan (retiree benefit plan) for certain eligible U.S. participants and use a December 31 measurement date. The plan is closed to new entrants and participants share in the cost of this retiree benefit plan. This plan covers approximately 270 active employees and 1,395 retirees and dependents. GE Power also participates in this retiree benefit plan. We allocated costs (credits) of $2 million, an immaterial amount and $5 million to GE Power for their employees’ participation in these plans, for the years ended December 31, 2016, 2015 and 2014, respectively.

Cost of Retiree Benefit Plan

(In millions)	2016		2015		2014
Service cost for benefits earned	$2		$3		$2
Prior service credit amortization	(2)		(1)		(1)
Interest cost on benefit obligations	5		6		7
Net actuarial loss amortization	—		1		1
Curtailment / settlement gain	(2	) (a)	(11	) (b)	—

Benefit plans cost	$3		$(2)		$9

(a)	Primarily related to the closure of a facility.
(b)	Primarily associated with restructuring and a facility disposition.

Assumptions Used in Benefit Calculations

The actuarial assumptions at December 31 used to measure the year-end benefit obligations and retiree benefit plan cost for the subsequent year are as follows:

Assumptions Used to Measure Retiree Benefit Obligations

	2016	2015	2014
Discount rate	4.00%	4.25%	4.00%
Initial healthcare trend rate	6.75	7.00	7.00

Assumptions Used to Measure Retiree Benefit Costs

	2016	2015	2014
Discount rate	4.25%	4.00%	4.75%

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

Funding Policy

We fund our retiree benefit plan on a pay-as-you-go basis. We expect to contribute approximately $6 million in 2017 to fund such benefits. In 2016, we contributed $6 million for this plan.

Changes in the accumulated postretirement benefit obligation (APBO) for the retiree benefit plan follow:

(In millions)	2016		2015
Balance at January 1	$136		$152
Service cost for benefits earned	2		3
Interest cost on benefit obligations	5		6
Participant contributions	—		1
Plan amendment	(5)		—
Actuarial gain	(14)		(12)
Benefits paid	(6)		(5)
Curtailment / settlement gain	(1	) (a)	(9	) (b)

Balance at December 31	$117		$136

(a)	Primarily related to the closure of a facility.
(b)	Primarily associated with restructuring and a facility disposition.

A one percentage point change in the assumed healthcare cost trend rate would have the following effects:

(In millions)	1% increase	1% decrease
APBO at December 31, 2016	$15	$(13)
Service and interest cost in 2016	1	(1)

Plan Assets

The fair value of our retiree benefit plan assets is presented below.

Fair Value of Plan Assets

(In millions)	2016	2015
Balance at January 1	$—	$—
Employer contributions	6	4
Participant contributions	—	1
Benefits paid	(6)	(5)

Balance at December 31	$—	$—

Retiree Benefit Plan Asset (Liability)

(In millions)	2016	2015
Funded status (a)	$(117)	$(136)

Liability recorded in the Statement of Financial Position Retiree benefit plan
Due within one year	(6)	(6)
Due after one year	(111)	(130)

Net amount recognized	(117)	(136)

Amounts recorded in equity attributable to parent (unamortized)
Prior service credit	(8)	(6)
Net actuarial gain	(15)	(1)

Total	$(23)	$(7)

(a)	Fair value of assets less APBO, as shown in the preceding tables.

In 2017, we estimate that we will amortize $2 million of prior service credit and $2 million of net actuarial gain from equity attributable to parent into our retiree benefit plan cost. Comparable amortized amounts in 2016 were $2 million of prior service credit and an immaterial amount of net actuarial loss.

(In millions)	2017	2018	2019	2020	2021	2022 - 2026
Estimated future benefit payments	$6	$6	$6	$6	$7	$33

2016 Cost of Postretirement Benefit Plans and Changes in Other Comprehensive Income

(In millions)	Total postretirement benefit plans	Pension plans	Retiree benefit plan
Cost (income) of postretirement benefit plans	$(3)	$(6)	$3

Changes in other comprehensive income
Prior service (credit) – current year	(5)	—	(5)
Net actuarial loss (gain) – current year	14	28	(14)
Net settlement / curtailment gain (loss)	(75)	(76)	1
Prior service credit amortization	2	—	2
Net actuarial (loss) amortization	(14)	(14)	—

Total changes in other comprehensive (loss)	(78)	(62)	(16)

Cost of postretirement benefit plans and changes in other comprehensive (loss)	$(81)	$(68)	$(13)

NOTE 13.	ALL OTHER LIABILITIES

This caption includes liabilities for various items including deferred income, interest on tax liabilities, unrecognized tax benefits, environmental remediation, legal reserves, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

December 31 (In millions)	2016	2015
Other current liabilities
Income taxes payable	$—	$305
Derivatives	330	256
Payroll accruals	294	455
Other current liabilities	567	615

Total other current liabilities	$1,191	$1,631

Other non-current liabilities
Income taxes payable	139	152
Environmental liabilities	39	34
Other non-current liabilities	317	337

Total other non-current liabilities	$495	$523

Environmental Matters

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable. The determination of the required accruals for remediation costs is subject to uncertainty, including the evolving nature of environmental regulations and the difficulty in estimating the extent and type of remediation activity that is necessary.

NOTE 14.	INCOME TAXES

The tax provisions have been prepared on a separate return basis as if the Business is a separate group of companies under common ownership. The operations have been combined as if the Business was filing on a consolidated basis for U.S., state and Non-U.S. income tax purposes, where allowable by law. The Business is subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations.

Combined Earnings (Loss) from Continuing Operations Before Income Taxes

(In millions)	2016	2015	2014
U.S. earnings (losses)	$(440)	$(2,006)	$1,030
Non-U.S. earnings	1,024	1,848	1,306

Total earnings (loss)	$584	$(158)	$2,336

Combined (Benefit) Provision for Income Taxes

(In millions)	2016	2015	2014
Current
U.S. Federal	$(112)	$155	$318
U.S. State and Local	(2)	3	31
Non-U.S.	310	395	375
Deferred
U.S. Federal	13	(26)	(113)
U.S. State and Local	—	5	(17)
Non-U.S.	41	(59)	(110)

Total	$250	$473	$484

Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate

(In millions)	2016	2015	2014
Income (loss) before taxes	$584	$(158)	$2,336
Tax expected at 35% (a)	205	(55)	818
Foreign operations and FTCs (b)	(5)	(137)	(311)
State taxes	(2)	8	14
Tax Impact of Dispositions	1	(26)	(61)
Nondeductible goodwill	—	713	—
Valuation allowance	28	9	—
Other	23	(39)	24

Total income tax	$250	$473	$484

Actual Income tax rate	42.8%	-299.4%	20.7%

(a)	Although our operational headquarters are in London, the Business has an ultimate U.S. parent; therefore, we reconcile our effective tax rate to the U.S. federal statutory rate of 35%.
(b)	Primarily relates to differences between the U.S. statutory rate and the statutory rates where the Business operates, including the impact of foreign tax credits. The tax expense in 2016, 2015 and 2014 includes a net benefit of $36 million, $36 million, and $42 million, respectively, related to tax amortization in our European operations.

Unrecognized Tax Positions

The Business is under continuous examination by the Internal Revenue Service, various U.S. state taxing authorities, and Non-U.S. taxing authorities as part of the audit of GE’s tax returns. The Business is under examination or engaged in tax litigation in many of these jurisdictions. During 2015, the Internal Revenue Service (IRS) completed the audit of GE’s consolidated U.S. income tax returns for 2010-2011, except for certain issues that remain under examination. During 2013, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2008-2009, except for certain issues that remain under examination. For our most significant Italian operations our earliest open tax year is 2012. We believe that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provisions for all income tax uncertainties.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were as follows:

Unrecognized Tax Benefits

Asset / (Liability) (In millions)	2016	2015
Unrecognized tax benefits	$(94)	$(100)
Accrued interest on unrecognized tax benefits	(33)	(27)
Accrued penalties on unrecognized tax benefits	(22)	(31)
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	(9)	(4)
Portion that, if recognized, would reduce tax expense and effective tax rate	(94)	(100)

Unrecognized Tax Benefits Reconciliation

(In millions)	2016	2015
Balance at January 1	$(100)	$(122)
Additions for tax positions of the current year	(4)	(16)
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	5	13
Settlements with tax authorities	—	—
Expiration of the statute of limitations	5	25

Balance at December 31	$(94)	$(100)

At December 31, 2016, we had $94 million of unrecognized tax benefits. In addition, we have accrued interest and penalties of $33 million and $22 million, respectively. The amount of unrecognized tax benefits which would impact the effective tax rate would be $94 million. Additionally, $9 million is the amount of unrecognized tax benefits which could change in the next twelve months due to expiring statutes, audit activity, tax payments, and competent authority proceedings related to transfer pricing or final decisions in matters that are the subject of litigation in various taxing jurisdictions in which we operate. We classify interest on tax deficiencies as interest expense; we classify income tax penalties as a provision for income taxes.

Deferred Income Taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. GE Oil & Gas did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other tax attributes included in the combined carve-out financial statements on a separate return basis may not be available upon separation of the Business from GE.

We regularly evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce the deferred tax assets to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). Significant judgment is required to determine whether a valuation allowance is necessary and the amount of such valuation allowance.

In assessing the recoverability of our deferred tax assets at December 31, 2016, we considered all available evidence, including the nature of financial statement losses as adjusted for permanent differences between financial statement income and taxable income, reversing taxable temporary differences and future operating profits.

Aggregated deferred income tax amounts are summarized below.

Deferred Income Tax Amounts

(In millions)	2016	2015
Assets	$326	$334
Liabilities	(880)	(854)

Net deferred income tax (liability)	$(554)	$(520)

Components of the Net Deferred Income Tax Asset (Liability)

(In millions)	2016	2015
Deferred tax assets
Inventory	$71	$(78)
Employee benefits	154	203
Other accrued expenses	121	130
Operating loss carryforwards	142	142
Tax credit carryforwards	5	—
Other	—	10

Total deferred income tax asset	493	407

Valuation allowances	(87)	(53)

Total deferred income tax asset after valuation allowance	406	354

Deferred tax liabilities
Goodwill & other intangibles	$(845)	$(813)
Property, plant and equipment	(62)	(5)
Undistributed earnings of foreign subsidiaries	(46)	(56)
Other	(9)	—

Total deferred income tax liability	(962)	(874)

Net deferred income tax (liability)	$(554)	$(520)

Net Operating Losses

At December 31, 2016 and 2015, the Business had net operating loss carryforwards of approximately $460 million and $458 million, respectively. The net operating loss carryforwards result in a deferred tax asset of $142 million and $142 million at December 31, 2016 and 2015. The net operating losses expire beginning in 2019, with some not having any expiration date. Out of the $142 million of net operating losses in 2016, $22 million will expire in 2019 and $89 million have no expiration. The losses expiring in 2019 have been fully valued. We believe that we will not be able to utilize these losses before their expiration.

Credit Carryforward

At December 31, 2016, the Business had approximately $5 million of foreign tax credits that are available for carryforward. The carryforward period for foreign tax credits is 10 years. A valuation allowance had not been established due to future foreign source income that would allow the Business to utilize the credit.

Undistributed Earnings

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. The basis difference is primarily comprised of the unremitted retained earnings related to these ongoing operations, which were approximately $11,936 million and $11,204 million, at December 31, 2016 and 2015, respectively. Substantially all of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. These earnings would be subject to tax upon repatriation to the U.S.; however, because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

NOTE 15.	EQUITY

(In millions)	2016	2015	2014
Accumulated other comprehensive income (loss)
Balance at January 1	$(1,532)	$(964)	$(749)
Other comprehensive (loss) before reclassifications	(459)	(594)	(255)
Reclassifications from other comprehensive income	97	26	40

Other comprehensive (loss), net, attributable to parent	(362)	(568)	(215)

Balance at December 31	$(1,894)	$(1,532)	$(964)

Net parent investment
Balance at January 1	$15,920	$17,169	$15,438
Net earnings / (loss) attributable to parent	403	(606)	1,840
Net transfers (to) / from parent	259	(643)	(109)

Balance at December 31	$16,582	$15,920	$17,169

Total equity
Total equity attributable to parent at December 31	$14,688	$14,388	$16,205
Noncontrolling interests balance at December 31	167	157	181

Total equity balance at December 31	$14,855	$14,545	$16,386

Accumulated Other Comprehensive Income (Loss) “AOCI”

The breakdown of accumulated other comprehensive income is provided below:

(In millions)	2016	2015	2014
Currency translation adjustments (CTA)
Balance at January 1	$(1,384)	$(775)	$(655)

Other comprehensive (loss) before reclassifications - net of deferred taxes of $ 11, $ 13, and $ (14)	(423)	(617)	(163)
Reclassifications from OCI - net of deferred taxes of $ 0, $ 0, and $ 0	1	—	34

Other comprehensive (loss) (a)	(422)	(617)	(129)
Less OCI attributable to noncontrolling interests	(5)	(8)	(9)

Balance at December 31	$(1,801)	$(1,384)	$(775)

Cash flow hedges
Balance at January 1	$(2)	$—	$—

Other comprehensive (loss) before reclassifications net of deferred taxes of $ 8, $ 3, and $ 0	(38)	(9)	—
Reclassifications from OCI net of deferred taxes of $ (7), $ (2), and $ 0	30	7	—

Other comprehensive (loss) (a)	(8)	(2)	—
Less OCI attributable to noncontrolling interests	—	—	—

Balance at December 31	$(10)	$(2)	$—

Benefit plans
Balance at January 1	$(146)	$(189)	$(94)

Other comprehensive income (loss) before reclassifications net of deferred taxes of $ (1), $ (16), and $ 47	(12)	21	(100)
Reclassifications from OCI net of deferred taxes of $ (22), $ (5), and $ (3)	66	19	6

Other comprehensive income / (loss) (a)	54	40	(94)
Less OCI attributable to noncontrolling interests	(9)	(3)	1

Balance at December 31	$(83)	$(146)	$(189)

Accumulated other comprehensive (loss) at December 31	$(1,894)	$(1,532)	$(964)

(a)	Total Other comprehensive (loss) attributable to parent was ($376) million, ($579) million and ($223) million in 2016, 2015 and 2014, respectively.

Reclassification Out of AOCI

(In millions)	2016	2015	2014		Combined Statement of Earnings caption
Currency translation adjustments
Gains on dispositions	$1	$—	$34		Total revenues and other income
Income taxes	—	—	—		Benefit (provision) for income taxes

Net of tax	$1	$—	$34

Cash flow hedges
Foreign exchange contracts	$37	$9	$—	(a)
Income taxes	(7)	(2)	—		(Provision) for income taxes

Net of tax	$30	$7	$—

Benefit plan items
Net settlement / curtailment loss	$75	$2	$—	(b)
Amortization of prior service credits	(2)	(1)	(1	) (b)
Amortization of actuarial loss	15	23	10	(b)

Total before tax	88	24	9
Income taxes	(22)	(5)	(3)		(Provision) for income taxes

Net of tax	$66	$19	$6

Total reclassification adjustments (net of tax)	$97	$26	$40

(a)	Please see Note 18 for respective Combined Statement of Earnings captions.
(b)	Curtailment gain (loss), amortization of prior service costs and actuarial gains and losses reclassified out of AOCI are included in the computation of net periodic pension costs. Refer to Note 12 for further information. Net periodic pension cost is recorded across the various cost and expense line items within the Combined Statement of Earnings.

NOTE 16.	EQUITY-ACCOUNTED INVESTMENTS

Our equity in earnings of GE O&G uncombined associated companies was $5 million, $9 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our investments in associated companies was $88 million and $95 million as of December 31, 2016, and 2015, respectively.

NOTE 17.	FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

Our assets and liabilities measured at FV on a recurring basis consists of our derivative instruments. All of these derivatives were valued using Level 2 for 2016 and 2015.

There were no transfers between Level 1, 2 and 3 during the years ended December 31, 2016 and 2015.

NOTE 18.	DERIVATIVES

In this section, we explain how we use derivatives to manage our risks and how these financial instruments are reflected in our combined financial statements. Our use of derivatives relates solely to risk management; we do not use derivatives for speculation.

The table below summarizes the fair value of all derivatives, including hedging instruments and embedded derivatives.

	2016		2015
December 31 (In millions)	Assets	(Liabilities)	Assets	(Liabilities)
Derivatives accounted for as hedges
Currency exchange contracts	$2	$(9)	$1	$(7)

	$2	$(9)	$1	$(7)

Derivatives not accounted for as hedges
Currency exchange contracts	$225	$(364)	$247	$(282)
Embedded derivatives	91	(2)	91	(9)

	$316	$(366)	$338	$(291)

Total	$318	$(375)	$339	$(298)

Derivatives are classified in the captions “Other current assets,” “All other assets,” Other current liabilities,” and “All other liabilities” depending on their respective maturity date.

Risk Management Strategy

We buy, manufacture and sell components and products across global markets. These activities expose us to changes in foreign currency exchange rates and commodity prices, which can adversely affect revenues earned and costs of operating our business. When the currency in which we sell equipment differs from the primary currency (known as its functional currency) and the exchange rate fluctuates, it will affect the revenue we earn on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies, which expose us to foreign currency gains and losses based on changes in exchange rates. Changes in the price of a raw material that we use in manufacturing can affect the cost of manufacturing. We use derivatives to mitigate or eliminate these exposures.

Forms of Hedging

In this section we explain the hedging methods we use and their effects on our combined financial statements.

Cash Flow Hedges

We use cash flow hedging primarily to reduce or eliminate the effects of foreign exchange rate changes on purchase and sale contracts. Accordingly, the vast majority of our derivative activity in this category consists of currency exchange contracts. We also use commodity derivatives to reduce or eliminate price risk on materials purchased for use in manufacturing.

Under hedge accounting, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of equity. Differences between the derivative and the hedged item may cause changes in their fair values to not offset completely, which is referred to as ineffectiveness. When the hedged transaction occurs, these amounts are released from equity, in order that the transaction will be reflected in earnings at the rate locked in by the derivative. The effect of the hedge is reported in the same combined financial statement line item as the earnings effects of the hedged transaction. The table below summarizes how the derivative is reflected in the Combined Statement of Financial Position and in earnings under hedge accounting. The effect of the hedged forecasted transaction is not presented in this table but offsets the earnings effect of the derivative.

Financial Statement Effects – Cash Flow Hedges

(In millions)	2016	2015	2014
Combined Statement of Financial Position changes
Fair value of derivatives (decrease)	$(1)	$(5)	$(1)
Equity (increase) decrease
- Current year AOCI movement	47	11	—
- Reclassification from AOCI to the statement of earnings (a)	(37)	(9)	—
Earnings (loss) related to ineffectiveness	—	—	—

(a)	Classified as “Other expenses / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.

The following table explains the effect of changes in market rates on the fair value of derivatives we use most commonly in cash flow hedging arrangements.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases

We expect to transfer $12 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. At December 31, 2016 and 2015, the maximum term of derivative instruments that hedge forecasted transactions was 3 years and 4 years, respectively. See Note 15 for additional information about reclassification out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffective were insignificant for each reporting period.

Economic Hedges

These derivatives, which also include embedded derivatives, are not designated as hedges from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship) but otherwise serve the same economic purpose as other hedging arrangements. Economic hedges are used when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative, making hedge accounting unnecessary. They are also used when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting. For these types of economic hedges, changes in the fair value of the derivative are recorded in earnings currently but changes in the value of the forecasted foreign currency cash flows are only recognized in earnings when they occur. As a result, even though the derivative is an effective economic hedge, there is a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item. Embedded derivatives are recognized separately from their host contracts.

The table below provides information about the earnings effects of all derivatives that serve as economic hedges. These derivatives are marked to fair value through earnings each period. The effects are reported in “Selling, general and administration expenses” in the Combined Statement of Earnings. The offsetting earnings effects associated with hedged assets and liabilities are also displayed in the table below. In general, the earnings effects of the hedged item are recorded in the same combined financial statement line as the derivative.

Financial Statement Effects – Economic Hedges (a)

(In millions)	2016	2015	2014
Combined Statement of Financial Position changes
Change in fair value of economic hedge (decrease) (b)	$(272)	$(118)	$(109)
Change in carrying amount of item being hedged increase	136	93	69

Earnings (loss) effect of economic hedges (c)	$(136)	$(25)	$40

(a)	Include both the realized and unrealized movements, as well as those which cover future cash flows yet to be recognized on the Combined Statement of Financial Position.
(b)	Include fair value changes in embedded derivatives.
(c)	Offset by the future earnings effects of economically hedged item. Classified as “Other expense / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.

The table below explains the effects of market rate changes on the fair value of derivatives we use most commonly as economic hedges.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases
Receive U.S. dollars/pay foreign currency	Fair value increases	Fair value decreases

Commodity derivatives	Price increases	Price decreases
Receive commodity/ pay fixed price	Fair value increases	Fair value decreases

Notional Amount of Derivatives

The notional amount of a derivative is the number of units of the underlying (for example, the notional billing amount of the foreign currency sales in a foreign exchange hedge). We generally disclose derivative notional amounts on a gross basis. A substantial majority of the outstanding notional amount of $7,053 million and $8,915 million at December 31, 2016 and 2015, respectively, relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives. The remaining derivative notional primarily relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives.

The table below provides additional information about how derivatives are reflected in our combined financial statements.

Carrying Amounts Related to Derivatives

December 31 (In millions)	2016	2015
Derivative assets	$318	$339
Derivative liabilities	(375)	(298)

Net carrying amount	$(57)	$41

Effects of Derivatives on Earnings

All derivatives are marked to fair value on our Combined Statement of Financial Position, whether they are designated in a hedging relationship for accounting purposes or are used as economic hedges. As discussed in the previous sections, each type of hedge affects the combined financial statements differently. In economic hedges, both the hedged item and the hedging derivative largely offset in earnings each period. In cash flow hedges, the effective portion of the hedging derivative is offset in separate components of equity and ineffectiveness is recognized in earnings.

Note 15 provides additional information.

Counterparty Credit Risk

Fair value of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis.

NOTE 19.	COMMITMENTS, CONTINGENCIES AND PRODUCT WARRANTIES

Leases

At December 31, 2016, we had long-term noncancellable operating leases covering certain facilities and equipment. The minimum annual property rental commitments, net of amounts due under subleases, for each of the five years in the period ending December 31, 2021 are $94 million, $86 million, $73 million, $61 million and $48 million, respectively, and $154 million in the aggregate thereafter. Rent expense, which includes rental of property, computer equipment and other such items, was $200 million, $206 million and $243 million for the years ended December 31, 2016, 2015 and 2014, respectively. We did not enter into any significant capital leases during the three years ended December 31, 2016.

Legal Matters

GE O&G is subject to a variety of legal proceedings and legal compliance risks in all parts of the world where the Business operates or buys or sells its equipment and services, including the matters described below. GE O&G has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. The global and diverse nature of GE O&G’s business, and the changing enforcement environments in which it operates, means the Business will continue to face legal and compliance risks, the nature and outcome of which cannot be predicted with certainty. No material provisions have been accrued currently for litigation settlements as of December 31, 2016.

Other Contractual Commitments

We also had commitments outstanding for purchase obligations, which include capital expenditures, inventory and services under contracts, for each of the five years in the period ending December 31, 2021 consisting of $479 million as of December 31, 2017, $10 million as of December 31, 2018 and no additional amounts for each subsequent period until December 31, 2021.

Product Warranties

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties are as follows:

(In millions)	2016	2015	2014
Balance at January 1	$100	$112	$106
Current-year provisions	29	60	37
Expenditures	(49)	(65)	(28)
Other charges	(6)	(7)	(3)

Balance at December 31	$74	$100	$112

NOTE 20.	RELATED PARTIES

Related Party Transactions

As discussed in Note 2, GE provides us with a number of services. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s corporate overhead; or (b) billed directly to us (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services under various master purchasing and service agreements to which GE (and not GE O&G) is a party.

We receive an allocated share of GE’s corporate overhead for certain services that GE provides to us, but which are not specifically billed to us, such as public relations, investor relations, treasury and internal audit services. Costs of $210 million, $180 million and $189 million for the years ended December 31, 2016, 2015 and 2014, respectively, were recorded in our Combined Statement of Earnings for our allocated share of GE’s corporate overhead.

Employee Benefits

Our employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. Further details are provided in Note 12.

Related Party Balances

The table below presents amounts due to and due from GE and its affiliates, which have been reflected in our Combined Statement of Financial Position.

	2016	2015
Amounts due from GE and its affiliates
Current receivables	$236	$233
Loan receivable	3	9
Amounts due to GE and its affiliates
Accounts payable (a)	$(426)	$(525)
Accounts payable amounts factored through monetization program (b)	(104)	(114)
Borrowings	(121)	(134)

(a)	Relates to cash collected on current receivables to be paid to GE under our monetization program and other services provided by GE, and are recorded in accounts payable in our Combined Statement of Financial Position.
(b)	Relates to cash due to GE under our payables monetization program.

Receivables Monetization

We monetize a portion of our current receivables through programs established for GE and various GE subsidiaries. We account for receivables monetized as sales in accordance with ASC 860, Transfers and Servicing.

GE O&G’s current receivables are legally transferred through receivable factoring programs established for GE and various GE subsidiaries administered by Working Capital Solutions (WCS), an operating unit of GE Capital.

The Business factors U.S. and non-U.S. receivables to GE Capital on a recourse and nonrecourse basis pursuant to various factoring and services agreements, purchased directly by WCS, GE Capital or sold to external investors through WCS agent arranger or buy/sell structures. Under the factoring programs, GE Capital performs a risk analysis and allocates a nonrecourse credit limit for each customer. If the portfolio exceeds this credit limit, then the receivable is factored with recourse. The evaluation of whether recourse transactions qualify for accounting derecognition is based, in part, upon the legal jurisdiction of the sales;as such, the majority of recourse transactions outside the U.S. qualify for sale treatment.

In addition, GE O&G participates in the GE Accounts Receivable (GEAR) program, in which the Business transfers its receivables into a securitization structure administered by GE Capital through the GE Receivables and Sale Contribution Agreement.

Transfers of receivables under WCS administered programs are generally accounted for as sales.

	2016	2015	2014
Transfers of receivables accounted for as sales	$2,168	$2,321	$2,756

Under the programs, we retain the responsibility for servicing the receivables and remitting collections to the owner and the lenders for a fee equal to the prevailing market rate for such services. We have outsourced our servicing responsibilities to GE Capital for a market-based fee and accordingly, no servicing asset or liability has been recorded on the Combined Statements of Financial Position as of December 31, 2016 and 2015. Under the programs, we incurred interest expense and finance charges of $91 million, $93 million, and $103 million for the years ended December 31, 2016, 2015 and 2014, respectively, which is reflected on the Combined Statements of Earnings.

Trade Payables Accelerated Payment Program

The Business’s North American operations participate in accounts payable programs with GE Capital. The Business settles invoices with vendors to obtain cash discounts. GE Capital provides funding for the period from the date at which an invoice is eligible for cash discount through the final termination date for invoice settlement. The Business’s liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the Combined Statement of Financial Position, was $104 million and $114 million as of December 31, 2016 and 2015, respectively.

Other

From time to time, GE provides guarantees, letters of credit, and other support arrangements on our behalf.

GE also grants stock options, restricted stock units and performance share units to its group employees, including those of GE O&G as discussed in Note 22.

NOTE 21.	SEGMENT INFORMATION

Basis of Presentation

Our reportable segments are organized based on the nature of markets and customers. Segment accounting policies are the same as described and referenced in Note 2.

A description of our reportable segments as of December 31, 2016, as well as details of segmental profit have been provided below.

Turbomachinery & Downstream Technology Solutions (“TMDTS”)

TMDTS provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. The TMDTS portfolio includes drivers (aero-derivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors, turbo expanders and reciprocating), turn-key solutions (industrial modules and waste heat recovery), pumps, valves, and compressed natural gas (CNG) and small-scale LNG solutions used primarily for shale oil and gas field development.

Surface, Subsea & Drilling (“SS&D”)

SS&D provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface, as well as artificial lift equipment for the extraction of crude oil and other fluids from wells. The Surface operation products include downhole tools for well integrity, dry trees and surface wellheads, electric submersible pumps, surface wellheads, wireline logging, artificial lift technologies, and drilling pressure control equipment. The Subsea & Drilling operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.

Digital Solutions (“DS”)

DS provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation. The offerings include sensor-based measurement, non-destructive testing and inspection, turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.

Certain information concerning our segments for the years ended December 31, 2016, 2015 and 2014 is presented in the following tables. Consistent accounting policies have been applied by all segments within the Business, within all reporting periods.

	Total revenues
	For the years ended December 31,
(In millions)	2016	2015	2014
TMDTS	$6,837	$7,985	$8,647
SS&D	4,346	6,471	8,160
DS	2,086	2,232	2,384

Total	$13,269	$16,688	$19,191

Revenues from customers located in the United States were $3,164 million, $4,334 million and $4,580 million for the years ending December 31, 2016, 2015 and 2014, respectively. Revenues from customers located outside the United States were $10,105 million, $12,354 million and $14,611 million for the years ended December 31, 2016, 2015 and 2014, respectively.

	Total pre-tax income / (loss)
	For the years ended December 31,
(In millions)	2016	2015	2014
TMDTS	$1,412	$1,815	$1,655
SS&D	282	734	843
DS	376	468	526

Total	$2,070	$3,017	$3,024
Corporate items and eliminations (a)	(700)	(475)	(381)
Foreign currency devaluation	(138)	(63)	(20)
Impairment	—	(2,080)	—
Restructuring	(431)	(365)	(113)
Interest and other financial charges	(148)	(167)	(186)

Total	$653	$(133)	$2,324

(a)	Corporate items and eliminations is a caption used to reconcile the aggregated results of our segments to the combined results of the Business. As such, it includes certain amounts not included in the measurement of segment results for internal and external purposes, and the unallocated portion of costs related to corporate overheads and corporate initiatives.

Other Segment Information

	Total Assets		Depreciation
	At December 31,		For the years ended December 31,
(In millions)	2016	2015	2016	2015	2014
TMDTS	$8,565	$9,944	$101	$102	$111
SS&D	12,859	15,012	172	217	194
DS	3,113	3,205	38	32	30

Total	$24,537	$28,161	$311	$351	$335
Headquarters and eliminations (a)	(2,816)	(5,028)	—	—	—

Total	$21,721	$23,133	$311	$351	$335

(a)	Headquarters and eliminations in total segment assets include adjustments of intercompany investments and receivables that are reflected within the total assets of the three reportable segments.

Property, plant and equipment - net associated with operations based in the United States were $833 million, $954 million and $1,027 million at December 31, 2016, 2015 and 2014, respectively. Property, plant and equipment - net associated with operations based outside the United States were $1,492 million, $1,600 million and $1,752 million at December 31, 2016, 2015 and 2014, respectively.

NOTE 22.	STOCK BASED COMPENSATION

GE grants stock options, restricted stock units and performance share units to its group employees, including those of GE O&G, under the GE Long-Term Incentive Plan. Grants made under all plans must be approved by the Management Development and Compensation Committee of GE’s Board of Directors, which is composed entirely of independent directors.

Stock Options

Under GE’s stock option program, an employee receives an award that provides the opportunity in the future to purchase GE shares at the market price of GE’s stock on the date the award is granted (the strike price). The options become exercisable in equal amounts over a five-year vesting period and expire 10 years from the grant date if they are not exercised. Stock options have no combined financial statement effect on the date they are granted but rather are reflected over time through recording compensation expense and increasing equity. GE records compensation expense based on the estimated fair value of the awards expected to vest, and that amount is amortized as compensation expense on a straight-line basis over the five-year vesting period. Accordingly, total expense related to the award is reduced by the fair value of options that are expected to be forfeited by employees that leave GE O&G prior to vesting.

GE estimates forfeitures based on its experience and adjusts the expense to reflect actual forfeitures over the vesting period. The offset to the expense GE records is reflected as an increase in equity.

(In millions)	2016	2015	2014
Compensation expense	$16	$18	$20

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option pricing model. The table below provides the weighted average grant date fair values, key assumptions and other inputs into the pricing model. With the exception of the dividend yield assumption, an increase in any individual assumption will increase the estimated fair value of the option, all other things being equal.

	2016	2015	2014
Weighted average grant-date fair value of stock options	$3.61	$4.64	$5.26
Stock option valuation assumptions:
Risk-free interest rate	1.4%	2.0%	2.3%
Dividend yield	3.4%	3.4%	3.1%
Expected volatility	20.0%	25.0%	26.0%
Expected option life (in years)	6.5	6.8	7.3
Other pricing model inputs:
Weighted average grant-date market price of GE stock (strike price)	$29.63	$25.79	$26.11

The table below shows the amount and weighted average strike price of options granted during 2016, as well as those outstanding and exercisable at year-end 2016.

As of December 31, 2016 unless, otherwise stated (in thousands, except option data)	Number of options	Weighted average exercise price per option
Outstanding at December 31, 2015	24,556,731	$22.04
Granted	2,111,300	29.68
Exercised	(2,802,534)	19.70
Forfeited	(517,683)	25.15
Expired	(426,444)	32.84

Outstanding at December 31, 2016	22,921,370	$22.76

Exercisable at December 31, 2016	13,989,953	$20.61

The weighted average remaining contractual term for options outstanding and options exercisable at December 31, 2016 were 5.4 years and 4.4 years, respectively.

When an employee exercises an option, GE issues treasury shares to satisfy the requirements of the option.

	2016	2015	2014
Stock options exercised	2,802,534	4,160,871	1,612,566
Cash received from stock options exercised (in millions)	$55	$76	$26

As of December 31, 2016, there was $33 million of unrecognized compensation expense related to unvested options, which will be amortized over the remaining vesting period (the weighted average period is approximately 2 years). Of that total, approximately $9 million, after tax, is estimated to be recorded as compensation expense in 2017.

Restricted Stock

A restricted stock award provides an employee with the right to receive shares of GE when the restrictions lapse, which occurs in equal amounts over the vesting period. Upon vesting, each unit of restricted stock is converted into GE common stock on a one for one basis using treasury stock shares. The expense to be recognized on restricted stock is based upon the market price on the grant date (which is its fair value) times the number of units expected to vest. Accordingly, total expense related to the award is reduced by the fair value of restricted stock units that are expected to be forfeited by employees that leave GE O&G prior to lapse of the restrictions. That amount is amortized as compensation expense on a straight-line basis over the five-year vesting period. We estimate forfeitures based on our experience and adjust the expense to reflect actual forfeitures over the vesting period. The offset to compensation expense is an increase in equity.

(In millions, after tax)	2016	2015	2014
Compensation expense	$8	$6	$7

The fair value of a restricted stock unit at the grant date is equal to the market price of our stock on the grant date.

	2016	2015	2014
Weighted average grant-date fair value of restricted stock awards	$30.20	$26.74	$26.08

As of December 31, 2016, unless otherwise stated (in thousands, except per share data)	Number of awards	Weighted Average Grant Date Fair Value Per Award/Unit
Non-vested at December 31, 2015	979,349	$24.26
Granted	752,300	30.00
Vested	(232,510)	24.46
Forfeited	(32,558)	26.32

Non-vested at December 31, 2016	1,466,581	$27.13

The table below provides information about the units of restricted stock that vested for each of the years presented.

	2016	2015	2014
Restricted stock vested during the year ended	232,510	265,065	244,718

As of December 31, 2016, there was $29 million of total unrecognized compensation expense related to unvested restricted stock, which will be amortized over the remaining vesting period (the weighted average period is approximately 2 years). Of that total, approximately $6 million, after tax, is estimated to be recorded as compensation expense in 2017.

Other Information

When options are exercised and restricted stock vests, GE issues shares from treasury stock, which increases their shares outstanding. Equity is adjusted for differences between the strike price of GE stock and the average cost of the treasury stock. We also record the difference between the tax benefits assumed (based on the fair value of the award on the grant date) and the actual tax benefit in our provision for income taxes. Any excess tax benefit is recorded as a cash flow from operating activities in our Combined Statement of Cash Flows. The table below provides information about tax benefits related to all share-based compensation arrangements.

(In millions)	2016	2015	2014
Income tax benefit recognized in earnings	$13	$8	$9
Excess of actual tax deductions over amounts assumed recognized in equity (a)	—	9	3

(a)	We adopted ASU 2016-09 in September 2016. The primary effects of adoption were the recognition of excess tax benefits in our provision for income taxes rather than paid-in capital and the reclassification of cash flows related to excess tax benefits from a financing activity to an operating activity for the periods beginning January 1, 2016. See Note 2 for further information.

Share based compensation programs serve as a means to attract and retain talented employees and are an important element of their total compensation. The intrinsic value of a stock option award is the amount by which the award is in the money and represents the potential value to the employee upon exercise of the option. The intrinsic value of restricted stock is the value of the shares awarded at the current market price. The table below provides information about the intrinsic value of option and restricted stock awards.

As of December 31, 2016, unless otherwise stated (In millions)	Aggregate intrinsic value
Stock options outstanding	$205
Stock options exercised in 2016	31
Non-vested restricted stock outstanding	46
Restricted stock vested in 2016	7

NOTE 23.	RESTRUCTURING OBLIGATIONS

During 2016, 2015 and 2014, we approved various restructuring plans globally, mainly to consolidate manufacturing and service facilities, rationalize product lines and rooftops, and reduce headcount across various functions. As a result, we recognized a charge of $431 million, $365 million $113 million for the periods ended December 31, 2016, 2015 and 2014, respectively. These restructuring initiatives will generate charges post 2016, and the related estimated remaining charges are approximately $66 million.

The current year expenses are included as part of “Selling, general and administrative expenses” and “Other costs and expenses” in the Combined Statement of Earnings. The amount of costs not included in the reported segment results is as follows:

(in millions)	2016	2015	2014
TMDTS	$76	$79	$10
SS&D	290	239	34
DS	38	28	46
GE O&G Headquarters	27	19	23

Total	$431	$365	$113

These costs were primarily related to product line terminations, plant closures and related expenses such as property, plant and equipment impairments, contract terminations and costs of assets’ and employees’ relocation, employee-related termination benefits, and other incremental costs that were a direct result of the plans.

(in millions)	2016	2015	2014
Property, plant & equipment, net	$93	$137	$7
Inventory impairment	138	51	8
Employee-related termination expenses	111	103	54
Asset relocation costs	17	14	—
EHS remediation costs	20	17	1
Contract termination fees	37	26	11
Other incremental costs	15	17	32

Total	$431	$365	$113

NOTE 24.	SUBSEQUENT EVENTS

The Business performed an evaluation of subsequent events through March 16, 2017, the date the combined financial statements were issued, and determined there were no recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in the combined financial statements.

Annex A

EXECUTION VERSION

TRANSACTION AGREEMENT AND PLAN OF MERGER

dated as of

October 30, 2016

among

GENERAL ELECTRIC COMPANY,

BAKER HUGHES INCORPORATED,

BEAR MERGERSUB, INC.,

and

BEAR NEWCO, INC.

A-i

A-ii

A-iii

Section 11.06	Assignment; No Third Party Beneficiaries	A-72
Section 11.07	Expenses	A-72
Section 11.08	Severability	A-72
Section 11.09	Entire Agreement	A-72
Section 11.10	Amendment	A-72
Section 11.11	Waiver	A-72
Section 11.12	Disclosure Letters	A-72

EXHIBITS

Exhibit A	Form of Newco LLC Operating Agreement
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Stockholders Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Amended and Restated Certificate of Incorporation of Newco
Exhibit F	Form of Bylaws of Newco

ANNEXES

1.01(a)	Accounting Principles
1.01(b)	Working Capital Principles
5.04(c)	GE O&G Financial Statements
7.08	Certain Businesses
7.14(d)(i)	GE O&G Assets
7.14(d)(ii)	GE O&G Assumed Liabilities
8.01(b)	Antitrust/Competition
8.03(e)	Excluded Matters

A-iv

TRANSACTION AGREEMENT AND PLAN OF MERGER

TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2016, among General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation and a direct wholly owned subsidiary of BHI (“Newco”) and Bear MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco (“Merger Sub”).

WITNESSETH:

WHEREAS, GE and BHI desire to combine GE O&G (as defined below) with BHI in a transaction involving the following steps (collectively, the “Transactions”):

(i) Prior to the GE O&G Transfer (as defined below), GE will undertake the GE Reorganization (as defined below) and BHI will undertake the BHI Reorganization (as defined below);

(ii) Merger Sub will merge with and into BHI, with BHI as the surviving corporation (the “Surviving Entity”) and a direct wholly owned subsidiary of Newco on the terms and subject to the conditions set forth herein (the “Merger”);

(iii) As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $1.00 per share, of BHI (the “BHI Common Stock”) (other than shares of BHI Common Stock owned by BHI immediately prior to the Effective Time (as defined below) and other than Appraisal Shares (as defined below)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Newco (the “Class A Common Stock”);

(iv) Immediately following and as part of a plan that includes the Merger, Newco will cause the Surviving Entity to be converted into a Delaware limited liability company (“Newco LLC”) by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), and Newco will become the sole managing member of Newco LLC (the “Conversion” and, together with the Merger, the “Newco Reorganization”), and Newco as sole managing member will adopt, and Newco LLC will be governed by, the Initial Newco LLC Operating Agreement (as defined below);

(v) Following the Newco Reorganization (A) pursuant to the transactions described on Schedule I (the “Transactions Schedule”), GE will acquire membership interests in Newco LLC (the “Membership Interests”) in exchange for (i) all of the equity interests of one or more legal entities (each, a “GE O&G Holdco” and collectively, “GE O&G Holdcos”) that will hold, directly or indirectly, all of the assets and liabilities of GE O&G and any GE O&G Subsidiary that is not a GE O&G Holdco (the “GE O&G Transfer”) and (ii) an amount equal to $7,400,000,000 less the Class B Stock Purchase Price (as defined below) (the “Cash Transfer” and, together with the GE O&G Transfer, the “GE Transfer”), (B) GE will contribute to Newco an amount equal to the product of the number of shares of Class B Common Stock issuable to GE pursuant to Section 2.10 multiplied by the par value of one share of Class B Common Stock (the “Class B Stock Purchase Price”) in exchange for shares of Newco’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which Membership Interests, together with shares of Class B Common Stock, will be exchangeable on a 1:1 basis for Class A Common Stock (subject to adjustment pursuant to the Exchange Agreement) and (C) GE and Newco, as members, will adopt, and Newco LLC will thereafter be governed by, the Newco LLC Operating Agreement; and

(vi) Newco will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of the Class A Common Stock immediately following the Effective Time (as defined below) in accordance with Section 7.15 (the “Dividend”);

WHEREAS, the Board of Directors of BHI has unanimously (a) determined that it is in the best interests of BHI and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by BHI of this Agreement and the consummation of the Transactions, including the Merger and the GE Transfer, and (c) resolved to recommend adoption of this Agreement by the stockholders of BHI;

WHEREAS, the Board of Directors of GE has unanimously (a) determined that it is in the best interests of GE and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by GE of this Agreement and the consummation of the Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Newco Reorganization will qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, BHI, Newco and Merger Sub hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Accounting Principles” means the policies and procedures set forth on Annex 1.01(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Ancillary Agreements” means, collectively, the following agreements:

(i) the Exchange Agreement;

(ii) the Newco LLC Operating Agreement;

(iii) the Registration Rights Agreement; and

(iv) the Stockholders Agreement.

“Assumed Liabilities” has the meaning set forth in Annex 7.14(d)(ii).

“BHI 10-K” means BHI’s annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 filed on February 19, 2016.

“BHI Balance Sheet” means the audited consolidated balance sheet of BHI as of December 31, 2015, and the footnotes thereto set forth in the BHI 10-K.

“BHI Performance Units” means any performance unit awards that provide for settlement in cash or BHI Common Stock granted under the BHI Stock Plans.

“BHI SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by BHI with the SEC.

“BHI Stock Plans” means the 2002 Employee Long-Term Incentive Plan, the 2002 Director & Officer Long-Term Incentive Plan or the BHI Incorporated Director Compensation Deferral Plan, each as amended to date.

“BHI Transferors” means any of Newco, BHI or their respective Subsidiaries that will transfer assets pursuant to the Transactions, as identified in accordance with Section 7.04(f).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Closing Working Capital” has the meaning set forth in the Working Capital Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Damage” or “Damages” means any damage, expense, fine, penalty, loss, liability, award, judgment, obligation, amount paid in settlement, interest, cost and expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs incurred in investigating, preparing or defending the foregoing).

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” means the agent for the surrender of BHI Common Stock in exchange for Class A Common Stock, to be mutually agreed by GE and BHI.

“Exchange Agreement” means the exchange agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit B.

“GAAP” means generally accepted accounting principles in the United States.

“GE O&G” means GE’s Oil & Gas business described in the segment disclosures in GE’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as reflected in the GE O&G Financial Statements.

“GE SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by GE with the SEC.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Long-Term Ancillary Agreements” means, collectively, the following agreements:

(i) the GE Digital Agreement;

(ii) the Intercompany Services Agreement;

(iii) the IP Cross-License Agreement;

(iv) the Non-Competition Agreement;

(v) the Supply Agreement (GE to Newco);

(vi) the Supply Agreement (Newco to GE);

(vii) the Tax Matters Agreement;

(viii) the Trademark License Agreement; and

(ix) the Transition Services Agreement.

“Minimum Working Capital” has the meaning set forth in the Working Capital Principles.

“Newco LLC Operating Agreement” means the amended and restated limited liability company agreement substantially in the form attached hereto as Exhibit A.

“NYSE” means the New York Stock Exchange.

“Permitted Lien” means (i) Liens reserved against or identified in the BHI Balance Sheet or the GE O&G Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” under, credit facilities of BHI and its Subsidiaries or GE O&G, as the case may be, and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of BHI and its Subsidiaries or GE O&G, as the case may be.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Registration Rights Agreement” means the registration rights agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit D.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the stockholders agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit C.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Treasury Regulations” means the regulations promulgated under the Code.

“Working Capital Principles” means the working capital principles set forth on Annex 1.01(b).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Acquisition Agreement	Section 7.07(c)
Additional Credit Support	Section 7.11(a)(ii)
Agreement	Preamble
Alternative Proposal	Section 7.07(e)(i)
Anti-Corruption Laws	Section 4.22(b)
Antitrust Action	Section 7.08(d)
Appraisal Shares	Section 2.08
BHI	Preamble
BHI Benefit Plans	Section 4.11(a)
BHI Board Recommendation	Section 7.01(c)
BHI Common Stock	Recitals
BHI Disclosure Letter	Article 4
BHI Financial Advisor	Section 4.10
BHI Incentive Awards	Section 2.04(d)
BHI Indemnified Persons	Section 10.01
BHI Material Adverse Effect	Section 4.01(b)
BHI Option	Section 2.04(a)
BHI Preferred Stock	Section 4.02(a)
BHI Reorganization	Section 7.14(c)
BHI Restricted Stock	Section 2.04(b)
BHI Restricted Stock Unit	Section 2.04(c)
BHI Severance Arrangement	Section 7.03(h)
BHI Stockholder Approval	Section 4.12(b)
BHI Subsidiaries	Section 4.01(a)
BHI Terminable Breach	Section 9.04(a)
BHI Termination Fee	Section 9.05(a)
Bribery Act	Section 4.22(b)
Cause	Section 7.03(h)
Certificate of Conversion	Section 3.01(b)
Certificate of Formation	Section 3.01(b)
Certificate of Merger	Section 3.01(b)
Certificates	Section 2.03(a)(i)
Chancery Court	Section 11.04(b)
Change in Recommendation	Section 7.07(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class B Stock Purchase Price	Recitals
Cleanup	Section 4.14(h)
Closing	Section 3.01(a)
Closing Conditions	Section 3.01(a)
Closing Statement	Section 2.11(a)
Combined Proxy Statement/Prospectus	Section 4.08
Comparable GE O&G Audited Financial Statements	Section 7.05(a)
Confidentiality Agreement	Section 7.06(b)
Continuing Employee	Section 7.03(a)
Conversion	Recitals
Credit Support Instruments	Section 7.11(a)(ii)
Detriment Limit	Section 7.08(d)
DGCL	Recitals

Definition	Defined in
Dividend	Recitals
DLLCA	Recitals
EC Merger Regulation	Section 4.03(c)
Effective Time	Section 3.01(b)
Environmental Claim	Section 4.14(c)
Environmental Laws	Section 4.14(a)
Environmental Permits	Section 4.14(b)
ERISA	Section 4.11(a)
ESPP	Section 2.04(e)
Expenses	Section 9.05(a)
FCPA	Section 4.22(b)
Final Adjustment Amount	Section 2.11(c)
Foreign BHI Benefit Plan	Section 4.11(g)
Foreign GE O&G Benefit Plans	Section 5.10(g)
GE	Preamble
GE Digital Agreement	Section 7.18(g)
GE Disclosure Letter	Article 5
GE Expense Reimbursement Amount	Section 9.05(a)(v)
GE Financial Advisors	Section 5.09
GE Financial Statements	Section 5.04(b)
GE Indemnified Persons	Section 10.02
GE Interim Financials	Section 7.05(b)
GE Material Adverse Effect	Section 5.01(b)
GE Material Contracts	Section 5.18(a)
GE O&G Audited Financial Statements	Section 7.05(a)
GE O&G Balance Sheet	Section 7.05(a)
GE O&G Benefit Plans	Section 5.10(a)
GE O&G Financial Statements	Section 5.04(c)
GE O&G Holdco	Recitals
GE O&G Subsidiary	Section 5.01(a)
GE O&G Transfer	Recitals
GE Reorganization	Section 7.14(d)
GE Terminable Breach	Section 9.03(a)
GE Termination Fee	Section 9.05(a)
GE Transfer	Recitals
GE Transferor	Section 11.06(a)
Good Reason	Section 7.03(h)
Hazardous Material	Section 4.14(h)
Hedge	Section 6.01(b)(xviii)
Indemnification Obligations	Section 7.12(a)
Indemnified Party	Section 10.03(a)
Indemnified Persons	Section 7.12(a)
Indemnifying Party	Section 10.03(a)
Independent Accountant	Section 2.11(c)
Initial Newco LLC Operating Agreement	Section 2.09
Intellectual Property	Section 4.18
Intercompany Services Agreement	Section 7.18(h)
Interim Period	Section 7.05(b)
Intervening Event	Section 7.07(d)
Intervening Event Change in Recommendation	Section 7.07(d)
Involuntary Termination	Section 7.03(h)

Definition	Defined in
IP Cross-License Agreement	Section 7.18(e)
Liabilities	Section 4.09
Material Contracts	Section 4.20(a)
Membership Interests	Recitals
Merger	Recitals
Merger Consideration	Section 2.02(i)
Merger Sub	Preamble
Money Laundering Laws	Section 4.22(d)
Newco	Preamble
Newco LLC	Recitals
Newco Option	Section 2.04(a)
Newco Plans	Section 7.03(b)
Newco Reorganization	Recitals
Newco Restricted Stock Unit	Section 2.04(c)
Non-Competition Agreement	Section 7.18(i)
Notice of Change in Recommendation	Section 7.07(c)
OFAC	Section 4.22(e)
PBGC	Section 4.11(b)
Preliminary Adjustment Amount	Section 2.11(a)
Proceeding	Section 10.03(a)
Prohibited Person	Section 4.22(e)
Registration Statement	Section 4.08
Regulatory Laws	Section 7.08(f)
Release	Section 4.14(h)
Representative	Section 7.07(a)
Sarbanes-Oxley Act	Section 4.05(d)
Section 409A	Section 2.04(a)
Separation From Service	Section 7.03(h)
September 30 Audited Financial Statements	Section 7.05(a)
Special Meeting	Section 7.01(c)
Specified BHI SEC Disclosure	Article 4
Specified Employee	Section 7.03(h)
Specified GE SEC Disclosure	Article 5
Superior Proposal	Section 7.07(e)(ii)
Supply Agreement (GE to Newco)	Section 7.18(c)
Supply Agreement (Newco to GE)	Section 7.18(d)
Surviving Entity	Recitals
Tax Matters Agreement	Section 7.18(a)
Termination Date	Section 9.02(a)
Third Party Claim	Section 10.03(a)
Trademark License Agreement	Section 7.18(f)
Transactions	Recitals
Transactions Schedule	Recitals
Transition Services Agreement	Section 7.18(b)
U.S. BHI Benefit Plans	Section 4.11(a)
U.S. GE O&G Benefit Plans	Section 5.10(a)
Uncertificated Shares	Section 2.03(a)(ii)

ARTICLE 2

THE NEWCO REORGANIZATION AND THE GE TRANSFER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger will occur, whereupon the separate existence of Merger Sub shall cease, and BHI shall be the Surviving Entity and a direct wholly owned Subsidiary of Newco. From and after the Effective Time, the Surviving Entity will possess all of the rights, powers and privileges and be subject to all of the obligations, liabilities and restrictions of BHI and Merger Sub, all as provided under the DGCL. At the Effective Time, (A) the certificate of incorporation of Merger Sub shall be amended in its entirety to read as set forth on Exhibit E and as so amended shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided by Law and such certificate of incorporation and (B) the bylaws of Merger Sub shall be the bylaws of the Surviving Entity until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Entity and such bylaws. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity, and the officers of BHI immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.02 Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any other action on the part of BHI or any holder of any capital stock of BHI:

(i) Except for Appraisal Shares, each share of BHI Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist and will be converted into the right to receive one share of Class A Common Stock (the “Merger Consideration”);

(ii) All shares of BHI Common Stock that are held by BHI as treasury stock immediately prior to the Effective Time will be canceled and retired and cease to exist and no Merger Consideration will be delivered in exchange therefor; and

(iii) All shares of issued and outstanding common stock of Merger Sub owned by Newco shall be automatically converted into shares of common stock of the Surviving Entity.

(b) The outstanding shares of common stock of Newco held by BHI immediately prior to the Effective Time will be repurchased and canceled at the Effective Time.

Section 2.03 Surrender and Payment.

(a) GE shall appoint the Exchange Agent for the purpose of exchanging the Merger Consideration for:

(i) certificates representing shares of BHI Common Stock (the “Certificates”) or

(ii) uncertificated shares of BHI Common Stock (the “Uncertificated Shares”).

Promptly after the Closing Date, Newco will send, or will cause the Exchange Agent to send, to each holder of shares of BHI Common Stock at the Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.

(b) Each holder of shares of BHI Common Stock will be entitled to receive, on

(i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or

(ii) receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that the holder has a right to receive under Section 2.02. The shares of Class A Common Stock constituting the Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law. As a result of the Merger, at the Effective Time, all shares of BHI Common Stock will cease to be outstanding and each holder of BHI Common Stock will cease to have any rights with respect to the BHI Common Stock, except the right to receive the Merger Consideration payable in respect of the BHI Common Stock.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to the payment that:

(i) either the surrendered Certificate will be properly endorsed or will otherwise be in proper form for transfer or the applicable Uncertificated Share will be properly transferred, and

(ii) the Person requesting the payment will pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d) After the Effective Time, there will be no further registration of transfers of shares of BHI Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity, they will be canceled and exchanged for the Merger Consideration payable in respect of the BHI Common Stock provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent under Section 2.03(a) that remains unclaimed by the holders of shares of BHI Common Stock twelve (12) months after the Closing Date will be returned to the Surviving Entity, on demand. Any holder who has not exchanged shares of BHI Common Stock for the Merger Consideration in accordance with this Section 2.03 before that date will look only to the Surviving Entity for payment of the Merger Consideration, and any dividends and distributions with respect to the Merger Consideration, in respect of those shares without any interest thereon. Regardless of the preceding sentence, the Surviving Entity will not be liable to any holder of shares of BHI Common Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of BHI Common Stock six (6) years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 BHI Equity-Based Awards.

(a) Each outstanding option to purchase shares of BHI Common Stock granted under the BHI Stock Plans (a “BHI Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire BHI Common Stock and shall be converted into a right to acquire Class A Common Stock (a “Newco Option”) that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Option immediately prior to the Effective Time (including, without limitation, acceleration of vesting in connection with the GE Transfer), except that such Newco Option shall be with respect to a number of shares of Class A Common Stock equal to the number of shares of BHI Common Stock subject to the BHI Option immediately prior to the Effective Time. Following the GE Transfer and the Dividend, the exercise price per share of each Newco Option will be reduced by the per share amount of the Dividend; provided that the Newco Options shall be further adjusted to the extent required to remain compliant with, or exempt from, the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b) As of the Effective Time, each restricted share of BHI Common Stock (the “BHI Restricted Stock”) granted and then outstanding under the BHI Stock Plans shall be canceled and converted into, as soon as practicable after the Effective Time, a share of Class A Common Stock that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock immediately prior to the Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15). Following and by reason of the GE Transfer, each share of Class A Common Stock received upon conversion of a share of BHI Restricted Stock that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, shall be unrestricted.

(c) As of the Effective Time, each restricted stock unit with respect to BHI Common Stock that is not a BHI Performance Unit (a “BHI Restricted Stock Unit”) granted and then outstanding that is not, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement shall be canceled and converted into a restricted stock unit with respect to a number of shares of Class A Common Stock equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the Effective Time (a “Newco Restricted Stock Unit”) that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock Unit immediately prior to the Effective Time (including with respect to rights relating to the Dividend). As of the Effective Time, each BHI Restricted Stock Unit granted and then outstanding under the BHI Stock Plans that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, which by reason of the Merger is required to be canceled and converted into a Newco Restricted Stock Unit, shall, by reason of the GE Transfer, be canceled and converted into, as soon as practicable after the GE Transfer, a number of unrestricted shares of Class A Common Stock equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15).

(d) GE and Newco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Section 2.04 to any holders of BHI Options, BHI Restricted Stock, BHI Restricted Stock Units or BHI Performance Units (collectively, “BHI Incentive Awards”) such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax or other Law. To the extent that amounts are so withheld by GE, Newco or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of such BHI Incentive Awards, as applicable, in respect of which the deduction and withholding was made by GE, Newco or the Exchange Agent, as the case may be.

(e) Pursuant to Section 11.20 of the BHI Employee Stock Purchase Plan, as amended (the “ESPP”), if the Closing occurs prior to the last day of an Offering Period (as defined in the ESPP), there shall be no purchases of BHI Common Stock for that Offering Period, and the ESPP option holders’ accumulated payroll deductions for such Offering Period shall be returned to the ESPP option holders without interest.

(f) Prior to the date hereof, BHI has provided GE a true and complete list of the BHI Incentive Awards outstanding on the date of this Agreement, setting forth, as applicable, (i) the target number of shares deliverable, on a grant by grant basis, and the maximum number of shares deliverable, on an aggregate basis, in respect of BHI Performance Units settled in BHI Common Stock, (ii) the aggregate target and maximum amounts of cash subject to BHI Performance Units settled in cash, (iii) the number of shares remaining subject to such awards on a grant by grant basis, (iv) the dates on which such awards were granted, (v) the exercise prices applicable to such awards, and (vi) the settlement date for each BHI Performance Unit, BHI Restricted Stock Unit and share of BHI Restricted Stock, and the expiration date of each BHI Option. Promptly following request by GE after the date hereof, BHI will deliver to GE an updated version of the list provided by BHI to GE.

(g) Newco shall take all actions necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Class A Common Stock for delivery upon exercise, settlement, conversion or vesting of the BHI Incentive Awards with respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Newco shall administer any Newco Option, Newco Restricted Stock Unit, or restricted share of Class A Common Stock issued pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the corresponding BHI Incentive Award complied with such rule prior to the Merger.

(h) As of the Closing, except as provided in this Section 2.04, all BHI Stock Plans shall be terminated and all rights under any BHI Incentive Award and any provision of the BHI Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of BHI shall be canceled. BHI shall ensure that, as of and after the Closing, except as provided in this Section 2.04, no Person shall have any rights under the BHI Stock Plans.

Section 2.05 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of BHI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of BHI Common Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of BHI or under BHI’s equity compensation plans or arrangements, the Merger Consideration, amounts payable under Section 2.03 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted. For the avoidance of doubt, the provisions of this Section 2.05 shall not apply to the Dividend.

Section 2.06 Withholding Taxes. Each of the Exchange Agent, BHI, Newco and Newco LLC shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of BHI Common Stock pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of BHI Common Stock in respect of which such deduction and withholding were made.

Section 2.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of BHI Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of BHI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.02, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of BHI Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. BHI shall deliver prompt notice to GE of any demands for appraisal of any shares of BHI Common Stock (provided that the failure of BHI to deliver such prompt notice shall not constitute a breach of this Agreement) and BHI shall provide GE with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, BHI shall not, without the prior written consent of GE, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.09 The Conversion. On the Closing Date, immediately following the Effective Time and as part of a plan that includes the Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA: (i) the Conversion shall be effected pursuant to which the Surviving Entity shall be converted to a limited liability company by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, with Newco as the sole managing member, (ii) Newco, as sole managing member of Newco LLC, shall adopt, and Newco LLC shall be governed by, a limited liability company operating agreement (the “Initial Newco LLC Operating Agreement”), (iii) the officers of the Surviving Entity shall be the officers of Newco LLC and (iv) the issued and outstanding shares of the Surviving Entity shall be converted into a number of Membership Interests in Newco LLC equal to the number of shares of Class A Common Stock outstanding immediately following the Effective Time.

Section 2.10 The GE Transfer. On the Closing Date, following the Newco Reorganization, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL: (i) GE will receive in exchange for the GE Transfer Membership Interests representing 62.5% of the Membership Interests outstanding after giving effect to any issuance of Membership Interests in connection with such exchange, (ii) GE will contribute the Class B Stock Purchase Price in cash to Newco in exchange for the issuance of a number of shares of Class B Common Stock representing 62.5% of the voting power of the outstanding shares of Common Stock of Newco (calculated on a fully diluted basis, taking into account all Newco Options, Newco Restricted Stock Units and any other security, instrument or award that is or will be outstanding immediately following the Closing and is or will be convertible, exchangeable or settled into shares of Common Stock of Newco) after giving effect to such issuance and (iii) Newco and GE, as the members of Newco LLC, shall adopt, and Newco LLC shall thereafter be governed by, the Newco LLC Operating Agreement and, immediately following Closing, GE, as a result of (i) and (ii), shall hold the same number of Units (as defined in the Newco LLC Operating Agreement) and shares of Class B Common Stock.

Section 2.11 Working Capital Adjustment.

(a) As soon as practicable but in no event later than ninety (90) days following the Closing Date, Newco shall prepare, or cause to be prepared, and deliver to GE a statement (the “Closing Statement”) setting forth in reasonable detail the calculation of the Closing Working Capital, which shall be prepared and calculated in accordance with the Working Capital Principles and in the format of the Sample Closing Statement set forth therein, and the amount by which the Closing Working Capital exceeds the Minimum Working Capital or is less than the Minimum Working Capital (such deficiency, if any, the “Preliminary Adjustment Amount”). To the extent the Closing Working Capital includes amounts in currencies other than U.S. dollars, such amounts shall be deemed to have been converted into U.S. dollars for the purpose of determining the Preliminary Adjustment Amount in accordance with the Working Capital Principles.

(b) GE shall complete its review of the Closing Statement within forty-five (45) days after the date on which it received the Closing Statement. Newco shall provide to GE and its Representatives such access to the books and records of any GE O&G Holdco and its Subsidiaries, including such access to the GE O&G Holdcos’ and its Subsidiaries’ employees and work papers of their accountants, as GE shall reasonably request, in connection with GE’s review of the Closing Statement. If GE does not agree with the determination of the Preliminary Adjustment Amount set forth on the Closing Statement prepared by Newco, then on or before the last day of such forty-five (45)-day period, GE shall inform Newco in writing of its objections to the determination of the Preliminary Adjustment Amount (collectively, the “GE Objections”), setting forth such objections in reasonable detail and GE’s proposed adjustments thereto. If no GE Objections are received by Newco within such period, then the Preliminary Adjustment Amount reflected on the Closing Statement shall be conclusive and binding on the parties. Newco shall have thirty (30) days after the date on which it receives any GE Objections to review and respond to such GE Objections.

(c) If GE and Newco are unable to resolve all of their disagreements as to the determination of the Preliminary Adjustment Amount set forth in the GE Objections within fifteen (15) days after the end of Newco’s thirty (30) day review period, then either party may refer any remaining disagreements to BDO USA, LLP (New York office), or if BDO USA, LLP declines to act, Crowe Horwath LLP (Chicago office), or if Crowe Horwath LLP declines to act, an internationally recognized accounting firm, other than KPMG LLP or Deloitte & Touche LLP, with experience in auditing the financial statements of a company in the same or similar industry as GE O&G, which is reasonably acceptable to GE and Newco (and in no case the Boston, Fairfield, Houston or New York office of the agreed firm) (the “Independent Accountant”) which shall determine in accordance with this Section 2.11, and only with respect to the disagreements submitted (it being understood that in making such determination the Independent Accountant shall be functioning as an expert and not an arbitrator and that the Independent Accountant shall not assign any value with respect to a disputed matter that is greater than the highest value claimed by either party or less than the lowest value claimed by either party), whether and to what extent, if any, the Preliminary Adjustment Amount requires adjustment. GE and Newco shall jointly engage the Independent Accountant and enter into reasonable and customary arrangements for such services, including a customary non-disclosure agreement. The Independent Accountant’s determination shall be conclusive and binding upon GE and Newco and their Affiliates, absent manifest error. The fees and disbursements of the Independent Accountant shall be borne equally by GE and Newco. The “Final Adjustment Amount” shall be equal to the Preliminary Adjustment Amount in the event that there are no GE Objections in accordance with Section 2.11(b), or shall be as agreed by the parties or finally determined by the Independent Accountant in accordance with this Section 2.11(c) in the event that there are GE Objections.

(d) No amounts shall be paid by any party in the event GE and Newco finally determine in accordance with this Section 2.11 that the Closing Working Capital equals or exceeds the Minimum Working Capital. In the event that the Final Adjustment Amount reflects Closing Working Capital that is less than the Minimum Working Capital, GE at its option shall, as an adjustment to the Cash Transfer (i) pay to Newco LLC an amount equal to the Final Adjustment Amount, such payment to be made by wire transfer of immediately available funds in U.S. dollars to such account as Newco LLC shall designate in writing to GE no later than five (5) Business Days after the date on which the Final Adjustment Amount is finally determined pursuant to this Section 2.11, or (ii) reduce the amount of any payable by Newco LLC to GE and included in Closing Working Capital by an amount equal to the Final Adjustment Amount.

(e) The Closing Statement, the Preliminary Adjustment Amount and the Final Adjustment Amount shall be prepared and calculated in good faith and in accordance with the Working Capital Principles.

ARTICLE 3

CLOSING

Section 3.01 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Transactions shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022 at 10:00 A.M. New York time on the day that is three (3) Business Days after the day in which all of the conditions set forth in Article 8 (the “Closing Conditions”) have been satisfied, or where legally permissible waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing).

(b) At Closing, BHI will file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL to effect the Merger. The Merger will become effective on the date and at the time the Certificate of Merger is filed with the Delaware Secretary of State (or at a later date and time specified, if any, in the Certificate of Merger). The time when the Merger will become effective is referred to as the “Effective Time.” Immediately following the Effective Time, Newco will file a certificate of formation (the “Certificate of Formation”) and a certificate of conversion (the “Certificate of Conversion”) with the Delaware Secretary of State and make all other filings or recordings required by the DLLCA to effect the transactions set forth on the Transactions Schedule required to occur between the Newco Reorganization and the GE O&G Transfer. As soon as practicable thereafter, GE will effect the GE O&G Transfer and the Cash Transfer.

Section 3.02 GE Closing Deliverables. At the Closing, GE will deliver, or cause to be delivered, to Newco LLC or BHI, as applicable, the following:

(a) the Cash Transfer following the Newco Reorganization and the transactions required to precede the Cash Transfer as described on the Transactions Schedule by wire transfer of immediately available funds to a bank account of Newco LLC in the United States to be designated by BHI in a written notice to GE at least five (5) Business Days prior to the Closing Date;

(b) duly executed counterparts of each of the Ancillary Agreements;

(c) duly executed counterparts of each of the Long-Term Ancillary Agreements; and

(d) a certification, signed under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each of GE and any GE Transferor confirming that it is not a “foreign person” as defined in Section 1445 of the Code.

Section 3.03 BHI Closing Deliverables. At the Closing, BHI will deliver, or cause to be delivered, to GE, the following:

(a) duly executed counterparts of each of the Ancillary Agreements;

(b) duly executed counterparts of each of the Long-Term Ancillary Agreements; and

(c) a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each of Newco and any BHI Transferor confirming that it is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BHI, NEWCO AND MERGERSUB

Except as set forth in (i) the disclosure letter, delivered by BHI to GE at or prior to the execution and delivery of this Agreement (the “BHI Disclosure Letter”) or (ii) the BHI SEC Documents filed with the SEC between December 31, 2014 and the date of this Agreement (excluding any disclosure set forth in any risk factor section or forward looking statements section, the “Specified BHI SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified BHI SEC Disclosure is responsive to the matters set forth in this Article 4, BHI, Newco and Merger Sub represent and warrant to GE as follows:

Section 4.01 Organization, Good Standing and Qualification.

(a) BHI and each entity that is a Subsidiary of BHI (the “BHI Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) BHI and each of the BHI Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed does not constitute a BHI Material Adverse Effect. A “BHI Material Adverse Effect” means, with respect to BHI, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of BHI and the BHI Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a BHI Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or GAAP or interpretations thereof, (B) general economic, market (including the market price of oil and gas), or political conditions or other conditions (including acts of terrorism or war or other force majeure events) affecting the industries in which BHI and its Subsidiaries operate, (C) any change in BHI’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a BHI Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Transactions, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of BHI to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a BHI Material Adverse Effect); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in clauses (A), (B) or (E) shall be taken into account for purposes of determining whether a BHI Material Adverse Effect has occurred to the extent, but only to the extent, such fact, circumstance, occurrence, effect, development, change or condition adversely affects BHI in a disproportionate manner as compared to other participants in the industries in which BHI and its Subsidiaries operate.

(c) The copies of the certificate of incorporation of BHI which is incorporated by reference as an exhibit to the BHI 10-K and the bylaws of BHI which are an exhibit to BHI’s current report on Form 8-K filed on October 28, 2016, are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

Section 4.02 Capitalization, Indebtedness.

(a) The authorized capital stock of BHI consists of (i) 750,000,000 shares of BHI Common Stock and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share (the “BHI Preferred Stock”).

(b) As of September 30, 2016, (i) 422,753,256 shares of BHI Common Stock were outstanding, of which 63,594 were shares of BHI Restricted Stock, and (ii) 477,625 shares of BHI Common Stock were held by BHI in treasury. As of the date of this Agreement, there are no shares of BHI Preferred Stock issued and outstanding or held in treasury. As of September 30, 2016, (i) 16,427,074 shares of BHI Common Stock are reserved for issuance in respect of future grants under the BHI Stock Plans and (ii) 3,424,745 shares of BHI Common Stock are reserved for issuance in respect of the ESPP. Since September 30, 2016 through the date of this Agreement, BHI has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation of, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock (other than in connection with BHI’s previously announced share repurchase program). BHI has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of BHI of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of BHI. As of September 30, 2016, there were outstanding BHI Options to purchase an aggregate of 7,820,642 shares of BHI Common Stock and 4,435,459 shares of BHI Common Stock subject to BHI Restricted Stock Units and BHI Performance Units. Since September 30, 2016 through the date of this Agreement (i) no shares of BHI Common Stock have been issued, except pursuant to BHI Options, BHI Performance Unit awards or BHI Restricted Stock Units granted under the BHI Stock Plans, in each case outstanding on September 30, 2016, and (ii) no BHI Incentive Awards have been granted under the BHI Stock Plans. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of BHI having the right to vote (or, other than any outstanding options to purchase BHI Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of BHI may vote.

(c) All issued and outstanding shares of BHI’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of BHI Options or options granted under the ESPP, or pursuant to the vesting of BHI Restricted Stock Unit awards, BHI Performance Unit awards or BHI Restricted Stock awards granted under the BHI Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 4.02 have been in material compliance with United States federal and state securities Laws. Neither BHI nor any of the BHI Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(d) Except for the BHI Options, options granted under the ESPP, BHI Restricted Stock Unit awards, BHI Restricted Stock awards and BHI Performance Unit awards granted under the BHI Stock Plans, as of the date of this Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating BHI or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in BHI or any of the BHI Subsidiaries or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of BHI or any of the BHI Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of BHI or any of the BHI Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which BHI or any of the BHI Subsidiaries is a party with respect to the voting of the capital stock of BHI or any of the BHI Subsidiaries. Immediately after the consummation of the Merger, except as contemplated by Section 2.04, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or agreements, obligating BHI or any of the BHI Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in BHI or any of the BHI Subsidiaries or securities convertible into or exchangeable for such shares or other such securities.

(e) All of the issued and outstanding shares of Newco’s and Merger Sub’s capital stock are, and at the Closing will be, owned by BHI and Newco, respectively. Newco and Merger Sub have not conducted any business prior to the date of this Agreement and have no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to their incorporation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.03 Authorization; No Conflict.

(a) Each of BHI, Newco and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by BHI, Newco and Merger Sub, the performance by BHI, Newco and Merger Sub of their respective obligations hereunder and the consummation by BHI, Newco and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of BHI, Newco and Merger Sub, and, prior to Closing, will be validly approved by Newco as the sole stockholder of Merger Sub, and the Board of Directors of BHI has resolved to recommend adoption of this Agreement by the stockholders of BHI and has directed that this

Agreement be submitted to the stockholders of BHI for their consideration, and the Board of Directors of Merger Sub has resolved to recommend adoption of the Agreement by the sole stockholder of Merger Sub. No other corporate proceedings on the part of BHI or any of the BHI Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by BHI of its obligations hereunder and the consummation by BHI of the transactions contemplated hereby, except for the adoption of this Agreement by the BHI Stockholder Approval (as defined in Section 4.12(b)) and the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by BHI and, assuming due authorization, execution and delivery by GE, constitutes a valid and binding obligation of BHI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) None of the execution and delivery of this Agreement by BHI, Newco and Merger Sub, the consummation by BHI, Newco and Merger Sub of the transactions contemplated hereby or compliance by BHI, Newco and Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of BHI or the organizational documents of any BHI Subsidiary (including Newco and Merger Sub), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or except to the extent contemplated in Section 2.04 or the plans or agreements referenced in Section 4.11 of the BHI Disclosure Letter, accelerate the performance required by BHI or any BHI Subsidiaries under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by BHI or any BHI Subsidiaries (including once incorporated, Newco and Merger Sub) under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which BHI or any of the BHI Subsidiaries is a party or by which BHI or any of the BHI Subsidiaries (including Newco and Merger Sub) or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.03(c), violate any Laws applicable to BHI or any of the BHI Subsidiaries (including Newco and Merger Sub) or any of their respective properties or assets, other than any such event described in (i) only with respect to any BHI Subsidiary (excluding Newco and Merger Sub) or (ii) or (iii) which does not constitute a BHI Material Adverse Effect.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) or other foreign antitrust or competition Laws, the filing of the Certificate of Merger as required by the DGCL, the filing of the Amended and Restated Certificate of Incorporation of Newco, and the filing of the Certificate of Formation and the Certificate of Conversion as required by the DGCL and the DLLCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by BHI of this Agreement or the consummation by BHI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a BHI Material Adverse Effect.

Section 4.04 Subsidiaries.

(a) Section 4.04(a) of the BHI Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) BHI Subsidiary and (ii) entity (other than the BHI Subsidiaries) in which BHI or any BHI Subsidiary owns any interest other than non-material interests.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, (i) each BHI Subsidiary that are owned directly or indirectly by BHI, and (ii) each other Person that is a legal entity in which BHI has an equity ownership interest, in each case that are owned directly or indirectly by BHI are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and such shares, securities or interests are owned by BHI or by a BHI Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any BHI Subsidiaries.

Section 4.05 SEC Documents; Financial Statements and Internal Controls.

(a) Since December 31, 2014, BHI has filed all BHI SEC Documents required to be filed by BHI with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the BHI SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the BHI SEC Documents, and none of the BHI SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement and the Transactions, no event has occurred with respect to BHI or any of the BHI Subsidiaries which BHI is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by BHI by the filing of a current report on Form 8-K prior to the date hereof. None of the BHI Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of BHI contained in the BHI SEC Documents have been prepared from the books and records of BHI and the BHI Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of BHI and the BHI Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, BHI has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since December 31, 2014, BHI’s independent public accounting firm has not informed BHI that it has any material questions, challenges or disagreements regarding or pertaining to BHI’s accounting policies or practices which are unresolved as of the date of this Agreement. Since December 31, 2014, no current officer or director of BHI has received, or is entitled to receive, any material compensation from any entity other than BHI or a BHI Subsidiary that has engaged in or is engaging in any material transaction with BHI or any BHI Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the BHI SEC Documents, the principal executive officer and principal financial officer of BHI have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither BHI nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates. Neither BHI nor any of its Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of BHI or any of its Subsidiaries. “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) BHI has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to BHI and the BHI Subsidiaries required to be disclosed in BHI’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to BHI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BHI required under the Exchange Act with respect to such reports. BHI has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to BHI’s auditors and the audit committee of the Board of Directors of BHI and on Section 4.05(e) of the BHI Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect BHI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BHI’s internal control over financial reporting.

(f) BHI is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.06 Absence of Material Adverse Changes, etc. Since January 1, 2016, BHI and the BHI Subsidiaries have conducted their business in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) a BHI Material Adverse Effect; or

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of BHI.

Section 4.07 Litigation. There are no suits, actions or legal, administrative, arbitration or other hearings, proceedings or governmental investigations pending or, to the knowledge of BHI, threatened against BHI or any of the BHI Subsidiaries or any of their respective properties or assets or any director, officer or employee of BHI or any BHI Subsidiary for which BHI or any BHI Subsidiary may be liable which constitute a BHI Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against BHI or any of the BHI Subsidiaries which constitute a BHI Material Adverse Effect.

Section 4.08 Information Supplied. None of the information supplied or to be supplied by BHI for inclusion or incorporation by reference in (a) Newco’s registration statement on Form S-4 (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the proxy statement relating to the meeting of BHI’s stockholders to be held in connection with the Merger (the “Combined Proxy Statement/Prospectus”) will, at the date the Combined Proxy Statement/Prospectus is mailed to stockholders of BHI or at the time of the meeting of stockholders of BHI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Combined Proxy Statement/Prospectus supplied by BHI will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by BHI with respect to statements made or incorporated by reference therein based on information regarding GE, GE O&G or Newco incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by GE or GE O&G specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 4.09 No Undisclosed Liabilities. BHI and the BHI Subsidiaries do not have any obligation or liability (“Liabilities”) required by GAAP to be recognized on a condensed consolidated statement of financial position of BHI, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the BHI SEC Documents as at and for the year ended December 31, 2015 or the 9-month period ended September 30, 2016, (b) as incurred since December 31, 2015 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2015, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the Material Contracts or (f) as would not constitute a BHI Material Adverse Effect.

Section 4.10 Broker’s Fees. Except for Goldman, Sachs & Co. (the “BHI Financial Advisor”), which shall be entitled to fees and commissions not in excess of the compensation set forth on Section 4.10 of the BHI Disclosure Letter, no agent, broker, Person or firm acting on behalf of BHI or any BHI Subsidiary or under BHI’s or any BHI Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. BHI will promptly after the execution thereof provide to GE a complete and correct copy of the engagement letter agreement related to such fee or commission entered into by and between BHI and the BHI Financial Advisor.

Section 4.11 Employee Plans.

(a) Within forty (40) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of BHI Benefit Plans that are not Foreign BHI Benefit Plans (as defined in Section 4.11(g)) (the “U.S. BHI Benefit Plans”). Within forty (40) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of the Foreign BHI Benefit Plans applicable to employees in jurisdictions where at least fifty (50) employees of BHI are located. “BHI Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including, without limitation, (i) BHI Stock Plans, (ii) material “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other material plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by BHI or a BHI Subsidiary, or with respect to which BHI or a BHI Subsidiary may have any liability (contingent or otherwise). Within forty (40) Business Days following the date of this Agreement, BHI shall provide or make available to GE a true, correct and complete copy of each U.S. BHI Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. BHI Benefit Plans. With respect to the Foreign BHI Benefit Plans, BHI shall provide or make available to GE a true, correct and complete copy of each Foreign BHI Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent actuarial valuation report and the most recent financial statement that has been requested in writing by GE within forty (40) Business Days following such written request by GE. For purposes of BHI’s obligation pursuant to this Section 4.11(a) to provide or make available to GE a copy of each BHI Benefit Plan, if such BHI Benefit Plan is an individual agreement that is materially consistent with a form of agreement, BHI may meet such obligation by providing or making available to GE a copy of such form.

(b) With respect to each U.S. BHI Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of BHI, nothing has occurred since the date of such letter to adversely affect such qualification or exemption. With respect to each U.S. BHI Benefit Plan, except in each case as would not constitute a BHI Material Adverse Effect, (A) each such plan has been administered in compliance with its terms and applicable Laws; (B) neither BHI nor any BHI Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject BHI or any BHI Subsidiary to any liability for a breach of fiduciary duty under ERISA; (C) no disputes, government audits, examinations or, to the knowledge of BHI, investigations are pending or, to the knowledge of BHI, threatened other than ordinary claims for benefits; (D) neither BHI nor any BHI Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of BHI or a BHI Subsidiary; (F) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (G) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (H) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by BHI or any BHI ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (I) the PBGC has not instituted proceedings to terminate any BHI Benefit Plan that is subject to Title IV of ERISA; (J) no BHI Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303 (i)(4) of ERISA or Section 430(i)(4) of the Code); and (K) no events have occurred that could result in a payment by or assessment against BHI or any BHI Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c) Except as disclosed on Section 4.11(c) of the BHI Disclosure Letter, no BHI Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.

(d) No event has occurred with respect to a BHI Benefit Plan that would reasonably be expected to result in liability to BHI or any BHI Subsidiary which constitutes a BHI Material Adverse Effect.

(e) Except as disclosed on Section 4.11(e) of the BHI Disclosure Letter (i) no present or former employees of BHI or any of the BHI Subsidiaries are covered by any employee agreements or plans that provide or will provide material post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law) or has or will obtain a right to receive a gross-up payment from BHI or any of the BHI Subsidiaries with respect to any excise or other taxes which may be imposed upon such present or former employee pursuant to Section 4999 or 409A of the Code and (ii) except as set forth in Section 2.04 or Section 7.03, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of BHI or any of the BHI Subsidiaries.

(f) To the knowledge of BHI (i) at all times since January 1, 2006, all BHI Benefit Plans that are subject to Section 409A have been operated in a manner that materially complies with Section 409A, (ii) all BHI Benefit Plans that were in effect prior to January 1, 2010 were validly amended no later than December 31, 2009 to become in material documentary compliance with Section 409A and (iii) all new BHI Benefit Plans that were established after December 31, 2009 have, since their inceptions, been in material documentary compliance with Section 409A.

(g) With respect to each BHI Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign BHI Benefit Plan”), except in each case as would not constitute a BHI Material Adverse Effect, (i) such plan has been in all material respects, established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 4.12 Board Recommendation; Company Action; Requisite Vote of BHI’s Stockholders.

(a) The Board of Directors of BHI has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other Transactions are advisable, fair to, and in the best interests of BHI and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other Transactions and (iii) directed that this Agreement be submitted for consideration by the stockholders of BHI and resolved to recommend that the stockholders of BHI approve and adopt this Agreement and the Merger (provided, that any change in or modification or rescission of such recommendation by the Board of Directors of BHI in accordance with Section 7.07 shall not be a breach of the representation in clause (iii) of this sentence). The Board of Directors of BHI has received from the BHI Financial Advisor an opinion, dated the date of this Agreement, a written copy of which will be provided to GE as soon as practicable after the date hereof, solely for informational purposes, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received in the Merger by holders of BHI Common Stock (other than GE and its Affiliates) together with the Dividend is fair to such holders from a financial point of view.

(b) The affirmative vote of the holders of the majority of the outstanding shares of BHI Common Stock (the “BHI Stockholder Approval”) is the only vote required of the holders of any class or series of BHI capital stock that shall be necessary to adopt this Agreement and to consummate the Transactions, including the Merger.

(c) The Board of Directors of BHI has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement and (b) the Transactions, including the Merger. None of BHI or its “affiliates” or “associates” or, to the knowledge of the BHI, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to GE. Prior to the date of this Agreement, the Board of Directors of BHI has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby.

Section 4.13 Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to BHI and its Subsidiaries before the date hereof have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) BHI and its Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of BHI, and (iii) the charges, accruals and reserves for Taxes with respect to BHI and its Subsidiaries reflected in the BHI Balance Sheet are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b) Neither BHI nor any of its Subsidiaries is party to any material agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among BHI and any of its Subsidiaries, and neither BHI nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is BHI or any of its Subsidiaries or which relates to a Tax period ending on or before December 31, 2009).

(c) During the period beginning two (2) years before the date hereof, neither BHI nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(d) Newco LLC will be, once formed, a Delaware limited liability company that at all times since its formation until the time of the GE O&G Transfer will be classified as a disregarded entity or a partnership for U.S. federal income tax purposes.

(e) Neither BHI nor any of its Subsidiaries has taken or agreed to take any action, or knows of any fact, agreement or circumstance that would reasonably be expected to prevent the Newco Reorganization from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.14 Environmental Matters. Except as to matters that would not constitute a BHI Material Adverse Effect:

(a) BHI and each BHI Subsidiary are in compliance with all applicable orders of any court, Governmental Entity or arbitration board or tribunal and all applicable federal, state, local and foreign or international Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”).

(b) BHI and each BHI Subsidiary are in possession of all permits, approvals, licenses and other authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) and are in compliance with the terms and conditions thereof. Such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Merger.

(c) None of BHI or any BHI Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any actual or threatened material investigation, by any Person or entity alleging liability or seeking Cleanup under, or non-compliance with, any Environmental Law (an “Environmental Claim”).

(d) There are no Environmental Claims that are pending or threatened against BHI or any of BHI Subsidiaries or against any Person or entity whose liability for any Environmental Claim BHI or any of the BHI Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against BHI or any of the BHI Subsidiaries or, to the knowledge of BHI, against any Person whose liability for any Environmental Claim BHI or any of the BHI Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by BHI or any of the BHI Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) BHI and the BHI Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any Environmental Claim against BHI or any of the BHI Subsidiaries.

(h) “Cleanup” means all actions to: (i) investigate, clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or migration of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to investigation, cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(i) The representations and warranties set forth in this Section 4.14 are BHI’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims or Environmental Law.

Section 4.15 Compliance with Laws. Except for non-compliance as would not constitute a BHI Material Adverse Effect: (a) BHI and the BHI Subsidiaries are in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof that materially affect the business, properties or assets owned or leased by BHI and the BHI Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by BHI or any BHI Subsidiary or, to BHI’s knowledge, filed, commenced or threatened in writing against BHI or any BHI Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws with respect to BHI or the BHI Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a BHI Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.15 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 4.14, (b) Taxes, which are covered by Section 4.13, (c) ERISA matters, which are covered by Section 4.11, (d) the FCPA or the Bribery Act (each as defined in Section 4.22(b)) or any other applicable Anti-Corruption Law, which are covered by Section 4.22, or (e) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 4.05.

Section 4.16 Certain Agreements. Within ten (10) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of each collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (including any works council, health and safety committee, or employee representative body) that BHI or any BHI Subsidiary is a party to or otherwise bound by, along with descriptions of any such contracts or agreements that are presently being negotiated, any pending representation campaigns respecting any of the employees of BHI or any of the BHI Subsidiaries, and any campaigns being conducted to solicit cards from employees of BHI or any of the BHI Subsidiaries to authorize representation by any labor organization. To the knowledge of BHI, neither BHI nor any BHI Subsidiary (i) is a party to, or bound by, any citation by any Governmental Entity relating to employees or employment practices which would constitute a BHI Material Adverse Effect; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a BHI Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there is no pending or, to the knowledge of BHI, threatened, material labor strike or work stoppage involving BHI or any of the BHI Subsidiaries.

Section 4.17 Title to Properties. Except as would not constitute a BHI Material Adverse Effect: (a) BHI and the BHI Subsidiaries have good and defensible title to all real property owned by BHI and the BHI Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all Liens

(other than Permitted Liens) or restrictions, and (b), to the knowledge of BHI, all of the leases and subleases under which BHI or the BHI Subsidiaries holds properties are in full force and effect.

Section 4.18 Intellectual Property. Except as would not constitute a BHI Material Adverse Effect, (i) BHI and the BHI Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information (including rights in software) and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to carry on BHI’s business as now operated by them and (ii) BHI and the BHI Subsidiaries exclusively own all of the Intellectual Property owned by them. Except as would not constitute a BHI Material Adverse Effect, there is no (and BHI has not received notice of any) infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on BHI’s business as now operated by it.

Section 4.19 Insurance. As of the date hereof, except as would not constitute a BHI Material Adverse Effect all material insurance policies maintained by BHI and the BHI Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies are in full force and effect, and BHI believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as BHI and the BHI Subsidiaries. Except as would not constitute a BHI Material Adverse Effect neither BHI nor any BHI Subsidiary is in breach or default under any such insurance policy, and neither BHI nor any BHI Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of BHI and the BHI Subsidiaries.

Section 4.20 Material Contracts.

(a) Except for this Agreement and agreements filed with the SEC, neither BHI nor any BHI Subsidiary is, as of the date hereof, a party to or bound by any written agreement:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that is a partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to BHI and the BHI Subsidiaries considered as a single enterprise;

(iii) except for intercompany transactions among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $100 million or that creates a Lien other than a Permitted Lien on any material asset of BHI or any BHI Subsidiary;

(iv) other than any partnership, joint venture or similar arrangement, that limits or purports to limit the ability of BHI or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person and that, in each case, is material to BHI and the BHI Subsidiaries considered as a single enterprise;

(v) except for intercompany transactions among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee) that provides (A) for payment of $25 million or more per year or (B) material exclusive rights to any third party;

(vi) relating to the sale of any of the assets or properties (other than dispositions of inventory and consumables in the ordinary course of business consistent with past practices) of BHI or any BHI Subsidiary in excess of $50 million, other than those as to which the sale transaction has previously closed, (A) are so reflected on BHI’s financial statements and (B) BHI and the BHI Subsidiaries have no continuing material obligation thereunder or relate to an intercompany transaction among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices;

(vii) relating to the acquisition by BHI or any BHI Subsidiary of any assets (other than acquisitions of equipment and supplies in the ordinary course of business), operating business or the capital stock of any other Person in excess of $50 million other than those as to which the acquisition has previously closed and (A) are so reflected on BHI’s financial statements and (B) BHI and the BHI Subsidiaries have no continuing obligation thereunder;

(viii) that (A) obligates BHI or any BHI Subsidiary for more than one year, has total projected revenue of at least $100 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $100 million; and

(ix) with respect to a BHI Stock Plan or BHI Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, except to the extent contemplated by Section 2.04.

All written agreements of the type described in this Section 4.20, including those agreements filed with the SEC, shall be collectively referred to herein as the “Material Contracts”.

(b) Neither BHI nor any BHI Subsidiary, nor, to BHI’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which would not constitute a BHI Material Adverse Effect.

Section 4.21 Customers and Suppliers. Since December 31, 2015, through the date of this Agreement: (a) no customer or supplier of BHI or any BHI Subsidiary has canceled or otherwise terminated its relationship with BHI or any BHI Subsidiary except as would not constitute a BHI Material Adverse Effect; (b) no customer or supplier of BHI or any BHI Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with BHI or any BHI Subsidiary or its usage of the services of BHI or any BHI Subsidiary, except as would not constitute a BHI Material Adverse Effect; and (c) BHI and the BHI Subsidiaries have no direct or indirect ownership interest that is material to BHI and the BHI Subsidiaries taken as a whole in any customer or supplier of BHI or any BHI Subsidiary.

Section 4.22 Certain Business Practices.

(a) To the knowledge of BHI, neither BHI nor any BHI Subsidiary has since January 1, 2012, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws (as defined below) of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Closing applicable to BHI and the BHI Subsidiaries and their respective operations, except as would not constitute a BHI Material Adverse Effect. BHI has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(b) To the knowledge of BHI and except as would not constitute a BHI Material Adverse Effect, none of BHI, any BHI Subsidiary or any Affiliate of BHI, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of BHI or its Subsidiaries, is aware of or has taken, since January 1, 2012, any action, directly or indirectly, that would result in a violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); the UK Bribery Act 2010 or its predecessor laws (“Bribery Act”); or any analogous anticorruption laws, statutes, rules or ordinances applicable to BHI, BHI Subsidiaries or Affiliates of BHI, as applicable (collectively, “Anti-Corruption Laws”), including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of: (A) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign governmental official to use influence with any Governmental Entity in order to affect any act or decision of such Governmental Entity, in order to assist BHI, any BHI Subsidiary or any Affiliate of BHI in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.

(c) No proceeding by or before any Governmental Entity involving BHI, any BHI Subsidiary or any Affiliate of BHI, or any of their directors, officers, employees, or agents, or anyone acting on behalf of BHI or its Subsidiaries, with respect to any applicable Anti-Corruption Laws is pending or, to the knowledge of BHI, threatened. Since January 1, 2012, no civil or criminal penalties have been imposed on BHI, any BHI Subsidiary or any Affiliate of BHI with respect to violations of any applicable Anti-Corruption Law, except as have already been disclosed in the BHI SEC Documents, nor have any disclosures been submitted to any Governmental Entity with respect to violations of the FCPA, the Bribery Act or any other applicable Anti-Corruption Laws.

(d) Except as would not constitute a BHI Material Adverse Effect, the operations of BHI and the BHI Subsidiaries are and have been, since January 1, 2012, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving BHI or any BHI Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of BHI, threatened.

(e) BHI and its Affiliates have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a BHI Material Adverse Effect. Except as would not constitute a BHI Material Adverse Effect, neither BHI, nor any of its Affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by any such individual or entity; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. government.

(f) BHI and its Affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology. Since January 1, 2012, no civil or criminal penalties have been imposed on BHI or any of its Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity. To the knowledge of BHI, BHI and its Affiliates have not been since January 1, 2012 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a BHI Material Adverse Effect. No Governmental Entity has notified BHI or any of its Affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a BHI Material Adverse Effect. To the knowledge of BHI, none of BHI or its Affiliates has, since January 1, 2012, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to BHI’s or any of its Affiliates’ export activity that would constitute a BHI Material Adverse Effect.

Section 4.23 Affiliate Transactions. There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than BHI Stock Plans), whether or not entered into in the ordinary course of business, to or by which BHI or any BHI Subsidiary, on the one hand, and any of their respective Affiliates (other than BHI or any BHI Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to BHI and the BHI Subsidiaries taken as a whole.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GE

Except as set forth in (i) the disclosure letter, delivered by GE to BHI at or prior to the execution and delivery of this Agreement (the “GE Disclosure Letter”) or (ii) the GE SEC Documents filed with the SEC between December 31, 2014 and the date of this Agreement to the extent such GE SEC Documents expressly relate to GE O&G (excluding any disclosure set forth in any risk factor section or forward looking statements section, the “Specified GE SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified GE SEC Disclosure is responsive to the matters set forth in this Article 5, GE represents and warrants to BHI as follows:

Section 5.01 Organization, Good Standing and Qualification.

(a) GE, and each Subsidiary of GE that is a part of GE O&G, including each GE O&G Holdco (each, a “GE O&G Subsidiary”) is, or will be when incorporated or organized, a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has, or will have when incorporated or organized, all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) GE and each GE O&G Subsidiary is, or will be when incorporated or organized, duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed does not constitute a GE Material Adverse Effect. A “GE Material Adverse Effect” means, with respect to GE O&G, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of GE O&G considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a GE Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or GAAP or interpretations thereof, (B) general economic, market (including the market price of oil and gas), political or other conditions (including acts of terrorism or war or other force majeure events) affecting the industries in which the GE O&G Subsidiaries operate, (C) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement (including the delivery of the GE O&G Audited Financial Statements and the financial positions set forth thereon unless due to a circumstance which would separately constitute a GE Material Adverse Effect) or the consummation of the Transactions, (D) acts of God, earthquakes or similar catastrophes, any weather-related event or any outbreak of illness or other public health event, or (E) the failure of GE O&G to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a GE Material Adverse Effect); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in clauses (A), (B) or (D) shall be taken into account for purposes of determining whether a GE Material Adverse Effect has occurred to the extent, but only to the extent, such fact, circumstance, occurrence, effect, development, change or condition adversely affects GE O&G in a disproportionate manner as compared to other participants in the industries in which the GE O&G Subsidiaries operate.

Section 5.02 Authorization; No Conflict.

(a) GE has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by GE, the performance by GE of its obligations hereunder and the consummation by GE of the transactions contemplated hereby have been duly and validly approved by the board of directors of GE. No other corporate proceedings on the part of GE or any of the GE O&G Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by GE of its obligations hereunder and the consummation by GE of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GE and, assuming due authorization, execution and delivery by BHI, Newco and Merger Sub constitutes a valid and binding obligation of GE, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) None of the execution and delivery of this Agreement by GE, the consummation by GE or any GE O&G Subsidiary of the transactions contemplated hereby or compliance by GE with any of the provisions herein will (i) result in a violation or breach of or conflict with the organizational documents of GE or any GE O&G Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by GE or any GE O&G Subsidiary under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which GE or any of the GE O&G Subsidiaries is a party or by which GE or any of the GE O&G Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.02(c), violate any Laws applicable to GE or any of the GE O&G Subsidiaries or any of their respective properties or assets, other than any such event described in (i) (only with respect to any GE O&G Subsidiaries), (ii) or (iii) which does not constitute a GE Material Adverse Effect.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the EC Merger Regulation or other foreign antitrust or competition Laws, the filing of the Certificate of Merger as required by the DGCL, and the filing of the Certificate of Formation and the Certificate of Conversion as required by the DGCL and the DLLCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by GE of this Agreement or the consummation by GE of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a GE Material Adverse Effect.

Section 5.03 Subsidiaries.

(a) Section 5.03(a) of the GE Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) GE O&G Subsidiary that has been incorporated or formed as of the date hereof and (ii) entity (other than the GE O&G Subsidiaries) in which any GE O&G Subsidiary (that has been incorporated or formed as of the date hereof) owns any interest other than non-material interests.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each GE O&G Subsidiary that has been incorporated or formed as of the date hereof are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and (except in the case of any GE O&G Holdco) such shares, securities or interests are or will be owned by a GE O&G Holdco free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any GE O&G Subsidiary.

Section 5.04 SEC Documents; Financial Statements and Internal Controls.

(a) Since December 31, 2014, GE has filed all GE SEC Documents required to be filed by GE with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the GE SEC Documents (to the extent related to GE O&G) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the GE SEC Documents, and none of the GE SEC Documents (to the extent related to GE O&G) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement and the Transactions, no event has occurred with respect to GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) which GE is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by GE by the filing of a current report on Form 8-K prior to the date hereof. None of the GE O&G Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of GE in respect of GE O&G (collectively, the “GE Financial Statements”) contained in the GE SEC Documents have been prepared from the books and records of GE and its Subsidiaries (in each case, to the extent related to GE O&G), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of GE and its Subsidiaries with respect to GE O&G as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) True and complete copies of the unaudited combined balance sheets of GE O&G as of December 31, 2014, December 31, 2015 and September 30, 2016, and the related unaudited combined statements of income for the years ended December 31, 2014 and December 31, 2015 and the nine months ended September 30, 2016 (collectively, the “GE O&G Financial Statements”) have been delivered by GE to BHI prior to the date of this Agreement. The GE O&G Financial Statements have been prepared from the books and records of GE and its Subsidiaries, have been prepared in conformity with GAAP, as modified by the Accounting Principles, applied on a consistent basis during the periods involved, and fairly present in all material respects the combined financial position and the combined results of operations of GE O&G as of the dates or for the periods presented therein (subject to normal and recurring year-end adjustments in the ordinary course of business). The GE O&G Financial Statements are attached hereto as Annex 5.04(c).

(d) When delivered by GE to BHI in accordance with Section 7.05, the GE O&G Audited Financial Statements and the GE Interim Financials will have been prepared from the books and records of GE and its Subsidiaries, will have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the GE Interim Financials, as modified by the Accounting Principles) and will fairly present in all material respects the combined financial position and the combined results of operations and, in the case of the GE O&G Audited Financial Statements, cash flows of GE O&G as of the dates or for the periods presented therein (subject, in the case of the GE Interim Financials, to normal and recurring year-end adjustments in the ordinary course of business).

(e) Other than any matters that do not remain the subject of any open or outstanding inquiry, and only to the extent relating to GE O&G, GE has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since December 31, 2014, and only to the extent relating to GE O&G, GE’s independent public accounting firm has not informed GE that it has any material questions or practices which are unresolved as of the date of this Agreement.

(f) GE has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to GE O&G required to be disclosed in GE’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GE’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of GE required under the Exchange Act with respect to such reports.

Section 5.05 Absence of Material Adverse Changes, etc. Since January 1, 2016, GE O&G has conducted its business in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) a GE Material Adverse Effect; or

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of GE O&G.

Section 5.06 Litigation. There are no suits, actions or legal, administrative, arbitration or other hearings, proceedings or governmental investigations pending or, to the knowledge of GE, threatened against GE or any of its Subsidiaries (in each case, relating to GE O&G) or any of their respective properties or assets or any director, officer or employee of any GE O&G Subsidiary for which any GE O&G Subsidiary may be liable which constitute a GE Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against GE or any of its Subsidiaries (in each case, relating to GE O&G) which constitute a GE Material Adverse Effect.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by GE for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the Combined Proxy Statement/Prospectus will, at the date the Combined Proxy Statement/Prospectus is mailed to stockholders of BHI or at the time of the meeting of stockholders of BHI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Combined Proxy Statement/Prospectus supplied by GE will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by GE with respect to statements made or incorporated by reference therein based on information regarding BHI incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by BHI specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 5.08 No Undisclosed Liabilities. GE O&G does not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of GE, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the GE SEC Documents as at and for the year ended December 31, 2015 or the 9-month period ended September 30, 2016, (b) as incurred since December 31, 2015 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2015, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the GE O&G Material Contracts or (f) as would not constitute a GE Material Adverse Effect.

Section 5.09 Broker’s Fees. Except for Morgan Stanley & Co. LLC and Centerview Partners LLC (the “GE Financial Advisors”), the fees and commissions of which shall be borne wholly by GE, no agent, broker, Person or firm acting on behalf of GE or any of its Subsidiaries or under GE’s or any of its Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 5.10 Employee Plans.

(a) Within forty (40) Business Days following the date of this Agreement, GE shall provide to BHI a true and complete list of GE O&G Benefit Plans that are not Foreign GE O&G Benefit Plans (as defined in Section 5.10(g)) (the “U.S. GE O&G Benefit Plans”). Within forty (40) Business Days following the date of this Agreement, GE shall provide a true and complete list of the Foreign GE O&G Benefit Plans applicable to employees of GE O&G in jurisdictions where at least fifty (50) employees of GE O&G are located. “GE O&G Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including, without limitation, (i) material “employee benefit plans” as defined in Section 3(3) of ERISA in which any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G participates, (ii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other material plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G, and (iii) any material individual employment, compensation, severance, consulting or similar agreement to which any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G is a party, in each case, that is sponsored, maintained or contributed to by GE or a GE O&G Subsidiary, or with respect to which GE or a GE O&G Subsidiary may have any liability (contingent or otherwise). Within forty (40) Business Days following the date of this Agreement, GE shall provide or make available to BHI a true, correct and complete copy of each

U.S. GE O&G Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. GE O&G Benefit Plans. With respect to the Foreign GE O&G Benefit Plans, GE shall provide or make available to BHI a true, correct and complete copy of each Foreign GE O&G Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent actuarial valuation report and the most recent financial statement that has been requested in writing by BHI within forty (40) Business Days following such written request by BHI. For purposes of GE’s obligation pursuant to this Section 5.10(a) to provide or make available to BHI a copy of each GE O&G Benefit Plan, if such GE O&G Benefit Plan is an individual agreement that is materially consistent with a form of agreement, GE may meet such obligation by providing or making available to BHI a copy of such form.

(b) With respect to each U.S. GE O&G Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of GE, nothing has occurred since the date of such letter to adversely affect such qualification or exemption. With respect to each U.S. GE O&G Benefit Plan, except in each case as would not constitute a GE Material Adverse Effect, (A) each such plan has been administered in compliance with its terms and applicable Laws; (B) neither GE nor any GE O&G Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject GE or any GE O&G Subsidiary to any liability for a breach of fiduciary duty under ERISA; (C) no disputes, government audits, examinations or, to the knowledge of GE, investigations are pending or, to the knowledge of GE, threatened other than ordinary claims for benefits; (D) neither GE nor any GE O&G Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of GE or a GE O&G Subsidiary; (F) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (G) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (H) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by GE or any GE O&G ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (I) the PBGC has not instituted proceedings to terminate any GE O&G Benefit Plan that is subject to Title IV of ERISA; (J) no GE O&G Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303 (i)(4) of ERISA or Section 430(i)(4) of the Code); and (K) no events have occurred that could result in a payment by or assessment against GE or any GE O&G Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c) Except as disclosed on Section 5.10(c) of the GE Disclosure Letter, no GE O&G Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.

(d) No event has occurred with respect to a GE O&G Benefit Plan that would reasonably be expected to result in liability to GE or any GE O&G Subsidiary which constitutes a GE Material Adverse Effect.

(e) Except as disclosed on Section 5.10(e) of the GE Disclosure Letter (i) no present or former employees of GE (relating to O&G) or any of the GE O&G Subsidiaries are covered by any employee agreements or plans that provide or will provide material post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law)

or has or will obtain a right to receive a gross-up payment from GE or any of the GE O&G Subsidiaries with respect to any excise or other taxes which may be imposed upon such present or former employee pursuant to Section 4999 or 409A of the Code and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of GE O&G.

(f) To the knowledge of GE (i) at all times since January 1, 2006, all GE O&G Benefit Plans that are subject to Section 409A have been operated in a manner that materially complies with Section 409A, (ii) all GE O&G Benefit Plans that were in effect prior to January 1, 2010 were validly amended no later than December 31, 2009 to become in material documentary compliance with Section 409A and (iii) all GE O&G Benefit Plans that were established after December 31, 2009 have, since their inceptions, been in material documentary compliance with Section 409A.

(g) With respect to each GE O&G Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign GE O&G Benefit Plan”), except in each case as would not constitute a GE Material Adverse Effect, (i) such plan has been in all material respects, established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 5.11 Taxes.

(a)(i) All material Tax Returns required to be filed by or with respect to the GE O&G Subsidiaries before the date hereof have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) all GE O&G Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of GE, and (iii) the charges, accruals and reserves for Taxes with respect to the GE O&G Subsidiaries reflected in the December 31, 2015 consolidated balance sheet of GE are adequate under GAAP to cover unpaid Tax liabilities of the GE O&G Subsidiaries accruing through the date thereof.

(b) None of the GE O&G Subsidiaries is party to any material agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among GE or any of its Subsidiaries and any GE O&G Subsidiary, and neither GE nor any of the GE O&G Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is GE or any of its Subsidiaries or which relates to a Tax period ending on or before December 31, 2009).

(c) During the period beginning two (2) years before the date hereof, except in connection with the GE Reorganization, none of the GE O&G Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(d) Each GE O&G Holdco that is organized in the United States will be, at the time of the GE O&G Transfer, classified as a disregarded entity or a partnership for U.S. federal income tax purposes.

Section 5.12 Environmental Matters. Except as to matters that would not constitute a GE Material Adverse Effect:

(a) GE and each of its Subsidiaries (in each case, in respect of GE O&G) is in compliance with all applicable Environmental Laws.

(b) GE and each of its Subsidiaries (in each case, in respect of GE O&G) is in possession of all Environmental Permits and are in compliance with the terms and conditions thereof. Such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Transactions.

(c) Neither GE nor any of its Subsidiaries (in each case, in respect of GE O&G) has entered into any consent decree or received written notice of or is the subject of any actual or threatened material Environmental Claim.

(d) There are no Environmental Claims that are pending or threatened against GE or any of its Subsidiaries (in each case, in respect of GE O&G) or against any Person or entity whose liability for any Environmental Claim GE or any of its Subsidiaries (in each case, in respect of GE O&G) has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against GE or any of its Subsidiaries (in each case, in respect of GE O&G) or, to the knowledge of GE, against any Person whose liability for any Environmental Claim GE or any of its Subsidiaries (in each case, in respect of GE O&G) has or may have retained or assumed either contractually or by operation of Law.

(f) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by GE or any of its Subsidiaries (in each case, in respect of GE O&G) (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) Neither GE nor any of its Subsidiaries (in each case, in respect of GE O&G) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any Environmental Claim against GE or any of its Subsidiaries (in each case, in respect of GE O&G).

(h) The representations and warranties set forth in this Section 5.12 are GE’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims or Environmental Law.

Section 5.13 Compliance with Laws. Except for non-compliance as would not constitute a GE Material Adverse Effect: (a) GE and all of its Subsidiaries (in each case, in respect of GE O&G) are (or will be once incorporated) in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof that materially affect the business, properties or assets owned or leased by GE or any of its Subsidiaries (in each case, in respect of GE O&G); and (b) no written notice, charge, claim, action or assertion has been received by GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) or, to GE’s knowledge, filed, commenced or threatened in writing against GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws with respect to GE or any of its Subsidiaries (in each case, in respect of GE O&G) or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a GE Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 5.12, (b) Taxes, which are covered by Section 5.11, (c) ERISA matters, which are covered by Section 5.10 or (d) the FCPA or the Bribery Act or any other applicable Anti-Corruption Law, which are covered by Section 5.20.

Section 5.14 Certain Agreements. Within ten (10) Business Days following the date of this Agreement, GE shall provide to BHI a true and complete list of each collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (including any works council, health and safety committee, or employee representative body) that GE or any of its Subsidiaries (in each case, relating to GE O&G) is a party to or otherwise bound by, along with descriptions of any such contracts or agreements that are presently being negotiated, any pending representation campaigns respecting any of the employees of GE or any of its Subsidiaries (in each case, relating to GE O&G), and any campaigns being conducted to solicit cards from employees of GE or any of its Subsidiaries (in each case, relating to GE O&G) to authorize representation by any labor organization. To the knowledge of GE, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) (i) is a party to, or bound by, any citation by any Governmental Entity relating to employees or employment practices which would constitute a GE Material Adverse Effect; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a GE Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there is no pending or, to the knowledge of GE, threatened, material labor strike or work stoppage involving GE or any of its Subsidiaries (in each case, relating to GE O&G).

Section 5.15 Title to Properties. Except as would not constitute a GE Material Adverse Effect: (a) GE and all of its Subsidiaries that have been incorporated have, and at the Closing the GE O&G Subsidiaries will have, good and defensible title to all real property owned by GE or any of its Subsidiaries (in each case, relating to GE O&G) and good title to all other material properties owned by them, in each case, free and clear of all Liens (other than Permitted Liens) or restrictions, and (b), to the knowledge of GE, all of the leases and subleases under which GE or any of its Subsidiaries (in each case, relating to GE O&G) holds properties, and as of the Closing under which the GE O&G Subsidiaries will hold properties, are in full force and effect. The GE O&G Subsidiaries will hold or have the right to use at the Closing all of the properties and assets (other than the Excluded Assets (as defined in Annex 7.14(d)(i)) used or held for use in GE O&G, and such properties, assets and rights taken together with the rights and services provided pursuant to the Ancillary Agreements and the Long-Term Ancillary Agreements are sufficient to conduct GE O&G in the same manner as it is conducted on the date of this Agreement in all material respects.

Section 5.16 Intellectual Property. Except as would not constitute a GE Material Adverse Effect, (i) the GE O&G Subsidiaries own or possess, or will own or possess prior to the Closing, adequate licenses or other valid rights to use all Intellectual Property necessary to carry on GE O&G’s business as now operated by it and (ii) the GE O&G Subsidiaries exclusively own all of the Intellectual Property owned by them. Except as would not constitute a GE Material Adverse Effect, there is no (and GE has not received notice of any) infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on GE O&G’s business as now operated by it.

Section 5.17 Insurance. As of the date hereof, except as would not constitute a GE Material Adverse Effect all material insurance policies maintained by any of the GE O&G Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies are in full force and effect, and GE believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as GE O&G. Except as would not constitute a GE Material Adverse Effect none of the GE O&G Subsidiaries is in breach or default under any such insurance policy, and none of the GE O&G Subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of such GE O&G Subsidiary.

Section 5.18 Material Contracts.

(a) Except for this Agreement and agreements filed with the SEC, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) is, as of the date hereof, a party to or bound by any written agreement:

(i) that is a “material contract” of GE O&G (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and with materiality measured relative to GE O&G);

(ii) that is a partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a GE O&G Subsidiary) that is material to GE O&G considered as a single enterprise;

(iii) except for intercompany transactions among the GE O&G Subsidiaries, or one or more of such entities and GE, in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $100 million or that creates a Lien other than a Permitted Lien on any material asset of GE O&G;

(iv) other than any partnership, joint venture or similar arrangement, that limits or purports to limit the ability of the GE O&G Subsidiaries or any of their Affiliates to compete or engage in any line of business, in any geographic area or with any Person and that, in each case, is material to GE O&G considered as a single enterprise;

(v) except for intercompany transactions among the GE O&G Subsidiaries, or one or more of such entities and GE, in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee) that provides (A) for payment of $25 million or more per year or (B) material exclusive rights to any third party;

(vi) relating to the sale of any of the assets or properties (other than dispositions of inventory and consumables in the ordinary course of business consistent with past practices) of GE or any of its Subsidiaries (in each case, relating to GE O&G) in excess of $50 million, other than those as to which the sale transaction has previously closed, (A) are so reflected on the GE O&G Financial Statements and (B) neither GE nor the GE O&G Subsidiaries have any continuing material obligation thereunder or relate to an intercompany transaction among the GE O&G Subsidiaries in the ordinary course of business consistent with past practices;

(vii) relating to the acquisition by GE or any of its Subsidiaries (in each case, relating to GE O&G) of any assets (other than acquisitions of equipment and supplies in the ordinary course of business), operating business or the capital stock of any other Person in excess of $50 million other than those as to which the acquisition has previously closed and (A) are so reflected on the GE O&G Financial Statements and (B) neither GE nor the GE O&G Subsidiaries have any continuing obligation thereunder; and

(viii) that (A) obligates GE or any of its Subsidiaries (in each case, relating to GE O&G) for more than one year, has total projected revenue of at least $100 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $100 million.

All written agreements of the type described in this Section 5.18, including those agreements filed with the SEC, shall be collectively referred to herein as the “GE Material Contracts.”

(b) Neither GE, any of the GE O&G Subsidiaries, nor, to GE’s knowledge, any counterparty to any GE Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any GE Material Contract, except in each case for those violations and defaults which would not constitute a GE Material Adverse Effect.

Section 5.19 Customers and Suppliers. Since December 31, 2015 through the date of this Agreement: (a) no customer or supplier of GE O&G has canceled or otherwise terminated its relationship with GE O&G except as would not constitute a GE Material Adverse Effect; (b) no customer or supplier of GE O&G has overtly threatened to cancel or otherwise terminate its relationship with GE O&G or its usage of the services of GE O&G, except as would not constitute a GE Material Adverse Effect; and (c) neither GE nor any of the GE O&G Subsidiaries has any direct or indirect ownership interest that is material to GE O&G taken as a whole in any customer or supplier of GE O&G.

Section 5.20 Certain Business Practices.

(a) To the knowledge of GE, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) have since January 1, 2012, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Closing applicable to GE or any of its Subsidiaries (in each case, relating to GE O&G) and their respective operations, except as would not constitute a GE Material Adverse Effect. GE has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(b) To the knowledge of GE and except as would not constitute a GE Material Adverse Effect, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) or any of their Affiliates, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of GE or any of its Subsidiaries (in each case, relating to GE O&G), is aware of or has taken, since January 1, 2010, any action, directly or indirectly, that would result in a violation of: the FCPA, the Bribery Act or any analogous Anti-Corruption Laws applicable to GE or the GE O&G Subsidiaries or any of their Affiliates, as applicable, including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of: (A) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign governmental official to use influence with any Governmental Entity in order to affect any act or decision of such Governmental Entity, in order to assist GE (relating to GE O&G) or any of the GE O&G Subsidiaries or any of their Affiliates in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.

(c) No proceeding by or before any Governmental Entity involving GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates, or any of their directors, officers, employees, or agents, or anyone acting on behalf of GE or any of its Subsidiaries (in each case, relating to GE O&G) with respect to any applicable Anti-Corruption Laws is pending or, to the knowledge of GE, threatened. Since January 1, 2010, no civil or criminal penalties have been imposed on GE (relating to GE O&G) or any of the GE O&G Subsidiaries or any of their Affiliates with respect to violations of any applicable Anti-Corruption Law, except as have already been disclosed in the GE SEC Documents, nor have any disclosures been submitted to any Governmental Entity with respect to violations of the FCPA, the Bribery Act or any other applicable Anti-Corruption Laws.

(d) Except as would not constitute a GE Material Adverse Effect, the operations of GE and its Subsidiaries (in each case, relating to GE O&G) are and have been, since January 1, 2010, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving GE or any of its Subsidiaries (in each case, relating to GE O&G) with respect to the Money Laundering Laws is pending or, to the knowledge of GE, threatened.

(e) GE (relating to GE O&G) and the GE O&G Subsidiaries that have been incorporated have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 19011908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, OFAC and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a GE Material Adverse Effect. Except as would not constitute a GE Material Adverse Effect, neither GE (relating to GE O&G) nor any of the GE O&G Subsidiaries or any of their Affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(f) GE (relating to GE O&G) and its Affiliates (relating to GE O&G) have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology. Since January 1, 2010, no civil or criminal penalties have been imposed on GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity. To the knowledge of GE, GE (relating to GE O&G) and the GE O&G Subsidiaries and their Affiliates have not been since January 1, 2010 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a GE Material Adverse Effect. No Governmental Entity has notified GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates in writing since January 1, 2010 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a GE Material Adverse Effect. To the knowledge of GE, neither GE (relating to GE O&G) nor any of the GE O&G Subsidiaries or their Affiliates has, since January 1, 2010, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to the export activity of GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates that would constitute a GE Material Adverse Effect.

ARTICLE 6

CONDUCT OF THE BUSINESS

Section 6.01 Conduct of BHI and the BHI Subsidiaries Pending the Transactions. BHI covenants and agrees that, from the date hereof until the Closing, except as set forth on Section 6.01 of the BHI Disclosure Letter, unless GE shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of BHI and the BHI Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and BHI and the BHI Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices (under Sections 6.01(a) and 6.01(b)) to the extent such actions are (i) consistent with actions taken in the thirty-six (36) month period prior to the date of this Agreement and (ii) consistent with actions being taken by competitors of BHI.

(b) Without limiting the generality of Section 6.01(a), except (A) as set forth on Section 6.01(b) of the BHI Disclosure Letter, (B) as contemplated by this Agreement, (C) as required by applicable Law for which BHI shall use its reasonable best efforts to give advance notice to GE and (D) for intercompany transactions between the BHI Subsidiaries or BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, BHI shall not directly or indirectly, and shall not permit any of the BHI Subsidiaries to, do any of the following:

(i) except for dispositions of inventory and consumables in the ordinary course of business consistent with past practices, sell, lease, transfer or dispose of any assets, rights or securities of BHI or the BHI Subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value of such assets, rights or securities) in the aggregate;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Section 8.01, other than pursuant to existing contracts or commitments;

(iii) enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

(iv) amend or propose to amend the certificate of incorporation or bylaws (or respective constituent documents) of BHI or the certificate of incorporation or bylaws (or respective constituent documents) of any BHI Subsidiary;

(v) except for regular quarterly cash dividends in amounts not greater than the amount of the quarterly dividend declared immediately prior to the date of this Agreement, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of BHI in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of BHI Incentive Awards or forfeiture of shares due to termination of employment;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by BHI or any of the BHI Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a wholly owned subsidiary of BHI to BHI or to another wholly owned subsidiary of BHI;

(ix) modify the terms of any existing indebtedness for borrowed money or security issued by BHI or any BHI Subsidiary having an aggregate principal amount in excess of $300 million in any respect;

(x)(A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases, as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $1 billion, (B) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other Person (other than any BHI Subsidiary), (C) pledge or otherwise encumber shares of capital stock of BHI or any BHI Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $100 million or more in the aggregate; or (E) fund or prepay any obligations to any Person, that are not due and payable until after Closing unless, in the case of this clause (E), in the ordinary course of business consistent with past practices or as disclosed on Section 6.01 of the BHI Disclosure Letter;

(xi) except to the extent required by applicable Law, by any BHI Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.03 or as contemplated by Section 2.04, (A) subject to clause (H) below, materially increase the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers, except in the ordinary course of business consistent with past practices, (B) enter into or materially amend any BHI Benefit Plan, except in the ordinary course of business consistent with past practices, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except in the ordinary course of business consistent with past practice, (D) make a payment of any pension, severance or retirement benefits not required by any BHI Benefit Plan or accelerate the vesting or payment of any compensation or benefit under any BHI Benefit Plan, (E) accelerate the vesting of, or the lapse of restriction with respect to, any BHI Incentive Awards, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any BHI Benefit Plan, except in the ordinary course of business consistent with past practices, (G) enter into, renew or materially modify any collective bargaining or similar agreement (including any works council, health and safety committee, or employee representative body), except in the ordinary course of business consistent with past practices or (H) make any new BHI Incentive Awards or other equity awards to any director or employee; provided that, for the 2017 calendar year and for each calendar year thereafter, BHI may make new equity awards to directors and employees in accordance with the terms set forth on Section 6.01(b)(xi) of the BHI Disclosure Letter, which equity awards shall provide that the transactions contemplated by this Agreement shall not constitute a “change of control” for purposes of such awards (provided that such awards that are subject to achievement of performance criteria may be converted as of the Effective Time into awards solely subject to vesting based on the passage of time);

(xii) except in compliance in all material respects with compliance programs in effect as of the date of this Agreement (or as amended after the date of this Agreement; provided that such amendments are not material), enter into or amend any agreement between BHI or any BHI Subsidiary and any commercial sales representative;

(xiii) except in the ordinary course of business consistent with past practices, execute or amend (other than as required by existing BHI Benefit Plans or employment agreements or by applicable Law) in any material respect any material consulting or indemnification agreement between BHI or any of the BHI Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body) entered into by BHI or any of the BHI Subsidiaries (other than as required by existing BHI Benefit Plans or agreements or by applicable Law);

(xiv) except in the ordinary course of business consistent with past practices, make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any material Tax election or file any material amended Tax Return; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xv) unless otherwise permitted under Section 6.01(b)(xi) enter into, amend or terminate any BHI Material Contract, or any agreement that would be a BHI Material Contract if it had been in existence on the date hereof, outside the ordinary course of business;

(xvi) waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of BHI) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE or its Subsidiaries (other than BHI and its Subsidiaries) from and after the Closing) in amounts not in excess of $25 million individually;

(xvii) make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of this Agreement) and of $1 billion in any subsequent calendar year;

(xviii) make or assume any Hedges outside the ordinary course of business consistent with past practices. For purposes of this provision, “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangement related to such transactions;

(xix) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts BHI or any BHI Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict GE or any GE O&G Subsidiary or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BHI, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any BHI Subsidiary;

(xxi) take any action that would reasonably be expected to (A) result in any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or (C) prevent, materially delay or materially impede the consummation of the Transactions or any other transaction contemplated by this Agreement; or

(xxii) take or agree in writing to take any of the actions precluded by Section 6.01(b).

Section 6.02 Conduct of Business by GE Pending the Transactions. GE covenants and agrees that, from the date hereof until the Closing, except as set forth on Section 6.02 of the GE Disclosure Letter and except as required to effect the Transactions (for the avoidance of doubt, including the GE Reorganization), unless BHI shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement (including the transfers or other actions required by Section 7.14):

(a) The businesses of GE and its Subsidiaries as it relates to GE O&G shall be conducted only in the ordinary course of business consistent with past practices, and GE and its Subsidiaries shall use their commercially reasonable efforts to, with respect to GE O&G, maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices (under Sections 6.02(a) and 6.02(b)) to the extent such actions are (i) consistent with actions taken in the thirty-six (36) month period prior to the date of this Agreement and (ii) consistent with actions being taken by competitors of GE.

(b) Without limiting the generality of Section 6.02(a), except (A) as set forth in Section 6.02(b) of the GE Disclosure Letter, (B) as contemplated by this Agreement, (C) as required by applicable Law for which GE shall use its reasonable best efforts to give advance notice to BHI, and (D) for intercompany transactions between or among GE O&G Subsidiaries in the ordinary course of business consistent with past practices, GE (relating to GE O&G) shall not directly or indirectly, and shall not permit any of the GE O&G Subsidiaries to, do any of the following:

(i) except for dispositions in the ordinary course of business consistent with past practices of (x) inventory or consumables, or (y) plant and equipment having an individual value of less than $10 million, sell, lease, transfer or dispose of any assets, rights or securities of GE (relating to GE O&G) or the GE O&G Subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value of such assets, rights or securities) in the aggregate; for the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, net proceeds generated by the sale, lease, transfer or disposition of any assets, rights or securities that would have been a Transferred Asset or is reflected in the GE O&G Financial Statements (except for dispositions in the ordinary course of business consistent with past practices of (x) inventory or consumables, or (y) plant and equipment having an individual value of less than $10 million) shall be a Transferred Asset;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Article 8, other than pursuant to existing contracts or commitments;

(iii) enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

(iv) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by any of the GE O&G Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a GE O&G Subsidiary to another GE O&G Subsidiary;

(v) modify the terms of any existing indebtedness for borrowed money or security issued by a GE O&G Subsidiary or otherwise related to GE O&G having an aggregate principal amount in excess of $300 million in any respect;

(vi)(A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $1 billion, (B) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other Person (other than any GE O&G Subsidiary), (C) pledge or otherwise encumber shares of capital stock of any GE O&G Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $100 million or more in the aggregate; or (E) fund or prepay any obligations to any Person, that are not due and payable until after Closing unless, in the case of this clause (E), in the ordinary course of business consistent with past practices or as disclosed on Section 6.02 of the GE Disclosure Letter;

(vii) except to the extent required by applicable Law, by any GE O&G Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.03 or as contemplated by Section 2.04, (A) subject to clause (H) below, materially increase the compensation or benefits of any of the employees, officers, directors, consultants, independent contractors or service providers of GE O&G, except in the ordinary course of business consistent with past practices, (B) enter into or materially amend any GE O&G Benefit Plan, except in the ordinary course of business consistent with past practices or if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits to employees, officers, directors, consultants, independent contractors or service providers of GE O&G, except in the ordinary course of business consistent with past practice or if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (D) make a payment of any pension, severance or retirement benefits not required by any GE O&G Benefit Plan or accelerate the vesting or payment of any compensation or benefit under any GE O&G Benefit Plan, (E) accelerate the vesting of, or the lapse of restriction with respect to, any equity award of GE held by any employee, officer, director, consultant, independent contractor or service provider of GE O&G, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any GE O&G Benefit Plan, except in the ordinary course of business consistent with past practices, (G) enter into, renew or materially modify any collective bargaining or similar agreement (including any works council, health and safety committee, or employee representative body), except in the ordinary course of business consistent with past practices or (H) make any new equity awards to any director or employee of GE O&G; provided that, for the 2017 calendar year and for each calendar year thereafter, GE may make new equity awards to directors and employees of GE O&G in accordance with the terms set forth on Section 6.02(b)(vii) of the GE Disclosure Letter, which equity awards shall provide that the transactions contemplated by this Agreement shall not constitute a “change of control” for purposes of such awards (provided that such awards that are subject to achievement of performance criteria may be converted as of the Effective Time into awards solely subject to vesting based on the passage of time);

(viii) except in compliance in all material respects with compliance programs in effect as of the date of this Agreement (or as amended after the date of this Agreement; provided that such amendments are not material), enter into or amend any agreement between GE (relating to GE O&G) or any GE O&G Subsidiary and any commercial sales representative;

(ix) except in the ordinary course of business consistent with past practices, execute or amend (other than as required by existing GE O&G Benefit Plan or employment agreements or by applicable Law) in any material respect any material consulting or indemnification agreement between GE or any of the GE O&G Subsidiaries and any of the respective directors, officers, agents, consultants or employees of GE O&G, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body) entered into by GE or any of the GE O&G Subsidiaries that covers any employees of GE O&G (other than as required by existing GE O&G Benefit Plans or agreements or by applicable Law);

(x) except in the ordinary course of business consistent with past practices, make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any material Tax election or file any material amended Tax Return; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

provided, that the foregoing provision shall not apply with respect to any consolidated, affiliated, combined, unitary or other Tax group that includes GE or any of its Affiliates (other than solely one or more GE O&G Holdcos and any of their Subsidiaries);

(xi) unless otherwise permitted under Section 6.02(b)(vii) enter into, amend or terminate any GE Material Contract, or any agreement that would be a GE Material Contract if it had been in existence on the date hereof, outside the ordinary course of business;

(xii) waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of GE O&G) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE (relating to GE O&G) or the GE O&G Subsidiaries) in amounts not in excess of $25 million individually;

(xiii) make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of this Agreement) and of $1 billion in any subsequent calendar year;

(xiv) make or assume any Hedges outside the ordinary course of business consistent with past practices;

(xv) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts GE (relating to GE O&G) or any GE O&G Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict any GE O&G Subsidiary or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

(xvi) enter into any transactions, agreements or arrangements between GE or any of its Affiliates (other than the GE O&G Subsidiaries), on the one hand, and any GE O&G Subsidiary, on the other hand, except to the extent any such transaction, agreement or arrangement is in the ordinary course of business consistent with past practices; it being understood and agreed that no such transaction, agreement or arrangement shall continue following the Closing except to the extent provided in the Long-Term Ancillary Agreements;

(xvii) monetize any receivables in excess of 51% of GE O&G’s gross trade accounts receivables;

(xviii) take any action that would reasonably be expected to (A) result in any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or (C) prevent, materially delay or materially impede the consummation of the Transactions or any other transaction contemplated by this Agreement; or

(xix) take or agree in writing to take any of the actions precluded by Section 6.02(b).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of Combined Proxy Statement/Prospectus; Stockholder’s Meeting.

(a) As promptly as reasonably practicable after the delivery by GE to BHI of the GE O&G Audited Financial Statements in accordance with Section 7.05(a) (and in no event later than ten (10) Business Days thereafter), BHI shall cause to be prepared and filed with the SEC the Combined Proxy Statement/Prospectus in preliminary form. Each of GE and BHI shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Combined Proxy Statement/Prospectus. Each of GE and BHI shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Combined Proxy Statement/Prospectus or the Registration Statement. Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Combined Proxy Statement/Prospectus or the Registration Statement and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Combined Proxy Statement/Prospectus or the Registration Statement. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Combined Proxy Statement/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b) As promptly as reasonably practicable after the delivery by GE to BHI of the GE O&G Audited Financial Statements in accordance with Section 7.05(a) (and in no event later than ten (10) Business Days thereafter), Newco shall file with the SEC the Registration Statement containing the Combined Proxy Statement/Prospectus. Newco shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Transactions and the other transactions contemplated hereby. Newco shall take any action (other than filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of shares of Class A Common Stock in the Merger and BHI shall furnish all information concerning BHI and the holders of shares of BHI Common Stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, BHI and Newco shall cause the Combined Proxy Statement/Prospectus to be mailed to BHI’s stockholders, and if necessary, after the definitive Combined Proxy Statement/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Closing, the officers and directors of GE or BHI discover any statement which, in light of the circumstances under which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statements made in the Combined Proxy Statement/Prospectus or Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions. BHI shall advise GE and GE shall advise BHI, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Class A Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Combined Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) BHI shall, (i) in accordance with BHI’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Special Meeting”), for the purpose of securing the BHI Stockholder Approval, (ii) in accordance with BHI’s certificate of incorporation and bylaws and applicable Law, distribute to BHI’s stockholders the Combined Proxy Statement/Prospectus as soon as practicable after the date upon which the Registration Statement becomes effective and (iii) except as provided in Section 7.07, use its reasonable best efforts to solicit from stockholders of BHI proxies in favor of the Merger and to take all other action necessary or advisable to secure the BHI Stockholder Approval. Within forty-five (45) days following the date upon which the Registration Statement becomes effective, BHI shall convene and hold the Special Meeting. Without limiting the generality of the foregoing, BHI’s obligations pursuant to the first two sentences of this Section 7.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to BHI of any Alternative Proposal or (ii) the withdrawal or modification by the

Board of Directors of BHI of the BHI Board Recommendation or the Board of Directors of BHI’s approval of this Agreement or the Transactions. Once the Special Meeting has been called and noticed, BHI shall not postpone or adjourn the Special Meeting without the consent of GE (which consent shall not be unreasonably withheld or delayed) (other than to the extent necessary (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of BHI has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by BHI’s stockholders prior to the Special Meeting; provided that in the event that the Special Meeting is delayed to a date after the Termination Date as a result of either (i) or (ii) of this sentence, then GE may extend the Termination Date to the fifth (5th) Business Day after such date). Except to the extent permitted by Section 7.07, (i) the Combined Proxy Statement/Prospectus shall (x) state that the Board of Directors of BHI has determined that this Agreement and the Merger are advisable and in the best interests of BHI and (y) include the recommendation of the Board of Directors of BHI that this Agreement be adopted by the holders of BHI Common Stock (such recommendation described in this clause (y), the “BHI Board Recommendation”) and (ii) neither the Board of Directors of BHI nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to GE, the BHI Board Recommendation.

Section 7.02 Stock Exchange Listing.

Newco shall use its reasonable best efforts to cause the shares of Class A Common Stock to be issued in connection with the Merger (including shares issuable under any BHI Options) to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

Section 7.03 Employee Benefit Matters.

(a) For a period of twelve (12) months following the Closing, GE shall cause Newco and its Subsidiaries to provide to each employee of BHI or any BHI Subsidiary who is employed immediately prior to the Closing and who remains in the employ of Newco or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing, (ii) cash incentive compensation opportunities (and for employees who are Band V and above including ungraded employees, equity-based incentive compensation opportunities) that are no less favorable than the cash and, if applicable, equity-based incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing (provided that, in lieu of equity-based compensation, cash incentive compensation of equivalent value may be provided) and (iii) with respect to employee benefits, (A) treat similarly situated Continuing Employees on a substantially equivalent basis, taking into account all relevant factors, including, but not limited to, duties, geographic location, tenure, qualifications and abilities, as other employees of Newco or its Subsidiaries and (B) not discriminate between employee benefits provided to Continuing Employees and employee benefits provided to other employees of Newco or its Subsidiaries, except with respect to grandfathered employee benefits or as otherwise required by applicable Law.

(b) From and after the Closing, GE shall cause Newco and its Subsidiaries to honor all BHI Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Closing and shall cause any employee benefit plans and compensation arrangements established, maintained or contributed to by Newco and its Subsidiaries that cover any of the Continuing Employees following the Closing (collectively, the “Newco Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with BHI and its Subsidiaries for purposes of vesting and eligibility to participate, except to the extent such service credit would result in a duplication of benefits for the same period, (ii) recognize the pre-Closing service of participating Continuing Employees with BHI and its Subsidiaries for purposes of benefit accrual and amounts of benefits and contributions (other than for benefit accrual purposes under a defined benefit pension plan, an arrangement providing statutory required benefits or, except as required by a collective bargaining agreement as in effect on the date hereof or by applicable Law, an arrangement that, under applicable

Law or collective bargaining agreement, is exclusively subject to collective negotiation or bargaining), except to the extent such service credit would result in a duplication of benefits for the same period, (iii) waive any pre-existing condition limitations for participating Continuing Employees and (iv) provide credit to each participating Continuing Employee under the applicable Newco Plan for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous BHI Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Newco Plan; provided that nothing herein shall limit the right of BHI or Newco to amend or terminate such plans, arrangements and agreements in accordance with their terms.

(c) GE shall cause Newco and its Subsidiaries to credit under any applicable Newco Plans each Continuing Employee with all vacation and personal holiday time that such Continuing Employee has accrued but has not used as of the Closing; provided that any such credited accruals may be used only during the calendar year in which the Closing occurs.

(d) Without limiting the generality of Section 7.03(b), BHI acknowledges and agrees that all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of BHI, GE and Newco, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees, former employees, any participant in any BHI Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with BHI, GE, Newco, or any of their respective Subsidiaries.

(e) Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any BHI Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of Newco, BHI or any of their Subsidiaries, to amend, terminate or otherwise modify any such BHI Benefit Plan or other employee benefit plan or arrangement following the Closing in accordance with its terms. In the event that (i) a party other than the GE, BHI or any of their Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any BHI Benefit Plan or other employee benefit plan or arrangement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such BHI Benefit Plan or other employee benefit plan or arrangement even though not explicitly designated as such in this Agreement then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

(f) GE shall not (and shall cause its Subsidiaries not to) communicate or otherwise meet with any of the employees of BHI and BHI Subsidiaries to discuss the terms and conditions of employment or employee benefits or compensation matters without reasonable prior notice to BHI or its designee. Such communications and/or meetings shall be effectuated solely by human resources representatives of GE in reasonable cooperation with BHI, and shall be limited to topics directly related to the terms and conditions of employment with Newco or one of Newco’s Subsidiaries and employee benefits or compensation matters following the Closing.

(g) Without limiting Section 7.03(f), GE and BHI agree that for the period commencing on the date hereof and ending on the Termination Date, each of GE and BHI will not, and will ensure that its Affiliates (and any person acting on behalf of or in concert with it or any of its Affiliates) will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of the other party or any of the other party’s Subsidiaries that (i) was or is involved in the negotiation or implementation of this Agreement (including members of the integration teams of GE and BHI) or (ii) (A) is an officer or employee at the Executive Band level or above of GE, or equivalent of BHI (and shall include employees that are three levels or less down from the Chief Executive Officer of BHI) and (B) in the case of officers or employees of GE, is substantially devoted to GE O&G. The restrictions of this Section 7.03(g) shall not prohibit either party, however, from conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such persons.

(h) If, during the twelve (12) month period beginning on the Closing Date, the employment of any Continuing Employee is terminated as a result of an Involuntary Termination, (i) Newco LLC shall pay (or shall cause its Affiliate to pay) such Continuing Employee a lump sum cash severance payment in an amount equal to the greater of (A) (x) the cash severance payment that would be payable to such Continuing Employee under the applicable severance plan, program, agreement or arrangement of BHI or any of its Subsidiaries (each, a “BHI Severance Arrangement”), if any, that covers such Continuing Employee as of immediately prior to the Closing Date, under the terms of such BHI Severance Arrangement as in effect as of immediately prior to the Closing Date (taking into account service rendered by such Continuing Employee for Newco and Newco’s Affiliates after the Closing Date and disregarding any ability of BHI or its Subsidiaries to terminate or adversely amend such BHI Severance Arrangement) or (y) if greater, the amount determined in accordance with the formula set forth in Annex 7.03(h) of the BHI Disclosure Letter or (B) the cash severance payable to such Continuing Employee under any severance program or arrangement of Newco or its Subsidiary and (ii) the vesting of all BHI Incentive Awards (as converted to Newco equity awards pursuant to Section 2.04) held by such Continuing Employee as of the Closing Date (but excluding any grants made by Newco after the Closing Date) shall immediately accelerate in full. Such cash severance amount will be paid on the date that is sixty (60) days following such Continuing Employee’s Separation From Service; provided that, if such Continuing Employee is a Specified Employee, such payment shall be made on the date that is six (6) months following such Continuing Employee’s Separation From Service, except to the extent that such payment may be made prior to such date without incurring additional taxes or interest under Section 409A.

For purposes of this Section 7.03(h), the terms “Separation From Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A; the term “Involuntary Termination” shall mean the termination of a Continuing Employee’s employment with Newco or its Subsidiary (without a contemporaneous transfer of employment to GE or its Affiliate) that occurs during the twelve (12) month period following the Closing and that results from either such Continuing Employee’s termination of employment by Newco or its Subsidiary other than for Cause (as defined herein) or a resignation by such Continuing Employee for Good Reason (as defined herein).

For purposes of this Section 7.03(h), the term “Cause” with respect to a Continuing Employee has the meaning assigned to it (or to a term of like import) in the applicable BHI Severance Arrangement as in effect as of immediately prior to the Closing, or if such applicable BHI Severance Arrangement that covered such Continuing Employee does not define “Cause” (or if such Continuing Employee is not covered by a Company Severance Arrangement as of immediately prior to the Closing) then “Cause” means (i) the willful and continued failure by the Continuing Employee to substantially perform the Continuing Employee’s duties with Newco (other than any such failure resulting from the Continuing Employee’s incapacity due to physical or mental illness) or (ii) the willful engaging by the Continuing Employee in conduct which is demonstrably and materially injurious to Newco or its Affiliate, monetarily or otherwise.

For purposes of this Section 7.03(h), the term “Good Reason” with respect to a Continuing Employee has the meaning assigned to it (or to a term of like import) in the applicable BHI Severance Arrangement as in effect as of immediately prior to the Closing, or if such applicable BHI Severance Arrangement that covered such Continuing Employee does not define “Good Reason” (or if such Continuing Employee is not covered by a BHI Severance Arrangement as of immediately prior to the Closing) then “Good Reason” means (without the Continuing Employee’s express written consent) (x) a reduction by Newco or its Affiliate in the Continuing Employee’s annual base compensation as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with Newco or its Affiliate (as applicable), unless such act is corrected prior to the effective date of the Continuing Employee’s termination for Good Reason, or (y) the relocation of the Continuing Employee’s principal place of employment to a location outside of a 30-mile radius from the Continuing Employee’s principal place of employment immediately prior to the Closing, or Newco or its Affiliate requiring the Continuing Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Newco’s or its Affiliate’s business to an extent substantially consistent with the Continuing Employee’s business travel obligations immediately prior to the Closing.

The Continuing Employee’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.

Section 7.04 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) BHI shall use its reasonable best efforts to cause the Newco Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. BHI will not take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Newco Reorganization to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c) Any and all existing Tax Sharing Agreements between GE and any of its Affiliates (other than the GE O&G Subsidiaries), on the one hand, and any GE O&G Subsidiary, on the other hand, shall be terminated prior to the Closing and neither GE nor such Affiliates nor any GE O&G Subsidiaries shall have any further liability thereunder. For the avoidance of doubt, this Section 7.04(c) shall not apply to the Tax Matters Agreement.

(d) Between the date hereof and the Closing Date, BHI shall prepare all Tax Returns of BHI for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation, and all such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

(e) Between the date hereof and the Closing Date, except as set forth on Section 7.04(e) of the GE Disclosure Letter, GE shall prepare, or cause to be prepared, all Tax Returns that (1) solely include one or more GE O&G Subsidiaries and (2) are not filed or required to be filed with or as part of any other Tax Return of any consolidated, affiliated, combined, unitary or other Tax group that includes GE or any of its Affiliates (other than a group that consists solely of one or more GE O&G Holdcos and any of their Subsidiaries) for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation, and all such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

(f) Between the date of the Transaction Agreement and until the Closing, GE and BHI shall mitigate, to the extent possible, any Formation Taxes (as defined in the term sheet for Tax Matters Agreement). Such cooperation shall include (i) BHI and GE providing any information with respect to Formation Transactions reasonably requested by the other party and (ii) GE and BHI jointly determining any Formation Transactions (as defined in the term sheet for Tax Matters Agreement) to be undertaken by BHI and its Subsidiaries; provided that, in the event that GE and BHI disagree on any Formation Transaction, GE shall make such determination in its reasonable discretion (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable). For the avoidance of doubt, this Section 7.04(f) shall apply with respect to the transactions described in the Transactions Schedule.

(g) From and after the execution of the Tax Matters Agreement, if there is any conflict between this Agreement and the Tax Matters Agreement with respect to a matter addressed in the Tax Matters Agreement, to the extent of such conflict, the Tax Matters Agreement shall prevail and control.

Section 7.05 GE O&G Audited Financial Statements.

(a) As promptly as reasonably practicable following December 31, 2016 (and in any event no later than April 15, 2017), GE shall deliver to BHI the audited financial statements of GE O&G required under the Securities Act to be included in the Registration Statement, which financial statements shall include audited financial statements of GE O&G for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 (containing combined balance sheets of GE O&G as of December 31, 2015 (the “GE O&G Balance Sheet”) and December 31, 2016 and combined statements of income and cash flows of GE O&G for the years ended December 31, 2014, December 31, 2015, December 31, 2016), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of KPMG LLP (collectively, the “GE O&G Audited Financial Statements”). In addition, as promptly as reasonably practicable following the date hereof (and in any event no later than April 30, 2017), GE shall deliver to BHI audited combined balance sheets of GE O&G as of September 30, 2016 and combined statements of income of GE O&G for the nine months ended September 30, 2016, prepared in accordance with GAAP (but excluding related notes and schedules thereto), accompanied by an audit report of KPMG LLP (the “September 30 Audited Financial Statements”). The combined balance sheets and statements of income for the years ended December 31, 2014 and December 31, 2015 included in the GE O&G Audited Financial Statements together with the September 30 Audited Financial Statements are the “Comparable GE O&G Audited Financial Statements.”

(b) GE shall deliver to BHI not later than three Business Days following the public filing of the related GE SEC Documents, for the three month period ending on December 31, 2016 and each three month period thereafter (each, an “Interim Period”) until the Closing Date, an unaudited combined balance sheet of GE O&G at the end of the applicable Interim Period and unaudited combined statements of operations of GE O&G for such Interim Period, prepared in conformity with GAAP, as modified by the Accounting Principles (the “GE Interim Financials”).

Section 7.06 Access; Confidentiality.

(a) From the date hereof until the Closing and subject to the requirements of applicable Laws, BHI shall (i) give to GE and its Representatives reasonable access during normal business hours to the offices, properties, books and records of BHI and the BHI Subsidiaries, (ii) furnish to GE and its Representatives such financial and operating data and other information as GE may reasonably request, and (iii) instruct its and the BHI Subsidiaries’ Representatives to cooperate reasonably with GE in its investigation of BHI and the BHI Subsidiaries, except that nothing herein shall require BHI or any BHI Subsidiary to disclose any information that would cause a risk of a loss of privilege to BHI or any BHI Subsidiary. Notwithstanding this Section 7.06, no party nor its Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries. Any investigation pursuant to this Section 7.06(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of BHI or the BHI Subsidiaries.

(b) Each of GE and BHI acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement between GE Oil & Gas UK Limited and BHI, dated as of May 17, 2016 (as amended or modified from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference. The Confidentiality Agreement shall terminate at the Closing.

(c) No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.06 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 7.07 No Solicitation; Other Offers.

(a) Subject to Section 7.07(b), BHI agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all of its and its Representatives’ discussions and negotiations with any other Person (other than GE or its Affiliates) regarding any Alternative Proposal (as hereinafter defined), (ii) promptly request, and cause to be requested that, each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to BHI or destroy all confidential information heretofore furnished to such Person by or on behalf of BHI and the BHI Subsidiaries and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date hereof in respect of a proposed Alternative Proposal unless the Board of Directors of BHI concludes in good faith that a failure to take any action described in this clause (iii) would reasonably likely be inconsistent with the directors’ fiduciary obligations to BHI’s stockholders under applicable Law. From and after the date of this Agreement, subject to Section 7.07(b) and Section 9.03, BHI shall not, directly or indirectly, nor shall BHI authorize or permit any BHI Subsidiary or any of its or their respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors (a “Representative”) to, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal, (ii) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of Section 7.07(b), or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by BHI pursuant to Section 9.03, approve or enter into a letter of intent, memorandum of understanding or other contract with any Person, other than GE, for, constituting or otherwise relating to an Alternative Proposal, (iii) provide or cause to be provided any information or data relating to BHI or any BHI Subsidiary in connection with, or in response to, any Alternative Proposal by any Person, or (iv) terminate, amend, waive or permit the waiver of any voting restriction contained in the organizational or governing documents of BHI, or take any action contemplated by paragraph (a)(1) of Section 203 of the DGCL. Without limiting the generality of the foregoing, BHI acknowledges and agrees that, in the event any officer, director or financial advisor of BHI takes any action that if taken by BHI would be a breach of this Section 7.07, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.07 by BHI.

(b) Notwithstanding the provisions of Section 7.07(a), BHI and its Representatives shall be entitled, prior to obtaining the BHI Stockholder Approval, to furnish information regarding BHI and any BHI Subsidiary to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written third party proposal with respect to an Alternative Proposal that is submitted to BHI by such Person (for so long as such Alternative Proposal has not been withdrawn) if (i) none of BHI, the Representatives of BHI, the BHI Subsidiaries or the Representatives of the BHI Subsidiaries shall have breached the provisions set forth in this Section 7.07 in any material respect with respect to such Person, and (ii) the Board of Directors of BHI shall have determined, in its good faith judgment, after consultation with BHI’s financial advisor and outside legal counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal (as hereinafter defined); provided that BHI may not enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement, which confidentiality agreement may allow such third party to make Alternative Proposals to BHI in connection with the negotiations and discussions permitted by this Section 7.07(b). GE shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person promptly (and in any event within twenty-four (24) hours) after BHI’s entering into such discussions or negotiations or furnishing information to the Person making such Alternative Proposal or its Representatives. BHI shall promptly provide or make available to GE any non-public information concerning BHI and any BHI Subsidiary that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to GE. BHI agrees that it shall notify GE promptly (and in any event within forty-eight (48) hours of receipt) if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, BHI, any BHI Subsidiary, any of its Representatives, or any Representatives of any BHI Subsidiary, and thereafter shall keep GE informed in writing, on a reasonably current basis, of all material developments regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Board of Directors of BHI from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure; provided, however, that any disclosure by BHI that relates to an Alternative Proposal shall be deemed to be a Change in Recommendation unless the Board of Directors of BHI reaffirms BHI Board Recommendation in such disclosure.

(c) Neither the Board of Directors of BHI nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to GE), or propose to withdraw (or qualify or modify in a manner adverse to GE), the approval, recommendation or declaration of advisability by the Board of Directors of BHI or any such committee thereof of this Agreement, the Merger or any other transaction contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Alternative Proposal, (C) fail to include BHI Board Recommendation in the Combined Proxy Statement/Prospectus or (D) resolve, propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow BHI or any of the BHI Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Alternative Proposal or that would require BHI to abandon, terminate or fail to consummate the Merger (other than a confidentiality agreement referred to in Section 7.07(b)) (an “Acquisition Agreement”) or (B) resolve, agree or propose to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the BHI Stockholder Approval, the Board of Directors of BHI determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law, it may (A) terminate this Agreement pursuant to Section 9.03(b) and cause BHI to enter into an Acquisition Agreement with respect to a Superior Proposal or (B) make a Change in Recommendation in connection with a Superior Proposal, but in the case of (1) the foregoing clause (A), only if such Superior Proposal has not resulted from a breach of its obligations pursuant to this Section 7.07, and (2) the foregoing clauses (A) or (B) only if (x) BHI provides written notice to GE (a “Notice of Change in Recommendation”) advising GE that the Board of Directors of BHI intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal, the identity of the Person making Superior Proposal and copies of all relevant documents relating to such Superior Proposal that BHI has received from the Person or its Representatives that made such proposal and that are the basis of the proposed action by the Board of Directors of BHI, including a copy of the proposed Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Change in Recommendation and compliance with the requirements of this Section 7.07(c)); (y) during a period of four (4) Business Days following GE’s receipt of a Notice of Change in Recommendation (or, in the event of a new Notice of Change in Recommendation as a result of any such amendment, an extension of two (2) additional Business Days), if requested by GE, BHI and its Representatives shall have negotiated with GE and its Representatives in good faith to make such revisions or adjustments proposed by GE to the terms and conditions of this Agreement as would enable BHI to proceed with its recommendation of this Agreement and the Merger and not to make such Change in Recommendation; and (z) if applicable, at the end of such applicable 4- or 2-Business Day period, the Board of Directors of BHI, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that GE, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by BHI, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the Alternative Proposal constitutes a Superior Proposal and that failure to make such Change in Recommendation would reasonably likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law.

(d) Other than in connection with an Alternative Proposal, BHI may, at any time prior to, but not after, obtaining the BHI Stockholder Approval, make a Change in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would likely be inconsistent with the fiduciary duties of the Board of Directors of BHI to BHI’s stockholders under applicable Law; provided, that: (A) GE shall have received written notice from BHI of BHI’s intention to make an Intervening Event Change in Recommendation at least four (4) Business Days prior to the taking of such action by BHI, which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by GE, BHI and its Representatives shall have negotiated in good faith with GE and its Representatives regarding any revisions or adjustments proposed by GE to the terms and conditions of this Agreement as would enable BHI to proceed with its recommendation of this Agreement and the Merger and not make such Intervening Event Change in Recommendation and (C) BHI may make an Intervening Event Change in Recommendation only if the Board of Directors of BHI, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that GE shall have, prior to the expiration of the 4-Business Day period, offered in writing in a manner that would form a binding contract if accepted by BHI, continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known to the Board of Directors of BHI as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (ii) does not relate to (A) any Alternative Proposal or (B) clearance of the Merger under the HSR Act, the EC Merger Regulation or any other Regulatory Law, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.08; provided, however, that (1) any change in the price or trading volume of BHI Common Stock or of oil or gas shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that in the case of the price or trading volume of BHI Common Stock, any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof (including any of the foregoing set forth on or reflected in the GE O&G Audited Financial Statements) that has had or would reasonably be expected to have an adverse effect on the business or financial condition of GE or any of its Subsidiaries constitute an Intervening Event unless such event, fact, circumstance or development constitutes a GE Material Adverse Effect; and (3) BHI or GE (in respect of GE O&G) meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

(e) As used in this Agreement:

(i) “Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons other than GE or any of its Subsidiaries or any group of which GE or any of its Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving BHI (or any BHI Subsidiary or BHI Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of BHI and the BHI Subsidiaries, taken as a whole), (B) for the issuance by BHI of 15% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of BHI or 15% or more of the aggregate equity securities of the BHI Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” shall mean any Alternative Proposal (A) which provides that 100% of BHI’s outstanding equity securities shall be converted into, exchanged for or otherwise canceled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of BHI’s assets, in either case on terms which the Board of Directors of BHI determines in its good faith judgment, after consultation with BHI’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of BHI Common Stock than the Merger (or any bona fide written offer or proposal made by GE in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

(f) For the avoidance of doubt, the restrictions set forth in this Section 7.07 shall not apply to any action taken by or on behalf of BHI in connection with its obligations under Section 7.08.

Section 7.08 Reasonable Best Efforts; Filings, etc.

(a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.08(d), each of the parties hereto shall, and BHI shall cause each of BHI Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to Section 7.08(c) and the other terms and conditions herein provided and without limiting the foregoing, BHI and GE shall (and shall cause their respective Subsidiaries to):

(i) make their respective required filings (and filings considered by GE to be advisable after consulting with, and considering in good faith the views of, BHI) under the HSR Act, the EC Merger Regulation and any other Regulatory Laws (and GE shall be responsible for all filing fees incident thereto), which filings shall be made as promptly as GE deems advisable (after consulting with, and considering in good faith the views of, BHI), and thereafter shall make any other required submissions under the HSR Act or other such Laws as promptly as GE deems advisable (after consulting with, and considering in good faith the views of, BHI); without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply as promptly as GE deems advisable with any request for information regarding the Transactions or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required (or considered by GE to be advisable after consulting with, and considering in good faith the views of, BHI) to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Transactions and (B) timely making all such filings;

(iii) promptly notify each other of any communication concerning this Agreement or the Transactions to that party from any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv) not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance; provided, however, that the requirements of this clause (iv) shall not apply to any meeting or substantive discussion between GE or its Representatives, on the one hand, and any Governmental Entity, on the other hand, to the extent (1) such a meeting or discussion relates to the sale or disposal of a GE business to the extent that it is not required by a Governmental Entity as part of a potential remedy, commitment or undertaking, and (2) GE has sought BHI’s consent to a waiver of the requirements of this clause (iv), which consent shall not be unreasonably withheld;

(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective Representatives intend to submit to any Governmental Entity;

(vi) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and

(vii) deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing, subject to appropriate confidentiality agreements.

(c) GE shall be entitled to direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Transactions or regulatory filings under applicable Regulatory Law, subject to the provisions of Section 7.08(a), Section 7.08(b), Section 7.08(d) and Section 7.08(e) and provided that GE shall consult with, and consider in good faith the views of, BHI throughout the antitrust defense of the transactions contemplated by this Agreement, including by providing BHI with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense. BHI shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with GE. BHI shall use its reasonable best efforts to provide full and effective support of GE in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by GE.

(d) Without limiting the foregoing, GE shall take all such action (including any Antitrust Action) as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, may assert under Regulatory Laws with respect to the transactions contemplated hereby (including any Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08, or any business of which such business set forth on Annex 7.08 forms a substantial part), and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires GE or BHI to take, or cause to be taken, any Antitrust Action with respect to any of the assets, businesses or product lines of BHI or any of its Subsidiaries, or of GE or any of its Subsidiaries, or the Surviving Entity or any of its Subsidiaries, or any combination thereof, if such action would exceed the Detriment Limit (it being agreed, however, that (i) this proviso shall not be construed to limit or prevent any Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08 or any business of which such business set forth on Annex 7.08 forms a substantial part and (ii) no Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08 or any business of which such business set forth on Annex 7.08 forms a substantial part shall be subject to, or taken into account for purposes of calculating, the Detriment Limit). For purposes of this Agreement, “Antitrust Action” means any action with respect to assets, businesses or product lines, including a request that they be (x) divested or held separate pending divesture or (y) subject to conduct remedies, limitations or other actions, and the “Detriment Limit” would be exceeded if the assets, businesses or product lines subject to Antitrust Action in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities under Regulatory Laws account for more than $200,000,000 of revenue for the twelve (12) months ended December 31, 2015. The parties hereto agree that the calculation of revenue for any overlapping asset, business or product line subject to any Antitrust Action shall be measured by the lowest such revenue for GE or BHI, as the case may be, for each overlapping asset, business or product line subject to any Antitrust Action, regardless of which asset, business or product line GE actually selects for such Antitrust Action. If requested by GE, BHI will agree to and take any action contemplated by this Section 7.08(d), provided that the consummation of any divestiture or the effectiveness of any other remedy is conditioned on the consummation of the Transactions. The foregoing agreement in this Section 7.08(d) is made solely to facilitate the closing of the Transactions and does not constitute a representation or admission that the Transactions, if consummated without any modification, would violate any Regulatory Laws or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any person or authority acting under any Regulatory Law would not be harmful to the parties hereto.

(e) Notwithstanding anything in this Agreement to the contrary but subject to the next sentence, GE shall have the right, but not the obligation, to oppose or refuse to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of GE, BHI or any of their respective Subsidiaries and shall have the obligation to defend any litigation instituted by a Governmental Entity or other person with respect to the legality of the Transactions under applicable Regulatory Laws. In the event GE opposes or refuses to consent to, through litigation or otherwise, including any appeals, any request, attempt or demand by any Governmental Entity or other person as provided in the preceding sentence, and (i) such proceedings conclude prior to the Termination Date with a decree, injunction or order restricting or prohibiting the Transactions or (ii) no decree, order or injunction has been issued in such proceedings prior to the Termination Date, then GE shall take such actions (including Antitrust Actions) in a timely manner, as are necessary to achieve the clearance by or approval of the Governmental Entity or other person and satisfaction of the condition set forth in Section 8.01(b) (Antitrust/Competition) and Section 8.01(c) (No Injunctions or Restraints) (with respect to any Regulatory Law) prior to the Termination Date, provided that GE shall not be required to take any action that would exceed the Detriment Limit.

(f) For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment (including the approvals described in part B of Annex 8.01(b)).

Section 7.09 Stockholder Litigation.

BHI shall give GE the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against BHI or its directors or officers relating to the Transactions or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without GE’s consent (not to be unreasonably withheld).

Section 7.10 Public Statements.

BHI, GE and Newco shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided that each of BHI and GE may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by BHI and GE. In addition, BHI shall, to the extent reasonably practicable and except for any public disclosure under Section 7.07, consult with GE regarding the form and content of any public disclosure of any material developments or matters involving BHI, including earnings releases, reasonably in advance of publication or release. BHI and GE agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 7.11 Efforts; Release of Credit Support; Notification of Certain Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Law, to consummate the Transactions, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement:

(i) the obtaining of all material consents, approvals or waivers from third parties (provided that, for the avoidance of doubt, any failure to obtain a consent, approval or waiver from a third party shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or 8.03(b) to be satisfied on the Closing Date); and

(ii) the obtaining of the unconditional release of GE and its Affiliates (other than the GE O&G Subsidiaries) from each of the guarantees, letters of credit, financial assurances, surety bonds, performance bonds or other contractual obligations in respect of GE O&G (including those securing obligations in excess of $10,000,000 set forth on Section 7.12(a)(ii) of the GE Disclosure Letter) and entered into in the ordinary course of business prior to the Closing (the “Credit Support Instruments”), including effecting such release through Newco LLC’s provision of guarantees or other credit support or the substitution in all respects of Newco LLC for GE or any Subsidiary of GE (other than the GE O&G Subsidiaries) that is a party to any Credit Support Instrument so that Newco LLC or the applicable Subsidiary of Newco LLC shall be solely responsible for the obligations of such Credit Support Instruments; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to BHI and GE. In the event GE identifies, after the date hereof, guarantees or other credit support instruments relating to GE O&G to which GE or one of its Affiliates (other than the GE O&G Subsidiaries) is a party (the “Additional Credit Support”), GE shall notify BHI in writing of the existence and terms of such Additional Credit Support, and BHI, upon receipt of such notice, shall, and shall cause its Affiliates to, use its commercially reasonable efforts to promptly cause the release and substitution of such Additional Credit Support in a manner consistent with the foregoing; provided, further that, for the avoidance of doubt, any failure to obtain a release of a Credit Support Instrument shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or Section 8.03(b) to be satisfied on the Closing Date. All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments and the Additional Credit Support, as the case may be, shall be borne by Newco LLC. From and after the Closing, Newco LLC shall indemnify GE for any and all Damages arising from or relating to the Credit Support Instruments and the Additional Credit Support to the extent resulting from a breach of the underlying obligation by Newco. In the event that GE or any of its Affiliates (other than the GE O&G Subsidiaries) remains a party to any Credit Support Instruments or Additional Credit Support following the Closing,

Newco LLC shall use its commercially reasonable efforts to accomplish the foregoing release and substitution in accordance with this Section 7.11(a)(ii).

(b) BHI agrees to give prompt notice to GE, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.02; provided, however, that the delivery of any notice pursuant to this Section 7.11(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. GE agrees to give prompt notice to BHI, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.03; provided, however, that the delivery of any notice pursuant to this Section 7.11(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.12 Director and Officer Indemnification and Insurance.

(a) All rights to indemnification existing in favor of the current or former directors, officers and employees of BHI and the BHI Subsidiaries (the “Indemnified Persons”) as provided in the organizational and governing documents of BHI and the BHI Subsidiaries or under indemnification agreements between Indemnified Persons and BHI and the BHI Subsidiaries, in each case as in effect as of the date of this Agreement with respect to matters occurring prior to the Closing (the “Indemnification Obligations”) shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Entity for a period of not less than six (6) years after the Closing unless otherwise required by Law, provided that all rights to indemnification in respect of any claim asserted or made during such period shall continue until the final disposition of such claim. Newco LLC shall guarantee the full performance of the Indemnification Obligations by the Surviving Entity.

(b) BHI may prior to Closing obtain and fully pay for “tail” insurance policies for the Persons who, as of the date of this Agreement or as of the Closing Date, are covered by BHI’s existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall BHI expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by BHI for its existing coverage in the aggregate set forth on Section 7.13(b) of the BHI Disclosure Letter. If for any reason BHI does not obtain and fully pay for such “tail” insurance policies prior to the Closing, Newco or Newco LLC shall maintain director and officer liability insurance policies from a reputable and financially sound carrier through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby) and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Newco); provided, that in no event shall Newco or Newco LLC be required to expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by BHI for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium equal to or below 300% of the current annual premium, the Surviving Entity shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

(c) This Section 7.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise. If Newco or Newco LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Newco or Newco LLC, as the case may be, shall assume the applicable obligations set forth in this Section 7.12.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to BHI or any of its Subsidiaries or their respective officers, directors, employees or agents or fiduciaries under any BHI Benefit Plan, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution for any such claims under any such policies.

Section 7.13 Integration Planning. After the date hereof and prior to the Closing Date, GE and BHI shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of BHI and the BHI Subsidiaries and GE O&G and reasonably necessary integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing. In furtherance of the foregoing, BHI and GE shall reasonably cooperate with each other to the extent reasonably required in connection with any Tax matters relating to post-Closing integration planning (including by the provision of reasonably relevant records or information and using commercially reasonable efforts to make available relevant third party advisors).

Section 7.14 Entity Formations and Reorganizations.

(a) Newco. BHI shall cause Newco’s certificate of incorporation and bylaws to be in the form attached hereto as Exhibits E and F, respectively, immediately prior to and on the Closing Date. BHI shall cause Newco to take any action required by this Agreement to be taken by Newco from the date of its incorporation through the Closing and to take any action reasonably required by GE. Prior to the consummation of the Newco Reorganization, Newco will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the Newco Reorganization.

(b) Merger Sub. BHI shall cause Newco to cause Merger Sub to take any action required by this Agreement to be taken by Merger Sub from the date of its incorporation through the Closing and to take any action reasonably required by GE. Prior to the Effective Time, Merger Sub will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the Merger.

(c) BHI Reorganization. Prior to the Closing, BHI shall, and shall cause its Affiliates to, undertake certain restructuring transactions (the “BHI Reorganization”) as described in the Transactions Schedule. In connection with the BHI Reorganization, BHI shall, and shall cause the counterparties thereto to enter into the Long-Term Ancillary Agreements, in each case effective at the Closing.

(d) GE Reorganization. Prior to the Closing, GE shall, and shall cause its Affiliates to, undertake certain restructuring transactions (the “GE Reorganization”) as described on the Transactions Schedule, which (a) shall include (i) the transfer of the assets of GE and its Affiliates related to GE O&G to the GE O&G Subsidiaries, as described on Annex 7.14(d)(i), and (ii) the assumption by the GE O&G Subsidiaries of the Assumed Liabilities (as described on Annex 7.14(d)(ii)) and (b) shall be pursuant to documentation that BHI has had a reasonable opportunity to review and comment upon (which comments, if any, shall be reasonably considered by GE). In connection with the GE Reorganization, GE shall, and shall cause the counterparties thereto to, enter into the Long-Term Ancillary Agreements, in each case effective at the Closing.

Section 7.15 Dividend. Prior to the GE O&G Transfer, Newco shall (a) declare the Dividend payable to the holders of record of Class A Common Stock immediately following the Conversion and (b) set the payment date for the Dividend. Following the GE O&G Transfer and the Cash Transfer, Newco will pay the Dividend to all such holders of record of Class A Common Stock.

Section 7.16 Newco Board of Directors. Prior to the Effective Time BHI shall take all action necessary to cause Newco’s Board of Directors, effective as of the Closing, to consist of nine (9) members comprised of (a) five (5) directors, including the chairman of the Board of Directors, designated by GE within five (5) Business Days prior to the Closing, (b) the Chief Executive Officer of BHI immediately prior to the Closing, and (c) three (3) directors that are independent for purposes of the NYSE’s listing rules designated by BHI, and reasonably acceptable to GE, within five Business Days prior to the Closing.

Section 7.17 Section 16 Matters. Prior to the Closing, each of GE, BHI, and Newco shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of BHI Common Stock (including derivative securities with respect to BHI Common Stock) or acquisitions of BHI Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.18 Certain Agreements. Between the date hereof and the Closing, BHI and GE shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and to enter into the following agreements, effective as of the Closing:

(a) the tax matters agreement (the “Tax Matters Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(a);

(b) the transition services agreement (the “Transition Services Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(b);

(c) the supply agreement (GE to Newco) (the “Supply Agreement (GE to Newco)”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(c);

(d) the supply agreement (Newco to GE) (the “Supply Agreement (Newco to GE)”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(d);

(e) the intellectual property cross-license agreement (the “IP Cross-License Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(e);

(f) the trademark license agreement (the “Trademark License Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(f);

(g) the GE Digital agreement (the “GE Digital Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(g);

(h) the intercompany services agreement (the “Intercompany Services Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(h); and

(i) the non-competition agreement (the “Non-Competition Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(i).

provided, that, notwithstanding anything to the contrary set forth herein or in the term sheets of the Ancillary Agreements or the Long-Term Ancillary Agreements attached as exhibits hereto, the parties hereto agree that each term sheet contains all material terms necessary to the transactions contemplated by such term sheet and such term sheet shall be binding on the applicable parties from and after the Closing, and all such references to the agreement with respect thereto shall instead be deemed to be references to such term sheet (with such other deemed changes to such references and their context in the Transaction Agreements as are necessary to give effect to this proviso), in each case unless and until such agreement has been executed and delivered in accordance with this Agreement; and provided, further, that, for the avoidance of doubt and notwithstanding anything to the contrary set forth herein, the failure to execute or deliver any of the Ancillary Agreements or the Long-Term Ancillary Agreements shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or Section 8.03(b) to be satisfied on the Closing Date.

Section 7.19 Certain Regulatory Clearances. Notwithstanding anything in Section 7.08(a) or Section 7.08(d) to the contrary, in relation to the approvals described in part B of Annex 8.01(b), if requested by GE, BHI shall, and cause each of the BHI Subsidiaries to, (i) take promptly, or cause to be taken, all actions with respect to assets, businesses or product lines of BHI and the BHI Subsidiaries, including that they be (x) divested or held separate pending divestiture or (y) subject to conduct remedies, limitations or other actions, and to (ii) do promptly, or to cause to be done, all things necessary, proper or advisable under applicable Laws, in each case to assist GE in order to obtain the approvals described in part B of Annex 8.01(b) so as to enable the Closing to occur as soon as reasonably possible, including the taking of any such action and the doing of any such things at or following the Closing, as may be requested by the applicable Governmental Entities or as may otherwise result in such approvals described in part B of Annex 8.01(b) no longer being required, provided that any and all such actions, remedies or limitations referred to in this Section 7.19 are, in each and every such case, conditioned on the consummation of the Closing.

Section 7.20 Name. Effective from and following the Closing the parties shall cause Newco and its Subsidiaries to operate under the name “Baker Hughes, a GE Company”.

ARTICLE 8

CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations to Effect the Transactions. The obligations of each party to effect the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The BHI Stockholder Approval shall have been obtained.

(b) Antitrust/Competition. (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Transactions compatible with the common market, or, if the European Commission has adopted any decision under Article 9 of the EC Merger Regulation to refer the Transactions in part to any Member State of the European Economic Area, the European Commission shall have issued a decision declaring the part of the Transactions not so referred to that Member State compatible with the common market and every Member State to which part of the Transactions has been referred under Article 9 shall have issued a decision clearing the Transactions and (iii) all applicable waiting and other time periods under Regulatory Laws specified on Annex 8.01(b), other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances set forth on Annex 8.01(b) shall have been obtained.

(c) No Injunctions or Restraints. There shall be no Law, injunction, judgment, order, or decree of any Governmental Entity of competent jurisdiction that is in effect which temporarily or permanently prohibits or enjoins the consummation of the Transactions.

(d) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

(e) NYSE Listing. The shares of Class A Common Stock to be issued in the Merger or in connection with the Transactions (including any such shares issuable pursuant to the Exchange Agreement or the Stockholders Agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) GE Reorganization. The GE Reorganization shall have been completed in all material respects.

Section 8.02 Conditions to Obligations of GE. The obligations of GE to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by GE on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of BHI set forth in Section 4.02(b) and Section 4.02(d) shall be true and correct, other than any inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of BHI set forth in this Agreement (other than Section 4.02(b) and Section 4.02(d)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to Section 4.06(a), “BHI Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a BHI Material Adverse Effect.

(b) Performance of Obligations of BHI. BHI shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Certificate. BHI shall have delivered to GE a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of BHI certifying to the effect that the conditions set forth in Sections 8.02(a) and (b) have been satisfied.

(d) No BHI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a BHI Material Adverse Effect.

Section 8.03 Conditions to Obligations of BHI. The obligations of BHI to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by BHI on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of GE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to Section 5.05(a), “GE Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a GE Material Adverse Effect.

(b) Performance of Obligations of GE. GE shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Certificate. GE shall have delivered to BHI a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of GE certifying that the conditions set forth in Sections 8.03(a) and (b) have been satisfied.

(d) No GE Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a GE Material Adverse Effect.

(e) GE O&G Financial Statements. (i) GE shall have delivered to BHI the GE O&G Audited Financial Statements and the September 30 Audited Financial Statements in accordance with Section 7.05 and (ii) neither the GE O&G Audited Financial Statements nor the September 30 Audited Financial Statements shall differ from the applicable GE O&G Financial Statements in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of GE O&G in a manner that is adverse (excluding any differences resulting from (x) any changes in the amount of goodwill or intangible assets and (y) the matters described on Annex 8.03(e)).

ARTICLE 9

TERMINATION

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the BHI Stockholder Approval has been obtained, by mutual written consent of GE and BHI.

Section 9.02 Termination by BHI or GE. This Agreement may be terminated at any time prior to the Closing, whether before or after the BHI Stockholder Approval has been obtained, by either BHI or GE upon written notice to the other if:

(a) the Closing Date shall not have occurred on or before the date that is the fifteen-month anniversary of the date of this Agreement (such date or such later date, if any, as is provided in Annex 8.01(b) or the proviso of this Section 9.02(a), the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.02(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the Termination Date; provided, however, that in the event the condition set forth in Section 8.01(b) (Antitrust/Competition) shall not have been satisfied on or before the Termination Date because of the failure to obtain the approvals described in part B of Annex 8.01(b) but all of the other conditions set forth in Section 8.01 have been satisfied, either GE or BHI may extend the Termination Date, on one or more occasions, by notice delivered to the other parties, until a date no later than the 18-month anniversary of the date of this Agreement, in which case the Termination Date shall be deemed for all purposes to be the latest of such dates;

(b) any Law, injunction, judgment, order or decree having the effects set forth in Section 8.01(c) (No Injunctions or Restraints) shall be in effect and shall have become permanent final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.02(b) is not then in material breach of any representation, warranty, covenant or other agreement by GE or BHI, as applicable, contained in this Agreement; or

(c) the BHI Stockholder Approval shall not have been obtained upon a vote taken at the Special Meeting (including adjournments).

Section 9.03 Termination by BHI. This Agreement may be terminated at any time prior to the Closing by BHI if:

(a) GE shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (ii) is incapable of being satisfied or cured by GE prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by GE within thirty (30) calendar days following receipt of written notice from BHI of such breach or failure to perform (“GE Terminable Breach”); provided that BHI is not then in BHI Terminable Breach of any representation, warranty, covenant or other agreement by BHI contained in this Agreement;

(b) prior to the receipt of the BHI Stockholder Approval, the Board of Directors of BHI (or any committee thereof) shall have approved, and BHI shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal, provided that BHI shall have compiled with its obligations under Section 7.07 and shall have paid (or shall concurrently pay) the fee due under Section 9.05; or

(c) the condition set forth in Section 8.03(e)(ii) is not satisfied upon the delivery to BHI of the Comparable GE O&G Audited Financial Statements, and BHI exercises its right of termination under this Section 9.03(c) within twenty (20) Business Days of such delivery.

Section 9.04 Termination by GE. This Agreement may be terminated at any time prior to the Closing by GE if:

(a) BHI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (ii) is incapable of being satisfied or cured by BHI prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by BHI within thirty (30) calendar days following receipt of written notice from GE of such breach or failure to perform (“BHI Terminable Breach”); provided that GE is not then in GE Terminable Breach of any representation, warranty, covenant or other agreement by GE contained in this Agreement;

(b) a Change in Recommendation (whether in respect of a Superior Proposal or an Intervening Event) has occurred; or

(c) BHI shall have breached or failed to perform in any material respect any of its obligations under Section 7.07(a).

Section 9.05 Effect of Termination.

(a) In the event that:

(i)(A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at least ten (10) days prior to, the Special Meeting, (B) this Agreement is terminated by BHI or GE pursuant to Section 9.02(c), and (C) within twelve (12) months after the date this Agreement is terminated, BHI enters into a definitive agreement with respect to, or consummates, any Alternative Proposal;

(ii) this Agreement is terminated by GE pursuant to Section 9.04(b), or by GE or BHI pursuant to Section 9.02(c) if at the time of such termination pursuant to Section 9.02(c) GE would also have the right to terminate this Agreement pursuant to Section 9.04(b);

(iii) this Agreement is terminated by BHI or GE pursuant to Section 9.02(b) with respect to Regulatory Laws;

(iv)(w) this Agreement is terminated (A) by BHI pursuant to Section 9.03 due to GE’s material breach of Section 7.08, which breach results in the condition set forth in Article 8 being incapable of being satisfied, or (B) by BHI or GE pursuant to Section 9.02(a) and as of the Termination Date, (x) one or more of the conditions set forth in Article 8 or Section 8.01(c) has not been satisfied (including, without limitation, as a result of GE not agreeing to take or not taking any Antitrust Action in excess of the Detriment Limit) and (y) all of the other conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination) provided that for purposes of determining whether the conditions set forth in Section 8.02(a) have been satisfied, the definition of “BHI Material Adverse Effect” shall be interpreted without taking into account any effect resulting from any Regulatory Law applicable to the Transactions or prohibition under or in respect of any Regulatory Law applicable to the Transactions;

(v) this Agreement is terminated (A) by BHI pursuant to Section 9.03(c) or (B) by BHI or GE pursuant to Section 9.02(a) if at the time of such termination pursuant to Section 9.02(a) the condition set forth in Section 8.03(e)(i) or (ii) has not yet been satisfied;

then (1) in any such event under clause (i) or (ii) of this Section 9.05(a), BHI shall pay to GE a termination fee of $750,000,000 in cash (the “BHI Termination Fee”), less the aggregate amount of any of GE’s Expenses previously reimbursed pursuant to the next paragraph, it being understood that in no event shall BHI be required to pay BHI Termination Fee on more than one occasion, and (2) in any such event under clause (iii) or (iv) of this Section 9.05(a) GE shall pay to BHI a termination fee of $1,300,000,000 in cash (the “GE Termination Fee”), it being understood that in no event shall GE be required to (x) pay the GE Termination Fee on more than one occasion or (y) pay the GE Expense Reimbursement Amount if the GE Termination Fee is also payable.

In the event that an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at least ten (10) days prior to, the Special Meeting and thereafter this Agreement is terminated by BHI or GE pursuant to Section 9.02(c) and no BHI Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then BHI shall pay to GE all of the Expenses of GE up to an aggregate amount of $40 million (the “GE Expense Reimbursement Amount”).

In the event that the Agreement is terminated in the circumstances contemplated by Section 9.05(a)(v), GE shall pay to BHI all of the Expenses of BHI up to an aggregate amount of $40 million.

As used herein, “Expenses” shall mean, with respect to GE or BHI, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of GE and its Affiliates or BHI and its Affiliates, as the case may be) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of this Agreement and all other matters related to the Transactions.

For purposes of this Section 9.05, the term “Alternative Proposal” shall have the meaning set forth in Section 7.07(e)(i), except that all references to “15%” therein shall be deemed to be references to “50%.”

(b) Any payment required to be made pursuant to clause (i) of Section 9.05(a) shall be made to GE promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than three (3) Business Days after delivery to BHI of notice of demand for payment; any payment required to be made pursuant to clause (ii) of Section 9.05(a) shall be made to GE promptly following termination of this Agreement by GE pursuant to Section 9.04(b) (and in any event not later than three (3) Business Days after delivery to BHI of notice of demand for payment); and in each case such payment shall be made by wire transfer of immediately available funds to the account details of GE provided in writing by GE to BHI for such purposes. Any payment required to be made pursuant to clause (iii) of Section 9.05(a) shall be made to BHI promptly following termination of this Agreement by BHI pursuant to Section 9.02(b) (and in any event not later than three (3) Business Days after delivery to GE of notice of demand for payment) and shall be made to BHI concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by GE pursuant to Section 9.02(b); any payment required to be made pursuant to clause (iv) of Section 9.05(a) shall be made to BHI promptly following termination of this Agreement by BHI pursuant to Section 9.02(a) or Section 9.03(a) (and in any event not later than three (3) Business Days after delivery to GE of notice of demand for payment) and shall be made to BHI currently with, and as a condition to the effectiveness of, the termination of this Agreement by GE pursuant to Section 9.02(a); and, in each case, such payment shall be made by wire transfer of immediately available funds to the account details of BHI provided in writing by BHI to GE for such purposes. In circumstances where this Section 9.05 requires a reimbursement of Expenses, BHI shall reimburse GE for such Expenses on the later of (i) the day that is three (3) Business Days after the date of termination of this Agreement and (ii) the day that is three (3) Business Days after the delivery of documentation of such Expenses, by wire transfer of immediately available funds to the account details of BHI provided in writing by BHI to GE for such purposes or the account details of GE provided in writing by GE to BHI for such purposes, as applicable.

(c) In the event that BHI or GE, as the case may be, shall fail to pay BHI Termination Fee or the GE Termination Fee, as applicable, and/or Expenses required pursuant to this Section 9.05 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by J.P. Morgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

(d) GE and BHI acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.05 are an integral part of this Agreement and the Transactions and that, without these agreements, GE and BHI would not enter into this Agreement. Each of the parties hereto acknowledges that none of the BHI Termination Fee or the GE Termination Fee is a penalty, but rather a reasonable amount that will compensate GE, or BHI, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the BHI Termination Fee or the GE Termination Fee is required hereunder, upon such payment, the payment of any such BHI Termination Fee or GE Termination Fee in accordance with this Section 9.05, shall be the exclusive remedy of GE or BHI, as the case may be, for (i) any loss suffered as a result of the failure of the Transactions to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the Transactions. Upon payment of the BHI Termination Fee or the GE Termination Fee in accordance with this Section 9.05, none of BHI or GE or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) If this Agreement is terminated in accordance with Sections 9.01 through 9.04, this Agreement shall forthwith become null and void and, except as set forth in this Section 9.05, there shall be no liability or obligation on the part of GE, BHI or their respective Affiliates or Representatives, provided that (i) Sections 4.10, 5.09, 7.03(b), 7.03(g), 9.05 and 10.06 will survive termination hereof and (ii) subject to Section 9.05(d), no party shall be relieved from any liabilities or damages (which the parties acknowledge and agree may include, in addition to reimbursement of expenses and out-of-pocket costs, and to the extent proven, other damages suffered by the other party calculated based on loss suffered by such other party’s stockholders (taking into consideration all relevant matters and equitable considerations), which shall be deemed in such event to be damages of such other party and not of such other party’s stockholders themselves and may only be pursued by such other party through actions expressly approved by its board of directors) as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 9.05(e), “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.01 Indemnification by GE. From and after the Closing Date, GE will indemnify and defend Newco and its Subsidiaries (including Newco LLC) and their respective successors and assigns (the “BHI Indemnified Persons”) from and against any and all Damages incurred or suffered by any BHI Indemnified Person arising out of, in connection with or relating to all Liabilities of GE and its Affiliates other than the Assumed Liabilities but including the Excluded Liabilities.

Section 10.02 Indemnification by Newco LLC. From and after the Closing Date, Newco LLC will indemnify and defend GE and its Subsidiaries and their respective successors and assigns (the “GE Indemnified Persons”) from and against any and all Damages incurred or suffered by any GE Indemnified Person arising out of, in connection with or relating to:

(a) all Assumed Liabilities; and

(b) any Liability arising out of or relating to (i) the operation of GE O&G prior to the Closing or (ii) Newco or any of its Subsidiaries following the Closing.

Section 10.03 Indemnification Procedures. In the case of any claim action, arbitration, hearing, legal complaint, investigation, litigation or suit (whether civil, criminal, administrative) commenced, brought, conducted or heard by or before, any Governmental Entity or arbitrator (a “Proceeding”) with respect to which GE or Newco, as the case may be (the “Indemnifying Party”), is obligated under Article 10 to indemnify any BHI Indemnified Person or GE Indemnified Party (as the case may be, the “Indemnified Party”), the Indemnified Party will give prompt written notice thereof to the Indemnifying Party. In the event of any Proceeding asserted by any third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of such Third Party Claim by employment of counsel reasonably satisfactory to the Indemnified Party no later than thirty (30) days after the date of the notice. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnified Party’s delay or failure to notify timely the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent the delay has an adverse impact on the Indemnifying Party’s ability to defend against the Damages. If the Indemnifying Party does assume the defense, the Indemnified Party may, if it so desires, employ counsel at its own expense. In addition, where the named parties to a Proceeding include both the Indemnifying Party and an Indemnified Party, the Indemnified Party shall be entitled to retain its own counsel, at the Indemnifying Party’s expense, where the Indemnified Party has been advised by counsel that there are conflicts of interest between the Indemnifying Party and the Indemnified Party which make representation by the same counsel not appropriate. A claim for indemnification for any matter not involving a third party may be asserted by notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article 10.

Section 10.04 Limitation of Liability. No party will be liable to any other party for Damages under this Article 10 that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are claimed by or awarded to a third party in a Third Party Claim. The amount of any Damages shall be net of (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (determined on a with and without basis).

Section 10.05 Exclusion of Other Remedies. From and after the Closing Date, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Damages based on, arising out of or otherwise in respect of any matter addressed in Article 10, except for remedies involving specific performance or other equitable relief.

Section 10.06 Taxes. From and after the date hereof, GE will indemnify and defend the BHI Indemnified Persons from and against any and all Damages incurred or suffered by any BHI Indemnified Person arising out of, in connection with or relating to any Formation Taxes (as defined in the term sheet for the Tax Matters Agreement); provided that (i) such indemnity shall only apply to the extent that the Closing does not occur (and, to the extent the Closing occurs, the Tax Matters Agreement shall exclusively govern Formation

Taxes), (ii) GE shall not be required to indemnify the BHI Indemnified Persons to the extent the Damages arise out of, are in connection with, or relate to a breach of Section 7.04(f) by a BHI Indemnified Person and (iii) Damages for this purpose shall be reduced by Tax benefits actually realized by any BHI Indemnified Person that result from Formation Transactions; provided, that to the extent any such Formation Transactions (as defined in the term sheet for Tax Matters Agreement) would be reflected on the same Tax Return as the Formation Transaction the gains and income of which otherwise would constitute Damages, any such Tax benefit shall be treated as actually realized to the extent such Tax benefit offsets (in amount and character) such gains or income (for this purpose, by solely taking into account such Formation Transactions). Except as provided by this Section 10.06, the Tax Matters Agreement shall exclusively govern any indemnification for Taxes, and the provisions of the Tax Matters Agreement (and not those of this Article 10), shall govern the manner in which matters relating to Taxes are conducted and resolved and liabilities for Taxes are allocated, paid and indemnified against.

ARTICLE 11

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Section 11.01:

(a) if to GE:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention:            James M. Waterbury

Telephone:          (617) 443-3030

Facsimile:           +44 207302 6834

Email:                 jim.waterbury@ge.com

and

GE O&G

The Ark

201 Talgarth Road

London, W6 8BJ

United Kingdom

Attention:            John Keffer

Telephone:          +44 20818 52804

Facsimile:           +44 207302 6834

Email:                 john.keffer@ge.com

with a further copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention:           John A. Marzulli, Jr.

                            Rory O’Halloran

                            Waajid Siddiqui

Telephone:         (212) 848-4000

Facsimile:          (212) 848-7179

Email:                 jmarzulli@shearman.com

                            rory.o’halloran@shearman.com

                            waajid.siddiqui@shearman.com

(b) if to BHI:

Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Telephone: (713) 879-1257

Facsimile: (713) 439-8472

Email: will.marsh@bakerhughes.com

with a copy to (which copy shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:           Arthur F. Golden

                            George R. Bason, Jr.

                            Michael Davis

                            Harold Birnbaum

Telephone:         (212) 450-4000

Facsimile:          (212) 450-5800

Email:                 arthur.golden@davispolk.com

                            george.bason@davispolk.com

                            michael.davis@davispolk.com

                            harold.birnbaum@davispolk.com

Section 11.02 Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing.

Section 11.03 Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, annexes, exhibits or other attachments to this Agreement. The BHI Disclosure Letter, the GE Disclosure Letter, all annexes and schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Any references in this Agreement: (a) to “knowledge” of BHI shall mean the actual knowledge of the individuals identified in Section 11.03(a) of the BHI Disclosure Letter; and (b) to the “knowledge” of GE shall mean the actual knowledge of the individuals identified in Section 11.03(b) of the GE Disclosure Letter.

Section 11.04 Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 11.04 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the parties expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders, and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions.

Section 11.05 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.06 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, that GE may designate one or more Affiliates (each, a “GE Transferor”) to transfer one or more GE O&G Subsidiaries or assets and liabilities comprising GE O&G to Newco LLC pursuant to the GE O&G Transfer or to make all or any portion of the Cash Transfer.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that after the Closing, each Indemnified Person is intended to be a third party beneficiary of Section 7.12 and may specifically enforce its terms.

Section 11.07 Expenses. Except as otherwise specifically provided herein, each party hereto shall BHI its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 11.08 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 11.09 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

Section 11.10 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of BHI; provided, however, that after any such approval by the stockholders of BHI, no amendment shall be made without the further approval of such stockholders except as permitted by Law. This Agreement (including the BHI Disclosure Letter and the GE Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.11 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.12 Disclosure Letters. Any disclosure contained in the BHI Disclosure Letter or the GE Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the BHI Disclosure Letter or GE Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in the BHI Disclosure Letter as an exception to a representation or warranty of BHI in this Agreement or the GE Disclosure Letter as an exception to a representation or warranty of GE in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a BHI Material Adverse Effect or a GE Material Adverse Effect, as applicable, or trigger any other materiality qualification.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC COMPANY

By:	/s/ Jeffrey R. Immelt
Name: Jeffrey R. Immelt
Title: Chairman and CEO

BAKER HUGHES INCORPORATED

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: Chairman and CEO

BEAR NEWCO, INC.
By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

BEAR MERGERSUB, INC.
By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

Annex A-II

AMENDMENT TO

TRANSACTION AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of March 27, 2017 (this “Amendment”), to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016 (the “Original Agreement” and, as amended hereby and as it may be further amended from time to time, the “Transaction Agreement”), is entered into between General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation and a direct wholly owned subsidiary of BHI (“Newco”), Bear MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco (“Merger Sub”), BHI Newco, Inc., a Delaware corporation and wholly owned subsidiary of BHI (“Newco 2”) and Bear MergerSub 2, Inc., a Delaware corporation and direct wholly owned subsidiary of Newco 2 (“Merger Sub 2”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement.

WHEREAS, GE, BHI, Newco and Merger Sub entered into the Original Agreement as of October 30, 2016 (the “Original Execution Date”);

WHEREAS, Section 11.10 of the Transaction Agreement permits the parties to amend the Transaction Agreement by an instrument in writing signed by, or on behalf of, GE, BHI, Newco and Merger Sub;

WHEREAS, GE, BHI, Newco and Merger Sub desire to amend the Original Agreement to, among other matters, join Newco 2 and Merger Sub 2 as parties to the Transaction Agreement, revise the terms and conditions of the Merger (as defined in the Original Agreement) and otherwise as provided herein; and

WHEREAS, Newco 2 and Merger Sub 2 desire to enter into this Amendment and become parties to the Transaction Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, GE, BHI, Newco, Merger Sub, Newco 2 and Merger Sub 2 hereby agree as follows:

1. Amendment of Recitals of the Transaction Agreement. The Recitals in the Transaction Agreement are hereby amended and restated as follows:

WHEREAS, GE and BHI desire to combine GE O&G (as defined below) with BHI in a transaction involving, among others, the following transactions (collectively, the “Transactions”):

(i) Prior to the GE O&G Transfer (as defined below), GE will undertake the GE Reorganization (as defined below) and BHI will undertake the BHI Reorganization (as defined below);

(ii) Merger Sub 2 will merge with and into BHI, with BHI as the surviving corporation (the “Initial Surviving Entity”) and a direct wholly owned subsidiary of Newco 2 on the terms and subject to the conditions set forth herein (the “First Merger”);

(iii) As a result of the First Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $1.00 per share, of BHI (the “BHI Common Stock”) (other than shares of BHI Common Stock owned by BHI immediately prior to the First Effective Time (as defined below) and other than Appraisal Shares (as defined below)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive one share of common stock, par value $1.00 per share, of Newco 2 (the “Newco 2 Common Stock”);

(iv) Immediately following and as part of a plan that includes the First Merger, Newco 2 will cause the Initial Surviving Entity to be converted into a Delaware limited liability company (“Newco LLC”) by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and Newco 2 will become the sole managing member of Newco LLC

(the “Conversion” and, together with the First Merger, the “Newco 2 Reorganization”), and Newco 2 as sole managing member will adopt, and Newco LLC will be governed by, the Initial Newco LLC Operating Agreement (as defined below);

(v) Immediately following the Newco 2 Reorganization, Newco 2 will merge with and into Newco with Newco as the surviving corporation (the “Surviving Entity”) on the terms and subject to the conditions set forth herein (the “Second Merger” and, together with the Newco 2 Reorganization, the “Newco Reorganization”) and Newco will become the sole managing member of Newco LLC;

(vi) As a result of the Second Merger, and in accordance with the DGCL, each issued and outstanding share of Newco 2 Common Stock (other than Appraisal Shares and shares of Newco 2 Common Stock owned by Newco 2 immediately prior to the Second Effective Time (as defined below)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive one share of common stock, par value $0.0001 per share, of Newco (the “Class A Common Stock”);

(vii) As part of the BHI Reorganization, EHHC and CFC Holdings (each as defined below) will acquire all of the membership interests in Newco LLC;

(viii) Following the Newco Reorganization and the BHI Reorganization (A) pursuant to the transactions described on Schedule I (the “Transactions Schedule”), GE will acquire membership interests in Newco LLC (the “Membership Interests”) in exchange for (i) all of the equity interests of one or more legal entities (each, a “GE O&G Holdco” and collectively, “GE O&G Holdcos”) that will hold, directly or indirectly, all of the assets and liabilities of GE O&G and any GE O&G Subsidiary that is not a GE O&G Holdco (the “GE O&G Transfer”) and (ii) an amount equal to $7,400,000,000 less the Class B Stock Purchase Price (as defined below) (the “Cash Transfer” and, together with the GE O&G Transfer, the “GE Transfer”), (B) GE will contribute to Newco an amount equal to the product of the number of shares of Class B Common Stock issuable to GE pursuant to Section 2.10 multiplied by the par value of one share of Class B Common Stock (the “Class B Stock Purchase Price”) in exchange for shares of Newco’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which Membership Interests, together with shares of Class B Common Stock, initially will be exchangeable on a 1:1 basis for Class A Common Stock (subject to adjustment pursuant to the Exchange Agreement) and (C) GE, EHHC and CFC Holdings, as members, will adopt, and Newco LLC will thereafter be governed by, the Newco LLC Operating Agreement; and

(ix) Newco will declare as a special dividend an amount equal to $17.50 per share to the holders of record of the Class A Common Stock immediately following the Second Effective Time (as defined below) in accordance with Section 7.15 (the “Dividend”).

WHEREAS, for U.S. federal income tax purposes, it is intended that each of (i) the Newco 2 Reorganization and (ii) the Second Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, BHI, Newco, Merger Sub, Newco 2 and Merger Sub 2 hereby agree as follows:

2. Amendment of Section 1.01 of the Transaction Agreement. (a) Section 1.01 of the Transaction Agreement is hereby amended by adding the following definitions:

“CFC Holdings” means CFC Holdings, LLC, a Delaware limited liability company, which, as a result of the BHI Reorganization, will be a wholly owned subsidiary of Newco at Closing.

“EHHC” means EHHC Newco, LLC, a Delaware limited liability company, which, as a result of the BHI Reorganization, will be a wholly owned subsidiary of Newco at Closing.

“Mergers” means the First Merger and the Second Merger.

A-II-2

(b) Section 1.01(a) of the Transaction Agreement is hereby further amended by deleting “(ix) the Transition Services Agreement” from the definition of “Long-Term Ancillary Agreements” and by moving the word “and” from (viii) of such definition to the end of (vii) of such definition.

(c) Section 1.01(b) of the Transaction Agreement is hereby amended (i) by adding the terms defined in this Amendment and neither defined in the Original Agreement nor added pursuant to Section 2(a) of this Amendment (and their corresponding section references) and (ii) by deleting the terms “Effective Time,” “Merger” and “Transition Services Agreement” (and their corresponding section references).

3. Amendment of Section 2.01 of the Transaction Agreement. Section 2.01 of the Transaction Agreement is hereby amended and restated as follows:

Section 2.01. The Mergers. (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, the First Merger will occur, whereupon the separate existence of Merger Sub 2 shall cease, and BHI shall be the Initial Surviving Entity and a direct wholly owned Subsidiary of Newco 2. From and after the First Effective Time, the Initial Surviving Entity will possess all of the rights, powers and privileges and be subject to all of the obligations, liabilities and restrictions of BHI and Merger Sub 2, all as provided under the DGCL. At the First Effective Time, (A) the certificate of incorporation of BHI shall be the certificate of incorporation of the Initial Surviving Entity until thereafter amended as provided by Law, (B) the bylaws of BHI shall be the bylaws of the Initial Surviving Entity until thereafter amended as provided by Law, the certificate of incorporation of the Initial Surviving Entity and such bylaws. The directors of BHI immediately prior to the First Effective Time shall be the initial directors of the Initial Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Initial Surviving Entity, and the officers of BHI immediately prior to the First Effective Time shall be the initial officers of the Initial Surviving Entity, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

(b) Immediately after the Conversion as set forth in Section 2.09, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Second Effective Time, the Second Merger will occur, whereupon the separate existence of Newco 2 shall cease, and Newco shall be the Surviving Entity. From and after the Second Effective Time, the Surviving Entity will possess all of the rights, powers and privileges and be subject to all of the obligations, liabilities and restrictions of Newco and Newco 2, all as provided under the DGCL. At the Second Effective Time, (A) the certificate of incorporation of the Surviving Entity shall be in the form attached hereto as Exhibit E until thereafter amended by Law and such certificate of incorporation and (B) the bylaws of the Surviving Entity shall be in the form attached hereto as Exhibit F until thereafter amended by Law, the certificate of incorporation and such bylaws. The directors of Newco immediately prior to the Second Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity, and the officers of Newco immediately prior to the Second Effective Time shall be the initial officers of the Surviving Entity, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

4. Amendment of Section 2.02 of the Transaction Agreement. Section 2.02 of the Transaction Agreement is hereby amended and restated as follows:

Section 2.02 Conversion of Shares. (a) At the First Effective Time, by virtue of the First Merger and without any other action on the part of BHI or any holder of any capital stock of BHI:

(i) Except for Appraisal Shares, each share of BHI Common Stock outstanding immediately prior to the First Effective Time shall be canceled and retired and cease to exist and will be converted into the right to receive one share of Newco 2 Common Stock;

(ii) All shares of BHI Common Stock that are held by BHI as treasury stock immediately prior to the First Effective Time will be canceled and retired and cease to exist and no Newco 2 Common Stock will be delivered in exchange therefor; and

(iii) All shares of issued and outstanding common stock of Merger Sub 2 owned by Newco 2 shall be automatically converted into shares of common stock of the Initial Surviving Entity.

A-II-3

(b) At the Second Effective Time, by virtue of the Second Merger and without any other action on the part of Newco or any holder of any capital stock of Newco:

(i) Except for Appraisal Shares, each share of Newco 2 Common Stock outstanding immediately prior to the Second Effective Time shall be canceled and retired and cease to exist and will be converted into the right to receive one share of Class A Common Stock (the “Merger Consideration”); and

(ii) All shares of capital stock of Newco owned by Newco LLC shall automatically be canceled.

5. Amendment of Section 2.03 of the Transaction Agreement. Subsections (a), (b), (d) and (e) of Section 2.03 of the Transaction Agreement are hereby amended and restated as follows:

(a) GE shall appoint the Exchange Agent for the purpose of exchanging the Merger Consideration for:

(i) certificates representing shares of BHI Common Stock (the “Certificates”) or

(ii) uncertificated shares of BHI Common Stock (the “Uncertificated Shares”).

Promptly after the Closing Date, Newco will send, or will cause the Exchange Agent to send, to each holder of shares of BHI Common Stock at the First Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.

(b) Each holder of shares of BHI Common Stock will be entitled to receive, on

(i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or

(ii) receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that the holder has a right to receive under Section 2.02. Each Person entitled to receive Newco 2 Common Stock in the First Merger shall instead be entitled to receive an equal number of shares of Class A Common Stock to be issued following the Second Merger as the Merger Consideration. The shares of Class A Common Stock constituting the Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law. As a result of the Mergers, all shares of BHI Common Stock will cease to be outstanding and each holder of BHI Common Stock will cease to have any rights with respect to the BHI Common Stock, except the right, upon the Second Effective Time, to receive the Merger Consideration payable in respect of the BHI Common Stock.

(d) After the First Effective Time, there will be no further registration of transfers of shares of BHI Common Stock. If, after the First Effective Time, Certificates or Uncertificated Shares are presented to the Initial Surviving Entity, or after the Second Effective Time they are presented to the Surviving Entity, they will be canceled and exchanged for the Merger Consideration payable in respect of the BHI Common Stock provided for, and in accordance with the procedures set forth, in this Article 2. At the First Effective Time, the stock transfer records of Newco 2 shall record the issuance of all shares of Newco 2 Common Stock issuable in the First Merger as of the First Effective Time such that immediately following the First Effective Time such shares of Newco 2 Common Stock shall be deemed issued and outstanding shares of Newco 2 Common Stock. From and after the First Effective Time stock certificates previously evidencing ownership of shares of BHI Common Stock converted in the First Merger into shares of Newco 2 Common Stock shall no longer evidence ownership of shares of BHI Common Stock but shall evidence only ownership of the shares of Newco 2 Common Stock into which the shares of BHI Common Stock previously represented by such stock certificates were converted in the First Merger.

(e) Any portion of the Merger Consideration made available to the Exchange Agent under Section 2.03(a) that remains unclaimed by the holders of shares of BHI Common Stock twelve (12) months after the Closing Date will be returned to the Surviving Entity, on demand. Any holder who has not exchanged shares

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of BHI Common Stock for the Merger Consideration in accordance with this Section 2.03 before that date will look only to the Surviving Entity for payment of the Merger Consideration, and any dividends and distributions with respect to the Merger Consideration, in respect of those shares without any interest thereon. Regardless of the preceding sentence, none of the Initial Surviving Entity, Newco LLC or the Surviving Entity will be liable to any holder of shares of BHI Common Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of BHI Common Stock six (6) years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

6. Amendment of Section 2.04 of the Transaction Agreement. Each of subsections (a), (b), (c) and (g) of Section 2.04 of the Transaction Agreement is hereby amended and restated as follows:

Section 2.04 BHI Equity-Based Awards.

(a) Each outstanding option to purchase shares of BHI Common Stock granted under the BHI Stock Plans (a “BHI Option”) that is outstanding and unexercised immediately prior to the First Effective Time shall, as of the First Effective Time, cease to represent a right to acquire BHI Common Stock and be converted into a right to acquire Newco 2 Common Stock, and such right to acquire Newco 2 Common Stock shall, as of the Second Effective Time, cease to represent a right to acquire Newco 2 Common Stock and be converted into a right to acquire Class A Common Stock (a “Newco Option”). Each Newco Option shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Option immediately prior to the First Effective Time (including, without limitation, acceleration of vesting in connection with the GE Transfer), except that such Newco Option shall be with respect to a number of shares of Class A Common Stock equal to the number of shares of BHI Common Stock subject to the BHI Option immediately prior to the First Effective Time. Following the GE Transfer and the Dividend, the exercise price per share of each Newco Option will be reduced by the per share amount of the Dividend; provided that the Newco Options shall be further adjusted to the extent required to remain compliant with, or exempt from, the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b) As of the First Effective Time, each restricted share of BHI Common Stock (the “BHI Restricted Stock”) granted and then outstanding under the BHI Stock Plans shall be canceled and converted into, as soon as practicable after the First Effective Time, the right to receive a share of Newco 2 Common Stock that shall be canceled and converted into, as soon as practicable after the Second Effective Time, the right to receive a share of Class A Common Stock that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock immediately prior to the First Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15). Following and by reason of the GE Transfer, each share of Class A Common Stock received upon conversion of a share of BHI Restricted Stock that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, shall be unrestricted.

(c) Each restricted stock unit with respect to BHI Common Stock that is not a BHI Performance Unit (a “BHI Restricted Stock Unit”) granted and then outstanding that is not, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, shall, as of the First Effective Time, be canceled and converted into a restricted stock unit with respect to Newco 2 Common Stock, and such restricted stock unit with respect to Newco 2 Common Stock shall, as of the Second Effective Time, be canceled and converted into a restricted stock unit with respect to Class A Common Stock (a “Newco Restricted Stock Unit”). Each Newco Restricted Stock Unit will be, with respect to a number of shares of Class A Common Stock, equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the First Effective Time that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock Unit immediately prior to the First Effective Time (including with respect to rights relating

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to the Dividend). Each BHI Restricted Stock Unit granted and then outstanding under the BHI Stock Plans that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, which by reason of the Mergers is required to be canceled and converted into a restricted stock unit with respect to Newco 2 Common Stock and then a Newco Restricted Stock Unit, shall, by reason of the GE Transfer, be converted into, as soon as practicable after the GE Transfer and the Second Effective Time, a number of unrestricted shares of Class A Common Stock equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the First Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15).

(g) Newco shall take all actions necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Class A Common Stock for delivery upon exercise, settlement, conversion or vesting of the BHI Incentive Awards with respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Newco shall administer any Newco Option, Newco Restricted Stock Unit, or restricted share of Class A Common Stock issued pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the corresponding BHI Incentive Award complied with such rule prior to the Mergers.

7. Amendment of Section 2.05 of the Transaction Agreement. Section 2.05 of the Transaction Agreement is hereby amended and restated as follows:

Section 2.05 Adjustments. If, during the period between the date of this Agreement and the First Effective Time, the outstanding shares of capital stock of BHI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of BHI Common Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of BHI or under BHI’s equity compensation plans or arrangements, the amount of shares of capital stock of Newco 2, the Merger Consideration, amounts payable under Section 2.03 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted. For the avoidance of doubt, the provisions of this Section 2.05 shall not apply to the Dividend.

8. Certificate of Merger. Except as otherwise provided in this Amendment, the word “Certificate of Merger” shall become a reference to the “Certificates of Merger” where it appears in Section 1.01(b) of the Transaction Agreement.

9. Effective Time. Except as otherwise provided in this Amendment, (a) the word “Effective Time” shall become a reference to the “First Effective Time” where it appears in each of Sections 2.08, 6.01(b) and 6.02(b) of the Transaction Agreement (b) the word “Effective Time” shall become a reference to the “Second Effective Time” where it appears in each of Sections 7.02 and 7.16 of the Transaction Agreement.

10. The Merger. (a) The word “Merger” shall become a reference to the “Second Merger” where it appears in each of Sections 7.01(b), 7.02 and 8.01(e) of the Transaction Agreement and (b) the word “Merger” shall become a reference to the “Mergers” where it appears in each of Sections 1.01(b), 7.01(c), 7.07 and 7.12 of the Transaction Agreement.

11. Amendment of Section 2.09 of the Transaction Agreement. Section 2.09 of the Transaction Agreement is hereby amended by amending and restating such section in its entirety with the following:

Section 2.09 The Conversion. On the Closing Date, immediately following the First Effective Time and as part of a plan that includes the First Merger, on the terms and subject to the conditions set forth in this

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Agreement, and in accordance with the DGCL and the DLLCA: (i) the Conversion shall be effected pursuant to which the Initial Surviving Entity shall be converted to a limited liability company by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, with Newco 2 as the sole managing member, (ii) Newco 2, as sole managing member of Newco LLC, shall adopt, and Newco LLC shall be governed by, a limited liability company operating agreement (the “Initial Newco LLC Operating Agreement”), (iii) the officers of the Initial Surviving Entity shall be the officers of Newco LLC and (iv) the issued and outstanding shares of the Initial Surviving Entity shall be converted into a number of Membership Interests in Newco LLC equal to the number of shares of Class A Common Stock to be outstanding immediately following the Second Effective Time.

12. Amendment of Section 2.10 of the Transaction Agreement. Clause (iii) of Section 2.10 of the Transaction Agreement is hereby amended and restated as follows:

(iii) Newco and GE shall cause the members of Newco LLC to adopt, and Newco LLC shall thereafter be governed by, the Newco LLC Operating Agreement and, immediately following Closing, GE, as a result of (i) and (ii), shall hold the same number of Units (as defined in the Newco LLC Operating Agreement) and shares of Class B Common Stock.

13. Amendment of Section 3.01 of the Transaction Agreement. Section 3.01 of the Transaction Agreement is hereby amended by amending and restating subsection (b) in its entirety as set forth below:

(b) (i) At Closing, BHI will file a certificate of merger (the “First Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL to effect the First Merger. The First Merger will become effective on the date and at the time the First Certificate of Merger is filed with the Delaware Secretary of State (or at a later date and time specified, if any, in the First Certificate of Merger). The time when the First Merger will become effective is referred to as the “First Effective Time.”

(ii) Immediately following the First Effective Time, Newco will cause the Initial Surviving Entity to file a certificate of formation (the “Certificate of Formation”) and a certificate of conversion (the “Certificate of Conversion”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA to effect the transactions set forth on the Transactions Schedule required to occur between the Newco Reorganization and the GE O&G Transfer.

(iii) Immediately after the Conversion, Newco will file a certificate of merger (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL to effect the Second Merger. The Second Merger will become effective on the date and at the time the Second Certificate of Merger is filed with the Delaware Secretary of State (or at a later date and time specified, if any, in the Second Certificate of Merger). The time when the Second Merger will become effective is referred to as the “Second Effective Time.” As soon as practicable thereafter and following the completion of the BHI Reorganization, GE will effect the GE O&G Transfer and the Cash Transfer.

14. Amendment to Section 7.04 of the Transaction Agreement. Subsections (a) and (b) of Section 7.04 of the Transaction Agreement are hereby amended and restated as follows:

(a)	This Agreement is intended to constitute a “plan of reorganization” with respect to each of the Newco 2 Reorganization and the Second Merger within the meaning of Treasury Regulation Section 1.368-2(g).

(b)	BHI shall use its reasonable best efforts to cause each of the Newco 2 Reorganization and the Second Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. BHI will not take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Newco 2 Reorganization or the Second Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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15. Amendment of Section 7.14 of the Transaction Agreement. Subsections (a), (b) and (c) of Section 7.14 of the Transaction Agreement are hereby amended and restated as follows:

(a) Newco and Newco 2. BHI shall cause Newco and Newco 2 to take any action required by this Agreement to be taken by Newco and Newco 2 from the date of its incorporation through the Closing and to take any action reasonably required by GE. Prior to the consummation of the Newco Reorganization, each of Newco and Newco 2 will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the Newco Reorganization.

(b) Merger Sub 2. BHI shall cause Newco 2 to cause Merger Sub 2 to take any action required by this Agreement to be taken by Merger Sub 2 from the date of its incorporation through the Closing and to take any action reasonably required by GE. Prior to the First Effective Time, Merger Sub 2 will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the First Merger.

(c) BHI Reorganization. Prior to the GE O&G Transfer, BHI shall, and shall cause its Affiliates to, undertake certain restructuring transactions (the “BHI Reorganization”) as described in the Transactions Schedule. In connection with the BHI Reorganization, BHI shall, and shall cause the counterparties thereto to enter into the Long-Term Ancillary Agreements, in each case effective at the Closing.

16. Amendment to Section 7.15 of the Transaction Agreement. Section 7.15 of the Transaction Agreement is hereby amended by amending and restating such section in its entirety as follows:

Section 7.15 Dividend. Prior to the GE O&G Transfer, Newco shall (a) on the Closing Date immediately following the Second Effective Time, declare the Dividend payable to the holders of record of Class A Common Stock immediately following the Second Effective Time and (b) set the payment date for the Dividend. Following the GE O&G Transfer and the Cash Transfer, Newco will pay the Dividend to all such holders of record of Class A Common Stock.

17. Amendment to Section 7.16 of the Transaction Agreement. Section 7.16 of the Transaction Agreement is hereby amended by amending and restating such section in its entirety as follows:

Section 7.16 Newco Board of Directors. Prior to the Effective Time BHI shall take all action necessary to cause Newco’s Board of Directors, effective as of the Closing, to consist of eleven (11) members comprised of (a) six (6) directors, including the chairman of the Board of Directors, designated by GE within five (5) Business Days prior to the Closing, (b) the Chief Executive Officer of BHI immediately prior to the Closing, and (c) four (4) directors that are independent for purposes of the NYSE’s listing rules designated by BHI, and reasonably acceptable to GE, within five Business Days prior to the Closing.

18. Amendment to Section 7.18 of the Transaction Agreement. (a) Section 7.18 of the Transaction Agreement is hereby amended by (i) deleting clause (b) thereof and replacing it with “(b) [INTENTIONALLY OMITTED]” and (ii) amending and restating clause (h) thereof as follows:

(h) the intercompany services agreement (the “Intercompany Services Agreement”) substantially including the terms set forth in the term sheets attached hereto as Annex 7.18(b) and Annex 7.18(h); provided, that the terms of the term sheet attached hereto as Annex 7.18(b) solely apply with respect to the services contemplated by Annex 7.18(b) and the terms of the term sheet attached hereto as Annex 7.18(h) solely apply with respect to the services contemplated by Annex 7.18(h); and

(b) For the avoidance of doubt, the parties acknowledge and agree that this Amendment is not intended to, and shall not, modify the scope of the services that the parties previously contemplated would be provided under the Transition Services Agreement (as defined in the Original Agreement), which services shall be provided under the Intercompany Services Agreement.

19. Amendment to Section 11.07 of the Transaction Agreement. Section 11.07 of the Transaction Agreement is hereby amended by replacing the word “BHI” with the word “bear.”

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20. Amendments to Annexes, Exhibits and Schedules. (a) All references to the Transaction Agreement in the annexes, exhibits and schedules (including the GE Disclosure Schedule and the BHI Disclosure Schedule) to the Transaction Agreement shall be deemed to be references to the Original Agreement as amended by this Amendment.

(b) Exhibits A, B, C, D, E and F to this Amendment hereby amend and replace the corresponding Exhibits A, B, C, D, E and F of the Original Agreement.

(c) Schedule I (the “Transactions Schedule”) to this Amendment hereby amends and replaces the corresponding Schedule I of the Original Agreement in its entirety.

21. BHI Board Approval. BHI represents and warrants to GE as of the date of this Amendment as follows:

(a)	The Board of Directors of BHI has unanimously (i) determined that it is in the best interests of BHI and its stockholders, and declared it advisable, to enter into the Transaction Agreement and (ii) approved the execution, delivery and performance by BHI of the Transaction Agreement and the consummation of the Transactions, including the First Merger, the Second Merger and the GE Transfer, and (iii) resolved to recommend adoption of the Transaction Agreement by the stockholders of BHI (provided, that any change in or modification or rescission of such recommendation by the Board of Directors of BHI in accordance with Section 7.07 of the Transaction Agreement shall not be a breach of the representation in clause (iii) of this sentence).

(b)	The Board of Directors of each of Newco and Newco 2 have, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that the Transaction Agreement, the Second Merger, in accordance with the terms of the Transaction Agreement, and the other Transactions are advisable, fair to, and in the best interests of each of their respective sole stockholders and (ii) directed that the Transaction Agreement be submitted for consideration by the sole stockholders of each of Newco and Newco 2 and resolved to recommend that their respective sole stockholders approve and adopt the Transaction Agreement, the Second Merger and the other Transactions (provided, that any change in or modification or rescission of a recommendation by the Board of Directors of BHI in accordance with Section 7.07 of the Transaction Agreement shall not be a breach of the representation in clause (ii) of this sentence).

(c)	The Board of Directors of Merger Sub 2 has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that the Transaction Agreement, the First Merger, in accordance with the terms of the Transaction Agreement, and the other Transactions are advisable, fair to, and in the best interests of its sole stockholder and (ii) directed that the Transaction Agreement be submitted for consideration by the sole stockholder of Merger Sub 2 and resolved to recommend that its sole stockholder approve and adopt the Transaction Agreement, the First Merger and the other Transactions (provided, that any change in or modification or rescission of a recommendation by the Board of Directors of BHI in accordance with Section 7.07 of the Transaction Agreement shall not be a breach of the representation in clause (ii) of this sentence).

(d)

As promptly as practicable after execution of this Amendment, BHI will approve and adopt, as each of Newco and Newco 2’s sole stockholder, the Transaction Agreement, the Second Merger and the other Transactions which require the consent or approval of the sole stockholder of Newco or Newco 2 under the DGCL, the certificate of incorporation of Newco or Newco 2 or the bylaws of Newco or Newco 2. Following such approval and adoption by BHI, the approval of each of Newco and Newco 2’s stockholders after the First Effective Time will not be required to adopt the Transaction Agreement and effect the Transactions, including the Second Merger, unless the Transaction Agreement is amended on or after the First Effective Time and such approval is required, solely as a result of such amendment, under the DGCL or the certificate of incorporation or bylaws of Newco or Newco 2. Such approvals and adoptions by BHI, and the approval of the Conversion by the sole stockholder, at that time, of BHI, are the only approvals or votes required of the holders of any class or series of capital stock of Newco

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or Newco 2 that shall be necessary to adopt the Transaction Agreement and to consummate the Transactions, including the Mergers.

(e)	As promptly as practicable after execution of this Amendment, Newco 2 will approve and adopt, as Merger Sub 2’s sole stockholder, the Transaction Agreement, the First Merger and the other Transactions which require the consent or approval of the sole stockholder of Merger Sub 2 under the DGCL, the certificate of incorporation of Merger Sub 2 or the bylaws of Merger Sub 2. Such approval and adoption by Newco 2, is the only approval or vote required of the holders of any class or series of capital stock of Merger Sub 2 that shall be necessary to adopt the Transaction Agreement and to consummate the Transactions, including the Mergers.

(f)	The Board of Directors of BHI has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (i) the execution of this Amendment and (ii) the Transactions, including the Mergers. None of BHI or its “affiliates” or “associates” or, to the knowledge of the BHI, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to GE. Prior to the date of this Amendment, the Board of Directors of BHI has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Amendment or the transactions contemplated by the Transaction Agreement.

(g)	All of the issued and outstanding shares of Newco 2’s and Merger Sub 2’s capital stock are, and at the Closing will be, owned by BHI and Newco 2, respectively. Newco 2 and Merger Sub 2 have not conducted any business prior to the date of this Amendment and have no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to their incorporation and pursuant to this Amendment and the transactions contemplated by the Transaction Agreement.

22. The Parties agree that the representations and warranties of BHI in Section 21 of this Amendment shall be deemed to be included in the representations and warranties of BHI in Article 4 of the Transaction Agreement for purposes of Section 8.02(a)(ii) of the Transaction Agreement.

23. Additional Representations and Warranties. (a) Each of the parties represents and warrants that (a) it has the corporate power and authority to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of each of the above parties, enforceable against each such party in accordance with its terms, subject to the enforceability exceptions in Section 4.03 (with respect to BHI, Merger Sub, Newco, Newco 2 and Merger Sub 2) and Section 5.02 (with respect to GE) of the Transaction Agreement.

(b) The representations and warranties in Section 4.03 of the Original Agreement apply with respect to BHI, Merger Sub, Newco 2 and Merger Sub 2 mutatis mutandis to this Amendment and the Transaction Agreement, as amended, by this Amendment except (x) as set forth in the first paragraph of Article 4 of the Transaction Agreement and (y) that such representations and warranties are given as of the date of this Amendment, and not the date of the Original Agreement.

(c) The representations and warranties in Section 5.02 of the Original Agreement apply with respect to GE mutatis mutandis to this Amendment and the Transaction Agreement, as amended, by this Amendment except (x) as set forth in the first paragraph of Article 5 of the Transaction Agreement and (y) that such representations and warranties are given as of the date of this Amendment, and not the date of the Original Agreement.

24. Interpretations. The parties agree that (a) all references in the Transaction Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article 4 of the Transaction Agreement are made by BHI, Newco or Merger Sub shall not change as a result of the execution of this Amendment and shall be made as of such dates as they were in the Original Agreement (provided that notwithstanding anything to the contrary in this Amendment or the Transaction Agreement, this Amendment (including the amendments to the terms “Merger,”

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“Transactions” and “Effective Time” but excluding Section 21 of this Amendment) shall be ignored and not taken into account for purposes of determining whether the representations and warranties set forth in Article 4 were or are true and correct (to the standard set forth in Section 8.02(a) of the Transaction Agreement) as of the date of the Original Execution Date and as of the Closing Date and (c) the date on which the representations and warranties set forth in Article 5 of the Transaction Agreement are made by GE shall not change as a result of the execution of this Amendment and shall be made as of such dates as they were in the Original Agreement (provided that, notwithstanding anything to the contrary in this Amendment or the Transaction Agreement, this Amendment (including the amendments to the terms “Merger,” “Transactions” and “Effective Time”) shall be ignored and not taken into account for purposes of determining whether the representations and warranties set forth in Article 5 were or are true and correct (to the standard set forth in Section 8.03(a) of the Transaction Agreement) as of the date of the Original Execution Date and as of the Closing Date.

25. No Other Modification. The Transaction Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

26. Miscellaneous. Sections 11.03 (Interpretations), 11.04 (Governing Law; Jurisdiction; Specific Performance), 11.05 (Counterparts; Electronic Transmission of Signatures), 11.06 (Assignment; No Third Party Beneficiaries), 11.08 (Severability), 11.10 (Amendment) and 11.11 (Waiver) of the Transaction Agreement are hereby incorporated into this Amendment mutatis mutandis as if set forth in full herein.

27. By virtue of the execution of this Amendment, Newco 2 and Merger Sub 2 shall each become a party to the Transaction Agreement as of the date of this Amendment. Each of Newco 2 and Merger Sub 2 agrees to be bound by the terms, conditions and other provisions of the Transaction Agreement applicable to it, with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named therein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorize.

GENERAL ELECTRIC COMPANY

By:	/s/ Michael A. Jones
Name: Michael A. Jones
Title: Vice President, Global Business Development

BAKER HUGHES INCORPORATED

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: Chairman and Chief Executive Officer

BEAR NEWCO, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

BEAR MERGERSUB, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

BHI NEWCO, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

BEAR MERGERSUB 2, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

Annex B

Exhibit E to the

Transaction

Agreement

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BEAR NEWCO, INC.

ARTICLE I NAME

The name of the corporation is “[BEAR NEWCO, INC.]” (hereinafter called the “Corporation”). The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 28, 2016.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV CAPITAL STOCK

(A)	Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] shares, which shall be divided into three classes of stock designated as follows:

1.	[●] shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”);

2.	[●] shares of Class B common stock, $0.0001 par value per share (“Class B Common Stock,” and together with Class A Common Stock, “Common Stock”); and

3.	[●] shares of undesignated preferred stock, $0.0001 par value per share (“Preferred Stock”).

(B)	Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(C)	Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Common Stock, are as follows:

1.	Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of any series of Preferred Stock.

2.	Voting.

(a)	Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, except as otherwise provided in section (C)(2)(b) of this Article IV.

(b)	Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(c)	Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

3.	Dividends. Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

4.	Liquidation. Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this section (C)(4), shall not be deemed to be occasioned by, or to include, any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation.

(D)

Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation pursuant to the DGCL (a “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, if any, of the shares of each such series. The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing name, number, letter or title;

2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.	the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

4.	the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

5.	the amounts payable out of the assets of the Corporation on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

6.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

7.	any restrictions on the issuance of shares of the same series or any other class or series;

8.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

9.	any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law.

(E)	Restrictions on Transfers and Issuances.

1.	No shares of Class B Common Stock may be issued except to a holder of Common Units or its Affiliates (other than the Corporation or any subsidiary of the Corporation that is a holder of Common Units), such that after such issuance of Class B Common Stock such holder (together with its Affiliates) holds an identical number of Common Units and shares of Class B Common Stock unless otherwise provided in the LLC Agreement (as defined below).

2.	No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation or [NEWCO, LLC], in each case upon which transfer such shares shall, to the full extent permitted by law, automatically be retired or (ii) in accordance with the terms of the Stockholders Agreement (as defined herein), the Amended and Restated Limited Liability Company Agreement of [NEWCO, LLC], dated as of [●], 2017, as the same may be further amended and/or restated from time to time (the “LLC Agreement”) and the Exchange Agreement, dated as of [●], 2017, by and among [NEWCO, LLC], the Corporation and GE, copies of which will be provided to any stockholder of the Corporation upon written request therefor. Any stock certificates representing shares of Class B Common Stock shall include a legend referencing the transfer restrictions set forth herein. As used in this Certificate of Incorporation, “Common Units” has the meaning assigned to such term in the LLC Agreement.

ARTICLE V MANAGEMENT

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A)	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B)	Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect additional directors and to the Stockholders Agreement, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board.

(C)	Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term of one (1) year, ending on the date of the next annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that the term of each such director shall continue until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

(D)	Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors and to the terms of the Stockholders Agreement, any newly created directorship that results from an increase in the number of directors, or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor and until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

(E)	Removal. Subject to the rights of the holders of any series of Preferred Stock and to the terms of the Stockholders Agreement, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon.

(F)	Committees. Pursuant to the Bylaws and subject to the Stockholders Agreement, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII EXCULPATION AND INDEMNIFICATION OF DIRECTORS

(A)	Limited Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B)	Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C)	Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D)	Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E)	Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

(F)	Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G)	Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(H)	Priority of Corporation Obligations. In the event that a Covered Person has rights of indemnification or advancement of expenses from any Person (an “Other Indemnitor”) other than the Corporation or an Affiliate of the Corporation in respect of a proceeding and also has rights of indemnification or advancement of expenses from the Corporation under this Article VII, the Corporation shall be primarily liable for indemnification and advancement of expenses to such Covered Person in respect of such proceeding and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Corporation under this Article VII. If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Article VII, then (i) such Other Indemnitor shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Corporation shall reimburse such Other Indemnitor for the payments actually made.

ARTICLE VIII STOCKHOLDER ACTION

(A)	Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders or by a consent in writing by such holders in accordance with Section 228 of the DGCL and the Bylaws. In addition, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B)	Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board, any committee thereof, the Chairman of the Board, or the Chief Executive Officer or (2) by the Secretary of the Corporation upon the written request of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock voting together as a single class. Except as provided in the preceding sentence, special meetings of the stockholders of the Corporation may not be called by any person or persons.

(C)	Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX SECTION 203 OF THE DGCL

The Corporation shall be governed by Section 203 of the DGCL (“Section 203”) if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE X SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Subject to applicable law and to the Stockholders Agreement, and subject to the rights of the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.

ARTICLE XII AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law but subject to the Stockholders Agreement, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum, or by unanimous written consent. The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE XIII FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV CORPORATE OPPORTUNITIES

(A)	General. In recognition and anticipation (1) that the Corporation will not be a wholly owned subsidiary of GE and that GE will be a significant stockholder of the Corporation, (2) that directors, officers and/or employees of GE may serve as directors and/or officers of the Corporation, (3) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE and the Corporation including the Stockholders Agreement, GE may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (4) that GE may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (5) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of GE, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of GE, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Article XIV shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to GE and the conduct of certain affairs of the Corporation as they may involve GE and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

(B)

Certain Agreements and Transactions Permitted. The Corporation has entered into the Stockholders Agreement with GE, and, subject to the Stockholders Agreement, may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to section (D) of this Article XIV, and except as otherwise agreed in writing (including in the Stockholders Agreement), no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or GE, shall, to the fullest extent permitted by law, be considered contrary to (1) any fiduciary duty that GE may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of GE being a controlling or significant stockholder of the Corporation or of any Affiliated Company thereof or participating in the control of the Corporation or of any Affiliated Company thereof or (2) any fiduciary duty owed by any director and/or officer of the Corporation or any Affiliated Company thereof who is also a director, officer and/or employee of GE to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to section (D) of this Article XIV, to the fullest extent permitted by law, GE, as a stockholder of the Corporation or any Affiliated Company thereof, or as a participant in control of the Corporation or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director and/or officer of the

Corporation who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(C)	Business Activities. Except as otherwise agreed in writing between the Corporation and GE, including in the Stockholders Agreement, and subject to section (D) of this Article XIV, GE shall to the fullest extent permitted by law have no duty to refrain from (1) engaging in the same or similar activities or lines of business as the Corporation or (2) doing business with any client, customer or vendor of the Corporation, and (except as provided in section (D) of this Article XIV below) neither GE nor any officer, director and/or employee thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of GE’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and GE, in the event that GE acquires knowledge (other than through its position as a stockholder of the Corporation or through any of its directors, officers or employees that are also directors, officers or employees of the Corporation) of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, GE shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(D)	Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and GE, in the event that a director and/or officer of the Corporation who is also a director, officer and/or employee of GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such director and/or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director and/or officer acts in a manner consistent with the following policy:

1.	such a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation and who is also a director, officer and/or employee of GE shall belong to the Corporation only if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation and otherwise shall belong to GE; and

2.	such a corporate opportunity offered to any person who is an officer or employee of the Corporation and also is a director, officer and/or employee of GE shall belong to the Corporation unless such opportunity is expressly offered to such person in his or her capacity as a director, officer and/or employee of GE, in which case such opportunity shall belong to GE.

(E)

Certain Definitions. For purposes of this Article XIV, (1) “Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for sections (C) and (D) of this Article XIV, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Corporation, and (3) “GE” shall mean General Electric Company and its Affiliates (other than the Corporation and any entity that is controlled by the Corporation).

ARTICLE XV

STOCKHOLDERS AGREEMENT

For so long as that certain Stockholders Agreement, dated as of [•], 2017, by and between the Corporation and GE, as amended from time to time, a copy of which will be provided to any stockholder of the Corporation upon written request therefor, (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

ARTICLE XVI CERTAIN DEFINITIONS

Except as otherwise provided in this Certificate of Incorporation, the following definitions shall apply to the following terms as used in this Certificate of Incorporation:

(A)	“Affiliate” shall mean (1) in respect of GE, any Person that, directly or indirectly, is controlled by GE, controls GE or is under common control with GE and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(B)	“GE” shall mean General Electric Company.

(C)	“Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

Annex C

Exhibit F to the

Transaction

Agreement

FORM OF AMENDED AND RESTATED

BYLAWS

OF

BEAR NEWCO, INC.

C-i

C-ii

ARTICLE I

STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Bear Newco, Inc. (the “Corporation”), the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board or the Chief Executive Officer (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called as (and only as) provided in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters related to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by the DGCL, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum of such class or classes or series entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, if directed to be voted on by the chairman of the meeting, by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communication in a manner, if any, authorized by the Board in its sole discretion by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter to be voted upon by the stockholders at such meeting shall, except as set forth in Section 2.2, be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock of that class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. Voting at meetings of stockholders need not be by written ballot.

1.10 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, any committee thereof, the Chairman of the Board or the Chief Executive Officer or (c) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.10 is delivered to the Secretary of the Corporation and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.10. For the avoidance of doubt, the procedures set forth in this Section 1.10 shall be the exclusive means for a stockholder to make nominations or submit proposals for other business for an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule thereto and included in the Corporation’s proxy statement that has been prepared to solicit proxies for such annual meeting).

(2) For any nominations or any other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that (a) in the case of the annual meeting of stockholders of the Corporation to be held in 2018, or (b) in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Corporation). In no event shall the adjournment or postponement of an annual meeting (or any public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, such stockholder’s notice (whether given pursuant to this paragraph (A)(2) of Section 1.10 or paragraph (B) of Section 1.10) to the Secretary of the Corporation shall set forth:

(a)	as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director to the Board

(i)	all information relating to such person that is required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election contest, or as otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder;

(ii)	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request); such person’s written representation and agreement (in the form provided by the Secretary of the Corporation upon written request), (A) that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (C) that, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, such person would, if elected as a director, comply with all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed;

(iii)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, and their respective affiliates and associates, or any other person or persons (including their names) acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates or associates, or any other person or persons (including their names) acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(iv)	any information that such person would be required to disclose pursuant to clauses (ii) and (iv) – (ix) of clause (c) of this paragraph (A)(2) of Section 1.10 if such person were a stockholder purporting to make a nomination or propose business pursuant thereto; and

(v)	an undertaking to notify the Corporation in writing of any change in the information called for by clauses (i) – (iv) as of the record date for notice of such meeting, by notice received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date;

(b)	as to any other business that the stockholder proposes to bring before the meeting,

(i)	a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend any Corporation document, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii)	a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) acting in concert therewith in connection with the proposal of such business by such stockholder; and

(c)	as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal for other business is made, any of their respective affiliates or associates (including, if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity), and any others acting in concert with any of the foregoing:

(i)	the name and address of such stockholder, as they appear on the Corporation’s books, such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(ii)	the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(iii)	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee;

(iv)	a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation (a “Derivative Instrument”);

(v)	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, has the right to vote any shares of any security of the Corporation;

(vi)	any short interest of such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(vii)	any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, that are separated or separable from the underlying shares of capital stock of the Corporation;

(viii)	any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments, held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(ix)	any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, if any;

(x)	a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business or nomination;

(xi)	a representation whether the stockholder or the beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination;

(xii)

any other information relating to such stockholder and beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, required to be disclosed under the DGCL or in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal of other business and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

(xiii)	an undertaking by the stockholder and beneficial owner, if any, to notify the Corporation in writing of any change in the information called for by clauses (i) – (xii) above as of the record date for such meeting, by notice received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date.

The Corporation may, as a condition of any such nomination being deemed properly brought before an annual meeting, require any proposed nominee to furnish (i) any information required pursuant to any undertaking delivered pursuant to this paragraph (A)(2) of Section 1.10, and (ii) such other information as the Corporation may request. The foregoing notice requirements of this paragraph (A) of this Section 1.10 shall be deemed satisfied by a stockholder with respect to business (other than any purported nomination) if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 promulgated under the Exchange Act or any successor rule thereto and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 1.10 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to nominees for the additional directorship positions, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(4) Notwithstanding anything in this Section 1.10 to the contrary, the requirements of Section 1.10 shall not apply to the exercise by GE of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders Agreement, dated as of the date hereof, between GE and the Corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof, the Chairman of the Board or the Chief Executive Officer or (2) provided that the Board pursuant to Section 1.3 hereof has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (a) is a stockholder of record at the time the notice provided for in this Section 1.10 is delivered to the Secretary of the Corporation and at the time of the special meeting, (b) is entitled to vote at the special meeting and (c) complies with the notice procedures and conditions set forth in this Section 1.10 (including the information requirements in paragraph (A)(2) of Section 1.10) as to such nomination. For the avoidance of doubt, clause (2) of the foregoing sentence of this paragraph (B) of Section 1.10 shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board at a special meeting of stockholders at which directors are to be elected. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if a stockholder’s notice meeting the requirements of paragraph (A)(2) of this Section 1.10 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting as to which notice has been sent to stockholders, or any public announcement with respect thereto, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be properly elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(xi) of this Section 1.10) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder, to act for such stockholder as proxy at the annual or special meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting of stockholders.

(2) For purposes of this Section 1.10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.10 (including paragraphs (A)(2) and (B) hereof), and compliance with paragraphs (A)(2) and (B) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (A)(2), business (other than nominations) brought properly under and in compliance with Rule 14a-8 of the Exchange Act or any successor rule thereto, as it may be amended from time to time). Nothing in this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors if and to the extent provided for under any applicable provisions of the Certificate of Incorporation.

(D) Action by Stockholders without Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

1.11 Conduct of Meetings.

(A) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(B) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate in its sole discretion regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (5) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(C) The chairman of the meeting shall announce at the meeting the date and time of the opening and the closing of the polls for each matter voted upon at the meeting. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted unless the Court of Chancery of the State of Delaware shall determine otherwise.

(D) In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE II

DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to that certain Stockholders Agreement, dated as of [    ], 2017, by and between the Corporation and General Electric Company, as amended from time to time (the “Stockholders Agreement”), the total number of directors constituting the Board shall be such number as may be fixed from time to time by resolution of the Board. At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present or represented at the meeting and entitled to vote thereon. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3 Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4 Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term of one year, ending on the date of the next annual meeting of stockholders following the date of such director’s election or appointment; provided that the term of each director shall continue until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the whole Board shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws.

2.7 Removal. Subject to the rights of holders of any series of Preferred Stock and subject to the provisions of the Stockholders Agreement, directors of the Corporation may be removed as provided in the Certificate of Incorporation.

2.8 Vacancies. Subject to the provisions of the Certificate of Incorporation and the Stockholders Agreement and the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

2.9 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately before or after and at the same place as the annual meeting of stockholders.

2.11 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, by the Chief Executive Officer, by the affirmative vote of a majority of the directors then in office or by one director in the event that there is only a single director in office.

2.12 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15 Committees. Subject to the provisions of the Stockholders Agreement, the Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the provisions of the Stockholders Agreement, in the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board who meets the requirements for membership on the committee to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by the DGCL and provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the committee or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of

Incorporation, the Stockholders Agreement, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

2.17 Interested Transactions. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

ARTICLE III

OFFICERS

3.1 Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2 Election. The officers of the Corporation shall be elected annually by the Board at its first meeting following the annual meeting of stockholders.

3.3 Qualification. Subject to such rules and policies as may be adopted by the Board and in effect from time to time, no officer need be a stockholder. To the extent permitted by the DGCL, any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office.

3.6 Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), one or more Executive Vice Presidents (as authorized by resolutions of the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and of the Board and keep a record of the proceedings thereof, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

The Secretary may appoint Assistant Secretaries and Attesting Secretaries, each of whom shall have the power to affix and attest the corporate seal of the Corporation, and to attest the execution of documents on behalf of the Corporation and who shall perform such other duties as may be assigned by the Secretary. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretary designated by the Board) shall perform the duties and exercise the powers of the Secretary.

The chairman of any meeting of the Board or of stockholders may designate a temporary secretary to keep a record of any meeting.

3.10 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2 Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock; provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof.

4.3 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation, the Stockholders Agreement and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required under the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required under the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

ARTICLE V

GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, an Assistant Secretary, an Attesting Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended and/or restated and in effect from time to time.

5.7 Severability. If any provision or provisions (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

5.10 Certain Definitions. For purposes of these Bylaws: the terms “GE” and its “affiliates” are used as defined in Article XVI of the Certificate of Incorporation; the terms “affiliate” and “associate” when used in relation to a person other than GE are used as defined in Rule 12b-2 of the Exchange Act.

ARTICLE VI

AMENDMENTS

Except as otherwise provided in the Stockholders Agreement, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the Board or by the affirmative vote of the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereon.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.5, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

7.2 Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth under applicable law and is otherwise consistent with applicable law. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action was based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in the DGCL.

7.5 Right of Claimant to Bring Suit. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct.

7.6 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the last sentence of Section 7.1, indemnification of the persons specified in Section 7.1 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of or advancement of expenses to any person who is not specified in Section 7.1 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.7 Priority of Corporation Obligations. In the event that a Covered Person has rights of indemnification or advancement of expenses from any person (an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation in respect of a proceeding and also has rights of indemnification or advancement of expenses from the Corporation under this Article VII, the Corporation shall be primarily liable for indemnification and advancement of expenses to such Covered Person in respect of such proceeding and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Corporation under this Article VII. If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Article VII, then (i) such Other Indemnitor shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Corporation shall reimburse such Other Indemnitor for the payments actually made.

7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

7.11 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a Covered Person shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Annex D

Exhibit C to the

Transaction

Agreement

FORM OF STOCKHOLDERS AGREEMENT

dated as of

[●], 2017

between

BEAR NEWCO, INC.

and

GENERAL ELECTRIC COMPANY

D-i

Table of Contents (Continued)

I.	GENERAL REQUIREMENTS FOR RELATED PARTY TRANSACTIONS

II.	REPORTING PROCESS FOR RELATED PARTY TRANSACTIONS INVOLVING THE GE GROUP

III.	REVIEW PROCESS FOR RELATED PARTY TRANSACTIONS

SCHEDULE 7.10(A)

SCHEDULE 7.10(E)

D-ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated [●], 2017 (this “Agreement”), between General Electric Company, a New York corporation (“GE”) and Bear Newco, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), the Company and Bear MergerSub, Inc., a Delaware corporation (“MergerSub”), as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, the Company, MergerSub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as the same may be further amended from time to time, the “Transaction Agreement”), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined herein);

WHEREAS, pursuant to the Transactions contemplated by the Transaction Agreement, GE holds 100% of the issued and outstanding Class B Common Stock (as defined herein), constituting approximately 62.5% of the voting power of the issued and outstanding shares of Company Common Stock (as defined herein); and

WHEREAS, GE and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Transactions contemplated by the Transaction Agreement; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that GE shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of GE or any of GE’s Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.

“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” has the meaning ascribed thereto in the Transaction Agreement.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) without limiting (i), (A) is not a GE Designee, (B) is not a current or former (x) member of the board of directors of GE or (y) officer or employee of any member of the GE Group, (C) does not have and has not had any other substantial relationship with any member of the GE Group and (D) is designated by the Governance & Nominating Committee as a Company Independent Director.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other common or preferred stock issued by the Company.

“Consolidation Threshold” means the members of the GE Group’s beneficial ownership, in the aggregate, on any date during a fiscal year of at least fifty percent (50%) of the voting power of the then outstanding shares of Company Common Stock, or, notwithstanding such percentage, if any member of the GE Group is required during any fiscal year, in accordance with GAAP, to consolidate the Company’s financial statements with its financial statements, then in respect of such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, the Company and Newco LLC, as amended from time to time.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means United States generally accepted accounting principles.

“GE Annual Statements” means the audited annual financial statements and annual reports to shareholders of any GE Group member.

“GE Group” means GE and each Person (other than any member of the Company Group) that is an Affiliate of GE from and after the Closing.

“GE O&G Subsidiary” has the meaning ascribed thereto in the Transaction Agreement.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means the GE Group or the Company Group, as the context requires.

“Independent Director” means a director who is independent under NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Newco LLC” means [Newco], LLC, a Delaware limited liability company.

“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, among Newco LLC and its members, as amended from time to time.

“NYSE” means the New York Stock Exchange.

“Other Stockholder” means a holder of Company Common Stock that is not a member of the GE Group.

“Parties” means GE and the Company.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro Rata Portion” means, with respect to GE, on any issuance date for Company Securities, the number of Company Securities equal to the product of (i) the total number of Company Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock owned by GE immediately prior to such issuance by (y) the total number of shares of Company Common Stock outstanding on such date immediately prior to such issuance.

“Ratings Agencies” means Moody’s Investors Service and Standard & Poor’s.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the GE Group, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the GE Group, on the other hand.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” has the meaning ascribed thereto in the Transaction Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement, the Ancillary Agreements (as defined in the Transaction Agreement) and the Long-Term Ancillary Agreements (as defined in the Transaction Agreement).

“Transactions” has the meaning ascribed thereto in the Transaction Agreement.

“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

“Trigger Date” means the first date on which members of the GE Group both (a) cease to beneficially own more than fifty percent (50%) of the voting power of the outstanding Company Common Stock and (b) no longer meet the Consolidation Threshold.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
BHI	Recitals
Company	Preamble
Company Auditors	5.3(h)(i)
Company Confidential Information	4.1(a)(i)
Company Information	5.3(g)
Company Public Documents	5.3(d)
Company’s Knowledge	4.4(a)
Conflicts Committee	3.3(d)
Dispute	6.1(a)
Excluded Securities	4.3(a)
Governance & Nominating Committee	3.3(c)
GE	Preamble
GE Auditors	5.3(h)(i)
GE Confidential Information	4.1(b)
GE Designee	3.2(a)
GE Directors	3.1(a)
GE Policies	4.6(a)
GE Public Filings	5.2
GE’s Knowledge	4.4(b)
Initial BHI Directors	3.1(a)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lockup Period	4.2(a)(i)
Non-GE Designee	3.2(e)
Non-GE Directors	3.1(a)
Non-Privileged Deal Communications	7.10(c)
organizational documents	3.4
Privilege	5.11
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)(i)
Response	6.2

ARTICLE II

TERM

2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically in the event that the GE Group (a) no longer owns any shares of Company Common Stock or (b) owns 100% of the outstanding shares of Company Common Stock. Notwithstanding the foregoing, (a) the provisions of Section 4.1, Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Article VI and Article VII shall survive the termination of this Agreement and (b) the provisions of Section 5.1 and Section 5.2 shall survive the termination of this Agreement for so long as any member of the GE Group is required, in accordance with GAAP or SEC reporting requirements and by virtue of its equity ownership in the Company, to include financial or other information about the Company Group in its financial statements, but only to the extent

(x) directly relating to such financial or other information about the Company Group that any member of the GE Group is so required to include in its financial statements and (y) relating to a fiscal year in which members of the GE Group beneficially owned at least 10% of the outstanding shares of Company Common Stock on any date during such fiscal year.

ARTICLE III

CORPORATE GOVERNANCE MATTERS

3.1 Board Composition.

(a) The Company Board shall initially consist of eleven (11) members comprised of (i) six (6) directors, including the chairman of the Company Board, designated by GE in accordance with the Transaction Agreement (collectively, with their successors, the “GE Directors”), (ii) the Chief Executive Officer of BHI immediately prior to the date hereof, and (iii) four (4) directors that are Independent Directors designated by BHI, and reasonably acceptable to GE, in accordance with the Transaction Agreement (collectively with (ii), the “Initial BHI Directors” and together with the successors of (ii) and (iii) appointed pursuant to this Agreement, who will be Company Independent Directors, the “Non-GE Directors”).

(b) For the avoidance of doubt, until the Trigger Date, the proportion of GE Directors to Non-GE Directors shall remain the same as that set forth in Section 3.1(a); provided, however, it being understood and agreed that the proportion of GE Directors and Non-GE Directors relative to the entire Company Board may decrease as a result of increases in the size of the Company Board to implement director designation rights granted to a seller or target company in connection with an arm’s length merger of or acquisition by any member of the Company Group.

3.2 Director Nomination Rights.

(a) Until the Trigger Date, in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, GE shall have the right to designate six (6) persons for nomination by the Company Board for election to the Company Board (each person so designated, a “GE Designee”). Until the Trigger Date, GE shall have full authority and ability to nominate, elect and remove the GE Designees in accordance with Section 3.2(c) in the case of the nomination or election of the GE Designees. GE shall not designate any person to be a GE Designee who it believes does not meet the requirements for director nominees as set forth in the applicable policies of the Company relating to director qualification from time to time. The Company Board shall promptly and in good faith consider each GE Designee designated pursuant to this Section 3.2(a), applying the same standards as shall be applied for the consideration of other proposed nominees of the Company Board. In the event that the Company Board fails to approve the nomination of any GE Designee, GE shall have the right to designate an alternative GE Designee for consideration. For the avoidance of doubt, current or former employment of any GE Designee by GE or any of its Subsidiaries or service by any such GE Designee on the board of directors of GE or any of its Subsidiaries shall not disqualify such individual from serving on the Company Board as a GE Designee.

(b) Notwithstanding Section 3.2(a), until the Trigger Date, if the size of the Company Board shall, with GE’s prior written approval or otherwise, be increased or decreased, GE shall have the right to designate one or more GE Designees to the Company Board such that the total number of GE Directors on the Company Board shall be proportional (rounded up to the nearest whole number) to the number of GE Directors on the Company Board set forth in Section 3.1(a).

(c) The Company shall cause each GE Designee and Non-GE Designee whose nomination has been approved to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such GE Designee and Non-GE Designee, including soliciting proxies in favor of the election of such persons.

(d) Until the Trigger Date, in the event that any GE Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute GE Director.

(e) From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not a GE Designee, the Governance & Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination, reasonably acceptable to GE, for election to the Company Board to fill such vacancy (each such person, a “Non-GE Designee”).

(f) Until the Trigger Date, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of the NYSE, and, thereafter, the Company shall comply with the corporate governance listing standards of the NYSE, including those relating to the composition of the committees of the Company Board.

(g) For the avoidance of doubt, GE shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.4.

3.3 Committees of the Company Board.

(a) Audit Committee. The Company shall cause the Audit Committee of the Company Board to consist of three (3) directors, including at least one (1) Company Independent Director.

(b) Compensation Committee. The Company shall cause the Compensation Committee of the Company Board to consist of at least one (1) Non-GE Director.

(c) Governance & Nominating Committee. The Company shall cause the Governance & Nominating Committee of the Company Board (“Governance & Nominating Committee”) to consist of five (5) directors, including at least three (3) Company Independent Directors.

(d) Conflicts Committee. The Governance & Nominating Committee shall have a subcommittee (the “Conflicts Committee”) consisting solely of the Company Independent Directors. The Conflicts Committee (including, without limitation, in connection with any transactions under Section 4.2 or Section 4.5) shall be fully empowered to obtain assistance from employees of the Company, including its legal and financial staff, to retain independent legal, financial and other advisors as the committee deems reasonably necessary and to not approve any transaction or other matter submitted to the committee for approval (and such non-approval shall be binding on the Company Board), and shall have the authority and responsibilities set forth in this Agreement and as may otherwise be delegated to the Conflicts Committee by the Governance & Nominating Committee or the Company Board from time to time.

(e) Other Committee Composition. The number of Non-GE Directors on all committees of the Company Board not specified in this Section 3.3 shall be proportional (rounded down to the nearest whole number) to the number of Non-GE Directors on the Company Board; provided that each such committee shall have at least one (1) Company Independent Director.

3.4 Compliance with Organizational Documents. The Company shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by the Company and its Subsidiaries with the provisions of its respective certificate or articles of incorporation, bylaws or operating agreement, as the case may be (collectively, “organizational documents”), and this Agreement. The Company shall notify GE in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries which resulted or would result in non-compliance with any such organizational documents or this Agreement. For the avoidance of doubt, the provisions of Section 3.1 and Section 3.2 will apply only to the Company Board and not to any board of directors or similar governing body of any Subsidiary of the Company. The Company acknowledges that the Newco LLC Agreement provides that the Company shall take certain actions thereunder, which the Company hereby agrees to take in accordance with the terms of the Newco LLC Agreement as if it were a party thereto.

3.5 GE Agreement to Vote. From and after the date hereof, GE shall, and shall cause each of its Affiliates to, (a) cause their respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting, (b) vote in favor of all Non-GE Designees and (c) not vote in favor of the removal of any Non-GE Director other than for cause.

ARTICLE IV

OTHER AGREEMENTS

4.1 Confidentiality.

(a)

(i) For a period of three (3) years following the Trigger Date or such longer period pursuant to the last sentence of this Section 4.1(a)(i), subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, GE shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of the GE Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the GE Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform the services. The GE Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 4.1(a), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the GE Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the GE Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the GE Group not otherwise permissible hereunder, (ii) GE can demonstrate it was or became available to any member of the GE Group from a source other than the Company or its Affiliates or (iii) is developed independently by a member of the GE Group without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the GE Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information. In the event any member of the GE Group receives Company Confidential Information after the Trigger Date, GE shall keep and shall cause its Representatives to keep such Company Confidential Information confidential until the later of (x) a period of one (1) year following the date such Company Confidential Information was disclosed to the GE Group and (y) the third anniversary of the Trigger Date.

(ii) Without limiting Section 4.1(a)(i), from the date hereof until the Trigger Date, GE shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any Company Confidential Information to engage in a Competing Business (as defined in the Non-Competition Agreement) or to take any other action in violation of the Non-Competition

Agreement (as defined in the Transaction Agreement) or otherwise in a manner materially detrimental to the interests of the Company; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of Company Confidential Information shall be governed by Section 4.1(a)(i).

(b)

(i) For a period of three (3) years following the Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any GE Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the GE Confidential Information so used or disclosed shall be used only as required to perform the services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 4.1(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by GE or any of its Affiliates (other than any member of the Company Group) furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “GE Confidential Information.” “GE Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to any member of the Company Group from a source other than GE or its Affiliates or (iii) is developed independently by a member of the Company Group without reference to the GE Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by a member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the GE Group with respect to such information. In the event any member of the Company Group receives GE Confidential Information after the Trigger Date, the Company shall keep and shall cause its Representatives to keep such GE Confidential Information confidential until the later of (x) a period of one (1) year following the date such GE Confidential Information was disclosed to the Company Group and (y) the third anniversary of the Trigger Date.

(ii) Without limiting Section 4.1(b)(i), from the date hereof until the Trigger Date, the Company shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any GE Confidential Information in a manner materially detrimental to the interests of GE; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of GE Confidential Information shall be governed by Section 4.1(b)(i).

(c) If GE or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information or GE Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall use all reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or GE Confidential Information, as the case may be, to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

4.2 Restrictions on Transferability and Acquisitions.

(a) Lockup.

(i) For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the GE Group shall Transfer or agree to Transfer any shares of Company Common Stock to any Person that is not an Affiliate of GE, unless approved by the Conflicts Committee.

(ii) Following the expiration of the Lockup Period, no member of the GE Group shall, without the prior written consent of the Conflicts Committee, Transfer or agree to Transfer any shares of Company Common Stock to a Person (that is not an Affiliate of GE) or group (as such term is used in Section 13(d) of the Exchange Act) if such Person or group would beneficially own in excess of 15% of the voting power of the outstanding shares of Company Common Stock following such Transfer; provided, that such restrictions shall not apply to Transfers (A) pursuant to widely distributed public offerings of shares of Company Common Stock (including pursuant to “spin-off” and “split-off” transactions (a “Public Offering”)) and (B) permitted after the fifth anniversary of the date hereof in accordance with Section 4.2(a)(iii).

(iii) Following the fifth anniversary of the date hereof, the GE Group shall be permitted to Transfer (1) all of its Paired Interests (as defined in the Exchange Agreement) or (2) all of its shares of Class A Common Stock (after exchanging all of its Paired Interests into Class A Common Stock), to an unaffiliated third party subject to the following conditions: (A) the buyer must make an offer to purchase all shares of Company Common Stock held by each Other Stockholder for the same consideration (including, for the avoidance of doubt, cash or stock consideration, rights to contingent consideration, tax receivable agreements or the cash value thereof, and all other economic entitlements, but excluding any value associated with commercial transactions between the buyer and Newco similar to those between GE and Newco contemplated by the Transaction Documents) and on otherwise substantially the same terms and conditions and (B) if such offer does not result in the buyer owning 100% of the Company Common Stock, the buyer must either (x) agree to assume GE’s obligations under this Agreement or (y) enter into a stockholders agreement with the Company containing substantially the same terms and conditions as those contained herein. In connection with any Transfer permitted by this Section 4.2(a)(iii), the Company Board (including, for the avoidance of doubt, the GE Directors), can approve in advance an acquisition contemplated by this Section for purposes of Section 203 of the Delaware General Corporation Law.

(b) Standstill.

(i) For a period of five (5) years beginning on the date hereof (the “Standstill Period”), GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in GE and its Affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Company Common Stock; provided that GE shall be permitted to make a private proposal to the Non-GE Directors that would not reasonably be expected to require the Company or any of its Affiliates to make any public announcement or other disclosure. The foregoing shall not prohibit:

(A) GE or any of its Representatives or Affiliates from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis;

(B) acquisitions by GE or any of its Representatives or Affiliates of Company Common Stock (x) approved by the Conflicts Committee or (y) pursuant to the exercise of the preemptive rights set forth in Section 4.3; or

(C) GE or any of its Affiliates from acquiring Company Common Stock pursuant to and in accordance with the terms of the Exchange Agreement and Section 3.03 or Section 3.05 of the Newco LLC Agreement.

(ii) Without limiting Section 4.2(b)(i), during the Standstill Period GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Company Common Stock in connection with the election of the Non-GE Directors or the removal of any Non-GE Director, (B) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement (or statement to an Other Stockholder) in support of any such third-party solicitation or against any of the Company’s director nominees, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Common Stock or (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company; provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C) of this subsection (ii).

(c) Buyout Transaction. Any proposal by any member of the GE Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must be (i) subject to review, evaluation and prior written approval of the Conflicts Committee, and (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the voting power of the outstanding shares of capital stock of the Company held by Other Stockholders approve the transaction (or equivalent tender offer condition).

(d) Legend. Any stock certificates representing the Company Common Stock held by GE or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s Charter.

4.3 Preemptive Rights.

(a) To the extent permitted under NYSE rules, the Company hereby grants to GE the right to purchase its Pro Rata Portion of any Company Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person. For purposes of this Section 4.3, “Excluded Securities” means Company Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (ii) any acquisition by the Company of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization; or (iv) any issuance of warrants or other similar rights to purchase Company Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent stockholder approval is required under the NYSE rules for the issuance or sale of Company Securities as provided in this Section 4.3, (x) the Company may issue or sell Company Securities to such other Persons prior to obtaining such stockholder approval in accordance with Section 4.3(d), and (y) the Company shall use its reasonable best efforts to obtain such approval, and after receipt of such approval the Company shall issue or sell the Company Securities (if any) that GE has irrevocably elected to purchase to GE, on the terms set forth in the relevant Issuance Notice.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) to GE within five (5) Business Days following any meeting of the Company Board at which any such issuance or sale is approved or, if the approval of the Company Board is not required in connection with such issuance or sale, no less than ten (10) Business Days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and class of the Company Securities to be issued and the percentage of the outstanding shares of capital stock of the Company such issuance would represent;

(ii) the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per Company Security.

(c) GE shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase its Pro Rata Portion of the Company Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company. If, at the termination of such ten (10) Business Day period, GE shall not have delivered such notice to the Company, GE shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of such Company Securities. The closing of any purchase by GE shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by GE may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a Governmental Entity or any other third party (and the Company and GE shall use their respective reasonable best efforts to obtain such approvals).

(d) Upon the expiration of the ten (10) Business Day period described in Section 4.3(c), the Company shall be free to sell such Company Securities that GE has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to GE in the Issuance Notice delivered in accordance with Section 4.3(b).

(e) The provisions of this Section 4.3 shall terminate on the Trigger Date.

4.4 No Violations.

(a) The Company covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to the Company’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the GE Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the GE Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the GE Group or any of its respective assets. For purposes of this Section 4.4(a), the “Company’s Knowledge” means the actual knowledge of the executive officers of the Company.

(b) GE covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to GE’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Company Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Company Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the Company Group. For purposes of this Section 4.4(b), “GE’s Knowledge” means the actual knowledge of the executive officers of GE.

(c) GE and the Company agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Section 4.4(a) and Section 4.4(b) hereof.

(d) The provisions of this Section 4.4 shall terminate on the Trigger Date.

4.5 Related Party Transactions.

(a) All proposed Related Party Transactions contemplated by the Transaction Documents between the Company and any member of the GE Group have been approved by the Company Board in connection with its approval of this Agreement. Any amendments to or modifications or terminations of or material waivers, consents or elections under any Related Party Transactions (other than any Related Party Transactions under the Transaction Documents), shall require the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy (as defined below). Any material amendments or modifications or terminations of any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) or material waivers, consents (other than any consents of the managing member of Newco LLC contemplated by the Newco LLC Agreement where no member of the GE Group is a counterparty to or beneficiary of the matter in question, and such matter would not otherwise require the prior written approval of the Conflicts Committee under this Section 4.5(a) or the Related Party Transactions Policy) or elections of the Company’s or Newco LLC’s rights under any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) shall require the prior written approval of the Conflicts Committee.

(b) All Related Party Transactions that are not contemplated by the Transaction Documents shall be governed by the policy set forth on Schedule 4.5(b) (the “Related Party Transactions Policy”).

(c) Following the date hereof, Related Party Transactions involving payments (individually or together with all substantially related payments) in excess of the Threshold (as defined in the Related Party Transactions Policy) shall be subject to the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy.

4.6 GE Policies.

(a) The policies of the Company Group shall not be inconsistent with the policies of GE provided to the Company (the “GE Policies”); provided, however, that in circumstances where a provision of the Company’s Charter or Amended and Restated Bylaws or of any Transaction Document (including, for the avoidance of doubt, this Agreement) and a GE Policy would each apply, the provision in the Company’s Charter or Amended and Restated Bylaws or Transaction Document shall control with respect to the Company Group.

(b) The Company shall take, and shall cause the other members of the Company Group to take, all commercially reasonable actions to cause its and the other members of the Company Group’s compliance policies and procedures to (i) comply with all applicable Laws and (ii) not contravene GE’s The Spirit and the Letter, as amended from time to time; provided that the Company may, with the approval of the Company Board, adopt a new Company code of conduct not inconsistent with GE’s The Spirit and the Letter.

(c) The provisions of this Section 4.6 shall terminate on the Trigger Date.

ARTICLE V

FINANCIAL AND OTHER INFORMATION

Unless otherwise expressly provided, each of the covenants and agreements in this Article V shall terminate at the end of the fiscal year in which the Trigger Date occurs, subject to clause (b) of Section 2.1:

5.1 Annual and Quarterly Financial Information; GE’s Operating Reviews.

(a) The Company shall, at any time during any fiscal year, use commercially reasonable efforts to deliver to GE the corporate, finance and financial planning and analysis data and supporting information and materials relating to the Company Group as GE may reasonably request for such year and each of the first, second and third quarter of each year within the reasonable time periods specified by GE, which time periods shall be specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal year or quarter, as applicable. All annual consolidated financial statements of the Company and its Subsidiaries delivered to GE shall set forth in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Regulation S-X. All quarterly consolidated financial statements of the Company and its Subsidiaries delivered to GE shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X. The information required to be delivered by this Section 5.1 shall include a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years and quarterly periods (as applicable), including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) or Item 303(b) of Regulation S-K (as applicable), and with respect to the yearly reports, prepared for inclusion in the annual report to stockholders of any member of the GE Group. The Company shall provide GE an opportunity to meet with management of the Company to discuss such information required to be delivered by this Section 5.1 upon reasonable notice during normal business hours.

(b) (i) No later than the day prior to the day the Company publicly files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to GE the substantially final form of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon and (ii) the Company shall, if requested by GE, also deliver to GE all of the information required to be delivered by this Section 5.1, with respect to each Subsidiary of the Company, which is itself required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to GE pursuant to Section 5.1(a).

5.2 GE Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with GE to the extent reasonably requested by GE in the preparation of GE’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GE or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “GE Public Filings”). The Company agrees to use commercially reasonable efforts to provide to GE all information that GE reasonably requests in connection with any such GE Public Filings or that, in the judgment of GE’s legal department, is required to be disclosed therein under any Law. The Company agrees to use commercially reasonable efforts to provide such information in a timely manner to enable GE, as applicable, to prepare, print and release such GE Public Filings on such date as GE shall determine. If and to the extent reasonably requested by GE, the Company shall diligently and promptly review all drafts of such GE Public Filings and prepare in a diligent and timely fashion any portion of such GE Public Filing pertaining to the Company or its Subsidiaries. Prior to any printing or public release of any GE Public Filing, an appropriate executive officer of the Company, shall, if requested by GE, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such GE Public Filing is accurate, true and correct in all material respects. Unless required by Law or GAAP or interpretations thereof, without the prior consent of GE, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any GE Public Filing.

5.3 Other Financial Reporting Matters.
(a) Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and such Subsidiaries; (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization; (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (z) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, so long as in effect.

(b) Fiscal Year. The Company shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the date hereof any consolidated Subsidiary of the Company has a fiscal year which ends on a date other than December 31, the Company shall use its reasonable best efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practicable.

(c) Other Financial Information. Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the voting power of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company shall use commercially reasonable efforts to provide to GE upon reasonable request of GE such other financial information and analyses of the Company and its Subsidiaries that may be necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond in a timely manner to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law. In connection therewith, the Company shall also permit GE, the GE Auditors and other Representatives of GE to discuss the affairs, finances and accounts of any member of the Company Group with the officers of the Company and the Company Auditors, all at such times and as often as GE may reasonably request upon reasonable notice during normal business hours.

(d) Public Information and SEC Reports. The Company and each of its Subsidiaries that files information with the SEC shall use commercially reasonable efforts to timely file and cooperate with GE in preparing reports, notices and proxy and information statements to be sent or made available by the Company or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company or such Subsidiaries and all registration statements and prospectuses to be filed by the Company or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”) and deliver to GE (to the attention of its senior securities counsel), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). Upon reasonable advance notice from GE of its planned filing date for any given period (including reasonable notice of any changes to such date), the Company shall use commercially reasonable efforts to file (x) its Quarterly Report on Form 10-Q with the SEC on or about the same day as GE’s planned filing date with the SEC for its quarterly reports for the corresponding period and (y) its Annual Report on Form 10-K with the SEC on or about the same day as GE’s planned filing date with the SEC for its annual reports for the corresponding period; provided, that in no event shall the Company file such report for any given period prior to GE’s filing of its own such report for the corresponding period, unless the Company is so required by Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its Subsidiaries. GE shall have the right to review, reasonably in advance of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law; provided, further, that notwithstanding anything in this Article V to the contrary, after the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, GE shall have the right to review such press releases, public statements, reports and other information in advance if necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the GE Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of GE (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the GE Group, except as may be required by Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the GE Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(e) Meetings with Financial Analysts. The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the investment community (including any financial analysts), and of any conferences to be attended by management of the Company with members of the investment community, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences. The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects. The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the investment community (including any financial analysts).

(f) Meetings with Ratings Agencies. The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the Ratings Agencies, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences. The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects. The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the Ratings Agencies.

(g) Earnings Releases. GE agrees that, unless required by Law (and subject to the last sentence of this paragraph) or unless the Company shall have consented thereto, no member of the GE Group will publicly release any quarterly, annual or other financial information of the Company or any of its Subsidiaries (“Company Information”) delivered to GE pursuant to this Article V prior to the time that GE publicly releases financial information of GE, for the relevant period. GE will consult with the Company on the timing of their annual and quarterly earnings releases and GE and the Company will give each other an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon; provided, that GE shall have the sole right to determine the timing of all such releases if GE and the Company disagree. Upon reasonable advance notice from GE, the Company shall use commercially reasonable efforts to publicly release its financial results for each annual and quarterly period on the day of GE’s earnings release within a reasonable time following GE’s release. If any member of the GE Group is required by Law to publicly release such Company Information prior to the public release of GE’s financial information, GE will give the Company notice of such release of Company Information as soon as practicable but no later than two (2) days prior to such release of Company Information.

(h) GE Annual Statements.

(i) Coordination of Auditors’ Opinions. The Company will use its commercially reasonable efforts to enable its independent certified public accountants (the “Company Auditors”) to complete their audit such that they will date their opinion on the Company’s audited annual financial statements on the same date that GE’s independent certified public accountants (the “GE Auditors”) date their opinion on the GE Annual Statements, and to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.

(ii) Access to Personnel and Working Papers. The Company will request the Company Auditors to make available to the GE Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the GE Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the GE Auditors’ report on the GE Annual Statements, all within sufficient time to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements. If the GE Auditors identify, in any management letter or other correspondence in connection with the annual audit of GE, any issue with the accounting principles, any proposed adjustment or any similar area of concern with respect to the Company Group, GE shall promptly inform the Company and provide the Company with an excerpt of the applicable portions of such management letter or correspondence.

(i) Internal Auditors. The Company shall provide GE, the GE Auditors or other Representatives of GE reasonable access upon reasonable notice during normal business hours to the Company’s and its Subsidiaries’ books and records so that GE may conduct reasonable audits relating to the financial statements provided by the Company pursuant to this Article V, as well as to the internal accounting controls and operations of the Company and its Subsidiaries.

(j) Accounting Estimates and Principles. The Company will give GE reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to the Company Group, and will give GE notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, the Company will consult with GE, and, if requested by GE, the Company will consult with the GE Auditors with respect thereto. As to material changes in accounting principles that could affect any member of the GE Group, the Company will not make any such changes without GE’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in the Company’s financial statements as filed with the SEC or otherwise publicly disclosed therein. If GE so requests, the Company will be required to obtain the concurrence of the Company Auditors as to such material change prior to its implementation. GE will use its reasonable best efforts to promptly respond to any request by the Company to make a change in accounting principles and, in any event, in sufficient time to enable the Company to comply with its obligations under Section 5.1.

(k) Management Certification. The Company’s chief executive officer and the Company’s chief financial or accounting officer shall submit quarterly representations (with such changes thereto prescribed by GE consistent with representations furnished to GE by other business units of GE or as otherwise required by changes to applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects and the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting.

(l) Operating Review Process. The Company shall conduct its strategic and operational review process on a schedule that is consistent with that of GE’s. GE acknowledges that, as a supplement to the information furnished by the Company to GE pursuant to Section 5.1, GE shall conduct its strategic and operational reviews of the Company through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE. To facilitate GE’s participation in the process in this manner, the Company shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with GE’s strategic and operational review process. GE shall make a good faith attempt to conduct all other reviews of the Company’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE. In connection with strategic, operational or other reviews, relevant GE personnel other than the members of the Company Board designated for nomination by GE may participate at GE’s invitation. GE will notify the Company in advance of any such additional attendees.

(m) Accountants’ Reports. The Company agrees that, notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company will promptly upon receipt of written notice from GE, but in no event later than five (5) Business Days following the receipt thereof, deliver to GE copies of all reports submitted to the Company or any of its Subsidiaries by their independent certified public accountants, including each report submitted to the Company or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

5.4 Exchange of Information. Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, each of GE and the Company, on behalf of itself and the other members of its respective Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the other, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or a member of its Group (including under applicable securities or Tax Laws) by a Governmental Entity having jurisdiction over the requesting Party or such member of its Group; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other; or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

5.5 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 5.4 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

5.6 Compensation for Providing Information. In connection with Information exchanged pursuant to Section 5.4 or a party’s obligations under Section 5.10, the Party requesting Information or performance agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise performing, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

5.7 Record Retention. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, GE and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of GE as in effect on the date hereof, to the extent such policies are communicated in writing to the Company reasonably in advance, or such other policies as may be reasonably adopted by the appropriate Party after the date hereof. Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date hereof without first using its reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

5.8 Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 5.7.

5.9 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.

(b) Following the Trigger Date, in the event any Information provided by one Group to the other (other than Information provided pursuant to Section 5.7) is no longer needed for the purposes contemplated by any other Transaction Document or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

5.10 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an adversarial Action by one Party against another Party, each of GE and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under the Transaction Documents. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Without limiting the foregoing, GE and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(c) Without limiting any provision of this Section 5.10, each of GE and the Company agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.

(d) The obligation of GE and the Company to provide witnesses pursuant to this Section 5.10 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.10(a)).

(e) In connection with any matter contemplated by this Section 5.10, GE and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

5.11 Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor GE or any member of the GE Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

DISPUTE RESOLUTION

6.1 General Provisions.

(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b) Commencing with a request contemplated by Section 6.2, all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(c) Except as provided in Section 6.1(f) in connection with any Dispute, the Parties expressly waive and forego any right to trial by jury.

(d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by Law.

(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein; a Party may bring such a Dispute in court in accordance with Section 6.1(f) of this Agreement.

6.2 Consideration by Senior Executive and Conflicts Committee.

(a) The Parties shall attempt in good faith to resolve any Dispute by negotiation between the CEO of GE, on the one hand, and the Conflicts Committee, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.

6.3 Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.

ARTICLE VII

MISCELLANEOUS

7.1 Corporate Power; Fiduciary Duty.

(a) GE represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Notwithstanding any provision of this Agreement, none of GE or the Company shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of the Company or any non-wholly-owned Subsidiary of GE or the Company, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

7.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York, except under Article III, to the extent the substantive Laws of the State of Delaware apply.

7.3 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 7.4:

If to GE, to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention:     James M. Waterbury

Email:           jim.waterbury@ge.com

with a copy to (which shall not constitute notice):

GE O&G

The Ark, 201 Talgarth Road

London, United Kingdom W6 8BJ

Attention:     John Keffer

Email:           john.keffer@ge.com

If to the Company, to:

[Newco]

[Address]

[Address]

Attention:     [●]

Email:           [●]

7.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

7.6 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

7.7 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns, including any Permitted Transferee (as defined in the Newco LLC Agreement) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Conflicts Committee pursuant to Section 7.8 or Section 7.12) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement; provided, that any material amendment or modification of this Agreement shall require the prior written approval of the Conflicts Committee. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of the Conflicts Committee. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.9 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

7.10 Privileged Matters.

(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “GE Law Firms”) may serve as counsel to GE and the other members of the GE Group, on the one hand, and the GE O&G Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the GE Law Firms may serve as counsel to the GE Group or any director, officer, employee or Affiliate of any member of the GE Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the GE O&G Subsidiaries by the GE Law Firms, and (ii) representation of any member of the GE Group prior to and after the Closing by the GE Law Firms. As to any privileged attorney-client communications between the GE Law Firms and any GE O&G Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

(b) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the GE Law Firms, on the one hand, and GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to GE, shall be controlled by GE, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the GE Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the GE Group or the GE Law Firms.

(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the GE Law Firms, GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to GE, shall be controlled by GE and ownership thereof shall not pass to or be claimed by the Company or any other member of the GE Group.

(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than GE, any other member of the GE

Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of GE. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify GE in writing (including by making specific reference to this Section 7.10(d)) so that GE can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.

(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of the Conflicts Committee and any member of the Company Group (including BHI) and any successors thereof.

7.11 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.12 Enforceable by the Conflicts Committee. All of the Company’s and Newco LLC’s rights under this Agreement and the other Transaction Documents may be enforced by the Conflicts Committee; provided that nothing in this Agreement shall require the Conflicts Committee to act on behalf of, or enforce any rights of, the Company or Newco LLC. Any recovery in connection with an Action brought by the Conflicts Committee hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name: Title:

BEAR NEWCO, INC.

By:
Name: Title:

Annex E

Exhibit A to the

Transaction

Agreement

FORM OF [NEWCO], LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2017

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

ARTICLE I

DEFINITIONS

E-i

E-ii

E-iii

[NEWCO], LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and among [NEWCO], LLC, a Delaware limited liability company (the “Company”), its Members (as defined herein) and each other Person who at any time after the date hereof becomes a Member in accordance with the terms of this Agreement and the DLLCA (as defined herein).

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (the “Transaction Agreement”), among General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation (“Newco”), and Bear MergerSub, Inc., a Delaware corporation (“MergerSub”), as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, MergerSub, BHI Newco, Inc., a Delaware corporation (“BHI Newco”), and Bear MergerSub 2, Inc., a Delaware corporation (as the same may be further amended from time to time), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, BHI Newco and the Company have heretofore entered into a Limited Liability Company Agreement dated as of [●], 2017 (the “Filing Date”) in accordance with the DLLCA (the “Original LLC Agreement”);

WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Original LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of GE as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 11.02.

“Adjusted Capital Account Balance” means with respect to each Member the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated (or deemed to be obligated) to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 14.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XI.

“BHI” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Balances” has the meaning set forth in the Exchange Agreement.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware on the Filing Date.

“Chancery Court” has the meaning set forth in Section 15.05(b).

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.

“Closing Price” has the meaning ascribed to it in Section 3.05(a).

“Code” means the United States Internal Revenue Code of 1986.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for the phrase “partnership minimum gain.” The amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Period shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.

“Equity Securities” means, with respect to any Person, (a) units or other equity interests in such Person (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by such Person), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any of the foregoing, and (c) warrants, options or other rights to purchase or otherwise acquire from such Person any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) termination of a partnership pursuant to Code Section 708(b)(1)(B), (iii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iv) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, Newco and the Company.

“Exchange Rate” has the meaning set forth in the Exchange Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XIV.

“Filing Date” has the meaning set forth in the recitals to this Agreement.

“Fiscal Period” means the Fiscal Year or any interim accounting period within a Fiscal Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“GE” has the meaning set forth in the recitals to this Agreement.

“GE Group Members” means GE and any other Member of the Company that is included, as of the relevant time, in the GE Group (as defined in the Tax Matters Agreement).

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Gross Asset Value” with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that (i) the initial Gross Asset Value of any asset contributed by a Member to the Company or held by the Company on the date of this Agreement shall be the gross Fair Market Value of such asset; (ii) the

Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of Distribution as determined by the Managing Member; and (iii) the Gross Asset Values of assets of the Company shall be increased (or decreased) to the extent the Managing Member determines reasonably and in good faith that such adjustment is necessary or appropriate to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The Managing Member shall in good faith use such method as it deems reasonable and appropriate to allocate the aggregate of the Gross Asset Value of assets contributed in a single or integrated transaction among each separate property on a basis proportional to their Fair Market Values.

“Group Members” means the GE Group Members or the Newco Group Members, as the case may be.

“Incentive Plan” means any equity incentive or similar plan or agreement under which Newco may issue shares of Class A Common Stock or warrants, options, restricted share award or other rights to purchase or otherwise acquire shares of Class A Common Stock to existing and former directors, officers, employees and other Persons providing services to Newco, the Company and their Subsidiaries from time to time.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Joinder” means a joinder to this Agreement, in the form attached as Exhibit A to this Agreement.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Majority Members” means the Members (which may include the Managing Member) holding a majority of the Voting Units then outstanding; provided that, if as of any date of determination, a majority of the Voting Units are then held by the Managing Member or any Affiliates controlled by the Managing Member, then “Majority Members” shall mean the Managing Member together with Members (other than the Managing Member and its controlled Affiliates) holding a majority of the Voting Units (excluding Voting Units held by the Managing Member and its controlled Affiliates) then outstanding.

“Managing Member” has the meaning set forth in Section 6.01(a).

“Maximum Cash Amount” has the meaning set forth in the Exchange Agreement.

“Member” means, as of any date of determination, (a) GE and any GE Transferor (as defined in the Transaction Agreement), the Managing Member and CFC Holdings, LLC, a wholly-owned subsidiary of the Managing Member, and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Schedule of Members as a Member.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” that is set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” that is set forth in Treasury Regulations Section 1.704-2(j)(2).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(i)(1).

“Member Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Net Income” means the net income that the Company generates with respect to a Fiscal Period, as determined for U.S. federal income tax purposes; provided, however, that such income (i) shall be increased by the amount of all income during such period that is exempt from U.S. federal income tax, (ii) shall be decreased by the amount of all expenditures that the Company makes during such period that are not deductible for U.S. federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 and Section 5.03. If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for U.S. federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Net Loss” means the net loss the Company generates with respect to a Fiscal Period, as determined for federal income tax purposes; provided, however, that such loss (i) shall be decreased by the amount of all income during such period that is exempt from federal income tax, (ii) shall be increased by the amount of all expenditures that the Company makes during such period that are not deductible for federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 or Section 5.03. If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Newco” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Newco Group Members” means the Managing Member, CFC Holdings, LLC and any other Member of the Company that is included, as of the relevant time, in the Newco Group (as defined in the Tax Matters Agreement).

“Newco Group Members Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Officer” has the meaning set forth in Section 6.01(b).

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Paired Interests” has the meaning given to such term in the Exchange Agreement.

“Partnership Representative” has the meaning set forth in Section 9.02.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time.

“Permitted Acquisition” has the meaning set forth in Section 3.05(b).

“Permitted Spin Transaction” means a transfer or disposition of shares of Class B Common Stock and Common Units to a corporation that is a wholly owned, direct or indirect Subsidiary of GE (“Spinco”) if in connection with such transfer or disposition (i) all of the stock of Spinco is distributed to the public pursuant to a spin-off or split-off transaction; and (ii) Spinco is combined with Newco by way of a merger of a newly formed subsidiary of Newco merging with and into Spinco in which the shareholders of Spinco receive solely Newco shares (other than cash in lieu of fractional shares) in the merger (the “Merger”); provided, however, that so long as (1) the number of shares of Spinco stock outstanding immediately prior to the Merger shall be equal to the number of Paired Interests held by Spinco at such time, (2) the terms of the Merger provide for an exchange ratio of Spinco stock for Newco stock that is equal to the Exchange Rate then in effect and (3) Spinco has no liabilities other than (A) liabilities incidental to its formation or the maintenance of its corporate existence or immaterial transaction expenses incurred in connection with such spin-off or split-off transaction, (B) obligations under the Exchange Agreement and this Agreement and (C) net tax liabilities associated with the ownership of Common Units and shares of Class B Common Stock (for this purpose, treating Spinco as if it held all of the Common Units and shares of Class B Common Stock held by the GE Group Members or any of their Affiliates since the date of this Agreement) then no approval or other action of the Conflicts Committee (as defined in the Stockholders Agreement) shall be required; provided, further, that in the event that the Conflicts Committee objects to or proposes to modify any other term of the Merger (other than to enforce the requirements set forth in this definition, it being understood that the Conflicts Committee shall have the burden of demonstrating that the transaction documentation contemplated by the following sentence and proposed by GE is not in customary form in any material respect), GE may undertake the Permitted Spin Transaction without the obligation to complete the Merger, so long as Spinco agrees to assume GE’s obligations under the Stockholders Agreement in connection therewith. In connection with any such spin-off or split-off transaction (x) Newco shall be obligated to enter into definitive transaction documentation to implement the transactions described in this definition as long as such definitive transaction documentation is customary for such a transaction in light of precedent market transactions at such time, and (y) in the event GE notifies Newco that it intends for such transactions to have Tax-Free Spin Treatment, Newco shall also enter into additional definitive transaction documents customary for such transaction in light of the intended Tax-Free Spin Treatment, which shall include, for the avoidance of doubt, customary representations and covenants intended to preserve Tax-Free Spin Treatment.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units outstanding within such class of Units.

“Profits” means items of Company income or gain.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between GE and Newco.

“Regulatory Allocations” has the meaning set forth in Section 5.03(g).

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sharing Amount” has the meaning set forth in the Tax Matters Agreement.

“Sharing Payment” means a payment equal to the Sharing Amount calculated as of the first Determination Date occurring on or after the second anniversary of the date of this Agreement and each Determination Date thereafter; provided, no payment shall be made with respect to any GE Sharing Amount (as defined in the Tax Matters Agreement) prior to the fifth anniversary of the date of this Agreement; and provided further, that any Sharing Payment made pursuant to Section 4.02 of this Agreement shall be increased by such amounts as are necessary so that after paying all Taxes with respect to the receipt of such payment, the payee receives an amount equal to the amount it would have received had no such Taxes been imposed.

“Stockholders Agreement” means that certain Stockholders Agreement of Newco, dated as of the date hereof, between GE and Newco.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.01.

“Tax Distribution Date” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax-Free Spin Treatment” means that (x) the transactions described in clause (i) of the definition of Permitted Spin Transaction satisfy the requirements of Section 355 of the Code and (y) the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code and/or qualifies as a transaction under Section 351 of the Code.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as the date hereof, between the Company, Newco, EHHC NewCo, LLC and GE.

“Tax Matters Partner” has the meaning set forth in Section 9.02.

“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities (including, as applicable, Units) or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets held, directly or indirectly, by such Member consist of Units, other than any Permitted Spin Transaction.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Managing

Member from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Unpaid BHI Sharing Amount” has the meaning set forth in the Tax Matters Agreement.

“Unwinding Event” shall have the meaning ascribed to it in Section 10.02.

“Voting Units” means (a) the Common Units and (b) any other Units other than Units that by their express terms do not entitle the record holder thereof to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by Voting Units shall have the power to override any action taken by the Managing Member or to remove or replace the Managing Member, (ii) the Voting Units have no ability to take part in the conduct or control of the Company’s business and (iii) notwithstanding any vote by Voting Units hereunder, the Managing Member shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. Pursuant to the Transactions (as defined in the Transaction Agreement), upon the Conversion (as defined in the Transaction Agreement) of the surviving entity in the First Merger (as defined in the Transaction Agreement), the Company was formed on the Filing Date pursuant to the provisions of the DLLCA.

Section 2.02 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of governing the affairs of the Company and the conduct of its business in accordance with the provisions of the DLLCA. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the DLLCA) of the Company effective as of the date set forth above. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the DLLCA. On any matter upon which this Agreement is silent, the DLLCA shall control. No provision of this Agreement shall be in violation of the DLLCA and to the extent any provision of this Agreement is in violation of the DLLCA, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the DLLCA provides that a provision of the DLLCA shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. Notwithstanding any provision of this Agreement to the contrary, no Member or Assignee shall be entitled to appraisal or dissenters’ rights under any circumstances and no appraisal or dissenters’ rights may be granted under Section 18-210 of the DLLCA or otherwise.

Section 2.03 Name. The name of the Company shall be “[NEWCO], LLC.” The Managing Member in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

Section 2.04 Purpose. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the DLLCA and determined from time to time by the Managing Member in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be at such place as the Managing Member may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Trust Company. The Managing Member may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the DLLCA and shall continue in existence until dissolution of the Company in accordance with the provisions of Article XIII.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership), and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) The GE Group Members are hereby admitted as additional Members of the Company effective as of the completion of the Transactions (as defined in the Transaction Agreement). The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”).

(b) The applicable Schedule of Members in effect immediately following the admission of the GE Group Members as Members of the Company is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the DLLCA.

(c) No Member shall be required or, except as contemplated by the Transaction Agreement or as approved by the Managing Member pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to contribute or loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the execution hereof, the Units will be comprised of a single class of Common Units. The Managing Member may create one or more classes or series of Common Units or preferred Units solely to the extent each such class or series thereof is substantially equivalent to an outstanding class of common stock of Newco or class or series of preferred stock of Newco; provided that, subject to the Exchange Agreement, so long as this Agreement is in effect, the number of Common Units outstanding shall equal the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding.

Section 3.03 Incentive Plans. If at any time Newco issues a share of Class A Common Stock under an Incentive Plan whether by the exercise of a stock option (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) or the grant of a restricted share award or otherwise, the following will occur:

(a) the net proceeds (including the amount of the exercise price paid by the owner or the promissory note representing any loan made by Newco to the owner with respect to a stock purchase award, which promissory note will be deemed to have a Fair Market Value equal to the original principal balance of that promissory note) received by Newco with respect to the share of Class A Common Stock, if any, will be paid or transferred by Newco to the Company (indirectly through the Newco Group Members), which amounts will be treated for U.S. federal income tax purposes as having been paid to the Company by the person to whom the share of Class A Common Stock is issued;

(b) Newco will be deemed to make (indirectly through the Newco Group Members) an additional Capital Contribution to the Company of an amount of cash equal to:

(i) the current per share market price of a share of Class A Common Stock on the date the share is issued (or, if earlier, the date the related option or other instrument is exercised), reduced by

(ii) the amount paid to the Company as described under subsection (a) above;

(c) the Company will be deemed to purchase from Newco a share of Class A Common Stock for an amount of cash equal to the sum of:

(i) the additional deemed Capital Contribution made by Newco (indirectly through the Newco Group Members) to the Company in subsection (b) above, and

(ii) the amount paid to the Company as described under subsection (a) above,

and to deliver such share of Class A Common Stock to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the Company to own the shares of Class A Common Stock for any purpose, including for the purpose of determining stockholders entitled to receive dividends or vote);

(d) in exchange for the payment by Newco to the Company described in subsection (a) above and the deemed Capital Contribution by Newco to the Company described in subsection (b) above (which aggregate amount will be credited to the Capital Accounts of the Newco Group Members), the Company will issue to a Newco Group Member a number of Common Units equal to the inverse of the Exchange Rate registered in the name of the applicable Newco Group Member for each share of Class A Common Stock issued by Newco under the Incentive Plan;

(e) the Company will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Class A Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with the allocation rules in Article V;

(f) if the owner of any share of Class A Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Class A Common Stock and the share of Class A Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Class A Common Stock will be reversed, including the reversion of that share of Class A Common Stock to Newco, the cancellation of the Common Unit(s) issued to the applicable Newco Group Member and the reversal, if and to the extent required by Treasury Regulations Section 1.83-6(c) or other applicable tax Law, of any compensation deductions previously allocated to the Members; and

(g) if a share of Class A Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid election under Code Section 83(b) has not been made with respect to such share of Class A Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Class A Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Class A Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Class A Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the Company.

Section 3.04 Other Issuances.

(a) If at any time Newco issues a share of Class A Common Stock or any other class or series of Equity Securities of Newco (other than (x) shares of Class B Common Stock or (y) shares of Class A Common Stock under an Incentive Plan), (i) the net proceeds received by Newco with respect to the share of Class A Common Stock or such other Equity Securities, if any, will be paid or transferred by Newco to the Company (through the Newco Group Members), and (ii) the Company shall issue to the Newco Group Members a number of Common Units equal to the inverse of the Exchange Rate registered in the name of the Newco Group Members for each share of Class A Common Stock (or, with respect to any issuance by Newco of Equity Securities other than Class A Common Stock, one Unit that is substantially equivalent to the Equity Securities issued by Newco) issued by Newco pursuant to the foregoing clause (i); provided, however, that if Newco issues any Equity Securities in order to purchase or fund the purchase from another Member of Units (and Class B Common Stock), then the Company shall not issue any new Units in connection therewith and Newco shall not be required to indirectly transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase). This Section 3.04 shall not apply to the issuance and distribution to holders of shares of Newco common stock or rights to purchase Equity Securities of Newco under a “poison pill” or similar shareholder rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock would be issued together with a corresponding right), but shall apply to the issuance of Class A Common Stock in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(b) The Company hereby grants to Newco Group Members the right to purchase additional Common Units from the Company with cash existing at Newco. If a Newco Group Member exercises its right to purchase additional Common Units pursuant to this Section 3.04(b), the GE Group Members shall have the right to purchase, for every one Common Unit purchased by the Newco Group Member under this Section 3.04(b), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units as they held immediately prior to such purchase by the Newco Group Member pursuant to this Section 3.04(b). The Newco Group Member purchasing Common Units shall give written notice of such purchase of additional Common Units to the GE Group Members no less than ten (10) Business Days prior to the date of the purchase and shall include the number of additional Common Units to be purchased and the purchase date, which shall also be the date, if any, on which the GE Group Members purchase additional Common Units under this Section 3.04(b); provided that, in the event that a Newco Group Member receives a Notice of Exchange at a time when the Cash Balances are less than the Maximum Cash Amount, a Newco Group Member may, at its election, purchase additional Common Units on the date it receives such Notice of Exchange, and the GE Group Members shall have ten (10) Business Days following such a purchase to determine whether to make a corresponding purchase of Common Units pursuant to this Section 3.04(b). The purchase price payable by the Newco Group Member (or each of the Newco Group Member and GE Group Members, as applicable) for each such Common Unit shall be equal to the product of (i) the closing price of the Class A Common Stock on the NYSE (or any successor exchange on which the Class A Common Stock may be listed) (“Closing Price”) on the purchase date pursuant to this Section 3.04(b), multiplied by (ii) the Exchange Rate immediately prior to the Newco Group Member’s (or each of the Newco Group Member’s and GE Group Members’, as applicable) purchase of Common Units pursuant to this Section 3.04(b).

(c) If, pursuant to Section 2.01(c)(2) or Section 2.01(c)(3) of the Exchange Agreement, an Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment due to a Newco Group Member is deemed contributed to Newco LLC as payment for Common Units, then the Company shall issue a number of Common Units to such Newco Group Member equal to (i) the Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment, as applicable, divided by (ii) the product of (x) the Closing Price on the date of the Newco Group Member’s acquisition of Common Units pursuant to this Section 3.04(c) and (y) the Exchange Rate immediately prior to such Newco Group Member’s acquisition of Common Units pursuant to this Section 3.04(c). If a Newco Group Member acquires Common Units pursuant to this Section 3.04(c), GE Group Members shall have the right to purchase, for every one Common Unit acquired by the Newco Group Member under this Section 3.04(c), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units as they held immediately prior to such purchase by Newco pursuant to this Section 3.04(c). When the GE Group Member provides its Notice of Exchange (as defined in the Exchange Agreement) and such notice is subject to Section 2.01(c)(2) or Section 2.01(c)(3) of the Exchange Agreement, the GE Group Member shall also provide notice of whether it will be exercising its right to purchase additional Common Units. If a Newco Group Member receives Common Units as a result of a deemed contribution pursuant to Section 2.01(c)(2) of the Exchange Agreement, the issuance of such Common Units and any Common Units resulting from the exercise by a GE Group Member of its right to purchase additional Common Units in its Notice of Exchange pursuant to this Section 3.04(c) shall occur five (5) Business Days after such Notice of Exchange was provided. If a Newco Group Member receives Common Units as a result of a deemed contribution provided for by Section 2.01(c)(3) of the Exchange Agreement, the issuance of such Common Units and any Common Units resulting from the exercise by a GE Group Member of its right to purchase additional Common Units in its Notice of Exchange pursuant to this Section 3.04(c) shall occur five (5) Business Days after the determination under Section 2.01(c)(3)(A) of the Exchange Agreement was made.

Section 3.05 Acquisition of Units.

(a) The Company hereby grants to the GE Group Members the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional Common Units as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units they held immediately prior to such issuance by Newco under Section 3.03(d). Newco hereby grants to the GE Group Members the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional shares of Class B Common Stock as would result in GE holding immediately following such purchase the same percentage of the total outstanding shares of Newco common stock it held immediately prior to such issuance by Newco under Section 3.03(d). The Company shall give written notice of any such proposed issuance of additional Common Units to Newco under Section 3.03(d) no less than ten (10) Business Days prior to the date of the proposed issuance (or, if later, as promptly as reasonably practicable and in any event prior to such proposed issuance), which notice shall include the number of additional Common Units proposed to be issued to Newco and the proposed date of issuance; provided that no such notice shall be required for any individual issuance of fewer than 100,000 additional Common Units so long as the sum of all such individual issuances below such amount do not exceed 1,000,000 Common Units in the aggregate in any ninety (90) day period referred to in the following proviso; provided, further, the Company shall provide at least one such notice every ninety (90) days, which notice shall include all previous issuances of Common Units to Newco under Section 3.03(d) during such ninety (90) day period for which a notice has not previously been provided pursuant to this sentence. The GE Group Members shall have the right to purchase a number of Common Units and an equal number of shares of Class B Common Stock, in each case as would result in the GE Group Members holding, in the aggregate, immediately following such purchase the same percentage of the total outstanding Common Units and shares of Newco Common Stock it held immediately prior to such issuance by Newco under Section 3.03(d), by delivering written notice to the Company and Newco within one hundred twenty (120) days following the end of the year in which such issuance occurs. The aggregate purchase price payable by a GE Group Member for each such Common Unit and share of Class B Common Stock shall be equal to (i) in the case of a Common Unit issued by the Company in respect of a restricted share award under the Incentive Plans, the product of (x) the Exchange Rate immediately prior to the GE Group Member’s purchase of Common Units pursuant to this Section 3.05(a) and (y) the Closing Price on the date of the issuance of such restricted share award (or, if later, the date of issuance of Common Units to the GE Group Member), and (ii) in the case of a Common Unit issued by the Company in respect of an option exercise (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) under the Incentive Plans, the product of (x) the Exchange Rate immediately prior to the GE Group Member’s purchase of Common Units pursuant to this Section 3.05(a) and (y) the Closing Price on the date such option or other instrument is exercised (or, if later, the date of issuance of Common Units to the GE Group Member), and the GE Group Member shall pay an amount equal to the par value per share of Class B Common Stock to Newco in respect of each such share of Class B Common Stock so purchased and pay the balance to the Company in respect of each such Common Unit so purchased. The GE Group Members’ rights under this Section 3.05(a) shall accrue in arrears and shall be exercisable by the GE Group Members at any time, and from time to time, at, from and after the issuance by the Company of additional Common Units to Newco provided for in Section 3.03(d) (but subject to the limitations set forth herein).

(b) Notwithstanding anything to the contrary in this Agreement, if at any time the GE Group Members are permitted to acquire shares of Class A Common Stock under the Stockholders Agreement (“Permitted Acquisition”), a GE Group Member may instead, at its election purchase Paired Interests (in such number that equals the number of shares of Class A Common Stock permitted to be acquired multiplied by the inverse of the Exchange Rate), and the Company shall be obligated to issue the Common Units forming a part of such Paired Interests to GE, on the following terms and conditions:

(i) In the case of a Permitted Acquisition of Class A Common Stock from Newco, the aggregate purchase price shall be equal to the per share price of the Class A Common Stock that would have been paid to Newco by the GE Group Member multiplied by the number of shares of Class A Common Stock that would have been acquired by the GE Group Member, in each case but for such election.

(ii) In the case of a Permitted Acquisition of Class A Common Stock from any Person other than Newco, the GE Group Member shall give Newco notice of its election under this Section 3.05(b)(ii) specifying the number of Paired Interests it desires to acquire (which number shall not be greater than the number of shares of Class A Common Stock it would otherwise be permitted to acquire multiplied by the inverse of the Exchange Rate). Within five Business Days after its receipt of such notice, subject to applicable law, Newco shall repurchase a number of shares of Class A Common Stock in the market equal to the product of (x) the number of Paired Interests GE desires to acquire and (y) the Exchange Rate. The aggregate purchase price payable by the GE Group Member for the Paired Interests shall be the price paid by Newco for the shares of Class A Common Stock so repurchased. Concurrently with Newco’s repurchase of such shares of Class A Common Stock, the Company shall repurchase the same number of Common Units from the Newco Group Members as the Paired Interests the GE Group Member is acquiring pursuant to this Section 3.05(b)(ii) for the same aggregate purchase price.

(iii) The aggregate purchase price payable by the GE Group Member under this Section 3.05(b) shall be paid by the GE Group Member to Newco and the Company in a manner consistent with Section 3.05(a).

(iv) GE shall indemnify Newco for any taxes incurred by Newco, the Newco Group Members or the Company resulting from or arising out of an acquisition by the GE Group Members of Class B Common Stock and Common Units pursuant to clause (ii) of this Section 3.05(b), provided that any such taxes indemnified against shall be treated as Formation Taxes (as defined in and for purposes of the Tax Matters Agreement, as defined in the Transaction Agreement).

Section 3.06 Authorization and Issuance of Additional Units.

The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Members and on the terms and conditions provided for in Section 3.02, Section 3.03, Section 3.04, Section 3.05 and this Section 3.06. Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Managing Member shall determine and the Managing Member shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.

Section 3.07 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other Officer designated by the Managing Member, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Managing Member agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Managing Member may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.08 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.09 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01, the amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.11 Repurchase or Redemption of Newco Equity Securities. If at any time any shares of Class A Common Stock are to be repurchased or redeemed (whether by exercise of a put or call, automatically or by means of any other arrangement) by Newco for cash using the proceeds of redemptions of Common Units, then the Managing Member shall cause the Company to repurchase or redeem a number of Common Units held by Newco Group Members equal to the number of shares of Class A Common Stock so repurchased or redeemed multiplied by the inverse of the Exchange Rate, at an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed (plus any expenses related thereto) and upon such other terms as are the same for the Class A Common Stock being repurchased or redeemed. The Company shall indemnify Newco for any taxes incurred by the Newco Group Members resulting from or arising out of an acquisition by the Company of Common Units pursuant to this Section 3.11. This provision shall be applied to Equity Securities other than Class A Common Stock in a manner consistent with the foregoing, mutatis mutandis.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members in respect of any class or series of Units may be declared by the Managing Member out of funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Managing Member shall determine using such record date as the Managing Member may designate, and any such Distributions shall be made to the Members that hold such class or series of Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest with respect to such class or series of Units as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 13.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable Newco and the Newco Group Members to pay dividends or to meet their obligations, including their obligations pursuant to the Tax Matters Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(b) Tax Distributions.

(i) On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to each due date for a tax return of Newco or a Newco Group Member, as determined without regard to extensions, or other date on which Newco is required to satisfy a tax liability (including as a result of any audit or other proceeding or pursuant to the Tax Matters Agreement), the Company shall be required to (x) make a Distribution to the Newco Group Members such that the Newco Group Members receive the amount required to enable Newco or the Newco Group Member to meet its tax obligations, including its obligations pursuant to the Tax Matters Agreement, due on such date (a “Newco Group Members Tax Distribution”) and (y) make a Distribution to each Member other than the Newco Group Members so that the Distributions made to the Newco Group Members under clause (x) and the Distributions made to each other Newco Group Member under this clause (y) are in accordance with the Members’ respective Percentage Interests on the applicable Tax Distribution Date (a “Member Tax Distribution” and, together with Newco Group Members Tax Distributions, “Tax Distributions”).

(ii) If, on a Tax Distribution Date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Newco Group Members Tax Distributions shall be made in full (to the extent of available funds) and Member Tax Distributions shall be made to the Members to the extent of available funds remaining after such Newco Group Members Tax Distributions in accordance with the Members’ Percentage Interests and the Company shall make future Distributions to the Members as soon as funds become available in a manner such that each Member has received the same aggregate Tax Distributions such Member would have received if there had been sufficient funds available on the applicable Tax Distribution Date to make the full amount of Tax Distributions required to have been made under Section 4.01(b)(i) on such Tax Distribution Date.

(iii) The amount of any Tax Distribution to a Member pursuant to this Section 4.01(b) shall be treated as having been made pursuant to Section 4.01(a) and shall reduce the amounts that otherwise would be distributed to the Members pursuant to Section 4.01(a).

Section 4.02 Sharing Payments.

(a) To the extent permitted by applicable Law and hereunder, the Company shall make Sharing Payments out of funds or property legally available therefor in such amounts and on such terms set forth in this Section 4.02; provided that, the Company shall not make a Sharing Payment (i) at any time when a Member has not received all of the Tax Distributions to which it is entitled or (ii) when the Company, in its reasonable discretion, determines that making a Sharing Payment could compromise its ability to make in full the Tax Distributions with respect to the next Tax Distribution Date. Amounts paid pursuant to this Section 4.02 are intended to constitute “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the recipients’ Capital Accounts.

(b) Following a Sharing Payment to a Member of a Group, the Managing Member shall reduce subsequent Distributions pursuant to Section 4.01(a) to which the Members of the other Group are otherwise entitled by an amount equal to the aggregate amount of the deductions that are specially allocated to such Members of the other Group with respect to such Sharing Payment, as determined pursuant to Section 5.03(h). Such reduction in Distributions shall be given effect with respect to the earliest Distributions made pursuant to Section 4.01(a) following the payment of the Sharing Payment. If (i) a transferee is treated as acquiring a Member’s Company Interest pursuant to an Exchange in accordance with the Exchange Agreement and, after such Exchange, such Member continues to hold one or more Common Units, and (ii) such transferring Member has not yet suffered all of the reduction in its Distributions required by this Section 4.02(b), such reduction in Distributions shall apply solely with respect to such Member’s retained Units and shall not apply with respect to the Exchanged Units; provided, that if a Member makes a contribution to the Company pursuant to Section 5.01(d), Distributions to such Member shall not be reduced by this Section 4.02(b) by the amount of such contribution.

(c) The Sharing Payment due to a Member shall be paid within 10 days of the relevant Determination Date (as defined in the Tax Matters Agreement).

Section 4.03 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution or Sharing Payment to any Member on account of any Company Interest if such Distribution or Sharing Payment would violate any applicable Law.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder including Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member as of the date hereof shall be the dollar value set forth opposite the Member’s name on the Schedule of Members.

(b) Subject to the provisions of Section 5.01(a), the Capital Account for each Member shall consist of the Member’s initial Capital Contribution (actual or deemed), increased by any additional Capital Contributions made by the Member, by the Member’s share of all items of Net Income allocated pursuant to Section 5.02 and any items in the nature of income or gain which are specially allocated pursuant to Section 5.03 and by the amount of any Company liabilities which the Member is deemed to assume or which are secured by any Company property distributed to the Member, and decreased by the Member’s share of all items of Net Loss allocated pursuant to Section 5.02 and any items in the nature of loss or deduction which are specifically allocated pursuant to Section 5.03, by any Distributions to the Member and by the amount of any liabilities of the Member which the Company is deemed to assume or which are secured by property contributed by the Member to the Company. A transferee of a Member’s Company Interest (or a portion thereof) shall succeed to the Capital Account of such Member (or the pro rata or other appropriate portion thereof, as applicable); provided that if (i) the transferee is treated as acquiring the Member’s Company Interest pursuant to an Exchange in accordance with the Exchange Agreement and, after such Exchange, such Member continues to hold one or more Common Units, and (ii) such Member’s Capital Account was previously reduced by reason of Section 5.03(h), (A) the amount of the Capital Account of such Member that the transferee succeeds to shall be determined by assuming that such reductions to the Member’s Capital Account had not occurred except to the extent of any corresponding reductions in distributions to such Member pursuant to Section 4.02(b), and (B) the remaining Capital Account of such Member shall be equal to the difference, which can be positive or negative, between (x) such Member’s actual Capital Account immediately prior to the acquisition by the transferee and (y) the amount allocated to the transferee pursuant to clause (A).

(c) No interest shall be paid on the initial Capital Contributions or on any subsequent Capital Contributions. No amount distributed pursuant to Section 4.01 of this Agreement shall constitute a payment under Code Section 707(a) or Section 707(c).

(d) Notwithstanding Section 3.08, to the extent that a reduction in a Member’s Capital Account pursuant to Section 5.01(b)(ii)(B) would cause such Member to have a deficit in its Capital Account balance, such Member shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero. For the avoidance of doubt, the aggregate amount required to be contributed to the capital of the Company pursuant to this Section 5.01(d) by any Member shall not exceed the excess (if any) of (i) the aggregate amount specially allocated to such Member under Section 5.03(h) over (ii) the aggregate reductions in distributions to such Member pursuant to Section 4.02.

Section 5.02 Allocations. Subject to the other provisions of this Article V, Net Income, Net Loss, and, to the extent necessary, individual items of income (including gross income), gain, loss or deduction of the Company, for each Fiscal Period shall be allocated among the Members so that the Capital Account of each Member, after making such allocation, is, or is as nearly as possible, equal (or in proportion thereto, if the total amount to be allocated is insufficient) to the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up, and its assets other than money sold for cash equal to their respective Gross Asset Values (which, for the avoidance of doubt, shall not be booked up or written down to fair market value for this purpose outside of an actual liquidation), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company (if any) were distributed to the Members in accordance with Section 13.02 immediately after making such allocation. For purposes of, and prior to, making allocations under this Section 5.02, (x) Capital Accounts shall be reduced by any Distributions made with respect to the Fiscal Period, (y) Capital Accounts shall be adjusted for any special allocations required pursuant to Section 5.03 with respect to the Fiscal Period, and (z) each Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

Section 5.03 Special Allocations. Notwithstanding anything to the contrary in Section 4.01, the following special allocations will apply.

(a) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain that is attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In accordance with Treasury Regulations Section 1.704-2, any Nonrecourse Deductions for any Fiscal Period shall be specially allocated among the Members in accordance with the Members’ respective Percentage Interests.

(d) Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e) If any Member unexpectedly received any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.03(e) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(e) were not in this Agreement. This Section 5.03(e) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) If any Member has a deficit Capital Account at the end of any Fiscal Period which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.03(e) and this Section 5.03(f) were not in this Agreement.

(g) The allocations set forth in Section 5.03(a)-(f), inclusive (the “Regulatory Allocations”), are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.03. Therefore, notwithstanding any other provision of this Section 5.03 (other than the Regulatory Allocations) to the contrary, the Managing Member shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to the general allocation provisions.

(h) The Company shall specially allocate the deduction for each Sharing Payment that accrues pursuant to Section 4.02 to the Members of the Group that does not include the Member that received the Sharing Payment, in accordance with the relative Percentage Interests of such Members.

(i) The Company shall make an election pursuant to Section 754 of the Code effective for the Company taxable year that includes the date hereof and all future taxable years. Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

Section 5.04 Tax Allocations.

(a) Except as otherwise provided in Section 5.04(b), as of the end of each Fiscal Period, items of Company income, gain, loss, deduction, and expense shall be allocated for federal, state, and local income tax purposes among the Members in the same manner as the income, gain, loss, deduction, and expense of which such items are components were allocated to Capital Accounts pursuant to this Article V.

(b) In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder, Company income, gains, deductions, and losses with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at that time (to be computed in accordance with Treasury Regulations). If Company property is revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at any time, subsequent allocations of Company income, gains, deductions and losses with respect to such property’s revaluation and its adjusted basis for federal income tax purposes in the same manner as the variation is taken into consideration under Code Section 704(c) and the Treasury Regulations thereunder. The Managing Member shall (i) select methods under Code Section 704(c) in accordance with Section 8.03 of the Tax Matters Agreement and (ii) apply the principles of Treasury Regulations Section 1.704-3(a)(9) with respect to any partnership interest held directly by the Company or indirectly through pass-through entities.

Section 5.05 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any of its Subsidiaries is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company or any of its Subsidiaries on behalf of any Member based upon such Member’s status as an employee of the Company or any of its Subsidiaries), then such Member shall indemnify the Company or its Subsidiary in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company or its Subsidiary under this Section 5.05. A Member’s obligation to make contributions to the Company or any of its Subsidiaries under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company and its Subsidiaries, and for purposes of this Section 5.05, the Company and its Subsidiaries shall be treated as continuing in existence. Each Member hereby agrees to furnish to the Company or its Subsidiaries such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of Managing Member.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in EHHC NewCo, LLC, as the sole managing member of the Company (EHHC NewCo, LLC, in such capacity, the “Managing Member”) and (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company. The Managing Member shall be the “Manager” of the Company for the purposes of the DLLCA. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on the Members by the DLLCA with respect to the management and control of the Company. Any vacancies in the position of Managing Member shall be filled in accordance with Section 6.04.

(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Managing Member. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Managing Member and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. The authority and responsibility of the Officers shall include such duties as the Managing Member may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. The initial officers of the Company shall be those persons appointed and designated by the Managing Member on the date hereof. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Managing Member.

(c) The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Managing Member. The Managing Member may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Managing Member may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to remove or replace the Managing Member.

Section 6.04 Vacancies. Vacancies in the position of Managing Member occurring for any reason shall be filled by Newco (or, if Newco has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of Newco immediately prior to such cessation). For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to fill any vacancy in the position of Managing Member.

Section 6.05 Transactions Between the Company, the Managing Member and Affiliates. The Managing Member may cause the Company to contract and deal with any Subsidiary of the Company on such terms as the Managing Member, the Company or such Subsidiary, as applicable, shall determine. Subject to Section 4.5 of the Stockholders Agreement, the Managing Member may cause the Company to contract and deal with any Affiliate of the Managing Member which is not a Subsidiary of the Company, provided such contracts and dealings are on arm’s length terms and are in the best interests of the Company.

Section 6.06 Reimbursement for Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon the effective time of the Second Merger (as defined in the Transaction Agreement), Newco’s Class A Common Stock will be publicly traded and therefore Newco will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any expenses incurred on behalf of Newco, the Newco Group Members, or the Company, including all fees, expenses and costs of Newco being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by the Managing Member on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07 Delegation of Authority. The Managing Member (a) may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented and/or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Managing Member.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of the Managing Member’s Affiliates shall be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as the sole managing member of the Company pursuant to authority granted to the Managing Member by this Agreement or the DLLCA; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Managing Member’s gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by the Managing Member or its Affiliates contained herein or in the other agreements with the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member that is not the Managing Member.

(b) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members (provided that, for the avoidance of doubt, nothing in this Section 6.08(b) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).

(c) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement or impose liability upon the Managing Member or any of the Managing Member’s Affiliates (provided that, for the avoidance of doubt, nothing in this Section 6.08(c) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).

Section 6.09 Investment Company Act. The Members shall use their respective best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Managing Member. Neither Newco nor the Newco Group Members shall, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of Newco as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by the Newco or the Newco Group Members pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that Newco and the Newco Group Members may, in their sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Newco Group Members take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Newco Group Members. Nothing contained herein shall be deemed to prohibit Newco or the Newco Group Members from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Corporate Opportunities.

(a) In recognition and anticipation (i) that the Company will not be a wholly-owned subsidiary of GE and that GE will be a significant stockholder of the Company, (ii) that directors, officers and/or employees of GE may serve as directors, managers and/or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE, the Company and/or Newco, including the Stockholders Agreement, GE may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that GE may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of GE, and the duties of any directors, managers and/or officers of the Company who are also directors, officers and/or employees of GE be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Section 6.11 shall to the fullest extent permitted by Law regulate and define the conduct of certain of the business and affairs of the Company in relation to GE and the conduct of certain affairs of the Company as they may involve GE and its directors, officers and/or employees, and the powers, rights, duties and liabilities of the Company and its officers, directors, managers and unitholders in connection therewith. To the fullest extent permitted by Law, any Person purchasing or otherwise acquiring any Units, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 6.11.

(b) Newco has entered into the Stockholders Agreement with GE, and, subject to the Stockholders Agreement, the Company may from time to time enter into and perform, and cause or permit any Affiliated Company of the Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Company or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, managers, officers and/or employees (including any who are directors, managers, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section 6.11(d), and except as otherwise agreed in writing (including in the Stockholders Agreement), no such agreement, or the performance thereof by the Company or any Affiliated Company thereof, or GE, shall to the fullest extent permitted by Law be considered contrary to (i) any fiduciary duty that GE may owe to the Company or any Affiliated Company thereof or to any Member or other owner of an equity interest in the Company or an Affiliated Company thereof by reason of GE being a controlling or significant equityholder of the Company of any Affiliated Company thereof or participating in the control of the Company or of any Affiliated Company thereof or (ii) any fiduciary duty owed by any director, manager and/or officer of the Company or any Affiliated Company thereof who is also a director, manager, officer and/or employee of GE to the Company or such Affiliated Company, or to any equityholder thereof. Subject to Section 6.11(d), to the fullest extent permitted by Law, GE, as a Member of the Company or as an equityholder of any Affiliated Company thereof, or as a participant in control of the Company or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no manager and/or officer of the Company who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Company or any Affiliated Company thereof to refrain from acting on behalf of the Company or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c) Except as otherwise agreed in writing between the Company and GE, including in the Stockholders Agreement, and subject to Section 6.11(d), GE shall to the fullest extent permitted by Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 6.11(d)) neither GE nor any officer, director and/or employee thereof shall to the fullest extent permitted by Law be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of GE’s engaging in any such activity. Except as otherwise agreed in writing between the Company and GE, in the event that GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, GE shall to the fullest extent permitted by Law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a Member of the Company. In the case of any corporate opportunity in which the Company has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by Law not be liable to the Company or its Members for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company.

(d) For purposes of this Section 6.11, (1) “Affiliated Company” in respect of the Company shall mean any entity controlled by the Company, (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 6.11(c), would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Company, and (3) “GE” shall mean GE and its Affiliates (other than the Managing Member, the Company and any entity that is controlled by the Managing Member or the Company).

(e) Newco will conduct the operations of Newco and its Subsidiaries through the Company and the Company’s Subsidiaries.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the DLLCA, no Member (including the Managing Member) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Managing Member of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the DLLCA shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the DLLCA and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the DLLCA or other Delaware law to return to or for the benefit of the Company any Distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the DLLCA so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.08 with respect to the Managing Member), to the extent that, at Law or in equity, any Member (or any Member’s Affiliate or any Managing Member, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Managing Member, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

Section 7.02 Lack of Authority. No Member, other than the Managing Member or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Managing Member and the Officers of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Managing Member, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the DLLCA, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities, damages, and losses (including attorneys’ fees, judgments, amounts paid in settlement, fines, interest or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or Affiliate thereof or is or was serving as the Managing Member or an Affiliate thereof or is or was an Officer or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for (i) any expenses, liabilities, damages and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company or (ii) for the avoidance of doubt, any taxes or related interest or penalties imposed on such Indemnified Person, including, with respect to any Member, as a result of any allocations to such Member pursuant to Section 5.04. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Managing Member or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in

Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability, damage or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Managing Member, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Managing Member.

(d) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the Voting Units (which shall in all cases include the Managing Member), voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for it by proxy. An electronic mail or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by the Members holding a majority of the Voting Units entitled to vote on such matter on at least five (5) Business Days’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email without a meeting, shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06 Inspection Rights. The Managing Member may, but shall not be required to, permit any Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, or (iii) consult with the Managing Member, Officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed written consent of the Managing Member by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. No Member (other than GE), unless permitted by the Managing Member, shall have any inspection rights under Section 18-305 of the DLLCA.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Managing Member.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns.

(a) The Managing Member shall be responsible for the preparation and timely filing of all tax returns required to be filed by the Company, including arranging for the preparation of such tax return by an accounting firm or other qualified adviser; provided, however, that prior to filing the Company’s Internal Revenue Service Form 1065, any material foreign, state or local income tax return of the Company, or any material franchise tax return of the Company, the Managing Member shall submit such tax return no less than thirty (30) days prior to its due date to GE for its review, and shall not file or cause to be filed any such tax return with the applicable taxing authority without the consent of GE, which consent shall not be unreasonably withheld or delayed. GE may object to the filing of such tax return by delivering a written notice to the Managing Member within ten (10) days of receipt of such tax return from the Company. Such written notice shall specify the item or items included in the tax return disputed by GE. After delivery of such written notice, GE and the Managing Member shall use commercially reasonable efforts to resolve the dispute. If GE and the Managing Member are unable to resolve such dispute within five days, the disputed item or items shall be resolved using the procedures set forth in the Tax Matters Agreement. If GE does not object to the filing of such tax return within ten (10) days of receipt of such tax return from the Managing Member, GE shall be deemed to have consented to the filing of such tax return by the Managing Member. The cost of such preparation and filing shall be borne by the Company.

(b) Except as explicitly set forth in this Agreement, the Managing Member shall make any decisions with respect to tax elections or other decisions relating to taxes of the Company; provided, however, that in the case of any election that could reasonably be expected to have an adverse effect on the GE Group Members that is material and disproportionate as to its effect on the GE Group Members (as compared to its effect on the Newco Group Members), such election shall not be made without the consent of GE, which consent shall not be unreasonably withheld or delayed. The Managing Member shall cause the Company to furnish to each Member (i) as soon as reasonably practicable after the close of each Fiscal Year such information concerning the Company as is reasonably required for the preparation of such Member’s income tax returns and (ii) as soon as reasonably practicable after the close of each of the Company’s first three fiscal quarters of each Fiscal Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes, and (iii) information (including without limitation a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns.

Section 9.02 Tax Controversies. The Managing Member is hereby designated as “tax matters partner” of the Company (the “Tax Matters Partner”) for purposes of Section 6231(a)(7) of the Code (as in effect prior to repeal of such section pursuant to the Bipartisan Budget Act of 2015). The Managing Member shall designate the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code and all applicable non-U.S. tax purposes. In the event of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Managing Member shall control the conduct of such examinations at the Company’s expense and to expend Company funds for professional services reasonably incurred in connection therewith; provided, that the Managing Member shall promptly provide each other Member a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an examination by a tax authority with respect to a material tax return or that could result in a material amount of taxes (including taxes imposed on Members), shall keep each other Member reasonably informed of material developments relating to such examination and not settle such examination, to the extent relating to a matter that could reasonably be expected to have an adverse effect on any Member that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of such adversely affected Member, which consent shall not be unreasonably withheld or delayed.

Section 9.03 Member Tax Matters. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the Form K-1 or other information statement furnished by the Company to such Member pursuant to Section 9.01.

Section 9.04 Partnership Continuation. Each Member agrees that the Company is intended to be treated for U.S. federal and, as applicable, state and local income tax purposes as a continuation of Baker Hughes International Partners Holdings SCS within the meaning of Section 708(a) of the Code and the Treasury regulations promulgated thereunder and any similar provisions of state or local Law, and no such Member shall take any position inconsistent therewith on any tax return.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No holder of Units or shares of Class B Common Stock may Transfer or permit the Transfer of any interest in any Units or shares of Class B Common Stock, except Transfers (a) pursuant to and in accordance with the Exchange Agreement, (b) pursuant to and in accordance with Section 10.02, (c) by the holders of Equity Securities in Newco (other than Class B Common Stock) or (d) approved in writing by the Managing Member. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not in each case terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, together with any Transfer pursuant to and in accordance with the Exchange Agreement, a “Permitted Transfer”) pursuant to (i) Section 4.2(a)(iii) of the Stockholders Agreement, (ii) a Transfer by a Member to Newco or any of its Subsidiaries and (iii) a Transfer to an Affiliate of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clause (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and the Exchange Agreement, the transferor will deliver a written notice to the Company and the Members, which will disclose in reasonable detail the identity of the proposed transferee. If a Member Transfers Units pursuant to the foregoing clause (iii) and, while the transferee continues to hold any Units, such Permitted Transferee ceases to qualify as an Affiliate (other than by virtue of a Permitted Spin Transaction) in relation to the initial transferor Member from which such Permitted Transferee received such Units (directly or indirectly through a series of Transfers) pursuant to such clause (iii)) (an “Unwinding Event”), then the relevant initial transferor shall (1) promptly notify the other Members and the Company of the pending occurrence of such Unwinding Event and (2) take all actions necessary prior to such Unwinding Event to effect a Transfer of all of the Units held by the relevant Permitted Transferee either back to such initial transferor or to another Person who qualifies as an Affiliate of such initial transferor, in each case subject to Section 10.04. A “Permitted Transferee” is a transferee of a Permitted Transfer contemplated by clauses (i) and (iii) of the first sentence of this Section 10.02.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF [NEWCO], LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND [NEWCO], LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [NEWCO], LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than Transfers to the Company pursuant to the Exchange Agreement), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement as provided in Section 10.02 and any other agreements (including the Exchange Agreement) executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Managing Member may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the DLLCA and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Managing Member shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) cause the Company to fail to qualify as a partnership or disregarded entity for federal income tax purposes or, without limiting the generality of the foregoing, such Transfer was effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(iv) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code; or

(v) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

ADMISSION OF MEMBERS

Section 11.01 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

Section 11.02 Additional Members. Subject to the provisions of Article X hereof, any Person may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Managing Member (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Managing Member determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the Schedule of Members.

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 12.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, only upon:

(a) the unanimous decision of the Managing Member together with the Members that then hold Voting Units to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(a)(4) of the DLLCA, unless the Company is continued without dissolution as permitted under Section 18-801(a)(4) of the DLLCA; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the DLLCA.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 13.02 Liquidation and Termination. On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the DLLCA. The costs of liquidation shall be borne as a Company expense. Until termination of the Company, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the taxable year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation); provided that, for the avoidance of doubt, in making such distributions in accordance with Article IV, the Company shall reduce the amount to which a Member is entitled pursuant to Section 4.01(a) by the aggregate amount of reductions in Distributions to such Member required by Section 4.02(b), to the extent that such reductions were not previously taken into account by actually reducing Distributions to such Member, and an amount equal to such reduction in liquidating Distributions shall be distributed to the Members on a pro rata basis in accordance with each Member’s Percentage Interest.

Section 13.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 13.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 13.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in kind in accordance with the provisions of Section 13.02(c), (b) as tenants in common and in accordance with the provisions of Section 13.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in-kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XIV.

Section 13.04 Cancellation of Certificate. On completion of the winding up and liquidation of the Company as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the DLLCA may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.04.

Section 13.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.02 and 13.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 13.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from and to the extent of Company assets available therefor).

ARTICLE XIV

VALUATION

Section 14.01 Determination. “Fair Market Value” of a specific asset will mean the amount which the seller would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party buyer, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Managing Member (or, if pursuant to Section 13.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 14.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 14.01, and the Managing Member and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Managing Member and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing assets or securities of similarly situated companies in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 14.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, whose determination shall be binding. If Fair Market Value as determined by an Appraiser selected by the Members is within 10% of the Fair Market Value as determined by the other such Appraiser (but not identical), and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the Managing Member shall select the Fair Market Value of one of such Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Managing Member (or each liquidator, if applicable) with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XI or XII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the Transfer of all or any portion of its, his or her Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a) if to EHHC NewCo, LLC or the Company to:

[●]

[Address]

[Address]

Attention:           [●]

E-mail:               [●]

(b) if to GE, to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention:           James M. Waterbury

Email:                 jim.waterbury@ge.com

with a copy to (which shall not constitute notice):

The Ark, 201 Talgarth Road

London, United Kingdom W6 8BJ

Attention:           John Keffer

Email:                 john.keffer@ge.com

Section 15.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 15.05 Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute, action or other proceeding arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement. Nothing in this Section 15.05 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15.03 shall be effective service of process for any suit or proceeding in connection with this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Section 15.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 15.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 15.08 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 15.09 Entire Agreement. This Agreement, the Transaction Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 15.10 Amendments. This Agreement may be amended or modified upon the consent of the Majority Members and the Managing Member. Notwithstanding the foregoing, no amendment or modification (a) to this Section 15.10 may be made without the prior written consent of the Managing Member and each of the Members, (b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (c) to any of the terms and conditions of Article VI or Section 13.01 (and related definitions as used directly or indirectly therein) may be made without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole discretion.

Section 15.11 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

Section 15.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 15.13 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 15.14 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to Newco shall not be subject to this Section 15.14.

Section 15.15 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY

[NEWCO], LLC

By:	EHHC NewCo, LLC, its Managing Member

By:
Name:
Title:

MEMBER:

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

MEMBER:

EHHC NewCo, LLC

By:
Name:
Title:

MEMBER:

CFC Holdings, LLC

By:
Name:
Title:

Annex F

Exhibit B to the

Transaction

Agreement

FORM OF EXCHANGE AGREEMENT

dated as of

[●], 2017

between

GENERAL ELECTRIC COMPANY,

BEAR NEWCO, INC.,

and

[NEWCO], LLC

F-i

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2017, by and among [Newco], LLC, a Delaware limited liability company (the “Company”), Bear Newco, Inc., a Delaware corporation (“Newco”), and General Electric Company, a New York corporation (“GE”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the exchange of Common Units together with shares of Class B Common Stock for shares of Class A Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01. Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“beneficially own” means, with respect to Class A Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i).

“BHI” means Baker Hughes Incorporated, a Delaware corporation.

“Board” means the board of directors of Newco.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Cash Exchange Payment” means an amount in cash equal to the product of (i) the number of shares of Class A Common Stock into which the surrendered Paired Interests are exchangeable and (ii) the VWAP of the Class A Common Stock for the five consecutive full Trading Days immediately prior to the date of delivery of the relevant Notice of Exchange.

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.

“Code” means the United States Internal Revenue Code of 1986.

“Common Unit” has the meaning assigned to it in the LLC Agreement.

“Conflicts Committee” has the meaning assigned to it in the Stockholder’s Agreement.

“Deliverable Common Stock” means Class A Common Stock to be delivered pursuant to an Election Notice in an Exchange.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the last day on which an Election Notice may be delivered by the Company, or such later date as (x) may be set forth in the applicable Notice of Exchange, (y) required to permit the Election Response Period to occur, as permitted under Section 2.02(c) or (z) required by Section 2.01(c), in which case the “Exchange Date” means either (i) the later date specified in such Notice of Exchange, (ii) the later date upon which the contingencies described in such Notice of Exchange are satisfied, (iii) the date on which the Election Response Period ends or (iv) the date on which the requirements described in Section 2.01(c) are satisfied, as applicable.

“Exchange Rate” means the number of shares of Class A Common Stock for which one Paired Interest is entitled to be Exchanged under this Agreement. On the date of this Agreement, the Exchange Rate is one (1), subject to adjustment pursuant to Section 2.03.

“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Holder” means GE or any other Person that holds a Paired Interest in accordance with the terms of this Agreement.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, among the Company and its members, as amended from time to time.

“Managing Member” has the meaning assigned to it in the LLC Agreement.

“Newco Group” means Newco and its Subsidiaries (x) excluding for any Post-Closing Period any entity that is a member of the Newco LLC Group (as defined in the Tax Matters Agreement) and (y) including for any Pre-Closing Period, BHI and its Subsidiaries (for the avoidance of doubt, whether or not BHI and its Subsidiaries are Subsidiaries of Newco).

“Newco Group Members” means EHHC NewCo, LLC, CFC Holdings, LLC and any other Member of the Company that is included, as of the relevant time, in the Newco Group.

“Paired Interest” means one Common Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Section 2.03. For purposes of the Agreement, unless and until another GE Group Member (as defined in the LLC Agreement) becomes a Holder in accordance with this Agreement, GE shall be treated as the Holder of any Paired Interest consisting of one Common Unit held by any GE Group Member and one share of Class B Common Stock held directly by GE.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between GE and Newco.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sharing Amount” has the meaning assigned to it in the Tax Matters Agreement.

“Sharing Payment” has the meaning assigned to it in the LLC Agreement.

“Stockholders Agreement” means that certain Stockholders Agreement of Newco, dated as of the date hereof, between GE and Newco.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of the date hereof, among the Company, Newco, EHHC NewCo, LLC, and GE.

“Trading Day” means any Business Day on which the Class A Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Transaction Agreement” means that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, BHI, Newco and Bear MergerSub, Inc., a Delaware corporation, as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, Bear MergerSub, Inc., BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as the same may be further amended from time to time).

“Units” has the meaning assigned to it in the LLC Agreement.

“Unpaid BHI Sharing Amount” has the meaning assigned to it in the Tax Matters Agreement.

“VWAP” means, for any specified period, with respect to a share of Class A Common Stock, a price per share equal to the volume-weighted average of the trading prices of such stock, as reported by Bloomberg L.P., or its successor, for such period (without regard to pre-open or after hours trading outside of any regular trading session during such period) on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

(b) Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cash Balances	Section 2.01(c)
Chancery Court	Section 4.05
Company	Preamble
Election Notice	Section 2.02(b)
Election Response Period	Section 2.02(c)(ii)
Exchange	Section 2.01
Exchange Agent	Section 2.02(a)
Holder	Preamble
Maximum Cash Amount	Section 2.01(c)
Newco Change of Control Transaction	Section 2.04
Notice of Exchange	Section 2.02(a)
Permitted Transferee	Section 4.01
Newco	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

ARTICLE II

EXCHANGE

Section 2.01. Exchange of Paired Interests.

(a) Subject to any restrictions set forth in the Stockholders Agreement and Section 2.02(h), a Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Company, in exchange (such exchange, an “Exchange”) for the delivery by the Company to such Holder of either (i) a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate or (ii) at the option of Newco, or the Company on behalf of Newco, to be exercised pursuant to Section 2.02(b), a Cash Exchange Payment.

(b) Notwithstanding anything herein to the contrary, in no event shall a Holder be entitled to effect an Exchange if and to the extent that, after the effectiveness of the Exchange and after giving effect to any disposition of Class A Common Stock that occurs immediately after such Exchange, GE and its Subsidiaries collectively would beneficially own more than 50% of the outstanding shares of Class A Common Stock at such time.

(c) Notwithstanding anything herein to the contrary, in no event shall a Holder be entitled to effect an Exchange (1) if as of the date of the applicable Notice of Exchange, the aggregate cash balances of the Newco Group (the “Cash Balances”) exceed $10,000,000 (the “Maximum Cash Amount”); provided that, in the event that such Cash Balances exceed the Maximum Cash Amount (i) Newco shall have 30 days after delivery of such Notice of Exchange to (v) contribute such excess cash to Newco LLC in exchange for additional Common Units, pursuant to the procedure set forth in Section 3.04(b) of the LLC Agreement, (w) make one or more distributions on Class A Common Stock, (x) repurchase shares of Class A Common Stock, (y) receive a determination from the Conflicts Committee that such Cash Balances in excess of the Maximum Cash Amount are reasonably necessary for Newco Group operations, in which case they shall be disregarded for purposes of this Section 2.01(c), or (z) any combination thereof such that the Cash Balances are equal to or less than the Maximum Cash

Amount, and (ii) upon the expiration of such 30-day period, such Holder or Holders shall be entitled to effect the Exchange set forth in such Notice of Exchange (for the avoidance of doubt, subject to any revocation pursuant to Section 2.02(c)(ii)); provided, however, that, if as of the expiration of such 30-day period, the Cash Balances continue to exceed the Maximum Cash Amount, Newco shall declare a distribution in an amount no less than such excess on the Exchange Date to holders of record of Class A Common Stock immediately prior to the effective time of the Exchange (as determined pursuant to Section 2.02(d)), (2) if as of the date of the applicable Notice of Exchange, there is an Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment, as applicable, due to a Newco Group Member; provided that such Exchange shall be permitted to occur on or after the end of the five (5) Business Day period specified in Section 3.04(c) of the LLC Agreement and the Newco Group Member shall be deemed to contribute such Unpaid BHI Sharing Amount, or Sharing Amount or Sharing Payment, as applicable, due to a Newco Group Member to Newco LLC as payment for Common Units in accordance with Section 3.04(c) of the LLC Agreement immediately prior to the effective time of the Exchange, or (3) during the period from and including the first day of a taxable year to and including the Determination Date with respect to the prior taxable year if such Exchange, together with any other Exchanges by the Holder (or any Affiliate of the Holder) during this period would result in the Exchange of 3% or more of the total outstanding Common Units of Newco LLC during this period; provided that such an Exchange shall be permitted to occur on or after the end of the five (5) Business Day period specified in Section 3.04(c) of the LLC Agreement and (A) promptly following the delivery of the Notice of Exchange, GE and Newco shall act reasonably and in good faith to mutually determine the amount of any Sharing Amount that may be due with respect to the prior Taxable Year, as accurately as possible and taking into account any estimated amounts previously provided pursuant to Section 5.03(a) and Section 5.03(b) of the Tax Matters Agreement; provided, however, that (I) if GE and Newco cannot agree on the Sharing Amount within ten (10) days, any disputes shall be resolved in a manner consistent with the principles of Section 8.05(b) of the Tax Matters Agreement within thirty (30) days, and (II) upon resolution, such determined Sharing Amount shall be final for purposes of this Agreement and the Tax Matters Agreement, and (B) if the determination pursuant to clause (A) results in a Sharing Amount due to a Newco Group Member, then such Sharing Amount shall be deemed contributed by such Newco Group Member in accordance with the procedures set forth in Section 2.01(c)(2).

Section 2.02. Exchange Procedures; Notices and Revocations.

(a) A Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Paired Interest to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Exchanging Holder or such Exchanging Holder’s duly authorized attorney, to the Company at the address set forth in Section 4.03 during normal business hours, or if any agent for the Exchange is duly appointed and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours. If Common Units and/or the Class B Common Stock are then represented by certificates, certificate(s) representing at least the number of Common Units and/or Class B Common Stock being exchanged, with instrument(s) of transfer reasonably acceptable to the Company and executed in blank, shall be delivered by such Exchanging Holder to the Company at the address set forth in Section 4.03 during normal business hours or to the offices of the Exchange Agent during normal business hours. If such certificates have been lost, such Exchanging Holder may deliver, in lieu of such certificate(s), an affidavit of lost certificates. Newco shall take such actions as may be required, including, if applicable, the issuance and sale of shares of Class A Common Stock to the Company for the delivery by the Company to such Exchanging Holder of a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate, to ensure the performance by the Company of its obligations under this Article II.

(b) Upon receipt of a Notice of Exchange, Newco or the Company on behalf of Newco may deliver a notice (“Election Notice”) within three (3) Business Days after receipt by Newco and the Company of such Notice of Exchange, in which Newco, or the Company on behalf of Newco, may elect for a Cash Exchange Payment to be provided in an elective Exchange pursuant to Section 2.01. Subject to Sections 2.01(b) and 2.01(c), if no Election Notice is given within such three (3) Business Day period, Newco, or the Company on behalf of Newco, shall be deemed not to have made an election for a Cash Exchange Payment to be provided in the applicable Exchange and shall be required to deliver Class A Common Stock.

(c) Contingent Notice of Exchange and Revocation by a Holder.

(i) A Notice of Exchange may specify that the Exchange is to be (x) contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of any Deliverable Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which any Deliverable Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property and/or (y) effective upon a specified future date.

(ii) Notwithstanding anything herein to the contrary, a Notice of Exchange may be withdrawn or amended, in whole or in part, prior to the effectiveness of the Exchange (including following the delivery of an Election Notice), at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or if later, at any time within 24 hours of the delivery of an Election Notice (the “Election Response Period”)) by delivery of a written notice of withdrawal to Newco and the Company or the Exchange Agent, specifying (1) the number of withdrawn Paired Interests, (2) if any, the number of Paired Interests as to which the Notice of Exchange remains in effect and (3) if such Holder so determines, a new Exchange Date or any other new or revised information permitted in the Notice of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal is received by Newco and the Company).

(d) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and the Exchanging Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued) shall be deemed to be a holder of any Deliverable Common Stock from and after the effectiveness of the Exchange. As promptly as practicable on or after the Exchange Date, the Company shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued) the Cash Exchange Payment, or if applicable, the number of shares of any Deliverable Common Stock deliverable upon such Exchange, registered in the name of Exchanging Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued).

(e) The shares of any Deliverable Common Stock issued upon an Exchange, other than any such shares issued in an Exchange registered under the Securities Act, shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(f) If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, Newco, upon the written request of a Holder shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide Newco with such information in its possession as Newco may reasonably request in connection with the removal of any such legend.

(g) Subject to the Registration Rights Agreement, Newco, the Company and the applicable Holder shall bear their own respective expenses in connection with the consummation of any Exchange by such Holder, whether or not any such Exchange is ultimately consummated; provided, however, that Newco will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Exchanging Holder, then the Exchanging Holder and/or the Person in whose name such shares are to be delivered shall pay to Newco or the Company, as applicable the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Newco and the Company that such tax has been paid or is not payable.

(h) Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange (and, if attempted, any such Exchange shall be void ab initio), the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Company shall reasonably determine that such Exchange would be prohibited by any applicable Law, provided this subsection Section 2.02(h) shall not limit the Company’s obligations under Section 2.06(c).

Section 2.03. Adjustment.

(a) The Exchange Rate shall be adjusted accordingly if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Common Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction and prior to the effectiveness of the Exchange.

(b) In the event that Newco redeems or repurchases any shares of Class A Common Stock and there is no corresponding repurchase or redemption of Common Units pursuant to Section 3.11 of the LLC Agreement, the Exchange Rate shall be adjusted immediately following such repurchase (and prior to any Exchange related thereto) to equal the quotient of (x) the aggregate number of shares of Class A Common Stock outstanding immediately following such repurchase of Class A Common Stock, divided by (y) the aggregate number of Common Units held by the Newco Group Members.

(c) In the event that a Newco Group Member purchases additional Common Units pursuant to Section 3.04(b) of the LLC Agreement or receives additional Common Units pursuant to Section 3.04(c) of the LLC Agreement (in each case, whether or not the GE Group Members exercise their right to acquire additional Common Units to keep the proportional ownership the same as prior to the purchase of Common Units by a Newco Group Member pursuant to Section 3.04(b) or Section 3.04(c) of the LLC Agreement), the Exchange Rate shall be adjusted immediately following such purchase (and prior to any Exchange related thereto) to equal the quotient of (x) the aggregate number of shares of Class A Common Stock outstanding immediately following such purchase of additional Common Units, divided by (y) the aggregate number of Common Units held by the Newco Group Members immediately following such purchase of additional Common Units.

(d) For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, Sections 2.03(a), Section 2.03(b) and Section 2.03(c) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of Newco or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(e) In the event that the number of shares of Class B Common Stock outstanding does not equal the number of Common Units held by GE Group Members as a result of a GE Group Member’s purchase of additional Common Units pursuant to Section 3.04(b) or Section 3.04(c) of the LLC Agreement, a Paired Interest shall mean one Common Unit together with the number of shares of Class B Common Stock equal to the quotient of (x) the number of shares of Class B Common Stock held by GE Group Members divided by (y) the number of Common Units held by GE Group Members immediately following such purchase of additional Common Units.

(f) This Agreement shall apply to the Paired Interests held by a Holder and its Permitted Transferees as of the date hereof, as well as any Paired Interests hereafter acquired by a Holder and its Permitted Transferees.

Section 2.04. Tender Offers and Other Events with Respect to Newco. Subject to the restrictions set forth in the Stockholders Agreement, in the event that a tender offer, share exchange offer, issuer bid, merger, recapitalization or similar transaction with respect to Class A Common Stock (a “Newco Offer”) is proposed by Newco or is proposed to Newco or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, all Holders shall be permitted (and, in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date (as defined in the Stockholders Agreement), required) to participate in such Newco Offer by delivery of a Notice of Exchange (which Notice of Exchange shall, in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date, be deemed delivered to the Company without any action by such Holders, and in any case shall be effective immediately prior to the consummation of such Newco Offer (and, for the avoidance of doubt, shall be contingent upon such Newco Offer and not be effective if such Newco Offer is not consummated)). In the case of a Newco Offer proposed by Newco, Newco and any such Holder will use their respective reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit each Holder to participate in such Newco Offer to the same extent or on an economically equivalent basis (taking into account the Exchange Rate at such time) as the holders of shares of Class A Common Stock without discrimination; provided, however, that without limiting the generality of this sentence (and without limiting the ability of any Holder to Exchange Paired Interests at any time pursuant to the terms of this Agreement), Newco will, other than in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date, use its reasonable best efforts to ensure that each Holder may participate in each such Newco Offer without being required to Exchange Paired Interests. For the avoidance of doubt, in no event shall a Holder be entitled to receive in such Newco Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Newco Offer (it being understood that payments under or in respect of the Tax Matters Agreement shall not be considered part of any such consideration). Notwithstanding anything to the contrary contained herein, if the Company makes a Cash Exchange Payment to effect an Exchange made to participate in a Newco Offer, the Cash Exchange Payment shall equal the consideration payable in the Newco Offer for the number of shares of Class A Common Stock into which the Paired Interests are exchangeable. A “Newco Change of Control Transaction” shall mean (a) a merger or consolidation in which (i) Newco is a constituent party or (ii) a subsidiary of Newco is a constituent party and Newco issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Newco or a subsidiary of Newco in which the holders of shares of capital stock of Newco outstanding immediately prior to such merger or consolidation continue to hold, or whose shares of capital stock of Newco are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or other entity or (B) if the surviving or resulting corporation or other entity is a wholly-owned subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity, (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Newco or any subsidiary of Newco of all or substantially all the assets of Newco and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Newco if substantially all of the assets of Newco and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of Newco or (c) the acquisition by any Person (other than GE or an Affiliate thereof) of a majority of the outstanding Equity Securities (as defined in the LLC Agreement) of Newco entitled to vote generally in the election of directors to the Board. In the event a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date and that is approved by the Board after (but not upon) the Trigger Date and, to the extent required by applicable Law or the certificate of incorporation of Newco, the holders of Newco’s common stock, each Holder shall take all action reasonably necessary or appropriate to cause all Paired Interests held by such Holder to be exchanged for shares of Class A Common Stock prior to (but which exchange may be contingent on) the consummation of such Newco Change of Control Transaction.

Section 2.05. Listing of Deliverable Common Stock. Newco shall use its reasonable best efforts to cause all Class A Common Stock issued upon an Exchange to be listed on the same national securities exchange upon which the outstanding Class A Common Stock may be listed or traded at the time of such issuance.

Section 2.06. Deliverable Common Stock to be Issued; Capital Structure; Cancellation of Paired Units.

(a) Newco shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests and shall take such other actions as are necessary to preserve the ratio between the number of shares of Class A Common Stock and the number of Common Units owned by Newco then-outstanding so that such ratio equals the Exchange Rate; provided, however, that nothing contained herein shall be construed to preclude Newco or the Company from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of Newco or any of its subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of Newco or any subsidiary thereof). Newco and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) Newco and the Company shall take all actions necessary so that, at all times for so long as this Agreement is in effect, subject to Section 2.03, the number of Common Units outstanding equals the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, except to the extent that any difference arises as a result of (i) repurchases or redemptions of shares of Class A Common Stock by Newco and there is no corresponding repurchase or redemption of Common Units by Newco LLC pursuant to Section 3.11 of the LLC Agreement or (ii) Newco Group Members (or Newco and GE Group Members) purchasing or receiving more Common Units pursuant to Section 3.04(b) or Section 3.04(c) of the LLC Agreement. Newco shall not in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock or Class B Common Stock, unless the Company simultaneously effects a subdivision or combination of the Common Units with an identical ratio. The Company shall not in any manner effect any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units, unless Newco simultaneously effects a subdivision or combination of the shares of Class A Common Stock and Class B Common Stock with an identical ratio.

(c) When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class B Common Stock constituting a component of such Paired Interest shall be cancelled by Newco and (ii) the

Common Unit constituting a component of such Paired Interest shall be (A) deemed transferred from the Exchanging Holder to Newco and, if the Exchange was made for a Cash Exchange Payment, such Common Unit shall be redeemed (or cancelled and deemed redeemed) by the Company.

Section 2.07. Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any distributions payable on the Common Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of dividends or distributions on any Common Unit will be made on the Exchange of any Paired Interest, and if the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a dividend or other distribution on Common Units but before the date of the payment, then the registered Holder of the Common Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Common Unit with a record date that occurs from and after any Exchange Date; provided, that an Exchanging Holder shall have the right to receive a distribution with respect to the exchanged Common Units immediately prior to the Exchange to the extent that the Exchanging Holder (i) did not receive its Percentage Interest of a Tax Distribution (each as defined in the LLC Agreement) with respect to such Common Units pursuant to Section 4.01(b)(ii) of the LLC Agreement and (ii) has not received any additional distributions to compensate for the shortfall in the Tax Distributions with respect to such Common Units between the applicable Tax Distribution Date (as defined in the LLC Agreement) and the Exchange Date, in an amount equal to such shortfall. For the avoidance of doubt, the Exchanging Holder shall not be entitled to receive, in respect of a single record date, distributions or dividends both on Common Units exchanged by the Exchanging Holder and on shares of Deliverable Common Stock received by the Exchanging Holder in such Exchange.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of Newco and of the Company.

(a) Each of Newco and the Company represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of Newco, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of Newco, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Each of Newco and the Company represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations under this Agreement and covenants that, except as expressly permitted by this Agreement, the LLC Agreement or the Stockholders Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 3.02. Representations and Warranties of GE. GE represents and warrants that (i) it is duly incorporated and is in good standing under the laws of the State of New York, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GE and (iv) this Agreement constitutes a legal, valid and binding obligation of GE enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Additional Holders.

To the extent that a Holder validly transfers any or all of its Common Units, Class B Common Stock or Paired Interests to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement, the Stockholders Agreement or the Registration Rights Agreement, as applicable, if such transferee holds any Paired Interest as a result of the transfer, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02. Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of Newco and the Company, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 4.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a) if to Newco or the Company to:

[●]

[Address]

[Address]

Attention:             [●]

E-mail:                 [●]

if to GE, to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention:        James M. Waterbury

Email:              jim.waterbury@ge.com

with a copy to (which shall not constitute notice):

GE O&G

The Ark, 201 Talgarth Road

London, United Kingdom W6 8BJ

Attention:         John Keffer

Email:               john.keffer@ge.com

Section 4.04. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.05. Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. Nothing in this Section 4.05 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.03 shall be effective service of process for any suit or proceeding in connection with this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Section 4.06. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 4.07. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units and shares of Class B Common Stock are transferred in accordance with the LLC Agreement and the Stockholders Agreement.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.08. Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 4.09. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 4.10. Entire Agreement. This Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 4.11. Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) Newco, (ii) the Company, and (iii) GE.

Section 4.12. Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 4.13. Tax Treatment. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Unless otherwise required by applicable Law, the parties shall report an Exchange consummated hereunder as a taxable sale of the Common Units and shares of Class B Common Stock by the Exchanging Holder, and no party shall take a contrary position on any income tax return or amendment thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

BEAR NEWCO, INC.

By:
Name:
Title:

[NEWCO], LLC

By:
Name:
Title:

GENERAL ELECTRIC COMPANY:

By:
Name:
Title:

Annex G

Exhibit D to the

Transaction

Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into between General Electric Company, a New York corporation (“GE”), and Bear Newco, Inc., a Delaware corporation (“Newco” or the “Company”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), the Company and Bear MergerSub, Inc., a Delaware corporation (“MergerSub”), as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, the Company, MergerSub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as the same may be further amended from time to time, the “Transaction Agreement”), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined herein);

WHEREAS, in connection with the Transactions, GE acquired newly issued membership interests in Newco LLC, a Delaware limited liability company and wholly owned subsidiary of Newco (“Newco LLC”) (the “Membership Interests”), and shares of Newco’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which Membership Interests, together with shares of Class B Common Stock, are exchangeable on a 1:1 basis for Class A common stock, par value $0.0001 per share, of Newco (the “Class A Common Stock”); and

WHEREAS, the Company wishes to grant certain registration rights with respect to the Class A Common Stock or other Registrable Securities held by GE or any other Holder, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE and Newco, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.1:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) Registrable Securities pursuant to one or more Demand Registrations pursuant to Section 2 hereof, (ii) securities registered on Form S-8 or any similar successor form, and (iii) securities registered to effect the acquisition of, or combination with, another Person.

“Holder” means (i) GE and (ii) any direct or indirect transferee of GE who shall become a party to this Agreement in accordance with Section 2.9 and has agreed in writing to be bound by the terms of this Agreement.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Class A Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of Newco or any of its subsidiaries (including Class B Common Stock and Membership Interests) (and, for the avoidance of doubt, each Holder shall be deemed to hold the Registrable Securities so issuable in respect of such other securities held by such Holder) and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the Class A Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization, owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that securities that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Securities.

“Requesting Holders” shall mean any Holder(s) requesting to have its (their) Registrable Securities included in any Demand Registration or Shelf Registration.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term	Section
Adverse Effect	Section 2.1.5
Advice	Section 2.6
Affiliate	Transaction Agreement
Agreement	Introductory Paragraph
BHI	Recitals
Company	Introductory Paragraph
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Demand Registration	Section 2.1.1(a)
Demanding Shareholders	Section 2.1.1(a)
Demand Request	Section 2.1.1(a)
FINRA	Section 2.7
GE	Introductory Paragraph
Inspectors	Section 2.5(xiii)
Membership Interests	Recitals
Transaction Agreement	Recitals
Newco	Introductory Paragraph
Piggyback Registration	Section 2.2.1
Records	Section 2.5(xiii)
Required Filing Date	Section 2.1.1(a)
Seller Affiliates	Section 2.8.1
Shelf Registration	Section 2.1.2
Suspension Notice	Section 2.6

1.3 Rules of Construction. Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	“or” is not exclusive;

(3)	words in the singular include the plural, and words in the plural include the singular;

(4)	provisions apply to successive events and transactions; and

(5)	“herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

REGISTRATION RIGHTS

2.1 Demand Registration.

2.1.1 Request for Registration.

(a) Commencing on the date hereof, subject to any restrictions contained in the Stockholders Agreement, any Holder or Holders of Registrable Securities shall have the right to require the Company to file a registration statement on Form S-1 or S-3 or any other appropriate form under the Securities Act or Exchange Act for a public offering or the listing or trading of all or part of its or their Registrable Securities (including any public offering or listing or trading of securities of (i) the Company or (ii) any wholly owned, direct or indirect Subsidiary of GE, in connection with and subject to the requirements applicable to a Permitted Spin Transaction (as defined in the Newco LLC Operating Agreement) (a “Demand Registration”), by delivering to the Company written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Securities to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”).

(b) Subject to Section 2.1.6, the Company shall file the registration statement in respect of a Demand Registration as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that:

(i) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) within 60 days after the effective date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article 2; and

(ii) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) unless the Demand Request is for a number of Registrable Securities with a market value that is equal to at least $50 million as of the date of such Demand Request.

2.1.2 Shelf Registration. With respect to any Demand Registration, the Requesting Holders may require the Company to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) or any takedown thereunder.

2.1.3 Selection of Underwriters. At the request of a majority of the Requesting Holders, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a “firm commitment” underwritten offering. The Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed. No Holder may participate in any registration pursuant to Section 2.1.1 unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements described above and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

2.1.4 Rights of Nonrequesting Holders. Upon receipt of any Demand Request, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to the Company within twenty (20) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request. All Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.1.

2.1.5 Priority on Demand Registrations. No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). Furthermore, if the managing underwriter or underwriters shall advise the Requesting Holders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause an Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Securities requested to be included in such registration by each such Requesting Holder.

2.1.6 Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by Section 2.1 until a date not later than sixty (60) days after the Required Filing Date and not more than twice and not more than ninety (90) days in the aggregate in any twelve-month period if (i) the Board of Directors of the Company or a committee of the Board of Directors of the Company determines in good faith that such registration would be materially detrimental to the Company and its stockholders; provided, that the Board of Directors of the Company or such committee, as applicable, shall, in making such determination, take into consideration the benefit to the Company of completing such registration and the reduction of the ownership of Registrable Securities by the Requesting Holder, or (ii) prior to receiving the Demand Request, the Company had determined to effect a registered underwritten public offering of the Company’s securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 2.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 2.1.6, the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within twenty (20) days after receiving such certificate, the holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to this Section 2.1.6 only once.

2.2 Piggyback Registrations.

2.2.1 Right to Piggyback. Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than ten (10) days prior to the anticipated filing date of the Company’s registration statement), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such registration statement, subject to the limitations contained in Section 2.2.2 hereof. Each Holder who desires to have its Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within ten (10) days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2.1 by giving written notice to the Company of such withdrawal. Subject to Section 2.2.2 below, the Company shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

2.2.2 Priority on Piggyback Registrations.

(a) If a Piggyback Registration is an underwritten offering and was initiated by the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, any other securities requested to be included in such registration, provided that if such other securities have been requested to be included pursuant to a registration rights agreement, then such securities would be included as set forth in (ii) above. If as a result of the provisions of this Section 2.2.2(a) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.

(b) If a Piggyback Registration is an underwritten offering and was initiated by a security holder of the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities requested to be included therein by the security holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, and (ii) second, any other securities requested to be included in such registration (including securities to be sold for the account of the Company). If as a result of the provisions of this Section 2.2.2(b) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.

(c) No Holder may participate in any registration statement in respect of a Piggyback Registration hereunder unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion to, and provided, further, that such liability will be limited to, the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

2.3 SEC Form S-3. The Company shall use its reasonable best efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form) once the Company becomes eligible to use Form S-3, and if the Company is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on the form for which the Company then qualifies. The Company shall use its reasonable best efforts to become eligible to use Form S-3 (including if applicable an automatic shelf registration statement) and, after becoming eligible to use Form S-3, shall use its reasonable best efforts to remain so eligible.

2.4 Holdback Agreements.

(a) The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any registration statement in connection with a Demand Registration (other than a Shelf Registration), or in the case of a Shelf Registration, the filing of any prospectus relating to the offer and sale of Registrable Securities, or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

(b) If any Holder of Registrable Securities notifies the Company in writing that it intends to effect an underwritten sale registered pursuant to a Shelf Registration pursuant to Article 2 hereof, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the seven days prior to and during the 90-day period beginning on the pricing date for such underwritten offering, except pursuant to registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

(c) Each Holder agrees, in the event of an underwritten offering by the Company (whether for the account of the Company or otherwise), not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten offering), during the seven days prior to, and during the 90-day period (or such lesser period as the lead or managing underwriters may require) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, the pricing date for such underwritten offering).

2.5 Registration Procedures. Whenever any Holder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company will as expeditiously as possible:

(i)	prepare and file with the SEC, pursuant to Section 2.1.1(a) with respect to any Demand Registration, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective; provided that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity to object to any information contained therein and the Company will make corrections reasonably requested by such Holder with respect to such information prior to filing any such registration statement or amendment;

(ii)	except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iii)	in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (including the filing of a new registration statement upon the expiration of a prior one) and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto until the date on which all the Registrable Securities subject thereto have been sold pursuant to such registration statement;

(iv)	furnish to each seller of Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any prospectus supplement, any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.6 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(v)	use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Securities may reasonably request); use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(vi)	promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)	permit any selling Holder which, in such Holder’s sole and exclusive judgment, might reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(viii)	make reasonably available members of management of the Company, as selected by the Holders of a majority of the Registrable Securities included in such registration, for assistance in the selling effort relating to the Registrable Securities covered by such registration, including, but not limited to, the participation of such members of the Company’s management in road show presentations;

(ix)	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(x)	if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(xi)	as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

(xii)	cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiii)	promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (xiii) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are otherwise confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information such Holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(xiv)	furnish to each seller and underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

(xv)	cause the Registrable Securities included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) quoted on any inter-dealer quotation system if similar securities issued by the Company are quoted thereon, and, in each case, to be registered under the Exchange Act;

(xvi)	provide a transfer agent and registrar for all Registrable Securities registered hereunder;

(xvii)	cooperate with each seller and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii)	during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(xix)	notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(xx)	enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration, with any representations, warranties and other agreements contained therein for the benefit of the underwriters also being for the benefit of the sellers of Registrable Securities;

(xxi)	provide such information and cooperation in connection with any distribution, listing or trading of any securities of a wholly owned, direct or indirect Subsidiary of GE in connection with and subject to the requirements applicable to a Permitted Spin Transaction (as defined in the Newco LLC Operating Agreement) to the same extent that would be required for the direct registration of Registrable Securities; and

(xxii)	advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

2.6 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.5(vi)(C), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 2.5(ii) and 2.5(iii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

2.7 Registration Expenses. All reasonable, out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, the Company’s performance of or compliance with this Article 2, all registration and filing fees, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority (“FINRA”) (including, if applicable, the reasonable fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 2720, and of its counsel), as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, will be borne by the Company (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.

2.8 Indemnification.

2.8.1 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.8.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading,

(B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein. The reimbursements required by this Section 2.8.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

2.8.2 In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing to the Company by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

2.8.3 Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.8.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.8.1 or Section 2.8.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.8.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.8.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.8.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.8.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.8.1 and Section 2.8.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.8.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.8.2.

2.8.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

2.9 Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to any direct or indirect transferee of a Holder permitted under the Stockholders Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.

2.10 Rule 144. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Class A Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

2.11 Preservation of Rights. The Company will not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

2.12 Stockholders Agreement. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall be construed to permit a Transfer (as defined in the Stockholders Agreement) by any Holder of Registrable Securities that is prohibited by the terms of the Stockholders Agreement.

ARTICLE 3

TERMINATION

3.1 Termination. The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular Registrable Security when: (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force; (d) such Registrable Security shall have ceased to be outstanding, (e) in the case of Registrable Securities held by a Holder that is not GE or any Affiliate thereof, such Holder holds less than five percent (5%) of the then outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction or (f) in the case of Registrable Securities held by GE or any Affiliate thereof, such Holder holds less than three percent (3%) of the then outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction. The Company shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Securities then outstanding.

ARTICLE 4

MISCELLANEOUS

4.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	if to Newco or the Company to:

[•]

[Address]

[Address]

Attention:         [•]

E-mail:             [•]

(b)	if to GE, to:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention:         James M. Waterbury

E-mail:             jim.waterbury@ge.com

with a copy to (which shall not constitute notice):

The Ark, 201 Talgarth Road

London, United Kingdom W6 8BJ

Attention:         John Keffer

E-mail:             john.keffer@ge.com

If to any other Holder, the address indicated for such Holder in the Company’s stock transfer records with copies, so long as GE owns any Registrable Securities, to GE as provided above.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

4.2 Authority. Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

4.3 Governing Law; Jurisdiction; Specific Performance.

4.3.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

4.3.2 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement. Nothing in this Section 4.3 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.1 shall be effective service of process for any suit or proceeding in connection with this Agreement.

4.3.3 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

4.4 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns.

4.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law (as defined in the Transaction Agreement), then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

4.6 Remedies. Any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article 10 of the Transaction Agreement.

4.7 Waivers. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

4.8 Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by the Company, GE (so long as GE owns any Registrable Securities) and the Holders of a majority of the then outstanding Registrable Securities.

4.9 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

BEAR NEWCO, INC.

By:
Name: Title:

GENERAL ELECTRIC COMPANY

By:
Name: Title:

[Signature Page to the Registration Rights Agreement]

Annex H

FORM OF TAX MATTERS AGREEMENT

dated as of

[●], 2017

between

GENERAL ELECTRIC COMPANY,

BEAR NEWCO, INC.,

EHHC NEWCO, LLC,

and

[NEWCO] LLC

ARTICLE I

DEFINITIONS

Section 1.01	Definitions	H-1

ARTICLE II

GENERAL ALLOCATION OF TAX LIABILITIES

Section 2.01	Allocation of Taxes	H-9
Section 2.02	Proration of Taxes for Straddle Periods	H-10

ARTICLE III

TAX RETURNS

Section 3.01	GE Responsibility	H-10
Section 3.02	Newco Responsibility	H-11
Section 3.03	Election to File GE Combined Tax Returns	H-11
Section 3.04	Preparation of Tax Returns	H-11

ARTICLE IV

POST-CLOSING TAX MATTERS

Section 4.01	Allocation of GE Combined Group Tax Liability	H-12
Section 4.02	Preparation of the Pro Forma Group Returns	H-13
Section 4.03	Payments with Respect to Pro Forma Group Returns	H-13
Section 4.04	Pro Forma Group Returns Certifications	H-13

ARTICLE V

SHARED TAX BENEFITS

Section 5.01	Allocation of Shared Tax Benefits	H-14
Section 5.02	Shared Tax Benefit Definitions	H-14
Section 5.03	Determination of Shared Tax Benefits	H-15
Section 5.04	Determination of Payments for Structure Benefits and BHI Tax Benefits	H-16
Section 5.05	Payment of Exchange Benefits	H-16

ARTICLE VI

INDEMNITY

Section 6.01	Indemnities	H-17
Section 6.02	Payments	H-18
Section 6.03	Tax Refunds	H-18
Section 6.04	Rebalancing Payments	H-19
Section 6.05	Timing of Payments	H-19
Section 6.06	No Duplicative Payments	H-19
Section 6.07	Late Payments	H-19

H-i

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.01	Assistance and Cooperation	H-20
Section 7.02	Tax Information	H-20
Section 7.03	Confidentiality	H-20

ARTICLE VIII

REPRESENTATIONS, COVENANTS AND ADDITIONAL TAX MATTERS

Section 8.01	Newco LLC Representations and Covenants	H-21
Section 8.02	Section 754 Election	H-21
Section 8.03	Section 704(c) Methods	H-21
Section 8.04	Sole Tax Sharing Agreement	H-21
Section 8.05	Dispute Resolution	H-22
Section 8.06	Change in Tax Law	H-22

ARTICLE IX

TAX CONTESTS

Section 9.01	Notice	H-22
Section 9.02	Control of Tax Contests	H-23

ARTICLE X

GENERAL PROVISIONS

Section 10.01	Notices	H-23
Section 10.02	Binding Effect	H-24
Section 10.03	Governing Law	H-24
Section 10.04	Counterparts; Electronic Transmission of Signatures	H-24
Section 10.05	Assignment; No Third-Party Beneficiaries	H-24
Section 10.06	Severability	H-25
Section 10.07	Entire Agreement	H-25
Section 10.08	Amendments	H-25
Section 10.09	Waiver	H-25
Section 10.10	Creditors	H-25
Section 10.11	Further Action.	H-25
Section 10.12	Right of Offset	H-25
Section 10.13	Descriptive Headings; Interpretation	H-25
Section 10.14	LLC Agreement	H-26

SCHEDULE A

SCHEDULE 8.01

EXHIBIT A

H-ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and among General Electric Company, a New York corporation (“GE”), Bear Newco, Inc., a Delaware corporation (“Newco”), EHHC NewCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Newco (“EHHC”), and Newco LLC, a Delaware limited liability company (“Newco LLC”).

WHEREAS pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (the “Transaction Agreement”), among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Newco, and Bear MergerSub, Inc., a Delaware corporation, as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes Incorporated, Newco, Bear MergerSub, Inc., BHI Newco, Inc., a Delaware corporation and Bear Merger Sub 2, Inc., a Delaware corporation (as the same may be further amended from time to time), GE and BHI have agreed to combine GE O&G with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, GE, EHHC, CFC Holdings, LLC a Delaware limited liability company and a wholly-owned subsidiary of Newco, and Newco LLC have entered into the Amended and Restated Limited Liability Company Agreement, dated as of [●], 2017 (the “LLC Agreement”), pursuant to which EHHC is the Managing Member and Tax Matters Partner of Newco LLC (as such terms are defined in the LLC Agreement); and

WHEREAS, GE, Newco, EHHC and Newco LLC desire to enter into this Agreement in order to set forth their agreement as to (i) the administration and allocation between the parties of Tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions and certain restructuring transactions in connection therewith and (ii) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, Newco, EHHC and Newco LLC, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“752 GE Sharing Amount” has the meaning set forth in Section 5.04(c) of this Agreement.

“752 Year” has the meaning set forth in Section 5.04(c) of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Share” means the percentage of membership interests of Newco LLC collectively held by the members of the GE Group, on the one hand, and the members of the Newco Group, on the other hand, at the time of the allocation of the relevant Shared Tax Benefits pursuant to Section 5.01. The Allocable Share of the GE Group as of the date hereof shall be 62.5% and the Allocable Share of the Newco Group as of the date hereof shall be 37.5%.

“Basis Adjustment” means (a) the increase or decrease to, or the Newco Group’s share of, the tax basis of the Reference Assets (i) under Sections 734(b), 743(b), 754 and 755 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, Newco LLC remains in existence as an entity for U.S. federal income tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, Newco LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and (b) the amount of any immediate expense or deduction of the Newco Group for U.S. federal, state or local tax purposes based on the cost or value of a Common Unit or the properties of the Newco LLC Group attributable thereto, in each case, as a result of any Exchange and any payments made under Section 5.05.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“BHI” has the meaning set forth in the recitals of this Agreement.

“BHI Tax Benefits” has the meaning set forth in Section 5.02(c) of this Agreement.

“Book/Tax Difference Asset” means an asset that is (a) held at the relevant time by Newco LLC for U.S. federal income tax purposes (or any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities) at a Gross Asset Value (as defined in the LLC Agreement) that differs from its adjusted tax basis for U.S. federal income tax purposes and (b)(i) a Newco Group Contributed Asset, (ii) a GE Group Contributed Asset or (iii) acquired by Newco LLC for U.S. federal income tax purposes (or any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities) after the Closing Date.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Certifications” has the meaning set forth in Section 5.03(c) of this Agreement.

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the LLC Agreement.

“Conflicts Committee” has the meaning set forth in the Stockholders Agreement.

“Credit Event” means the occurrence of any of the following events: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Newco Group or its debts, or of a substantial part of its assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Newco Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) any member of the Newco Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Newco Group or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or (c) any member of the Newco Group engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200 million if such event of default is not waived by the applicable creditor or cured by the applicable member of the Newco Group within thirty (30) days of its occurrence.

In the event that either Newco or GE becomes aware of an event described in clause (c), such party shall provide written notice to the other party. If the event described in clause (c) is cured within ten (10) days of receipt of such written notice, such event shall not constitute a Credit Event.

“Default Rate” means a rate per annum equal to LIBOR plus 500 basis points.

“Determination” means the final resolution of liability for any Tax for any Taxable Year by or as a result of (1) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (2) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under state, local or foreign law; (3) the expiration of the applicable statute of limitations; or (4) payment of such Tax, if assessed by a Taxing Authority, pursuant to an agreement in writing by the applicable member of the GE Group, Newco Group or Newco LLC Group to accept such assessment.

“Determination Date” has the meaning set forth in Section 5.04(a) of this Agreement.

“Distribution” has the meaning set forth in the LLC Agreement.

“EHHC” has the meaning set forth in the recitals to this Agreement.

“Excess Structure Benefits” has the meaning set forth in Section 5.02(b) of this Agreement.

“Exchange” has the meaning set forth in the Exchange Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Agreement” means the Exchange Agreement, dated as of [●], 2017, among GE, Newco and Newco LLC.

“Exchange Benefits” has the meaning set forth in Section 5.02(d) of this Agreement.

“Formation Taxes” means any and all Taxes imposed on any member of a Group with respect to any Formation Transaction to the extent that such Tax would not have been imposed if GE had transferred all of GE O&G to Newco in exchange for stock of Newco (and BHI’s shareholders were treated as contributing their BHI shares to Newco in exchange for stock of Newco) in a transaction qualifying under Section 351 of the Code, including any Taxes arising by reason of (A) the acceleration or triggering of deferred intercompany transactions and excess loss accounts under Treas. Reg. §§ 1.1502-13 and 1.1502-19, respectively, (B) prepaid expenses, (C) deferred revenue, (D) the acceleration of adjustments under Section 481 of the Code and (E) any other items that are accelerated by reason of any Formation Transaction or for which the income or gain has economically accrued prior to the Closing Date and for which an item of income or gain is recognized by reason of the formation of Newco LLC.

“Formation Transactions” means (i) any transactions contemplated by the Transaction Agreement, and (ii) any restructuring transactions in furtherance thereof that are undertaken by the Newco Group or by the GE Group, in each case, including the GE Reorganization (as defined in the Transaction Agreement), the BHI Reorganization (as defined in the Transaction Agreement) and the Schedule A Transactions. For the avoidance of doubt, an Exchange shall not be treated as a Formation Transaction.

“GE” has the meaning set forth in the recitals to this Agreement.

“GE Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the GE Group and at least one member of the Newco Group or the Newco LLC Group.

“GE Combined Tax Return” means any Tax Return filed by a GE Combined Group.

“GE Consolidated Tax Return” means a Tax Return filed in respect of the affiliated group of corporations for which GE is the common parent within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. federal income tax returns.

“GE Formation Taxes” means Formation Taxes imposed on a member of the GE Group as reduced by any and all Tax benefits arising from any Formation Transaction (that could have resulted in Formation Taxes) undertaken by the GE Group, as applicable, to the extent that such Tax benefit would offset (in amount and character) any Formation Taxes reflected on the same Tax Return (for this purpose, solely taking into account such Formation Transactions on the applicable Tax Return).

“GE Group” means GE and its Subsidiaries, excluding for any Post-Closing Period any entity that is a member of the Newco LLC Group or the Newco Group.

“GE Group Contributed Asset” means any asset contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the GE Group, including any asset held by an entity that is treated as a partnership for U.S. federal income tax purposes the equity of which is contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the GE Group.

“GE Indemnified Newco/Newco LLC Returns” has the meaning set forth in Section 3.04(b) of this Agreement.

“GE O&G” has the meaning set forth in the Transaction Agreement.

“GE O&G Subsidiary” has the meaning set forth in the Transaction Agreement, as determined on the date hereof.

“GE Restructuring Taxes” has the meaning set forth in Section 2.01(a)(i) of this Agreement.

“GE Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the GE Group that is not a GE Combined Tax Return.

“GE Structure Benefits” has the meaning set forth in Section 5.01(a)(i) of this Agreement.

“Governmental Entity” means any U.S. federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means the GE Group, the Newco LLC Group or the Newco Group, or all of them, as the context requires.

“Income Tax” means any Tax that is based upon, measured by, or calculated with respect to: (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax, or any Tax on items of Tax preference, but not including sales, use, real or personal property, value added, escheat, excise or transfer or similar Taxes) or (ii) multiple bases (including franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Newco 752 Liability” means any Newco 752 Liability other than any Newco 752 Liability (i) arising after the Trigger Date or (ii) resulting from a Credit Event.

“Independent Arbiter” has the meaning set forth in Section 3.04(c) of this Agreement.

“Intended Tax Treatment” means, with respect to each Schedule A Transaction, the tax consequences or treatment (if any) set forth for such Schedule A Transaction on Schedule A.

“Joinder” means a joinder to this Agreement, in the form attached as Exhibit A to this Agreement.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Corporation from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period.

“LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Managing Member” has the meaning set forth in the LLC Agreement.

“Market Value” means the Closing Price (as defined in the LLC Agreement).

“Material Breach Payment” has the meaning set forth in Section 5.05(e) of this Agreement.

“Member” has the meaning set forth in the LLC Agreement.

“Methods” has the meaning set forth in Section 4.02(b) of this Agreement.

“Newco” has the meaning set forth in the recitals to this Agreement.

“Newco 752 Liability” means any Tax liability imposed on the Newco Group pursuant to Section 752 and Section 731 of the Code within the five-year period following the Closing Date as a result of the reduction of the share of Newco LLC liabilities of a Member of the Newco Group for purposes of Section 752 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that the aggregate Newco 752 Liability shall not exceed the Newco Group Tax liability that would have resulted if all of Newco LLC’s liabilities were repaid immediately after the Closing.

“Newco Change of Control Transaction” has the meaning set forth in the Exchange Agreement.

“Newco Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Newco Group and at least one member of the Newco LLC Group, other than any GE Combined Group.

“Newco Combined Tax Return” means any Tax Return filed by a Newco Combined Group.

“Newco Consolidated Tax Return” means a Tax Return filed with respect to the affiliated group of corporations for which Newco is the common parent within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. federal income tax returns.

“Newco Formation Taxes” means the increase in cash Taxes that would have been payable by the Newco Group and the Newco LLC Group (calculated on a “with and without” basis) (i) as a result of the imposition of Formation Taxes and (ii) assuming the Taxable Year of each relevant Member of the Newco Group and the Newco LLC Group ended on and included the Closing Date (with any required proration made in accordance with Section 2.02).

“Newco Group” means Newco and its Subsidiaries (x) excluding for any Post-Closing Period any entity that is a member of the Newco LLC Group and (y) including for any Pre-Closing Period, BHI and its Subsidiaries (for the avoidance of doubt, whether or not BHI and its Subsidiaries are Subsidiaries of Newco).

“Newco Group Contributed Asset” means any asset contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the Newco Group, including any asset held by an entity that is treated as a partnership for U.S. federal income tax purposes the equity of which is contributed (or deemed contributed for U.S. federal income tax purposes) to Newco LLC by a member of the Newco Group. For the avoidance of doubt, Newco Group Contributed Asset shall include any asset held (or deemed held for U.S. federal income tax purposes) by Baker Hughes International Partners Holding SCS or by any entity that is treated as a partnership for U.S. federal income tax purposes the equity of which was held by Baker Hughes International Partners Holding SCS (directly or indirectly through one or more pass-through entities) immediately prior to the Closing Date.

“Newco LLC” has the meaning set forth in the recitals to this Agreement.

“Newco LLC Group” means Newco LLC and its Subsidiaries.

“Newco LLC Indemnified GE Returns” has the meaning set forth in Section 3.04(a) of this Agreement.

“Newco LLC Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the Newco LLC Group that is not a GE Combined Tax Return or a Newco Combined Tax Return.

“Newco Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the Newco Group that is not a GE Combined Tax Return or a Newco Combined Tax Return.

“Optional GE Combined Group” has the meaning set forth in Section 4.01(b) of this Agreement.

“Original Tax Return” has the meaning set forth in Section 6.04(a) of this Agreement.

“Past Practices” has the meaning set forth in Section 3.04(a) of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Post-Closing Period” means any Taxable Year beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Preparing Party” has the meaning set forth in Section 3.04(e) of this Agreement.

“Pre-Closing Period” means any Taxable Year ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means any Taxes with respect to a Pre-Closing Period.

“Pro Forma Group Return” has the meaning set forth in Section 4.02(a) of this Agreement.

“Pro Forma Tax Liability” has the meaning set forth in Section 4.03(a) of this Agreement.

“Pro Forma Utilized Loss” has the meaning set forth in Section 4.03(b) of this Agreement.

“Rebalancing Payments” has the meaning set forth in Section 6.04 of this Agreement.

“Reference Asset” means any asset owned by Newco LLC, any member of the Newco LLC Group that is owned through a chain of pass-through entities and is classified as a partnership for U.S. federal income tax purposes, and any member of the Newco LLC Group that is owned through a chain of pass-through entities and is classified as a disregarded entity for U.S. federal income tax purposes, in each case, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Refund Recipient” has the meaning set forth in Section 6.03 of this Agreement.

“Related Party Transaction Policy” has the meaning set forth in the Stockholders Agreement.

“Reviewed Return” has the meaning set forth in Section 3.04(c) of this Agreement.

“Reviewed Return Certifications” has the meaning set forth in Section 3.04(c) of this Agreement.

“Reviewing Party” has the meaning set forth in Section 3.04(c) of this Agreement.

“Schedule A Transactions” means the transactions set forth on Schedule A of this Agreement.

“Shared Tax Benefits” has the meaning set forth in Section 5.01 of this Agreement.

“Sharing Amount” means any GE Sharing Amount or BHI Sharing Amount, as the case may be, as determined pursuant to Section 5.04.

“Stockholders Agreement” means the Stockholders Agreement, dated as of [●], 2017, between GE and Newco.

“Straddle Period” means any Taxable Year that begins on or before and ends after the Closing Date.

“Structure Benefits” has the meaning set forth in Section 5.02(a) of this Agreement.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary entity of the Newco LLC Group that is treated as a corporation for U.S. federal income tax purposes.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, cash flow, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, alternative minimum tax credit or any other Tax item that could reduce a Tax.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Package” has the meaning set forth in Section 7.02(b) of this Agreement.

“Tax Refund” has the meaning set forth in Section 6.03 of this Agreement.

“Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section or rule of state, local or foreign Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid BHI Sharing Amount” means the aggregate BHI Sharing Amount calculated for prior Taxable Years for which payment has not been made pursuant to the LLC Agreement and that has not had the effect of reducing any GE Sharing Amount for a prior Taxable Year.

“Unpaid GE Sharing Amount” means the aggregate GE Sharing Amount calculated for prior Taxable Years for which payment has not been made pursuant to the LLC Agreement and that has not had the effect of reducing any BHI Sharing Amount for a prior Taxable Year.

“Unpaid Sharing Amount” means any Unpaid GE Sharing Amount or Unpaid BHI Sharing Amount, as the case may be.

“Valuation Assumptions” means, as of the date that a Material Breach Payment becomes payable pursuant to Section 5.05(d), the assumptions that:

(1) in each Taxable Year ending on or after such date of a Material Breach Payment, the Newco Group will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments that would result from future payments pursuant to Section 5.05 that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the date of a Material Breach Payment, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, in which case the changed tax rates shall be used as the tax rates in effect for such Taxable Year;

(3) all taxable income of the Newco Group will be subject to the maximum applicable tax rates for U.S. federal, state and local income taxes throughout the relevant period;

(4) any loss or credit carryovers generated by any Basis Adjustment (including such Basis Adjustment generated as a result of payments under this Agreement) and available as of such date of the Material Breach Payment will be used by the Newco Group ratably in each Taxable Year from such date of the Material Breach Payment through the scheduled expiration date of such loss or credit carryovers;

(5) any non-amortizable Reference Assets (other than Subsidiary Stock) will be disposed of in a fully taxable transaction on the later of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) such date of the Material Breach Payment, for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset;

(6) any Subsidiary Stock will be deemed never to be disposed of;

(7) if, on such date of the Material Breach Payment, any Member has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock and the amount of cash that would be received by such Member if such Common Units had been Exchanged on such date of the Material Breach Payment; and

(8) any payment obligations pursuant to Section 5.05 will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

ARTICLE II

GENERAL ALLOCATION OF TAX LIABILITIES

Section 2.01 Allocation of Taxes.

(a) Formation Taxes.

(i) The GE Group shall be responsible for (w) any Indemnified Newco 752 Liability, (x) any Newco Formation Taxes, (y) any GE Formation Taxes and (z) any Taxes imposed with respect to any Formation

Transactions undertaken by any member of the GE Group, other than any GE Formation Taxes (“GE Restructuring Taxes”); provided that Newco shall be responsible for any Formation Taxes to the extent the Formation Taxes arise out of, are in connection with, or relate to a breach of Section 7.04(f) of the Transaction Agreement by a member of the Newco Group.

(ii) GE shall (x) provide Newco with all information reasonably requested by Newco for purposes of determining whether a Formation Transaction undertaken by any member of the GE Group resulted in GE Formation Taxes; provided that in no event shall any party be entitled to any information of the GE Group that does not relate exclusively to the determination of whether a Formation Transaction resulted in GE Formation Taxes, and (ii) no later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the GE Consolidated Tax Return for each Taxable Year, GE shall provide Newco with a certification signed by the chief financial officer of GE setting forth the amount, if any, with respect to such Taxable Year of any GE Formation Taxes. Such certification shall set forth in reasonable detail the basis for such computation, together with a statement to the effect that (i) all such computations have been made without regard to any transaction a significant purpose of which is to increase the amount of GE Formation Taxes and (ii) GE mitigated, to the extent possible, GE Formation Taxes.

(b) GE Pre-Closing Taxes. The GE Group shall be responsible for any and all Pre-Closing Taxes that are Income Taxes of any member of the GE Group, including any Taxes that any such member is liable for as a result of being a member of an affiliated, consolidated, combined or unitary group, including any liability imposed under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Law.

(c) Newco LLC Pre-Closing Taxes. Except as provided in Section 2.01(a) and Section 2.01(b), Newco LLC shall be responsible for any and all Pre-Closing Taxes (i) of the Newco Group or (ii) that constitute non-Income Taxes of any member of the GE Group, including any GE O&G Subsidiary, to the extent attributable to GE O&G.

Section 2.02 Proration of Taxes for Straddle Periods.

(a) With respect to any Straddle Period, GE, Newco, EHHC and Newco LLC shall treat, and elect to treat, the Closing Date as the last day of the Pre-Closing Period. If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Closing Period as follows: (i) in the case of real or personal property Taxes, Taxes based on capital, or a flat minimum amount Tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of all other Taxes, including Income Taxes, based upon an actual closing of the books methodology on the Closing Date, as determined in accordance with the relevant books and records.

(b) For purposes of this Section 2.02, the Taxable Year of any partnership, pass-through entity or controlled foreign corporation (within the meaning of Section 957(a) of the Code or any comparable provision of state, local or foreign Law) in which a member of the Newco LLC Group holds a beneficial interest immediately after the Closing Date shall be deemed to terminate on the Closing Date.

ARTICLE III

TAX RETURNS

Section 3.01 GE Responsibility. GE shall timely (taking into account extensions validly obtained) prepare and file, or cause to be prepared and filed, all (a) Tax Returns with respect to Income Taxes for a Pre-Closing Period or Straddle Period that only include one or more GE O&G Subsidiaries; (b) GE Separate Tax Returns that are required to be filed by a member of the GE Group (other than a GE O&G Subsidiary), in each case to the extent attributable to GE O&G for any Pre-Closing Period or Straddle Period; and (c) GE Combined Tax Returns.

Section 3.02 Newco Responsibility. Newco shall timely (taking into account extensions validly obtained) prepare and file, or cause to be prepared and filed, all (a) Newco LLC Separate Tax Returns; (b) Tax Returns for a Pre-Closing Period or Straddle Period that only include one or more GE O&G Subsidiaries and are not described in Section 3.01; (c) Newco Separate Tax Returns; and (d) Newco Combined Tax Returns.

Section 3.03 Election to File GE Combined Tax Returns. To the extent permissible under applicable Law, GE shall have the sole discretion to determine whether a member of the Newco Group or the Newco LLC Group is included in a GE Combined Group.

Section 3.04 Preparation of Tax Returns.

(a) GE-Prepared Tax Returns. To the extent that any Tax Return described in Section 3.01 directly relates to matters for which Newco LLC has an indemnification obligation under Section 6.01(a) (“Newco LLC Indemnified GE Returns”), GE shall prepare (or cause to be prepared) the relevant portion of such Tax Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used with respect to such Tax Returns unless otherwise required by applicable Law, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by GE (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable).

(b) Newco-Prepared Tax Returns. To the extent any Tax Return described in Section 3.02 directly relates to matters for which GE has an indemnification obligation under Section 6.01(b) (“GE Indemnified Newco/Newco LLC Returns”) or otherwise relates to a Pre-Closing Period, Newco shall prepare (or cause to be prepared) such Tax Return in accordance with Past Practices used with respect to such Tax Returns unless otherwise required by applicable Law, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Newco (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable). All Tax Returns of Newco LLC described in Section 3.02 other than GE Indemnified Newco/Newco LLC Returns shall be prepared in accordance with Section 9.01(a) of the LLC Agreement. The procedures for dispute resolution referred to in the penultimate sentence of Section 9.01(a) shall be the procedures set forth below in Section 3.04(c), mutatis mutandis. All Newco Separate Tax Returns and Newco Combined Tax Returns described in Section 3.02 other than GE Indemnified Newco/Newco LLC Returns or Tax Returns that relate to a Pre-Closing Period shall be prepared in accordance with the reasonable discretion of Newco.

(c) Review of Tax Returns. The Preparing Party with respect to any Newco LLC Indemnified GE Return, GE Indemnified Newco/Newco LLC Return, Tax Return described in Section 3.04(b) that is not a GE Indemnified Newco/Newco LLC Return to the extent relating to a Pre-Closing Period, or Pro Forma Group Return described in Section 4.02 below (a “Reviewed Return”) shall deliver or cause to be delivered a draft of such Tax Return and related workpapers to the other party (the “Reviewing Party”) for its review no less than thirty (30) days prior to its due date (taking into account extensions validly obtained), and shall not file or cause to be filed any such Tax Return with the applicable Taxing Authority without the consent of the Reviewing Party, which consent shall not be unreasonably withheld or delayed; provided that, (i) with respect to any Newco LLC Indemnified GE Return and related workpapers, GE shall only be required to provide pro forma portions thereof that exclusively relate to a GE O&G Subsidiary or GE O&G, (ii) Reviewed Returns shall not include any GE Combined Return and (iii) if the GE Group owns less than 33% of the outstanding Common Units, GE shall only be permitted to act as a Reviewing Party with respect to a Reviewed Return that is a GE Indemnified Newco/Newco LLC Return. The Reviewing Party may object to the filing of such Tax Return by delivering a written notice to the Preparing Party within ten (10) days of receipt of such Tax Return. Such written notice shall specify the item or items included in the Tax Return disputed by the Reviewing Party. After delivery of such written notice, GE and Newco shall use commercially reasonable efforts to resolve the dispute. If GE and Newco are unable to resolve such dispute within ten (10) days, (i) each of the CFOs of GE and Newco shall prepare certifications that resolve the disputed item or items in the manner that each believes is appropriate and set forth in reasonable detail the basis for the determination (the “Reviewed Return Certifications”), and (ii) the Reviewed Return Certifications shall be submitted to the GE CEO and Conflicts Committee for resolution in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved in accordance with Section 6.2 of the Stockholders Agreement, (x) Section 6.1(g) of the Stockholders Agreement shall not apply and (y) the disputed item or items, including the Reviewed Return Certifications, shall be presented to an accounting firm or law firm of national reputation acceptable to GE and Newco (the “Independent Arbiter”), and the Independent Arbiter shall resolve the disputed item or items in a timely manner. In the event that the disputed item or items have not been resolved in accordance with this Section 3.04(c) by the due date (with extensions) of the relevant Reviewed Return, the Preparing Party shall file the Reviewed Return in a manner consistent with its CFO’s Reviewed Return Certification, and, if necessary, such Reviewed Return shall be amended upon resolution of the disputed item or items in accordance with this Section 3.04(c). If the Reviewing Party does not object to the filing of a Reviewed Return within ten (10) days of receipt of such Reviewed Return from the Preparing Party, the Reviewing Party shall be deemed to have consented to the filing of such Tax Return. With respect to any Tax Return that is described in Section 3.04(b) that is not a GE Indemnified Newco/Newco LLC Return to the extent relating to a Shared Tax Benefits, Newco shall deliver or cause to be delivered a draft of such Tax Return and related workpapers to GE for its review no less than thirty (30) days prior to its due date (taking into account extensions validly obtained), and shall consider in good faith any timely comments on such Tax Return from GE that relate to Shared Tax Benefits; provided that GE’s rights pursuant to this sentence shall terminate upon the Trigger Date.

(d) Reporting of Transactions and Formation Taxes. The Tax treatment reported on any Tax Return that relates to a Schedule A Transaction shall be consistent with the Intended Tax Treatment of such transaction. GE shall be entitled to determine in its reasonable discretion the Tax treatment of any Transactions not described on Schedule A (including, for the avoidance of doubt, any Formation Transactions) and any Newco Formation Tax, Indemnified Newco 752 Liability, GE Formation Tax or GE Restructuring Tax to be reported on any Tax Return. For purposes of this Section 3.04(d), any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law) shall be considered reasonable. The parties shall provide each other with good faith estimates of the amount, if any, of GE Formation Taxes and the Newco Formation Taxes, as soon as reasonably available.

(e) Tax Return Payments. The party responsible under this Article III for preparing (or causing to be prepared) a Tax Return (the “Preparing Party”) shall timely pay (or cause to be paid) any Taxes shown as due on that Tax Return to the relevant Taxing Authority. If any party is obligated to make payments under this Section 3.04(e) with respect to Taxes allocated to another party under this Agreement, such other party will pay the Preparing Party the amount of such Taxes in accordance with Article VI.

ARTICLE IV

POST-CLOSING TAX MATTERS

Section 4.01 Allocation of GE Combined Group Tax Liability.

(a) For each Post-Closing Period (for the avoidance of doubt, including the portion of a Straddle Period beginning after the Closing Date) for which a GE Combined Tax Return is filed, (i) Newco or Newco LLC, as applicable, shall be responsible for the Pro Forma Tax Liability of any member of its respective Group and (ii) GE shall be responsible for any Pro Forma Utilized Loss.

(b) To the extent that a member of the GE Group may elect to cause one or more members of the Newco Group or the Newco LLC Group to be included in a GE Combined Tax Return (an “Optional GE Combined Group”), GE shall have the sole discretion as to whether to include any such members in the GE Combined Tax Return.

Section 4.02 Preparation of the Pro Forma Group Returns.

(a) For each Post-Closing Period (for the avoidance of doubt, including the portion of a Straddle Period beginning after the Closing Date) for which a GE Combined Tax Return is filed, Newco shall prepare (or cause to be prepared) a pro forma Tax Return for any member of the Newco Group or the Newco LLC Group included in such GE Combined Tax Return (each, a “Pro Forma Group Return”).

(b) The Pro Forma Group Return shall be prepared as if the relevant member of the Newco Group or the Newco LLC Group filed a separate Tax Return that only included such member and any other members of such Group that are included in the GE Combined Tax Return and would be permitted to file a Tax Return on a group basis with such member; provided that (x) with respect to the preparation of a Pro Forma Group Return in respect of an Optional GE Combined Group, Newco shall determine all accounting methods, elections and methods of calculation (collectively “Methods”) and (y) with respect to the preparation of a Pro Forma Group Return in respect of a GE Combined Group other than an Optional GE Combined Group, the Methods used by GE in calculating Taxes with respect to the applicable GE Combined Return will be used in calculating the Pro Forma Return unless any such Method is inconsistent with a Method used in the Newco Group’s consolidated U.S. federal income Tax Return, in which case the Newco Group’s Method shall be used. Notwithstanding the foregoing, (i) if Taxes with respect to the GE Combined Tax Return are calculated using an apportionment ratio based on the combined factors of the entities included in the GE Combined Tax Return, the apportionment of net income or net loss of member(s) of the Newco Group or the Newco LLC Group will be determined using separate apportionment ratio of such member(s), (ii) there will be no carryback of any Tax Attribute from one Taxable Year to any prior Taxable Year, (iii) if the GE Group makes a payment to the Newco Group or the Newco LLC Group in respect of a Pro Forma Utilized Loss (as defined below), the corresponding net operating loss shall be excluded for purposes of determining any Pro Forma Tax Liability for a subsequent Taxable Year, and (iv) to the extent that the Pro Forma Group Return relates to the portion of a Straddle Period beginning after the Closing Date, the principles of Treas. Reg. § 1.1502-76(b)(2) (without any deemed ratable allocation election) shall apply in allocating income, deductions, gains, losses and other items of such member(s) of the Newco Group or the Newco LLC Group between the Pro Forma Group Return, on the one hand, and the Pre-Closing Period of any GE Combined Return or any other Tax Return that includes such member(s), on the other hand, as if there were two separate Taxable Years.

Section 4.03 Payments with Respect to Pro Forma Group Returns.

(a) Newco or Newco LLC shall make payments (including estimated payments) to the relevant member of the GE Group with respect to any Pro Forma Group Return as if (i) that Pro Forma Group Return was actually required to be filed under applicable Law and (ii) the relevant member of the GE Group was the relevant Taxing Authority of the applicable jurisdiction (a “Pro Forma Tax Liability”). In applying this Section 4.03, all Laws relating to timing and computation of payments and estimated payments, interest, penalties, additions to tax and additional amounts shall be applied.

(b) Notwithstanding Section 4.03(a), if (i) a Pro Forma Group Return reflects a loss resulting in no Tax liability shown as due on such Tax Return, and (ii) such loss results in an actual reduction in the Tax liability shown as due on the corresponding GE Combined Return (calculated on a “with and without” basis), Newco or Newco LLC (or the relevant member of the applicable Group) shall be entitled to a payment from the relevant member of the GE Group in an amount equal to such reduction in Tax liability (a “Pro Forma Utilized Loss”).

Section 4.04 Pro Forma Group Returns Certifications. GE shall provide Newco with a certification signed by the chief financial officer of GE (i) setting forth the Methods necessary for Newco to prepare a Pro Forma Group Return and (ii) providing in reasonable detail the basis for the GE Group’s computations with respect to a Pro Forma Utilized Loss, together with a statement to the effect that all such computations have been made without regard to any transaction a significant purpose of which is to reduce or defer an amount payable with respect to a loss reflected on a Pro Forma Group Return.

ARTICLE V

SHARED TAX BENEFITS

Section 5.01 Allocation of Shared Tax Benefits. Structure Benefits, BHI Tax Benefits and Exchange Benefits (“Shared Tax Benefits”) shall be allocated as provided below.

(a) The GE Group shall be entitled to:

(i) 100% of Structure Benefits to the extent of Newco Formation Taxes, GE Formation Taxes and any Indemnified Newco 752 Liability (“GE Structure Benefits”);

(ii) the GE Group’s Allocable Share of Excess Structure Benefits;

(iii) the GE Group’s Allocable Share of BHI Tax Benefits; and

(iv) 50% of any Exchange Benefit.

(b) The Newco Group shall be entitled to the Newco Group’s Allocable Share of Excess Structure Benefits and shall retain 50% of any Exchange Benefit.

Section 5.02 Shared Tax Benefit Definitions.

(a) “Structure Benefits” means the reduction in cash Taxes actually payable by the GE Group and/or the Newco Group (calculated on a “with and without” basis) attributable to:

(i) Tax items, including Tax basis, deductions, losses, expenses or credits created and Taxes paid resulting from transactions giving rise to Formation Taxes or any Indemnified Newco 752 Liability (including correlative items that are attributable to amounts included in the calculation of Formation Taxes or any Indemnified Newco 752 Liability);

(ii) a loss, deduction, expense or credit allocated by Newco LLC to a Member to the extent that such loss, deduction, expense or credit could not have been used by Newco LLC on a stand-alone basis, determined as if Newco LLC were classified as a corporation (instead of a partnership) for U.S. federal income tax purposes; or

(iii) an allocation by Newco LLC to members of the GE Group or members of the Newco Group, as applicable, pursuant to Section 704(c) of the Code of (1) any loss (including a loss associated with a liability described in Treas. Reg. § 1.752-7) if the allocation of such loss exceeded such Group’s Allocable Share of the loss or (2) any gain if the allocation of such gain was less than such Group’s Allocable Share of the gain (in each case, for the avoidance of doubt, excluding depreciation or amortization allocated pursuant to Section 704(c) of the Code).

The parties intend (i) that the terms “loss, deduction, expense or credit,” as used in Section 5.02(a)(ii) be interpreted broadly and (ii) no inference that a Tax item similar to a loss, deduction, expense or credit (under current or future law) is not to be taken into account under Section 5.02(a)(ii) as a result of it not being specifically set forth therein.

(b) “Excess Structure Benefits” means Structure Benefits in excess of GE Structure Benefits.

(c) “BHI Tax Benefits” means the reduction in cash Taxes that would have been payable by the Newco Group (calculated on a “with and without” basis) with respect to any Post-Closing Period (i) attributable to a Tax Attribute of the Newco Group arising in a Pre-Closing Period and (ii) assuming the Taxable Year of each relevant Member of the Newco Group ended on and included the Closing Date (with any required proration made in accordance with Section 2.02).

(d) “Exchange Benefits” means the reduction in cash Taxes actually payable by the Newco Group (calculated on a “with and without” basis) derived from any Basis Adjustment that is attributable to an Exchange undertaken by a member of the GE Group.

Section 5.03 Determination of Shared Tax Benefits.

(a) On a calendar quarter basis, GE shall provide Newco with a computation of the estimated amount, if any, with respect to such quarter of such Taxable Year of (i) the Structure Benefits realized by the GE Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits, and (ii) the GE Formation Taxes. No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the GE Consolidated Tax Return for each Taxable Year, GE shall provide Newco with a certification signed by the chief financial officer of GE setting forth the amount, if any, with respect to such Taxable Year of the Structure Benefits realized by the GE Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits.

(b) On a calendar quarter basis, Newco shall provide GE with a computation of the estimated amount, if any, with respect to such quarter of such Taxable Year of (i) the Structure Benefits, BHI Tax Benefits, and Exchange Benefits realized by the Newco Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits and (ii) Newco Formation Taxes and any Indemnified Newco 752 Liability. No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the Newco Consolidated Tax Return for each Taxable Year, Newco shall provide GE with a certification signed by the chief financial officer of Newco setting forth the amount, if any, with respect to such Taxable Year of (x) the Structure Benefits, BHI Tax Benefits, and Exchange Benefits realized by the Newco Group and the amount of such Structure Benefits that are GE Structure Benefits and the amount that are Excess Structure Benefits and (y) Newco Formation Taxes and any Indemnified Newco 752 Liability.

(c) The certifications pursuant to Section 5.03(a) and Section 5.03(b) above (the “Certifications”) shall set forth in reasonable detail the basis for such computation, together with a statement to the effect that all such computations have been made without regard to any transaction a significant purpose of which is to reduce or defer (or, in the case of the certifications pursuant to Section 5.03(b)(y), to increase or accelerate) any amount payable by the non-certifying party; provided that the Certifications provided pursuant to Section 5.03(b)(y) shall also include a statement to the effect that BHI mitigated, to the extent possible, Newco Formation Taxes and any Indemnified Newco 752 Liability. If the chief financial officer of the certifying party determines that it is necessary to adjust any computations required by the preceding sentence, then such chief financial offer will be permitted to make such adjustments in a manner reasonably acceptable to the non-certifying party.

(d) Notwithstanding anything to the contrary contained in this Section 5.03, (i) the procedures in Section 2.01(a)(ii) will govern the determination of GE Formation Taxes, (ii) GE and Newco shall use commercially reasonable efforts to resolve any disputes with respect to the Certifications, and (iii) if GE and Newco are unable to resolve such dispute within ten (10) days, the applicable Certification and a certification prepared by the CFO of the other Group that resolves the disputed item or items in the manner that such CFO believes is appropriate and sets forth in reasonable detail the basis for the determination shall be submitted to the GE CEO and Conflicts Committee for resolution in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved in accordance with Section 6.2 of the Stockholders Agreement, (x) Section 6.1(g) of the Stockholders Agreement shall not apply and (y) the disputed item or items, including such Certification and such other prepared certification, shall be presented to the “Independent Arbiter, and the Independent Arbiter shall resolve the disputed item or items in a timely manner.

Section 5.04 Determination of Payments for Structure Benefits and BHI Tax Benefits.

(a) With respect to each Taxable Year, within ten (10) days of the agreement by GE and Newco that the Certifications are acceptable to each party in accordance with Section 5.03 (the “Determination Date”):

(i) the GE Sharing Amount shall be calculated with respect to such period as equal to the excess, if any, of:

A. The sum of (1)(x) 100% of the total GE Structure Benefits, (y) GE’s Allocable Share of the total Excess Structure Benefits, and (z) GE’s Allocable Share of the BHI Tax Benefits, in each case, with respect to the applicable Taxable Year, as shown on the relevant Certifications as realized by the Newco Group and (2) any Unpaid GE Sharing Amount, over

B. The sum of (1) Newco’s Allocable Share of the total Excess Structure Benefits with respect to the applicable Taxable Year, as shown on the relevant Certifications as realized by the GE Group and (2) any Unpaid BHI Sharing Amount; and

(ii) the BHI Sharing Amount shall be calculated as equal to the excess, if any, of Section 5.04(a)(i)(B) over Section 5.04(a)(i)(A).

(b) Payments of Sharing Amounts, as determined pursuant to this Section 5.04, will be made pursuant Section 4.02 of the LLC Agreement.

(c) In a Taxable Year (the “752 Year”) in which GE bears an Indemnified Newco 752 Liability, if any, including as a result of a Determination or amended Tax Return, an amount shall be added to Section 5.04(a)(i)(A) (the “752 GE Sharing Amount”) equal to the difference, if any, between (i) the GE Sharing Amount or the negative of the BHI Sharing Amount, as the case may be, calculated as if such Indemnified Newco 752 Liability were incurred as of the Closing Date for the purposes of Section 5.01(a)(i) and (ii) the GE Sharing Amount or the negative of the BHI Sharing Amount, as the case may be, calculated in each of clauses (i) and (ii), as of (and including) the Taxable Year prior to the 752 Year and assuming no Sharing Payments have been made. With respect to a 752 Year, this Section 5.04(c) shall be applied before Section 5.04(a).

Section 5.05 Payment of Exchange Benefits.

(a) In General. With respect to each Taxable Year, within ten (10) days of the agreement by GE and Newco that the Certifications are acceptable to each party, Newco shall make a payment to the GE Group equal to 50% of the Exchange Benefits, if any.

(b) Tax Treatment.

(i) Unless otherwise required by applicable Law, the parties agree that (i) an Exchange shall be treated as a taxable sale of Common Units and shares of Class B Common Stock by the relevant member of the GE Group to Newco that gives rise to Basis Adjustments and (ii) payments made pursuant to Section 5.05(a) (excluding, for the avoidance of doubt, any payments treated as interest for U.S. federal income tax purposes) shall be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in the year of payment.

(ii) Newco and GE hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of payments to be made under Section 5.05(a) cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Payments Following a Newco Change of Control Transaction. In the event of a Newco Change of Control Transaction, all payments with respect to Exchange Benefits following such Newco Change of Control Transaction shall be mutually determined by GE and Newco acting in good faith based on the Newco LLC Group’s projected stand-alone taxable income, which shall be calculated at the time of such Newco Change of Control Transaction based on the Newco LLC Group’s stand-alone activities, balance sheet, Tax Attributes and other characteristics, in each case, immediately before such Newco Change of Control Transaction.

(d) Late Payments. Any payment required to be made by Newco under this Agreement with respect to Exchange Benefits that is not made when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

(e) Acceleration on Material Breach. In the event that (i) (x) Newco fails to make any payment (other than a payment of a de minimis amount) under this Agreement with respect to Exchange Benefits within thirty (30) days after the date when due, (y) following the expiration of such thirty (30) day period, GE provides written notice to Newco of such failure and (z) Newco fails to cure such failure within ten (10) days of receipt of such written notice, and (ii) a Credit Event has occurred, then all obligations hereunder with respect to such Exchange Benefits shall be accelerated and become immediately due and payable, and shall include, but not be limited to: (1) the Material Breach Payment; (2) any prior payments with respect to Exchange Benefits that are due and payable but that still remain unpaid as of the date of such acceleration; and (3) any current payments with respect to Exchange Benefits due for the Taxable Year ending with or including the date of such acceleration; provided, that in the event that a Credit Event occurs within the thirty (30) day period described in clause (i)(x) above, such thirty (30) day period shall be deemed to end on the date of the Credit Event and clauses (i)(y) and (i)(z) shall not apply.

(f) Payment Upon Material Breach. The “Material Breach Payment” payable to a GE Group member pursuant to Section 5.05(d) shall equal the present value, discounted at the Default Rate, of all payments with respect to Exchange Benefits that would be required to be paid to such GE Group member, in respect of Common Units that were Exchanged prior to (or deemed to be Exchanged as a result of the acceleration), beginning from the date of acceleration and using the Valuation Assumptions.

ARTICLE VI

INDEMNITY

Section 6.01 Indemnities.

(a) Newco LLC Indemnity. Newco LLC shall indemnify GE and each member of the GE Group and Newco and each member of the Newco Group, as applicable, from:

(i) any Taxes allocated to Newco LLC pursuant to Article II;

(ii) any Taxes attributable to the breach by any member of the Newco LLC Group of any representation, warranty or covenant made by such member in this Agreement, including the representations and covenants set forth on Schedule 8.01 in accordance with Section 8.01; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i)-(ii), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) GE Indemnity. GE shall indemnify Newco and each member of the Newco Group and Newco LLC and each member of the Newco LLC Group, as applicable, from:

(i) any Taxes allocated to GE pursuant to Article II;

(ii) any Taxes attributable to breach by any member of the GE Group of any covenant made by such member in this Agreement; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i)-(ii), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Newco Indemnity. Newco shall indemnify GE and each member of the GE Group and Newco LLC and each member of the Newco LLC Group, as applicable, from:

(i) Any Taxes attributable to breach by any member of the Newco Group of any representation, warranty or covenant made by such member in this Agreement or Section 7.04(f) of the Transaction Agreement; and

(ii) all liabilities, costs, expenses (including, without limitation, reasonable accountant, attorney and other professional fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), including those incurred in a contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

Section 6.02 Payments.

(a) General. All payments to be made under this Agreement to another party (or a member of its respective Group) shall be made in immediately available funds. With respect to any payment required to be made to or by a member of the GE Group, GE shall have the right to designate, by written notice to the payor or payee, as applicable, which member of the GE Group will receive or make such payment. Notwithstanding the foregoing, payments of Sharing Amounts, as determined in accordance with Section 5.04, shall be made pursuant to Section 4.02 of the LLC Agreement.

(b) Net of Taxes. All payments under this Agreement other than payments made pursuant to Section 5.05 shall be (i) reduced by any Tax benefit related to the Taxes imposed on the payee Group to which the payments relate that is actually realized by the payee Group (or, with respect to any payment made by Newco LLC, realized by Members that are members of the payee Group, in each case calculated on a “with and without” basis) and (ii) increased by such amounts as are necessary so that after paying all Taxes with respect to the receipt of such payment, the payee receives an amount equal to the amount it would have received had no such Taxes been imposed; provided that (x) no decrease shall be made pursuant to clause (i) of this Section 6.02(b) to any payment described in Section 5.04 or (y) no GE Group payee shall be entitled to receive an amount pursuant to Section 6.02(b)(ii) greater than the amount GE would have received had GE been the GE Group payee.

Section 6.03 Tax Refunds. Each party to this Agreement shall be entitled to any refund of Taxes (or credit, reduction or offset in lieu thereof) (a “Tax Refund”) with respect to any Tax allocable to such party pursuant to this Agreement. A party receiving a Tax Refund to which another party is entitled to hereunder (a “Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority) within ten (10) days of receipt (or from the due date for payment of any Tax reduced thereby, determined on a “with and without” basis).

Section 6.04 Rebalancing Payments. If (i) any Determination is made with respect to a Tax item, or any amended Tax Return is filed in each case that would impact the amount of a payment under this Agreement to a Group member, or, without duplication, (ii) the amount of a Structure Benefit is recalculated and is different than the amount of the Structure Benefit previously calculated and the recalculated amount is agreed to by the parties pursuant to the procedures set forth in Section 5.03(c) and Section 5.03(d), mutatis mutandis, then upon such Determination, amendment or recalculation, GE, Newco and/or Newco LLC shall make such payments as are necessary to ensure that the net economic position of the GE Group and the Newco Group after such payments is the same as it would have been had the adjustments made in connection with the Determination, amendment or recalculation been reflected in the calculation of the original payment (“Rebalancing Payments”). Rebalancing Payments shall include, without limitation:

(a) The repayment of any payment made under Section 5.04 or Section 5.05, Tax Refund, Pro Forma Tax Liability or Pro Forma Utilized Loss that would not have been payable had the adjustments made in connection with the Determination or amendment been reflected on the original Tax Return with respect to which a Determination or Amendment was made (the “Original Tax Return”);

(b) The payment of any additional payment made under Section 5.04 or Section 5.05, Tax Refund, Pro Forma Tax Liability or Pro Forma Utilized Loss that would have been payable had the adjustments made in connection with the Determination or amendment been reflected on the Original Tax Return; and

(c) The repayment of any Structure Benefit as a result of Newco LLC on a stand-alone basis, determined as if Newco LLC was classified as a corporation (instead of a partnership) for U.S. federal income tax purposes, being able to use the loss, deduction or credit (in each case, or a portion thereof) giving rise to such Structure Benefit.

(d) Notwithstanding anything to the contrary in this Agreement, (i) this Section 6.04 shall not apply to the imposition of an Indemnified Newco 752 Liability, including as a result of a Determination or amended Tax Return and (ii) the effect of such imposition on Sharing Amounts with respect to years prior to the 752 Year shall be determined solely pursuant to Section 5.04(c). For the avoidance of doubt, this Section 6.04 shall apply with respect to any Determination, amended Tax Return or recalculation not addressed in the prior sentence.

Section 6.05 Timing of Payments. Except as otherwise provided by this Agreement, payments to be made under this Agreement to a Group member shall be made within ten (10) days of:

(a) an agreement between the relevant parties in accordance with this Agreement that an amount is payable pursuant to Section 4.03, Section 5.04, Section 5.05, Section 6.01, Section 6.02, Section 6.04 or any other provision of this Agreement; or

(b) a Determination.

Section 6.06 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 6.07 Late Payments. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.01 Assistance and Cooperation. GE, Newco, EHHC and Newco LLC shall cooperate (and cause their respective Group members to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, at such time and to the extent reasonably requested by another party in connection with matters subject to this Agreement. Such cooperation shall include, without limitation:

(a) the retention and timely provision on reasonable request of books, records, documentation or other information relating to Taxes of the Newco Group, the Newco LLC Group, any GE O&G Subsidiary and any member of the GE Group (other than a GE O&G Subsidiary) to the extent related to GE O&G until one year after the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof);

(b) the filing or execution of any power of attorney and other document that may be necessary or appropriate (including to give effect to Article IX) in connection with any Tax Return or any Tax Contest to carry out the intent of this Agreement;

(c) the use of commercially reasonable efforts to obtain any documentation from a Taxing Authority or a third party that may be necessary or helpful in connection with the foregoing; and

(d) the making of its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation;

provided that, in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

Section 7.02 Tax Information.

(a) General. Each of GE, Newco, EHHC and Newco LLC shall timely provide to the other party, upon reasonable request, information required by the requesting party necessary for the filing of all Tax Returns, the making of any permissible election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Tax Contest; provided that in no event shall any party be entitled to any information of the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

(b) GE O&G Tax Package. Without limiting Section 7.02(a), Newco and EHHC shall provide to GE in a format determined by GE all information reasonably requested by GE as necessary to prepare any Tax Return described in Section 3.01 (a “Tax Package”). The Tax Package shall be prepared on a basis consistent with current practices of the GE Group and the relevant Tax Return to which the Tax Package relates. Newco shall furnish to GE the Tax Package for the relevant GE Combined Tax Return in respect of a Taxable Year no later than 60 days after the close of the relevant Taxable Year. For the avoidance of doubt, in accordance with Section 7.01 and Section 7.02, Newco shall also furnish GE workpapers and other such information and documentation as is reasonably requested by GE for Tax preparation purposes with respect to any member of the Newco Group or the Newco LLC Group.

(c) Conflicts Committee Reports. On a calendar quarter basis, the chief financial officer of Newco shall provide to the Conflicts Committee a report that sets forth the information delivered by GE to Newco pursuant to Section 5.03(a) and the information delivered by Newco to GE pursuant to Section 5.03(b).

Section 7.03 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Each of GE, Newco, EHHC, Newco LLC and any member of their respective Groups shall not be required to provide the other person with any information and documentation requested under this Agreement if the provision of such information or documentation would result in a waiver of attorney-client privilege or other applicable privilege or protection or would violate any Law.

ARTICLE VIII

REPRESENTATIONS, COVENANTS AND ADDITIONAL TAX MATTERS

Section 8.01 Newco LLC Representations and Covenants. Set forth on Schedule 8.01 are certain representations and covenants relating to the Intended Tax Treatment of Schedule A Transactions. Newco LLC shall (and shall cause the other members of the Newco LLC Group to) not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants set forth on Schedule 8.01. Notwithstanding anything to the contrary contained in this Agreement, neither Newco LLC nor any other member of the Newco LLC Group shall be treated as breaching any representation or covenant set forth on Schedule 8.01 during any period during which the GE Group (or a transferee of the GE Group) owns 50% or more of the aggregate voting power of the outstanding Newco stock.

Section 8.02 Section 754 Election. Newco shall cause the Managing Member of Newco LLC, on and after the date hereof and continuing throughout the term of this Agreement, to ensure that Newco LLC and any member of the Newco LLC Group (including any successors to Newco LLC and such members arising as a result of terminations occurring pursuant to Section 708(b)(1)(B) of the Code) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

Section 8.03 Section 704(c) Methods. Notwithstanding anything to the contrary contained in the LLC Agreement, Newco shall cause the Managing Member of Newco LLC to select methods under Section 704(c) of the Code for Newco LLC, initially and with respect to subsequent occasions for Section 704(c) method selection, in such a manner that is projected to produce (taking into account the result of prior Section 704(c) method selections), to the extent reasonably possible, an annual allocation of depreciation and amortization with respect to all Book/Tax Difference Assets based on the applicable Allocable Shares. For purposes of this Section 8.03, depreciation and amortization with respect to all Book/Tax Difference Assets shall include income and deduction items allocated pursuant to the traditional method with curative allocations (within the meaning of Treas. Reg. § 1.704-3(c)) or the “remedial allocation method” (within the meaning of Treas. Reg. § 1.704-3(d)) to the extent attributable to depreciation or amortization with respect to Newco LLC’s directly held assets and with respect to the assets of any partnership in which Newco LLC holds a direct interest or an indirect interest through one or more pass-through entities.

Section 8.04 Sole Tax Sharing Agreement.

(a) Any and all existing Tax Sharing Agreements (as defined in the Transaction Agreement), written or unwritten, between any member of the GE Group and any member of the Newco LLC Group, if not previously terminated, shall be terminated as of the Closing Date without any further action between the parties thereto. Following the Closing Date, no member of any Group shall have any further rights thereunder, and this Agreement shall be the sole Tax Sharing Agreement between a member of one Group and a member of another Group.

(b) If there is any conflict between this Agreement and any other Ancillary Agreement or Long-Term Ancillary Agreement (as such terms are defined in the Transaction Agreement) with respect to a matter addressed herein, to the extent of such conflict, this Agreement shall prevail and control.

(c) Without limiting Section 8.04(a) or Section 8.04(b), Newco and Newco LLC acknowledge and agree that, from and after the date hereof, as between this Agreement and the Transaction Agreement, this Agreement shall exclusively govern Tax matters and no provision of the Transaction Agreement, including Section 10.06 thereof, shall apply with respect to Tax matters.

Section 8.05 Dispute Resolution.

(a) Each of Newco and Newco LLC acknowledges and agrees that, except as otherwise provided herein, this Agreement and the transactions, filings or other actions contemplated by this Agreement (including any and all payments hereunder, whether or not in excess of the Threshold (as defined in the Stockholders Agreement)) have been approved by the board of directors of Newco.

(b) To the extent there is a dispute between GE and Newco under this Agreement and the process for resolving such dispute is not specifically addressed in this Agreement, if GE and Newco are unable to resolve such dispute within ten (10) days, (i) each of the chief financial officers of GE and Newco shall prepare certifications that resolve the disputed item or items in the manner that each believes is appropriate and set forth in reasonable detail the basis for the determination (the “Dispute Certifications”), and (ii) the Dispute Certifications shall be submitted to Conflicts Committee for resolution by the chief financial officer of GE and the Conflicts Committee in accordance with Article VI of the Stockholders Agreement; provided that to the extent that the disputed item or items are not resolved by the chief financial officer of GE and the Conflicts Committee in accordance with Section 6.2 of the Stockholders Agreement, (i) Section 6.1(g) of the Stockholders Agreement shall not apply and (ii) the disputed item or items, including the Dispute Certifications, shall be presented to the Independent Arbiter, and the Independent Arbiter shall resolve the disputed item or items in a timely manner.

Section 8.06 Change in Tax Law. In the event of any change in or successor U.S. federal statute to the Code or any change in or successor statute to other applicable Tax Law, the principles of this Agreement shall apply mutatis mutandis and the parties shall cooperate in good faith to apply such principles in such manner.

ARTICLE IX

TAX CONTESTS

Section 9.01 Notice. Within twenty (20) days after a party becomes aware of the commencement of a Tax Contest that may give rise to Taxes for which another party has an indemnification obligation pursuant to this Agreement or with respect to which such other party has control or other rights under Section 9.02, such party shall notify the other party of such Tax Contest; provided that to the extent that the GE Group owns less than 33% of the outstanding Common Units, GE shall only be entitled to receive notice of a Tax Contest for which GE would have an indemnification obligation pursuant to this Agreement. Such notice shall provide that the notifying party may seek indemnification from the other party under this Agreement and shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters; provided that in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G (except to the extent such information is otherwise required to be provided pursuant to this Agreement). A failure of a party to comply with this Section 9.01 shall not relieve the other party of its indemnification or other payment obligations under this Agreement, except to the extent such failure actually increases the amount of such other party’s liability.

Section 9.02 Control of Tax Contests.

(a) GE Tax Returns. In the case of any Tax Contest with respect to any Tax Return described in Section 3.01 (and, for the avoidance of doubt, any other Tax Return filed by the GE Group) other than a Newco LLC Indemnified GE Return, GE shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability. In the case of any Tax Contest with respect to a Newco LLC Indemnified GE Return, GE shall control the Tax Contest and Newco shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without Newco’s consent, which consent shall not be unreasonably withheld or delayed.

(b) Newco LLC Tax Returns. In the case of any Tax Contest described in Section 9.02 of the LLC Agreement, the LLC Agreement shall govern.

(c) Other Tax Contests. In the case of any Tax Contest with respect to any Tax Return relating to the Newco LLC Group (except as described in Section 9.02(b)), (i) Newco and GE shall have joint control over the Tax Contest to the extent the Tax Contest directly relates any Shared Tax Benefits, Newco Formation Taxes, any Indemnified Newco 752 Liability or Taxes for which GE has an indemnification obligation pursuant to this Agreement, including settlement or compromise thereof, and (ii) with respect to any such Tax Return that otherwise relates to a Pre-Closing Period, GE shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without GE’s consent, which consent shall not be unreasonably withheld or delayed; provided that to the extent that the GE Group owns less than 33% of the outstanding Common Units, clause (ii) of this Section 9.02(c) shall no longer apply. In the case of any Tax Contest with respect to any Tax Return relating to the Newco Group, Newco shall control and, to the extent the Tax Contest directly relates any Shared Tax Benefits, Newco Formation Taxes, any Indemnified Newco 752 Liability or Taxes for which GE has an indemnification obligation pursuant to this Agreement, GE shall have the right to participate in such Tax Contest at its own expense, shall be kept reasonably informed of material developments relating to such Tax Contest and the Tax Contest shall not be settled without GE’s consent, which consent shall not be unreasonably withheld or delayed; provided that following the Trigger Date, GE shall no longer have the rights provided by this sentence with respect to Tax Contests relating to Shared Tax Benefits, except that GE shall be kept reasonably informed of material developments relating to any such Tax Contest.

(d) Rebalancing Payments. Notwithstanding anything in this Section 9.02 to the contrary, the party controlling a Tax Contest that could result in Rebalancing Payment shall (i) not take into account whether an item at issue relates to a Shared Tax Benefit when determining how to conduct or settle such Tax Contest and (ii) keep the other party reasonably informed of all material developments with respect to such Tax Contest.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	if to Newco to:

[●]
[Address]
[Address]
	Attention:	[●]
	E-mail:	[●]

(b)	if to Newco LLC to:

[●]
[Address]
[Address]
	Attention:	[●]
E-mail: [●]

(c)	if to EHHC to:

[●]
[Address]
[Address]
	Attention:	[●]
	E-mail:	[●]

(d)	if to GE to:

General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
	Attention:	James M. Waterbury
	Email:	jim.waterbury@ge.com

with a copy to (which shall not constitute notice):

The Ark, 201 Talgarth Road
London, United Kingdom W6 8BJ
	Attention:	John Keffer
	Email:	john.keffer@ge.com

Section 10.02 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.03 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF [NEW YORK/DELAWARE] OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.04 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.05 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that a GE Group member may (i) assign its right to receive any Exchange Benefit under this Agreement to any Permitted Transferee to whom Common Units and shares of Class B

Common Stock are transferred in accordance with the LLC Agreement and the Stockholders Agreement, provided that such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such member’s interest in this Agreement and to become a Party to this Agreement or (ii) pledge some or all of its rights, interests or entitlements in respect of Exchange Benefits under this Agreement to any bank in connection with a loan or other indebtedness.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.06 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 10.07 Entire Agreement. This Agreement, the Transaction Agreement, the LLC Agreement and the Exchange Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 10.08 Amendments. This Agreement may not be amended or modified without the consent of each of GE, Newco, EHHC and Newco LLC.

Section 10.09 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

Section 10.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of a party or any members of its Group, and no creditor who makes a loan to a party or any members of its Group may have or acquire (except pursuant to the terms of a separate agreement executed by the party in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in this Agreement other than as a secured creditor.

Section 10.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement; provided that, in no event shall any party be entitled to any documentation or information with respect to the GE Group that does not relate exclusively to a GE O&G Subsidiary or GE O&G.

Section 10.12 Right of Offset. Whenever a party is to pay any sum to any other party, any amounts that such party owes to the party which are not the subject of a good faith dispute may be deducted from that sum before payment.

Section 10.13 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Taxable Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

Section 10.14 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Treas. Reg. §§ 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

[NEWCO] LLC

By:	EHHC NewCo, LLC, its Managing Member

By:
Name:
Title:

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

BEAR NEWCO, INC.

By:
Name:
Title:

EHHC NEWCO, LLC

By:
Name:
Title:

Annex I

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 30, 2016

Board of Directors

Baker Hughes Incorporated

17021 Aldine Westfield

Houston, TX 77073

Ladies and Gentlemen:

Attached is our opinion letter, dated October 30, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than General Electric Company (“GE”) and its affiliates) of outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Baker Hughes Incorporated (the “Company”) of the Consideration (as defined therein) to be paid to the holders (other than GE and its affiliates) of Shares pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, the Company, Bear Newco, Inc., a direct wholly owned subsidiary of the Company (“Newco”), and Bear MergerSub, Inc., a direct wholly owned subsidiary of Newco.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 30, 2016

Board of Directors

Baker Hughes Incorporated

17021 Aldine Westfield

Houston, TX 77073

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than General Electric Company (“GE”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Baker Hughes Incorporated (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016 (the “Agreement”), among GE, the Company, Bear Newco, Inc., a direct wholly owned subsidiary of the Company (“Newco”), and Bear MergerSub, Inc., a direct wholly owned subsidiary of Newco (“Merger Sub”). The Agreement provides that (i) prior to the GE O&G Transfer (as defined in the Agreement), GE will undertake the GE Reorganization (as defined in the Agreement) and the Company will undertake the BHI Reorganization (as defined in the Agreement), (ii) Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Surviving Entity”) and a direct wholly owned subsidiary of Newco (the “Merger”), (iii) each Share (other than Shares owned by the Company and Appraisal Shares (as defined in the Agreement) will be converted into the right to receive one share of Class A common stock, par value $0.0001 per share (the “Newco Class A Shares”), of Newco (the “Stock Consideration”), (iv) Newco will cause the Surviving Entity to be converted into a Delaware limited liability company (“Newco LLC”) and Newco will become the sole managing member of Newco LLC (the “Conversion”; together with the Merger, the “Newco Reorganization”), (v) following the Newco Reorganization, GE (A) will acquire membership interests in Newco LLC (the “Membership Interests”) representing 62.5% of the Membership Interests outstanding after giving effect to such issuance in exchange for all of the equity interests of a GE O&G Holdco or GE O&G Holdcos (each as defined in the Agreement) and any GE O&G Subsidiary (as defined in the Agreement) that is not a GE O&G Holdco and the Cash Transfer (as defined in the Agreement), subject to adjustment as set forth in Section 2.11 of the Agreement, and (B) will contribute to Newco the Class B Stock Purchase Price (as defined in the Agreement) in exchange for a number of shares of Newco Class B Common Stock, par value $0.0001 per share (the “Newco Class B Shares”), representing 62.5% of the outstanding shares of common stock of Newco (calculated on a fully diluted basis) after giving effect to such issuance, which Membership Interests, together with Newco Class B Shares, will be exchangeable on a 1:1 basis for Newco Class A Shares, subject to adjustment pursuant to the Exchange Agreement (as defined in the Agreement), and (vi) Newco will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of the Newco Class A Shares (the “Dividend”; together with the Stock Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Baker Hughes Incorporated

October 30, 2016

entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, GE, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the announced sale of the Company to Halliburton Company in November 2014 (withdrawn April 2016). We also have provided certain financial advisory and/or underwriting services to GE and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering by GE Capital Corporation (“GE Capital”), an affiliate of GE, of its Floating Rate Senior Notes due 2020, Floating Rate Senior Notes due 2017, and 2.200% Guaranteed Global Notes due 2020 (total aggregate principal amount $500,000,000) in January 2015; as financial advisor to GE Capital in connection with the acquisition by GE Capital Aviation Services Inc., a subsidiary of GE Capital, of The Milestone Aviation Group LLC in January 2015; as financial advisor to GE Energy Financial Services Inc. (“GE Energy Financial”), a subsidiary of GE, in connection with its acquisition of a 49% stake in EGPNA Renewable Energy Partners LLC in March 2015; as financial advisor to GE Energy Financial in connection with its divestiture of its stake in Linden Cogen Holdings LLC in September 2015; as financial advisor to GE Capital in connection with its split-off of its 84.6% interest in Synchrony Financial in November 2015; as financial advisor to GE Capital in connection with its divestiture of its transportation finance business in December 2015; as financial advisor to GE in connection with its divestiture of its embedded technology and systems business in December 2015; as financial advisor to GE in connection with its divestiture of its meters business in December 2015; as financial advisor to GE Capital in connection with its divestiture of its 23.3% stake in Hyundai Capital Services in January 2016; as financial advisor to GE Capital in connection with its divestiture of its commercial lending and leasing business in March 2016; as joint bookrunner with respect to an initial public offering of 293,711,565 shares of MONETA Money Bank by GE Capital EMEA Limited, a subsidiary of GE, in May 2016; as financial advisor to GE in connection with its divestiture of its appliance business in June 2016; as financial advisor to GE in connection with its announced acquisition of SLM Solutions Group AG in September 2016; and as joint bookrunner in connection with a secondary public offering of 125,000,000 shares of MONETA Money Bank by GE Capital EMEA Limited in September 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, GE, Newco, Newco LLC and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and GE for the five years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and GE; certain other communications from the Company and GE to their respective stockholders; certain publicly available research analyst reports for the Company and GE; unaudited consolidated financial statements for GE O&G (as defined in the Agreement) for the two years ended December 31, 2015 and for the nine month period ended September 30, 2016; certain internal financial analyses and forecasts for GE O&G prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and for GE O&G prepared by the management of the Company, in each case, as approved for our use by the

Board of Directors

Baker Hughes Incorporated

October 30, 2016

Company (the “Forecasts”); certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain financial analyses and forecasts for Newco pro forma for the consummation of the Transaction, as approved for our use by the Company (the “Pro Forma Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and with members of the senior managements of the Company and GE O&G regarding their assessment of the past and current business operations, financial condition and future prospects of GE O&G; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company and financial information for GE O&G with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the Pro Forma Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, GE, GE O&G, Newco, Newco LLC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, GE O&G, Newco or Newco LLC, or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than GE and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the GE O&G Transfer, the GE Reorganization, the BHI Reorganization, the Conversion, the acquisition of the Membership Interests, the Cash Transfer, the contribution of the Class B Stock Purchase Price, the acquisition of Newco’s Class B Common Stock, any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company, Newco or Newco LLC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than GE and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Newco Class A Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, GE, Newco or Newco LLC, or the ability of the Company, GE, Newco of Newco LLC to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in

Board of Directors

Baker Hughes Incorporated

October 30, 2016

effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than GE and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex J

Bear Newco, Inc. 2017 Long-Term Incentive Plan

SECTION 1. PURPOSE

The purposes of this Bear Newco, Inc. 2017 Long-Term Incentive Plan (the “Plan”) are to encourage selected Employees and Directors of Bear Newco, Inc. (together with any successor thereto, the “Company”) and its Subsidiaries (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or General Electric Company.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(d)	“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(e)	“Cause” shall mean: (i) If the Participant is a party to an agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; (ii) If no such agreement exists: (A) the Participant’s material failure to perform his or her employment duties for the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness); (B) the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates; (C) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company or its Affiliates; (D) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or its Affiliates or results in material harm to the Company or its Affiliates; or (E) any other act or omission that constitutes Cause, as determined in the reasonable, good faith discretion of the Committee.

(f)

“Change in Control” shall mean: (i) any person (as such term is used in Section 13(d) of the Exchange Act) or persons acting together in a manner which would constitute such persons a “group” for purposes of Section 13(d) of the Exchange Act acquires and “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, General Electric Company or any of their Affiliates, or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; (ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing, any direct or indirect spin-off, split-off or similar transaction involving Company securities by any stockholder of the Company to its stockholders, including pursuant to a Permitted Spin Transaction (as defined in the Amended & Restated Operating Agreement of Newco LLC), shall not constitute a Change in Control. With respect to an Award that is subject to Section 409A and for which payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Committee” shall mean a committee of the Board acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan. To the extent necessary to comply with applicable regulatory regimes, any action by the Committee will require the approval of Committee members who are: (i) “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended and (ii) “outside directors” as defined in Section 162(m) of the Code. The Governance & Nominating Committee is responsible for administering the Plan as it relates to any Award provided to a Director. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 3(b).

(i)	“Director” shall mean any member of the Board who is not an Employee at the time of receiving an Award under the Plan.

(j)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(k)	“Employee” shall mean any employee of the Company or of any Affiliate.

(l)	“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.

(m)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(n)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(o)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p)	“Other Stock-Based Award” shall mean any right, including a Deferred Stock Unit, granted under Section 6(f) of the Plan.

(q)	“Participant” shall mean an Employee or Director designated to be granted an Award under the Plan.

(r)	“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(s)	“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period, including any Qualifying Performance Criteria.

(t)	“Performance Period” shall mean any period as determined by the Committee in its sole discretion.

(u)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(v)	“Qualifying Performance Criteria” shall mean one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the Award: net earnings; earnings per share; net income (before or after taxes); stock price (including growth measures and total shareholder return); return measures (including return on net capital employed, return on assets, return on equity, or sales return); earnings before or after interest, taxes, depreciation and/or amortization; dividend payments; gross revenues; gross margins; expense targets; cash flow return on investments, which equals net cash flows divided by owner’s equity; internal rate of return or increase in net present value; working capital targets relating to inventory or accounts receivable; planning accuracy (as measured by comparing planned results to actual results); net sales growth; net operating profit; cash flow (including operating cash flow and free cash flow); and operating margin, subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

(w)	“Restricted Stock” shall mean any award of Shares granted under Section 6(c) of the Plan.

(x)	“Restricted Stock Unit” shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

(y)	“Shares” shall mean the Class A common shares, of the Company, $0.0001 par value, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(z)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(aa)	“Subsidiary” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

SECTION 3. ADMINISTRATION

Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any law or regulation in jurisdictions in which Participants will receive Awards.

(a)	Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

i.	designate Participants;

ii.	determine the type or types of Awards to be granted to each Participant under the Plan and grant Awards to such Participants;

iii.	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

iv.	determine the terms and conditions of any Award and of Award Agreements, and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

v.	determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

vi.	determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

vii.	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

viii.	establish, amend, suspend, or waive such rules and guidelines;

ix.	appoint such agents as it shall deem appropriate for the proper administration of the Plan;

x.	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

xi.	correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, and any employee of the Company or of any Affiliate. Actions of the Committee may be taken by:

i.	the Chairman of the Committee;

ii.	a subcommittee, designated by the Committee;

iii.	the Committee but with one or more members abstaining or recusing himself or herself from acting on the matter, so long as two or more members remain to act on the matter. Such action, authorized by the Chairman, such a subcommittee or by the Committee (whether upon the abstention or recusal of such members or otherwise), shall be the action of the Committee for purposes of the Plan; or

iv.	one or more officers or managers of the Company or any Subsidiary, or a committee of such officers or managers whose authority is subject to such terms and limitations set forth by the Committee, and only with respect to Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.

SECTION 4. SHARES AVAILABLE FOR AWARDS

(a)	SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b):

i.	The total number of Shares reserved and available for delivery pursuant to Awards granted under the Plan shall be 57,400,000. If any Shares covered by an Award granted under the Plan, or to which such an Award or award relates, are forfeited, or if an Award or award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award or award, or to which such Award or award relates, or the number of Shares otherwise counted against the aggregate number of Shares available under the Plan with respect to such Award or award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 4(b), all Shares shall be available for delivery pursuant to the exercise of Incentive Stock Options.

ii.	ACCOUNTING FOR AWARDS. For purposes of this Section 4,

A.	If an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

B.	Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares, PROVIDED, HOWEVER, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Subsidiary of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under this Plan; and

C.	Notwithstanding anything herein to the contrary, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or, subject to Section 6(h)(ix), are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (w) Shares delivered to or withheld by the Company to pay taxes on Awards other than Options or Stock Appreciation Rights, (x) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options or Stock Appreciation Rights, or (z) Shares repurchased on the open market with the proceeds of an Option exercise.

iii.	SOURCES OF SHARES DELIVERABLE UNDER AWARDS. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(b)	ADJUSTMENTS.

i.	In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 (or any successor thereto) or otherwise affects the Shares, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

A.	the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in Section 4(a)(i) regarding the number of shares that may be granted in the form of Restricted Stock, Restricted Stock Units, Performance Awards, or Other Stock-Based Awards;

B.	the number and type of Shares or other securities subject to outstanding Awards;

C.	the number and type of Shares or other securities specified as the annual per-participant limitation under Section 6(h)(v) and (vi);

D.	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

E.	other value determinations applicable to outstanding awards.

PROVIDED, HOWEVER, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and PROVIDED FURTHER, HOWEVER, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

ii.	ADJUSTMENTS OF AWARDS UPON CERTAIN ACQUISITIONS. In the event the Company or any Subsidiary shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

iii.	ADJUSTMENTS OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

SECTION 5. ELIGIBILITY

Any Employee, including any officer or employee-director of the Company or of any Subsidiary, or Director shall be eligible to be designated a Participant.

SECTION 6. AWARDS

(a)	OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

i.	EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

ii.	OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant.

iii.	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

iv.	INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. For the avoidance of doubt, Incentive Stock Options shall not be granted to Directors. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

(b)	STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the grant price of the right as specified by the Committee.

i.	GRANT PRICE. The grant price per share of each Stock Appreciation Right shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem to an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

ii.	TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

iii.	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

(c)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

i.	ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

ii.	RESTRICTIONS. Awards of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

iii.	REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

iv.	FORFEITURE. Upon termination of employment during the applicable restriction period, except as determined otherwise by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company.

(d)	PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, exercisability, vesting and/or transferability of any Award is subject to such Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

i.	may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

ii.	shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(e)

DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the

Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares and paid out only on and when Shares actually vest, are earned or are received under such Awards. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)	OTHER STOCK-BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards, including, but not limited to, Deferred Stock Units, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, or other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)	CHANGE IN CONTROL.

i.	In the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; (c) the cancellation of Options and/or Stock Appreciation Rights without the payment of consideration therefor if the exercise price of such Options and/or Stock Appreciation Rights equals or exceeds the price paid for a Share in connection with the Change in Control; and/or (d) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.

(h)	GENERAL.

i.	NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

ii.	AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Subsidiary, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

iii.	FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

iv.

LIMITS ON TRANSFER OF AWARDS. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

v.	PER-PERSON LIMITATION ON OPTIONS AND SARs. The number of Shares with respect to which Options and Stock Appreciation Rights may be granted under the Plan during any one-year period to an individual Participant shall not exceed 3,000,000 Shares, subject to adjustment as provided in Section 4(b).

vi.	PER-PERSON LIMITATION ON CERTAIN AWARDS. Other than Options and Stock Appreciation Rights, the aggregate number of Shares with respect to which Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards may be granted under the Plan during any one-year period to an individual Participant shall not exceed 1,000,000 Shares, subject to adjustment as provided in Section 4(b). The aggregate dollar amount that may be paid under the Plan during any one-year period to an individual Participant pursuant to any Performance Awards denominated in cash shall not exceed $20,000,000. With respect to any Director, the aggregate dollar value of (A) any Awards granted under the Plan (based on the grant date fair value of Awards as determined for financial reporting purposes) and (B) any cash or other compensation that is not equity-based and that is paid by the Company with respect to the Director’s service as a Director for any fiscal year may not exceed $1,500,000. The Committee may make exceptions to the foregoing limit for a Director or committee of Directors, as it may determine in its discretion, provided that (C) the aggregate dollar value of any such additional compensation may not exceed $1,000,000 for the fiscal year and (D) the Director receiving such additional compensation does not participate in the decision to award such compensation.

vii.	CONDITIONS AND RESTRICTIONS UPON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to applicable law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

viii.	SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

ix.

NO REPRICING. Except in connection with a corporate transaction or adjustment described in Section 4(b) of the Plan, the terms of outstanding Options, Stock Appreciation Rights or other Stock-Based Awards encompassing rights to purchase Shares that have an exercise or purchase price in excess of the Fair Market Value of a Share may not be amended to reduce the exercise or purchase price of such Awards, and any such outstanding Options, Stock Appreciation Rights or other Stock-Based Awards encompassing rights to purchase Shares may not be exchanged for cash or property, other Awards, or Options, Stock Appreciation Rights or other Stock-Based Awards encompassing rights to purchase Shares with an exercise or purchase price that is less than the exercise or purchase price of the original Awards, in each case unless approved by stockholders.

x.	RECOUPMENT. The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted with respect to compensation recoupment. This Section 6(h)(x) will not be the Company’s exclusive remedy with respect to such matters.

xi.	MINIMUM VESTING REQUIREMENT. Except for Awards granted in substitution for outstanding awards previously granted by the Company or an acquired company, no Award may vest, settle, or become exercisable prior to the first anniversary of the date of grant; provided, however, that an Award Agreement may specify that an Award will vest, settle, or become exercisable before the completion of such one-year period upon the Participant’s termination of employment in specified circumstances or upon a Change in Control.

SECTION 7. AMENDMENT AND TERMINATION

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by law, regulation, or stock exchange, and; PROVIDED, FURTHER, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:

i.	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or

ii.	amend Section 6(h)(ix) or, except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or exchanged as described in Section 6(h)(ix).

(b)	AMENDMENTS TO AWARDS. Subject to Section 6(h)(ix), the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award.

SECTION 8. GENERAL PROVISIONS

(a)

NO RIGHTS TO AWARDS. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Employees,

Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	WITHHOLDING. The Company or any Subsidiary shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary or appropriate in the opinion of the Company or Subsidiary to satisfy withholding taxes.

(c)	NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	NO RIGHT TO EMPLOYMENT. The grant of an Award shall not constitute an employment contract nor be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)	GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law.

(f)	SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)	NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)	NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)	HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)

INDEMNIFICATION. Subject to requirements of Delaware State law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer or manager of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)	COMPLIANCE WITH SECTION 409A OF THE CODE. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to be exempt from or satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

(l)	NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment (e.g., incentive stock options under Section 422 of the Code or French qualified stock options) or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(m)	AWARDS TO NON-U.S. EMPLOYEES. The Committee shall have the power and authority to determine which Subsidiaries shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations.

(n)	COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company’s securities are listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

i.	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

ii.	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

SECTION 9. EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of the date of its approval by the stockholders of Baker Hughes Incorporated. No Awards may be granted hereunder until the consummation of the transactions contemplated by the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, between General Electric Company and Baker Hughes Incorporated.

SECTION 10. TERM OF THE PLAN

No Award shall be granted under the Plan after the date of the Annual Meeting of the Company in 2027. However, unless otherwise expressly provided in the plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Annex K

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BAKER HUGHES INCORPORATED 17021 ALDINE WESTFIELD RD. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS HOUSTON, TX 77073 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1 through 5. For Against Abstain 1 A proposal to adopt the Transaction Agreement 0 0 0 and Plan of Merger, dated as of October 30, For Against Abstain 2016, as amended by the Amendment to Transaction Agreement and Plan of Merger, dated 3 A proposal to approve, on a non-binding, 0 0 0 as of March 27, 2017, among General Electric advisory basis, the compensation that will or Company, Baker Hughes Incorporated (“Baker may become payable to Baker Hughes’ named Hughes”) and certain subsidiaries of Baker executive officers in connection with the Hughes (the “Transaction Agreement”) and Transactions; thereby approve the transactions contemplated therein, including the Mergers (as defined 4 A proposal to approve and adopt the Bear Newco, 0 0 0 therein) (the “Transactions”); Inc. 2017 Long-Term Incentive Plan; and 2 A proposal to adjourn Baker Hughes’ special 0 0 0 5 A proposal to approve the material terms of the 0 0 0 meeting if Baker Hughes determines it is executive officer performance goals. necessary or advisable to permit further solicitation of proxies in the event there are NOTE: Such other business as may properly come not sufficient votes at the time of the special before the meeting or at the direction of the Baker meeting to adopt the Transaction Agreement; Hughes board of directors and any adjournment or postponement thereof. For address change/comments, mark here. 0 (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000339686_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com Baker Hughes Incorporated Special Meeting of Stockholders June 30, 2017 9:00 a.m. local time This proxy is solicited by the Board of Directors The undersigned hereby appoints Martin S. Craighead and William D. Marsh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BAKER HUGHES INCORPORATED that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 9:00 a.m., local time on June 30, 2017, at the Baker Street Conference Room, 2001 Rankin Road, Houston, Texas 77073, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000339686_2 R1.0.1.15